UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A
________________

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)

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Filed by a Party other than the Registrant	☐

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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BALLY’S CORPORATION
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT DATED [•], 2024 — SUBJECT TO COMPLETION

BALLY’S CORPORATION
100 Westminster Street
Providence, Rhode Island 02903

PROXY STATEMENT

[•], 2024

To the Stockholders of Bally’s Corporation:

On behalf of the Board of Directors (the “Bally’s Board”) of Bally’s Corporation, a Delaware corporation (“Bally’s” or the “Company”, “we,” “our”, or “us”), you are cordially invited to attend a special meeting of stockholders (together with any adjournment or postponement thereof, the “Special Meeting”) of the Company. The Special Meeting will be held on [•], 2024, at [•], Eastern time. You may attend the Special Meeting by means of remote communications via a live interactive webcast on the internet at [•]. We believe that a virtual meeting provides expanded access, improved communication and cost savings for our stockholders.

At the Special Meeting, you will be asked to consider and vote on certain proposals, including a proposal to adopt that certain Agreement and Plan of Merger, dated as of July 25, 2024 (as it has been or may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among SG Parent LLC, a Delaware limited liability company (“Parent”), the Company, The Queen Casino & Entertainment Inc., a Delaware corporation and affiliate of Parent (“Queen”), Epsilon Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), Epsilon Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub II”, and together with the Company and Merger Sub I, the “Company Parties”), and, solely for purposes of specified provisions of the Merger Agreement, SG CQ Gaming LLC, a Delaware limited liability company (“SG Gaming” and together with Parent and Queen, the “Buyer Parties”). The Company Parties and the Buyer Parties entered into Amendment No. 1 to Agreement and Plan of Merger on August 27, 2024 (the “First Merger Agreement Amendment”), and Amendment No. 2 to Agreement and Plan of Merger on September [    ], 2024 (the “Second Merger Agreement Amendment” and, collectively with the First Merger Agreement Amendment, the “Merger Agreement Amendments”). Except as the context otherwise requires, we refer to the Merger Agreement, as amended by the Merger Agreement Amendments, as the Merger Agreement. We refer to the proposal to adopt the Merger Agreement as the “Merger Proposal.” The Queen stockholders approved and adopted the Merger Agreement by written consent of a majority in voting power of the Queen stockholders on July 25, 2024.

At the closing of the transactions contemplated by the Merger Agreement, SG Gaming will contribute all of the 10,967,117.016 shares of common stock, par value $0.00000198 per share, of Queen (the “Queen Common Stock”) held by SG Gaming (the “Queen Share Contribution”) to the Company. In exchange, the Company will issue to SG Gaming 26,909,895 validly issued, fully paid, and nonassessable shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), based on an exchange ratio of 2.45368905950 (the “Queen Exchange Ratio”). Following the Queen Share Contribution, Merger Sub I will merge with and into the Company (the “Company Merger”) with the Company surviving the Company Merger (the “Surviving Corporation”).

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Company Merger (the “Company Effective Time”), each share of Company Common Stock issued and outstanding immediately prior to the Company Effective Time (other than shares of Company Common Stock owned by: (i) the Company or any of the Company’s wholly owned subsidiaries; (ii) holders exercising appraisal rights; (iii) SG Gaming following the Queen Share Contribution; or (iv) holders who have validly elected to have such shares remain issued and outstanding following the Company Merger (a “Rolling Share Election”), subject to certain exceptions) will be converted into the right to receive cash consideration equal to $18.25 per share of Company Common Stock. In connection with the Company Merger, each holder of shares of Company Common Stock (other than the Company or its subsidiaries) will have the option to make a Rolling Share Election with respect to all or any portion of its shares of Company Common Stock, which may be rejected under certain circumstances as set forth in the Merger Agreement, by the Company or Parent. The per share price of $18.25 represents an approximately 71% premium over Bally’s 30-day volume weighted average price per share as of March 8, 2024, the last full trading day prior to the initial $15.00 per share bid made by Standard General L.P. (“Standard General”) on March 11, 2024.

Each record holder of shares of Company Common Stock (other than Bally’s and its Subsidiaries) as of [•], 2024 (the “Record Date”), or who becomes a record holder of shares of Company Common Stock during the period between the Record Date and 5:00 p.m. Eastern time on the date of the Special Meeting (or such later date mutually agreed by Parent and the Company) (the “Election Deadline”) and has received an election form for making a Rolling Share Election (an “Election Form”), may submit an Election Form specifying the number of shares of Company Common Stock held by such record holder that such record holder elects to have remain issued and outstanding in the Company Merger. In making any Rolling Share Election, each record holder making such election that is accepted will be deemed to have elected to have each such Rolling Company Share assigned a new CUSIP number (the “Rolling Company Share CUSIP”) that will identify the Rolling Company Shares. Bally’s will use commercially reasonable efforts to cause the Rolling Company Shares: (i) to be assigned the new Rolling Company Share CUSIP; and (ii) to be eligible for trading on the New York Stock Exchange under the ticker symbol BALY.T, from the Election Deadline until the Company Effective Time. Any Company Stockholder who fails to properly make a Rolling Share Election on or before the Election Deadline with respect to all or any portion of such record holder’s shares of Company Common Stock will be deemed to have not made a Rolling Share Election with respect to such shares. However, Parent and the Company (subject to the prior approval by the Special Committee) reserve the right to cause one or more periods for Rolling Share Elections to be made prior to the Company Effective Time subject to such deadlines and procedures as they may determine to be necessary or appropriate. There can be no assurance, however, that Parent or the Company will allow for additional Rolling Share Election periods following the Election Deadline. The Company will notify Company Stockholders of each such period and the related deadlines and procedures by the filing with the SEC of a Form 8-K or such other report or schedule as may be appropriate. In the event any such additional period for Rolling Share Elections is elected, Rolling Share Elections made in any prior period for Rolling Share Elections, including those made prior to the original Election Deadline, may not be revoked by the applicable Company Stockholder who made such prior Rolling Share Election. In order to validly make Rolling Share Elections, stockholders desiring to make a Rolling Share Election will be required to waive appraisal rights in respect of any shares of Company Common Stock that they hold or may hereafter acquire that are subject to a Rolling Share Election.

The Election Form may provide that the Company Stockholders making a Rolling Share Election agree (i) not to effect any sales or other transfers of the shares of Company Common Stock subject to the Rolling Share Election from the time of submission of the Election Form until the earlier of the Election Deadline or the proper revocation of a Rolling Share Election and (ii) after the Election Deadline, not to effect any sales or other transfer of the shares of any Company Common Stock subject to a valid and effective Rolling Share Election unless and until the Rolling Company Share CUSIP is assigned in respect of such Rolling Company Shares.

Any Election Form may be revoked by the applicable record holder of Company Common Stock by submitting written notice of such revocation to the Payment Agent prior to the Election Deadline. If an Election Form is properly revoked by the record holder of Company Common Stock, any certificate(s) (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Election Form relates will be returned promptly to the stockholder that submitted the same to the Payment Agent and shares represented by such certificates and book-entry shares in respect of which an Election Form was previously submitted will thereupon become transferable on the stock transfer books and ledger of the Company with the CUSIP number borne by such shares of Company Common Stock at the time of submission of the Election Form in connection therewith. All Rolling Share Elections will be revoked automatically if the Payment Agent is notified in writing by Parent and the Company prior to or after the Election Deadline that the Company Merger has been abandoned and the Merger Agreement has been terminated in accordance with its terms. In addition, each of Parent and Bally’s will have the authority to revoke all or any part of a Rolling Share Election at any time prior to the Company Effective Time (both before or after the Election Deadline) if it determines in good faith that such election is reasonably likely to delay or prevent receipt of any of the Requisite Gaming Approvals or the holding of shares of Company Common Stock after Closing by the holder thereof is reasonably likely to adversely affect the conduct of Gaming Activities by the Surviving Corporation or any of its Subsidiaries after the Closing. If Rolling Share Elections are revoked in accordance with the foregoing provisions, (i) Bally’s will notify promptly the applicable stockholder(s) thereof, (ii) the shares of Company Common Stock in respect of which such Rolling Share Elections were revoked will be promptly reassigned the CUSIP number borne by such shares of Company Common Stock at the time of submission of the Election Form in connection therewith and will thereupon become transferable on the stock transfer books and ledger of the Company with such reassigned CUSIP number, and (iii) to the extent any shares of Company Common Stock in respect of which such Rolling Share Elections were revoked were represented by certificate(s), the Company will provide the applicable stockholders with certificate(s) (or replacement certificate(s)) representing such shares without any Rolling Company Share CUSIP, all in accordance with such procedures as the Company and Parent will determine to be necessary or appropriate.

Following the Company Merger, Merger Sub II will merge with and into Queen (the “Queen Merger” and together with the “Company Merger”, the “Mergers”) with Queen surviving the Queen Merger as a direct, wholly owned subsidiary of the Company (the “Queen Surviving Corporation”). In connection with the Queen Merger, each issued and outstanding share of Queen Common Stock (other than those held by the Company as a result of the Queen Share Contribution) will convert into shares of Company Common Stock based on the Queen Exchange Ratio, which will be approximately 3,542,205 shares of Company Common Stock. Consequently, such shares when combined with the 26,909,895 shares of Company Common Stock to be received by SG Gaming in the Queen Share Contribution, will result in a total of 30,452,100 shares of Company Common Stock to be issued to Queen equity holders.

The proposed transaction contemplated by the Merger Agreement is a “Rule 13e-3 transaction” under the rules of the Securities and Exchange Commission. If the transactions contemplated by the Merger Agreement are completed, we expect that Bally’s will become majority-owned by affiliates of Standard General. We further expect that the consummation of the transactions contemplated by the Merger Agreement may cause the Company Common Stock to be delisted from trading on the New York Stock Exchange.

At the Special Meeting, you will also be asked to consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Bally’s to its named executive officers in connection with the Merger (the “Advisory Compensation Proposal”) and a proposal to adjourn the Special Meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

The Bally’s Board formed a special committee (the “Special Committee”) comprised solely of independent and disinterested directors (Jaymin B. Patel (Chair), Jeffrey W. Rollins, and Wanda Y. Wilson) to review and evaluate the non-binding proposal received from Standard General on March 11, 2024 and any alternative proposals or other strategic alternatives available to the Company, including maintaining its status quo as a standalone public company. The Special Committee, as more fully described in the enclosed proxy statement, evaluated the Company Merger with the assistance of Bally’s management and the Special Committee’s outside legal and financial advisors. At the conclusion of its review, the Special Committee, among other things, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Company Merger, are fair to, and in the best interests of, Bally’s and the Unaffiliated Company Stockholders (as defined below); and (ii) recommended that the Bally’s Board approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Company Merger, and determine that the Merger Agreement and the transactions contemplated thereby, including the Company Merger, are fair to, and in the best interests of, Bally’s and the Unaffiliated Company Stockholders and (iii) recommended that, subject to approval of the Bally’s Board, the Bally’s Board submit the Merger Agreement to the Company Stockholders for their adoption, and recommend that the Company Stockholders vote in favor of the adoption of the Merger Agreement at the Special Meeting. Neither the Special Committee nor the Bally’s Board has made any recommendation with regard to whether any Company Stockholder should take the Rolling Share Election or retain and hold the Rolling Company Shares (as defined below), has considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares, or has made any recommendation with regard to or the merits of retaining an investment in the Company.

The Bally’s Board, excluding directors Soohyung Kim and Terrence Downey, who recused themselves due to their affiliation with Parent and/or Queen, recommends that you vote: (1) “FOR” the Merger Proposal, (2) “FOR” the Advisory Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Your vote is very important, regardless of the number of shares you own. The approval of the Merger Proposal requires the affirmative vote of both: (1) the holders of a majority of all the outstanding shares of Company Common Stock entitled to vote thereon; and (2) the holders of a majority of the outstanding shares of Company Common Stock held by the Unaffiliated Company Stockholders and entitled to vote thereon (the “Requisite Stockholder Approval”). The term “Unaffiliated Company Stockholders” means the holders of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of: (i) Parent, Standard RI Ltd., an exempted company incorporated in the Cayman Islands and an Affiliate of Parent, SBG Gaming, LLC, a Delaware limited liability company (“SBG Gaming”), and Noel Hayden, or their respective Affiliates and those members of the Bally’s Board who are employees of Parent, SBG Gaming or any of their respective Affiliates; (ii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act; and (iii) any Company Stockholder who, prior to the receipt of the Requisite Stockholder Approval, enters into any contract, agreement or other arrangement with any Buyer Party or any of its respective Affiliates pursuant to which such Company Stockholder agrees to vote to adopt the Merger Agreement or to make a Rolling Share Election.

Approval of each of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of holders representing a majority of the votes cast by the stockholders present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote on each such proposal.

Each record holder of Company Common Stock is entitled to one vote for each share of Company Common Stock owned of record as of the close of business on [•], 2024 (the “Record Date”). If you fail to vote on the Merger Proposal, the effect will be the same as a vote against such proposal.

The accompanying proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the transactions contemplated thereby, and the other proposals to be considered at the Special Meeting. A copy of the Merger Agreement is attached as Annex A-1 to the proxy statement, a copy of the First Merger Agreement Amendment is attached as Annex A-2 to the proxy statement and a copy of the Second Merger Agreement Amendment is attached as Annex A-3 to the proxy statement. The accompanying proxy statement also describes the actions and determinations of the Special Committee and of the Bally’s Board in connection with their evaluation of, among other things, the Merger Agreement and the transactions contemplated thereby. Please read the proxy statement and its annexes, including the Merger Agreement and Merger Agreement Amendments, carefully and in their entirety, as they contain important information.

Even if you plan to attend the Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the Special Meeting in person and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting in person and will have the same effect as a vote against the Merger Proposal.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares voted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. As a result, if you do not provide your bank, broker or other nominee with any voting instructions, your shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting, which will have the same effect as a vote against the Merger Proposal.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 347-4826

Email: BALY@dfking.com

Thank you for your support.

Sincerely,

Robeson M. Reeves
Chief Executive Officer of Bally’s Corporation

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in the attached proxy statement, passed upon the merits or fairness of such transactions or the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

BALLY’S CORPORATION
100 Westminster Street
Providence, Rhode Island 02903

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2024

Notice is given that a special meeting of stockholders (together with any adjournment or postponement thereof, the “Special Meeting”) of Bally’s Corporation, a Delaware corporation (“Bally’s” or the “Company”), will be held on [•], 2024, at [•], Eastern time. The Special Meeting will be held by means of remote communication via a live interactive webcast on the internet at [•].

The Special Meeting will be held for the following purposes:

1.      To consider and vote on the proposal to adopt that certain Agreement and Plan of Merger, dated as of July 25, 2024, (as it has been or may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among SG Parent LLC, a Delaware limited liability company (“Parent”), the Company, The Queen Casino & Entertainment Inc., a Delaware corporation and affiliate of Parent (“Queen”), Epsilon Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), Epsilon Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub II”, and together with the Company and Merger Sub I, the “Company Parties”), and, solely for purposes of specified provisions of the Merger Agreement, (“SG CQ Gaming LLC”), a Delaware limited liability company, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of August 27, 2024 (the “First Merger Agreement Amendment”) and that certain Amendment No. 2 to Agreement and Plan of Merger, dated as of September 30, 2024 (the “Second Merger Agreement Amendment” and collectively with the First Merger Agreement Amendment, the “Merger Agreement Amendments”) (the “Merger Proposal”);

2.      To consider and vote on the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Bally’s to its named executive officers in connection with the transactions contemplated by the Merger Agreement (the “Advisory Compensation Proposal”); and

3.      To consider and vote on a proposal to approve one or more adjournments of the Special Meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”)

Approval of the Merger Proposal requires the affirmative vote of both: (1) the holders of a majority of all of the outstanding shares of Bally’s common stock, par value $0.01 per share (the “Company Common Stock”), entitled to vote thereon; and (2) the holders of a majority of the outstanding Company Common Stock held by the Unaffiliated Company Stockholders (as defined below) and entitled to vote thereon, in each case, as of the close of business on [•], 2024, the record date fixed by the Board of Directors of the Company (the “Bally’s Board”) for determining the stockholders entitled to notice of and vote at the Special Meeting (the “Record Date”). The term “Unaffiliated Company Stockholders” means the holders of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of: (i) Parent, Standard RI Ltd., an exempted company incorporated in the Cayman Islands and an Affiliate of Parent, SBG Gaming, LLC, a Delaware limited liability company (“SBG Gaming”), and Noel Hayden, or their respective Affiliates and those members of the Bally’s Board who are employees of Parent, SBG Gaming or any of their respective Affiliates; (ii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act; and (iii) any

Company Stockholder of the Company who, prior to the receipt of the Requisite Stockholder Approval, enters into any contract, agreement or other arrangement with any Buyer Party or any of its respective Affiliates pursuant to which such Company Stockholder agrees to vote to adopt the Merger Agreement or to make a Rolling Share Election.

Approval of each of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of holders representing a majority of the votes cast by the stockholders present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote on each such proposal.

The Special Meeting will begin promptly at [•], Eastern time. Online check-in will begin at [•], Eastern time, and you should allow ample time for the check-in procedures. You will need the control number found on your proxy card or voting instruction form in order to be deemed to be present and to vote your shares at the Special Meeting.

Only the Company’s stockholders as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A list of stockholders of record entitled to vote at the Special Meeting will be available at the Company’s principal place of business during ordinary business hours, for a period of ten days ending on the day before the date of the Special Meeting.

The Bally’s Board, acting upon the unanimous recommendation of the Special Committee, by a unanimous vote of the Bally’s directors (excluding directors Soohyung Kim and Terrence Downey, who recused themselves due to their affiliation with Parent and/or Queen), recommend that you vote: (1) “FOR” the Merger Proposal; (2) “FOR” the Advisory Compensation Proposal and (3) “FOR” the Adjournment Proposal.

The Merger Agreement and the transactions contemplated thereby are further described in the accompanying proxy statement, which proxy statement is incorporated herein by reference. A copy of the Merger Agreement is attached as Annex A-1 to the proxy statement, a copy of the First Merger Agreement Amendment is attached as Annex A-2 to the proxy statement and a copy of the Second Merger Agreement Amendment is attached as Annex A-3 to the proxy statement, each of which is incorporated herein by reference.

Pursuant to the Merger Agreement, the Buyer Parties agreed that, notwithstanding Section 262(b)(2)a. of the General Corporation Law of the State of Delaware (“DGCL”), Company Stockholders who do not vote in favor of the proposal to adopt the Merger Agreement and otherwise comply with the requirements under Section 262 of the DGCL and who do not make a Rolling Share Election will have the right to seek appraisal of the “fair value” of their shares of Company Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the transactions contemplated by the Merger Agreement and together with interest (as described in the accompanying proxy statement) to be paid on the amount determined to be “fair value”) in lieu of receiving $18.25 per share in cash if the transactions contemplated by the Merger Agreement are completed, in accordance with Section 262 of the DGCL. To do so, a Company Stockholder must properly demand appraisal before the vote is taken on the Merger Agreement and comply with all other requirements of the DGCL, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement (which is incorporated herein by reference). In order to make Rolling Share Elections, stockholders desiring to validly make a Rolling Share Election will be required to waive appraisal rights in respect of any shares of Company Common Stock that they hold or may hereafter acquire that are subject to a Rolling Share Election. A copy of Section 262 of the DGCL is attached to the proxy statement as Annex H and is also incorporated herein by reference and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Even if you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the Special Meeting in person and vote at the Special Meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the Merger Proposal.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares voted at the Special Meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions. As a result, if you do not provide your bank, broker or other nominee with any voting instructions, your shares will not be counted for purposes of a quorum and will not be voted at the Special Meeting, which will have the same effect as a vote against the Merger Proposal.

By Order of the Board of Directors,

Craig L. Eaton
Senior Vice President and Secretary

Providence, Rhode Island

[•], 2024

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

BALLY’S CORPORATION

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [        ]

This proxy statement is dated [•], 2024 and, together with the enclosed form of proxy card, is first being sent to stockholders on or about [•], 2024.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in this proxy statement, passed upon the merits or fairness of such transactions or the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

i

DEFINED TERMS

Unless stated otherwise, whenever used in this proxy statement, the following terms have the meanings set forth below:

“Acceptable Confidentiality Agreement” means an agreement with the Company that was either: (i) in effect as of the execution and delivery of the Merger Agreement; or (ii) executed, delivered and effective after the execution and delivery of the Merger Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives) that receives material non-public information of or with respect to the Company Group to keep such information confidential.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Buyer Parties or one or more of their respective Affiliates (excluding, for the avoidance of doubt, the Company Group)) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated hereby) involving:

a.      any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their respective Affiliates (excluding, for the avoidance of doubt, the Company Group)), whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons (in each case, other than the Buyer Parties or their respective Affiliates (excluding, for the avoidance of doubt, the Company Group)) that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;

b.      any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their respective Affiliates (excluding, for the avoidance of doubt, the Company Group)) of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition, as determined in good faith by the Company Board or the Special Committee); or

c.      any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which (A) any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties and their Affiliates (excluding, for the avoidance of doubt, the Company Group)) would hold securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such transaction or (B) the Company Stockholders immediately preceding such transaction hold less than eighty-five percent (85%) of the total outstanding equity securities (by vote or economic interests) in the surviving or resulting entity of such transaction or a direct or indirect parent company thereof.

“Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise; provided, in no event will any Buyer Party, Parent Party or any Parent Affiliated Person be deemed or considered an “Affiliate” of any member of the Company Group, or vice versa, at any time or for any purpose, unless otherwise explicitly provided.

“Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Mergers.

“Assignment and Assumption Agreement” means the proposed assignment and assumption agreement by and between the Company and Parent, in which Parent assigns all its rights as a party to the Debt Commitment Letter.

“Book-Entry Shares” means shares of Company Common Stock held in the form of book-entry shares.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Buyer Parties” means (i) Parent, (ii) SG Gaming, and (iii) Queen.

“Buyer Filing Parties” means (i) the Buyer Parties and (ii) the Standard General Filing Parties.

“Certificates” means shares of Company Comon Stock held in certificated form.

“Closing” means the consummation of the Merger Transactions

“Code” means the Internal Revenue Code of 1986.

“Combined Company” means the Company and Queen on a combined basis following the Closing of the Merger Transactions.

“Company” means Bally’s Corporation, a Delaware corporation.

“Company Board” or “Bally’s Board” means the Board of Directors of the Company.

“Company Bylaws” means the Bylaws of the Company in effect as of the date of the Merger Agreement.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Cash Amount” means an amount in cash equal to (i) $160,000,000; minus (ii) an amount in cash equal to the aggregate dollar value of (A) the number of Rolling Company Shares multiplied by (B) the Per Share Price.

“Company Charter” means the Fifth Amended and Restated Certificate of Incorporation of the Company.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Contribution Shares” means the shares of Company Common Stock issued to SG Gaming in exchange for the Queen Contributed Shares in connection with the Queen Share Contribution.

“Company Effective Time” means the time that the Company Merger is consummated pursuant to the DGCL by executing and filing of all necessary documentation, including a certificate of merger in customary form and substance, with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL.

“Company Employee Plan” means each Employee Plan that is maintained, contributed to, required to be contributed to or sponsored by any member of the Company Group for the benefit of any current or former employee, officer, director, consultant or other service provider, or under which any member of the Company Group has any liability (contingent or otherwise), other than any Employee Plan maintained by a Governmental Authority to which any member of the Company Group is required to contribute to pursuant to applicable law.

“Company Equity Plans” means collectively, the 2010 BLB Worldwide Holdings, Inc. Stock Option Plan, the Twin River Worldwide Holdings, Inc. 2015 Stock Incentive Plan, the Bally’s Corporation 2021 Equity Incentive Plan, and the SIP, in each case, as amended, supplemented or otherwise modified from time to time.

“Company ESPP” means the Bally’s Employee Stock Purchase Plan, as amended, supplemented or otherwise modified from time to time.

“Company Gaming Licenses” means any Gaming License issued or granted to, or held by, the Company or any of its Subsidiaries.

“Company Group” means the Company and its Subsidiaries (excluding at all times Queen and its Subsidiaries).

“Company PSU” means each restricted stock unit representing the right to vest in and be issued a share of Company Common Stock that is subject to performance-based metrics, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with a merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company Restricted Stock” means each share of Company Common Stock that is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with a merger, acquisition or similar transaction or otherwise issued or granted by the Company.

“Company RSU” means each restricted stock unit representing the right to vest in and be issued a share of Company Common Stock that is subject solely to time-based vesting conditions, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with a merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company Stockholders” means the holders of shares of Company Common Stock.

“Company Termination Fee” means an amount in cash equal to $11,100,000.

“Conversion Event” means the earliest to occur of: (i) the time immediately prior to the Company Effective Time; and (ii) the termination of the Merger Agreement in accordance with its terms.

“Contract” means any contract, subcontract, note, bond, mortgage, credit agreement, indenture, lease, license, sublicense or other legally binding agreement.

“Current Offering Period” means the offering period under the Company ESPP in effect as of the date of the Merger Agreement.

“Damages Per Share Price” means the numerical average of (i) the dollar volume-weighted average sale price for Company Common Stock as calculated by Bloomberg through its “Volume-Weighted Average Price” function (or, if not calculated thereby, any other authoritative source mutually agreed by the Company and Parent), rounded to the nearest one ten thousandth, during the period beginning at 9:30 a.m., New York City Time (or such other time as the NYSE publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the NYSE publicly announces is the official close of trading) (the “VWAP”) for the ten consecutive trading days ending with the date on which the first public announcement is made with respect to the termination of this Agreement (but not including such date, unless such announcement is made later than 4:00 p.m., New York City Time (or such other time as the NYSE publicly announces is the official close of trading)) and (ii) the VWAP for the ten consecutive trading days beginning on the date on which the first public announcement is made with respect to the termination of this Agreement (and including such date, unless such announcement is made later than 4:00 p.m., New York City Time (or such other time as the NYSE publicly announces is the official close of trading)).

“Debt Commitment Letter” means that certain Commitment Letter, dated as of July 25, 2024, among Apollo Global Securities, LLC, Apollo Capital Management, L.P., and SG Parent LLC.

“Debt Financing” means the debt financing committed pursuant to the Debt Commitment Letter.

“DOJ” means the United States Department of Justice or any successor thereto.

“Election Deadline” means 5:00 p.m. Eastern time on the date of the Special Meeting, or such later date mutually agreed by Parent and the Company.

“Employee Plan” means each (i) “employee benefit plan” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (ii) all other employment, natural person consulting or other service, bonus, stock option, stock purchase or other equity-based, post-employment welfare benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change in control compensation, fringe, welfare or other benefit or compensation plan, program, agreement, contract, practice, policy or arrangement, whether, in each case, written or unwritten.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“First Merger Agreement Amendment” means that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of August 27, 2024 by and among by and among Parent, the Company, Queen, Merger Sub I, Merger Sub II and, solely for the purposes set forth in the Merger Agreement, SG Gaming.

“Foreign Direct Investment Law” means laws or regulations that provide for national security reviews or reviews of foreign direct investment in connection with the cross-border acquisition of any interest in or assets of a business under the jurisdiction of any Governmental Authority outside the United States.

“FTC” means the United States Federal Trade Commission or any successor thereto.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States.

“Gaming Activities” means the conduct, offering, or hosting of gaming and gambling activities, including online gambling, race books, sports pools, lotteries, sweepstakes, bingo, fantasy contests or the use of devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other gaming and gambling enterprise, including slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems, betting, dog racing, horse racing, video lottery terminals and related and associated equipment, supplies and systems.

“Gaming Jurisdictions” means, with respect to any Person, all jurisdictions, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted or hosted, including all Gaming Jurisdictions in which such Person or any of its Affiliates, directly or indirectly through a third person, currently conducts or hosts or proposes in the future to conduct, offer or host, or seek to conduct or host, any Gaming Activity.

“Gaming Laws” means all (i) laws pursuant to which any Gaming Regulatory Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the ownership of an interest in, or control or influence over, an entity which conducts Gaming Activities in any Gaming Jurisdiction, (ii) orders promulgated thereunder, (iii) written and unwritten policies of the Gaming Regulatory Authorities and (iv) written and unwritten interpretations by the Gaming Regulatory Authorities of such laws or orders, including comfort letters.

“Gaming Licenses” means, with respect to any Person, all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued or granted by any Gaming Regulatory Authority or any other federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body required by any person in order for such Person or its Affiliates to conduct or host, or seek to conduct or host, any Gaming Activities.

“Gaming Regulatory Authorities” means, with respect to any Person, all Governmental Authorities with authority over or responsibility for interpreting, administering or enforcing Gaming Laws applicable to such Person and its Affiliates and equity or other financial interest holders.

“Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, bureau, council, board, agency or instrumentality, authority, board, or licensing body, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case whether international, national, federal, state, county, provincial, local, tribal or municipal and whether local or foreign.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Intralot Shares” means 162,269,046 ordinary shares of nominal value of €0.30 each of INTRALOT S.A.

“Intellectual Property” means intellectual property and proprietary rights including: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress rights, domain name registrations, and similar designation of origin and rights therein (“Marks”); (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in Software, trade secrets and confidential information; (vi) rights of publicity; and (vii) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge” means (i) with respect to the Company, on any matter in question, the actual knowledge of the certain officers of the Company and (ii) with respect to Queen or Parent, on any matter in question, the actual knowledge of certain officers of the Queen or Parent, as applicable, in each case, after reasonable inquiry of his or her direct reports.

“Law” means any legislation, statute, law (including common law), ordinance, rule, regulation, code, directive, determination or stock exchange listing requirement, as applicable.

“Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, complaint, hearing, arbitration, investigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

“Licenses” means permits, licenses, memorandums of understanding, authorization to operate, certifications, approvals, registrations, consents, authorizations, franchises, variances, contractual authority, exemptions and orders issued or granted by a Governmental Authority.

“Material Adverse Effect” means with respect to the Company (any such Material Adverse Effect, a “Company Material Adverse Effect”) or with respect to Queen (any such Material Adverse Effect, a “Queen Material Adverse Effect”), as applicable, any fact, circumstance, change, event, occurrence, development or effect (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect, (i) is or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole or (ii) would render such Party unable to consummate the applicable Merger (the Company Merger with respect to the Company and the Queen Merger with respect to Queen) prior to the Termination Date; provided that solely with respect to the foregoing clause (i), none of the following (by itself or when aggregated) will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

a.      changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

b.      changes in general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country; (2) changes in exchange rates generally for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

c.      changes in general conditions in the industries in which such Party and its Subsidiaries generally conduct business;

d.      changes in general regulatory, legislative or political conditions in the United States or any other country or region in the world;

e.      any general geopolitical conditions, outbreak of hostilities, acts of war, cyberattack, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, cyberattack, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

f.       earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world;

g.      any Effect resulting from the announcement of the Merger Agreement or the pendency of the Mergers and the transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Party and its Subsidiaries with suppliers, customers, partners, vendors or any other third Person (other than with respect to any representation or warranty that addresses the effect of execution, delivery or performance of the Merger Agreement or the consummation of any of the transactions contemplated hereby);

h.      the identity of, or any actions taken or failed to be taken by, the Buyer Parties or any of their Affiliates as acquirers of shares of Company Common Stock;

i.       the compliance by any Party with the express terms of the Merger Agreement (subject to certain exceptions), including any action taken or refrained from being taken as expressly required by the Merger Agreement or with the written consent of the other Party;

j.       changes after the date of the Merger Agreement in GAAP or other applicable accounting standards or in any applicable laws or regulations (or the binding interpretation of any of the foregoing);

k.      in the case of the Company Group, changes after the date of the Merger Agreement in the price or trading volume of, or the credit ratings or the ratings outlook for, their respective securities, or any going concern disclosure in any reports, schedules, forms, statements or other Company SEC Report, in and of itself (it being understood that any cause of such change or disclosure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

l.       any failure, in and of itself, by such Party and its Subsidiaries to meet (A) any public analyst estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal projections or forecasts of its revenues, earnings or other financial performance (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

m.     the departure or termination of any director, employee (including any officer) or independent contractors of such Party or its Subsidiaries;

n.      in the case of the Company, any action or claim made or brought by any actual or purported current or former stockholder of the Company (or on their behalf or on behalf of the Company) arising out of or relating to the Merger Agreement or the Mergers or any other transaction contemplated by the Merger Agreement;

o.      the availability or cost of equity, debt or other financing to such Party in and of itself (it being understood that any cause affecting such availability or cost may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred); or

p.      and except, with respect to clauses (a), (b), (c), (d), (e), (f) and (k), to the extent that such Effect has had a disproportionate adverse effect on such Party relative to other similarly situated companies operating in the industries in which such Party and its Subsidiaries conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 25, 2024 (as it has been (except as the context otherwise requires) or may be amended, supplemented or modified from time to time), by and among Parent, the Company, Queen, Merger Sub I, Merger Sub II and, solely for the purposes set forth in the Merger Agreement, SG Gaming, as amended by the Merger Agreement Amendments.

“Merger Agreement Amendments” means, collectively, the First Merger Agreement Amendment and the Second Merger Agreement Amendment.

“Merger Sub I” means Epsilon Sub I, Inc., a Delaware corporation and wholly owned Subsidiary of the Company.

“Merger Sub II” means Epsilon Sub II, Inc., a Delaware corporation and wholly owned Subsidiary of the Company.

“Merger Transactions” means the Queen Share Contribution, the Company Merger and the Queen Merger collectively.

“New Plan” means any and all group welfare benefit plans sponsored by the Surviving Corporation and its Subsidiaries or the Queen Surviving Corporation and its Subsidiaries (as applicable) to the extent that coverage pursuant to any such group welfare benefit plans replaces coverage previously provided under the Old Plans.

“NH Support Agreement” means that certain support agreement by and among the Company, Parent and Noel Hayden, an individual, in his capacity as a stockholder of the Company, dated July 25, 2024.

“NYSE” means The New York Stock Exchange and any successor stock exchange.

“Old Plan” means any Company Employee Plan in which a Continuing Company Employee participated immediately before the Company Effective Time and/or any Queen Employee Plan in which such Continuing Queen Employee participated immediately before the Queen Effective Time.

“Order” means any binding order, judgment or injunction of any Governmental Authority.

“Owned Company Shares” means each share of Company Common Stock that is held by the Company in treasury or held by any Subsidiary of the Company as of immediately prior to the Company Effective Time.

“Owned Queen Share” means each share of Queen Common Stock that is held by (i) the Company (including the Queen Contributed Shares), (ii) Queen in treasury or (iii) any of the Subsidiaries of Queen, in each case, as of immediately prior to the Queen Effective Time.

“Parent” means SG Parent LLC, a Delaware limited liability company.

“Parent Affiliated Persons” means Soohyung Kim.

“Parent Party” means Parent and SG Gaming.

“Parent Termination Fee” means an amount equal to $22,200,000.

“Payment Agent” means Equiniti Trust Company, LLC.

“Per Share Price” means an amount equal to $18.25 per share.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

“Queen” means The Queen Casino & Entertainment Inc., a Delaware corporation and Affiliate of Parent.

“Queen Board” means the Board of Directors of Queen.

“Queen Common Stock” means the common stock, par value $0.00000198 per share, of Queen.

“Queen Consideration” means the shares of Company Common Stock issued as consideration to holders of Queen Common Stock outstanding immediately prior to the Queen Effective Time (other than Owned Queen Shares, Dissenting Queen Shares or Queen Restricted Stock Awards) in connection with the Queen Merger.

“Queen Contributed Shares” means shares of Queen Common Stock held by SG Gaming as of immediately prior to the Queen Share Contribution and contributed by SG Gaming to the Company in exchange for the Company Contribution Shares in connection with the Queen Share Contribution.

“Queen Employee Plan” means each Employee Plan that is maintained, contributed to, required to be contributed to or sponsored by any member of the Queen Group for the benefit of any current or former employee, officer, director, consultant or other service provider, or under which any member of the Queen Group has any liability (contingent or otherwise), other than any Employee Plan maintained by a Governmental Authority to which Queen or any Subsidiary of Queen is required to contribute to pursuant to applicable law.

“Queen Equity Plan” means the Queen Casino & Entertainment Inc. Amended and Restated 2023 Equity Incentive Plan.

“Queen Exchange Ratio” means 2.45368905950.

“Queen Group” means Queen and its Subsidiaries.

“Queen Preferred Stock” means the Preferred Stock, par value $0.00000198, of Queen.

“Queen Restricted Stock Award” means each award of restricted stock granted under the Queen Equity Plan.

“Queen Warrants” means that certain Common Stock Purchase Warrant, dated July 13, 2022, issued by Queen to DBFLF CQ Warrant Holdings LLC and that certain Common Stock Purchase Warrant, dated April 16, 2024, issued by Queen to DBFLF CQ Warrant Holdings LLC.

“Regulatory Agreement” means the Amended and Restated Regulatory Agreement dated as of March 1, 2024, by and among the Rhode Island Department of Business Regulation, the State Lottery Division of Rhode Island Department of Revenue, the Company and certain subsidiaries of the Company, as may be amended, supplemented or modified from time to time in accordance with its terms.

“Remaining Company Shares” means Rolling Company Shares, Owned Company Shares, Company Contribution Shares, Queen Consideration Shares and shares of Company Restricted Stock.

“Remedial Actions” means: (i) paying or committing to pay any cash or other consideration, or incurring or committing to incur any liability or other obligation, in connection with obtaining or making any consents, waivers, approvals, orders, authorizations, registrations, declarations and filings; (ii) the selling, holding separate, licensing, modifying or otherwise disposing of all or any portion of the business, assets or properties of a Company Party or Buyer Party or any of their respective Subsidiaries; (iii) conducting or limiting the conduct of the business, assets or properties of a Company Party or Buyer Party or any of their respective Subsidiaries; or (iv) any Company Party or Buyer Party or any of their respective Subsidiaries entering into any agreement, settlement, order, other relief or action of a type referred to in clauses (i), (ii) or (iii) with a Governmental Authority.

“Representatives” means collectively, with respect to any Person, such Person’s directors, officers, employees, consultants, agents, representatives and advisors, provided that in no event will any Buyer Party or any Parent Affiliated Person or any of their Representatives be deemed or considered a “Representative” of any member of the Company Group, or vice versa, at any time or for any purpose under the Merger Agreement.

“Requisite Gaming Approvals” means, collectively, all required consents or approvals from any Gaming Regulatory Authority or Gaming Laws for the Company and Queen.

“Requisite Stockholder Approval” means (i) the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote thereon and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock held by the Unaffiliated Company Stockholders and entitled to vote.

“SBG Gaming” means SBG Gaming, LLC, a Delaware limited liability company.

“SG Gaming” means SG CQ Gaming LLC, a Delaware limited liability company and stockholder of Queen.

“SBG Support Agreement” means that certain support agreement by and among the Company, Parent and SBG Gaming, in its capacity as a stockholder of the Company, dated July 25, 2024.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Second Merger Agreement Amendment” means that certain Amendment No. 2 to Agreement and Plan of Merger, dated as of September 30, 2024 by and among by and among Parent, the Company, Queen, Merger Sub I, Merger Sub II and, solely for the purposes set forth in the Merger Agreement, SG Gaming.

“Securities Act” means the Securities Act of 1933.

“SIP” means collectively, Supplement No. 1 to the Bally’s Corporation 2021 Equity Incentive Plan (UK Share Incentive Plan); Supplement No. 2 to the Bally’s Corporation 2021 Equity Incentive Plan (International Share Incentive Plan); and Supplement No. 3 to the Bally’s Corporation 2021 Equity Incentive Plan (Partner Incentive Plan).

“Special Committee” means the special committee of independent and disinterested directors of the Company Board established by the Company Board.

“SRL” means Standard RI Ltd., an exempted company incorporated in the Cayman Islands and an Affiliate of Parent.

“SRL Support Agreement” means that certain support agreement by and among the Company, Parent and SRL, in its capacity as a stockholder of the Company, dated July 25, 2024.

“Standard General Filing Parties” means (i) Standard RI Ltd. an exempted company incorporated in the Cayman Islands; (ii) Standard General; and (iii) Soohyung Kim, as further described in the section of this proxy statement entitled “Important Information Regarding the 13E-3 Filing Parties — Name and Address; Business and Background of Buyer Filing Parties.”

“Subsidiary” means with respect to any Person, (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof; provided that in no event will Queen or any other member of the Queen Group (including, for the avoidance of doubt, from and following the Queen Share Contribution) be deemed or considered a “Subsidiary” of any member of the Company Group at any time or for any purpose under the Merger Agreement.

“Superior Proposal” means any bona fide unsolicited written Acquisition Proposal for an Acquisition Transaction on terms that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, and financing aspects of the proposal (including certainty and timing of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Special Committee deems relevant, and (ii) if consummated, would be more favorable to the Unaffiliated Company Stockholders (in their capacity as such) than the transactions contemplated by the Merger Agreement, including the Company Merger (taking into account any revisions to the Merger Agreement made or committed to in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

“Surviving Corporation” means the Company, following the Company Merger.

“Surviving Corporation Bylaws” means the Bylaws of the Company in effect following the Company Merger.

“Surviving Corporation Charter” means the Sixth Amended and Restated Certificate of Incorporation of the Company, in effect following the Company Merger.

“Tax” means any United States federal, state, local and non-United States taxes, assessments and similar charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, license, registration, payroll, employment, excise and property taxes), together with all interest, penalties and additions imposed with respect to such amounts imposed by any Governmental Authority.

“Termination Announcement Date” means the date on which the first public announcement is made with respect to the termination of the Merger Agreement.

“Termination Date” means July 25, 2025, at 11:59 p.m. Eastern time.

“Termination Fee Per Share Price” means the numerical average of (i) the VWAP for the ten consecutive trading days ending with the Termination Announcement Date (but not including such date, unless such announcement is made later than 4:00 p.m., New York City Time (or such other time as the NYSE publicly announces is the official close of trading)) and (ii) the VWAP for the ten consecutive trading days beginning on Termination Announcement Date (and including such date, unless such announcement is made later than 4:00 p.m., New York City Time (or such other time as the NYSE publicly announces is the official close of trading)).

“Transaction Documents” means the SRL Support Agreement, the SBG Support Agreement, the NH Support Agreement, the Side Letter, the Limited Guarantee, and the Assignment and Assumption Agreement.

“Unaffiliated Company Stockholders” means the holders of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of (i) Parent, SRL, SBG Gaming, Noel Hayden or their respective Affiliates and those members of the Company Board who are employees of Parent, SBG Gaming or any of their respective Affiliates, (ii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act and (iii) any Company Stockholder who, prior to the receipt of the Requisite Stockholder Approval, enters into any contract, agreement or other arrangement with any Buyer Party or any of its respective Affiliates pursuant to which such Company Stockholder agrees to vote to adopt the Merger Agreement or to make a Rolling Share Election.

“Willful and Material Breach” means with respect to any covenant, representation, warranty or other agreement set forth in the Merger Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching Party (i) with the actual Knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement or (ii) not in good faith that results, directly or indirectly, in a breach of the relevant covenant, representation, warranty or other agreement.

SUMMARY TERM SHEET

This summary term sheet discusses the material terms contained in this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement in their entirety.

Introduction

On July 25, 2024, Bally’s entered into the Merger Agreement, pursuant to which, among other things and subject to the satisfaction or waiver of certain conditions: (i) SG Gaming will contribute to the Company all shares of Queen Common Stock that it owns (such shares, the “Queen Contributed Shares”) in exchange for a total of 26,909,895 newly issued shares of Company Common Stock based on the Queen Exchange Ratio (such shares of Company Common Stock, the “Company Contribution Shares” and such contribution of Queen Contributed Shares and issuance of shares of Company Common Stock in exchange therefor, the “Queen Share Contribution”); (ii) as promptly as possible following the Queen Share Contribution, Merger Sub I will merge with and into the Company, with the Company surviving the Company Merger (the “Company Merger”); and (iii) as promptly as possible thereafter, Merger Sub II will merge with and into Queen, with Queen surviving the Queen Merger as a direct, wholly owned Subsidiary of the Company pursuant to which each remaining issued and outstanding share of Queen Common Stock (other than the Queen Contributed Shares) will be exchanged for newly issued shares of Company Common Stock based on the Queen Exchange Ratio, which will be approximately 3,542,205 shares of Company Common Stock (the “Queen Merger” and collectively with the Company Merger, the “Mergers”). Consequently, such shares when combined with the 26,909,895 shares of Company Common Stock to be received by SG Gaming in the Queen Share Contribution, will result in a total of 30,452,100 shares of Company Common Stock to be issued to Queen equity holders.

Upon the terms and subject to the conditions of the Merger Agreement, at the Company Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Company Effective Time (other than shares of Company Common Stock: (i) owned by the Company or any of the Company’s wholly owned Subsidiaries; (ii) owned by holders properly exercising appraisal rights (each, a “Dissenting Company Share”); (iii) that is a Company Contribution Share; or (iv) owned by holders who have validly elected (which election is not rejected) to have such shares remain issued and outstanding following the Company Merger (each such share of Company Common Stock for which such election is validly made and not revoked or rejected, a “Rolling Company Share” and each such election, a “Rolling Share Election”), subject to certain exceptions) will be converted into the right to receive cash consideration equal to $18.25 per share of Company Common Stock. Each holder of shares of Company Common Stock (other than the Company or its Subsidiaries) will have the option to make a Rolling Share Election with respect to all or any portion of its shares of Company Common Stock, which may be rejected under certain circumstances, as set forth in the Merger Agreement, by the Company or Parent.

The Bally’s Board formed the Special Committee comprised solely of independent and disinterested directors (the “Disinterested Directors”) to review and evaluate the non-binding proposal received from Standard General L.P, (“Standard General”) on March 11, 2024 and any alternative proposals or other strategic alternatives available to the Company, including maintaining its status quo as a standalone public company. The Special Committee, which is comprised of directors Jaymin B. Patel (Chair), Jeffrey W. Rollins, and Wanda Y. Wilson, evaluated and negotiated the Company Merger proposal with the assistance of outside legal and financial advisors. At the conclusion of its review and negotiation process, the Special Committee, among other things, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Company Merger, are fair to, and in the best interests of, Bally’s and the Unaffiliated Company Stockholders; (2) recommended that the Bally’s Board (a) approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Company Merger, determine that the Merger Agreement and the transactions contemplated thereby, including the Company Merger, are fair to, and in the best interests of, Bally’s and the Unaffiliated Company Stockholders; and (3) recommended that, subject to approval of the Bally’s Board, the Bally’s Board submit the Merger Agreement to the Company Stockholders for their adoption, and recommend that the Company Stockholders vote in favor of the adoption of the Merger Agreement at the Special Meeting.

On August 27, 2024, the parties to the Merger Agreement entered into the First Merger Agreement Amendment pursuant to which, among other things, the provisions of the Merger Agreement relating to the making of Rolling Share Elections were amended. Subsequently, on September 30, 2024, the parties to the Merger Agreement entered into the Second Merger Agreement Amendment to further modify the provisions of the Merger Agreement for effecting the Rolling Share Election and providing that Bally’s will use commercially reasonable efforts to: (i) take such actions as are necessary to have shares of Company Common Stock subject to a Rolling Share Election be assigned a new CUSIP number (the “Rolling Company Share CUSIP”); and (ii) to cause the Rolling Company Shares to be eligible for trading on the NYSE under the ticker symbol BALY.T from the Election Deadline until the Company Effective Time. At the Company Effective Time, the Rolling Company Shares (including the Rolling Company Shares held by the parties to the Support Agreements) will be the only shares of Company Common Stock that remain outstanding and it is expected that all such Rolling Company Shares will continue to keep the Rolling Company Share CUSIP, will remain registered with the SEC and will continue trading under the original BALY ticker symbol on the NYSE or the OTCQX, or another national securities exchange in the United States, based on applicable listing requirements.

Neither the Special Committee nor the Bally’s Board has made any recommendation with regard to whether any stockholders of the Company should take the Rolling Share Election or retain and hold the Rolling Company Shares, has considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares, or has made any recommendation with regard to or the merits of retaining an investment in the Company.

The Queen stockholders approved and adopted the Merger Agreement by written consent of a majority in voting power of the Queen stockholders on July 25, 2024.

Because the transactions contemplated by the Merger Agreement constitute a “Rule 13e-3 transaction” under the rules of the SEC, Bally’s and the Buyer Filing Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to such transactions. You may obtain additional information about the Transaction Statement on Schedule 13E-3 under the section of this proxy statement entitled “Where You Can Find Additional Information.”

The Parties to the Merger Transactions

Bally’s Corporation

Bally’s, a Delaware corporation, was incorporated in Delaware on March 1, 2004. The Company is a global gaming, hospitality and entertainment company with a portfolio of casinos and resorts, online gaming businesses and sports betting. The Company provides its customers with physical and interactive entertainment and gaming experiences, including traditional casino offerings, iGaming, online bingo, sportsbook and free-to-play games.

As of June 30, 2024, Bally’s owns and manages 15 land-based casinos in 10 states across the United States (“US”), one golf course in New York, and one horse racetrack in Colorado operating under the Bally’s brand. Bally’s land-based casino operations include approximately 14,800 slot machines, 600 table games and 4,000 hotel rooms, along with various restaurants, entertainment venues and other amenities. In 2021, Bally’s acquired London-based Gamesys Group Ltd. (“Gamesys”) to expand the Company’s geographical and product footprints to include an iGaming business with well-known brands providing iCasino and online bingo experiences to Bally’s global online customer base with concentrations in Europe and Asia and a growing presence in North America. Bally’s revenues are primarily generated by these gaming and entertainment offerings. Bally’s proprietary software and technology stack is designed to allow Bally’s to provide consumers with differentiated offerings and exclusive content. The Company’s principal executive offices are located at 100 Westminster Street, Providence, Rhode Island 02903, and its telephone number is (401) 475-8474. The Company’s website address is www.Ballys.com.

Additional information about the Company can be found under the section of this proxy statement entitled “The Parties to The Merger Transactions” beginning on page 189 and on its website. The information contained in, or that can be accessed through, the Bally’s website is not intended to be incorporated into this proxy statement. For additional information about Bally’s, see the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 285.

Epsilon Sub I, Inc.

Epsilon Sub I, Inc. a Delaware corporation and a wholly owned Subsidiary of Bally’s, was incorporated on July 15, 2024. Merger Sub I was formed solely for the purpose of facilitating the Company Merger. Merger Sub I has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the Company Merger. By operation of the Company Merger, Merger Sub I will be merged with and into the Company with the Company surviving the Company Merger. Upon completion of the Company Merger, Merger Sub I will cease to exist as a separate entity.

Merger Sub I’s principal executive offices are located at 100 Westminster Street, Providence, Rhode Island 02903, and its telephone number is (401) 475-8474.

Epsilon Sub II, Inc.

Epsilon Sub II, Inc., a Delaware corporation and a wholly owned Subsidiary of Bally’s, was incorporated on July 15, 2024. Merger Sub II was formed solely for the purpose of facilitating the Queen Merger. Merger Sub II has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the Queen Merger. By operation of the Queen Merger, Merger Sub II will be merged with the Queen with the Queen surviving the Queen Merger. Upon completion of the Queen Merger, Merger Sub II will cease to exist as a separate entity.

Merger Sub II’s principal executive offices are located at 100 Westminster Street, Providence, Rhode Island 02903, and its telephone number is (401) 475-8474.

SG Parent LLC

Parent was formed as a Delaware limited liability company on July 19, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Parent has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement and Support Agreements, and the arranging of financing in connection with the Company Merger. Parent is a direct, wholly owned Subsidiary of SG Gaming and is an affiliate of Standard General. The principal office address of Parent is c/o Standard General L.P., 767 Fifth Avenue, 12th Floor, New York, NY 10153. The telephone number at the principal office is (212) 257-4701. For more information about Parent, see the sections of this proxy statement entitled “The Parties to the Merger Transactions,” and “Important Information Regarding the 13E-3 Filing Parties — Name and Address; Business and Background of Buyer Filing Parties.”

The Queen Casino & Entertainment Inc.

Queen was formed as a Delaware corporation on October 2, 2012. Queen is a U.S. regional gaming, hospitality and entertainment company that currently owns and operates four casino properties across three states. Queen also holds or otherwise has a financial interest in approximately 33% of the outstanding shares in Intralot S.A. (ATSE: INLOT), a global lottery management and services business listed on the Athens Stock Exchange. SG Gaming, an affiliate of Standard General, is a stockholder of, and owns approximately 88% of the equity interests in, Queen. Queen’s corporate offices are located at 200 Front Street, East St. Louis, IL 62201. The telephone number at the principal office is (618) 874-5000. For more information about Queen, see the sections of this proxy statement entitled “The Parties to the Merger Transactions,” “Important Information Regarding Queen” and “Important Information Regarding the 13E-3 Filing Parties — Name and Address; Business and Background of Buyer Filing Parties.”

SG CQ Gaming LLC

SG Gaming was formed as a Delaware limited liability company on June 3, 2019. The principal business of SG Gaming is to serve as a holding company for Standard General’s investment in Queen. SG Gaming is an affiliate of Standard General. The principal office address of SG Gaming is c/o Standard General L.P., 767 Fifth Avenue, 12th Floor, New York, NY 10153. The telephone number at the principal office is (212) 257-4701. For more information about SG Gaming, see the sections of this proxy statement entitled “The Parties to the Merger Transactions,” and “Important Information Regarding the 13E-3 Filing Parties — Name and Address; Business and Background of Buyer Filing Parties.”

Transaction Structure

Prior to the Queen Share Contribution and the Mergers

The following diagram illustrates the simplified ownership structure of each of Bally’s and Queen prior to the Merger Transactions.

The Queen Share Contribution

The following diagram illustrates the Queen Share Contribution. In the Queen Share Contribution, SG Gaming will contribute all 10,967,117.016 shares of Queen Common Stock held by SG Gaming to Bally’s. In exchange, Bally’s will issue to SG Gaming 26,909,895 newly issued shares of the Company Common Stock, based on the Queen Exchange Ratio.

The Company Merger

The following diagram illustrates the Company Merger. Following the Queen Share Contribution, Merger Sub I will merge with and into the Company with the Company surviving the Company Merger. Upon the terms and subject to the conditions of the Merger Agreement, at the Company Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Company Effective Time (other than: (i) any Owned Company Shares, (ii) any Rolling Company Shares, (iii) any Dissenting Company Shares or (iv) any Company Contribution Shares) will be converted into the right to receive cash consideration equal to $18.25 per share of Company Common Stock.

The Queen Merger

The following diagram illustrates the Queen Merger. Following the Company Merger, Merger Sub II will merge with and into Queen with Queen surviving the Queen Merger as a direct, wholly owned Subsidiary of the Company (the “Queen Surviving Corporation”). Upon the terms and subject to the conditions of the Merger Agreement, at the Queen Effective Time, each share of Queen Common Stock issued and outstanding immediately prior to the Queen Effective Time (other than shares of Company Common Stock owned: (i) by Queen or any of Queen’s wholly owned Subsidiaries; or (ii) holders properly exercising appraisal rights) will be converted into the right to receive 2.45368905950 newly issued shares of Company Common Stock, which will be approximately 3,542,205 shares of Company Common Stock. In addition, at the Closing or immediately prior to the Company Effective Time, Parent will assign the Debt Financing to the Company.

After Completion of the Merger Transactions

The following diagram illustrates the organizational structure and ownership of Bally’s following the completion of the Merger Transactions.

The Special Meeting

Date, Time, and Place:    The Special Meeting will be held on [•], 2024, at [•] Eastern Time, by means of remote communication via a live interactive webcast on the internet at [•].

Purpose:    At the Special Meeting, Bally’s stockholders will be asked to consider and vote on the:

•        Proposal 1:    The Merger Proposal;

•        Proposal 2:    Advisory Compensation Proposal; and

•        Proposal 3:    The Adjournment Proposal.

Record Date, Shares Entitled to Vote; Quorum.    Only holders of record of the Company Common Stock at the close of business on [•], 2024, the record date for the Special Meeting (the “Record Date”), will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponements thereof. As of the Record Date, there were [•] shares of Company Common Stock outstanding and entitled to vote at the Special Meeting. For each share of Company Common Stock that you own as of the close of business on the Record Date, you will have one vote on each matter submitted for a vote at the Special Meeting. The presence, by means of remote communication or by proxy, of holders of at least one-third of the outstanding shares of the Company Common Stock entitled to vote at the Special Meeting will constitute a quorum at the Special Meeting.

Votes Required

The votes required for each proposal are as follows:

•        The Merger Proposal:    Assuming a quorum is present, approval of the Merger Proposal requires: (i) the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote thereon; and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock held by the Unaffiliated Company Stockholders and entitled to vote on such proposal.

•        Advisory Compensation Proposal:    Assuming a quorum is present, approval of the Advisory Compensation Proposal requires the affirmative vote of holders representing a majority of the votes cast by Company Stockholders present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote on such proposal.

•        The Adjournment Proposal:    Assuming a quorum is present, approval of the Adjournment Proposal requires the affirmative vote of the holders representing a majority of the votes cast by Company Stockholders present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote on such proposal.

Under the NYSE rules, if you hold your Company Common Stock in “street name,” your broker, nominee or intermediary may not vote your Company Common Stock without instructions from you on non-routine matters. None of the Proposals to be voted on at the Special Meeting are routine matters. Therefore, without your voting instructions, your broker or other nominee may not vote your Company Common Stock on the Merger Proposal, the Advisory Compensation Proposal, or the Adjournment Proposal at the Special Meeting.

If you (i) are a stockholder of record as of the Record Date and fail to submit a signed proxy card, grant a proxy over the internet or by telephone, or vote your shares in person at the Special Meeting, or if you (ii) hold in “street name” and you fail to instruct your broker, bank or other nominee on how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, and such failure to vote will have the same effect as voting “AGAINST” the Merger Proposal, but will not have any effect on the outcome of the vote on the Advisory Compensation Proposal or the Adjournment Proposal (assuming a quorum is present).

With respect to the Merger Proposal, if you abstain from voting, your shares will be counted as present for purposes of determining the presence of a quorum, but such abstention will have the same effect as voting “AGAINST” such proposal. With respect to the Advisory Compensation Proposal and the Adjournment Proposal, if you abstain from voting, your shares will be counted as present for purposes of determining the presence of a quorum and such abstention will have no effect on such proposals.

Reasons for the Merger Transactions; Recommendations of the Special Committee and the Disinterested Directors

Recommendation of the Special Committee

On March 11, 2024, the Company Board formed the Special Committee comprised solely of independent and Disinterested Directors to review and evaluate the non-binding proposal received from Standard General on March 11, 2024 and any alternative proposals or other strategic alternatives available to the Company, including maintaining its status quo as a standalone public company.

After careful deliberation, the Special Committee, at a meeting held on July 24, 2024, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Company Merger, and the Transaction Documents are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders, (ii) recommended that the Company Board approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Company Merger, and the Transaction Documents, and determine that the Merger Agreement and the transactions contemplated thereby, including the Company Merger, and the Transaction Documents are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders and (iii) recommended that, subject to Company Board approval, the Company Board submit the Merger Agreement to the holders of shares of Company Common Stock for their adoption, and recommend that the holders of shares of Company Common Stock vote in favor of the adoption of the Merger Agreement, at the Company Stockholder Meeting. For purposes of clause (iii) in the immediately preceding sentence, the Special Committee has not considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares and is not making any recommendation with regard to whether any stockholder should take the Rolling Share Election or retain and hold the Rolling Company Shares. Therefore, the Special Committee’s recommendation is based only on the Per Share Price payable in cash for shares of Company Common Stock in the Company Merger.

In addition, after careful deliberation, the Special Committee, (i) at a meeting held on August 26, 2024 unanimously recommended that, subject to Company Board approval, the Company Board submit the Merger Agreement, as amended by the First Merger Agreement Amendment, to the holders of shares of Company Common Stock for their adoption, and recommend that the holders of shares of Company Common Stock vote in favor of the adoption of the Merger Agreement, as amended by the First Merger Agreement Amendment, at the Company Stockholder Meeting and (ii) at a meeting held on September 30, 2024 unanimously recommended that, subject to Company Board approval, the Company Board submit the Merger Agreement, as amended by the Merger Agreement Amendments, to the holders of shares of Company Common Stock for their adoption, and recommend that the holders of shares of Company Common Stock vote in favor of the adoption of the Merger Agreement, as amended by the Merger Agreement Amendments, at the Company Stockholder Meeting. For purposes of the immediately preceding sentence, the Special Committee has not considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares and is not making any recommendation with regard to whether any stockholder should take the Rolling Share Election or retain and hold the Rolling Company Shares. Therefore, the Special Committee’s recommendation is based only on the Per Share Price payable in cash for shares of Company Common Stock in the Company Merger.

In addition, the Special Committee believes that the Company Merger is fair to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act.

For a description of the material factors considered by the Special Committee in deciding to recommend approval of the Merger Agreement Proposal, see the section of this proxy statement entitled “Special Factors — Reasons for the Company Merger; Recommendation of the Special Committee and Disinterested Directors.”

Opinion of the Special Committee’s Financial Advisor

The Special Committee has engaged Macquarie Capital (USA) Inc. (“Macquarie Capital”) as the Special Committee’s financial advisor in connection with the proposed Company Merger. In connection with this engagement, Macquarie Capital rendered an oral opinion, confirmed by delivery of a written opinion dated July 24, 2024, to the Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, of the Per Share Price to be received in the Company Merger by holders of Company Common Stock (only to the extent of the shares of Company Common Stock for which such holders receive the Per Share Price in cash and other than, as applicable, Standard General, SG Parent, SG Gaming, SBG Gaming, SRL, Standard General Master Fund II L.P. (“SG MF II”), Queen and its securityholders, Noel Hayden, and their respective affiliates) pursuant to the Merger Agreement. Macquarie Capital’s financial analyses and opinion related solely to the Per Share Price payable in cash in respect of shares of Company Common Stock and did not in any way relate to the consideration in respect of any shares of Company Common Stock for which a Rolling Share Election is made. The full text of Macquarie Capital’s written opinion, dated July 24, 2024, which should be read carefully and in its entirety sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Macquarie Capital, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The description of Macquarie Capital’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Macquarie Capital’s opinion. Macquarie Capital’s opinion was provided for the information and use of the Special Committee (in its capacity as such) in connection with its consideration of the Per Share Price payable in cash from a financial point of view and, at the Special Committee’s request, was provided for informational purposes to the Board (in its capacity as such) and did not address any transactions related to the Company Merger or otherwise, including, without limitation, the Queen Merger, the Queen Exchange Ratio and related aspects, or any other aspect or implication of the Company Merger or related transactions. Macquarie Capital’s opinion did not address the underlying business decision of the Special Committee or the Board with respect to the Company Merger or related transactions or the relative merits of the Company Merger or any related transactions as compared to any alternative business strategies or transactions available to Bally’s. Macquarie Capital’s opinion was not intended to be and did not constitute a recommendation to the Special Committee or the Board, and does not constitute a recommendation to the holders of Company Common Stock or any other person as to any election to be made in connection with the Company Merger or how to vote or act with respect to any matter relating to the Company Merger, any related transactions or otherwise. The full text of Macquarie Capital’s written opinion should be read carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Macquarie Capital in preparing its opinion.

Position of the Buyer Filing Parties as to the Fairness of the Company Merger; Purpose and Reasons of the Buyer Filing Parties for the Company Merger

Under the SEC rules governing “going-private” transactions, each of the Buyer Filing Parties is an affiliate of the Company and, therefore, required to express their purposes and reasons for the Company Merger and their beliefs as to the fairness of the Company Merger to the Unaffiliated Company Stockholders. For a description of the Buyer Filing Parties’ purposes and reasons for the Company Merger, and their beliefs as to the fairness of the Company Merger to the Unaffiliated Company Stockholders, see “Special Factors — Position of the Buyer Filing Parties as to the Fairness of the Company Merger; Purpose and Reasons of the Buyer Filing Parties for the Company Merger.”

Certain Effects of the Merger Transactions

If the Merger Proposal is approved by Company Stockholders comprising the Requisite Stockholder Approval and all other closing conditions under the Merger Agreement are satisfied or duly waived: (i) SG Gaming, an Affiliate of Parent, will contribute all of the shares of Queen Common Stock held by SG Gaming to Bally’s and in exchange, Bally’s will issue to SG Gaming 26,909,895 newly issued shares of Company’s Common Stock based upon the Queen Exchange Ratio; (ii) as promptly as possible following the Queen Share Contribution, Merger Sub I and Bally’s will consummate the Company Merger; and (iii) as promptly as possible thereafter, Merger Sub II will merge with and into Queen, with Queen surviving the Queen Merger as a direct, wholly owned Subsidiary of Bally’s. As a result of the Merger Transactions, Parent and its Affiliates will beneficially own 80.8% of the issued and outstanding Company Common Stock, assuming there will be no Rolling Company Shares as of immediately prior to Effective Time other than those shares held by SRL, SBG Gaming and Noel Hayden under the terms of the Support Agreements. For more information regarding the conditions to Closing the Company Merger, see the section entitled “The Merger Agreement — Conditions to Closing the Merger Transactions.”

Treatment of Shares; Election to Retain Stock

Upon the terms and subject to the conditions of the Merger Agreement, at the Company Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Company Effective Time (other than (i) any Owned Company Shares, (ii) any Rolling Company Shares, (iii) any Dissenting Company Shares or (iv) any Company Contribution Shares) will be converted into the right to receive cash consideration equal to Per Share Price.

Each holder of shares of Company Common Stock (other than the Company or its Subsidiaries) will have the option to make a Rolling Share Election with respect to all or any portion of its shares of Company Common Stock, which may be rejected under certain circumstances, as set forth in the Merger Agreement, by the Company or Parent. To be effective, Company Stockholders desiring to make a Rolling Share Election must properly complete, sign and submit to the Payment Agent a Rollover Share Election form (the “Election Form”) by the Election Deadline. The Election Form is attached as Annex I to this proxy statement and is incorporated into this proxy statement by reference. The Election Deadline will be 5:00 p.m. Eastern Time on the date of the Special Meeting, or such later date mutually agreed by Parent and the Company. Company Stockholders desiring to make a Rolling Share Election are urged to promptly submit their properly completed and signed Election Form, together with any other necessary transmittal materials, and not wait until the Election Deadline. In making any Rolling Share Election, each record holder making such election that is accepted will be deemed to have elected to have each such Rolling Company Share bear the Rolling Company Share CUSIP.

As promptly as practicable after the Election Deadline (or any applicable election deadline following the initial Election Deadline), Bally’s will use commercially reasonable efforts to cause the Rolling Company Shares: (i) to be assigned the new Rolling Company Share CUSIP; and (ii) to be eligible for trading on the NYSE under the ticker symbol BALY.T, from the Election Deadline until the Company Effective Time. Any Company Stockholder who fails to properly make a Rolling Share Election on or before the Election Deadline with respect to all or any portion of such record holder’s shares of Company Common Stock will be deemed to have not made a Rolling Share Election with respect to such shares. However, Parent and the Company (subject to the prior approval by the Special Committee) reserve the right to cause one or more periods for Rolling Share Elections to be made prior to the Company Effective Time subject to such deadlines and procedures as they may determine to be necessary or appropriate. There can be no assurance, however, that Parent or the Company will allow for additional Rolling Share Election periods following the Election Deadline. The Company will notify Company Stockholders of each such period and the related deadlines and procedures by the filing with the SEC of a Form 8-K or such other report or schedule as may be appropriate. In the event any such additional period for Rolling Share Elections is elected, Rolling Share Elections made in any prior period for Rolling Share Elections, including those made prior to the original Election Deadline, may not be revoked by the applicable Company Stockholder who made such prior Rolling Share Election. In order to validly make Rolling Share Elections, stockholders desiring to make a Rolling Share Election will be required to waive appraisal rights in respect of any Company Common Stock that they hold or may hereafter acquire that are subject to a Rolling Share Election.

The Election Form may provide that the Company Stockholders making a Rolling Share Election agree (i) not to effect any sales or other transfers of the shares of Company Common Stock subject to the Rolling Share Election from the time of submission of the Election Form until the earlier of the Election Deadline or the proper revocation of a Rolling Share Election and (ii) after the Election Deadline, not to effect any sales or other transfer of the shares of any Company Common Stock subject to a valid and effective Rolling Share Election unless and until the Rolling Company Share CUSIP is assigned in respect of such Rolling Company Shares.

Any Election Form may be revoked by the applicable record holder of Company Common Stock by submitting written notice of such revocation to the Payment Agent prior to the Election Deadline. If an Election Form is properly revoked by the record holder of Company Common Stock, any certificate(s) (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Election Form relates will be returned promptly to the stockholder that submitted the same to the Payment Agent and shares represented by such certificates and book-entry shares in respect of which an Election Form was previously submitted will thereupon become transferable on the stock transfer books and ledger of the Company with the CUSIP number borne by such shares of Company Common Stock at the time of submission of the Election Form submitted in connection therewith. All Rolling Share Elections will be revoked automatically if the Payment Agent is notified in writing by Parent and the Company prior to or after the Election Deadline that the Company Merger has been abandoned and the Merger Agreement has been terminated in accordance with its terms. In addition, each of Parent and Bally’s will have the authority to revoke all or any part of a Rolling Share Election at any time prior to the Company Effective Time (both before or after the Election Deadline) if it determines in good faith that such election is reasonably likely to delay or prevent receipt of any of the Requisite Gaming Approvals or the holding of shares of Company Common Stock after Closing by the holder thereof is reasonably likely to adversely affect the conduct of Gaming Activities by the Surviving Corporation or any of its Subsidiaries after the Closing. If Rolling Share Elections are revoked in accordance with the foregoing provisions, (i) Bally’s will notify promptly the applicable stockholder(s) thereof, (ii) the shares of Company Common Stock in respect of which such Rolling Share Elections were revoked will be promptly reassigned the CUSIP number borne by such shares of Company Common Stock at the time of submission of the Election Form submitted in connection therewith and will thereupon become transferable on the stock transfer books and ledger of the Company with such reassigned CUSIP number, and (iii) to the extent any shares of Company Common Stock in respect of which such Rolling Share Elections were revoked were represented by certificate(s), the Company will provide the applicable stockholder(s) with certificate(s) (or replacement certificate(s)) representing such shares without any Rolling Company Share CUSIP, all in accordance with such procedures as the Company and Parent will determine to be necessary or appropriate.

At the Company Effective Time, the Rolling Company Shares (including the Rolling Company Shares held by the parties to the Support Agreements) will be the only shares of Company Common Stock that remain outstanding and it is expected that all such Rolling Company Shares will continue to keep the Rolling Company Share CUSIP, will remain registered with the SEC and will continue trading under the original BALY ticker symbol on the NYSE or the QTCQX, or another national securities exchange in the United States, based on applicable listing requirements.

Neither the Special Committee nor the Bally’s Board has made any recommendation with regard to whether any stockholders of the Company should take the Rolling Share Election or retain and hold the Rolling Company Shares, has considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares, or has made any recommendation with regard to or the merits of retaining an investment in the Company.

Treatment of Company Equity Awards

At the Company Effective Time, each outstanding award of Company RSUs, Company PSUs and shares of Company Restricted Stock, in each case whether vested or unvested, will, automatically and without any required action by the holder of the applicable award of Company RSUs, Company PSUs and/or Company Restricted Stock, be continued by Bally’s from and after the Company Effective Time in accordance with the same terms and conditions (including any vesting, performance, acceleration, forfeiture, or repurchase rights) as were applicable to such award as of immediately prior to the Company Effective Time, and such awards, when vested, will continue to be settled in shares of Company Common Stock from and after the Company Effective Time (subject to all applicable Taxes and withholdings), with any shares vesting immediately prior to or as of the Company Effective Time being treated as Rolling Company Shares.

Immediately prior to the Company Effective Time, all outstanding and unvested matching shares issuable under Supplements No. 2 and No. 3 to the 2021 Equity Incentive Plan will accelerate and vest in accordance with the provisions of the Company Equity Plans and, such then-vested matching shares will be settled by Bally’s, to the extent practicable and taking into account relevant tax considerations of participants thereunder, by means of the issuance of shares of Company Common Stock, with such shares being treated as Rolling Company Shares. Any unallocated shares under Supplement No. 1 to the 2021 Equity Incentive Plan will be held by the trustee of such plan and may be used for future purposes as reasonably directed by Bally’s. Following the Closing, Bally’s will use its reasonable best efforts to resolve the settlement of shares and other administrative actions under the SIPs in a manner that considers the relevant tax consequences to the participants and Bally’s.

Certain Effects on Bally’s if the Merger Transactions Are Not Completed

If the Merger Proposal is not adopted as a result of the failure to obtain the Requisite Stockholder Approval, or if the Company Merger is not completed for any other reason, Company Stockholders will not be entitled to receive any payment for their shares of Company Common Stock in connection with the Company Merger or other transactions contemplated by the Merger Agreement.

Instead, (i) Bally’s will remain an independent public company, (ii) each share of Company Common Stock that was assigned the Rolling Company Share CUSIP will revert back to having its original CUSIP number, (iii) the Company Common Stock will continue to be listed and traded on NYSE under the symbol “BALY” (and trading under the BALY.T symbol will be discontinued) and registered under the Exchange Act, and (iv) the Company will continue to file periodic reports with the SEC. In specified circumstances in which the Merger Agreement is terminated, Bally’s has agreed to pay Parent a termination fee, or if applicable, Parent has agreed to pay Bally’s a termination fee. For more information, see the sections of this proxy statement captioned “The Merger Agreement — Termination of the Merger Agreement,” and “The Merger Agreement — Termination Fees” and “Special Factors — Certain Effects on Bally’s if the Merger Transactions Are Not Completed.”

Interests of Bally’s Directors and Executive Officers in the Merger Transactions

In considering the recommendations of the Special Committee and the Bally’s Board with respect to the Merger Transactions, you should be aware that, aside from their interests as holders of Company Common Stock, Bally’s directors and executive officers may have interests in the Merger Transactions that are different from, or in addition to, your interests as a stockholder. In particular:

•        Soohyung Kim, the Chairman of the Company’s Board, is the Managing Partner and Chief Investment Officer of Standard General. Parent and SG Gaming are wholly owned and controlled by Standard General. As of the date of this proxy statement, Standard General and Mr. Kim beneficially own 10,612,969 shares of Company Common Stock, or 26.1% of the Company Common Stock. In addition, as of the date of this proxy statement, SG Gaming owns 10,967,117.016 shares (representing 93.88% of the total outstanding shares) of Queen Common Stock.

•        Terrence Downey has served as President, Chief Executive Officer and as a member of Queen’s board of directors since November 2019.

•        Jaymin B. Patel, Jeffrey W. Rollins and Wanda Young Wilson are each entitled to receive a fee in connection with their service on the Special Committee;

•        Our directors and officers are entitled to continued indemnification and insurance coverage under the Merger Agreement and indemnification agreements between such individuals and Bally’s;

•        Robeson M. Reeves, George T. Papanier, Marcus Glover, Craig L. Eaton and Kim M. Barker, who are Bally’s current named executive officers, are all party to employment agreements with Bally’s which provide for severance benefits in certain termination scenarios; and

•        Our directors and current named executive officers hold certain awards of Company Restricted Stock, Company RSUs and Company PSUs that are subject to “single-trigger” or “double-trigger” vesting acceleration in connection with the consummation of the Merger Transactions.

For a more detailed description of the interests of Bally’s executive officers and directors in the Merger, see “Special Factors — Interests of Bally’s Directors and Executive Officers in the Merger Transactions.”

Intent of Bally’s Directors and Executive Officers and Certain Stockholders to Vote in Favor of the Merger Transactions

•        Intent of Bally’s Directors and Executive Officers to Vote in Favor of the Company Merger.    Bally’s directors and executive officers have informed Bally’s that, as of the date of this proxy statement, they intend to vote all of the shares of Company Common Stock beneficially owned by them in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. As of the Record Date, Bally’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [•] shares of Company Common Stock, collectively representing approximately [•]% of the shares of Company Common Stock outstanding as of the Record Date. Other than SRL, which is an affiliate of Mr. Kim and a party to the SRL Support Agreement, none of Bally’s directors and executive officers has entered into any agreements or is bound by any agreements obligating him or her to vote in favor of the Merger Proposal at the Special Meeting. For more information, see the section of this proxy statement captioned “Special Factors — Intent of Bally’s Directors and Executive Officers to Vote in Favor of the Company Merger.”

•        Intent of Certain Stockholders to Vote in Favor of the Company Merger.    SRL, SBG Gaming and Noel Hayden, who beneficially own, in the aggregate, [•] shares of Company Common Stock, collectively, representing approximately [•]% of the shares of Company Common Stock outstanding as of the Record Date, entered into the Support Agreements, pursuant to which each of them agreed to vote all of their shares of Company Common Stock in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, in each case, subject to the terms and conditions contained in the Support Agreements. However, approval of the Merger Proposal requires the affirmative vote of both: (a) the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote thereon and (b) the holders of a majority of the outstanding shares of Company Common Stock held by the Unaffiliated Company Stockholders and entitled to vote thereon, which excludes all of the shares of Company Common Stock held, directly or indirectly, by or on behalf of: (i) Parent, SRL, SBG Gaming and Noel Hayden or their respective Affiliates and those members of the Bally’s Board who are employees of Parent, SBG Gaming or any of their respective Affiliates; (ii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act; and (iii) any Company Stockholder who, prior to the receipt of the Requisite Stockholder Approval, enters into any contract, agreement or other arrangement with any Buyer Party or any of its respective Affiliates pursuant to which such Company Stockholder agrees to vote to adopt the Merger Agreement or to make a Rolling Share Election. For more information, see the sections of this proxy statement captioned “Special Factors — Intent of Certain Stockholders to Vote in Favor of the Merger Transactions” and “The Support Agreements,” as well as the full text of the Support Agreements, attached as Annex C, which are incorporated by reference in this proxy statement in their entirety.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, Standard RI Ltd., an Affiliate of the Parent (the “Guarantor”), delivered to the Company a limited guarantee, dated as of July 25, 2024 between the Guarantor, Parent and the Company, pursuant to which the Guarantor has agreed to guarantee the payment of certain obligations of the Buyer Parties, including the payment of a termination fee of $22,200,000 in certain circumstances, and amounts in respect of certain other obligations of the Buyer Parties, in an aggregate amount not to exceed $25,200,000, in each case if and when payable pursuant to the Merger Agreement.

The Support Agreements

Concurrently with the execution of the Merger Agreement, Bally’s and Parent entered into a support agreement, dated July 25, 2024, with each of SRL (the “SRL Support Agreement”), SBG Gaming (the “SBG Support Agreement”) and Noel Hayden (the “NH Support Agreement”), pursuant to which, among other things:

•        each of SRL, SBG Gaming and Noel Hayden (the “SA Parties”) agreed to vote all shares of Company Common Stock owned of record or beneficially by such SA Party (a) in favor of (i) the adoption of the Merger Agreement and the Company Merger, (ii) any proposal to adjourn or postpone any Company Stockholder Meeting to a later date, and (iii) any other proposal to be voted upon or consented to by the Company Stockholders at any stockholder meeting, the approval of which is necessary for the consummation of the Company Merger and the other transactions contemplated by the Merger Agreement and (b) against (i) any proposal, action or agreement that would reasonably be expected to result in any condition set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date, (ii) any Acquisition Proposal, (iii) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving Bally’s (except as contemplated by the Merger Agreement) and (iv) any other proposal, action or agreement that would reasonably be expected to prevent or materially impede or materially delay the consummation of the Company Merger or any of the other transactions contemplated by the Merger Agreement;

•        each SA Party agreed to make valid a Rolling Share Election with respect to all shares of Company Common Stock owned of record or beneficially by such SA Party; and

•        SBG agreed to irrevocably waive the right to receive, or to elect to receive, the Per Share Price or any other cash in connection with the Company Merger or the other transactions contemplated by the Merger Agreement as a result of any exercise of the warrants and options held by SBG.

In addition, pursuant to the SBG Support Agreement, SBG will deliver to Bally’s options to purchase 1,639,669 shares of Company Common Stock at prices between $30.00 and $45.00 per share for cancellation and retirement and, in exchange therefore, Bally’s will issue to SBG warrants to purchase 384,536 shares of Company Common Stock, which warrants will include terms substantially similar to the terms of the warrants currently held by SBG.

The SRL Support Agreement will terminate upon the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms and (ii) the Company Effective Time.

The SBG Support Agreement and the NH Support Agreement will terminate upon the earliest of (i) the date that is 15 months from July 25, 2024 (i.e., October 25, 2025), (b) the valid termination of the Merger Agreement in accordance with its terms and (c) the Company Effective Time.

The Side Letter

Concurrently with the execution of the Merger Agreement, Bally’s entered into a letter agreement, dated July 25, 2024, with Standard General Master Fund II L.P., an affiliate of Parent and the “ultimate parent entity” of Parent for purposes of the regulatory filings set forth in the Merger Agreement (“Ultimate Parent”), Parent and Queen, pursuant to which, upon the terms and subject to the conditions therein, among other things, Ultimate Parent agreed to perform and comply with certain regulatory obligations of the Buyer Parties and, where applicable, Affiliates of Parent under the Merger Agreement.

Parent’s obligations under the letter agreement will expire upon the earliest of (a) the Closing and (b) the valid termination of the Merger Agreement in accordance with its terms.

The Registration Rights Agreement

At Closing, SRL and SG Gaming (together with their permitted transferees, the “SG Holders”), as well as any holders of Rolling Company Shares that elect to become party to the Registration Rights Agreement by executing and delivering a joinder thereto, which may be executed by means of their Rolling Share Election forms substantially in the form attached as Annex I or such other means as the Company may provide prior to Closing, no later than five (5) Business Days after Closing (together with their permitted transferees, the “Rolling Holders”), will enter into a Registration Rights Agreement with the Company substantially in the form attached as Annex F. The Registration Rights Agreement will provide the SG Holders with certain demand rights and will provide the SG Holders and the Rolling Holders party thereto certain piggyback rights in relation (at any time) to any shares of Company Common Stock or Rolling Company Shares then held by such SG Holders and Rolling Holders, respectively, until the relevant securities cease to be registrable under the terms thereof. The demand rights and piggyback rights under the Registration Rights Agreement will be subject to certain limitations, including: the ability of the Company (not more than twice in any 12-month period) to postpone the filing of a demanded registration statement or suspend the use of any shelf registration statement for up to 90 days if the Company Board determines in good faith that such registration could materially interfere with a bona fide business or financing transaction under consideration by the Company; as well as the ability of a majority of the independent directors of the Company then in office to waive the application of the Rolling Holders’ piggyback rights to the extent set forth in the Certificate of Incorporation (taking into account any considerations the independent directors determine to be appropriate in the circumstances). The terms of the Registration Rights Agreement will also require the SG Holders and the Rolling Holders to abide by certain confidentiality, trading and other restrictions in relation to notifications, discussions and other information pursuant thereto (including, in respect of certain underwritten offerings, by entering into applicable lockup agreements). These confidentiality and trading restrictions will apply to each Rolling Holder regardless of whether such Rolling Holder elects to exercise its piggyback rights in connection with a particular offering. Each SG Holder and Rolling Holder will be permitted to assign its rights and obligations under the Registration Rights Agreement to any valid transferee of its registrable securities that becomes a party to the agreement by executing and delivering a joinder substantially in the form attached thereto.

Certain Material U.S. Federal Income Tax Consequences of the Company Merger

If a holder does not make a Rolling Share Election for any of its shares of Company Common Stock, and receives cash in exchange for all of its shares of Company Common Stock pursuant to the Company Merger, assuming such holder does not otherwise directly, indirectly or constructively (under certain attribution rules set forth in the Code) own shares of the Company or any interest in Queen, the U.S. federal income tax consequences will generally be as follows: a U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received pursuant to the Company Merger in exchange for such shares and the holder’s adjusted tax basis in such shares, and for a non-U.S. holder the exchange generally will not result in U.S. federal income tax to such non-U.S. holder unless such non-U.S. holder has certain connections with the United States. For a more complete description of the U.S. federal income tax consequences of the Company Merger, see the section entitled “Special Factors — Certain Material U.S. Federal Income Tax Consequences of the Company Merger.”

The U.S. federal income tax consequences of a holder making a Rolling Share Election for some, but not all, of the holder’s shares of Company Common Stock will depend on whether the exchange of shares of Company Common Stock for cash pursuant to the Company Merger qualifies as a sale of Company Common Stock under Section 302 of the Code or as a corporate distribution. Although not free from doubt, a holder that makes a Rolling Share Election for all of such holder’s shares of Company Common Stock should not have any U.S. federal income tax consequences as a result of the Company Merger.

You should carefully read the section entitled “Special Factors — Certain Material U.S. Federal Income Tax Consequences of the Company Merger” and consult your tax advisor regarding the particular tax consequences of the Company Merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

No Solicitation; Intervening Event; Change of Recommendation

Under the Merger Agreement, Bally’s has agreed that neither it nor its Subsidiaries will, from the date of the Merger Agreement until the earlier to occur of the valid termination of the Merger Agreement and the Company Effective Time:

•        solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•        furnish to any Person (other than to the Buyer Parties, the Parent Affiliated Persons or any of their respective Affiliates, Representatives or respective designees) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than to the Buyer Parties, the Parent Affiliated Persons or any of their respective Affiliates, Representatives or designees), in any case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•        participate or engage in discussions (subject to certain exceptions) or negotiations with any Person with respect to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•        approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•        enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other agreement relating to an Acquisition Transaction, other than certain Acceptable Confidentiality Agreements (an “Alternative Acquisition Agreement”); or

•        authorize or commit to do any of the foregoing.

However, at any time prior to receipt of the Requisite Stockholder Approval, if the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel (as applicable), that an unsolicited, bona fide written Acquisition Proposal, that did not result from a material breach of Bally’s obligations under the no-shop provisions in the Merger Agreement, constitutes or is reasonably likely to lead to a Superior Proposal, and the Special Committee determines in good faith after consultation with its financial advisor and outside legal counsel (as applicable) that the failure to engage in discussions or negotiations concerning such Acquisition Proposal would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law, Bally’s and the Special Committee may engage in discussions or negotiations with the third party with respect to such third party’s Acquisition Proposal, subject to certain notification requirements in favor of Parent. For more information, see the section of this proxy statement captioned “The Merger Agreement — No Solicitation of Other Offers; Recommendation Changes.”

Following the date of the Merger Agreement, the Company Board (or a committee thereof, including the Special Committee) generally may not:

•        withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Special Committee Recommendation or the Company Board Recommendation in a manner adverse to any Buyer Party;

•        adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal;

•        fail to publicly reaffirm the Special Committee Recommendation or Company Board Recommendation within 10 Business Days after Parent so requests in writing (but Bally’s will have no obligation to make such reaffirmation on more than three separate occasions);

•        take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer within 10 Business Days after commencement thereof, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication);

•        fail to include the Special Committee Recommendation or the Company Board Recommendation in the proxy statement (any of the foregoing, a “Recommendation Change”); or

•        cause or permit the Company Group to enter into an Alternative Acquisition Proposal.

Neither the Special Committee Recommendation nor the Company Board Recommendation applies to, and neither the Company Board nor the Special Committee has considered, the terms and conditions of the Rolling Share Election or the Rolling Company Shares.

Before receiving the Requisite Stockholder Approval, if there has been no material breach of Bally’s obligations under the no-shop provisions in the Merger Agreement, either (i) the Company Board (or a committee thereof), upon the recommendation of the Special Committee or (ii) the Special Committee, may effect a Recommendation Change or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement for a Superior Proposal if the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel (as applicable), that an unsolicited, bona fide Acquisition Proposal constitutes a Superior Proposal, and the Special Committee determines in good faith after consultation with its financial advisor and outside legal counsel (as applicable) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law, subject to certain notification requirements and matching rights in favor of Parent. The Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee, may effect a Recommendation Change in response to an Intervening Event, subject to the foregoing procedural requirements. For more information, see the section of this proxy statement captioned “The Merger Agreement — No Solicitation of Other Offers; Recommendation Changes.”

Financing of the Merger Transactions

Parent estimates that the total amount of funds necessary to complete the Merger Transactions will be approximately $[•] million, assuming no Rolling Company Shares other than shares of Company Common Stock held by SRL, SBG Gaming and Noel Hayden under the terms of the Support Agreements.

In connection with the financing of the Merger Transactions, Parent, Apollo Global Securities, LLC and Apollo Capital Management, L.P. (“Apollo”) entered into a debt commitment letter (the “Debt Commitment Letter”) pursuant to which Apollo, on behalf of investments funds, separate accounts and other entities owned, controlled, managed and/or advised by it or its affiliates, committed to purchase, on the terms and subject to the conditions set forth in the Debt Commitment Letter, at or prior to the Company Effective Time, first lien notes in an amount up to $500,000,000 (the “Debt Financing”). Parent will assign the rights and benefits of the commitments under the Debt Commitment Letter to Bally’s at or shortly before the Company Effective Time, and the first lien notes will be issued by Bally’s.

Under the Merger Agreement, up to $160 million (the “Company Cash Amount”) of the aggregate cash merger consideration payable in connection with the Company Merger to holders of Company Common Stock who receive the Per Share Price is required to be funded through a combination of Bally’s cash on hand and borrowings under Bally’s existing credit agreement, to the extent such cash is available to Bally’s. Bally’s is required to use commercially reasonable efforts to have the Company Cash Amount available at the Closing. The Company Cash Amount will be decreased by an amount in cash equal to the aggregate dollar value of (i) the number of Rolling Company Shares multiplied by (ii) the Per Share Price. The aggregate amount of the Company Cash Amount that Bally’s is required to fund at the Closing is referred to as the “Company Contribution Amount.”

The obligation of the parties to consummate the Merger Transactions is not subject to the availability of the Debt Financing, but Parent is only required to apply the proceeds from the Debt Financing to consummate the Merger Transactions if Bally’s has available to it and is ready, willing and able to pay the Company Contribution Amount simultaneously.

The proceeds from the Debt Financing, together with the Company Contribution Amount, will be used to consummate the Merger Transactions, including paying the aggregate cash merger consideration, repaying certain existing indebtedness of Queen and paying certain fees and expenses in connection with the Merger Transactions.

For more information, please see the section of this proxy statement captioned “Special Factors — Financing of the Merger Transactions.”

Conditions to the Closing of the Merger Transactions

The respective obligations of the Buyer Parties and the Company Parties to consummate the Merger Transactions are subject to the satisfaction or waiver (where permissible pursuant to applicable law, except with respect to the Requisite Stockholder Approval, which is not waivable) of each of the following conditions:

•        the receipt of the Requisite Stockholder Approval;

•        the waiting period (and any extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act must have expired or been earlier terminated;

•        all Requisite Gaming Approvals must have been filed or obtained or waived, as applicable, and all Requisite Gaming Approvals must be in full force and effect; and

•        the consummation of the Company Merger, the Queen Merger or the Queen Share Contribution not being restrained, enjoined, rendered illegal or otherwise prohibited by any statute, rule, regulation, law, order, preliminary or permanent injunction or other judgment of any Governmental Authority of competent jurisdiction.

In addition, the obligations of the Buyer Parties to consummate the Queen Merger and the Queen Share Contribution are subject to the satisfaction or waiver by Parent (to the extent permitted under applicable law), at or prior to the Closing, of the following conditions:

•        subject to certain exceptions and materiality standards provided in the Merger Agreement, the representations and warranties of the Company Parties must be true and correct as of the date of the Merger Agreement and as of immediately prior to the Queen Effective Time on the Closing Date (except to the extent a representation or warranty speaks as of an earlier date, in which case, as of such date);

•        each Company Party must have complied with and performed in all material respects all obligations required to be complied with or performed by it under the Merger Agreement at or prior to the Closing;

•        the absence of any Company Material Adverse Effect since the date of the Merger Agreement that remains in effect as of immediately prior to the Queen Effective Time; and

•        Parent must have received a certificate from the Company Parties verifying the foregoing conditions have been satisfied.

The obligations of the Company Parties to effect the consummation of the Merger Transactions are subject to the satisfaction or waiver by Bally’s (to the extent permitted under applicable law), at or prior to the Closing, of the following conditions:

•        subject to certain exceptions and materiality standards provided in the Merger Agreement, the applicable representations and warranties of Queen, Parent and SG Gaming must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent a representation or warranty speaks as of an earlier date, in which case, as of such date);

•        each Buyer Party must have complied with and performed in all material respects all obligations required to be complied with or performed by it under the Merger Agreement at or prior to the Closing; and

•        the Company Parties must have received a certificate from each Buyer Party verifying the foregoing conditions have been satisfied.

Termination of the Merger Agreement

The Merger Agreement contains customary mutual termination rights for either party, including:

•        by mutual written consent;

•        a result of any law that prohibits consummation of the Merger Transactions;

•        if the Closing has not occurred by July 25, 2025, the Termination Date;

•        failure to obtain the Requisite Stockholder Approval; or

•        material breach by the other party of any of its representations, warranties or covenants that would cause certain closing conditions not to be satisfied, and the breach is not curable or, if curable, is not cured within the time period set forth in the Merger Agreement.

Parent has the further right to terminate the Merger Agreement if:

•        prior to the time the Requisite Stockholder Approval is obtained, the Company Board (or a committee thereof, including the Special Committee) has effected a Recommendation Change that has not been withdrawn by mutual written consent; or

•        (a) all mutual closing conditions and closing conditions applicable to the Company Parties set forth in the Merger Agreement are satisfied, (b) Financing Sources are unwilling or unable to fund the Debt Financing and (c) Bally’s is unwilling or unable to fund the Company Contribution Amount (subject to a 60-day cure period in favor of Bally’s).

Bally’s has the further right to terminate the Merger Agreement if:

•        prior to obtaining the Requisite Stockholder Approval, (a) Bally’s has received a Superior Proposal, (b) the Company’s Board (upon the recommendation of the Special Committee) or the Special Committee has authorized Bally’s to enter into an agreement to consummate the alternative acquisition transaction contemplated by such Superior Proposal, (c) the Company has complied in all material respects with its obligations under the no-shop provisions under the Merger Agreement and (d) concurrently with such termination, Bally’s pays to Parent a termination fee in the amount of $11,100,000; or

•        (a) all closing conditions applicable to the Buyer Parties set forth in the Merger Agreement are satisfied, (b) Bally’s confirms in writing to Parent that Bally’s is ready, willing and able to consummate the Closing (including that it has available to it the funds necessary to fund the Company Contribution Amount on such date if such date were the Closing Date and is ready, willing and able to fund the Company Contribution Amount) and (c) and the Financing Sources are unwilling or unable to fund the Debt Financing (subject to a 60-day cure period in favor of Parent).

For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” of this proxy statement.

Termination Fees and Remedies

The Merger Agreement provides that Bally’s is required to pay Parent a termination fee equal to $11,100,000 in the event that the Merger Agreement is terminated:

•        by either Bally’s or Parent in connection with the failure of the Closing to have been consummated by the Termination Date or due to the failure to obtain the Requisite Stockholder Approval, or by Parent as a result of the Company Parties having breached any of their representations, warranties, covenants or agreements contained in the Merger Agreement which would give rise to the failure of certain closing conditions and such breach is not cured or capable of being cured prior to the Termination Date and (i) a proposal for an alternative acquisition transaction had been publicly announced or disclosed and was not irrevocably withdrawn within the time set forth in the Merger Agreement, and (ii) within six months following the termination of the Merger Agreement, either an alternative acquisition transaction is consummated or Bally’s enters into a definitive agreement providing for the consummation of an alternative acquisition transaction;

•        by Parent following a Recommendation Change; or

•        by Bally’s in order to enter into an agreement to consummate the alternative acquisition transaction contemplated by a Superior Proposal.

The Merger Agreement also provides that Parent is required to pay Bally’s a termination fee equal to $22,200,000 in cash (provided that, at the election of Parent, Parent may satisfy such obligation in lieu of paying such termination fee in cash by delivering to Bally’s a number of shares of Company Common Stock equal to (i) $22,200,000 divided by (ii) the Termination Fee Per Share Price) in the event that Bally’s terminates the Merger Agreement as a result of the failure of the Debt Financing to be funded, subject to certain exceptions set forth in the Merger Agreement.

For more information, see the section of this proxy statement entitled “The Merger Agreement — Termination Fees.”

Remedies

Bally’s, Parent, Queen, Merger Sub I, Merger Sub II and SG Gaming are not entitled to seek monetary damages from the other Parties except in the case of a Willful and Material Breach of the Merger Agreement. As further described in the section of this proxy statement captioned “The Merger Agreement — Limitation on Liability”:

•        the aggregate monetary damages payable by the Buyer Parties for breaches under the Merger Agreement are capped at an amount equal to $22,200,000 in the aggregate (provided that, at the election of Parent, Parent may satisfy such obligation in lieu of paying such damages in cash by delivering to Bally’s a number of shares of Company Common Stock equal to (i) the amount of such damages divided by (ii) the Damages Per Share Price).

•        The aggregate monetary damages payable by Bally’s for breaches under the Merger Agreement are capped at $11,100,000 in the aggregate.

Specific Performance

Bally’s and Parent are entitled to specifically enforce each other’s obligations under the Merger Agreement to consummate the transaction only if (i) all applicable closing conditions are satisfied, (ii) the Debt Financing has been funded (or is available to be funded) and (iii) the Company Contribution Amount is available to be funded upon the granting of specific performance and funding of the Debt Financing. For more information, see the section of this proxy statement entitled “The Merger Agreement — Specific Performance.”

Appraisal Rights

Bally’s is a Delaware corporation. As such, Bally’s is governed by the DGCL. Section 262 of the DGCL sets forth the circumstances in which stockholders of a Delaware corporation are entitled to seek an appraisal by the Delaware Court of Chancery of the fair value of the stockholder’s shares of stock. Because of Section 262(b)(2)a. of the DGCL and the Rolling Share Election, Company Stockholders may not clearly be entitled to seek an appraisal of their shares of Company Common Stock in the Company Merger. However, the parties have agreed that, shares of Company Common Stock will be entitled to rights of appraisal under Section 262 of the DGCL, in accordance with Section 2.7(c) of the Merger Agreement. In order to validly make Rolling Share Elections, stockholders desiring to make a Rolling Share Election will be required to waive appraisal rights in respect of any shares of Company Common Stock that they hold or acquire that are subject to a Rolling Share Election. The descriptions included in this proxy statement with respect to the appraisal rights of the holders of record or beneficial owners of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) pursuant to Section 262 of the DGCL disregards the applicability of Section 262(b)(2)a. of the DGCL to the Company Merger. The Merger Agreement incorporated by reference the requirements, rights and procedures of Section 262 of the DGCL (other than Section 262(b)(2)a. of the DGCL), which are summarized below and throughout this proxy statement. References to Section 262 of the DGCL in this proxy statement, therefore, mean Section 262 of the DGCL as incorporated by reference into the Merger Agreement. The Merger Agreement also provides that appraisal rights pursuant to Section 262 of the DGCL are only available for shares of Company Common Stock that are issued and outstanding as of immediately prior to the Company Effective Time and are not Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares. Therefore, if you wish to exercise appraisal rights with respect to some or all of your shares, you should not, with respect to such shares, make a Rolling Share Election or otherwise become the holder or owner of shares of Company Restricted Stock or Company Contribution Shares.

If the Company Merger is consummated, holders of record or beneficial owners of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) who (1) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal); (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Company Common Stock through the effective date of the Company Merger; (3) properly demand appraisal of their applicable shares of Company Common Stock; (4) meet certain requirements pursuant to Section 262 of the DGCL and in the Merger Agreement as described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) in connection with the Company Merger and in accordance with Section 262 of the DGCL if certain conditions set forth in Section 262(g) of the DGCL are satisfied. The requirements in the Merger Agreement and under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by the Merger Agreement and Section 262 of the DGCL, which is the relevant section of the DGCL regarding appraisal rights. A copy of the Merger Agreement is attached as Annex A-1 to the proxy statement, a copy of the First Merger Agreement Amendment is attached as Annex A-2 to the proxy statement and a copy of the Second Merger Agreement Amendment is attached as Annex A-3 to the proxy statement. A copy of Section 262 of the DGCL is attached hereto as Annex H and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

This means that such holders of record and beneficial owners may be entitled to have their shares of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares), exclusive of any element of value arising from the accomplishment or expectation of the Company Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Company Merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Company Merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to persons entitled to appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, any persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Persons considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Company Common Stock. For more information, see the section of this proxy statement captioned “Appraisal Rights — Determination of Fair Value.”

To exercise appraisal rights, a holder of record or a beneficial owner of Company Common Stock must (1) submit a written demand for appraisal of such holder’s or owner’s shares of Company Common Stock to the Company before the vote is taken on the Merger Proposal; (2) not vote, in person or by proxy, in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal); (3) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) the subject shares of Company Common Stock through the Company Effective Time of the Company Merger; and (4) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL and the Merger Agreement, including not making a Rolling Share Election. If you are a beneficial owner of shares of Company Common Stock and you wish to exercise your appraisal rights in such capacity, in addition to the foregoing requirements, your demand for appraisal must also (1) reasonably identify the holder of record of the shares of Company Common Stock for which the demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of such shares of Company Common Stock and include a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by the surviving corporation hereunder and to be set forth on the verified list required by Section 262(f) of the DGCL. The failure to follow exactly the procedures specified in the Merger Agreement and under the DGCL may result in the loss of appraisal rights. The requirements in the Merger Agreement and under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by the Merger Agreement and Section 262 of the DGCL, which is the relevant section of the DGCL regarding appraisal rights. A copy of the Merger Agreement is attached as Annex A-1 to the proxy statement, a copy of the First Merger Agreement Amendment is attached as Annex A-2 to the proxy statement and a copy of the Second Merger Agreement Amendment is attached as Annex A-3 to the proxy statement. A copy of Section 262 of the DGCL is attached hereto as Annex H and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Litigation Related to the Merger

As of September 27, 2024, Bally’s has received seven letters from purported Company Stockholders seeking to investigate potential claims relating to the Merger Transactions or asserting various purported disclosure deficiencies in Bally’s proxy materials. Bally’s believes that the claims raised by such purported Company Stockholders are without merit.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger Agreement and the Merger Transactions, as well as the Special Meeting. These questions and answers may not address all questions you may have or that are important to you. Bally’s encourages you to carefully read the more detailed information contained elsewhere in this proxy statement, including the annexes to this proxy statement and the other documents to which the Company refers in this proxy statement in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find Additional Information.”

Q:     Why am I receiving these materials?

A:     On July 25, 2024, Bally’s entered into the Merger Agreement. The Merger Agreement provides, among other things and on the terms and subject to the conditions in the Merger Agreement, in connection with the Closing of the transaction, (i) SG Gaming will contribute to Bally’s all shares of Queen Common Stock that it owns in exchange for shares of Company Common Stock based on the Queen Exchange Ratio, (ii) as promptly as possible following the Queen Share Contribution, Merger Sub I will merge with and into Bally’s, with the Company surviving the Company Merger and (iii) as promptly as possible thereafter, Merger Sub II will merge with and into Queen, with Queen surviving the Queen Merger as a direct, wholly owned Subsidiary of the Company.

Subject to the terms and conditions of the Merger Agreement, at the Company Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Company Effective Time (other than (i) Owned Company Shares, (ii) shares of Company Restricted Stock, (iii) Rolling Company Shares, (iv) Dissenting Shares and (v) Company Contribution Shares) will be converted into the right to receive cash consideration equal to the Per Share Price. Each holder of shares of Company Common Stock (other than the Company or its Subsidiaries) will have the option to make a Rolling Share Election with respect to all or any portion of its shares of Company Common Stock, which may be rejected under certain circumstances, as set forth in the Merger Agreement, by the Company or Parent.

In making any Rolling Share Election, each record holder making such election that is accepted will be deemed to have elected to have each such Rolling Company Share assigned the Rolling Company Share CUSIP that will identify the Rolling Company Shares. Bally’s will use commercially reasonable efforts to cause the Rolling Company Shares: (i) to be assigned the new Rolling Company Share CUSIP and (ii) to be eligible for trading on the NYSE under the ticker symbol BALY.T, from the Election Deadline until the Company Effective Time. Any Company Stockholder who fails to properly make a Rolling Share Election on or before the Election Deadline with respect to all or any portion of such record holder’s shares of Company Common Stock will be deemed to have not made a Rolling Share Election with respect to such shares. However, Parent and the Company (subject to the prior approval by the Special Committee) reserve the right to cause one or more periods for Rolling Share Elections to be made prior to the Company Effective Time subject to such deadlines and procedures as they may determine to be necessary or appropriate. There can be no assurance, however, that Parent or the Company will allow for additional Rolling Share Election periods following the Election Deadline. The Company will notify Company Stockholders of each such period and the related deadlines and procedures by the filing with the SEC of a Form 8-K or such other report or schedule as may be appropriate. In the event any such additional period for Rolling Share Elections is elected, Rolling Share Elections made in any prior period for Rolling Share Elections, including those made prior to the original Election Deadline, may not be revoked by the applicable Company Stockholder who made such prior Rolling Share Election. In order to validly make Rolling Share Elections, stockholders desiring to make a Rolling Share Election will be required to waive appraisal rights in respect of any shares of Company Common Stock that they hold or may hereafter acquire that are subject to a Rolling Share Election.

At the Company Effective Time, the Rolling Company Shares (including the Rolling Company Shares held by the parties to the Support Agreements) will be the only shares of Company Common Stock that remain outstanding and it is expected that all such Rolling Company Shares will continue to keep the Rolling Company Share CUSIP, will remain registered with the SEC and will continue trading under the original BALY ticker symbol on the NYSE or the OTCQX, or another national securities exchange in the United States, based on applicable listing requirements. An Election Form may only be revoked by the applicable record holder of Company Common Stock who submitted such Election Form to the Payment Agent by written notice of revocation received by the Payment Agent prior to the Election Deadline.

Neither the Special Committee nor the Bally’s Board has made any recommendation with regard to whether any stockholders of the Company should take the Rolling Share Election or retain and hold the Rolling Company Shares, has considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares, or has made any recommendation with regard to or the merits of retaining an investment in the Company.

In order to complete the Merger Transactions, Bally’s stockholders must vote to approve the adoption of the Merger Agreement at the Special Meeting. The affirmative vote of both: (1) the holders of a majority of all of the outstanding shares of Company Common Stock, and (2) the holders of a majority of the outstanding shares of Company Common Stock held by the Unaffiliated Stockholders are conditions to the consummation of the Merger Transactions. The Bally’s Board is furnishing this proxy statement and form of proxy card to the holders of shares of Company Common Stock as of the Record Date in connection with the solicitation of proxies of Bally’s stockholders to be voted at the Special Meeting.

This proxy statement, which you should read carefully and in its entirety, including the annexes to this proxy statement and the other documents to which the Company refers in this proxy statement, contains important information about the Merger Agreement and the Merger Transactions, as well as the Special Meeting and the matters to be voted on at the Special Meeting. The enclosed materials allow you to submit a proxy to vote your shares of Company Common Stock without attending the Special Meeting and to ensure that your shares of Company Common Stock are represented and voted at the Special Meeting. Your vote is very important. Even if you plan to attend the Special Meeting, the Company encourages you to submit a proxy as soon as possible.

Q:     What are the transactions contemplated by the Merger Agreement and what effects will they have on the Company?

A:     If the Merger Proposal is approved by Bally’s stockholders and the other closing conditions under the Merger Agreement are satisfied or duly waived: (i) SG Gaming, an Affiliate of Parent, will contribute all of the shares of Queen Common Stock held by SG Gaming to Bally’s and in exchange, Bally’s will issue to SG Gaming a total of 26,909,895 newly issued shares of Company’s Common Stock based upon the Queen Exchange Ratio; (ii) as promptly as possible following the Queen Share Contribution, Merger Sub I and Bally’s will consummate the Company Merger with the Company; and (iii) as promptly as possible thereafter, Merger Sub II will merge with and into Queen, with Queen surviving the Queen Merger as a direct, wholly owned Subsidiary of Bally’s. As a result of the Merger Transactions, Parent and its Affiliates will beneficially own 80.8% of the outstanding Company Common Stock. The percentage assumes no Rolling Company Shares other than shares of Company Common Stock held by SRL, SBG Gaming and Noel Hayden under the terms of the Support Agreements.

Q:     What will I receive if the transactions contemplated by the Merger Agreement are completed?

A:     Upon the terms and subject to the conditions of the Merger Agreement, at the Company Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Company Effective Time Company Effective Time (other than (i) Owned Company Shares, (ii) shares of Company Restricted Stock, (iii) Rolling Company Shares, (iv) Dissenting Shares and (v) Company Contribution Shares) will be converted into the right to receive cash consideration equal to Per Share Price. Each holder of shares of Company Common Stock (other than the Company or its Subsidiaries) will have the option to make a Rolling Share Election with respect to all or any portion of its shares of Company Common Stock, which may be rejected under certain circumstances, as set forth in the Merger Agreement, by the Company or Parent.

Neither the Special Committee nor the Bally’s Board has made any recommendation with regard to whether any stockholders of the Company should take the Rolling Share Election or retain and hold the Rolling Company Shares, has considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares, or has made any recommendation with regard to or the merits of retaining an investment in the Company.

Q:     How does the Per Share Price compare to the market price of the Company Common Stock?

A:     The Per Share Price amount represents (i) an approximately 71% premium over Bally’s 30-day volume weighted average price per share as of March 8, 2024, the last full trading day prior to Standard General’s initial non-binding proposal to acquire all outstanding shares of Company Common Stock not then currently owned for $15.00 per share and (ii) an approximately 46% premium over Bally’s 30-day volume weighted average price per share as of

July 24, 2024, the last trading day before public disclosure of the Company’s entry into the Merger Agreement. For more information, see the section of this proxy statement captioned “Important Information Regarding Bally’s — Market Price of Bally’s Common Stock.”

Q:     What will happen to Bally’s Equity Awards?

A:     Generally speaking, Bally’s Equity Awards will be treated as follows at the Company Effective Time:

•        Each outstanding award of Company RSUs, Company PSUs, and shares of Company Restricted Stock, in each case whether vested or unvested, will, automatically and without any required action by the holder of the applicable award of Company RSUs, Company PSUs and/or Company Restricted Stock, be continued by the Company from and after the Company Effective Time in accordance with the same terms and conditions (including any vesting, performance, acceleration, forfeiture, or repurchase rights) as were applicable to such award as of immediately prior to the Company Effective Time.

•        Each of such awards, when vested, will continue to be settled in shares of Company Common Stock from and after the Company Effective Time (subject to all applicable Taxes and withholdings), with any shares vesting immediately prior to or as of the Company Effective Time being treated as Rolling Company Shares.

•        Immediately prior to the Company Effective Time, all outstanding and unvested matching shares issuable under Supplements No. 2 and No. 3 to our 2021 Equity Incentive Plan will accelerate and vest in accordance with the provisions of the Company Equity Plans and, such then-vested matching shares will be settled by the Company, to the extent practicable and taking into account relevant tax considerations of participants thereunder, by means of the issuance of shares of Company Common Stock, with such shares being treated as Rolling Company Shares.

•        Any unallocated shares under Supplement No. 1 to our 2021 Equity Incentive Plan will be held by the trustee of such plan and may be used for future purposes as reasonably directed by the Company.

Q:     What am I being asked to vote on at the Special Meeting?

A:     You are being asked to vote on the following proposals:

•        The Merger Proposal:    the proposal to adopt the Merger Agreement, pursuant to which (i) SG Gaming will contribute all of its shares of Queen Common Stock to the Company, in exchange for newly issued shares of Company Common Stock; (ii) Merger Sub I will merge with and into Bally’s, with Bally’s continuing as the Surviving Corporation; and (iii) Merger Sub II will merge with and into Queen with Queen continuing as the surviving corporation and becoming a wholly owned Subsidiary of Bally’s. Upon the merger of Merger Sub I with and into Bally’s, each share of Company Common Stock issued and outstanding immediately prior to the Company Effective Time (other than shares of Company Common Stock owned by Company Stockholders electing to make or deemed to be making a Rolling Share Election, subject to certain exceptions) will be converted into the right to receive cash consideration equal to $18.25 per share of Company Common Stock;

In connection with the Queen Share Contribution and the Queen Merger, the Company will issue approximately 26,909,895 shares of Company Common Stock to “SG Gaming” and approximately 3,542,205 shares of Company Common Stock to the other stockholders of Queen comprising in the aggregate approximately 66.17% of the outstanding shares of Company Common Stock (determined as of September 24, 2024 and after giving effect to the Merger Transactions and no Rolling Company Shares other than shares of Company Common Stock held by SRL, SBG Gaming and Noel Hayden under the terms of the Support Agreements);

•        The Advisory Compensation Proposal:    the proposal to approve on a non-binding, advisory basis, the compensation that will or may become payable by Bally’s to its named executive officers in connection with the transactions contemplated by the Merger Agreement; and

•        The Adjournment Proposal:    the proposal to approve one or more adjournments of the Special Meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Proposal at the time of the Special Meeting.

Q:     When and where is the Special Meeting?

A:     The Special Meeting will take place virtually on [•], 2024 at [•], Eastern time. You may attend the Special Meeting solely via a live interactive webcast on the Internet at [•]. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares).

Q:     Who is entitled to vote at the Special Meeting?

A:     All of Bally’s stockholders as of the close of business on [•], 2024, which is the Record Date for determining the Company Stockholders entitled to notice of and vote at the Special Meeting, are entitled to vote their shares of Company Common Stock at the Special Meeting. As of the Record Date, there were [•] shares of Company Common Stock outstanding and entitled to vote at the Special Meeting. For each share of Company Common Stock that you own as of the close of business on the Record Date, you will have one vote on each matter submitted for a vote at the Special Meeting.

Q:     What vote is required to approve the Merger Proposal?

A:     Approval of the Merger Proposal requires the affirmative vote of both: (i) the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote thereon; and (ii) the holders of a majority of the outstanding shares of Company Common Stock held by the Unaffiliated Company Stockholders.

Q:     What vote is required to approve the Advisory Compensation Proposal?

A:     Approval of the Advisory Compensation Proposal requires the affirmative vote of the holders representing a majority of the votes cast by Company Stockholders present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote on such proposal.

Q:     What vote is required to approve the Adjournment Proposal?

A:     Approval of the Adjournment Proposal requires the affirmative vote of the holders representing a majority of the votes cast by the Company Stockholders present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote on such proposal.

Q:     What happens if I fail to vote or abstain from voting on a proposal?

A:     If you (1) are a stockholder of record as of the Record Date and fail to submit a signed proxy card, grant a proxy over the internet or by telephone, or vote your shares in person at the Special Meeting, or if you (2) hold your shares in “street name” and you fail to instruct your broker, bank or other nominee on how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, and such failure to vote will have the same effect as voting “AGAINST” the Merger Proposal, but will not have any effect on the outcome of the vote on Advisory Compensation Proposal or the Adjournment Proposal (assuming a quorum is present).

With respect to the Merger Proposal, if you abstain from voting, your shares will be counted as present for purposes of determining the presence of a quorum, but such abstention will have the same effect as voting “AGAINST” such proposal. With respect to the Advisory Compensation Proposal and the Adjournment Proposal, if you abstain from voting, your shares will be counted as present for purposes of determining the presence of a quorum, and such abstention will have no effect on such proposals.

Q:     How will Bally’s directors and executive officers and certain other stockholders vote on the Merger Proposal?

A:     Bally’s directors and executive officers currently owning shares of Company Common Stock have informed Bally’s that, as of the date of this proxy statement, they intend to vote all of the shares of Company Common Stock owned directly by them in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. As of the Record Date, Bally’s directors and executive officers beneficially owned, in the aggregate, approximately [•]% of the voting power of the shares of Company Common Stock outstanding as of the Record Date. For more information, see the section of this proxy statement captioned “Special Factors — Intent of Bally’s Directors and Executive Officers to Vote in Favor of the Merger Transactions.”

SRL, SBG Gaming and Noel Hayden, who beneficially owned, in the aggregate [•] shares of Company Common Stock, collectively representing approximately [•]% of the shares of Company Common Stock outstanding as of the Record Date, entered into the Support Agreements, pursuant to which each of them agreed to vote all of their shares of Company Common Stock in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, in each case, subject to the terms and conditions contained in the Support Agreements. However, approval of the Merger Proposal requires the affirmative vote of both (i) the holders of a majority of the outstanding shares of Company Common Stock and (ii) a majority of the outstanding shares of Company Common Stock held by the Unaffiliated Company Stockholders. For more information, see the section of this proxy statement captioned “Special Factors — Intent of Certain Stockholders to Vote in Favor of the Merger Transactions” and “The Support Agreements,” as well as the full text of the Support Agreements, attached as Annex C to this proxy statement, which are incorporated by reference in this proxy statement in their entirety.

Q:     What do I need to do now?

A:     We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement in their entirety and carefully and consider how the Merger Transactions affect you. Then, even if you expect to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card), so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction form provided by your bank, broker or other nominee for information on how to vote your shares. Please do not send your stock certificates with your proxy card.

Q:     What is the Special Committee, and what role did it play in evaluating the Merger Transactions?

A:     The Bally’s Board formed the Special Committee to review and consider the non-binding proposal received from Standard General on March 11, 2024 and any other strategic alternatives available to the Company, and to deliver a recommendation to the Bally’s Board from the Special Committee regarding the Company’s response to the non-binding proposal received from Standard General and any other strategic alternatives. The Special Committee is comprised solely of three Disinterested Directors. As more fully described in the section of this proxy statement captioned “Special Factors — Reasons for the Company Merger; Recommendation of the Special Committee and the Disinterested Directors,” the Special Committee evaluated the Merger Agreement, the Limited Guarantee, the Side Letter, the Support Agreements, the Debt Commitment Letter and the transactions contemplated by the Merger Agreement, including the Mergers, with the assistance of outside legal and financial advisors and, as appropriate, Bally’s management. At the conclusion of its review, the Special Committee, among other things, unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Company Merger, are fair to, and in the best interests of, Bally’s and the Unaffiliated Company Stockholders and (2) recommended that the Bally’s Board approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Company Merger, and determine that the Merger Agreement and the transactions contemplated thereby, including the Company Merger, are fair to, and in the best interests of, Bally’s and the Unaffiliated Company Stockholders and (3) recommended that, subject to approval of the Bally’s Board, the Bally’s Board submit the Merger Agreement to the Company Stockholders for their adoption, and recommend that the Company’s Stockholders vote for the adoption of the Merger Agreement at the Special Meeting. The Bally’s Board, acting upon the unanimous recommendation of the Special Committee, by a unanimous vote of Bally’s directors (excluding directors Soohyung Kim and Terrence Downey, who recused themselves due to their affiliation with Parent and/or Queen (such directors, the “Recused Directors”)), (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Company Merger, are fair to, and in the best interests of, Bally’s and the Unaffiliated Company Stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Company Merger; (3) approved and declared advisable the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder the Merger Agreement, and the consummation of, the Company Merger and the other transactions contemplated thereby upon the terms and subject to the conditions set forth in the Merger Agreement; (3) directed that the adoption of the Merger Agreement be submitted to a vote of the Company Stockholders at the Special Meeting, and (5) recommended that the Company Stockholders vote in favor of the adoption of the Merger Agreement at the Special Meeting.

Neither the Special Committee nor the Bally’s Board has made any recommendation with regard to whether any stockholders of the Company should take the Rolling Share Election or retain and hold the Rolling Company Shares, has considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares, or has made any recommendation with regard to or the merits of retaining an investment in the Company.

Q:     How does the Bally’s Board recommend that I vote?

A:     The Merger Agreement and the transactions contemplated thereby, including the Company Merger, have been unanimously approved and recommended by the Special Committee. The Bally’s Board, acting upon the unanimous recommendation of the Special Committee, by a unanimous vote of the Bally’s directors (other than the Recused Directors), recommends that you vote:

•        “FOR” the approval of the Merger Proposal;

•        “FOR” the approval of the Advisory Compensation Proposal; and

•        “FOR” the approval of the Adjournment Proposal.

You should read the section of this proxy statement captioned “Special Factors — Reasons for the Company Merger; Recommendation of the Special Committee and the Disinterested Directors” for a discussion of the factors that the Special Committee and the Bally’s Board considered in deciding to recommend and/or approve, as applicable, the approval of the adoption of the Merger Agreement.

Q:     What happens if the Merger Transactions are not completed?

A:     If the Merger Agreement is not adopted as a result of the failure to obtain the Requisite Stockholder Approval, or if the Merger Transactions are not completed for any other reason, Bally’s stockholders will not be entitled to receive any payment for their shares of Company Common Stock. Instead: (i) Bally’s will remain an independent public company, (ii) each share of Company Common Stock that was assigned the Rolling Company Share CUSIP will revert back to having its original CUSIP number, (iii) the Company Common Stock will continue to be listed and traded on NYSE under the symbol “BALY” (and trading under the BALY.T symbol will be discontinued) and registered under the Exchange Act, and (iv) the Company will continue to file periodic reports with the SEC.

In addition, in specified circumstances in which the Merger Agreement is terminated, (i) Bally’s has agreed to pay Parent a termination fee and (ii) Parent has agreed to pay Bally’s termination fee. For more information, see the section of this proxy statement captioned “The Merger Agreement — Termination Fees.”

Q:     What is the compensation that will or may become payable by Bally’s to its named executive officers in connection with the Merger Transactions?

A:     The compensation that will or may become payable by Bally’s to its named executive officers in connection with the Merger Transactions is certain compensation pursuant to underlying plans and arrangements that are contractual in nature. For further information, see the section of this proxy statement captioned “Special Factors — Interests of Bally’s Directors and Executive Officers in the Merger Transactions.”

Q:     What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:     If your shares are registered directly in your name with Bally’s transfer agent, Equiniti Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” If you are a stockholder of record, this proxy statement and your proxy card have been sent directly to you by or on behalf of Bally’s. As a stockholder of record, you may attend the Special Meeting and vote your shares at the Special Meeting using the control number on the enclosed proxy card.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Company Common Stock held in “street name.” If you are a beneficial owner of shares of Company Common Stock held in “street name,” this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares at the Special Meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Q:     If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:     No. Your bank, broker or other nominee will only be permitted to vote your shares of Company Common Stock if you instruct your bank, broker or other nominee as to how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares.

If you do not provide your bank, broker or other nominee with voting instructions, with respect to any of the proposals to be considered at the Special Meeting, your shares will not be voted on any of the proposals, which will have the same effect as if you voted “AGAINST” the Merger Proposal, but will have no effect on the outcome of the vote on the Advisory Compensation Proposal and Adjournment Proposal, except to the extent affecting the obtaining of a quorum at the meeting. In such instance, your shares will not be counted towards determining whether a quorum is present.

If you instruct your broker, bank or other nominee how to vote on at least one, but not all of the proposals to be considered at the Special Meeting, your shares of Company Common Stock will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the Special Meeting. In this scenario, a “broker non-vote” will occur with respect to each proposal for which you did not provide voting instructions to your broker, bank or other nominee.

Q:     How may I vote?

A:     If you are a stockholder of record (that is, if your shares of Company Common Stock are registered in your name with Equiniti Trust Company, LLC, Bally’s transfer agent), there are four ways to vote:

•        by signing, dating and returning the enclosed proxy card (a prepaid reply envelope is provided for your convenience);

•        by submitting your voting instructions over the internet by visiting the internet address on your proxy card;

•        by submitting your voting instructions by telephone by calling the toll-free (within the United States or Canada) phone number on your proxy card; or

•        by attending the Special Meeting and voting at the Special Meeting using the control number on the enclosed proxy card.

The control number located on your proxy card is designed to verify your identity and allow you to vote your shares of Company Common Stock and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone. Although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting, you are strongly encouraged to vote your shares of Company Common Stock by proxy. If you are a stockholder of record or if you provide a “legal proxy” to vote shares that you beneficially own, you may vote your shares of Company Common Stock at the Special Meeting even if you have previously voted by proxy. If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any previously submitted proxy.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or nominee. However, because you are not the stockholder of record, you may not vote your shares at the Special Meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Q:     May I attend the Special Meeting and vote at the Special Meeting?

A:     Yes. You may attend the Special Meeting by means of remote communication via live interactive webcast on the internet at [•]. The Special Meeting will begin at [•], Eastern time, on [•], 2024. Online check-in will begin at [•], Eastern time. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). As the Special Meeting is virtual, there will be no physical meeting location.

Even if you plan to attend the Special Meeting as described above, to ensure that your shares will be represented at the Special Meeting, Bally’s encourages you to promptly sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the Special Meeting as described above and vote at the Special Meeting, your vote will revoke any proxy previously submitted.

If, as of the Record Date, you are a beneficial owner of shares held in “street name,” you may not vote your shares at the Special Meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting. Otherwise, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting without your instructions.

Q:     Why did the Company choose to hold a virtual Special Meeting?

A:     The Bally’s Board decided to hold the Special Meeting virtually in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from virtually any location around the world, at no cost. However, you will bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies. Bally’s believes this is the right choice for it, as a company with a global footprint. A virtual Special Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information, while saving Bally’s and its stockholders time and money. Bally’s also believes that the online tools that it has selected will increase stockholder communication. Bally’s remains very sensitive to concerns that virtual meetings may diminish stockholder voice or reduce accountability. Accordingly, Bally’s has designed its virtual format to enhance, rather than constrain, stockholder access, participation and communication.

Q:     What is a proxy?

A:     A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Common Stock is called a “proxy card.” You may follow the instructions on the proxy card to designate a proxy by telephone or by the Internet in the same manner as if you had signed, dated and returned a proxy card. Marcus Glover, Craig L. Eaton and Kim Barker of the Company, with full power of substitution and re-substitution, have been designated as the proxy holders for the Special Meeting by the Bally’s Board.

Q:     May I change my vote after I have mailed my signed and dated proxy card?

A:     Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•        signing another proxy card with a later date and returning it to Bally’s prior to the Special Meeting;

•        submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

•        delivering a written notice of revocation to Bally’s Secretary; or

•        attending the Special Meeting and voting at the Special Meeting using the control number on the enclosed proxy card.

If you hold your shares of Company Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Q:     If a stockholder gives a proxy, how are the shares voted?

A:     Regardless of the method you choose to grant your proxy, the individuals named on the enclosed proxy card, with full power of substitution and re-substitution, will vote your shares in the way that you direct. If you sign and date your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as recommended by the Bally’s Board with respect to each proposal. This means that they will be voted: (1) “FOR” the approval of the Merger Proposal, (2) “FOR” the approval of the Advisory Compensation Proposal and (3) “FOR” the approval of the Adjournment Proposal, and in the proxyholders’ discretion with respect to any other business that may properly come before the Special Meeting.

Q:     Should I send in my stock certificates now?

A:     No, except as noted in response to the next question. After the Company Merger is completed, any holders of physical stock certificates (other than holders of Rolling Company Shares) will receive a letter of transmittal containing instructions for how to send their stock certificates to the Payment Agent in order to receive the appropriate cash payment for the shares of Company Common Stock represented by such stock certificates. Unless you are seeking appraisal, you should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card. If you hold your shares of Company Common Stock in book-entry form, the Payment Agent will pay you the appropriate portion of the aggregate Per Share Price for your shares of Company Common Stock (other than any Rolling Company Shares) (subject to any applicable withholding taxes) upon receipt of a customary “agent’s message” (or such other evidence of transfer as the Payment Agent may reasonably request) and any other items specified by the Payment Agent.

Q:     What must Company Stockholders do to make a Rolling Share Election?

A:     In order to make a Rolling Share Election for your shares of Company Common Stock, you must indicate in the place provided on the Election Form substantially in the form attached as Annex I, which you will receive in a separate mailing, the number of your shares of Company Common Stock for which you want to make a Rolling Share Election, sign the Election Form, and return it to the Payment Agent so that it is received prior to the Election Deadline.

If you do not submit an Election Form prior to the Election Deadline, you will be deemed to have indicated that you are not making a Rolling Share Election, and you will receive the Per Share cash consideration.

Q:     I own shares of Company Common Stock. What is the deadline for submitting a Rolling Share Election?

A:     To be effective, an Election Form must be properly completed, signed and submitted to the Payment Agent by the Election Deadline. The Election Deadline will be 5:00 p.m. Eastern time on the date of the Special Meeting, or such later date mutually agreed by Parent and the Company. Company Stockholders desiring to make a Rolling Share Election are urged to promptly submit their properly completed and signed Election Form, together with any other necessary transmittal materials, and not wait until the Election Deadline.

Q:     If I make a valid Rolling Share Election that is accepted in whole or in part, when will I receive shares of Company Common Stock bearing the Rolling Company Share CUSIP in exchange for my Company Common Stock?

A:     As promptly as practicable after the Election Deadline (or any applicable election deadline following the initial Election Deadline), Bally’s will use commercially reasonable efforts to cause the Rolling Company Shares: (i) to be assigned the new Rolling Company Share CUSIP; and (ii) to be eligible for trading on the NYSE under the ticker symbol BALY.T, from the Election Deadline until the Company Effective Time. Any Company Stockholder who fails to properly make a Rolling Share Election on or before the Election Deadline with respect to all or any portion of such record holder’s shares of Company Common Stock will be deemed to have not made a Rolling Share Election with respect to such shares. However, Parent and the Company (subject to the prior approval by the Special Committee) reserve the right to cause one or more periods for Rolling Share Elections to be made prior to the Company Effective Time subject to such deadlines and procedures as they may determine to be necessary or appropriate. The Company will notify Company Stockholders of each such period and the related deadlines and procedures by the filing with the SEC of a Form 8-K or such other report or schedule as may be appropriate. In the event any such additional period for Rolling Share Elections is elected, Rolling Share Elections made in any prior period for Rolling Share Elections, including those made prior to the original Election Deadline, may not be revoked by the applicable Company Stockholder who made such prior Rolling Share Election. In order to validly make Rolling Share Elections, stockholders desiring to make a Rolling Share Election will be required to waive appraisal rights in respect of any shares of Company Common Stock that they hold or may hereafter acquire that are subject to a Rolling Share Election.

Q:     If I make a valid Rolling Share Election, can I transfer my shares of Company Common Stock before the Election Deadline?

A:     The Election Form may provide that Company Stockholders making a Rolling Share Election agree (i) not to effect any sales or other transfers of the shares of Company Common Stock subject to the Rolling Share Election from the time of submission of the Election Form until the earlier of the Election Deadline or the proper revocation of a Rolling Share Election and (ii) after the Election Deadline, not to effect any sales or other transfer of the shares of any Company Common Stock subject to a valid and effective Rolling Share Election unless and until the Rolling Company Share CUSIP is assigned in respect of such Rolling Company Shares.

Q:     What happens if I sell or transfer my shares of Company Common Stock after the Record Date but before the Special Meeting?

A:     The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the expected effective date of the Merger Transactions. If you sell or transfer your shares of Company Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies Bally’s in writing of such special arrangements, you will transfer the right to receive the Per Share Price in cash with respect to such shares, if the Company Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or transfer your shares of Company Common Stock after the Record Date, Bally’s encourages you to sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card).

Q:     What should I do if I receive more than one set of voting materials?

A:     Please sign, date and return (or grant your proxy electronically over the internet or by telephone for) each proxy card and voting instruction form that you receive to ensure that all of your shares are voted. You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms, if your shares are registered differently or are held in more than one account. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record as of the Record Date and your shares are registered in more than one name, you will receive more than one proxy card. Please vote all voting materials that you receive.

Q:     Where can I find the voting results of the Special Meeting?

A:     Bally’s intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Special Meeting. All reports that Bally’s files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find Additional Information.”

Q:     What are the U.S. federal income tax consequences of the exchange of Company Common Stock for cash pursuant to the Company Merger?

A:     If a holder does not make a Rolling Share Election for any of its shares of Company Common Stock, and receives cash in exchange for all of its shares of Company Common Stock pursuant to the Company Merger, assuming such holder does not otherwise directly, indirectly or constructively (under certain attribution rules set forth in the Code) own shares of the Company or any interest in Queen, the U.S. federal income tax consequences will generally be as follows: a U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received pursuant to the Company Merger in exchange for such shares and the holder’s adjusted tax basis in such shares, and for a non-U.S. holder the exchange generally will not result in U.S. federal income tax to such non-U.S. holder unless such non-U.S. holder has certain connections with the United States. For a more complete description of the U.S. federal income tax consequences of the Company Merger, see the section entitled “Special Factors — Certain Material U.S. Federal Income Tax Consequences of the Company Merger.” The U.S. federal income tax consequences of a holder making a Rolling Share Election for some, but not all, of the holder’s shares of Company Common Stock will depend on whether the exchange of shares of Company Common Stock for cash pursuant to the Company Merger qualifies as a sale of Company Common Stock under Section 302 of the Code or as a corporate distribution. Although not free from doubt, a holder that makes a Rolling Share Election for all of such holder’s shares of Company Common Stock should not have any U.S. federal income tax consequences as a result of the Company Merger. You should carefully read the section entitled “Special Factors — Certain Material U.S. Federal Income Tax Consequences of the Company Merger” and consult your tax advisor regarding the particular tax consequences of the Company Merger to you, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q:     When do you expect the Merger Transactions to be completed?

A:     We currently expect to complete the Merger Transactions in the first quarter of 2025. However, the exact timing of completion of the Company Merger, if at all, cannot be predicted because the Merger Transactions are subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control. For more information, see the section entitled “The Merger Agreement — Conditions to Closing of the Merger Transactions.”

Q:     What governmental and regulatory approvals are required?

A:     Under the terms of the Merger Agreement, the Merger Transactions cannot be completed until the waiting period applicable to the Merger Transactions under the HSR Act has expired or been terminated and until applicable notification, filing and approval requirements have been satisfied under applicable gaming and other laws, rules and regulations. For more information, see the sections entitled “The Merger Agreement — Conditions to Closing of the Merger Transactions”, “Special Factors — Regulatory Approvals Required for the Merger Transactions.”

Q:     Am I entitled to appraisal rights under the DGCL?

A:     Bally’s is a Delaware corporation. As such, Bally’s is governed by the DGCL. Section 262 of the DGCL sets forth the circumstances in which stockholders of a Delaware corporation are entitled to seek an appraisal by the Delaware Court of Chancery of the fair value of the stockholder’s shares of stock. Because of Section 262(b)(2)a. of the DGCL and the Rolling Share Election, Company Stockholders may not clearly be entitled to seek an appraisal of their shares of Company Common Stock in the Company Merger. However, the parties have agreed that, shares of Company Common Stock will be entitled to rights of appraisal under Section 262 of the DGCL, in accordance with Section 2.7(c) of the Merger Agreement. Therefore, the descriptions included in this proxy statement with respect to the appraisal rights of the holders of record or beneficial owners of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) pursuant to Section 262 of the DGCL disregards the applicability of Section 262(b)(2)a. of the DGCL to the Company Merger. The Merger Agreement incorporated by reference the requirements, rights and procedures of Section 262 of the DGCL (other than Section 262(b)(2)a. of the DGCL), which are summarized below and throughout this proxy statement. References to Section 262 of the DGCL in this proxy statement, therefore, mean Section 262 of the DGCL as incorporated by reference into the Merger Agreement. The Merger Agreement also provides that appraisal rights pursuant to Section 262 of the DGCL are only available for shares of Company Common Stock that are issued and outstanding as of immediately prior to the Company Effective Time and are not Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares. In order to validly make Rolling Share Elections, stockholders desiring to make a Rolling Share Election will be required to waive appraisal rights in respect of any shares of Company Common Stock that they hold or acquire that are subject to a Rolling Share Election. Therefore, if you wish to exercise appraisal rights with respect to some or all of your shares of Company Common Stock, you should not, with respect to such shares, make a Rolling Share Election or otherwise become the holder or owner of shares of Company Restricted Stock or Company Contribution Shares.

If the Merger Transactions are consummated, holders of record or beneficial owners of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) who (1) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal); (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Company Common Stock through the effective date of the Company Merger; (3) properly demand appraisal of their applicable shares of Company Common Stock; (4) meet certain requirements pursuant to Section 262 of the DGCL and in the Merger Agreement as described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) in connection with the Company Merger and in accordance with Section 262 of the DGCL if certain conditions set forth in Section 262(g) of the DGCL are satisfied. This means that such holders of record and beneficial owners may be entitled to have their shares of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares), exclusive of any element of value arising from the accomplishment or expectation of the Company Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Company Merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Company Merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to persons entitled to appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Persons considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Company Common Stock. The requirements in the Merger Agreement and under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by the Merger Agreement and Section 262 of the DGCL, which is the relevant section of the DGCL regarding appraisal rights. A copy of the Merger Agreement is attached as Annex A-1 to the proxy statement, a copy of the First Merger Agreement Amendment is attached as Annex A-2 to the proxy statement and a copy of the Second Merger Agreement Amendment is attached as Annex A-3 to the proxy statement. A copy of Section 262 of the DGCL is attached hereto as Annex H and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In order to validly make Rolling Share Elections, stockholders desiring to make a Rolling Share Election will be required to waive appraisal rights in respect of any shares of Company Common Stock that they hold or acquire that are subject to a Rolling Share Election.

Q:     Do any of Bally’s directors or officers have interests in the Merger that may differ from those of Bally’s stockholders generally?

A:     Yes. In considering the recommendations of the Special Committee and the Bally’s Board with respect to the Merger Transactions, you should be aware that, aside from their interests as holders of Company Common Stock and equity awards, Bally’s directors and executive officers may have interests in the Merger Transactions that are different from, or in addition to, your interests as a stockholder. The Special Committee and the Disinterested

Directors were aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “Special Factors — Interests of Bally’s Directors and Executive Officers in the Merger Transactions.”

Q:     Who can help answer my questions?

A:     If you have any questions concerning the transactions contemplated by the Merger Agreement, the Special Meeting or this proxy statement, would like additional copies of the accompanying proxy statement or need help submitting your proxy or voting your shares of Company Common Stock, please contact Bally’s proxy solicitor:

D.F. King & Co., Inc.

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 347-4826

Email: BALY@dfking.com

SPECIAL FACTORS

Background of the Merger Transactions

As part of the Company’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Company Board and Company management periodically review, consider and assess the Company’s operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. This review includes, among other matters, the consideration of potential opportunities for business combinations, acquisitions and other potential financial and strategic alternatives.

On January 25, 2022, Standard General delivered a preliminary and non-binding public proposal to the Company Board to acquire all of the outstanding shares of Company Common Stock not already owned by Standard General for $38.00 per share (the “2022 Proposal”). The per share price of $38.00 represented a premium of approximately 13% over the Company’s 30-day volume weighted average price per share as of January 24, 2022, the last full trading day prior to the 2022 Proposal. The 2022 Proposal was conditioned on the approval by a special committee of independent directors of the Company Board and a non-waivable condition of approval by the holders of a majority of the shares of Company Common Stock not owned by Standard General or its affiliates. Following the formation of a special committee of the Company Board (the “2022 Special Committee”) and discussions with Standard General, the 2022 Special Committee determined to terminate discussions with Standard General and no agreement was reached on a transaction. The Company publicly announced the decision of the 2022 Special Committee on May 5, 2022. In connection with the 2022 Proposal, the 2022 Special Committee had engaged Potter Anderson & Corroon LLP (“Potter Anderson”) and Macquarie Capital (USA) Inc. (“Macquarie Capital”) as its independent legal advisor and independent financial advisor, respectively.

Between May 5, 2022 and March 11, 2024, the Company pursued a number of strategic initiatives, including:

•        engaging in sale-leaseback transactions with Gaming & Leisure Properties, Inc. (“GLPI”) with respect to several of the Company’s Casino and Resorts properties;

•        entering into strategic partnerships and investing in new development opportunities, including the development of a permanent casino in Chicago, Illinois;

•        the opening of Bally’s Twin River Lincoln’s expansion, which included the addition of 40,000 square feet of gaming space;

•        acquiring the Tropicana Las Vegas, a casino resort in Las Vegas, Nevada;

•        entering, in conjunction with GLPI, into a binding term sheet with the Oakland Athletics of Major League Baseball to site their new ballpark on a portion of the Company’s Las Vegas property;

•        launching the Company’s iGaming app in Pennsylvania and Rhode Island;

•        rolling out the Bally Bet sportsbook app with partners Kambi and White Hat Gaming in seven U.S. states;

•        opening the Company’s temporary casino at Medinah Temple in Chicago, Illinois;

•        opening the Company’s land-based property expansion at Bally’s Kansas City; and

•        acquiring Trump Golf Links at Ferry Point, which has been renamed Bally’s Golf Links at Ferry Point, in the Bronx, New York in order to pursue a casino license in New York.

On March 11, 2024, Standard General delivered a preliminary and non-binding public proposal to the Company Board to acquire all of the outstanding shares of Company Common Stock not already owned by Standard General for $15.00 per share (the “2024 Proposal”), representing a premium of 41% to the closing price of the Company Common Stock on March 8, 2024, the last trading day before the delivery of the Proposal. Standard General indicated in the 2024 Proposal that it would be prepared to permit stockholders to elect to “roll-over” all or a portion of their Company shares into equity of the post-closing company. Standard General also indicated in the 2024 Proposal that Standard General would not proceed with any proposed transaction unless it was approved by a special committee of independent directors and that any proposed transaction would be subject to a non-waivable condition requiring the approval of the holders of a majority of the shares of the Company not owned by Standard General or parties affiliated with Standard General.

Also on March 11, 2024, following receipt of the 2024 Proposal, the Company Board held a special meeting by video conference with members of Company management and a representative of Nixon Peabody LLP, outside legal advisor to the Company (“Nixon Peabody”), in attendance. Messrs. Soohyung Kim, Chair of the Company Board and Managing Partner and Chief Investment Officer of Standard General, and Terrence Downey, the President and Chief Executive Officer of Queen (together, the “Recused Directors”), recused themselves from this meeting given their affiliation with and/or business interests in Standard General and its affiliates. At the meeting, the Company Board reviewed the 2024 Proposal and engaged Nixon Peabody to serve as its outside legal advisor in connection with the 2024 Proposal and its consideration of potential strategic alternatives. The Company Board also established a special committee of the Company Board (the “Special Committee”) comprised solely of independent and disinterested directors (the “Disinterested Directors”) and empowered the Special Committee, among other things, to evaluate and consider potential strategic alternatives available to the Company, including (but not limited to) the 2024 Proposal (each such strategic alternative, a “Potential Transaction”) and maintaining its status quo as a standalone public company. The Company Board appointed Disinterested Directors Jaymin B. Patel, Jeffrey W. Rollins, and Wanda Y. Wilson to serve on the Special Committee. The Company Board also determined that it would not approve a Potential Transaction unless such transaction was approved and recommended by the Special Committee.

After the Company Board meeting on March 11, 2024, the Special Committee held a meeting by video conference with Kim Barker, Executive Vice President and Chief Legal Officer of the Company, Craig Eaton, Corporate Secretary of the Company, and a representative of Nixon Peabody in attendance. During that meeting, the Special Committee addressed certain initial organizational matters, including electing Mr. Patel as chair of the Special Committee (the “Special Committee Chair”), and discussed the interview and selection process for the engagement of outside advisors.

On March 12, 2024, the Company publicly announced the formation of the Special Committee to evaluate the 2024 Proposal and potential strategic alternatives to the 2024 Proposal.

On March 13, 2024, the Special Committee held a meeting by videoconference with Ms. Barker and representatives of Nixon Peabody and, at the Special Committee’s invitation, Potter Anderson, in attendance. During the meeting, the Special Committee interviewed Potter Anderson to serve as its independent legal advisor in connection with a Potential Transaction. The Special Committee held an additional meeting on March 13, 2024 by videoconference, with Ms. Barker and representatives of Nixon Peabody and another outside legal advisor in attendance, to interview such outside legal advisor to serve as its independent legal advisor in connection with a Potential Transaction.

On March 14, 2024, the Special Committee held a meeting by videoconference with Ms. Barker and a representative of Nixon Peabody in attendance. During the meeting, the Special Committee determined to engage Potter Anderson (formally engaged on March 18, 2024) as an independent legal advisor in connection with a Potential Transaction because of Potter Anderson’s independence and experience advising special committees in connection with similar transactions. The Special Committee also determined to conduct interviews with additional outside legal advisors to provide specialized M&A expertise in connection with the Special Committee’s evaluation of a Potential Transaction. Finally, the Special Committee discussed the selection process for engaging an independent financial advisor and determined to interview four financial advisor candidates, including Macquarie Capital, to serve as the Special Committee’s independent financial advisor.

On March 15, 2024, the Special Committee held a meeting by videoconference with an additional outside legal advisor and a representative of Nixon Peabody in attendance. During the meeting, the Special Committee interviewed this outside legal advisor to serve as an additional independent legal advisor to the Special Committee and to provide specialized M&A expertise in connection with a Potential Transaction.

On March 19, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson in attendance. H.C. Charles Diao, the SVP Finance & Corporate Treasurer of the Company, also attended portions of this meeting. Representatives of four financial advisor candidates attended separate portions of this meeting. During the meeting, the Special Committee interviewed each of the four financial advisor candidates to serve as the Special Committee’s independent financial advisor in connection with a Potential Transaction.

In connection with those interviews and after additional deliberation, the Special Committee unanimously determined to engage Macquarie Capital as its independent financial advisor, subject to the Special Committee’s satisfaction with the independence of Macquarie Capital and the negotiation of a mutually acceptable engagement letter. This determination was based upon, among other things, Macquarie Capital’s qualifications and experience, including with respect to advising special committees of boards of directors and advising on transactions in the gaming industry. Macquarie Capital was thereafter formally engaged on March 22, 2024. Prior to such engagement (and as formally confirmed on March 26, 2024), Macquarie Capital provided the Special Committee with certain information regarding Macquarie Capital’s material investment banking relationships with the Company, Standard General and Mr. Kim during the period from January 1, 2022 through March 22, 2024.

On March 20, 2024, Mr. Kim contacted the Special Committee Chair regarding the Special Committee’s process and engagement of advisors. The Special Committee Chair referred Mr. Kim to the Company’s public announcement of March 12, 2024 regarding the formation of the Special Committee and stated that the Special Committee’s process was underway.

On March 21, 2024, the Special Committee held a meeting by video conference with Mr. Diao in attendance. During the meeting, the Special Committee discussed with Mr. Diao the fee proposal received from Macquarie Capital in connection with its proposed engagement.

On March 22, 2024, the Special Committee held a meeting by video conference with Ms. Barker and representatives of Nixon Peabody and, at the Special Committee’s invitation, Sullivan & Cromwell LLP (“Sullivan & Cromwell”) in attendance. During the meeting, the Special Committee interviewed Sullivan & Cromwell to serve as an additional independent legal advisor to the Special Committee and to provide specialized M&A expertise in connection with a Potential Transaction.

In addition, on March 22, 2024, Noel Hayden, a significant stockholder of the Company, independently contacted the Special Committee Chair to discuss the 2024 Proposal, including the “roll-over” election aspect of such proposal. The Special Committee Chair referred Mr. Hayden to the Company’s public announcement regarding the formation of the Special Committee and limited the discussion with Mr. Hayden to information that was publicly available.

Later on March 22, 2024, the Special Committee held an additional meeting by video conference with representatives of Potter Anderson in attendance. During the meeting, representatives of Potter Anderson and the Special Committee discussed the terms of, and process for finalizing, Macquarie Capital’s engagement letter. Among other topics, the Special Committee Chair updated the Special Committee on the inbound communication from Mr. Hayden. The Special Committee also noted that it had authorized representatives of Macquarie Capital to contact Mr. Kim to arrange for a preliminary discussion regarding the 2024 Proposal.

On March 24, 2024, in accordance with the Special Committee’s directives, representatives of Macquarie Capital met with Mr. Kim to discuss the 2024 Proposal, including the proposed transaction price, transaction structure, financing and due diligence process for Standard General’s potential financing sources in connection with a Potential Transaction. Mr. Kim informed representatives of Macquarie Capital that Standard General expected to contribute Queen or have certain assets of Queen contributed to the Company as part of a Potential Transaction, which Standard General indicated was necessary to facilitate Standard General’s financing of the transaction.

On March 25, 2024, the Special Committee held a meeting by video conference with representatives of Potter Anderson and Macquarie Capital in attendance. During the meeting, representatives of Macquarie Capital updated the Special Committee on the March 24, 2024 meeting with Mr. Kim, including that Mr. Kim had conveyed at such meeting, among other things, (i) Standard General’s views on the financing for a Potential Transaction and potential financing sources and (ii) that Standard General expected to contribute Queen or have certain assets of Queen contributed to the Company as part of a Potential Transaction, which Standard General indicated was necessary to facilitate Standard General’s financing of a Potential Transaction. The Special Committee and its advisors discussed Mr. Kim’s comments, the potential contribution related to Queen and due diligence and related process matters. The Special Committee also further discussed the potential retention and role of an additional independent legal advisor to the Special Committee, which would provide specialized M&A expertise in connection with a Potential Transaction. Following discussion, the Special Committee determined to engage Sullivan & Cromwell (formally engaged on March 27, 2024) due to its independence and experience in connection with similar M&A transactions.

On March 26, 2024, representatives of Fried, Frank, Harris, Shriver & Jacobson LLP, outside legal advisor to Standard General and Queen (“Fried Frank”), shared with Macquarie Capital an initial draft of a proposed confidentiality agreement, to be entered into between the Company and Standard General, in connection with a Potential Transaction (the “SG Confidentiality Agreement”).

On March 27, 2024, Company management delivered an initial draft of five-year financial projections for the Company (the “March 27 Draft Projections”) to the Special Committee.

On March 28, 2024, the Company publicly announced that the Special Committee had retained Potter Anderson and Sullivan & Cromwell as its outside legal advisors and Macquarie Capital as its outside financial advisor.

On March 29, 2024, representatives of Potter Anderson, Sullivan & Cromwell and Fried Frank met to discuss the draft SG Confidentiality Agreement.

On April 1, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson and Sullivan & Cromwell in attendance. During the meeting, the Special Committee’s legal advisors discussed with the Special Committee, among other things, (i) process matters for the Special Committee’s evaluation of a Potential Transaction, including the Special Committee’s fiduciary duties, (ii) the framework set forth in the Delaware Supreme Court’s decision in Kahn v. M & F Worldwide Corp. and its progeny (“MFW”), (iii) the Special Committee’s authority under the Company Board resolutions forming the Special Committee, (iv) the draft SG Confidentiality Agreement received from Fried Frank, and (v) the potential stock “roll-over” election aspect of the 2024 Proposal. The Special Committee and its legal advisors also reviewed the independence and disinterestedness of each of the Special Committee members, and the Special Committee confirmed that each Special Committee member was disinterested and independent with respect to the Special Committee’s evaluation of a Potential Transaction.

On April 2, 2024, the Special Committee held a meeting by videoconference with members of Company management and representatives of Potter Anderson, Sullivan & Cromwell, Nixon Peabody and Macquarie Capital in attendance. During the meeting, members of Company management provided an overview of the March 27 Draft Projections. The Special Committee, its advisors and members of Company management also discussed the assumptions in the March 27 Draft Projections and Company management’s process in preparing the March 27 Draft Projections.

Following negotiations among the legal advisors for the parties, Standard General and the Company executed the SG Confidentiality Agreement on April 2, 2024. The SG Confidentiality Agreement provided for, among other things, a 12-month standstill that prevented Standard General from making unsolicited offers to acquire Company securities and from seeking to change control of the Company Board (and, in each case, from making public announcements or entering into agreements with respect to the foregoing), subject to certain exceptions, including in connection with the 2024 Proposal. The SG Confidentiality Agreement also identified two permitted potential financing sources to Standard General in connection with a Potential Transaction, Apollo Global Management (“Apollo”) and another global investment firm, but required Special Committee authorization before sharing any confidential information regarding the Company with such potential financing sources (or any other potential financing sources approved by the Special Committee).

On April 3, 2024, the Special Committee held a meeting by videoconference with members of Company management and representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Nixon Peabody in attendance. During the meeting, members of Company management provided an additional overview of the March 27 Draft Projections, including assumptions related to the Company’s Chicago property and the Company’s Las Vegas property therein.

On April 4, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, the Special Committee and its advisors discussed the March 27 Draft Projections and areas in which the Special Committee could provide feedback to Company management regarding certain assumptions or outlooks on the Company’s business as reflected in the March 27 Draft Projections. The Special Committee and its advisors also discussed stockholder communications and processes and procedures for handling such communications. A representative of Macquarie Capital noted that Macquarie Capital had received an inbound communication from a financial advisor that purported to represent a consortium of strategic parties interested in pursuing a Potential Transaction with the Company. The Special Committee authorized Macquarie Capital to inform such financial advisor that the strategic parties should submit their interest in writing to the Special Committee if interested in pursuing a Potential Transaction, which Macquarie Capital thereafter conveyed to such financial advisor as directed. No interest or proposal was subsequently received by the Special Committee in connection with this inbound communication.

Further, on April 4, 2024, in accordance with the Special Committee’s directives, representatives of Macquarie Capital met with Mr. Kim to discuss potential next steps with respect to the due diligence process for Standard General’s potential financing sources in connection with a Potential Transaction.

Later on April 4, 2024, initial due diligence requests with respect to financing for a Potential Transaction were shared with representatives of Macquarie Capital.

On April 5, 2024, the Special Committee held a meeting by videoconference with members of Company management and representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Nixon Peabody in attendance. Prior to members of Company management and a representative of Nixon Peabody joining the meeting, the Special Committee and its advisors discussed the Special Committee’s proposed feedback to Company management on the March 27 Draft Projections. They also discussed the meeting with Mr. Kim on April 4, 2024 regarding the due diligence process for Standard General’s potential financing sources. Further, the Special Committee discussed Standard General’s request to add another potential financing source, a global investment firm, as a permitted potential financing source under the SG Confidentiality Agreement in connection with the 2024 Proposal and the Special Committee approved such request. With members of Company management and a representative of Nixon Peabody in attendance, representatives of Macquarie Capital relayed to Company management the Special Committee’s views on the March 27 Draft Projections, and Company management indicated to the Special Committee and its advisors that it would take such feedback under advisement.

On April 9, 2024, Company management distributed an updated draft of management’s five-year financial projections for the Company (the “April 9 Draft Projections”) to the Special Committee, which revised the March 27 Draft Projections, including based on the feedback from the Special Committee, and reflected, among other things, the incorporation of the anticipated impact, if completed, of a technology restructuring initiative and the inclusion of certain marketing, maintenance, other G&A and labor efficiencies for the Company’s Casino and Resorts business segment, the inclusion of the Company’s development opportunity in State College, Pennsylvania (which has been subsequently abandoned, as announced by SC Gaming and Bally’s on September 13, 2024), and an updated view on other assumptions within management’s five-year financial projections.

From time to time throughout the Special Committee’s process, the Special Committee Chair and/or, at the direction of the Special Committee, Macquarie Capital engaged with persons believed to be stockholders of the Company and/or representatives of firms believed to be stockholders and/or debtholders of the Company that sent inbound communications to the Company Board, the Special Committee Chair and/or Macquarie Capital regarding the 2024 Proposal and potential strategic alternatives available to the Company. The Special Committee Chair and, at the direction of the Special Committee, Macquarie Capital limited their discussions with such persons or firms to information that was publicly available and updated the Special Committee regarding such communications and discussions.

On April 11, 2024, the Special Committee held a meeting by videoconference with members of Company management and representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. Prior to members of Company management joining the meeting, the Special Committee and its advisors discussed (i) certain recent developments with respect to the Company’s business and operations in the State of Rhode Island, (ii) the communications with purported stockholders and/or debtholders of the Company, and (iii) the potential due diligence process to be conducted by Standard General’s permitted potential financing sources. With members of Company management present, the Special Committee and members of Company management discussed the due diligence process for Standard General’s potential financing sources and the updates made by Company management to the March 27 Draft Projections as reflected in the April 9 Draft Projections.

On April 15, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, the Special Committee and its advisors further discussed the April 9 Draft Projections, views on such projections and relaying such views to Company management. They also discussed the due diligence process for Standard General’s permitted potential financing sources.

On April 16, 2024, the Special Committee approved Standard General’s request to add a potential financing source, a private equity firm that focuses on the media and consumer technology sectors, as a permitted potential financing source under the SG Confidentiality Agreement in connection with the 2024 Proposal.

Also on April 16, 2024, the Special Committee held a meeting by videoconference with members of Company management and representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Nixon Peabody in attendance. During the meeting, the Special Committee, representatives of Macquarie Capital and members of Company management discussed the April 9 Draft Projections and the Special Committee’s views on such projections.

Later on April 16, 2024, Company management distributed a further updated draft of Company management’s five-year financial projections for the Company (the “Initial Projections”), which revised the April 9 Draft Projections, including based on the feedback from the Special Committee, and reflected, among other things, adjustments to the assumptions related to the Company’s Chicago property, the iGaming and Online Sports Betting projections in the Company’s North America Interactive business segment, the Company’s Pennsylvania business, and the Company’s business in Japan.

On April 18, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, the Special Committee and its advisors discussed the Initial Projections and related updates made by Company management. The Special Committee confirmed its view that the Initial Projections reflected a realistic view of the Company’s anticipated performance over the next five years and that the Special Committee did not have any further feedback on such projections. The Special Committee and its advisors also discussed the process related to the Special Committee’s approval and recommendation of the Initial Projections and the Company Board’s approval of such projections. The Special Committee further discussed with its advisors whether the Special Committee should consider conducting a pre-signing market check at this time in connection with its ongoing evaluation of the 2024 Proposal and consideration of other potential strategic alternatives available to the Company.

Following the Special Committee meeting on April 18, 2024, the Special Committee, by unanimous written consent, approved, and recommended that the Company Board approve, the Initial Projections. The Special Committee also authorized, subject to Company Board approval, the use by Macquarie Capital of the Initial Projections for purposes of its financial analysis of the Company and the sharing of the Initial Projections with Standard General.

On April 19, 2024, the Company Board (without the Recused Directors) held a special meeting by video conference, with members of Company management and representatives of Nixon Peabody and Macquarie Capital in attendance. During the meeting, the Company Board and Company management discussed the Initial Projections and the Special Committee’s approval and recommendation regarding the Initial Projections. After discussion, the Company Board, unanimously by those members of the Company Board present, approved the Initial Projections. The Company Board also discussed the responsibilities assumed by the members of the Special Committee in connection with evaluating the 2024 Proposal and considering other potential strategic alternatives available to the Company, and the time commitment that would be required to discharge such responsibilities properly. After discussion, the Company Board, unanimously by those members of the Company Board present, determined that an increase from the monthly compensation of $10,000 per month contemplated at the March 11, 2024 Company Board meeting was appropriate and approved the Special Committee’s per month compensation of $20,000 per month.

On April 22, 2024, Mr. Kim contacted the Special Committee Chair to discuss a letter (the “Bondholder Letter”) sent to the Company Board on April 21, 2024 from a holder of certain debt issued by certain of the Company’s subsidiaries (the “Bondholder”), which Bondholder Letter expressed the Bondholder’s views on, among other things, the Company’s business, potential strategic alternatives, the 2024 Proposal and a Potential Transaction. The Bondholder Letter also conveyed that the Bondholder would be willing, in certain situations, to consent to the waiver or amendment of the change of control provisions in the indentures governing the debt securities issued by the Company and its subsidiaries in order to allow the debt securities to remain outstanding in connection with a Potential Transaction involving a potential acquiror other than Standard General, given that such change of control provisions could potentially discourage interest from potential acquirors of the Company other than Standard General by making a Potential Transaction more expensive and difficult to complete. The Bondholder Letter also conveyed that the Bondholder had engaged in conversations with other holders of the debt securities issued by the Company and its subsidiaries, which, together with the Bondholder, accounted for a majority of such debt securities sufficient to deliver the necessary consents under the governing indentures to waive such change of control provisions.

On April 24, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, Macquarie Capital reviewed with the Special Committee Macquarie Capital’s preliminary financial analysis of the Company utilizing the Initial Projections. The Special Committee and its advisors also discussed the Bondholder Letter and the potential negative impact that the terms of the debt securities issued by certain of the Company’s subsidiaries could have on the value that a potential acquiror other than Standard General would be able to offer in a Potential Transaction. The Special Committee Chair also updated the Special Committee on his April 22, 2024 conversation with Mr. Kim regarding such letter, and the Special Committee directed the representatives of Macquarie Capital to meet with the Bondholder. The Special Committee and its advisors further discussed the decision-making framework for its consideration of the 2024 Proposal and the Company’s potential strategic alternatives and determined to meet the following day for additional deliberation.

On April 25, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, the Special Committee reviewed a framework for its review of potential strategic alternatives for the Company. After discussing certain potential strategic alternatives, the Special Committee determined that it was advisable and in the best interests of the

Company and the Company’s stockholders unaffiliated with Standard General to further evaluate the 2024 Proposal and to engage in price negotiations with Standard General. Following a discussion of potential strategies for negotiating with Standard General, the Special Committee directed the representatives of Macquarie Capital to contact Standard General and relay that the Special Committee had determined to engage in price negotiations with Standard General but that Standard General should increase its proposed per share cash purchase price to something with a “two handle” (i.e., at least $20.00 per share) in order to have further dialogue with the Special Committee regarding a Potential Transaction. The Special Committee also directed the representatives of Macquarie Capital to relay that the Special Committee was willing to authorize the distribution of the Initial Projections by Standard General to its permitted potential financing sources.

On April 26, 2024, in accordance with the Special Committee’s directives, representatives of Macquarie Capital held a series of meetings with Mr. Kim and conveyed the Special Committee’s response to the 2024 Proposal as discussed at the Special Committee’s April 25, 2024 meeting. During this discussion, Mr. Kim stated that, although more work was required for Standard General’s potential financing sources to form a clear view on pricing for a Potential Transaction, Standard General was potentially prepared to increase its proposed per share cash purchase price from $15.00 to $16.00. Mr. Kim then discussed his views on pricing, including with respect to Standard General’s financing for a Potential Transaction and the 41% premium to the closing price of the Company Common Stock on the unaffected date (March 8, 2024).

On May 1, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, the representatives of Macquarie Capital updated the Special Committee on the April 26, 2024 discussions with Mr. Kim, and the Special Committee discussed Standard General’s potential willingness to increase its proposed per share cash purchase price from $15.00 to $16.00 and related messaging. The Special Committee and its advisors also discussed potential responses to Standard General’s price indication. After discussion, the Special Committee directed the representatives of Macquarie Capital to convey to Mr. Kim that Standard General’s potential financing sources should continue their due diligence review of the Company and that the Special Committee and Standard General could have an additional conversation on pricing for a Potential Transaction once Standard General formed a clearer view on its financing for a Potential Transaction. The Special Committee also directed the representatives of Macquarie Capital to convey that the Special Committee was maintaining its position that the pricing for a Potential Transaction should begin with a “two handle” (i.e., at least $20.00 per share). The Special Committee and its advisors further discussed Standard General’s desire to offer all of the Company’s stockholders the option to elect to retain their shares of Company Common Stock in lieu of receiving the cash consideration in a Potential Transaction (the “Election”), the Special Committee’s views on the Election and the scope of any Special Committee recommendation with respect to a Potential Transaction in light of the Election.

On May 6, 2024, in accordance with the Special Committee’s directives, representatives of Macquarie Capital conveyed to Mr. Kim the Special Committee’s responses to Standard General’s price indication of $16.00 in cash per share as discussed at the May 1, 2024 meeting. As part of this communication, Mr. Kim stated that Standard General was potentially prepared to raise its proposed per share cash purchase price to $16.75.

On May 7, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, the representatives of Macquarie Capital updated the Special Committee on the recent communications with Mr. Kim and Standard General’s potential willingness to increase its proposed per share cash purchase price to $16.75. The Special Committee and its advisors discussed the Special Committee’s views on Standard General’s proposed $16.75 per share purchase price and a potential response to Standard General. The Special Committee determined to reaffirm to Standard General that there was no change in the Special Committee’s position that pricing for a Potential Transaction should begin with a “two handle” (i.e., at least $20.00 per share). The Special Committee also directed the representatives of Macquarie Capital to again convey to Standard General that its potential financing sources should continue their due diligence review of the Company and that the Special Committee would be willing to engage in further price discussions once Standard General had a clearer view on its financing for a Potential Transaction. The Special Committee and its advisors also discussed the Company’s progress in reaching a potential agreement with GLPI regarding a potential financing transaction involving the Company’s Chicago property and the potential impact of such agreement on the Special Committee’s discussions with Standard General regarding a Potential Transaction.

Later on May 7, 2024, in accordance with the Special Committee’s directives, representatives of Macquarie Capital met with Mr. Kim to discuss the Special Committee’s response to Standard General’s price indication of $16.75 in cash per share as discussed during the May 7, 2024 meeting. Mr. Kim noted Standard General’s position that its ability to increase its proposed per share cash purchase price was limited by financing considerations and further noted that Standard General would revert with an additional view on pricing once Standard General formed a clearer view on its financing for a Potential Transaction.

On May 9, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, representatives of Macquarie Capital updated the Special Committee on the May 7, 2024 discussion with Mr. Kim and Standard General’s reactions to the Special Committee’s response to Standard General’s $16.75 in cash per share price indication. The Special Committee and its advisors also discussed conducting an active market outreach to other potentially interested bidders for a potential acquisition of the Company or other potential strategic alternatives involving the Company. The Special Committee requested that representatives of Macquarie Capital prepare a list of parties to contact in such outreach and discussed a general overview of the proposed criteria for this list and prospective parties to contact.

On May 13, 2024, at the direction of the Special Committee, representatives of Macquarie Capital met with Mr. Kim to discuss the progress of the due diligence review process of Standard General’s potential financing sources and additional detail regarding the potential contribution of Queen to the Company in connection with the financing for a Potential Transaction.

Also on May 13, 2024, representatives of the outside legal advisor to the Bondholder called a representative of Sullivan & Cromwell to discuss the Bondholder Letter. During the call, representatives of the legal advisor indicated that the Bondholder may be willing, together with other holders of debt securities issued by certain of the Company’s subsidiaries, to provide the Special Committee with flexibility through potential portability of the debt securities in connection with a Potential Transaction involving a potential acquiror other than Standard General, but noted that the Bondholder would not be willing to provide the Company with a “blank check” for any alternative transaction and would instead need to first evaluate the potential alternative acquiror and ultimate obligor of the debt securities.

On May 15, 2024, at the direction of the Special Committee, representatives of Macquarie Capital began an active market outreach on behalf of the Special Committee to gauge interest of potentially interested third-party bidders for an acquisition of the Company and/or alternative transactions, including contacting the following parties approved by the Special Committee: (i)  ten strategic bidders from both land-based casino gaming and online real money gaming industries, Party A, Party B, Party C, Party D, Party E, Party F, Party G, Party H, Party I and Party J; and (ii) two financial sponsors, Party K and Party L. Parties A, B, D, H, I and L did not express interest in pursuing an acquisition of the Company or any of its assets. Parties C and G expressed interest in the Company’s Twin River (Lincoln) casino asset only and did not express interest in pursuing an acquisition of the Company or any of its other assets. Party E expressed interest in the Company’s Biloxi asset only and did not express interest in pursuing an acquisition of the Company or any of its other assets. Parties F and K expressed interest in the Tropicana Las Vegas opportunity only and did not express interest in pursuing an acquisition of the Company or any of its other assets. Party J expressed interest in the Company’s Casino & Resorts segment and requested a non-disclosure agreement from the Special Committee’s advisors, a draft of which was provided to Party J on May 30, 2024, but Party J ultimately did not enter into a non-disclosure agreement with the Company. Except as specified above, none of the parties contacted as part of the market outreach requested a non-disclosure agreement from the Company or indicated an interest in pursuing a Potential Transaction with the Company. The market outreach largely concluded by the end of May 2024 with no parties continuing to engage in further discussions regarding a Potential Transaction.

On May 16, 2024, the Special Committee held a meeting by videoconference with Mr. Diao and representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, the Special Committee, Mr. Diao and the Special Committee’s advisors discussed a potential transaction being pursued by the Company to sell an international business segment, which transaction was expected to be pursued by the Company in addition to a Potential Transaction but ultimately did not materialize. Following Mr. Diao’s departure from the meeting, representatives of Macquarie Capital also updated the Special Committee on the May 13, 2024 meeting with Mr. Kim and the due diligence review progress for Standard General’s potential financing sources. Representatives of Macquarie Capital further updated the Special Committee on the market outreach and feedback received from such outreach. The representatives of Sullivan & Cromwell updated the Special Committee on the May 13, 2024 discussion between a representative of Sullivan & Cromwell and representatives of the outside legal advisor to the Bondholder.

On May 21, 2024, in accordance with the Special Committee’s directives, representatives of Macquarie Capital met with Mr. Kim to discuss Standard General’s response to the Special Committee’s positions regarding a Potential Transaction as relayed to Mr. Kim on May 7, 2024. Mr. Kim informed representatives of Macquarie Capital that Standard General had received a preliminary debt financing term sheet and that Standard General was potentially prepared to increase its proposed per share cash purchase price from $16.75 to $17.25. Mr. Kim also provided additional detail regarding the proposed contribution of Queen, including the contribution of its equity interests in Intralot SA (“Intralot”), to the Company to facilitate the financing for a Potential Transaction. Mr. Kim also expressed Standard General’s views on the overall pricing for a Potential Transaction, including that Standard General was willing to engage in additional pricing discussions with the Special Committee but was not prepared to increase its proposed per share cash purchase price to an amount even as high as $19.00 per share.

On May 22, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, representatives of Macquarie Capital updated the Special Committee on the recent meeting with Mr. Kim and Standard General’s indication of its willingness to increase its proposed per share cash purchase price to $17.25. The Special Committee and its advisors discussed (i) Standard General’s signaling on pricing and financing for a Potential Transaction and whether Standard General would be willing or able to increase its proposed per share cash purchase price to a higher value if one or more significant stockholders of the Company entered into a contractual agreement with Standard General to retain their shares of Company Common Stock in a Potential Transaction and elected not to receive the per share cash price for their shares of Company Common Stock, and (ii) the benefits and considerations of the Election and how the Special Committee should consider the Election as part of its decision-making on pricing, if at all. The Special Committee and its advisors also discussed Standard General’s proposed financing approach for a Potential Transaction. Representatives of Macquarie Capital further updated the Special Committee on the status of the market outreach and feedback received as part of such outreach. The Special Committee determined not to provide a response to Standard General pending further deliberations at a Special Committee meeting scheduled for the following day.

On May 23, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, Macquarie Capital discussed with the Special Committee certain preliminary financial information regarding a Potential Transaction at various illustrative prices and certain updated preliminary market information regarding selected publicly traded companies. The Special Committee and its advisors discussed potential strategies to increase Standard General’s proposed per share cash purchase price, including authorizing Standard General to communicate with Sinclair, Inc. (“Sinclair”) and/or Mr. Hayden regarding a potential rollover of their Company equity securities in a Potential Transaction, which could reduce the cash required to complete a transaction but also may cause those stockholders to be excluded for purposes of the required vote of shares held by unaffiliated stockholders to approve a Potential Transaction. After discussion, the Special Committee determined to authorize Standard General to engage in communications with those parties on a potential rollover of their Company equity securities in a Potential Transaction and directed representatives of Macquarie Capital to inform Standard General of such authorization. The Special Committee and its advisors further discussed a potential response on pricing and whether this was the appropriate time in the Special Committee’s negotiations with Standard General to signal that the Special Committee was open to considering a Potential Transaction at a price below $20.00 per share. After additional discussion on pricing and messaging for a response to Standard General, the Special Committee directed the representatives of Macquarie Capital to communicate to Standard General the Special Committee’s willingness to consider a transaction at a per share cash purchase price of $19.50.

On May 24, 2024, in accordance with the Special Committee’s directives, representatives of Macquarie Capital met with Mr. Kim and Standard General’s advisors to discuss the Special Committee’s response from the May 23, 2024 meeting. As part of these discussions, Mr. Kim stated that Standard General was potentially prepared to increase its per share cash purchase price from $17.25 to $17.50. Mr. Kim also stated that, given the Special Committee’s authorization, Standard General would contact Sinclair to discuss a rollover of its equity securities, which consisted largely of rights to acquire shares in the Company, in a Potential Transaction. However, Mr. Kim stated that Standard General did not wish to contact Mr. Hayden at this time to discuss a potential rollover of his equity securities in a Potential Transaction, given in part certain considerations regarding the required approval of unaffiliated stockholders of the Company.

Also on May 24, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, representatives of Macquarie Capital updated the Special Committee on the recent meeting with Standard General and Standard General’s willingness to increase its proposed per share cash purchase price to $17.50. The Special Committee and its advisors discussed certain pricing and negotiation strategies in light of Standard General’s price indication. The Special Committee then directed representatives of Macquarie Capital to contact Mr. Kim to convey that the Special Committee believed that the per share cash purchase price for a Potential Transaction should be in the “$19 range.” The Special Committee’s advisors further reviewed that the offering of the Election remained an open item in the Special Committee’s negotiations with Standard General and that further discussions on the offering of the Election would likely be required.

On May 25, 2024, in accordance with the Special Committee’s directives, a representative of Macquarie Capital met with Mr. Kim to discuss the Special Committee’s feedback on the most recent Standard General price indication as discussed at the May 24, 2024 meeting. Mr. Kim conveyed that Standard General was working on finalizing the terms of a financing commitment for a Potential Transaction. Mr. Kim noted that Standard General would be able to engage in additional pricing discussions for a Potential Transaction the following week once Standard General had advanced its financing discussions.

On May 27, 2024, the Special Committee Chair met with Mr. Kim to further discuss the Special Committee’s feedback on the most recent Standard General price indication from the May 24, 2024 meeting. Mr. Kim and the Special Committee Chair also discussed the Special Committee’s authorization for Standard General to engage in rollover discussions with Sinclair and Mr. Hayden. Mr. Kim and the Special Committee Chair also discussed outstanding workstreams related to a Potential Transaction and aligning on a process for finalizing those workstreams efficiently in the event the Special Committee and Standard General reached an agreement on pricing for a Potential Transaction.

On May 28, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, the representatives of Macquarie Capital and the Special Committee Chair updated the Special Committee on the recent meetings with Mr. Kim. The Special Committee and its advisors discussed the due diligence review process related to Queen and the appropriate level of the Special Committee’s involvement in the Queen component of a Potential Transaction. The Special Committee and its advisors also discussed the Election and the scope of the Special Committee’s recommendation in a Potential Transaction that included the Election. After additional discussion, the Special Committee directed representatives of Potter Anderson and Sullivan & Cromwell to meet with representatives of Fried Frank to further discuss the Election. The Special Committee also requested that Macquarie Capital assist in coordinating Company management’s due diligence review of Queen.

On May 29, 2024, representatives of Potter Anderson, Sullivan & Cromwell and Fried Frank met to discuss potential structures for a Potential Transaction, the Election, including the scope of the Special Committee’s recommendation in a Potential Transaction that included the Election, and Standard General’s proposed financing for a Potential Transaction. Representatives of Fried Frank conveyed that Standard General’s position continued to be that it wished to offer all stockholders the Election option in any Potential Transaction.

On May 30, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, the Special Committee’s legal advisors updated the Special Committee on the May 29, 2024 meeting with representatives of Fried Frank. The Special Committee and its advisors further discussed certain considerations with respect to offering the Election in a Potential Transaction, including the scope of the Special Committee’s recommendation for such a Potential Transaction and the parameters of any financial opinion that may be rendered by Macquarie Capital in connection with such a Potential Transaction. The Special Committee directed its legal advisors to have further communications with the representatives of Fried Frank to discuss the Special Committee’s preference to limit a Potential Transaction to an all-cash consideration transaction without the Election and directed the representatives of Macquarie Capital to similarly relay the Special Committee’s position to Mr. Kim. The Special Committee and its legal advisors also discussed Standard General’s updated views on the proposed financing structure for a Potential Transaction, which Fried Frank had communicated to Potter Anderson and Sullivan & Cromwell on May 29, 2024, including that (i) Standard General’s potential financing commitment was expected to be less than the amount required to pay the full aggregate cash merger consideration in a Potential Transaction assuming no stockholders of the Company (other than Standard General) retained shares of Company Common Stock in such Potential Transaction and (ii) in the event that no stockholders of the Company (other than Standard General) retained shares of Company Common Stock in a Potential Transaction, Standard General would plan to draw on the Company’s revolving credit facility to pay the remaining aggregate cash merger consideration in excess of the financing being provided under Standard General’s financing commitment. Representatives of Macquarie Capital updated the Special Committee on the status of the market outreach. The Special Committee and its advisors also discussed certain recent updates regarding the

Company’s discussions with GLPI regarding a potential financing transaction for the Company’s Chicago property, including that such discussions had evolved to include potential sale-leaseback transactions for two of the Company’s Casino and Resorts properties (collectively, the “Property Financing Transactions”).

Later on May 30, 2024, representatives of Sullivan & Cromwell and Fried Frank met to discuss the Election. Representatives of Fried Frank expressed Standard General’s desire to offer the Election, and representatives of Sullivan & Cromwell raised the Special Committee’s preference for an all-cash transaction.

On May 31, 2024, the Special Committee Chair met, together with representatives of Macquarie Capital, with Citizens JMP Securities, LLC, financial advisor to Queen (“Citizens”), and Standard General to discuss Standard General’s proposed financing for a Potential Transaction and the Election. As part of the meeting, Citizens provided its observations on current market conditions and the premium that Standard General’s indicative cash purchase price represented relative to the closing price of the Company Common Stock on the unaffected date (March 8, 2024) and the current share price of Company Common Stock. Citizens also conveyed that, in an effort to reach an agreement on a Potential Transaction, Standard General was potentially willing to increase its per share cash purchase price from $17.50 to $18.00, noting that, if the Company’s revolving credit facility could not be utilized to potentially fund a portion of the cash merger consideration for a Potential Transaction, Standard General would not be able to propose an $18.00 cash purchase price. The parties also discussed the Company’s communications with GLPI regarding the Property Financing Transactions, the timeline for reaching a preliminary agreement on such financing, Mr. Kim’s communication with Sinclair regarding a potential rollover of its equity securities in a Potential Transaction and the possibility of the Company remaining a public, unlisted entity following a Potential Transaction.

On June 2, 2024, Citizens provided Macquarie Capital with Standard General’s sources and uses calculations reflecting a need of $149,000,000 from the Company’s revolving credit facility to potentially fund a portion of the cash merger consideration for a Potential Transaction. The calculations reflected Standard General’s views on sources and uses and its perspectives with regard to the anticipated funding requirements at an assumed price of $17.50 per share.

On June 3, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, the Special Committee Chair and the representatives of Macquarie Capital updated the Special Committee on the May 31, 2024 meeting with Citizens and Standard General and Standard General’s willingness to increase its per share cash purchase price to $18.00. The Special Committee Chair and the representatives of Macquarie Capital noted that, while Standard General had not stated that this price indication was its “best and final”, the message shared by Standard General at the May 31, 2024 meeting was that Standard General did not have the ability to increase its per share cash purchase price much beyond $18.00 per share. The Special Committee and its advisors also discussed Standard General’s views on the Election and, after additional discussion, the Special Committee authorized its advisors to inform Standard General that any Special Committee recommendation with respect to a Potential Transaction that included the Election would expressly state that such recommendation did not cover the Election and that the Special Committee would not make any recommendation with respect to the Election. The Special Committee also discussed that it was appropriate for Company management to update the Initial Projections to reflect recent developments related to the potential Property Financing Transactions. The Special Committee determined to await an update to the Initial Projections and potential impact of such update on Macquarie Capital’s preliminary financial analysis of the Company before proceeding with further pricing discussions with Standard General.

Also on June 3, 2024, in accordance with the Special Committee’s directives, a representative of Macquarie Capital met with Mr. Kim. During the meeting, Mr. Kim conveyed that Standard General would be potentially willing to increase its per share cash purchase price to $18.25 if the Special Committee would be prepared to accept this per share cash purchase price. Mr. Kim and the representative of Macquarie Capital also discussed certain outstanding aspects related to a Potential Transaction, including the Election in a Potential Transaction and availability of the Company’s revolving credit facility to potentially fund a portion of the cash merger consideration for a Potential Transaction. Mr. Kim also expressed that there would be no room for price improvement above $18.25 in cash per share.

On June 5, 2024, the Special Committee held a meeting by videoconference with members of Company management and representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Nixon Peabody in attendance. Prior to members of Company management and a representative of Nixon Peabody joining the meeting, the Special Committee and its advisors discussed potential structures for a Potential Transaction and the Special Committee’s and Standard General’s respective views on the Election. With members of Company management and a representative of Nixon Peabody present, the Special Committee and members of Company management discussed the involvement of Company management with respect to structuring and financing aspects of a Potential Transaction and a potential update of the Initial Projections to reflect certain recent updates associated with the potential Property Financing Transactions. Following Company management’s and a representative of Nixon Peabody’s departure from the meeting, the Special Committee and its advisors further discussed the Election and, after discussion, the Special Committee directed its legal advisors to discuss with the representatives of Fried Frank whether Standard General would be willing to limit the scope of the Election to certain large holders of Company equity securities and Company management and employees in a Potential Transaction. Representatives of Macquarie Capital also updated the Special Committee on the recent meeting with Mr. Kim on June 3, 2024 and Standard General’s potential willingness to increase its per share cash price to $18.25 for a Potential Transaction if the Special Committee would be prepared to accept this per share cash purchase price. Following deliberation, the Special Committee agreed that the per share cash purchase price of $18.25 was in the “right zone” for a Potential Transaction but determined to review Company management’s update to the Initial Projections and potential impact of such update on Macquarie’s preliminary financial analysis of the Company before responding to Standard General.

On June 5, 2024, representatives of Sullivan & Cromwell, Potter Anderson and Fried Frank met to discuss the potential structure for a Potential Transaction and related matters.

On June 6, 2024, representatives of Fried Frank distributed an initial draft of the merger agreement to representatives of Sullivan & Cromwell, which included, among other things, (i) the contribution of substantially all of the shares of Queen Common Stock by an affiliate of Standard General to the Company in exchange for the issuance of shares of Company Common Stock to such entity at an exchange ratio to be determined (the “Queen Exchange Ratio”); (ii) following such contribution, the merger of a wholly owned subsidiary of the Company with and into the Company, with the Company surviving that merger; (iii) following such merger, the merger of a wholly owned subsidiary of the Company with and into Queen, with Queen surviving the merger as a wholly owned subsidiary of the Company; (iv) an option available to all Company Stockholders to elect to retain some or all of their shares of Company Common Stock in the transaction instead of receiving cash consideration; (v) a requirement that the Company reserve revolver capacity that may be drawn to fund a portion of the aggregate purchase price, and that Standard General would not be required to consummate the transaction if the Company did not have sufficient cash available; (vi) customary representations and warranties given by the parties and customary interim operating covenants applicable to the Company for a transaction involving a publicly traded gaming corporation; (vii) a customary non-solicitation provision, which would prevent the Company or its representatives from soliciting alternative bids unless the Special Committee determined in good faith that such unsolicited, alternative proposal constituted or was reasonably likely to lead to a “superior proposal” and that the failure to take actions consistent with the merger agreement would be inconsistent with its fiduciary duties pursuant to applicable law; (viii) a “burdensome condition” limitation on the level of efforts required to be undertaken to obtain regulatory approvals for the transaction, such that Standard General and its affiliates would not be required to take actions in connection with obtaining such regulatory approvals that would have a Material Adverse Effect on Surviving Corporation as a whole; (ix) a termination right in favor of Standard General in the event that either the Company did not have sufficient cash to fund a portion of the purchase price or the Financing Sources were unable or unwilling to fund the debt financing; (x) a termination fee payable by the Company in certain circumstances equal to 3% of the Company’s equity value; (xi) a termination fee payable by Parent in certain circumstances equal to 1% of the Company’s equity value, which would be payable at the election of Standard General in shares of Company Common Stock (valued at the per share purchase price); and (xii) a cap on the Company’s ability to recover monetary damages from Standard General and its affiliates as a result of certain breaches of the merger agreement equal to 1% of the Company’s equity value (similarly payable in shares of Company Common Stock at the election of Standard General).

On June 7, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, the representatives of Sullivan & Cromwell provided an overview of the proposed structure for a Potential Transaction and provided Sullivan & Cromwell’s preliminary observations on the draft of the merger agreement received from Fried Frank. The Special Committee and representatives of Macquarie Capital discussed the possibility of using the Company’s revolving credit facility to fund a portion of the cash merger consideration in a Potential Transaction and how the potential Property Financing Transactions could facilitate the use of the Company’s revolving credit facility for such purposes. The Special Committee and its advisors discussed a potential timeline for reaching an agreement on a Potential Transaction with Standard General and the Special Committee’s desire to publicly announce a preliminary agreement between the Company and GLPI with respect to the potential Property Financing Transactions prior to publicly announcing any agreement on a Potential Transaction.

On June 10, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, representatives of Sullivan & Cromwell reviewed with the Special Committee key outstanding points in the draft merger agreement received from Fried Frank and potential responses with respect to these points. The Special Committee’s legal advisors also discussed that the draft merger agreement reflected that Standard General was willing to preserve the availability of appraisal rights for the Company’s stockholders, notwithstanding the fact that the structure for a Potential Transaction may not provide for appraisal rights as a matter of statutory law. The Special Committee and representatives of Sullivan & Cromwell also discussed certain process matters relating to the potential Property Financing Transactions, including that the Special Committee would be comfortable proceeding with a Potential Transaction (assuming an agreement could be reached) only after the Company had entered into a binding term sheet with GLPI in connection with such transactions.

Also on June 10, 2024, representatives of Citizens, Macquarie Capital, Fried Frank, Nixon Peabody, Company management and Queen management met by videoconference to discuss gaming and other regulatory matters relating to a Potential Transaction.

On June 11, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, representatives of Sullivan & Cromwell continued their review with the Special Committee of key outstanding points in the draft merger agreement received from Fried Frank and potential responses.

On June 12, 2024, representatives of Sullivan & Cromwell met with representatives of Fried Frank to discuss the Special Committee’s high-level feedback on the draft of the merger agreement previously distributed by Fried Frank.

On June 13, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, representatives of Sullivan & Cromwell updated the Special Committee on the meeting with representatives of Fried Frank and discussed with the Special Committee potential responses to the feedback provided by Fried Frank. The Special Committee and its advisors also discussed the proposed financing structure for a Potential Transaction, potential options to relieve pressure on the utilization and availability of the Company’s revolving credit facility between signing and closing, and how an agreement with GLPI with respect to the Property Financing Transactions could impact the use and availability of the Company’s revolving credit facility as a source of funds to potentially fund a portion of the cash merger consideration in a Potential Transaction.

On June 14, 2024, in accordance with the Special Committee directives, representatives of Macquarie Capital met with representatives of Citizens to discuss the potential timeline and framework for announcing an agreement on a Potential Transaction. Thereafter, Mr. Kim and the Special Committee Chair discussed the potential timeline for announcing an agreement on a Potential Transaction, the Company’s progress in reaching a potential agreement with GLPI with respect to the Property Financing Transactions and the importance of reaching such an agreement and consummating such transactions to relieve potential pressure on the utilization and availability of the Company’s revolving credit facility between signing and closing of a Potential Transaction for purposes of the proposed financing structure for a Potential Transaction.

On June 17, 2024, representatives of Sullivan & Cromwell distributed a revised draft of the merger agreement to representatives of Fried Frank reflecting the Special Committee’s responses to the terms set forth in the initial draft merger agreement, which included, among other things, that (i) to the extent the proceeds of the debt financing and the Company’s available cash, if any, were insufficient to fund the aggregate purchase price, Standard General would be required to fund any remaining portion of the purchase price; (ii) Standard General and its affiliates would agree to a “hell or high water” obligation with respect to the level of efforts required to obtain regulatory approvals for the transaction, (iii) Parent would not have the right to terminate the merger agreement in connection with the failure of any financing to be available; (iv) a termination fee payable by the Company in certain circumstances equal to 2% of the Company’s equity value; (v) a termination fee payable by Parent in certain circumstances equal to 5% of the Company’s equity value, payable in cash; and (vi) a cap on Company’s ability to recover monetary damages from Standard General and its affiliates as a result of certain breaches of the merger agreement equal to the aggregate consideration payable to holders of Company Common Stock, payable in cash.

Also on June 17, 2024, Company management provided representatives of Macquarie Capital with a draft updated version of the Initial Projections (the “June Draft Updated Projections”), which incorporated Company management’s expectations with respect to the terms of the Property Financing Transactions and related impact, as well as changes to the Chicago development, including consolidating Phase 1 and Phase 2 into a single construction period.

Later on June 17, 2024, Mr. Diao met with representatives of Standard General to review Standard General’s proposed equity valuation of Queen for purposes of setting the Queen Exchange Ratio.

On June 19, 2024, the Special Committee held a meeting by videoconference with members of Company management and representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Nixon Peabody in attendance. Prior to members of Company management and a representative of Nixon Peabody joining the meeting, representatives of Macquarie Capital discussed with the Special Committee the update prepared by Company management to the Initial Projections as reflected in the June Draft Updated Projections and the potential impact of such update and certain market-based changes on Macquarie Capital’s preliminary financial analysis of the Company. The representatives of Macquarie Capital and the Special Committee Chair updated the Special Committee on the respective recent conversations with Citizens and Standard General. With members of Company management and a representative of Nixon Peabody in attendance, members of Company management provided (i) a year-to-date overview of the Company’s main business segments, (ii) the updates made to the Initial Projections in the June Draft Updated Projections, (iii) the status of the negotiations with GLPI for the potential Property Financing Transactions and (iv) the potential timeline for publicly announcing a binding term sheet with GLPI regarding such transactions.

On June 21, 2024, Party M contacted representatives of Macquarie Capital to express interest in pursuing a potential transaction with the Company and requested a non-disclosure agreement from the Company. Upon the Special Committee’s authorization, Party M and the Company entered into a non-disclosure agreement on June 30, 2024. The non-disclosure agreement contained, among other things, a 12-month standstill, which prevented Party M from seeking to make an acquisition proposal to acquire the Company’s securities or change or control management or the Company Board (or making a public proposal to such effect), except as otherwise permitted by the non-disclosure agreement. Such standstill restrictions immediately terminated upon the Company entering into the merger agreement. In connection with Party M’s evaluation of a potential acquisition of the Company, Party M received a copy of the Initial Projections.

Also on June 21, 2024, Mr. Diao and outside financing counsel to the Company met with representatives of Standard General to discuss capacity within the existing credit agreement’s permitted indebtedness baskets.

On or around June 23, 2024, Mr. Kim and the Special Committee Chair met to discuss (i) Standard General’s progress with respect to reaching an agreement on the form of debt commitment letter, and (ii) the Company’s progress in reaching a potential agreement with GLPI with respect to the potential Property Financing Transactions.

On June 25, 2024, Mr. Kim and the Special Committee Chair met to discuss the timeline and outstanding workstreams for a Potential Transaction.

On June 26, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. The Special Committee Chair and the representatives of Macquarie Capital updated the Special Committee on the recent meetings with Standard General. The Special Committee and representatives of Macquarie Capital also discussed the inbound interest expressed by Party M in a Potential Transaction with the Company.

On June 28, 2024, Mr. Kim and the Special Committee Chair met to discuss (i) certain outstanding points with respect to a binding term sheet between the Company and GLPI regarding the potential Property Financing Transactions and the potential timeline for announcing an agreement with respect to such transactions, (ii) the timing for the Special Committee’s receipt of a draft of Standard General’s debt commitment letter in connection with the potential financing for a Potential Transaction and (iii) the timeline for reaching a final agreement on pricing and other terms for a Potential Transaction and publicly announcing a Potential Transaction.

On July 1, 2024, in accordance with the Special Committee’s directives, representatives of Macquarie Capital met with Citizens to discuss (i) the potential announcement of a binding term sheet between the Company and GLPI with respect to the potential Property Financing Transactions, (ii) the timing for the Special Committee’s receipt of a draft of Standard General’s debt commitment letter for a Potential Transaction, (iii) the timeline for reaching a final agreement on pricing for a Potential Transaction and publicly announcing a Potential Transaction, and (iv) matters relating to Queen, including that Standard General intended to present the Company with its proposed equity valuation of Queen for purposes of setting the Queen Exchange Ratio.

On July 2, 2024, representatives of Fried Frank distributed a revised draft of the merger agreement to representatives of Sullivan & Cromwell, which reflected, among other things, (i) that Standard General would not be required to provide any additional financing or consummate a Potential Transaction if the proceeds of the debt financing and the Company’s available cash were insufficient to fund the aggregate purchase price; (ii) that Standard General would have the right to terminate the merger agreement in the event that either the Company did not have sufficient cash to fund a portion of the cash merger consideration or the Financing Sources were unable or unwilling to fund the debt financing; (iii) a termination fee payable by Standard General in certain circumstances equal to 1% of the Company’s equity value, payable at the election of Standard General in shares of Company Common Stock (valued at the per share purchase price); and (iv) a cap on Company’s ability to recover monetary damages in the event of a breach of the merger agreement equal to 1% of the Company’s equity value, payable at the election of Standard General in shares of Company Common Stock.

On July 3, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, the Special Committee Chair and the representatives of Macquarie Capital updated the Special Committee on the meetings with Citizens and Mr. Kim. The representatives of Sullivan & Cromwell updated the Special Committee on the receipt of the revised draft of the merger agreement from Fried Frank and provided their preliminary observations on the revised draft of the merger agreement. Representatives of Macquarie Capital also provided an update on Party M’s evaluation of a potential acquisition of the Company, including that Party M had received the Initial Projections.

On July 5, 2024, at the direction of the Special Committee, representatives of Macquarie Capital met with Citizens to discuss the timing for the announcement of the Company’s binding term sheet with GLPI with respect to the Property Financing Transactions and the timing for receipt of a draft of Standard General’s debt commitment letter.

On July 9, 2024, Standard General delivered to representatives of Macquarie Capital Standard General’s proposed equity valuation of Queen, inclusive of its equity interests in Intralot, for purposes of setting the Queen Exchange Ratio.

Also on July 9, 2024, representatives of Citizens shared with representatives of Macquarie Capital a draft prepared by Fried Frank of the support agreement for Sinclair, pursuant to which, among other things, Sinclair would agree to (i) vote all shares of Company Common Stock owned by Sinclair in favor of the adoption of the merger agreement, (ii) make an Election with respect to any shares of Company Common Stock owned by Sinclair and (iii) forego the right to receive any merger consideration in cash with respect to any shares of Company Common Stock or any equity interests in the Company held by Sinclair.

On July 10, 2024, an outside financial advisor for Party M contacted representatives of Macquarie Capital to discuss Party M’s evaluation of a potential acquisition of the Company. On July 11, 2024, Company management held a due diligence session with representatives of Party M. Party M generally did not request additional due diligence information regarding the Company thereafter.

On July 11, 2024, the Special Committee held a meeting by videoconference with members of Company management and representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Nixon Peabody in attendance. During the meeting, Company management discussed the Company’s due diligence review of Queen and Queen’s equity interests in Intralot and representatives of Macquarie Capital discussed with the Special Committee Standard General’s proposed equity valuation of Queen, inclusive of its equity interests in Intralot as provided by Standard General to Macquarie Capital on July 9, 2024. The Special Committee noted that the Special Committee’s consideration of due diligence matters relating to Queen and Standard General’s equity valuation of Queen was limited to considering whether the contribution of Queen would reasonably facilitate Standard General’s financing of the cash component of the transaction without creating additional deal risk and evaluating whether the equity valuation of Queen reasonably supported the Queen Exchange Ratio. Following the departure of members of Company management and a representative of Nixon Peabody, the Special Committee and its advisors discussed the revised draft of the merger agreement received from Fried Frank and potential responses to certain outstanding points in such draft. The Special Committee and its advisors also discussed Macquarie Capital’s recent communication at the Special Committee’s direction with the outside financial advisor to Party M.

On July 12, 2024, the Company publicly announced that it had entered into a binding term sheet with respect to the Property Financing Transactions with GLPI. Pursuant to the binding term sheet, the Company and GLPI agreed to form a strategic construction and financing arrangement, which included funding to complete the construction of the Company’s permanent casino development in the City of Chicago. Such binding term sheet also addressed sale-leaseback transactions at the Company’s Kansas City and Shreveport properties and included a call right for GLPI with respect to a sale-leaseback transaction for the Company’s Twin River Lincoln property.

Also on July 12, 2024, representatives of Citizens provided representatives of Macquarie Capital with a draft of Standard General’s debt commitment letter from Apollo pursuant to which, among other things, Apollo, on behalf of investments funds, separate accounts and other entities owned, controlled, managed and/or advised by it or its affiliates, would commit to purchase, on the terms and subject to the conditions set forth in the debt commitment, at or prior to the closing, first lien notes in an amount up to $500,000,000. The debt commitment letter provided that the obligations of the lenders thereunder would terminate if the closing did not occur within 12 months following the date of the execution of the debt commitment letter.

Later on July 12, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, the Special Committee and its advisors further discussed the revised draft of the merger agreement received from Fried Frank on July 2, 2024 and potential responses to certain outstanding points in such draft. Macquarie Capital discussed with the Special Committee Standard General’s views on the equity valuation of Queen, as provided by Standard General on July 9, 2024, and certain financial information regarding illustrative selected operating company precedent transactions.

On July 13, 2024, the Special Committee Chair spoke with Mr. Kim regarding the overall timing for an announcement of an agreement on a Potential Transaction, including the timing for finalizing the terms of Standard General’s debt commitment letter.

Later on July 13, 2024, representatives of Sullivan & Cromwell provided representatives of Fried Frank with a revised draft of the merger agreement reflecting the Special Committee’s responses to the terms set forth in the initial draft merger agreement, including, among other things, that (i) to the extent the proceeds of the debt financing and the Company’s available cash, if any, were insufficient to fund the aggregate purchase price, Standard General would be required to fund any remaining amount of the purchase price; (ii) Standard General would not have the right to terminate the merger agreement for the failure of obtaining financing; (iii) a termination fee payable by Standard General in certain circumstances equal to 4.5% of the Company’s equity value, payable in cash; and (iv) a cap on Company’s ability to recover monetary damages in the event of a breach of the merger agreement equal to the aggregate merger consideration, payable in cash.

On July 15, 2024, representatives of Sullivan & Cromwell provided representatives of Fried Frank with an initial draft of the regulatory side letter for the transaction pursuant to which, among other things, the affiliate of Standard General that is the “ultimate parent entity” for purposes of certain regulatory filing obligations in the merger agreement would be required to comply with certain obligations of the Standard General-affiliated parties to the merger agreement.

Also on July 15, 2024, the Special Committee Chair and representatives of Macquarie Capital met with Mr. Kim and representatives of Citizens to discuss outstanding points on the draft merger agreement, including (i) the amount for the reverse termination fee and the ability of Standard General to elect to pay such fee, if triggered, in shares of Company Common Stock and (ii) a potential rollover of Company management’s equity awards in a Potential Transaction. Mr. Kim noted that Standard General was prepared to increase the quantum for the reverse termination fee from 1% of the Company’s equity value to 2% of the Company’s equity value.

Further on July 15, 2024, Citizens provided Macquarie Capital with Standard General’s updated sources and uses calculations reflecting a need of $198,000,000 from the Company’s revolving credit facility to potentially fund a portion of the cash merger consideration for a Potential Transaction. The calculations reflected Standard General’s views on sources and uses and its perspectives with regard to the anticipated funding requirements at an assumed price of $18.25 per share.

On July 16, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, the Special Committee and its advisors discussed the meeting with Mr. Kim on July 15, 2024 and representatives of Citizens and Standard

General’s views expressed in such meeting on certain outstanding points in the draft merger agreement. The Special Committee and its advisors discussed potential responses to Standard General on (i) the quantum for the reverse termination fee, (ii) the quantum for the Company Termination Fee, (iii) the terms and conditions relating to Standard General’s ability to pay the reverse termination fee in shares of Company Common Stock and the pricing and valuation mechanism in such circumstances, and (iv) a potential cure period for the Company before Standard General would have a right to terminate the merger agreement for a failure to obtain financing in the event the Company did not have sufficient cash to fund a portion of the cash merger consideration on the date on which the parties were required to close the transaction.

Later on July 16, 2024, in accordance with the Special Committee’s directives, representatives of Macquarie Capital discussed with Mr. Kim certain outstanding points regarding the draft merger agreement. The Special Committee Chair, representatives of Macquarie Capital and representatives of Sullivan & Cromwell also held a meeting by teleconference with Mr. Kim to further discuss such matters in which a package of potential terms for the merger agreement were discussed, including that (i) the termination fee payable by the Company in certain circumstances would be based on 1.5% of the Company’s equity value, (ii) the reverse termination fee payable by Standard General in certain circumstances would be based on 3.0% of the Company’s equity value, (iii) the reverse termination fee would be limited to circumstances in which Standard General failed to obtain financing for a Potential Transaction, (iv) Standard General and its affiliates’ liability for damages as a result of certain breaches of the merger agreement would be limited to 3.0% of the Company’s equity value and (v) Standard General and its affiliates would agree to include a “hell or high water” obligation with respect to the level of efforts required by them to obtain regulatory approvals for the Merger Transactions. They also discussed that Standard General could be permitted to elect to pay any reverse termination fee or damages under the merger agreement in shares of Company Common Stock, with the pricing mechanism for the payment in shares of Company Common Stock to be based on a volume weighted average price over the ten-day period prior to the date of termination and the ten-day period following the date of termination. Mr. Kim conveyed that, assuming that the Special Committee and Standard General reached an agreement on these material terms, then the parties should be in a position to reach an agreement on pricing for a Potential Transaction at $18.25 in cash per share.

In addition, on July 16, 2024, Company management circulated an updated version of the Company’s five-year financial projections for the Company (the “Updated Projections”), which updated the June Draft Updated Projections to reflect further changes to the Chicago development, financing for the Chicago project, including a $940 million facility, and buyout of the existing land lease and sale-leaseback transactions for the Company’s Kansas City and Shreveport properties, and certain adjustments to reflect correct amounts for the Tropicana Las Vegas capital expenditures and a North America Interactive contract expiry date. For additional information regarding the Company’s financial projections, please refer to “Special Factors — Unaudited Prospective Financial Information.”

On July 17, 2024, representatives of Citizens provided representatives of Macquarie Capital with a list of outstanding points regarding the draft transaction documentation.

Also on July 17, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. Representatives of Macquarie Capital updated the Special Committee on the market outreach and the July 16, 2024 meeting with Mr. Kim. The Special Committee’s legal advisors summarized Standard General’s proposals on certain material terms for the merger agreement. The Special Committee determined that the Special Committee was comfortable with the terms discussed with Mr. Kim during the July 16, 2024 meetings.

On July 18, 2024, the Special Committee approved and recommended that the Company Board approve the Updated Projections.

Also on July 18, 2024, the Company Board (excluding the Recused Directors) held a special meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital, Nixon Peabody and Robeson Reeves and George Papanier, the Chief Executive Officer and President of the Company, respectively, in attendance. During the meeting, the representatives of Sullivan & Cromwell reviewed (i) the process regarding the Special Committee’s evaluation of a Potential Transaction to date, including the market check conducted on behalf of the Special Committee and the negotiation process with Standard General, and (ii) the proposed structure for the Merger Transactions and certain key terms set forth in the latest draft merger agreement. In addition, there was a discussion of the Updated Projections and the items referenced in the Updated Projections. The Company Board also approved the Updated Projections.

Later on July 18, 2024, representatives of Sullivan & Cromwell distributed an initial draft of the Company’s confidential disclosure letter to the merger agreement prepared by the Company and its outside legal advisors to representatives of Fried Frank.

On July 19, 2024, the Special Committee’s advisors and Standard General’s advisors met to discuss open items for the draft transaction documentation.

Later on July 19, 2024, representatives of Fried Frank distributed a revised draft of the merger agreement to representatives of Sullivan & Cromwell, which reflected, among other things, that (i) Standard General would not be required to finance the purchase price to the extent the proceeds of the debt financing and the Company’s available cash, if any, were insufficient to fund the aggregate purchase price; (ii) Parent would have the right to terminate the merger agreement in the event that either the Financing Sources were unable or unwilling to fund the debt financing or the Company did not have sufficient cash to fund a portion of the purchase price, without providing a cure period for the Company to make such cash available before Standard General would have a right to terminate the merger agreement; (iii) the termination fee payable by the Company in certain circumstances would be based on 1.5% of the Company’s equity value; (iv) the termination fee payable by the Parent in certain circumstances would be based on 3% of the Company’s equity value, payable at the election of Parent in shares of Company Common Stock (based on a volume weighted average price over the ten-day period prior to the date of termination and the ten-day period following the date of termination); and (v) the cap on the Company’s ability to recover monetary damages from Standard General and its affiliates as a result of certain breaches of the merger agreement would be equal to 3% (payable in shares of Common Stock valued at the per share purchase price at the election of Standard General). Representatives of Fried Frank also distributed an initial draft of the limited guarantee that would be delivered by an affiliate of Standard General in favor of the Company to guarantee certain obligations of the Standard General affiliated parties to the merger agreement up to an aggregate amount equal to the termination fee payable by Parent under the merger agreement plus $1 million.

On July 20, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, the Special Committee and its advisors discussed the revised draft of the merger agreement received from Fried Frank, the outstanding points in such revised draft of the merger agreement and potential responses.

Later on July 20, 2024, representatives of Sullivan & Cromwell distributed to representatives of Fried Frank a list setting forth the Special Committee’s responses on certain key outstanding items in the draft transaction documentation, which included, among other things, that (i) to the extent the proceeds of the debt financing and the Company’s available cash were insufficient to fund the aggregate purchase price, Standard General would be required to fund any remaining amount of the purchase price up to a maximum amount of $50 million; (ii) Standard General would only have a termination right in the event the Financing Sources were unable or unwilling to fund the debt financing if the Company did not have sufficient cash to fund a portion of the cash merger consideration on the date that the parties were required to close the transaction, subject to a 60-day cure period in favor of the Company; and (iii) the obligations guaranteed under the limited guarantee should be consistent with Standard General and its affiliates’ obligations under the merger agreement.

On July 21, 2024, Mr. Kim and the Special Committee Chair met to discuss the Special Committee’s responses on the key outstanding items in the draft transaction documentation, including with respect to the Special Committee’s position that Standard General should be required to cover up to a $50 million funding shortfall and the Company’s available recourse in the event that Standard General breached its obligations under the merger agreement. During this discussion, Mr. Kim conveyed that Standard General would not agree to a per share cash purchase price of $18.25 if Standard General were required to cover up to a $50 million funding shortfall.

Also on July 21, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, the Special Committee Chair updated the Special Committee on his recent meeting with Mr. Kim and Mr. Kim’s reactions to certain of the key outstanding items in the draft transaction documentation. The Special Committee and its advisors also discussed potential responses to Standard General based on the views expressed by Mr. Kim on the Special Committee’s positions.

Following this portion of the Special Committee meeting on July 21, 2024, Mr. Kim, the Special Committee Chair and representatives of Sullivan & Cromwell, Fried Frank, Macquarie Capital and Citizens met to discuss the outstanding points in the draft transaction documentation.

After this meeting on July 21, 2024, the Special Committee reconvened its earlier meeting from that day with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the reconvened portion of this meeting, the Special Committee Chair and a representative of Sullivan & Cromwell updated the Special Committee on the discussions with Standard General and its advisors prior to the reconvened portion of the meeting. The Special Committee and its advisors discussed the Special Committee’s views with respect to the outstanding points in the draft transaction documentation, next steps with respect to the draft transaction documentation and process matters for the Special Committee’s consideration of a Potential Transaction.

Beginning on July 21, 2024 through July 24, 2024, the Special Committee, the Company, Standard General and their respective legal advisors exchanged drafts of the merger agreement, the support agreements, the disclosure schedules for the Company and Queen, the regulatory side letter, the limited guarantee and the form of assignment and assumption agreement and worked to resolve the outstanding transaction points among the parties. The Special Committee’s, Company’s and Standard General’s advisors met multiple times during this period to discuss the transaction documentation and remaining outstanding points. Mr. Kim and the Special Committee Chair also met multiple times during this period to discuss outstanding items related to the transaction and timeline and process matters.

On July 22, 2024, Standard General and Citizens provided an updated proposed aggregate equity valuation of Queen, inclusive of its equity interests in Intralot, and proposed Queen Exchange Ratio to representatives of Macquarie Capital. The only change to the updated proposed equity valuation of Queen was to reflect an increase in the market value of the Intralot shares to reflect the trailing 30-day volume weighted average price as of July 19, 2024 and the current EUR to USD exchange ratio.

Also on July 22, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, representatives of Sullivan & Cromwell reviewed the status of the transaction documentation and the open points in such documents. The Special Committee and its advisors also discussed responses on the outstanding items in the draft transaction documentation, including with respect to the calculation of the Company’s equity value for purposes of the termination fees in a Potential Transaction and the amount of additional expenses that would be guaranteed to be covered under the limited guarantee to be delivered by an affiliate of Standard General. Macquarie Capital discussed Standard General’s updated proposed equity valuation of Queen and proposed Queen Exchange Ratio as received from Standard General and Citizens and the changes and approach reflected in calculating the Queen Exchange Ratio. Following this review and additional discussion, the Special Committee indicated that it was comfortable that the equity valuation of Queen reasonably supported the Queen Exchange Ratio presented by Standard General and Citizens for the contribution of Queen to facilitate Standard General’s financing of the transaction. The Special Committee directed Macquarie Capital to share the Committee’s responses on the outstanding items in the draft transaction documentation with Standard General and recessed the meeting in order for Macquarie Capital to do so.

Following this portion of the Special Committee meeting on July 22, 2024, in accordance with the Special Committee’s directives, representatives of Macquarie Capital met with Mr. Kim to discuss the Special Committee’s responses on certain outstanding items in the draft transaction documentation, as directed by the Special Committee. During this meeting, Mr. Kim explained that an investor in Standard General had the right to cause Standard General to transfer certain shares of Company Common Stock held by Standard General on behalf of such investor to such investor, and that such investor was considering exercising such right. Mr. Kim explained that this would entitle the investor to receive the merger consideration in cash for such shares of Company Common Stock. Given Standard General’s sources and uses for a Potential Transaction assumed that 100% of the Company Common Stock held by Standard General, including such investor’s shares, if the investor sought the cash consideration in a Potential Transaction, then there was a gap in Standard General’s sources and uses for a Potential Transaction. Mr. Kim also stated that Standard General agreed to the Special Committee’s position on the calculation of the Company’s equity value and that the limited guarantee would cover an additional $3 million in additional expenses rather than the proposed $1 million.

After this meeting on July 22, 2024, the Special Committee reconvened its earlier meeting from that day with representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Mr. Diao in attendance. Representatives of Macquarie Capital updated the Special Committee on the conversation with Mr. Kim related to the Standard General investor’s right to cause Standard General to transfer certain shares of Company Common Stock held by Standard General on behalf of such investor to such investor. The Special Committee and its advisors discussed this development, including that the Special Committee was reluctant to increase the required Company Cash Amount in the merger agreement to fund the cash consideration for these shares. The Special Committee requested that the representatives of Macquarie Capital seek additional information on this from Standard General.

Following this reconvened portion of the Special Committee’s meeting on July 22, 2024, in accordance with the Special Committee’s directives, representatives of Macquarie Capital met with Mr. Kim. Mr. Kim confirmed that this right was limited to one investor and that all of the other shares held by Standard General were within Standard General’s sole and exclusive control and would roll over in a Potential Transaction. Mr. Kim suggested that the parties agree to increase the required cash amount for the Company in the merger agreement to $230 million. The Special Committee Chair also separately contacted Mr. Kim to discuss this development and request regarding the required cash amount.

After this meeting on July 22, 2024, the Special Committee reconvened its earlier meeting from that day with representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Mr. Diao in attendance. The Special Committee Chair and representatives of Macquarie Capital updated the Special Committee on the meetings with Mr. Kim and Standard General’s request with respect to the required cash amount. At the request of the Special Committee, in furtherance of the Special Committee’s ongoing consideration of the use of the Company’s available cash for purposes of the acquisition financing, Mr. Diao also provided an overview of the Company’s available capacity under its revolving credit facility for the next six fiscal quarters and actions that Company management could take to generate additional liquidity for the Company between signing and closing for a Potential Transaction. The Special Committee and its advisors discussed alternatives to increasing the required Company Cash Amount under the merger agreement to $230 million, including that if Mr. Hayden, a significant stockholder of the Company, agreed at the signing of definitive transaction documentation for a Potential Transaction, to roll over his shares of Company Common Stock and forego the right to receive the merger consideration in cash, then the required Company Cash Amount in the merger agreement could be reduced significantly. This action would also relieve pressure on the utilization and availability of the Company’s revolving credit facility between signing and closing. The Special Committee then reaffirmed its prior authorization for Standard General to engage in discussions with Mr. Hayden regarding a rollover of his shares of Common Stock in a Potential Transaction. The Special Committee also directed the Special Committee Chair and the representatives of Macquarie Capital to contact Mr. Kim to convey (i) that the Special Committee was reluctant to increase the required Company Cash Amount under the draft merger agreement to $230 million, (ii) the Special Committee had reaffirmed its prior authorization for Standard General to have discussions with Mr. Hayden regarding a rollover of his shares of Common Stock in a Potential Transaction and (iii) the Special Committee’s request that Standard General engage in such discussions with Mr. Hayden.

Following this reconvened portion of the Special Committee’s meeting on July 22, 2024, in accordance with the Special Committee’s directives, the Special Committee Chair and representatives of Macquarie Capital conveyed to Mr. Kim the Special Committee’s response as discussed during the Special Committee meeting, and Mr. Kim stated that Standard General would contact Mr. Hayden to discuss whether Mr. Hayden would be willing to commit, at signing, to roll over his shares of Common Stock in a Potential Transaction. Mr. Kim and the Special Committee Chair agreed that Robeson Reeves, Chief Executive Officer of the Company, would contact Mr. Hayden in the first instance to provide an overview of such request.

After this meeting on July 22, 2024, the Special Committee reconvened its earlier meeting from that day with Ms. Barker and Mr. Diao and representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Nixon Peabody in attendance. The representatives of Macquarie Capital updated the Special Committee on the conversation with Mr. Kim and proposed outreach to Mr. Hayden. The Special Committee, its advisors and members of Company management also discussed certain adjustments to the potential timeline for the Special Committee’s and Company Board’s consideration of a Potential Transaction given this new development.

On July 23, 2024, Mr. Reeves contacted Mr. Hayden to discuss a rollover of Mr. Hayden’s shares of Company Common Stock in a Potential Transaction. Mr. Kim also later contacted Mr. Hayden to discuss a rollover of Mr. Hayden’s shares of Company Common Stock in a Potential Transaction. Mr. Hayden indicated that he would be willing to commit at signing to roll over his shares of Company Common Stock in a Potential Transaction.

Also on July 23, 2024, the Special Committee held a meeting by videoconference with Mr. Diao and Ms. Barker and representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Nixon Peabody in attendance. The Special Committee Chair noted that Mr. Hayden had indicated that he would be willing to commit at signing to roll over his shares of Company Common Stock in a Potential Transaction. After additional discussion of Mr. Hayden’s willingness to roll over his shares of Company Common Stock in a Potential Transaction, the Special Committee approved the entry by Mr. Hayden and Standard General and its affiliates into a support agreement in connection with a Potential Transaction, which would include a commitment by Mr. Hayden to forego the right to receive any cash consideration and to remain as a stockholder of the Company following a Potential Transaction, with such approval limited only in the context of the merger agreement and this specific transaction as currently contemplated. The Special Committee, its advisors and Mr. Diao discussed the impact of Mr. Hayden’s willingness to roll over his shares of Company Common Stock in a Potential Transaction, including that the required Company Cash Amount under the merger agreement would be reduced by a corresponding amount of the value of Mr. Hayden’s shares at the Per Share Price. The Special Committee and Mr. Diao then discussed that, taking into account such value, the Company was confident it would have sufficient liquidity to commit under the merger agreement to make a cash amount of up to $140 million available at the closing for a Potential Transaction.

Following a recess of the Special Committee’s meeting, the Special Committee reconvened its meeting on July 23, 2024, with Marcus Glover, Executive Vice President and Chief Financial Officer of the Company, Ms. Barker and Mr. Diao and representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Nixon Peabody in attendance. Representatives of Sullivan & Cromwell updated the Special Committee on the status of the draft transaction documentation and the remaining open points in such documents. The Special Committee and its advisors also discussed the potential timeline for the Special Committee’s and Company Board’s meetings to consider the recommendation and approval of the merger agreement and the Transaction Documents, respectively, and additional process matters.

In addition, on July 23, 2024, in accordance with the Special Committee’s directives, representatives of Macquarie Capital met with Citizens to discuss a request from Standard General to increase the Company Cash Amount required under the merger agreement from $140 million to $160 million to account for the ticking fees under the debt commitment letter. The Special Committee subsequently approved such increase.

On July 24, 2024, the Special Committee held a meeting by videoconference with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. During the meeting, representatives of Sullivan & Cromwell updated the Special Committee on the status of the draft transaction documentation and provided an overview of the terms and conditions of the latest draft of the merger agreement. Representatives of Potter Anderson provided an overview of the Special Committee’s process. Macquarie Capital reviewed its financial analysis of the Per Share Price with the Special Committee utilizing the Updated Projections, which the Special Committee had directed Macquarie Capital to use and rely upon for purposes of its financial analysis and opinion. The Special Committee then recessed its meeting to allow the legal advisors for the Special Committee and Standard General to work on finalizing the draft transaction documentation.

Also on July 24, 2024, the Company Board held a meeting by videoconference, with members of Company management and representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Nixon Peabody in attendance. The Recused Directors were present at the opening of the meeting and immediately recused themselves from the meeting. During the meeting, Nixon Peabody discussed with the Company Board process matters for its evaluation of a Potential Transaction, including the Company Board’s fiduciary duties and the authority delegated by the Company Board to the Special Committee. Representatives of Sullivan & Cromwell reviewed the structure of a Potential Transaction and the terms and conditions of the latest draft of the merger agreement as well as the authority delegated by the Company Board to the Special Committee. The Special Committee Chair then provided an overview of the Special Committee’s process. A representative of Potter Anderson then reviewed with the Company Board matters relating to the Potential Transaction, the reason for employing the MFW procedures in connection with a Potential Transaction and the process undertaken by the Special Committee. At the request of the Special Committee, Macquarie Capital summarized its financial analysis of the Per Share Price reviewed with the Special Committee. Members of Company management provided an overview to the Company Board of the regulatory approvals process for a Potential Transaction and the proposed communications plan for a Potential Transaction. A representative of Nixon Peabody then reviewed with the Company Board the proposed resolutions for the Company Board to consider. The Company Board then recessed its meeting to allow the legal advisors for the Special Committee and Standard General to work on finalizing the draft transaction documentation.

The Company Board then reconvened its meeting at which time a representative of Sullivan & Cromwell reported to the Company Board on further progress in the negotiations and draft transaction documentation. The Company Board then recessed again to allow for further work on draft transaction documentation by the legal advisors for the Special Committee and Standard General.

The Special Committee then reconvened its meeting on July 24, 2024, with representatives of Potter Anderson, Sullivan & Cromwell and Macquarie Capital in attendance. In advance of this meeting, Macquarie Capital also provided the Special Committee with an updated material relationships disclosure for the period from July 1, 2022 through July 24, 2024. Representatives of Sullivan & Cromwell noted that the Merger Agreement was in final form and the remainder of the Transaction Documents were either in final form or substantially final form. At the request of the Special Committee, Macquarie Capital rendered an oral opinion, confirmed by delivery of a written opinion dated July 24, 2024, to the Special Committee to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Macquarie Capital, the Per Share Price to be received in the Company Merger by holders of Company Common Stock (only to the extent of the shares of Company Common Stock for which such holders receive the Per Share Price in cash and other than, as applicable, Standard General L.P., Parent, SG Gaming, SBG Gaming, SRL, Standard General Master Fund II L.P., Queen and its securityholders, Noel Hayden, and their respective Affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. After further discussion, the Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Company Merger, and the Transaction Documents are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders, (ii) recommended that the Company Board approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Company Merger, and the Transaction Documents, and determine that the Merger Agreement and the transactions contemplated thereby, including the Company Merger, and the Transaction Documents are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders; and (iii) recommended that, subject to Company Board approval, the Company Board submit the Merger Agreement to the holders of shares of Company Common Stock for their adoption, and recommend that the holders of shares of Company Common Stock vote in favor of the adoption of the Merger Agreement, at the Company Stockholder Meeting. The Special Committee’s resolutions stated that, for the avoidance of doubt and for purposes of clause (iii) in the immediately preceding sentence, the Special Committee had not considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares and was not making any recommendation regarding whether any stockholder should take the Rolling Share Election or retain and hold the Rolling Company Shares.

Following the reconvened Special Committee meeting on July 24, 2024, the Company Board reconvened its earlier meeting, with members of Company management and representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Nixon Peabody in attendance. During the meeting, the Special Committee Chair reported to the Company Board on the Special Committee’s mandate and the process undertaken by the Special Committee and its advisors and the determination and action taken and the recommendation made by the Special Committee (including the limitations on such recommendation regarding the Rolling Share Election and the Rolling Company Shares as detailed in the immediately preceding paragraph). The Company Board, acting upon the recommendation of the Special Committee, then unanimously (with the Recused Directors not present and having recused themselves) (i) determined that the Merger Agreement, and the transactions contemplated thereby, including the Company Merger, and the Transaction Documents are fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Company Stockholders; (ii) approved and declared advisable the Merger Agreement, and the transactions contemplated thereby, including the Company Merger, and the Transaction Documents; (iii) approved and declared advisable the execution and delivery of the Merger Agreement and the Transaction Documents by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of, the Company Merger and the other transactions contemplated thereby upon the terms and subject to the conditions set forth therein; (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting; and (v) recommended that the Company Stockholders vote to adopt the Merger Agreement, at the Company Stockholder Meeting and to approve and/or adopt such other matters that are submitted for their approval and/or adoption (as the case may be) in connection with the Merger Agreement. The Company Board’s resolutions stated that, for the avoidance of doubt and for purposes of clause (v) in the immediately preceding sentence, the Company Board had not considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares and was not making any recommendation with regard to whether any stockholder should take the Rolling Share Election or retain and hold the Rolling Company Shares. In addition, the Company Board resolved that the Company, in its capacity as sole stockholder of Merger Sub I, authorized Merger Sub I to execute and deliver the Merger Agreement and consummate the transactions contemplated thereby including the Company Merger and, in its capacity as sole stockholder of Merger Sub II, authorized Merger Sub II to execute and deliver the Merger Agreement and consummate the transactions contemplated thereby including the Queen Merger.

On July 25, 2024, the parties executed the Merger Agreement and the other transaction documents and the Company issued a press release announcing that it had entered into the Merger Agreement with affiliates of Standard General.

Subsequent to the execution of the Merger Agreement, Mr. Diao, the Company’s SVP Finance & Corporate Treasurer, raised a concern that the Rolling Share Election mechanism set forth in the Merger Agreement that required shares subject to an irrevocable Rolling Share Elections no longer be tradeable following the Election Deadline could limit the ability of institutional stockholders that are required to invest only in liquid securities to make a Rolling Share Election. The Company then began looking into whether the mechanism for Rolling Share Elections in the Merger Agreement could be modified to address this potential concern. Upon further review and consideration of potential solutions, the parties discussed modifying the Rolling Share Election mechanism to provide for the issuance of a new Company security, Class A common stock, which would have rights, preferences, privileges, limitations and restrictions substantially identical to those of Company Common Stock (except for its conversion feature), that could be issued following the Election Deadline and Requisite Stockholder Approval to Company Stockholders that make Rolling Share Elections in exchange for their Company Common Stock and that generally would be tradable from the time of issuance to immediately prior to the Company Effective Time. These discussions led to the preparation of the First Merger Agreement Amendment. On August 20, 2024, the Special Committee held a meeting by videoconference with members of Company management and representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Nixon Peabody in attendance. During the meeting, a representative of Nixon Peabody provided background on the discussions and considerations that led to the Company seeking a potential amendment to the Merger Agreement. The Special Committee and its advisors discussed a potential amendment to the Merger Agreement and reviewed the concern raised by Mr. Diao related to the Rolling Share Election mechanism. Following the meeting on August 20, 2024 through August 26, 2024, the parties finalized the First Merger Agreement Amendment.

On August 26, 2024, the Special Committee held a meeting by videoconference with members of Company management and representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Nixon Peabody in attendance. During the meeting, representatives of Nixon Peabody reviewed with the Special Committee the proposed modification of the Rolling Share Election mechanism and provided an overview of the terms and conditions of the draft First Merger Agreement Amendment. Following the departure from the meeting of Company management and the representatives of Nixon Peabody, the Special Committee and its advisors discussed the proposed revisions to the Rolling Share Election mechanism set forth in the First Merger Agreement Amendment. After discussion, the Special Committee considered and unanimously (i) consented to, approved and authorized the First Merger Agreement Amendment, including for purposes of the provisions of the Merger Agreement that require the Special Committee’s consent to any amendment to the Merger Agreement and (ii) recommended that, subject to Company Board approval, the Company Board submit the Merger Agreement, as amended by the First Merger Agreement Amendment, to the holders of shares of Company Common Stock for their adoption, and recommend that the holders of shares of Company Common Stock vote in favor of the adoption of the Merger Agreement, as amended by the First Merger Agreement Amendment, at the Company Stockholder Meeting. The Special Committee’s resolutions stated that, for the avoidance of doubt and for purposes of clause (ii) in the immediately preceding sentence, the Special Committee had not considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares and was not making any recommendation regarding whether any stockholder should take the Rolling Share Election or retain and hold the Rolling Company Shares.

On August 27, 2024, the Company Board held a meeting by videoconference, with members of Company management and representatives of Nixon Peabody in attendance. The Recused Directors were present at the opening of the meeting and immediately recused themselves from the meeting. During the meeting, the Special Committee Chair reported to the Company Board on the determination and action taken and the recommendation made by the Special Committee at its August 26, 2024 meeting. A member of management reviewed with the Company Board the proposed modification of the Rolling Share Election mechanism and provided an overview of the terms and conditions of the draft of the First Merger Agreement Amendment and a proposed amendment to the Company’s Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) contemplated by the First Merger Agreement Amendment.

After discussion by the Company Board, the Board then unanimously (with the Recused Directors not present and having recused themselves and one other director not present but having previously noted support for the matters under discussion) the Board, acting with the consent, approval and authorization of the Committee under the Merger Agreement, (i) determined that the First Merger Agreement Amendment, including without limitation the exchange of Company Common Stock for Class A common stock, par value $0.01 per share (“Class A Common Stock”), for any Rolling Share Election, the Certificate of Amendment of the Company attached thereto, and the transactions contemplated thereby, are fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Company Stockholders; (ii) approved and declared advisable the First Merger Agreement Amendment, including without limitation the exchange of Company Common Stock for Class A Common Stock for any Rolling Share Election, the Certificate of Amendment of the Company attached thereto, and the transactions contemplated thereby; and (iii) approved and declared advisable the execution and delivery of the First Merger Agreement Amendment by the Company, and the performance by the Company of its covenants and other obligations thereunder. In addition, the Board, acting upon the Committee Recommendation, (i) directed that the adoption of the Merger Agreement, as amended, be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting; and (ii) recommended that the Company Stockholders vote to adopt the Merger Agreement, as amended, at the Company Stockholder Meeting and to approve and/or adopt such other matters that are submitted for their approval and/or adoption (as the case may be) in connection with the Merger Agreement, as amended. The Board’s resolutions stated that, for the avoidance of doubt and for purposes of clause (ii) in the immediately preceding sentence, the Board has not considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares and is not making any recommendation with regard to whether any stockholder should take the Rolling Share Election or retain and hold the Rolling Company Shares. Furthermore, the Board (i) determined that authorization and issuance of Class A Common Stock is fair to and in the best interest of the Company and the Company Stockholders, including the Unaffiliated Company Stockholders; and (ii) approved and declared advisable the authorization and issuance of Class A Common Stock. The Board also approved and declared it advisable for the Company to amend the Fifth Amended and Restated Certificate and, upon receipt of the requisite approval of the Company’s stockholders, to execute and file with the office of the Secretary of State of the State of Delaware the Certificate of Amendment authorizing and providing for the issuance of up to 60,000,000 shares of Class A Common Stock of the Company. Moreover, the Board (i) called for the Certificate of Amendment to be presented to the stockholders of the Company for their approval at the Company Stockholder Meeting and (ii) recommended that the Company Stockholders vote to approve the Certificate of Amendment at the Company Stockholder Meeting.

Following the meeting of the Company Board on August 27, 2024, the parties to the Merger Agreement entered into the First Merger Agreement Amendment pursuant to which, among other things, the provisions of the Merger Agreement relating to the Rolling Share Election mechanism were amended to reflect the proposed issuance of the Class A Common Stock.

Subsequent to the adoption of the First Merger Agreement Amendment, members of Company management continued to evaluate the Rolling Company Share election process. Having considered the complexity of the Rolling Company Share election process, Company management determined to propose further modifications to the Rolling Company Share provisions in order to simplify the Rolling Share Election process by eliminating the need to issue Class A Common Stock. Specifically, Company management determined that it would be more efficient for Rolling Company Shares to be assigned the Rolling Company Share CUSIP and continue trading under BALY.T than to exchange the Rolling Company Shares for shares of Class A Common Stock, which would then be listed under a separate ticker symbol on the NYSE. Upon further review and consideration of potential modifications to simplify the Rolling Company Share Election Process, the parties discussed modifying the Rolling Share Election mechanism to provide for the assignment of the Rolling Company Share CUSIP to Rolling Company Shares as soon as reasonably practicable following receipt of the Requisite Stockholder Approval. These discussions led to the preparation of the Second Merger Agreement Amendment.

On September 19, 2024, the Special Committee held a meeting by videoconference with members of Company management and representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Nixon Peabody in attendance. During the meeting, representatives of Sullivan & Cromwell and a member of Company management reviewed with the Special Committee the proposed modification of the Rolling Share Election mechanism and provided an overview of the terms and conditions of the draft Second Merger Agreement Amendment. The Special Committee stated it was generally supportive of the proposed modification of the Rolling Share Election mechanism as contemplated by the draft Second Merger Agreement Amendment, subject to finalizing the terms thereof. Following the meeting on September 19, 2024 through September 30, 2024, the parties finalized the Second Merger Agreement Amendment.

On September 30, 2024, the Special Committee held a meeting by videoconference with members of Company management and representatives of Potter Anderson, Sullivan & Cromwell, Macquarie Capital and Nixon Peabody in attendance. During the meeting, representatives of Sullivan & Cromwell reviewed with the Special Committee the proposed modification of the Rolling Share Election mechanism and provided an overview of the terms and conditions of the Second Merger Agreement Amendment. Following the departure from the meeting of Company management and the representatives of Nixon Peabody, the Special Committee and its advisors discussed the proposed revisions to the Rolling Share Election mechanism set forth in the Second Merger Agreement Amendment. After discussion, the Special Committee considered and unanimously (i) consented to, approved and authorized the Second Merger Agreement Amendment, including for purposes of the provisions of the Merger Agreement that require the Special Committee’s consent to any amendment to the Merger Agreement and (ii) recommended that, subject to Company Board approval, the Company Board submit the Merger Agreement, as amended by the Merger Agreement Amendments, to the holders of shares of Company Common Stock for their adoption, and recommend that the holders of shares of Company Common Stock vote in favor of the adoption of the Merger Agreement, as amended by the Merger Agreement Amendments, at the Company Stockholder Meeting. The Special

Committee’s resolutions stated that, for the avoidance of doubt and for purposes of clause (ii) in the immediately preceding sentence, the Special Committee had not considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares and was not making any recommendation regarding whether any stockholder should take the Rolling Share Election or retain and hold the Rolling Company Shares.

Later on September 30, 2024, the Company Board held a meeting by videoconference, with members of Company management and representatives of Nixon Peabody in attendance. The Recused Directors were present at the opening of the meeting and immediately recused themselves from the meeting. During the meeting, the Special Committee Chair reported to the Company Board on the determination and action taken and the recommendation made by the Special Committee at its September 30, 2024 meeting. A member of management reviewed with the Company Board the proposed modification of the Rolling Share Election mechanism and provided an overview of the terms and conditions of the draft of the Second Merger Agreement Amendment.

After discussion by the Company Board, the Board then unanimously (with the Recused Directors not present and having recused themselves and one other director not present but having previously noted support for the matters under discussion) the Board, acting with the consent, approval and authorization of the Committee under the Merger Agreement: (i) determined that the Second Merger Agreement Amendment, and the transactions contemplated thereby, are fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Company Stockholders; (ii) approved and declared advisable the Second Merger Agreement Amendment and the transactions contemplated thereby; and (iii) approved and declared advisable the execution and delivery of the Second Merger Agreement Amendment by the Company, and the performance by the Company of its covenants and other obligations thereunder. In addition, the Board, acting upon the Committee Recommendation, (i) directed that the adoption of the Merger Agreement, as amended by the Merger Agreement Amendments, be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting; and (ii) recommended that Company Stockholders vote to adopt the Merger Agreement, as amended by the Merger Agreement Amendments, at the Company Stockholder Meeting and to approve and/or adopt such other matters that are submitted for their approval and/or adoption (as the case may be) in connection with the Merger Agreement, as amended by the Merger Agreement Amendments. The Board’s resolutions stated that, for the avoidance of doubt and for purposes of clause (ii) in the immediately preceding sentence, the Board has not considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares and is not making any recommendation with regard to whether any stockholder should take the Rolling Share Election or retain and hold the Rolling Company Shares.

Following the meeting of the Company Board on September 30 2024, the parties to the Merger Agreement entered into the Second Merger Agreement Amendment.

Reasons for the Company Merger; Recommendation of the Special Committee and the Disinterested Directors

Recommendation of the Special Committee

On March 11, 2024, the Company Board formed the Special Committee comprised solely of independent and disinterested directors to review and evaluate the non-binding proposal received from Standard General on March 11, 2024 and any alternative proposals or other strategic alternatives available to the Company, including maintaining its status quo as a standalone public company.

After careful deliberation, the Special Committee at a meeting held on July 24, 2024, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Company Merger, and the Transaction Documents are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders, (ii) recommended that the Company Board approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Company Merger, and the Transaction Documents, and determine that the Merger Agreement and the transactions contemplated thereby, including the Company Merger, and the Transaction Documents are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders and (iii) recommended that, subject to Company Board approval, the Company Board submit the Merger Agreement to the holders of shares of Company Common Stock for their adoption, and recommend that the holders of shares of Company Common Stock vote in favor of the adoption of the Merger Agreement, at the Company Stockholder Meeting. For purposes of clause (iii) in the immediately preceding sentence, the Special Committee has not considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares and is not making any recommendation with regard to whether any stockholder should take the Rolling Share Election or retain and hold the Rolling Company Shares. Therefore, the Special Committee’s recommendation is based only on the Per Share Price payable in cash for shares of Company Common Stock in the Company Merger.

In addition, after careful deliberation, the Special Committee, (i) at a meeting held on August 26, 2024 unanimously recommended that, subject to Company Board approval, the Company Board submit the Merger Agreement, as amended by the First Merger Agreement Amendment, to the holders of shares of Company Common Stock for their adoption, and recommend that the holders of shares of Company Common Stock vote in favor of the adoption of the Merger Agreement, as amended by the First Merger Agreement Amendment, at the Company Stockholder Meeting and (ii) at a meeting held on September 30, 2024 unanimously recommended that, subject to Company Board approval, the Company Board submit the Merger Agreement, as amended by the Merger Agreement Amendments, to the holders of shares of Company Common Stock for their adoption, and recommend that the holders of shares of Company Common Stock vote in favor of the adoption of the Merger Agreement, as amended by the Merger Agreement Amendments, at the Company Stockholder Meeting. For purposes of the immediately preceding sentence, the Special Committee has not considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares and is not making any recommendation with regard to whether any stockholder should take the Rolling Share Election or retain and hold the Rolling Company Shares. Therefore, the Special Committee’s recommendation is based only on the Per Share Price payable in cash for shares of Company Common Stock in the Company Merger.

In addition, the Special Committee believes that the Company Merger is fair to the Company’s “unaffiliated security holders,” as such term is defined in Rule 13e-3 of the Exchange Act.

In the course of evaluating the Company Merger, the Special Committee consulted with Company management and the Special Committee’s legal and financial advisors and, in reaching its determination and making its recommendations, the Special Committee considered the following non-exhaustive list of material factors, which are not presented in any relative order of importance and each of which the Special Committee viewed as generally supportive of its determination and recommendations to the Company Board:

•        Certainty of Value.    The Special Committee considered that each Unaffiliated Company Stockholder will receive the merger consideration entirely in cash, unless such Unaffiliated Company Stockholder validly makes a Rolling Share Election with respect to some or all of its shares of Company Stock. The Special Committee considered that this provides certainty of value at an attractive price measured against the ongoing business and financial execution risks of the Company’s business plan and its continued operations as a public company and allows the Unaffiliated Company Stockholders to realize that value immediately by receiving liquidity upon the consummation of the Company Merger. The cash merger consideration is at a fixed price and will not be reduced if the share price of the Company Common Stock declines prior to the effective time of the Company Merger. The Special Committee considered the likelihood of realizing the immediate and certain value of $18.25 per share in cash pursuant to the Company Merger as compared to the uncertain prospect that the market price of the Company Common Stock would reach $18.25 in the foreseeable future, if ever, from the volatility and risks inherent in an investment in a leveraged company operating in the gaming and entertainment industries, as further described in the section of this proxy statement entitled “Risk Factors — Risks relating to Bally’s Business.”

•        Per Share Merger Consideration.    The Special Committee considered that Standard General increased its initial offer of $15.00 per share to $18.25 per share, an approximately 22% increase in value over the initial proposal that already had represented an approximately 41% premium to the closing price of Company Common Stock on March 8, 2024, the last trading day before the public disclosure of the initial proposal. The Special Committee (1) was informed by Standard General following receipt of Standard General’s initial proposal of $15.00 per share that Standard General’s internal maximum offer price for a potential acquisition transaction involving the Company was $17.50 in cash per share, and successfully negotiated an increase in Standard General’s offer to $18.25 in cash per share and (2) believed that $18.25 per share was the best value that the Special Committee could reasonably obtain from Standard General or from any other potential counterparty for the shares of Company Common Stock. The Special Committee took into account, among other things, (1) the Special Committee’s assessment that no other party likely had either the interest in acquiring, or capability to acquire, the Company on the terms and conditions offered by Standard General and (2) the Special Committee’s familiarity with the business, operations, prospects, business strategy, assets, liabilities and general financial condition of the Company on a historical and prospective basis and its assessment of associated risks, including execution risks with respect to the Company’s business plan as a public company. In forming this belief, the Special Committee also considered the public nature of Standard General’s initial proposal and the market reaction thereto and that, at the direction and on behalf of the Special Committee, the Special Committee’s financial advisor conducted an active market outreach to selected third parties to gauge interest of such parties for an acquisition of the Company and/or alternative transactions, and that no third-party bidder submitted a proposal with respect to a Potential Transaction. The Special Committee believed that, after negotiations at the direction of the Special Committee and with the assistance of experienced independent legal and financial advisors, the Special Committee obtained the best terms and the highest price that Standard General was willing and able to pay to acquire the shares of Company Common Stock pursuant to a thorough process and that further negotiations would have risked having Standard General abandon a potential acquisition of the Company altogether.

•        Premium to Market Price.    The Special Committee also considered that the $18.25 per share price constitutes (1) an approximately 71% premium over the Company’s 30-day volume weighted average price per share as of March 8, 2024, the last trading day before the public disclosure of Standard General’s initial cash acquisition proposal of $15.00 per share, and (2) an approximately 35% premium to the Company Common Stock closing trading price of $13.52 on July 24, 2024, the day before the Company announced that it had entered into the Merger Agreement with affiliates of Standard General.

•        Potential Strategic Alternatives.    The assessment of the Special Committee that no possible alternative to the Merger Transactions (including pursuing a different transaction, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to the Unaffiliated Company Stockholders of those alternatives and the timing and likelihood of effecting such alternatives), including following the Special Committee’s active market outreach process to gauge interest of potentially interested third-party bidders for an acquisition of the Company and/or alternative transactions, were reasonably likely to present opportunities for the Company to create greater value for the Unaffiliated Company Stockholders, taking into account execution risks as well as business, financial, industry, competitive and regulatory risks.

•        Public Nature of Standard General’s Proposal.    The Special Committee considered that Standard General delivered a public proposal to acquire all of the outstanding shares of Company Common Stock not owned by Standard General and that such proposal included a specific price per share proposal. The Special Committee also considered that, as a result of such public proposal, any party that was interested and willing to make a proposal to acquire the Company, or otherwise make such interest known, could have done so during the more than four-month period between the dates of the initial proposal and the signing of the Merger Agreement.

•        Outcome of Strategic Pre-Signing Market Check.    The Special Committee considered the results of the pre-signing market check conducted at the direction of the Special Committee pursuant to which two (2) financial sponsors and ten (10) strategic bidders from both land-based casino gaming and online real money gaming industries were contacted to gauge their interest in a potential acquisition of the Company or in other strategic alternatives involving the Company. Each party contacted was considered taking into account, among other factors, such parties’ perceived requisite financial capacity to evaluate, and potential interest in evaluating, a potential acquisition of the Company and/or a transaction in the Company’s business sector, and potential ability to engage in, and complete, a potential acquisition of the Company or an alternative transaction involving one or more of the Company’s assets or business segments. The Special Committee considered that only one third party, which had contacted the Special Committee’s financial advisor on an unsolicited basis, entered into a confidentiality agreement with the Company with respect to a Potential Transaction and was given access to a data room and conducted a due diligence session with representatives of the Company, but that such party generally did not request additional due diligence information regarding the Company thereafter.

•        Loss of Opportunity.    The Special Committee considered that if the Special Committee did not accept Standard General’s offer of $18.25 per share, there was a risk that Standard General would decline to participate further in the negotiation process and that if the Special Committee declined to recommend the Merger Agreement, there may not be another opportunity for the Unaffiliated Company Stockholders to receive a comparably priced offer, if any, with a comparable level of closing certainty.

•        History of Negotiations.    The Special Committee negotiated vigorously with Standard General with respect to price and the other terms in the Merger Agreement, including obtaining a price increase from Standard General’s initial proposal of $15.00 per share to $18.25 per share, which the Special Committee believed based on the negotiations with Standard General represented Standard General’s best offer, and the improved Merger Agreement terms that the Special Committee was able to obtain as a result of these negotiations as described under “Special Factors — Background of the Merger Transactions.”

•        Financial Condition, Results of Operations and Prospects of the Company; Risks of Execution.    The Special Committee also viewed the per share cash merger consideration as more favorable to the Unaffiliated Company Stockholders than the potential value that would reasonably be expected to result from other alternatives reasonably available to the Company, including the standalone operation of the Company as an independent public company. In making this assessment, the Special Committee considered the current, historical and projected financial condition, results of operations and business of the Company, as well as the Company’s prospects and risks if it were to remain a public company, including the risks described in the section of this proxy statement entitled “Risk Factors — Risks relating to Bally’s Business.” In particular, the Special Committee considered the Company’s then-current business plan, including management’s then-current estimated projections of the Company’s financial prospects, and the potential opportunities and risks that it presented, including, among other things, the likelihood that the business plan could be achieved in the face of macroeconomic, operational and execution risks and general risks related to market conditions that could negatively impact the Company’s valuation or reduce the price of the Company Common Stock.

•        Financial Analyses and Opinion of Macquarie Capital.    The financial analyses of Macquarie Capital reviewed and discussed with the Special Committee, including the financial presentation and opinion, dated July 24, 2024, of Macquarie Capital delivered to the Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, of the Per Share Price to be received in the Company Merger by holders of Company Common Stock (only to the extent of the shares of Company Common Stock for which such holders receive the Per Share Price in cash and other than, as applicable, Standard General, SG Parent, SG Gaming, SBG Gaming, SRL, SG MF II, Queen and its securityholders, Noel Hayden, and their respective affiliates) pursuant to the Merger Agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Macquarie Capital as more fully described below in the section of this proxy statement captioned “Special Factors — Opinion of the Special Committee’s Financial Advisor.”

•        Negotiations with Standard General and Terms of the Merger Agreement.    The terms of the Merger Agreement and the Transaction Documents, which were reviewed and negotiated by the Special Committee with the assistance of its outside legal and financial advisors and, as appropriate, the Company’s outside legal advisor and Company management, and the fact that such terms were the product of robust, arm’s-length negotiations between the parties, including the following favorable terms:

•        the Company’s ability to consider and respond to unsolicited acquisition proposals, including to furnish information to and conduct negotiations with third parties under certain circumstances specified in the Merger Agreement, including the Special Committee’s belief that the termination fee and other limitations applicable to, among other things, an adverse recommendation change and acquisition proposals in the Merger Agreement (as described in the section of this proxy statement entitled “The Merger Agreement — No Solicitation of Other Offers; Recommendation Changes”) were reasonable and customary and would not preclude a serious and financially capable potential acquiror from submitting an unsolicited proposal to acquire the Company following the announcement of the Merger Agreement or prohibit the Special Committee or the Company from engaging with any such potential acquiror in such a circumstance, subject to the applicable provisions of the Merger Agreement;

•        the conditions to closing and the representations, warranties and covenants of the Company contained in the Merger Agreement, including the Special Committee’s belief that such conditions, representations, warranties and covenants are reasonable and customary in number and scope;

•        the ability of the Company Board, acting upon the recommendation of the Special Committee, and the Special Committee’s ability, in each case under certain circumstances, to amend, withdraw or modify the recommendation that the stockholders of the Company vote in favor of the adoption of the Merger Agreement;

•        the ability of the Company Board, acting upon the recommendation of the Special Committee, and the Special Committee’s ability under certain circumstances, to authorize the Company to terminate the Merger Agreement to enter into an alternative transaction with respect to a superior proposal. In that regard, the Special Committee believed that the termination fee payable in such instance was reasonable, below similar fees payable in comparable transactions and not preclusive of other offers;

•        that the Company would be entitled to receive the Parent Termination Fee of $22.2 million if the Merger Agreement was terminated as a result of the failure of affiliates of Standard General to provide the Debt Financing for the Company Merger (but subject to certain other conditions, including that the Company would have the funds necessary to immediately fund the Company Contribution Amount at the time of closing and the failure of Standard General to cure such failure to have the Debt Financing or Alternative Debt Financing in place within 60 days, as more fully described in the section of this proxy statement entitled “The Merger Agreement — Termination Fees”);

•        that an affiliate of Standard General provided a limited guarantee in favor of the Company, which guarantees certain payment obligations of Parent under the Merger Agreement, including payment of the termination fee and monetary damages and other costs payable in connection with certain breaches of the Merger Agreement by Standard General; and

•        that an affiliate of Standard General and the “ultimate parent entity” of Parent for purposes of the regulatory filings set forth in the Merger Agreement entered into a letter agreement with the Company pursuant to which such entity agreed to perform and comply with certain regulatory obligations in connection with obtaining the requisite regulatory approvals.

•        Likelihood of Closing.    The likelihood that the Merger Transactions would be completed, based upon, among other things (not in any relative order of importance):

•        the efforts required of Standard General and its affiliates with respect to their regulatory obligations pursuant to the Merger Agreement and the likelihood and anticipated timing of obtaining all required regulatory approvals in connection with the Merger Transactions;

•        that an affiliate of Standard General and the “ultimate parent entity” of Parent for purposes of the regulatory filings set forth in the Merger Agreement entered into a letter agreement with the Company pursuant to which such entity agreed to perform and comply with certain regulatory obligations in connection with obtaining the requisite regulatory approvals;

•        Standard General and its affiliates already hold relevant Gaming Licenses, which increases the likelihood that the parties will obtain all required gaming approvals for the Merger Transactions and on a timely basis;

•        the reasonable assurance of available funding set forth in Standard General’s debt commitment letter; and

•        the Special Committee’s and Company management’s comfort that the Company would be able to make available the Company Contribution Amount at closing, including as a result of the procedural protections that permit the Company to cure the failure to have such amount available at closing over a sixty (60)-day period (subject to certain exceptions, as more fully described in “The Merger Agreement — Termination of the Merger Agreement”).

•        Appraisal Rights.    Notwithstanding that the structure of the Company Merger may not clearly result in appraisal rights for the holders of Company Common Stock under Delaware law, the parties agreed that the Company’s stockholders would have the right to exercise statutory appraisal rights under Section 262 of the DGCL and receive payment of the fair value of their shares of Company Common Stock in lieu of the cash or other consideration, subject to and in accordance with the terms and conditions of the Merger Agreement and the DGCL, unless and until any such Company Stockholder fails to perfect or effectively withdraws or loses such holder’s right to appraisal and payment under the DGCL or the Company Stockholder makes a Rollover Election with respect to such shares.

•        Financing-Related Terms.    The Special Committee also considered Parent’s receipt of the executed debt commitment letter to fund a significant portion of the cash merger consideration from Apollo, a well-known entity with significant experience in similar lending transactions and a strong track record honoring the terms of their commitment letters, which, in the reasonable judgment of the Special Committee, increases the likelihood of such financing being completed.

•        Portability of Bally’s Existing Debt.    The Special Committee considered the fact that the Company’s current debt agreements, including the indentures governing the debt securities issued by the certain of the Company’s subsidiaries, and the debt commitment letter allow the Company’s current debt facilities to remain outstanding following the completion of the Merger Transactions with Standard General, which, in the reasonable judgment of the Special Committee, helped facilitate Standard General’s willingness and ability to offer the best reasonably obtainable value for the Company Common Stock.

The Special Committee also considered a number of factors relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Company Merger and to permit the Special Committee to represent effectively the interests of the Unaffiliated Company Stockholders. The Special Committee believes these factors support its determination and recommendations and provide assurance of the procedural fairness of the Company Merger to the Unaffiliated Company Stockholders:

•        Conditions to Initial Proposal.    In connection with making its initial proposal, Standard General committed that any transaction would be subject to (i) the approval of a committee of independent directors and (ii) a non-waivable condition requiring the approval of holders of a majority of the shares of Company Common Stock not owned by Standard General or parties affiliated with Standard General.

•        Independence.    The Special Committee consists (and at all times consisted) solely of independent and disinterested directors of the Company Board. In connection with appointing such directors to the Special Committee, the Company Board determined that each member of the Special Committee was independent for purposes of considering a Potential Transaction and had no material interest in, or connection with Standard General or a Potential Transaction that is different from the Company’s stockholders generally. The Special Committee also separately confirmed that each of the Special Committee members was disinterested and independent with respect to the Special Committee’s evaluation of a Potential Transaction.

•        Negotiating Authority.    The power and authority granted to the Special Committee by the Company Board to, among other things, (1) review and evaluate the advisability of a Potential Transaction and other strategic alternatives that may be available to the Company (including the status quo as a standalone company) and solicit expressions of interest or other proposals for a Potential Transaction, if and to the extent the Special Committee deemed appropriate; (2) establish, approve, modify, monitor and direct the process and procedures related to the negotiation, review and evaluation of a Potential Transaction, including the authority to determine not to proceed with any such process, procedures, review or evaluation; (3) respond to any communications, inquiries or proposals regarding a Potential Transaction; (4) recommend, reject or approve the terms of a Potential Transaction; (5) review, evaluate, investigate, pursue and negotiate the price, structure, form, terms and conditions of a Potential Transaction and the form, terms and conditions of any definitive agreements in connection therewith; (6) determine whether a Potential Transaction is fair to, and in the best interests of, the Company and its stockholders (or any subset of the stockholders of the Company that the Special Committee determines to be appropriate); and (7) recommend to the full Company Board what action, if any, should be taken by the Company with respect to a Potential Transaction. The Company Board also determined that it would not approve a Potential Transaction unless such transaction was approved and recommended by the Special Committee.

•        Active Involvement and Oversight.    The numerous meetings held by the Special Committee, including with its independent outside legal and financial advisors, to discuss and evaluate, among other things, the Company’s strategic alternatives, the proposal and counterproposals from Standard General for a Potential Transaction and the Special Committee’s active and robust negotiation process. The Special Committee was actively engaged in this process on a regular basis over several months and was provided with full access to Company management and its advisors in connection with its evaluation process.

•        Independent Advice.    The Special Committee selected and engaged its own independent legal and financial advisors and received the advice of such advisors throughout its review, evaluation and negotiation of a Potential Transaction.

•        No Obligation to Recommend.    The recognition by the Special Committee that it had no obligation to recommend to the Company Board the approval of the Merger Agreement and the Company Merger or any other transaction and had the authority to reject any proposals made.

•        Prior Special Committee Recommendation.    The Company Board was not permitted to approve a Potential Transaction or recommend a Potential Transaction for approval by the Company’s stockholders without a prior favorable recommendation of such Potential Transaction by the Special Committee.

•        Stockholder Approvals.    The consummation of the Company Merger requires the adoption of the Merger Agreement by (1) the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote thereon and (2) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock held by the Unaffiliated Company Stockholders and entitled to vote thereon.

•        Monitoring of Potential or Actual Conflicts.    The Special Committee believed that it was fully informed about the extent to which the interests of Standard General and parties affiliated with Standard General in the Merger Transactions differed from those of the Unaffiliated Company Stockholders.

In the course of reaching its determination and making its recommendations, the Special Committee also considered the following non-exhaustive list of countervailing factors concerning the Merger Agreement and the Company Merger, which are not presented in any relative order of importance:

•        No Stockholder Participation in Future Growth or Earnings.    If a Company Stockholder receives the cash consideration pursuant to the Merger Agreement, such stockholder will not participate in the Company’s future earnings or growth and will not benefit from any appreciation in value of the Company or the Company Common Stock following the closing of the transactions contemplated by the Merger Agreement, including any value that could be achieved if the Company engages in future strategic or other transactions.

•        Risk Associated with Failure to Consummate the Merger Transactions.    The possibility that the Company Merger might not be consummated, and if not consummated, that: (1) the Company’s directors, management team and other employees will have expended extensive time and effort and will have experienced significant distractions from their work on behalf of the Company during the pendency of the Company Merger; (2) the Company will have incurred significant transaction and other costs; (3) the Company’s continuing business relationships with customers, business partners and employees may be adversely affected; (4) the trading price of the Company Common Stock could be adversely affected, including to the extent that the current price of the Company Common Stock reflects a market assumption that the transactions contemplated by the Merger Agreement will be completed; and (5) the contractual and legal remedies available to the Company in the event of the breach or termination of the Merger Agreement may be insufficient to reimburse the monetary damages and costs incurred by the Company, costly to pursue, or both.

•        Impact of Interim Restrictions on the Company’s Business Pending the Completion of the Merger Transactions.    The restrictions on the conduct of the Company’s business prior to the consummation of the Merger Transactions may delay or prevent the Company from undertaking strategic initiatives before the completion of the Company Merger that, absent the Merger Agreement, the Company might have pursued. Specifically, the Special Committee considered the required Company Cash Amount that the Company would need to make available at the closing of the Company Merger to potentially fund a portion of the cash merger consideration payment at closing and that this amount may deter the Company from pursuing or undertaking strategic initiatives and will limit the Company’s ability to use that funding for other purposes.

•        Effects of the Announcement of the Merger Agreement.    The effects of the public announcement of the Company’s entry into the Merger Agreement, including the: (1) effects on the Company’s employees, customers, business partners, operating results and stock price; (2) impact on the Company’s ability to execute on strategic transactions or initiatives that the Company would otherwise pursue but for the public announcement and pendency of the Merger Transactions; and (3) potential for litigation in connection with the Company Merger.

•        Restrictions on Solicitation.    The Merger Agreement imposes restrictions on the Company’s ability to solicit acquisition proposals from third parties after the execution of the Merger Agreement, and, even if the Company receives unsolicited interest, Standard General has a right under the Merger Agreement to negotiate with the Company to match the terms of any superior proposal prior to the Company being able to terminate the Merger Agreement and accept a superior proposal.

•        Termination Fees Payable by the Company; Loss of Opportunity with Other Potential Counterparties.    The requirement that the Company pay Parent a termination fee of $11.1 million under certain circumstances following the termination of the Merger Agreement, including if the Company terminates the Merger Agreement to enter into an Alternative Acquisition Agreement relating to a superior proposal. The Special Committee considered the potentially discouraging impact that this termination fee could have on a third party’s interest in making a competing proposal to acquire the Company, although the Special Committee believed that the termination fee would not materially impede a serious and financially capable potential acquiror from submitting a proposal to acquire the Company with a higher offer price than $18.25 per share of Company Common Stock following the announcement of the Merger Agreement.

•        Interests of the Company’s Directors and Executive Officers.    The interests that the Company’s directors and executive officers may have in the Merger Transactions, which may be different from, or in addition to, those of the Company’s other stockholders, as more fully described in “Special Factors — Interests of Bally’s Directors and Executive Officers in the Merger Transactions.”

•        Interests of Certain Significant Stockholders or Equityholders in the Merger Transactions.    An affiliate of Standard General, an affiliate of Sinclair Broadcast Group Inc. and Noel Hayden were offered the opportunity prior to the signing of the Merger Agreement and the Transaction Documents, and elected, to agree at the signing of such documentation to participate in an equity rollover in Standard General’s potential acquisition of the Company and forgo the right to receive the certain value of the Per Share Price in connection with the Company Merger. The Special Committee considered that the option to elect to participate in an equity rollover in Standard General’s potential acquisition of the Company is available to all Company Stockholders and those stockholders will elect to forgo the certain and compelling value of the Per Share Price for such rollover equity.

•        Cap on Standard General’s and its Affiliates’ Liability and Circumstances in which Standard General and its Affiliates May Be Liable for Damages.    Under the Merger Agreement and other than the Company’s receipt of the Parent Termination Fee, the Company may only pursue claims for damages against Standard General and/or its affiliates in connection with a willful and material breach of the Merger Agreement by such parties. If the Company were to pursue such claims, Standard General and its affiliates would only be liable for up to $22.2 million of damages in such circumstances (plus an additional $3 million in fees and expenses) and Standard General has the option to pay such damages (and the Parent Termination Fee) in shares of Company Common Stock rather than cash as more fully described in the sections of this proxy statement entitled “The Merger Agreement — Termination Fees” and “The Merger Agreement — Limitations on Liability.”

The Special Committee concluded that the uncertainties, risks and potentially negative factors relevant to the Company Merger were outweighed by the potential benefits.

The foregoing discussion of factors considered by the Special Committee in reaching its determination and recommendations includes the principal factors considered by the Special Committee, but is not intended to be exhaustive and may not include all of the factors considered by the Special Committee. In light of the variety of factors considered in connection with its evaluation of the Merger Agreement and the Merger Transactions, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determination and recommendations. Rather, the Special Committee based its decisions on the totality of the factors and information it considered. Moreover, each member of the Special Committee applied his or her own personal business judgment to the process and may have given different weight to different factors.

In the course of making the determination and recommendations described above, the Special Committee did not consider the liquidation value of the Company because (1) they considered the Company to be a viable, going concern; (2) they believed that liquidation sales generally result in proceeds substantially less than sales of going concern; and (3) they considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company. For the foregoing reasons, the Special Committee did not consider liquidation value to be a relevant factor. Further, the Special Committee did not consider the Company’s net book value, which is an accounting concept, as a factor because they believe (x) that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and (y) net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in the industry. In addition, the Special Committee did not consider recent purchases of shares of Company Common Stock as the Company had not repurchased shares of Company Common Stock during the preceding two years. In addition, the Special Committee did not seek to establish a pre-merger going concern value for the Company. Rather, the Special Committee believed that the Updated Projections and certain financial analyses utilizing the Updated Projections summarized in the section of this proxy statement entitled “Special Factors — Opinion of the Special Committee’s Financial Advisor” were representative of the Company’s going concern value if the Company continued to operate its business on a standalone basis.

Other than as described in this proxy statement (including the 2022 Proposal), the Special Committee is not aware of any firm offer by any other person during the prior two years for (1) a merger or consolidation of the Company with another company; (2) the sale or transfer of all or substantially all of the Company’s assets; or (3) a purchase of the Company’s securities that would enable such person to exercise control of the Company.

Opinion of the Special Committee’s Financial Advisor

The Special Committee has engaged Macquarie Capital as the Special Committee’s financial advisor in connection with the proposed Company Merger. In connection with Macquarie Capital’s engagement, the Special Committee requested that Macquarie Capital evaluate the fairness, from a financial point of view, of the Per Share Price to be received in the Company Merger by holders of Company Common Stock (only to the extent of the shares of Company Common Stock for which such holders receive the Per Share Price in cash and other than, as applicable, Standard General, SG Parent, SG Gaming, SBG Gaming, SRL, SG MF II, Queen and its securityholders, Noel Hayden, and their respective affiliates) pursuant to the Merger Agreement. On July 24, 2024, at a meeting of the Special Committee held to evaluate the proposed Merger Transactions, Macquarie Capital rendered an oral opinion, confirmed by delivery of a written opinion dated July 24, 2024, to the Special Committee to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Macquarie Capital, the Per Share Price to be received in the Company Merger by holders of Company Common Stock (only to the extent of the shares of Company Common Stock for which such holders receive the Bally’s Per Share Price in cash and other than, as applicable, Standard General, SG Parent, SG Gaming, SBG Gaming, SRL, SG MF II, Queen and its securityholders, Noel Hayden, and their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Macquarie Capital’s financial analyses and opinion related solely to the Per Share Price payable in cash in respect of shares of Company Common Stock and did not in any way relate to the consideration in respect of any shares of Company Common Stock for which a Rolling Share Election is made.

The full text of Macquarie Capital’s written opinion, dated July 24, 2024, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Macquarie Capital, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The description of Macquarie Capital’s opinion set forth below is qualified in its entirety by reference to the full text of Macquarie Capital’s opinion. Macquarie Capital’s opinion was provided for the information and use of the Special Committee (in its capacity as such) in connection with its consideration of the Per Share Price payable in cash from a financial point of view and, at the Special Committee’s request, was provided for informational purposes to the Board (in its capacity as such) and did not address any transactions related to the Company Merger or otherwise, including, without limitation, the Queen Merger, the Queen Exchange Ratio and related aspects, or any other aspect or implication of the Company Merger or related transactions. Macquarie Capital’s opinion did not address the underlying business decision of the Special Committee or the Board with respect to the Company Merger or related transactions or the relative merits of the Company Merger or any related transactions as compared to any alternative business strategies or transactions available to Bally’s. Macquarie Capital’s opinion was not intended to be and did not constitute a recommendation to the Special Committee or the Board, and does not constitute a recommendation to the holders of Company Common Stock or any other person as to any election to be made in connection with the Company Merger or how to vote or act with respect to any matter relating to the Company Merger, any related transactions or otherwise. The full text of Macquarie Capital’s written opinion should be read carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Macquarie Capital in preparing its opinion.

In connection with rendering its opinion, Macquarie Capital, among other things:

•        reviewed an execution version, provided to Macquarie Capital on July 24, 2024, of the Merger Agreement;

•        reviewed certain publicly available business and financial information regarding Bally’s;

•        reviewed certain other business, financial and operating information relating to Bally’s furnished to or discussed with Macquarie Capital by the management of Bally’s, including financial projections for the fiscal years ending December 31, 2024 through December 31, 2028 and other information and data relating to Bally’s prepared by the management of Bally’s;

•        discussed the Company Merger and the business, operations, financial condition and prospects of Bally’s with certain members of the management of Bally’s;

•        reviewed certain financial and stock market data with respect to Bally’s and compared that data with similar data for other companies with publicly traded equity securities that Macquarie Capital deemed relevant;

•        reviewed the publicly available financial terms of certain other business combinations and transactions that Macquarie Capital deemed relevant; and

•        performed such other financial analyses and considered such other factors that Macquarie Capital deemed appropriate for purposes of its opinion.

Macquarie Capital did not undertake any responsibility for independently verifying, and did not independently verify, any business, financial or operating information publicly available or provided to or otherwise discussed with Macquarie Capital and Macquarie Capital assumed and relied upon the accuracy and completeness of all such information and upon the assurances of the management and certain other representatives of Bally’s that they were not aware of any relevant information that had been omitted or remained undisclosed to Macquarie Capital. Management of Bally’s advised Macquarie Capital, and Macquarie Capital assumed, that the financial projections and other information and data provided to or otherwise discussed with Macquarie Capital by the management of Bally’s was reasonably prepared in good faith on bases reflecting such management’s best currently available estimates and judgments as to the future financial performance and condition of Bally’s and the other matters covered thereby. Management of Bally’s also advised Macquarie Capital, and Macquarie Capital assumed, that such financial projections and other information and data were a reasonable basis on which to evaluate Bally’s and the other matters covered thereby and, at the Special Committee’s direction, Macquarie Capital used and relied upon such financial projections and other information and data for purposes of its analyses and opinion. Macquarie Capital expressed no view or opinion as to any such financial projections and other information and data or the assumptions upon which they were based. Further, Macquarie Capital assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Bally’s since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Macquarie Capital that would be meaningful to its analysis or opinion. In connection with Macquarie Capital’s opinion, Macquarie Capital did not make, nor assumed any responsibility for making, any physical inspection, independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Bally’s or any other entity, nor was Macquarie Capital furnished with any such evaluations or appraisals. Macquarie Capital expressed no view or opinion as to any actual or potential litigation, claims, audits or investigations or governmental, regulatory or other proceedings or orders or the potential impact thereof on Bally’s or any other entity.

Macquarie Capital assumed that the representations and warranties of each party in the Merger Agreement would be true and correct, each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement, all of the conditions to the consummation of the Company Merger and related transactions would be satisfied, and the Company Merger and related transactions would be consummated in accordance with the terms set forth in the Merger Agreement without waiver, modification or amendment of any terms or provisions thereof. Macquarie Capital also assumed that the Company Merger and related transactions would be consummated in a manner that complies with applicable federal and state statutes, rules and regulations and that all governmental, regulatory, third-party and other consents, approvals or releases necessary for the consummation of the Company Merger and related transactions would be obtained without undue delay, limitation, restriction or condition (including the disposition of businesses or assets). Macquarie Capital did not express any view or opinion as to the prices at which Company Common Stock or any other securities would trade or otherwise be transferable at any time, including following the announcement or consummation of the Company Merger and related transactions. In addition, Macquarie Capital assumed that the final form of the Merger Agreement would not differ from the execution version of the Merger Agreement reviewed by Macquarie Capital in any manner that would be meaningful to its analysis or opinion.

Macquarie Capital’s opinion did not address the underlying business decision of the Special Committee or the Board with respect to the Company Merger or related transactions or the relative merits of the Company Merger or any related transactions as compared to any alternative business strategies or transactions available to Bally’s. Macquarie Capital’s opinion was necessarily based on information made available to Macquarie Capital as of, and financial, economic, market and other conditions as they existed and could be evaluated on, the date of Macquarie Capital’s opinion. Macquarie Capital does not have any obligation to update, revise, reaffirm or withdraw its opinion or to otherwise comment on or consider events occurring or coming to Macquarie Capital’s attention after the date of its opinion.

Macquarie Capital’s opinion only addressed the fairness, from a financial point of view, of the Per Share Price to the holders of Company Common Stock (to the extent expressly specified in such opinion), without regard to individual circumstances of specific holders (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of Bally’s held by such holders, and Macquarie Capital’s opinion did not in any way address proportionate allocation or relative fairness. Macquarie Capital’s opinion did not address any transactions related to the Company Merger or any other aspect or implication of the Company Merger, including, without limitation, the form or structure of the Company Merger or any terms, aspects or implications of any support agreement, registration rights agreement, warrant arrangement or other agreement, arrangement or understanding contemplated by or to be entered into in connection the Company Merger, any related transactions or otherwise. Macquarie Capital expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature, or any other aspect relating to, any compensation or other consideration to be paid or payable to any officers, directors or employees of any parties to the Company Merger (in their respective capacities as such), or any class of such persons, relative to the Bally’s Per Share Price or otherwise. Macquarie Capital did not provide any advice or opinion as to matters that require legal, regulatory, accounting, insurance, executive compensation, tax or other similar professional advice. Macquarie Capital assumed that Bally’s obtained or would obtain such advice or opinions from appropriate professional sources and Macquarie Capital relied upon the accuracy and completeness of the assessments by Bally’s and its advisors with respect to all legal, regulatory, accounting, insurance, executive compensation and tax matters. Macquarie Capital did not express any opinion as to whether or not Bally’s, SG Parent, their respective securityholders or any other party is receiving or paying reasonably equivalent value in the Company Merger or any related transactions, the solvency, creditworthiness or fair value of Bally’s, SG Parent or any other participant in the Company Merger or any related transactions, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

Macquarie Capital’s opinion was for the information and use of the Special Committee (in its capacity as such) in connection with its consideration of the Company Merger and, at the Special Committee’s request, was provided for informational purposes to the Board (in its capacity as such). Macquarie Capital’s opinion was not intended to be and did not constitute a recommendation to the Special Committee or the Board, and does not constitute a recommendation to the holders of Company Common Stock or any other person as to any election to be made in connection with the Company Merger or how to vote or act with respect to any matter relating to the Company Merger, any related transactions or otherwise. The issuance of Macquarie Capital’s opinion was approved by an internal committee of Macquarie Capital authorized to review opinions of such nature.

In preparing its opinion to the Special Committee, Macquarie Capital performed a variety of analyses, including those described below. The summary of Macquarie Capital’s financial analyses is not a complete description of the analyses underlying Macquarie Capital’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Macquarie Capital’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Macquarie Capital arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Macquarie Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses, analytic methods and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

No company, business or transaction used in Macquarie Capital’s analyses for comparative purposes is identical to Bally’s or the Company Merger. The reference ranges indicated by Macquarie Capital’s financial analyses are illustrative and not necessarily indicative of actual or relative values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which assets, businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Bally’s, Standard General, SG Parent and Macquarie Capital. Much of the information used in, and accordingly the results of, Macquarie Capital’s analyses are inherently subject to substantial uncertainty. Macquarie Capital’s opinion and analyses were provided to the Special Committee (in its capacity as such) in connection with its consideration of the Per Share Price payable in cash from a financial point of view and were among many factors considered by the Special Committee in evaluating the Company Merger. Neither Macquarie Capital’s opinion nor its analyses were determinative of the Per Share Price or of the views of the Special Committee, the Board or the management of Bally’s with respect to the Company Merger or the consideration payable in the Company Merger.

The summary of the financial analyses described below under the heading captioned “Special Factors — Opinion of the Special Committee’s Financial Advisor” is a summary of the material financial analyses reviewed with the Special Committee and performed by Macquarie Capital in connection with Macquarie Capital’s opinion, dated July 24, 2024. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Macquarie Capital, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Macquarie Capital. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may differ from those described and such differences may be material.

July 24, 2024 Financial Presentation to the Special Committee

Financial Analyses

The financial presentation provided to the Special Committee in connection with Macquarie Capital’s opinion, dated July 24, 2024, to the Special Committee (the “July 24, 2024 financial presentation”) included the material financial analyses described below. For purposes of the analyses described below, (i) the term “adjusted EBITDAR” generally refers to earnings before interest, taxes, depreciation, amortization and rent (as applicable), adjusted for stock-based compensation and certain non-recurring items (as applicable), and (ii) the term “attributable adjusted EBITDAR” generally refers to, in the case of Bally’s, adjusted EBITDAR as further adjusted by the management of Bally’s to reflect the 75% economic interest of Bally’s in its permanent casino development in Chicago and 51% economic interest of Bally’s in its State College, Pennsylvania development project and to exclude the financial contribution of the Tropicana Las Vegas property of Bally’s (“Tropicana Las Vegas”), which was separately taken into account as described below.

Selected Public Companies Analysis.    Macquarie Capital reviewed publicly available financial and stock market information of Bally’s and the following 13 selected companies that Macquarie Capital viewed as generally relevant for purposes of its analysis as publicly traded companies with operations in the industries in which Bally’s operates, consisting of seven selected publicly traded regional casino gaming operators with primarily U.S. operations (the “selected U.S. regional gaming companies”) and six publicly traded online real-money gaming and sports betting focused operators with primarily international operations (the “selected international interactive companies” and, together with the selected U.S. regional gaming companies, collectively, the “selected companies”):

Selected U.S. Regional Gaming Companies	Selected International Interactive Companies
• Boyd Gaming Corporation	• Betsson AB
• Caesars Entertainment, Inc.	• Entain plc
• Churchill Downs Incorporated	• evoke plc (f/k/a 888 Holdings Limited)
• Full House Resorts, Inc.	• Flutter Entertainment plc
• Golden Entertainment, Inc.	• Lottomatica Group SpA
• Monarch Casino & Resort, Inc.	• Super Group (SGHC) Limited
• Penn Entertainment, Inc.

Macquarie Capital reviewed, among other information, lease-adjusted enterprise values, calculated as implied equity values based on closing stock prices on July 23, 2024 plus total debt, preferred equity, non-controlling interests and capitalized lease obligations (as applicable) and less cash and cash equivalents and equity investments (as applicable), as multiples of calendar year 2024 and calendar year 2025 estimated adjusted EBITDAR. Financial data of the selected companies were based on publicly available Wall Street research analysts’ estimates and public filings. Financial data of Bally’s was based on publicly available Wall Street research analysts’ estimates, public filings and certain financial projections and other information and data relating to Bally’s provided to or discussed with Macquarie Capital by the management of Bally’s.

The median calendar year 2024 estimated adjusted EBITDAR multiples observed for the selected U.S. regional gaming companies and the selected international interactive companies were 8.7x and 6.3x, respectively, with a weighted average of such median multiples of 7.6x (such weighting based on the calendar year 2024 estimated segment attributable adjusted EBITDAR contribution from the casino and resorts and international interactive reportable segments of Bally’s per the management of Bally’s). The median calendar year 2025 estimated adjusted EBITDAR multiples observed for the selected U.S. regional gaming companies and the selected international interactive companies were 7.4x and 5.2x, respectively, with a weighted average of such median multiples of 6.4x (such weighting based on the calendar year 2025 estimated segment attributable adjusted EBITDAR contribution from the casino and resorts and international interactive reportable segments of Bally’s per the management of Bally’s). Macquarie Capital noted that the calendar year 2024 and calendar year 2025 estimated adjusted EBITDAR multiples observed for Bally’s as of March 8, 2024, the last trading day prior to public disclosure of Standard General’s initial proposal to acquire the outstanding shares of Bally’s (the “unaffected date”), were 8.2x and 7.5x, respectively, based on publicly available Wall Street research analysts’ estimates.

Macquarie Capital applied (i) a selected range of calendar year 2024 estimated adjusted EBITDAR multiples derived from the selected companies and the unaffected trading metrics of Bally’s of 7.6x to 8.2x (the “2024E selected companies adjusted EBITDAR multiples range”) to the calendar year 2024 estimated attributable adjusted EBITDAR of Bally’s and (ii) a selected range of calendar year 2025 estimated adjusted EBITDAR multiples derived from the selected companies and the unaffected trading metrics of Bally’s of 6.4x to 7.5x (the “2025E selected companies adjusted EBITDAR multiples range”) to the calendar year 2025 estimated attributable adjusted EBITDAR of Bally’s, in each case based on certain financial projections and other information and data relating to Bally’s provided to or discussed with Macquarie Capital by the management of Bally’s. Macquarie Capital then calculated approximate implied per share equity value reference ranges for Bally’s by adding the low-ends and high-ends of (i) the range implied by an equal weighting of the values derived from the 2024E selected companies adjusted EBITDAR multiples range and the 2025E selected companies adjusted EBITDAR multiples range and (ii) the implied Tropicana Las Vegas value range (as defined below), which resulted in the following approximate implied per share equity value reference ranges for Bally’s, as compared to the Per Share Price:

Implied Equity Value Per Share Reference Ranges Based On:		Per Share Price
Selected Public Companies Analysis (Excluding Implied Tropicana Las Vegas Value Range)	Selected Public Companies Analysis (Including Implied Tropicana Las Vegas Value Range)
$4.06 – $15.59	$5.82 – $19.76	$18.25

Selected Precedent Transactions Analysis.    Using publicly available information, Macquarie Capital reviewed financial data relating to the following 15 selected transactions that Macquarie Capital viewed as generally relevant for purposes of its analysis as transactions involving target companies or businesses with operations in the industries in which Bally’s operates, consisting of six selected transactions involving U.S. regional casino gaming operators with multi-asset portfolios (the “selected U.S. regional gaming operator transactions”), eight selected transactions involving international online real-money gaming and sports betting focused operators (the “selected international interactive transactions”) and one selected transaction involving an online real-money gaming and sports betting focused operator in unregulated markets (the “selected international interactive (unregulated markets) transaction” and, together with the selected U.S. regional gaming operator transactions and the selected international interactive transactions, collectively, the “selected transactions”):

Selected U.S. Regional Gaming Operator Transactions:

Announcement Date	Acquiror	Target
February 2022	• Churchill Downs Incorporated	• Peninsula Pacific Entertainment LLC (substantially all assets)
June 2019	• Century Casinos, Inc./VICI Properties Inc.	• Eldorado Resorts, Inc. (Isle Casino Cape Girardeau, Lady Luck Caruthersville and Mountaineer Casino, Racetrack and Resort operations)
April 2018	• Eldorado Resorts, Inc./Gaming and Leisure Properties, Inc.	• Tropicana Entertainment Inc.
June 2017	• Golden Entertainment Inc.	• American Casino & Entertainment Properties LLC
September 2016	• Eldorado Resorts, Inc.	• Isle of Capri Casinos, Inc.
August 2016	• Z Capital Partners, L.L.C.	• Affinity Gaming Holdings, L.L.C.

Selected International Interactive Transactions:

Announcement Date	Acquiror	Target
January 2024	• La Française des Jeux SA	• Kindred Group plc
September 2023	• Flutter Entertainment plc	• MaxBet
November 2022	• Lottomatica Group SpA	• Betflag S.p.A.
June 2022	• Entain plc	• BetEnt B.V.
May 2022	• MGM Resorts International	• LeoVegas AB (publ)
December 2021	• Flutter Entertainment plc	• Sisal Gaming S.r.l.
November 2021	• Flutter Entertainment plc	• Tombola
September 2021	• 888 Holdings Plc	• William Hill Plc (non-U.S. assets)

Selected International Interactive (Unregulated Markets) Transaction:

Announcement Date	Acquiror	Target
November 2017	• Ropso Malta Limited	• GVC Holdings Plc (Turkey business)

Macquarie Capital reviewed, among other information, lease-adjusted enterprise values of the selected transactions, calculated as implied equity values based on the consideration paid or payable in the selected transactions plus total debt, preferred equity, non-controlling interests and lease obligations (as applicable) and less cash and cash equivalents and equity investments (as applicable), as a multiple of the latest 12 months adjusted EBITDAR of the target company or business involved in the applicable selected transaction based on publicly available information as of the applicable announcement date of such transaction. Financial data for the selected transactions were based on publicly available Wall Street research analysts’ estimates and public filings. Financial data for Bally’s was based on public filings and certain financial projections and other information and data relating to Bally’s provided to or discussed with Macquarie Capital by the management of Bally’s.

The median latest 12 months adjusted EBITDAR multiples observed for the selected U.S. regional gaming operator transactions, the selected international interactive transactions and the selected international interactive (unregulated markets) transaction were 8.7x, 9.3x and 4.3x, respectively. The weighted average of the median latest 12 months adjusted EBITDAR multiples observed for the selected international interactive transactions and the selected international interactive (unregulated markets) transaction was 7.8x (the “weighted average international interactive multiple”) (such weighting based on the calendar year 2023 segment attributable adjusted EBITDAR contribution from the international interactive reportable segment of Bally’s in the Japan market and other fully-regulated markets per the management of Bally’s). The weighted average of the median selected U.S. regional gaming operator transactions and the weighted average international interactive multiple was 8.3x (such weighting based on the calendar year 2023 segment attributable adjusted EBITDAR contribution from the casino and resorts and international interactive reportable segments of Bally’s per the management of Bally’s).

Macquarie Capital applied a selected range of latest 12 months adjusted EBITDAR multiples derived from the selected transactions of 7.8x to 8.8x (the “LTM selected transactions adjusted EBITDAR multiples range”) to the latest 12 months (as of March 31, 2024) attributable adjusted EBITDAR of Bally’s based on certain financial projections and other information and data relating to Bally’s provided to or discussed with Macquarie Capital by the management of Bally’s. Macquarie Capital then calculated approximate implied per share equity value reference ranges for Bally’s by adding the low-ends and high-ends of (i) the implied value range derived from the LTM selected transactions adjusted EBITDAR multiples range and (ii) the implied Tropicana Las Vegas value range (as defined below), which resulted in the following approximate implied per share equity value reference ranges for Bally’s, as compared to the Per Share Price:

Implied Equity Value Per Share Reference Ranges Based On:		Per Share Price
Selected Precedent Transactions Analysis (Excluding Implied Tropicana Las Vegas Value Range)	Selected Precedent Transactions Analysis (Including Implied Tropicana Las Vegas Value Range)
$5.11 – $17.17	$6.87 – $21.35	$18.25

Discounted Cash Flow Analysis.    Macquarie Capital performed a discounted cash flow analysis of Bally’s, based on certain financial projections and other information and data relating to Bally’s provided to or discussed with Macquarie Capital by the management of Bally’s, by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Bally’s was forecasted to generate during the last nine months of the fiscal year ending December 31, 2024 through the full fiscal year ending December 31, 2028. For purposes of this analysis, stock-based compensation and rent, as applicable, were treated as cash expenses.

Macquarie Capital utilized two approaches to derive estimates of terminal value for Bally’s. Under the first approach, Macquarie Capital applied a selected range of perpetuity growth rates of 1.5% to 2.5% to the unlevered, after-tax free cash flows that Bally’s was forecasted to generate in fiscal year 2028. Under the second approach, Macquarie Capital applied a selected range of estimated adjusted EBITDAR terminal value multiples of 7.5x to 8.5x to the estimated attributable adjusted EBITDAR of Bally’s for fiscal year 2028. The present values (as of March 31, 2024) of the cash flows and terminal values were then calculated using a selected range of discount rates of 10.7% to 12.7%. This analysis indicated approximate implied per share equity value reference ranges for Bally’s of $9.25 to $35.08 based on perpetuity growth rates (the “DCF perpetuity growth rate range”) and $6.58 to $26.82 based on estimated adjusted EBITDAR multiples (the “DCF adjusted EBITDAR multiple range”).

Macquarie Capital then calculated approximate implied per share equity value reference ranges for Bally’s by adding the low-ends and high-ends of (i) the range implied by an equal weighting of the values derived from the DCF perpetuity growth rate range and the DCF adjusted EBITDAR multiple range and (ii) the implied Tropicana Las Vegas value range (as defined below), which resulted in the following approximate implied per share equity value reference ranges for Bally’s, as compared to the Per Share Price:

Implied Equity Value Per Share Reference Ranges Based On:		Per Share Price
Discounted Cash Flow Analysis (Excluding Implied Tropicana Las Vegas Value Range)	Discounted Cash Flow Analysis (Including Implied Tropicana Las Vegas Value Range)
$7.91 – $30.95	$9.68 – $35.12	$18.25

Selected Precedent Transactions Analysis — Tropicana Las Vegas Property of Bally’s.    As noted above, Macquarie Capital took into account the implied land value of Tropicana Las Vegas by performing a selected precedent transactions analysis. Using publicly available information, Macquarie Capital reviewed financial data relating to the following six selected land-sale transactions that Macquarie Capital viewed as generally relevant for purposes of its analysis (collectively, the “selected land-sale transactions”):

Announcement Date	Acquiror	Seller
March 2023	• Flag Luxury Group, LLC	• Las Vegas Convention and Visitor’s Authority
December 2022	• Three Affiliated Tribes of the Fort Berthold Indian Reservation	• MGM Resorts International
May 2022	• The Siegel Group, LLC	• Undisclosed
February 2021	• Jeffrey Soffer/Koch Industries, Inc.	• Steve Witkoff
December 2017	• Wynn Resorts, Limited	• Undisclosed
August 2017	• Steve Witkoff	• Carl Icahn

Macquarie Capital reviewed, among other information, the approximate price per acre involved in the selected land-sale transactions. Financial data for the selected land-sale transactions were based on public filings and other publicly available information. Financial data for Tropicana Las Vegas was based on public filings and other publicly available information and certain acreage and other information and data relating to Bally’s provided to or discussed with Macquarie Capital by the management of Bally’s.

The overall median price per acre observed for the selected land-sale transactions was approximately $11 million. Macquarie Capital then applied a selected range of prices per acre derived from the selected land-sale transactions of $10 million to $15 million to the number of acres of Tropicana Las Vegas, excluding acres of land committed to the Oakland Athletics stadium site. This analysis indicated an approximate implied per share equity value reference range attributable to Tropicana Las Vegas of $1.76 to $4.17 (the “implied Tropicana Las Vegas value range”).

Certain Additional Information

Macquarie Capital also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

•        an approximate implied per share equity value reference range for Bally’s on a sum-of-the-parts basis to observe approximate implied values for the casinos and resorts (including the implied Tropicana Las Vegas value range), international interactive, North America interactive and corporate reportable segments of Bally’s, which indicated an approximate implied per share equity value reference range for Bally’s on a sum-of-the-parts basis of $12.23 to $34.00;

•        historical intraday prices of Company Common Stock during the 52-week period ended on the unaffected date, which indicated low and high intraday prices of Company Common Stock of $7.28 per share and $19.79 per share, respectively, over such period;

•        implied premiums paid or proposed to be paid in selected mergers and acquisition transactions announced since 2010, with approximate implied transaction values of greater than $100 million involving North American companies in which a 10% to 50% stockholder of the applicable company acquired the remaining equity securities of such company, based on the volume-weighted average closing stock prices of the target companies involved in such transactions over the 30-day period ended on the applicable announcement date of such transactions; applying a range of implied premiums of 33% to 47% derived from the premiums observed from such transactions to the volume-weighted average closing price of Company Common Stock over the 30-day period ended on the unaffected date of $10.77 per share indicated an approximate implied per share equity value reference range for Bally’s of $14.33 to $15.84; and

•        publicly available Wall Street research analysts’ price targets for Company Common Stock (as of the unaffected date), which indicated overall low and high target prices for Company Common Stock of $9.00 per share and $15.00 per share, respectively.

Preliminary Materials to the Special Committee

In addition to the July 24, 2024 financial presentation to the Special Committee summarized above, Macquarie Capital provided preliminary discussion materials for the Special Committee on April 24, 2024 (the “April 24, 2024 preliminary discussion materials”). Macquarie Capital also provided the Special Committee with certain additional summary discussion materials on May 23, 2024 (provided in two separate materials, collectively referred to as the “May 23, 2024 discussion materials”), July 12, 2024 (the “July 12, 2024 discussion materials”), July 19, 2024 (the “July 19, 2024 discussion materials”) and July 23, 2024 (the “July 23, 2024 discussion materials” and, together with the April 24, 2024 preliminary discussion materials, the May 23, 2024 discussion materials, the July 12, 2024 discussion materials and the July 19, 2024 discussion materials, collectively, the “preliminary materials”). The preliminary materials were based on, as applicable, market data as of a date proximate to the date of such materials unless an earlier date was specified and financial, economic, monetary, market and other conditions and circumstances as in effect on, and Wall Street research analysts’ estimates, public filings and other publicly available information as of a date proximate to, the date of such materials, and on certain financial forecasts, estimates and other information provided by the management of Bally’s. Accordingly, the results of the preliminary financial observations and other information included in such materials, as applicable, may have differed from the July 24, 2024 financial presentation as a result of, among other things, changes in such financial, economic, monetary, market and other conditions and circumstances and information and continued refinements by Macquarie Capital of such preliminary financial observations and other information. The preliminary discussion materials did not constitute an opinion of, or a recommendation by, Macquarie Capital with respect to any transaction or otherwise.

April 24, 2024 Preliminary Discussion Materials.    The April 24, 2024 preliminary discussion materials generally included similar topics, analyses and observations, and substantially similar information, as those included in the July 24, 2024 financial presentation utilizing the Initial Projections and other estimates and information provided by the management of Bally’s and market data and other information available as of April 19, 2024. These preliminary discussion materials reflected, among other things, (i) an overall approximate implied per share equity value reference range for Bally’s (after taking into account an approximate implied per share equity value reference range attributable to Tropicana Las Vegas of $1.80 to $4.26 (the “April 2024 implied Tropicana Las Vegas value range”)) of up to $20.14 utilizing selected ranges of calendar year 2024 and calendar year 2025 estimated adjusted EBITDAR multiples of 6.7x to 8.2x and 6.1x to 7.5x, respectively, derived from selected publicly traded companies and Bally’s unaffected trading metrics, (ii) an approximate implied per share equity value reference range for Bally’s (after taking into account the April 2024 implied Tropicana Las Vegas value range) of $5.79 to $20.40 utilizing a selected range of latest 12 months adjusted EBITDAR multiples of 7.8x to 8.8x derived from selected precedent transactions and (iii) an average approximate implied per share equity value reference range for Bally’s (after taking into account the April 2024 implied Tropicana Las Vegas value range) of $12.18 to $39.30 utilizing the standalone unlevered, after-tax free cash flows that Bally’s was forecasted to generate during the fiscal years ending December 31, 2024 through the fiscal year ending December 31, 2028, a selected range of perpetuity growth rates of 1.5% to 2.5%, a selected range of estimated adjusted EBITDAR multiples of 7.5x to 8.5x and a selected range of discount rates of 10.6% to 12.6%.

May 23, 2024 Discussion Materials.    The May 23, 2024 discussion materials provided an overview of equity and enterprise values and trading multiples for Bally’s implied by illustrative purchase prices for Company Common Stock ranging from $16.75 per share to $19.00 per share, an overview of Intralot S.A. and updated market data for selected publicly traded companies.

July 12, 2024 Discussion Materials.    The July 12, 2024 discussion materials included an overview of Standard General’s equity valuation of Queen and its minority equity investment in Intralot S.A. provided by Standard General to the Special Committee, certain sensitivities to such valuation at varying illustrative casino segment EBITDA and net debt levels and certain information regarding selected precedent transactions involving regional casino operators with financial profiles generally similar to Queen.

July 19, 2024 Discussion Materials.    The July 19, 2024 discussion materials illustrated a range of potential availability under a revolving credit facility of Bally’s upon consummation of a transaction with Standard General under various shareholder rollover scenarios based on sources and uses provided by Standard General.

July 23, 2024 Discussion Materials.    The July 23, 2024 discussion materials provided an updated overview of the information included in the July 12, 2024 discussion materials to reflect the increase in the market value of Intralot S.A. shares provided by Standard General to the Special Committee.

Miscellaneous

Bally’s has agreed to pay Macquarie Capital for its services in connection with the Company Merger an aggregate fee of $10.6 million, of which a portion was payable in connection with Macquarie Capital’s engagement, a portion was payable upon the rendering of Macquarie Capital’s opinion and $9.3 million is payable contingent upon consummation of the Company Merger. Macquarie Capital also may be entitled to an additional fee payable at the discretion of the Special Committee upon consummation of the Company Merger (or earlier termination of Macquarie Capital’s engagement) of up to $500,000. In addition, Bally’s has agreed to reimburse Macquarie Capital for certain of its expenses, including fees and expenses of counsel, and to indemnify Macquarie Capital and certain related parties against certain liabilities, including liabilities under federal securities laws, arising from Macquarie Capital’s engagement. In the ordinary course of business, Macquarie Capital and its affiliates may acquire, hold, sell or trade debt, equity or other securities and financial instruments (including derivatives, loans and other obligations) of Bally’s, Standard General, SG Parent, SG Gaming, SBG Gaming, SRL, SG MF II, Queen or any other entity that may be involved in the Company Merger or related transactions and/or their respective affiliates for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities.

Macquarie Capital and its affiliates provide a wide range of investment banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and loans. As the Special Committee was aware, Macquarie Capital and its affiliates in the past have provided and in the future may provide investment banking, underwriting, placement agency, financial advisory and/or other financial or consulting services to Bally’s and/or certain of its affiliates unrelated to the proposed Company Merger and related transactions, for which services Bally’s and its affiliates have received and would expect to receive compensation, including, during the approximately two-year period prior to the date of Macquarie Capital’s opinion, having acted or acting as financial advisor to Bally’s in connection with a disposition transaction and to a special committee of the Board in connection with the 2022 Proposal, for which financial advisory services Macquarie Capital and its affiliates received during such period aggregate fees of approximately $2.5 million. As the Special Committee also was aware, although Macquarie Capital and its affiliates had not provided investment banking, underwriting, placement agency, financial advisory and/or other financial or consulting services during the approximately two-year period prior to the date of Macquarie Capital’s opinion to Standard General or its founder for which services Macquarie Capital and its affiliates received compensation, Macquarie Capital and its affiliates may in the future provide such services to Standard General and/or certain of its affiliates and portfolio companies and/or Standard General’s founder for which services Macquarie Capital and its affiliates would expect to receive compensation.

Macquarie Capital was selected as the Special Committee’s financial advisor in connection with the Company Merger based on Macquarie Capital’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm and Macquarie Capital’s knowledge of Bally’s and its industry.

Position of the Buyer Filing Parties as to the Fairness of the Company Merger

Under the SEC rules governing “going-private” transactions, each of the Buyer Filing Parties is an affiliate of the Company and, therefore, required to express their beliefs as to the fairness of the Company Merger to the Unaffiliated Company Stockholders. The Buyer Filing Parties are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the

Exchange Act. However, the view of the Buyer Filing Parties as to the fairness of the Company Merger should not be construed as a recommendation to any Company Stockholder as to how that stockholder should vote on the Merger Proposal or as to whether or not that Company Stockholders should make a Rolling Share Election. The Buyer Filing Parties have interests in the Company Merger that are different from, and in addition to, the unaffiliated stockholders of the Company.

The Buyer Filing Parties believe the interests of the Company Stockholders were represented by the Special Committee, which reviewed, evaluated and negotiated the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Company Merger, with the assistance of its legal counsel and financial advisor.

The Buyer Filing Parties did not participate in the deliberation of the Special Committee or the Board regarding, nor did they receive advice from the Special Committee’s legal counsel or financial advisor as to, the fairness of the Company Merger to the Unaffiliated Company Stockholders. Directors of the Company who were affiliated with the Buyer Filing Parties were excluded from all Board deliberations relating to the approval of the Merger Agreement, as discussed in the section of this proxy statement entitled “Special Factors — Background of the Merger.” The Buyer Filing Parties have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Company Merger to the unaffiliated stockholders. Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee discussed in the section of this proxy statement entitled “Special Factors — Reasons for the Company Merger; Recommendation of the Special Committee and Disinterested Directors” (which analysis and resulting conclusions the Buyer Filing Parties adopt), the Buyer Filing Parties believe that the Company Merger is substantively fair to the Unaffiliated Company Stockholders. In particular, the Buyer Filing Parties considered the following:

•        the fact that the Per Share Price of $18.25 represented a premium of approximately (1) 71% above the Company’s 30-day volume weighted average price per share as of March 8, 2024, the last trading day before the public disclosure of Standard General’s cash acquisition proposal of $15.00 per share on March 11, 2024, and (2) 46% above the Company’s 30-day volume weighted average price per share as of July 24, 2024, the last trading day before the public disclosure of the Company’s entry into the Merger Agreement;

•        that the Company Common Stock traded as low as $7.77 per share during the 52-week period prior to the public disclosure of the Company’s entry into the Merger Agreement;

•        that (1) the Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Company Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders and (2) the Board (other than the Recused Directors) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Company Merger, are advisable, fair to, and in the best interests of, the Company and the Company Stockholders (including the Unaffiliated Company Stockholders);

•        the fact that the merger consideration is all cash, thus allowing the Unaffiliated Company Stockholders (other than those Unaffiliated Company Stockholders who voluntarily make Rolling Share Elections) to immediately realize certain and premium value for their shares;

•        that each of the Unaffiliated Company Stockholders will have the opportunity to elect to continue to hold all or a portion of their shares by voluntarily making a Rolling Share Election;

•        that the Company Merger will provide liquidity for the Unaffiliated Company Stockholders (other than those Unaffiliated Company Stockholders who voluntarily make Rolling Share Elections) without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales;

•        that consummation of the Company Merger will allow the Unaffiliated Company Stockholders (other than those Unaffiliated Company Stockholders who voluntarily make Rolling Share Elections) the option to avoid exposure to risks and uncertainties relating to the prospects of the Company, including the costs and dilution associated with additional capital raising necessary to support growth, address upcoming debt maturities, and provide sufficient operating liquidity following the Company Merger; and

•        that the Surviving Corporation has agreed that after the Closing of the Company Merger, it will use commercially reasonable efforts to cause the shares of Company Common Stock to continue to be listed on a securities exchange or over-the-counter market operating in the United States.

The Buyer Filing Parties further believe that the Company Merger is procedurally fair to the Unaffiliated Company Stockholders based upon, among other things, the following factors:

•        that the Board established the Special Committee, consisting solely of independent and Disinterested Directors who are not officers or employees of the Company and are not affiliated with the Buyer Filing Parties, to evaluate a potential transaction with the Buyer Filing Parties and negotiate with the Buyer Filing Parties;

•        that the Board and the Special Committee were fully informed about the extent to which the interests of the Buyer Filing Parties in the Company Merger differed from those of the Unaffiliated Company Stockholders;

•        that the Recused Directors were excluded from Board discussions relating to the Merger Transactions;

•        that the Special Committee was granted the power and authority to, among other things, (1) consider, review, evaluate and, if the Special Committee deems it appropriate, negotiate and implement the terms and conditions of any potential transaction with the Buyer Filing Parties and the form, terms and conditions of any definitive agreements in connection therewith and determine the advisability of any potential transaction with the Buyer Filing Parties and (2) reach its own independent determination and conclusion and provide a recommendation to the Company Board regarding what action, if any, should be taken by the Company with respect to any potential transaction with the Buyer Filing Parties;

•        that the Board also resolved not to recommend any potential transaction with the Buyer Filing Parties for approval by the Company Stockholders or otherwise approve any potential transaction with the Buyer Filing Parties without the affirmative recommendation of the Special Committee;

•        that in connection with making its initial cash acquisition proposal of $15.00 per share on March 11, 2024, Standard General committed not to proceed with a transaction unless it was approved by a special committee of independent directors;

•        that the Special Committee retained, and had the benefit of advice from, nationally recognized legal and financial advisors, each of which has extensive experience in transactions similar to the Company Merger;

•        that the Per Share Price was the result of the Special Committee’s extensive negotiations with Parent;

•        notwithstanding the fact that Macquarie Capital’s opinion was not delivered to the Buyer Filing Parties and the Buyer Filing Parties are not entitled to rely on such opinion, the fact that Macquarie Capital rendered an opinion to the Special Committee as to the fairness, from a financial point of view and as of the date of such opinion, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Macquarie Capital, of the Per Share Price to be received in the Company Merger by holders of Company Common Stock (only to the extent of the shares of Company Common Stock for which such holders receive the Per Share Price in cash and other than, as applicable, Standard General, SG Parent, SG Gaming, SBG Gaming, SRL, SG MF II, Queen and its securityholders, Noel Hayden, and their respective affiliates) pursuant to the Merger Agreement;

•        that the Closing of the Company Merger is conditioned on the Company’s receipt of the Requisite Stockholder Approval, including the adoption of the Merger Agreement by the affirmative vote of the majority of the Unaffiliated Company Stockholders, and in connection with making its initial cash acquisition proposal of $15.00 per share on March 11, 2024, Standard General committed that any transaction would be subject to such a condition, which would not be waivable;

•        the Company’s ability, under certain circumstances as set out in the Merger Agreement, to provide information to, or participate in discussions or negotiations with, third parties regarding acquisition proposals that constitute, or are reasonably likely to lead to, superior proposals;

•        the Company’s ability, under certain circumstances as set out in the Merger Agreement, to terminate the Merger Agreement to enter into a definitive agreement related to a Superior Proposal, subject to paying Parent a termination fee of $11,100,000 in cash, subject to and in accordance with the terms and conditions of the Merger Agreement;

•        although Company Stockholders are not entitled to appraisal rights under Delaware law, the Buyer Parties voluntarily agreed to make appraisal rights available to the Company Stockholders who comply with all of the required procedures under the DGCL for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their shares; and

•        the Surviving Corporation Charter contains various reporting and corporate governance provisions which provide protections for unaffiliated stockholders who voluntarily make Rolling Share Elections, including, from and after the Closing of the Company Merger for so long as there are at least 50 of such stockholders or such stockholders hold at least 5% of the equity interests of the Surviving Corporation, including:

•        the Surviving Corporation will, to the extent permitted by law, maintain the registration of a class of its securities under Section 12 of the Exchange Act and continue to file periodic and current reports with the SEC pursuant to the Exchange Act;

•        the Surviving Corporation will, whether or not it is otherwise required to file periodic and current reports with the SEC pursuant to the Exchange Act, file with the SEC or make available on its website periodic and current reports containing substantially the same information that would be required to be included in such periodic and current reports as if the Surviving Corporation were a reporting company under the Exchange Act;

•        a majority of the directors of the Company Board will be “independent directors” (as determined in accordance with applicable rules of the NYSE Listed Company Manual);

•        the Surviving Corporation will maintain an audit committee that satisfies the requirements of Rules 303A.06 and 303A.07 of the NYSE Listed Company Manual and Rule 10A-3 under the Exchange Act;

•        the Surviving Corporation will provide certain tag-along rights to such unaffiliated stockholders in the event of certain sales of Company Common Stock by Standard General and its affiliates; and

•        the Surviving Corporation will adopt and maintain a related party transaction policy requiring that all related party transactions that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC be approved by the audit committee or another committee of the Company Board comprised solely of directors who qualify for service on the audit committee in accordance with the immediately preceding bullet point.

The Buyer Filing Parties also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed Company Merger, including:

•        the Unaffiliated Company Stockholders who do not make Rolling Share Elections will not participate in any future earnings, appreciation in value or growth of the Company’s business and will not benefit from any potential sale of the Company or its assets to a third party in the future;

•        the risk that the Company Merger might not be completed in a timely manner or at all;

•        that with respect to the Per Share Price, the Buyer Filing Parties’ financial interest in acquiring shares of Company Common Stock for the lowest price possible is in conflict with the financial interest of the public stockholders in selling their shares of Company Common Stock for the highest price possible. Accordingly, the Buyer Filing Parties’ financial interests are adverse to the financial interests of the public stockholders. In addition, as described under “Special Factors — Interests of Bally’s Directors and Executive Officers in the Merger Transactions,” certain directors and officers of the Company may have actual or potential conflicts of interest in connection with the Company Merger;

•        the restrictions on the conduct of the Company’s business prior to the completion of the Company Merger set forth in the Merger Agreement, which may delay or prevent the Company from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of the Company pending completion of the Company Merger;

•        the negative effect that the pendency of the Company Merger, or a failure to complete the Company Merger, could potentially have on the Company’s business and relationships with its employees and vendors;

•        subject to the terms and conditions of the Merger Agreement, the Company and its subsidiaries are restricted from soliciting, initiating, proposing or knowingly inducing the submission of acquisition proposals from third parties or the making of any proposal or inquiry that would reasonably be expected to lead to an acquisition proposal;

•        the possibility that the amounts that may be payable by the Company upon the termination of the Merger Agreement, including payment to Parent of a termination fee of $11,100,000 in cash, and the processes required to terminate the Merger Agreement, including the opportunity for Parent to make revisions to its merger proposal, could discourage other potential acquirors from making a competing bid to acquire the Company;

•        that receipt of the Per Share Price pursuant to the Company Merger is expected to be a taxable transaction for U.S. federal income tax purposes; and

•        that unaffiliated stockholders who voluntarily make Rolling Share Elections may experience no or reduced trading volume and liquidity with respect to their shares of Company Common Stock, and an active market for shares of Company Common Stock may not develop or be sustained after the Closing of the Company Merger, which could depress the market price of such shares and could affect the ability of unaffiliated stockholders who voluntarily make Rolling Share Elections to sell their shares at the time they wish to sell them or at a price that they consider reasonable.

Because the Buyer Filing Parties consider the Company to be a viable going concern, the Buyer Filing Parties believe that the liquidation value of the Company Common Stock is irrelevant to a determination as to whether the Company Merger is fair to the Unaffiliated Company Stockholders. Accordingly, the Buyer Filing Parties did not consider the liquidation value of the Company’s assets and did not perform a liquidation analysis.

The Buyer Filing Parties did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the Per Share Price to the unaffiliated stockholders because, in the Buyer Filing Parties’ view, net book value is indicative of neither the Company’s market value nor its value as a going concern, but rather is an indicator of historical costs.

While the Buyer Filing Parties considered the trading history of the Company Common Stock and noted that at various times this trading history reflected prices above the Per Share Price, the Buyer Filing Parties concluded that these factors were not dispositive in determining present value. In the Buyer Filing Parties’ judgment, the historical trading prices for the Company Common Stock are not indicative of the value of the Company Common Stock as of the date of the Company Merger in light of the Company’s current business operations.

The Buyer Filing Parties are not aware of any firm offers made by third parties to acquire the Company during the past two years and did not solicit any such offers. In any event, the Buyer Filing Parties have no intention of selling the Company Common Stock beneficially owned by them and, therefore, in reaching their conclusion as to fairness, did not consider the possibility that any such offers might be made.

The foregoing discussion of the information and factors considered and given weight by the Buyer Filing Parties in connection with the fairness of the Company Merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Buyer Filing Parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Company Merger. Rather, the Buyer Filing Parties reached their position as to the fairness of the Company Merger after considering all of the foregoing as a whole. The Buyer Filing Parties believe these factors provide a reasonable basis upon which to form their position regarding the fairness of the Company Merger to the unaffiliated stockholders. This position should not, however, be construed as a recommendation to any Company Stockholder to approve the Merger Agreement or whether or not to make a Rolling Share Election. The Buyer Filing Parties make no recommendation as to how Company Stockholders should vote their shares relating to the Company Merger or as to whether or not Company Stockholders should make Rolling Share Elections.

Based on the Buyer Filing Parties’ knowledge and analysis of available information regarding the Company, the Special Committee and the Board, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board and discussed in the section of this proxy statement entitled “Special Factors — Reasons for the Company Merger; Recommendation of the Special Committee and the Disinterested Directors,” the Buyer Filing Parties believe that the Company Merger is fair to the unaffiliated stockholders.

Purpose and Reasons of the Buyer Filing Parties for the Company Merger

Under the SEC rules governing “going-private” transactions, each of the Buyer Filing Parties is an affiliate of the Company and, therefore, required to express their reasons for the Company Merger to the Company’s unaffiliated stockholders, as defined in Rule 13e-3 of the Exchange Act. The Buyer Filing Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Filing Parties, the primary purpose of the Company Merger is to allow the Buyer Filing Parties and their affiliates to own a greater portion of the equity interests in the Company and to bear the rewards and risks of such ownership after the Company Merger.

An additional purpose of the Company Merger is to enable the holders of Company Common Stock to have the opportunity immediately to realize value for their investment in the Company through their receipt of the Per Share Price of $18.25 in cash, representing a premium of approximately 71% above the Company’s 30-day volume weighted average price per share as of March 8, 2024, the last trading day before the public disclosure of Standard General’s cash acquisition proposal of $15.00 per share on March 11, 2024, and a premium of approximately 46% above the Company’s 30-day volume weighted average price per share as of July 24, 2024, the last trading day before the public disclosure of the Company’s entry into the Merger Agreement.

The Buyer Filing Parties believe that structuring the transaction as a merger is appropriate because it will enable the acquisition of a substantial portion of the outstanding shares of the Company Common Stock at the same time and it provides a prompt and orderly transfer of ownership of the Company Common Stock sold for the Per Share Price in a single step, without the necessity of financing separate purchases of Company Common Stock in a tender offer, and without incurring any additional transaction costs associated with such activities.

Plans for the Company After the Company Merger

Given Standard General’s long-standing ownership stake in the Company, the Buyer Filing Parties currently anticipate that the Company’s strategy and operations will initially be conducted following completion of the Company Merger substantially as they are currently being conducted. From and after the Company Effective Time, the initial directors of the Surviving Corporation are expected to be comprised of the persons who are members of the Company’s current Board of Directors, and the officers of the Company as of immediately prior to the Company Effective Time are expected to continue as the officers of the Surviving Corporation, in each case to hold office in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. Following completion of the Company Merger, the Board will continue to assess the Company’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable to enhance the business and operations of the Company.

As of the date of this proxy statement, other than the Merger Transactions, the Buyer Filing Parties have no current plans, proposals, or negotiations which would relate to or result in an extraordinary transaction involving the Company’s business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets, or the incurrence of any indebtedness.

The Surviving Corporation has agreed in the Merger Agreement to use commercially reasonable efforts to cause the shares of Company Common Stock to continue to be listed on a securities exchange or an over-the-counter market operating in the United States following the completion of the Company Merger. The ability of the Company to maintain the current listing of its shares on the NYSE will depend on whether the Company is able to comply with the NYSE’s continued listing requirements. Under its rules, the NYSE will give consideration to prompt initiation of suspension and delisting procedures with respect to the shares of Company Common Stock if (1) the number of holders is less than 400, (2) the number of holders is less than 1,200 and the average monthly trading volume is less than 100,000 shares (over the prior 12 months) or (3) the number of publicly-held shares (excluding shares held by directors, officers and 10% holders) is less than 600,000. Over-the-counter markets in the United States also have requirements that would need to be met in order for the shares of Company Common Stock to be listed. For example, the rules of the OTCQX U.S. market requires that a company have at least 50 shareholders and a public float (excluding shares held by directors, officers and 10% holders) comprising between 5% and 10% of the company’s outstanding shares. It is not certain whether the Company will be able to satisfy the criteria to be listed on any securities exchange or any significant over-the-counter market operating in the United States.

Certain Effects of the Merger Transactions

The transactions contemplated by the Merger Agreement will result in Parent and its Affiliates becoming the majority stockholder of Bally’s. If the Merger Proposal is approved by Bally’s stockholders comprising the Requisite Stockholder Approval and the other closing conditions under the Merger Agreement are satisfied or duly waived: (i) SG Gaming, an Affiliate of Parent, will contribute all of the shares of Queen Common Stock held by SG Gaming to Bally’s and in exchange, Bally’s will issue to SG Gaming newly issued shares of Company’s Common Stock based upon the Queen Exchange Ratio; (ii) as promptly as possible following the Queen Share Contribution, Merger Sub I and Bally’s will consummate the Company Merger; and (iii) as promptly as possible thereafter, Merger Sub II will merge with and into Queen, with Queen surviving the Queen Merger as a direct, wholly owned Subsidiary of Bally’s. As a result of the Queen Share Contribution and the Mergers, Parent and its Affiliates will beneficially own 80.8% of the issued and outstanding Company Common Stock, assuming there will be no Rolling Company Shares as of immediately prior to the Effective Time other than those shares held by SRL, SBG Gaming and Noel Hayden under the terms of the Support Agreements. For more information regarding the conditions to Closing the Company Merger, see the section entitled “The Merger Agreement — Conditions to Closing the Merger Transactions.”

Certain Effects on Bally’s if the Merger Transactions are Not Completed

If the Merger Agreement is not adopted as a result of the failure to obtain the Requisite Stockholder Approval, or if the Company Merger is not completed for any other reason, Company Stockholders will not be entitled to receive any payment for their shares of Company Common Stock in connection with the Company Merger.

Instead, (i) Bally’s will remain an independent public company, (ii) each share of Company Common Stock that was assigned the Rolling Company Share CUSIP will revert back to having its original CUSIP number, (iii) the Company Common Stock will continue to be listed and traded on NYSE under the symbol “BALY” (and trading under the BALY.T symbol will be discontinued) and registered under the Exchange Act, and (iv) the Company will continue to file periodic reports with the SEC. In specified circumstances in which the Merger Agreement is terminated, Bally’s has agreed to pay Parent a termination fee and Parent has agreed to pay Bally’s a termination fee. For more information, see the sections of this proxy statement titled “The Merger Agreement — Termination Fees.”

Unaudited Prospective Financial Information

Other than in connection with Bally’s regular earnings press releases and related investor materials, the Company does not, as a matter of course, make public projections as to its long-term future financial performance, given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, Bally’s management prepares projections as to our future financial performance for internal use and prepared projections in connection with the 2024 Proposal and related Merger Transactions.

In connection with the 2024 Proposal and the Merger Transactions, Bally’s management prepared projections regarding the operations of the Company on a standalone basis without giving effect to the Merger Transactions for fiscal year 2024 through fiscal year 2028, including the Initial Projections and the Updated Projections (collectively, the “Projections”). The Projections were reviewed and approved by the Board.

As described in the section of this proxy statement captioned “Special Factors — Background of the Merger Transactions,” the Projections were provided to the Special Committee in connection with its evaluation of the 2024 Proposal and the Merger Transactions. The Initial Projections also were provided to the Special Committee’s financial advisor, Macquarie Capital, for its use and reliance in connection with the financial analyses contained in the April 24, 2024 preliminary discussion materials described in the section of this proxy statement captioned “Special Factors — Opinion of the Special Committee’s Financial Advisor — Preliminary Materials to the Special Committee” and the Updated Projections were provided to Macquarie Capital for its use and reliance in connection with the financial analyses contained in the July 24, 2024 financial presentation and related opinion described in the section of this proxy statement captioned “Special Factors — Opinion of the Special Committee’s Financial Advisor.” Additionally, the Projections were provided to Standard General and Citizens, financial advisor to Queen, in connection with Standard General’s evaluation of the Merger Transactions. The Projections were prepared for internal use only and not for public disclosure. Although the information in the Projections is presented with specificity, it reflects various estimates and assumptions made by the Company’s management with respect to the overall gaming industry performance, general business, economic, regulatory, market and financial conditions, the financing of future growth and development projects, including the Company’s proposed Chicago development, and other future events, as well as matters specific to the Company’s business, in each case as of the date on which it was prepared, all of which are difficult or impossible to predict and many of which are beyond the Company’s control.

The table below summarizes the Initial Projections, which include the following assumptions and estimates:

•        Year-on-year revenue growth between 1% and 4% for the core portfolio (varying by property) for Casinos & Resorts segment starting in 2025;

•        Year-on-year non-linear revenue growth averaging 5% (varying by jurisdiction) for the International Interactive segment starting in 2025;

•        Low to mid double-digit average year-on-year non-linear revenue growth (varying by jurisdiction) for the North America Interactive segment starting in 2025;

•        Total Adjusted EBITDAR (as defined below) as a percentage of net revenue ranging between 25% and 26% starting in 2025;

•        Annual rent between $142 million and $144 million starting in 2025, including Chicago financing obligations;

•        Chicago permanent facility (excluding hotel) opening in 2026, with Chicago public offering occurring in 2025; and

•        Removal of Tropicana Las Vegas financial contribution and proportionate share of non-controlling interest arrangements pertaining to certain properties.

	(Amounts in millions)
	2024E	2025E	2026E	2027E	2028E
Net Revenue
Casino & Resorts Net Revenue	$1,435.4	$1,505.4	$1,718.1	$2,014.3	$2,130.0
International Interactive Net Revenue	$1,006.6	$1,074.6	$1,125.0	$1,174.3	$1,221.2
North America Interactive Net Revenue	$208.9	$309.2	$403.3	$489.2	$582.8
Net Revenue	$2,650.9	$2,889.2	$3,246.4	$3,677.9	$3,934.0

Adjusted EBITDAR(1)
Casino & Resorts Adjusted EBITDAR	$428.0	$459.3	$503.8	$552.7	$584.8
International Interactive Adjusted EBITDAR	$337.9	$360.4	$378.5	$394.8	$407.2
North America Interactive Adjusted EBITDAR	$(29.2)	$(6.6)	$15.9	$40.6	$58.6
Corporate	$(54.1)	$(55.2)	$(56.9)	$(58.3)	$(60.4)
Total Adjusted EBITDAR	$682.6	$757.9	$841.3	$929.9	$990.3

Total Rent(2)	$(127.3)	$(142.5)	$(141.8)	$(143.0)	$(144.2)
Total Adjusted EBITDA(3)	$555.3	$615.5	$699.4	$786.9	$846.2

Total Capital Expenditures(4)	$432.5	$453.7	$598.5	$198.2	$156.3

Unlevered Free Cash Flow(5)	$41.3	$404.4	$83.1	$473.4	$554.5

____________

(1)      Bally’s defines “Adjusted EBITDAR” as earnings, or loss before interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating (income) expense, acquisition and other transaction related costs, share-based compensation, certain other gains or losses, plus rent expense associated with triple net operating leases for the real estate assets used in the operations.

(2)      Total Rent includes amounts related to Bally’s triple net operating leases and ground leases, less amounts related to the proportionate share of non-controlling interests in certain properties.

(3)      Bally’s defines “Adjusted EBITDA” as earnings, or loss before interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating (income) expense, acquisition and other transaction related costs, share-based compensation, and certain other gains or losses.

(4)      Total Capital Expenditures includes amounts related to the Casino & Resorts segment core portfolio, International Interactive segment, North America Interactive segment, corporate and total Chicago development expenditures, less amounts related to the proportionate share of non-controlling interests in certain properties (including Chicago).

(5)      Unlevered Free Cash Flow is defined as net operating profit after tax less (i) capital expenditures (net of third-party financing amounts), (ii) cash costs added back to Adjusted EBITDA, (iii) investments in working capital, plus (iv) depreciation and amortization expense.

The table below summarizes the Updated Projections, which include the following additional or revised assumptions and estimates from those used for the Initial Projections:

•        Annual rent between $198 million and $233 million starting in 2025, including Chicago financing obligations;

•        Financing for construction of Bally’s new permanent casino and resort in Chicago from GLPI, including up to $940.0 million of funding for hard construction costs;

•        GLPI’s acquisition of real property for the permanent Chicago resort and casino and the termination of the current lease between Bally’s and Oak Street. Following such real estate acquisition, Bally’s will enter into a new ground lease with GLPI;

•        New sale and leaseback arrangement between Bally’s and GLPI relative to the Company’s real property interests at its casinos in Kansas City, Missouri and Shreveport, Louisiana; and

•        The expected sale of a 25% minority interest in the Company’s proposed Chicago development and its relative ownership interests in the proposed College Township, Pennsylvania casino project.

	(Amounts in millions)
	2024E	2025E	2026E	2027E	2028E
Net Revenue
Casino & Resorts Net Revenue	$1,435.4	$1,505.4	$1,718.1	$2,042.8	$2,230.3
International Interactive Net Revenue	$208.9	$309.2	$403.3	$489.2	$582.8
North America Interactive Net Revenue	$1,006.6	$1,074.6	$1,125.0	$1,174.3	$1,221.2
Net Revenue	$2,650.9	$2,889.2	$3,246.4	$3,706.3	$4,034.2

Adjusted EBITDAR(1)
Casino & Resorts Adjusted EBITDAR	$428.0	$459.3	$503.8	$561.8	$616.8
International Interactive Adjusted EBITDAR	$(29.2)	$(6.6)	$15.9	$33.0	$58.6
North America Interactive Adjusted EBITDAR	$337.9	$360.4	$378.5	$394.8	$407.2
Corporate	$(54.1)	$(55.2)	$(56.9)	$(58.3)	$(60.4)
Total Adjusted EBITDAR	$682.6	$757.9	$841.3	$931.4	$1,022.3

Total Rent(2)	$(141.4)	$(197.9)	$(219.8)	$(229.2)	$(232.6)
Total Adjusted EBITDA(3)	$541.3	$560.0	$621.5	$702.2	$789.7

Total Capital Expenditures(4)	$341.8	$673.2	$795.7	$262.0	$162.6

Unlevered Free Cash Flow(5)	$15.4 (6)	$217.9	$197.9	$417.5	$485.2

____________

(1)      Bally’s defines “Adjusted EBITDAR” as earnings, or loss before interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating (income) expense, acquisition and other transaction related costs, share-based compensation, certain other gains or losses, plus rent expense associated with triple net operating leases for the real estate assets used in the operations.

(2)      Total Rent includes amounts related to Bally’s triple net operating leases and ground leases, less amounts related to the proportionate share of non-controlling interests in certain properties.

(3)      Bally’s defines “Adjusted EBITDA” as earnings, or loss before interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating (income) expense, acquisition and other transaction related costs, share-based compensation, and certain other gains or losses.

(4)      Total Capital Expenditures includes amounts related to the Casino & Resorts segment core portfolio, International Interactive segment, North America Interactive segment, corporate and total Chicago development expenditures, less amounts related to the proportionate share of non-controlling interests in certain properties (excluding Chicago).

(5)      Unlevered Free Cash Flow is defined as net operating profit after tax less (i) capital expenditures (net of third-party financing amounts), (ii) cash costs added back to Adjusted EBITDA, (iii) investments in working capital, plus (iv) depreciation and amortization expense.

(6)      Represents Unlevered Free Cash Flow for the nine months ending December 31, 2024.

The Projections set forth above were not prepared with a view towards public disclosure or complying with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. In addition, the Projections include consolidated Adjusted EBITDAR, consolidated Adjusted EBITDA and Total Capital Expenditures, which are non-GAAP financial measures. The Company included such measures in the Projections because they believed such measures may be useful in evaluating, on a prospective basis, the potential operating performance of the Company.

Management historically has used consolidated Adjusted EBITDA when evaluating operating performance because Bally’s believes that these metrics are necessary to provide a full understanding of Bally’s core operating results and as a means to evaluate period-to-period performance. Management also believes that consolidated Adjusted EBITDA is a measure that is widely used for evaluating operating performance of companies in Bally’s industry and a principal basis for valuing such companies as well. Consolidated Adjusted EBITDAR was used solely as a valuation metric and is not included in Bally’s financial statements. Management believes Consolidated Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. Consolidated Adjusted EBITDA and consolidated Adjusted EBITDAR should not be construed as alternatives to GAAP net income as an indicator of Bally’s financial performance. In addition, consolidated Adjusted EBITDA and consolidated Adjusted EBITDAR as used by Bally’s may not be defined in the same manner as other companies in Bally’s industry, and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies.

The Projections included in this section of the proxy statement have been prepared by, and are the responsibility of, the Company’s management. Neither the Company’s independent auditors, the Queen’s independent auditors nor any other independent accountants have audited, reviewed, examined, compiled nor performed any procedures with respect to the Projections, nor have they expressed an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Although the Projections reflect numerous assumptions and estimates as to future events, including those summarized above, of Bally’s management that it believed in good faith were reasonable, such assumptions and estimates are subject to significant uncertainties as described below and elsewhere in this proxy statement. While presented with numerical specificity, the Projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Bally’s business, all of which are difficult to predict and many of which are beyond Bally’s control. Bally’s ability to achieve the financial results contemplated by the Updated Projections will be affected by its ability to achieve its strategic goals, objectives and targets over the applicable periods, and will be subject to operational and execution risks associated therewith. The Projections reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the Updated Projections not to be achieved include, among others, the matters described in this proxy statement in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, all of which are difficult to predict, and many of which are outside Bally’s control. As a result, there can be no assurance that the Updated Projections will be realized, and actual results may be materially better or worse than those contained in the Updated Projections. The Projections described in this section of the proxy statement may differ from publicized analyst estimates and forecasts. You should evaluate the Projections, if at all, in conjunction with Bally’s historical financial statements and other information regarding the Company contained in its public filings with the SEC. The Projections may not be consistent with the Company’s historical operating data as a result of the assumptions and estimates summarized above. Except to the extent required by applicable federal securities laws, the Company does not intend to update or otherwise revise the Projections to reflect circumstances existing after the date on which such information was prepared or to reflect the occurrence of future events.

The Projections reflect estimates and judgments and are susceptible to sensitivities and assumptions, as well as to multiple interpretations based on actual experience and business developments. The Projections cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The Projections are not, and should not be considered to be, a guarantee of future operating results. The Projections should not be regarded as an indication that Bally’s management, the Special Committee, the Board or any of their respective advisors or representatives, or any other person, considered or now considers the Projections to be necessarily predictive of actual future results. Further, the Projections are not fact and should not be relied upon as necessarily predictive of the Company’s actual future results or for purposes of making any investment decision.

Certain financial measures included in the Projections are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. Financial measures included in the Projections provided to the Special Committee, the Board and Macquarie Capital in connection with the 2024 Proposal and the Merger Transactions are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Special Committee, the Board or Macquarie Capital. Accordingly, no reconciliation of the financial measures included in the Projections is provided in this proxy statement.

The Projections constitute forward-looking statements. By including the Projections in this proxy statement, none of Bally’s, the Special Committee, the Board or any of their respective advisors or representatives, or any other person, has made or makes any representation to any person regarding the Company’s ultimate performance as compared to the information contained in the Projections. The inclusion of the Projections should not be regarded as an indication that Bally’s, the Special Committee, the Board or any of their respective advisors or representatives, or any other recipient of the Projections, considered, or now considers, the Projections to be necessarily predictive of the Company’s performance or actual future results. For information on factors that may cause our future results to materially vary, see the section of this proxy statement captioned “Cautionary Statement Regarding Forward-Looking Statements.” Further, the inclusion of the Projections in this proxy statement does not constitute an admission or representation by Bally’s that the information presented is material. The Projections have been included in this proxy statement solely to give the Company’s stockholders access to certain information that was made available to the Special Committee, the Board, Macquarie Capital, Standard General and Citizens. The Projections are not included in this proxy statement in order to influence any stockholder of the Company as to how to vote at the Special Meeting with respect to the Merger Proposal, or whether to seek appraisal rights with respect to their shares of Company Common Stock.

IN LIGHT OF THE FOREGOING FACTORS AND THE UNCERTAINTIES INHERENT IN THE PROJECTIONS, THE COMPANY’S STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS.

Interests of Bally’s Directors and Executive Officers in the Merger Transactions

In considering the recommendations of the Special Committee and the Bally’s Board with respect to the Merger Transactions, you should be aware that, aside from their interests as holders of Company Common Stock, Bally’s directors and executive officers have interests in the Merger Transactions that may be different from, or in addition to, your interests as a stockholder generally. The Special Committee and the Bally’s Board were aware of and considered these interests to the extent that they existed at the time, in evaluating, negotiating and approving the Merger Agreement and in determining to recommend to Bally’s stockholders to approve the Merger Proposal. For more information, see the sections of this proxy statement titled “Special Factors — Background of the Merger Transactions” and “Special Factors — Reasons for the Company Merger; Recommendation of the Special Committee and the Disinterested Directors.” Such interests are described in more detail below.

Since January 1, 2023, the following individuals have served as non-employee directors on Bally’s Board: Soohyung Kim, Terrence Downey, Tracy S. Harris, Jaymin B. Patel, Jeffrey W. Rollins, and Wanda Y. Wilson.

Bally’s current named executive officers (the “NEOs”) are:

•        Robeson M. Reeves — Chief Executive Officer;

•        George T. Papanier — President;

•        Marcus Glover — Executive Vice President and Chief Financial Officer;

•        Craig L. Eaton — Senior Vice President and Secretary; and

•        Kim Barker — Executive Vice President and Chief Legal Officer.

In addition to the current NEOs, only Lee D. Fenton and Robert M. Lavan have served as executive officers since January 1, 2023. Messrs. Fenton and Lavan are no longer employed by Bally’s and do not have interests in the Merger Transaction that may be different from, or in addition to, stockholders generally. Accordingly, they have not been included in the following disclosures.

Equity Ownership Position of Standard General in Bally’s and Queen

Soohyung Kim, the Chairman of the Company’s Board, is the Managing Partner and Chief Investment Officer of Standard General. Parent and SG Gaming are wholly owned and controlled by Standard General. As of the date of this proxy statement, Standard General and Mr. Kim beneficially owns 10,612,969 shares of Company Common Stock, or 26.1% of the Company Common Stock. In addition, as of the date of this proxy statement, SG Gaming owns 10,967,117.016 shares (representing 93.88% of the total outstanding shares) of Queen Common Stock.

Management Position of Terrence Downey at Queen

Terrence Downey has served as President, Chief Executive Officer and as a member of Queen’s board of directors since November 2019.

Special Committee Fees

Jaymin B. Patel, Jeffrey W. Rollins and Wanda Y. Wilson are entitled to receive a fee in connection with their service on the Special Committee. Commencing on March 31, 2024, each member of the Special Committee was entitled to receive a cash retainer equal to $20,000 per month. Such fees are in addition to the regular compensation received as a member of the Bally’s Board.

Insurance and Indemnification of Directors and Executive Officers

Pursuant to the terms of the Merger Agreement, directors and officers of Bally’s will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section of this proxy statement captioned “The Merger Agreement — Indemnification and Insurance.”

Equity Interests of Bally’s Current Directors and Executive Officers

The following table sets forth for each of Bally’s current directors and executive officers, as applicable: (1) the number of shares of Company Common Stock beneficially owned; and (2) the number of shares of Company Common Stock subject to his or her awards of Company Restricted Stock, Company RSUs and Company PSUs (together, the “Company Equity Awards”), in each case expected to be held on the date of Closing, assuming the following and such additional assumptions set forth in the footnotes to the table:

•        September 24, 2024, as the date of the Closing of the Merger Transactions (which is the assumed date solely for purposes of this proxy statement); and

•        The number of outstanding shares of Company Common Stock and Company Equity Awards for each executive officer and director on the date of Closing is equal to the number of shares of Company Common Stock and the Company Equity Awards that were outstanding as of September 24, 2024 and do not forecast any vesting, deferrals or forfeitures of Company Equity Awards following such date.

Name	Shares of Company Common Stock Held Directly (#)	Shares underlying Company Equity Awards (#)
Soohyung Kim(1)	10,612,969	15,372
Terrence Downey	45,459	7,686
Tracy S. Harris	15,518	7,686
Jaymin B. Patel	48,996	15,372
Jeffrey W. Rollins	96,847	7,686
Wanda Y. Wilson	36,407	7,686
Robeson M. Reeves	325,823	142,859
George Papanier	467,658	142,856
Marcus Glover	12,014	66,131
Craig L. Eaton	151,503	44,838
Kim Barker	12,039	32,738

____________

(1)      Consists of 10,589,849 common shares of Bally’s held by Standard RI Ltd. Standard General L.P. serves as investment manager to Standard RI Ltd and, in that capacity, exercises voting and investment control over the shares held by Standard RI Ltd. Soohyung Kim is the Managing Partner and Chief Investment Officer of Standard General L.P. Each of Mr. Kim and Standard General L.P. disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest in such shares.

Change in Control and Severance Arrangements with NEOs

Bally’s does not maintain stand-alone change-in-control agreements with any of its NEOs or with any of its other executive officers. However, the employment agreements with the NEOs, as described below, provide for severance benefits in connection with certain terminations of employment, with enhanced severance benefits for certain NEOs following a change-in-control and certain Company Equity Awards, provide for accelerated vesting in connection with either the occurrence of a change-in-control or certain terminations of employment (as described below in “The Merger Agreement — Treatment of Equity Awards”). Bally’s does not provide any of the NEOs or any of its other officers with a “gross up” for so-called golden parachute excise tax obligations payable by the executive in connection with a change in control or a subsequent termination of the executive’s employment.

Bally’s maintains employment agreements with each of the NEOs because employment agreements can help set the expectations of the parties and may also provide comfort to executives during periods of transition. The employment agreements with Messrs. Glover, Eaton and Papanier and Ms. Barker provide for severance payments and benefits in the event of certain involuntary termination events and enhanced severance benefits following a change in control in the case of Messrs. Glover, Eaton and Papanier.

With respect to Mr. Reeves, Mr. Reeves is entitled to 12 months’ advance notice (the “Notice Period”) in the event that Bally’s decides to terminate his employment with the Company for any reason other than for cause in accordance with the terms of his employment agreement. Alternatively, in lieu of notice, Bally’s may elect to terminate Mr. Reeves’ employment immediately, in which case he will receive a payment equal to his base salary for the remainder of the Notice Period, which amount may be paid in a lump sum or in equal monthly installments during the remainder of the Notice Period, as elected by the Company in its discretion. Mr. Reeves’ employment agreement with Bally’s also requires him to seek alternative income during the Notice Period and to notify the Company of any such income received (in which case the installment payments will be reduced accordingly). In addition, Mr. Reeves will be entitled to payment for any unused and accrued paid time off for the year in which the termination occurs (unless the Company elects to require the NEO to use such accrued paid time off during the Notice Period).

With respect to Messrs. Papanier and Glover and Ms. Barker, in the event their respective employment is terminated by Bally’s or a Subsidiary, as applicable, without “justifiable cause” or by Mr. Papanier or Ms. Barker for “good reason” Bally’s will pay, to the applicable individual, the following separation payments and benefits: (1) any earned but unpaid annual bonus for the year prior to the year of termination; (2) a pro-rated annual bonus for the year in which the termination of employment occurs; (3) continued payment of annual base salary for a period of 12 months following the termination date (or in the case of Mr. Papanier, the amount of time remaining until the end of the term of his employment agreement, if longer than 12 months) (such period, the “Severance Period”); and (4) continued eligibility to participate in Bally’s group health and dental plans at active employee rates during the Severance Period.

With respect to Mr. Eaton, in the event his employment is terminated by Bally’s or a Subsidiary, as applicable, without “justifiable cause” or by Mr. Eaton for “good reason” within 12 months following a change in control (such as the consummation of the Merger Transactions), Bally’s will pay him the following separation payments and benefits: (1) any earned but unpaid annual bonus for the year prior to the year of termination; (2) a pro-rated annual bonus for the year in which the termination of his employment occurs; (3) continued payment of annual base salary for the longer of (a) the amount of time remaining until the end of the term of his employment agreement and (b) a period of 24 months following his termination date; and (4) continued eligibility to participate in Bally’s group health and dental plans at active employee rates during such period.

For purposes of Messrs. Papanier and Eaton and Ms. Barker’s employment agreements, “good reason” generally means: (1) a material diminution in his or her base salary, other than a general reduction in base salary that affects all similarly situated executives of Bally’s; (2) a material diminution in his or her responsibilities to Bally’s (in each NEO’s case, other than temporarily during periods of physical or mental incapacity or as required by applicable law); or (3) a relocation of his or her principal place of employment by more than 50 miles.

Each of Messrs. Glover, Eaton, and Papanier’s and Ms. Barker’s right to receive the severance benefits set forth in their respective employment agreements is subject to their execution of an effective release of claims against Bally’s and its affiliates.

Treatment of Company Equity Awards

At the Company Effective Time, each outstanding Company Equity Award, whether vested or unvested, will, automatically and without any required action by the holder of the applicable award, be continued by the Company from and after the Company Effective Time in accordance with the same terms and conditions (including any vesting, performance, acceleration, forfeiture, or repurchase rights) as were applicable to such award as of immediately prior to the Company Effective Time, and such awards, when vested, will continue to be settled in shares of Company Common Stock from and after the Company Effective Time (subject to all applicable taxes and withholdings), with any shares vesting immediately prior to or as of the Company Effective Time being treated as Rolling Company Shares for purposes of the Merger Agreement.

The NEOs currently hold Company RSUs. Pursuant to their terms and conditions, certain of the Company RSUs and Company PSUs held by the NEOs will accelerate upon an “involuntary termination” of an NEO’s employment within two years following the consummation of the Merger Transactions. An “involuntary termination” is generally limited to a termination of an NEO’s employment by the Company without “cause” or by the NEO for “good reason” (each, as defined in the applicable Company Equity Award agreement). In addition, the Company RSUs granted to the NEOs in 2023, and to Mr. Eaton in 2024, provide for accelerated vesting upon a termination of the NEO’s employment by the Company without “cause,” and the Company RSUs granted to Mr. Reeves in October 2021 also provide for accelerated vesting upon a termination by him for “good reason” (each, as defined in the applicable Company Equity Award agreement). For more information on the Company Equity Awards held by the NEOs, see the sections of this proxy statement captioned “Equity Interests of Bally’s Current Directors and Executive Officers” above and “Quantification of Potential Payments and Benefits to Bally’s NEOs in Connection with the Merger Transactions” below.

The NEOs also currently hold Company PSUs. Pursuant to their term and conditions, the Company PSUs held by the NEOs provide for accelerated vesting upon a termination of the NEO’s employment by the Company without “cause” or by the NEO for “good reason,” (each, as defined in the applicable Company Equity Award Agreement) with performance measured based on actual performance, for current and subsequent performance periods. Further, the Company PSUs granted to Mr. Reeves in October 2021 will fully vest at the “target” performance level upon consummation of the Merger Transactions, and will be settled in shares of Company Common Stock within 30 days thereafter. For more information on the Company Equity Awards held by the NEOs, see the sections of this proxy statement captioned “Equity Interests of Bally’s Current Directors and Executive Officers” above and “Quantification of Potential Payments and Benefits to Bally’s NEOs in Connection with the Merger Transactions” below.

Our non-employee directors currently hold shares of Company Restricted Stock, which are subject to time-based vesting and will vest on the earlier of the first anniversary of the date of grant or the 2025 annual meeting of stockholders. Pursuant to their terms and conditions, shares of Company Restricted Stock held by our non-employee directors will accelerate in connection with the consummation of the Merger Transactions. For more information on the shares of Company Restricted Stock held by the non-employee directors, see the section of this proxy statement captioned “Special Factors — Interests of Bally’s Directors and Executive Officers in the Merger Transactions.”

Quantification of Potential Payments and Benefits to Bally’s NEOs in Connection with the Merger Transactions

The information set forth in the tables below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Bally’s NEOs that is based on or otherwise relates to the Merger Transactions and assumes, among other things, that the Merger Transactions are consummated on September 24, 2024 and that the NEOs will experience a severance-qualifying termination immediately following consummation of the Merger Transactions. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and such compensation potentially payable as a result of the Merger Transactions to these individuals is subject to a non-binding advisory vote of Bally’s stockholders, as described below in “Proposal 3: The Advisory Compensation Proposal.”

With respect to the named executive officers included in Bally’s most recent filing with the SEC disclosing information pursuant to Item 402 of Regulation S-K, Lee D. Fenton and Robert M. Lavan are not eligible to receive golden parachute compensation because each of his employment with Bally’s was previously terminated and neither continues to hold Company Equity Awards. Accordingly, the discussion in this section is limited to Messrs. Reeves, Papanier, Glover and Eaton and Ms. Barker.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the consummation of the Merger Transactions. For purposes of calculating such amounts, on a pre-tax basis, we have made the following assumptions:

•        September 24, 2024, which is the latest practicable date prior to this filing, as the date of the consummation of the Merger Transactions (which is the assumed Closing Date solely for purposes of the calculations in this section);

•        each NEO experiences a termination without “justifiable cause” or “cause,” as applicable on September 24, 2024, based on the terms of his or her respective employment agreement and Company Equity Award agreements (as described above in “— Change in Control and Severance Arrangements with NEOs” and “— Treatment of Company Equity Awards”);

•        each NEO’s base salary rate and annual target bonus remain unchanged from those in effect as of September 24, 2024;

•        Company Equity Awards are valued based upon the Per Share Price, and do not forecast any vesting, deferrals or forfeitures of Company Equity Awards following September 24, 2024; and

•        no reductions or other setoffs to payment amounts are implemented on account of Section 280G and 4999 of the Code.

The calculations in the table below do not include amounts that each NEO was already vested in as of the date of this proxy statement. These amounts also do not reflect compensation actions that may occur after the date of this proxy statement but before the Company Effective Time. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by an NEO may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
Robeson M. Reeves	1,100,000	2,607,177	—	3,707,177
George T. Papanier	1,950,000	2,607,122	41,792	4,598,914
Marcus Glover	1,027,397	1,206,891	31,398	2,265,686
Craig L. Eaton	993,151	818,294	62,796	1,874,241
Kim Barker	904,110	597,469	18,633	1,520,212

____________

(1)     Cash.    Represents cash severance payments under each NEO’s employment agreement, as described in “— Change in Control and Severance Arrangements with NEOs” above, and a “double-trigger” payment (that is, subject to a severance-qualifying termination of each NEO’s employment immediately following consummation of the Merger Transactions). For purposes of these calculations, it is assumed that the Company exercised its right to terminate Mr. Reeves’ employment in connection with the consummation of the Merger Transactions and made the required payment(s) in lieu of notice.

(2)      Equity.    Represents the sum of (i) the value of the Company RSUs and Company PSUs held by each NEO that will accelerate upon a severance-qualifying termination immediately following consummation of the Merger Transactions, as described in “— Treatment of Company Equity Awards” above, and a “double-trigger” payment (collectively, “Double-Trigger Equity”), and (ii) the value of the Company PSUs held by Mr. Reeves that will accelerate upon consummation of the Merger Transactions, as described in “— Treatment of Company Equity Awards” above, and a “single-trigger” payment (that is, payable solely by reason of consummation of the Merger Transactions, subject to Mr. Reeves’ continued employment through the Company Effective Time) (collectively, “Single-Trigger Equity”). All values are based on a price per share of Company Common Stock of $18.25. The estimated amount of each NEO’s Double-Trigger Equity and Mr. Reeves’ Single-Trigger Equity is shown in the following table:

Name	Double-Trigger Equity ($)	Single-Trigger Equity ($)	Total Equity ($)
Robeson M. Reeves	2,263,347	343,830	2,607,177
George T. Papanier	2,607,122	—	2,607,122
Marcus Glover	1,206,891	—	1,206,891
Craig L. Eaton	818,294	—	818,294
Kim M. Barker	597,469	—	597,469

(3)      Perquisites/Benefits.    Represents the estimated cost to Bally’s of providing continued eligibility to the applicable NEO to participate in Bally’s group health and dental plans during the applicable NEO’s severance period, as described in “— Change in Control and Severance Arrangements with NEOs” above (except that, solely for purposes of the calculations in this section, such cost includes the full cost of such benefits during the applicable NEO’s severance period, rather than only the cost to Bally’s of providing such benefits at the active employee rates), and a “double-trigger” payment. Such estimates are based on the applicable NEO’s current group health and dental plan elections.

Intent of Bally’s Directors and Executive Officers to Vote in Favor of the Company Merger

Bally’s directors and executive officers have informed Bally’s that, as of the date of this proxy statement, they intend to vote all of the shares of Company Common Stock beneficially owned by them in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal, although none of Bally’s directors and executive officers (other than SRL, an affiliate of Mr. Kim, the Chairman of the Bally’s Board) has entered into any agreements obligating him or her to do so. As of the Record Date, Bally’s directors and executive officers beneficially owned, in the aggregate, [•] shares of Company Common Stock, collectively representing approximately [•]% of the shares of Company Common Stock outstanding as of the Record Date.

Intent of Certain Stockholders to Vote in Favor of the Merger Transactions

Concurrently with the execution of the Merger Agreement, SRL, SBG Gaming and Noel Hayden, who beneficially owned, in the aggregate, [•] shares of Company Common Stock, collectively representing approximately [•]% of the shares of Company Common Stock outstanding as of the Record Date, entered into the Support Agreements, pursuant to which each of them agreed to vote all of their shares of Company Common Stock in favor of the Merger Proposal and each of the proposals listed in this proxy statement, in each case, subject to the terms and conditions contained in the Support Agreements.

However, approval of the Merger Proposal requires the affirmative vote of both: (i) the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote thereon, and (ii) the holders of a majority of the outstanding shares of Company Common Stock held by the Unaffiliated Company Stockholders and entitled to vote thereon. For purposes of clarity, the shares of Company Common Stock that Bally’s directors and executive officers, SRL, SBG Gaming, and Mr. Hayden and their respective Affiliates are entitled to vote will be included in determining whether the Merger Proposal has been approved by the affirmative vote of the holders of a majority of all outstanding shares of Company Common Stock entitled to vote thereon, but the shares held by Bally’s directors and executive officers, SRL, SBG Gaming, and Mr. Hayden and their respective Affiliates will be excluded from determining whether the Merger Proposal has been approved by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock held by the Unaffiliated Company Stockholders and entitled to vote thereon.

For more information, see the section of this proxy statement captioned “The Support Agreements” and the full text of the Support Agreements, attached as Annex C, which are incorporated by reference in this proxy statement in their entirety.

Closing and Effective Time of the Merger Transactions

The Closing will take place (i) on a date that is no later than the third business day following the satisfaction or waiver (to the extent waiver is permitted under the Merger Agreement) of the last to be satisfied or waived of the closing conditions of the Merger Agreement (described in the section of this proxy statement captioned “The Merger Agreement-Conditions to Closing of the Merger Transactions”), other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent waiver is permitted under the Merger Agreement) of such conditions at the Closing, provided that if any of the closing conditions of the Merger Agreement are not satisfied or waived (to the extent waiver is permitted under the Merger Agreement) on such third business day, then the Closing will take place on the first business day thereafter on which all such conditions have been satisfied or waived (to the extent waiver is permitted under the Merger Agreement), or (ii) at such other time, location and/or date as Parent and Bally’s mutually agree to in writing.

On the Closing Date, the parties will file a certificate of merger with respect to the Company Merger (the “Company Merger Certificate”) with the Secretary of State of the State of Delaware as provided under the DGCL. The Company Merger will become effective upon the filing and acceptance of the Company Certificate of Merger, or at a later time agreed to in writing by the parties and specified in the Company Certificate of Merger in accordance with the DGCL. As promptly as possible after the Company Effective Time, the parties will file a certificate of merger with respect to the Queen Merger (the “Queen Certificate of Merger”) with the Secretary of State of the State of Delaware, as provided under the DGCL. The Queen Merger will become effective upon the filing and acceptance of the Queen Certificate of Merger, or at a later time agreed to in writing by the parties and specified in the Queen Certificate of Merger in accordance with the DGCL. The Queen Effective Time will occur as promptly as possible after the Company Effective Time.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Certain Material U.S. Federal Income Tax Consequences of the Company Merger

The following is a general discussion of certain material U.S. federal income tax consequences of the Company Merger to holders of shares of Company Common Stock. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated under the Code, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretation at any time, possibly on a retroactive basis, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No ruling has been or will be sought from the IRS, and no opinion has been or will be rendered, regarding any matter discussed below or the U.S. federal income tax consequences of the Company Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Company Common Stock that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•        a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a “United States Person” (within the meaning of the Code); or

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of Company Common Stock that is, for U.S. federal income tax purposes:

•        a nonresident alien individual, other than certain former citizens and residents of the United States;

•        a foreign corporation; or;

•        a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in a taxable year. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the Company Merger.

This discussion applies only to holders of shares of Company Common Stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information purposes only and does not purport to be a complete analysis or to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder’s particular facts and circumstances, or that may apply to holders that are subject to special treatment under the U.S. federal income tax laws, including, for example:

•        insurance companies;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        dealers or brokers in securities, commodities or foreign currencies;

•        dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Company Common Stock;

•        holders that directly, indirectly or constructively own or have owned 5% or more of the combined voting power of Company Common Stock, or of the total value of Company Common Stock;

•        U.S. holders that have a functional currency other than the U.S. dollar;

•        tax-exempt organizations;

•        tax-deferred accounts;

•        retirement plans or accounts;

•        governmental agencies or instrumentalities;

•        pension funds;

•        banks and other financial institutions;

•        mutual funds;

•        U.S. expatriates, former citizens or long-term residents of the United States;

•        expatriated entities subject to Section 7874 of the Code;

•        partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) or any investor in any such entity;

•        S corporations or any investor in any such entity;

•        grantor trusts;

•        real estate investment trusts;

•        regulated investment companies;

•        holders who hold shares of Company Common Stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment;

•        holders that directly, indirectly or constructively own an interest in Queen;

•        holders required to accelerate the recognition of any item of gross income with respect to Company Common Stock as a result of such income being taken into account on an applicable financial statement; and

•        holders who acquired their shares of Company Common Stock through the exercise of employee stock options or other compensation arrangements. This discussion also does not address any tax consequences arising under any alternative minimum tax, the Medicare tax on net investment income under Section 1411 of the Code or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder, intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). In addition, no information is provided with respect to any tax consequences under state, local, or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax (such as, for example, U.S. federal estate or gift tax laws).

This discussion also does not address the U.S. federal income tax consequences in respect of Dissenting Company Shares, or the U.S. federal income tax consequences in respect of the Queen Share Contribution, the Queen Merger, or of any other transaction other than the Company Merger.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partners, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, a partnership that holds shares of Company Common Stock, and any partner in such partnership, should consult its tax advisor regarding the tax consequences of the Company Merger to its specific circumstances.

The U.S. federal income tax treatment of the Company Merger to any particular holder of shares of Company Common Stock will depend on the holder’s particular tax circumstances. Holders of shares of Company Common Stock should consult their tax advisors to determine the particular tax consequences to them of the Company Merger, including the applicability and effect of any alternative minimum tax, the Medicare contribution tax on net investment income and any other U.S. federal, state, local, foreign or other tax laws and any changes in those tax laws.

Consequences to U.S. Holders Who Do Not Make a Rolling Share Election for Any of Their Shares of Company Common Stock

If a U.S. holder does not make a Rolling Share Election for any of its shares of Company Common Stock, and receives cash in exchange for all of its shares of Company Common Stock pursuant to the Company Merger, assuming such U.S. holder does not otherwise directly, indirectly or constructively (under certain attribution rules set forth in the Code) own shares of the Company or any interest in Queen, such U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received pursuant to the Company Merger in exchange for such shares and the holder’s adjusted tax basis in such shares.

Consequences to U.S. Holders Making a Rolling Share Election for Some, But Not All, of Their Shares of Company Common Stock

In the event that a U.S. holder makes a valid Rolling Share Election in connection with the Company Merger for some, but not all, of its shares of Company Common Stock, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the exchange of shares of Company Common Stock for cash pursuant to the Company Merger qualifies as a sale of Company Common Stock under Section 302 of the Code. Whether the exchange qualifies for sale treatment will depend largely on the total number of shares of Company Common Stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder for U.S. federal income tax purposes) relative to all outstanding shares of Company Common Stock held by the U.S. holder both before and after the Merger Transactions. The exchange of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if it is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in the Company or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder generally takes into account not only Company Common Stock actually owned by the U.S. holder, but also shares of Company Common Stock that are constructively owned by such U.S. holder under certain attribution rules set forth in the Code. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option.

In order to meet the substantially disproportionate test, the percentage of the Company’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the Merger Transactions must, among other requirements, be less than 80% of the percentage of the Company’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the Merger Transactions. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of Company Common Stock actually and constructively owned by the U.S. holder are exchanged for cash in the Company Merger or (ii) all of the shares of Company Common Stock actually owned by the U.S. holder are exchanged for cash in the Company Merger, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other Company Common Stock. The exchange of the Company Common Stock for cash in the Company Merger will not be essentially equivalent to a dividend if the Merger Transactions result in a “meaningful reduction” of the U.S. holder’s proportionate interest in the Company. Whether the exchange will result in a meaningful reduction in a U.S. holder’s proportionate interest in the Company will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of the exchange of shares of Company Common Stock in the Company Merger, taking into account the Merger Transactions.

If the exchange of shares of Company Common Stock qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis of the shares of Company Common Stock exchanged. Any such gain or loss should be treated as capital gain or loss and generally would be long-term capital gain or loss if the U.S. holder’s holding period for such Company Common Stock exceeds one year. Net short-term capital gains generally are taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in such holder’s shares of Company Common Stock generally will equal the cost of such shares. U.S. holders who hold different blocks of Company Common Stock (shares of Company Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

If the exchange does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Company Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Company Common Stock.

Dividends paid to a U.S. holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate applicable to long-term capital gains.

After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the exchanged Company Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

Consequences to U.S. Holders Making the Rolling Share Election For All of Their Shares of Company Common Stock

Although not free from doubt, U.S. holders making the Rolling Share Election for all of their shares of Company Common Stock should not have any U.S. federal income tax consequences as a result of the Company Merger. A U.S. holder should consult with its own tax advisors as to the tax consequences of making the Rolling Share Election for all of its shares of Company Common Stock.

Consequences to Non-U.S. Holders

For a non-U.S. holder who does not make a Rolling Share Election for any of its shares of Company Common Stock and receives cash in exchange for all of its shares of Company Common Stock pursuant to the Company Merger, assuming such non-U.S. holder does not directly, indirectly or constructively (under certain attribution rules set forth in the Code) own shares of the Company or any interest in Queen, the exchange generally will not result in U.S. federal income tax to such non-U.S. holder unless such non-U.S. holder has certain connections with the United States.

If the exchange of shares of Company Common Stock pursuant to the Company Merger qualifies as a sale of stock by a non-U.S. holder under Section 302 of the Code, any gain realized generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable treaty so provides, is also attributable to a permanent establishment maintained by such non-U.S. holder in the United States), in which case the non-U.S. holder generally will be taxed in the same manner as a U.S. holder, except that if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate)or (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the closing of the Company Merger, and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses).

If the exchange of shares of Company Common Stock pursuant to the Company Merger does not qualify as a sale of stock by a non-U.S. holder under Section 302 of the Code, then the non-U.S. holder will be treated as receiving a corporate distribution which, as discussed above, generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Unless such dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), the Company will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). To the extent that the amount of the distribution exceeds the Company’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in its Company Common Stock, and thereafter as gain realized from the sale of Company Common Stock, the tax consequences of which would be the same as the consequences of recognizing gain on a sale or other disposition of Company Common Stock as described above.

Dividends paid by the Company to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will generally not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected income will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Information Reporting and Backup Withholding

Generally, information reporting requirements may apply in connection with payments made to U.S. holders or non-U.S. holders in connection with the Company Merger.

Payments made in exchange for shares of Company Common Stock pursuant to the Company Merger will generally be subject to backup withholding (currently, at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding, and must otherwise comply with all applicable requirements of the backup withholding rules. Backup withholding of tax may also apply to cash payments to which a non-U.S. holder is entitled in connection with the exchange of shares of Company Common Stock, unless the non-U.S. holder provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8), attesting to such non-U.S. holder’s status as non-U.S. person and otherwise complies with applicable certification requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, AND HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TRANSACTIONS TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Regulatory Approvals Required for the Merger Transactions

General Efforts

Under the Merger Agreement, Parent, the Company and their respective Affiliates agreed to use reasonable best efforts to: (a) take (or cause to be taken) all actions, including Remedial Actions; (b) do (or cause to be done) all things; and (c) assist and cooperate with the other parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger Transactions, including by (i) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities (including the Requisite Gaming Approvals) and (ii) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Merger Transactions.

HSR Act; Competition Laws; Gaming Laws

Under the HSR Act, the Merger Transactions cannot be completed until Parent, Bally’s and their respective Affiliates file a Notification and Report Forms with the FTC and the DOJ and the applicable waiting periods have expired or been terminated. The parties filed a notification and report forms with the FTC and DOJ on August 15, 2024. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30- day waiting period following the parties’ filing of their respective HSR Act notification forms. The waiting period under the HSR Act expired at 11:59 p.m., Eastern time, on September 16, 2024.

At any time before or after consummation of the Company Merger, notwithstanding the expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the Antitrust Laws as it deems necessary or desirable, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Company Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under its Antitrust Laws as it deems necessary or desirable. Such action could include seeking to enjoin the completion of the Company Merger or seeking divestiture of substantial assets of Bally’s or Parent. Private parties may also seek to take legal action under the Antitrust Laws under certain circumstances. We cannot be certain that a challenge made to the Company Merger and the other transactions contemplated by the Merger Agreement will not be made, or that, if a challenge is made, we will prevail.

Under applicable Gaming Laws, the Merger Transactions cannot be completed until Bally’s, Parent and their respective Affiliates file all notices, reports, applications and other filings necessary to obtain the requisite approvals from governmental authorities under applicable Gaming Laws and such requisite approvals have been obtained.

Bally’s and Parent agreed to use their respective reasonable best efforts to (1) cooperate and coordinate with the other in the making of such filings, (2) supply the other, or cause the other to be supplied, with any information that may be required in order to make such filings, (3) supply, or cause to be supplied, any additional information that may be reasonably required or requested by any governmental authorities, and (4) take all action, including Remedial Actions, necessary to (A) cause the expiration or termination of the applicable waiting periods, including where applicable, by way of a positive clearance decision, pursuant to the HSR Act and any other applicable competition laws, including requesting early termination of any applicable waiting period, (B) avoid or defend against, as applicable, any Legal Proceedings in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (C) obtain the required consents pursuant to any other applicable competition laws, and (D) obtain all required approvals from governmental authorities under applicable Gaming Laws, in each case as soon as reasonably practicable.

If Bally’s, Parent or their respective Affiliates receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger Transactions or any other transaction completed by the Merger Agreement to the HSR Act, any other applicable competition laws, or applicable Gaming Laws, then such party will make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, SRL delivered to Bally’s a limited guarantee, dated as of July 25, 2024, between SRL, Parent and Bally’s (the “Limited Guarantee”).

Pursuant to the Limited Guarantee, upon the terms and subject to the conditions therein, SRL provided to Bally’s an irrevocable and unconditional guarantee with respect to full and punctual payment of (a) the Parent Termination Fee of $22,200,000, solely to the extent payable pursuant to the Merger Agreement, (b) monetary damages payable by the Buyer Parties or any of their Affiliates to Bally’s in the event of certain breaches by any of the Buyer Parties under the Merger Agreement, including certain costs and expenses incurred by Bally’s in connection with enforcing such payments and (c) certain amounts payable by Parent to Bally’s in the event Bally’s incurs losses, damages or expenses in connection with Bally’s and its Subsidiaries’ cooperation with Parent in connection with the arrangement of the Debt Financing (clauses (a)–(c), collectively, the “Obligations”), in each case as and when payable pursuant to the Merger Agreement. The maximum aggregate liability of SRL under the Limited Guarantee will not, in the aggregate, exceed an amount equal to $25,200,000 (the “Guarantee Cap”). SRL may elect to satisfy all or any part of its payment obligations under the Limited Guarantee by delivering to Bally’s a number of shares of Company Common Stock calculated in accordance with the Termination Fee Per Share Price or Damages Per Share Price, as applicable.

Subject to specified exceptions, the obligations of SRL under the Limited Guarantee will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the transactions contemplated by the Merger Agreement and (b) 90 days following the valid termination of the Merger Agreement, unless Bally’s delivers a claim in writing for payment of any Obligation to any Buyer Party or SRL within such 90-day period. In the event such claim has been made within the 90-day period, the Limited Guarantee will continue in full force and effect until the earliest to occur of (a) a final, non-appealable order of a court of competent jurisdiction determining that SRL does not owe any amounts under the Limited Guarantee, (b) a written agreement between SRL and Bally’s terminating the obligations and liabilities of SRL under the Limited Guarantee and (c) the payment in full of all Obligations payable under the Limited Guarantee (subject to the Guarantee Cap). For more information, see the section of this proxy statement captioned “Limited Guarantee.”

Financing of the Merger Transactions

Parent has obtained debt financing commitments in an aggregate principal amount of up to $500,000,000, the proceeds of which will be used, together with the Company Contribution Amount, to consummate the Transactions contemplated by the Merger Agreement, including paying the aggregate cash merger consideration, repaying certain existing indebtedness of Queen and paying certain fees and expenses in connection with the Merger Transactions. Apollo, on behalf of investments funds, separate accounts and other entities owned, controlled, managed and/or advised by it or its affiliates the (“Debt Commitment Parties”), committed to purchase, on the terms and subject to the conditions set forth in the Debt Commitment Letter, at or prior to the Closing, first lien notes in an amount up to $500,000,000. Parent will assign the rights and benefits of the commitments under the Debt Commitment Letter to Bally’s at or shortly before the Closing, and the first lien notes will be issued by Bally’s.

The obligations of the Debt Commitment Parties to provide the Debt Financing are subject to a number of conditions, including the following:

•        The consummation of the Mergers simultaneously or substantially concurrently with the issuance of the first lien notes on the terms described in the Merger Agreement, without giving effect to any amendment, waiver, consent or other modification thereof that is materially adverse to the interests of the Debt Commitment Parties unless it is approved by the Debt Commitment Parties;

•        The execution of definitive documentation for the first lien notes;

•        The accuracy of specified representations and warranties under the definitive note documentation and the Merger Agreement;

•        No Company Material Adverse Effect (as defined in the Merger Agreement) having occurred that remains in effect; and

•        The “Shared Cap”, which sets an aggregate limit of $300,000,000 for Bally’s to make certain investments and restricted payments between March 31, 2024 and Closing and for the use of Bally’s revolving credit facility or balance sheet cash at Closing, not being less than zero.

Under the Merger Agreement, Bally’s is required to (i) use commercially reasonable efforts to have the Company Cash Amount Available at the Closing and (ii) at or prior to the Closing, to the extent available to it, pay an amount in cash up to the Company Contribution Amount. The maximum Company Contribution Amount that Bally’s will be required to fund at the Closing is $160 million, which will be reduced to the extent any Company Stockholders make a valid Rolling Share Election that is not rejected by Parent or Company.

The obligation of the parties to consummate the Transactions is not subject to the availability of the Debt Financing, but Parent is only required to apply the proceeds from the Debt Financing to consummate the Transactions if Bally’s has available to it and is ready, willing and able to pay simultaneously the Company Contribution Amount.

Bally’s will need to draw on its existing revolving credit facility to the extent it does not have sufficient cash on hand to pay the Company Contribution Amount. The obligations of the lenders under Bally’s existing revolving credit facility to provide loans, including to fund a portion of the consideration for the Merger Transactions, are subject to the accuracy of representations and warranties and no default or event of default being outstanding.

Post-Closing Trading of the Company Common Stock

If the Merger Transactions are completed, we will continue to be registered under the Exchange Act and will continue to be required to file periodic reports, current reports and proxy and information statements with the SEC on account of Company Common Stock. If the Merger Transactions are completed, we will make all filings required and take all reasonable actions necessary to maintain listing of Company Common Stock on the OTCQX operated by the OTC Markets or, at the election of Parent and based on the applicable listing requirements, the NYSE or other national securities exchange.

Fees and Expenses

Except as described under “The Merger Agreement — Termination Fees,” if the Merger Transactions are not completed, all fees and expenses incurred in connection with the Merger Transactions will be borne by the party incurring those fees and expenses, and in the case of the Special Committee, all fees and expenses will be borne by Bally’s. If the Merger Transactions are completed, all costs and expenses incurred by Parent or Merger Subs in connection with the Merger Transaction, to the extent not paid at or prior to Closing, will be borne by the Surviving Corporation. Total fees and expenses incurred or to be incurred by Bally’s (including the Special Committee) are estimated at this time to be as follows:

Description	Amount ($)
Financial and accounting advisory fees	$14,700,000
Legal and other professional fees	$16,090,000
SEC filing fees	$67,000
Printing, proxy solicitation, EDGAR filing and mailing expenses	$255,000
Miscellaneous	$2,947,000
Total	$34,059,000

It is also expected that Parent will incur approximately $15 million of financing costs, legal fees, exchange agent fees, and other advisory fees.

Litigation Related to the Merger

As of September 27, 2024, Bally’s has received seven letters from purported Company Stockholders seeking to investigate potential claims relating to the Merger Transactions or asserting various purported disclosure deficiencies in Bally’s proxy materials. Bally’s believes that the claims raised by such purported Company Stockholders are without merit.

RISK FACTORS

You should read and consider carefully the following risk factors, as well as the other information set forth in and incorporated by reference into this proxy statement, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” before deciding how to vote with respect to the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal to be considered and voted on at the special meeting and before making a decision on whether to make a Rolling Share Election. In addition, you should read and carefully consider the risks associated with Queen and its business, which can be found in the section of this proxy statement entitled “Risk Factors — Risks Relating to Queen management identified a material weakness Business” and Bally’s and its business, which can be found in the section of this proxy statement entitled “Risk Factors — Risks relating to Bally’s Business” and in Bally’s Annual Reports on Form 10-K for the year ended December 31, 2023, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy Statement. Company Stockholders who retain Company Common Stock and do not receive the Per Share Price in the Company Merger with respect to some or all of their shares of Company Common Stock will be subject to all risks inherent in the business of both Bally’s and Queen and the ownership of an interest in the Company Common Stock following the Company Merger. Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of this risks or events described in the documents incorporated into this proxy statement by reference could have a material adverse effect on Bally’s, Queen or the combined organization’s businesses, financial condition, cash flows and results of operations. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 285.

Risk Relating to the Merger Transactions

The Merger Transactions are subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger Transactions, or significant delays in completing the Merger Transactions, could have an adverse effect on Bally’s and could result in Bally’s being required to pay certain termination fees.

The completion of the Merger Transactions is not assured and is subject to certain risks, some of which are beyond the parties’ control, including the risk that certain conditions of the Merger Agreement are not satisfied or waived, which may prevent or delay the completion of Merger Transactions. The parties cannot predict with certainty whether any of the conditions of the Merger Agreement will be satisfied in a timely manner or at all. These conditions include (i) the approval of the Merger Agreement by the Requisite Stockholder Approval, (ii) the expiration or termination of the applicable waiting period under the HSR Act and the receipt of the Requisite Gaming Approvals, (iii) the absence of an injunction or law preventing the consummation of the Company Merger, the Queen Merger or the Queen Share Contribution, (iv) subject to certain materiality qualifiers, the accuracy of the representations and warranties contained in the Merger Agreement, (v) the absence of a Company Material Adverse Effect as of immediately prior to the Queen Effective Time and (vi) the performance in all material respects of the parties’ covenants under the Merger Agreement. For more information, see the sections of this proxy statement entitled “Special Factors — Reasons for the Company Merger; Recommendation of the Special Committee and Disinterested Directors” and “Special Factors — Regulatory Approvals Required for the Merger Transactions” and “The Merger Agreement — Conditions to Closing the Merger Transactions.” In addition, either Bally’s or Parent may terminate the Merger Agreement if the Closing has not occurred by July 25, 2025, except that this right to terminate the Merger Agreement will not be available to Bally’s or Parent if the failure of such party to perform any of its obligations under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred prior to such time. Accordingly, there can be no assurance that the Merger Transactions will be completed on the terms or timeline currently contemplated, or at all.

If the Merger Proposal is not approved by the requisite vote of the Company Stockholders (including separate vote of the Unaffiliated Company Stockholders), or if the Merger Transactions are not completed for any other reason, the Company Stockholders will not receive any payment for their shares of Company Common Stock in connection with the Company Merger. Instead, Bally’s will remain an independent public company, each share of Company Common Stock that was assigned the Rolling Company Share CUSIP will revert back to having its original CUSIP number and the shares of Company Common Stock will continue to be quoted on the NYSE under the symbol “BALY”. In addition, the failure of the Merger Transactions to be completed for any reason could have an adverse effect on Bally’s and subject Bally’s to a number of risks, including the following:

•        the price of the Company Common Stock may decline significantly, including to the extent that the current price of the Company Common Stock reflects a market assumption that the Merger Transactions will be completed. If that were to occur, it is uncertain when, if ever, the price of the shares of Company Common Stock would return to the price at which the shares of Company Common Stock are trading as of the date of this proxy statement;

•        if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, Bally’s may be required to pay Parent a termination fee of $11,100,000 in cash;

•        the failure to complete the Merger Transactions may result in negative publicity or a negative impression of Bally’s in the investment community which may impair Bally’s ability to obtain financing on acceptable terms to continue pursuing its business strategy and may affect Bally’s relationships with employees, customers, suppliers and other business partners;

•        Bally’s will still be required to bear the costs relating to the Merger Transactions incurred prior to the date the Merger Transactions were abandoned, such as legal, accounting, financial advisory and regulatory filing and printing fees;

•        litigation related to any failure to complete the Merger Transactions may be commenced against Bally’s or its directors or officers; and

•        the time and resources committed by Bally’s management to matters relating to the Merger Transactions and the other matters contemplated by the Merger Agreement could otherwise have been devoted to pursuing other opportunities.

Bally’s or Parent may waive one or more of the conditions to the Merger Transactions without re-soliciting stockholder approval.

If permitted by applicable law, Bally’s may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the Merger Transactions. Bally’s may also determine not to terminate the Merger Agreement at a time when Bally’s is entitled to do so. Any determination whether to waive any condition to the Merger Transactions, whether to re-solicit stockholder approval as a result of a waiver and whether to terminate the Merger Agreement will be made by the Special Committee at the time of such potential waiver or termination based on the facts and circumstances as they exist at that time. For more information, see the sections of this proxy statement entitled “Special Factors — The Reasons for the Company Merger; Recommendation of the Special Committee and Disinterested Directors.”

The Merger Agreement contains provisions that could discourage a potential competing acquirer of Bally’s or could result in any competing proposal being at a lower price than it might otherwise be.

The Merger Agreement contains provisions that, subject to certain exceptions, restrict Bally’s ability to solicit, propose or knowingly induce the making, submission of, or encourage, facilitate or otherwise assist competing third-party proposals to effect, among other things, (i) an acquisition or purchase of more than 15% of the total outstanding equity securities of Bally’s (by vote or economic interest), (ii) an acquisition or purchase of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of Bally’s and its Subsidiaries or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Bally’s that would result in such third party holding securities representing more than 15% of the total outstanding equity securities of Bally’s (by vote or economic interest). In addition, Parent generally has the opportunity to offer to modify the terms of the Merger Agreement in response to any “Superior Proposal” (as defined in “The Merger Agreement — No Solicitation of Other Offers”). Upon termination of the Merger Agreement under certain circumstances relating to a competing acquisition proposal, Bally’s may be required to pay to Parent a termination fee of $11,100,000. For more information, see the sections of this proxy statement entitled “The Merger Agreement — Termination of the Merger Agreement”, “The Merger Agreement — Termination Fees” and “The Merger Agreement — No Solicitation of Other Offers.”

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Bally’s from considering or proposing such an acquisition, even if such third party were prepared to pay consideration with a higher per share value or implied premium to the Company Stockholders than the value proposed to be received or expected to be realized in the Company Merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the Merger Agreement.

Bally’s existing financing arrangements, which are expected to remain outstanding and available following completion of the Merger Transactions, may not be available in the case of a transaction with a potential competing acquirer which may make an acquisition by a potential competing acquirer more expensive and more difficult to complete, which may also discourage a potential competing acquirer from considering or proposing an acquisition that may otherwise be attractive to Bally’s stockholders.

The announcement and pendency of the Merger Transactions could adversely affect Bally’s business, financial condition, cash flows and results of operations.

The announcement and pendency of the Merger Transactions could cause disruptions in and create uncertainty surrounding Bally’s business, including affecting Bally’s relationships with existing and future customers, suppliers and employees, which could have an adverse effect on Bally’s business, financial condition, cash flows and results of operations, regardless of whether the Merger Transactions are completed. The uncertainties may also impair Bally’s ability to attract, retain and motivate key personnel until the Merger Transactions are completed and for a period of time thereafter. In addition, Bally’s has expended, and continues to expend, significant management resources in an effort to complete the Merger Transactions, which are being diverted from Bally’s day-to-day operations.

While the Merger Agreement is in effect, Bally’s and its Subsidiaries’ businesses are subject to restrictions on their business activities.

Under the Merger Agreement, Bally’s and its Subsidiaries are subject to certain restrictions on the conduct of their respective businesses and generally must operate their respective businesses in the ordinary course of business in all material respects prior to completing the Company Merger (unless Bally’s obtains Parent’s prior written approval, which is not to be unreasonably withheld, conditioned or delayed). These restrictions may prevent Bally’s from pursuing otherwise attractive business opportunities, making certain investments or acquisitions, selling assets, engaging in capital expenditures in excess of certain agreed limits, incurring indebtedness or making changes to Bally’s business prior to the completion of the Company Merger or termination of the Merger Agreement. In particular, Bally’s is subject to restrictions intended to ensure that the portion of the Per Share Price in cash being funded by Bally’s and its current financing sources will remain available through Closing, which will limit Bally’s ability to use that funding for other purposes. These restrictions could have an adverse effect on Bally’s business, results of operations. financial condition or share price. For more information, see the sections of this proxy statement entitled “Special Factors — The Reasons for the Company Merger; Recommendation of the Special Committee and Disinterested Directors.”

Bally’s has incurred, and will incur additional, substantial transaction fees and costs in connection with the Merger Transactions.

Bally’s has incurred and expects to incur additional significant legal, advisory and financial services fees and other expenses in connection with the process of negotiating and evaluating the terms of the Merger Transactions and working to complete the Merger Transactions, including costs relating to obtaining required approvals. Additional significant unanticipated costs may be incurred in the course of coordinating the businesses of Bally’s and Queen before and after completion of the Transactions.

Such costs may be significant and could have an adverse effect on the Bally’s business, results of operations, cash flows and financial condition and many of the costs that will be incurred, by their nature, are difficult to estimate accurately. Pursuant to the Merger Agreement, all fees and expenses incurred in connection with the Merger Transactions will be borne by the respective party incurring such fees and expenses regardless of whether the Merger Transactions are consummated.

Directors and executive officers of Bally’s have interests in the Merger Transactions that may differ from the interests of holders of the Company Common Stock generally, including, if the Merger Transactions are completed, the receipt of financial and other benefits.

In considering the recommendation of the Board, be aware that Bally’s directors and executive officers have interests in the Merger Transactions that are different from, or in addition to, those of holders of Company Common Stock generally. These interests include, among others, the treatment of outstanding equity awards pursuant to the Merger Agreement, potential severance benefits and other payments, and rights to ongoing indemnification and insurance coverage. Moreover, Parent and SG Gaming are wholly owned and controlled by Standard General, and Queen is majority-owned and controlled by Standard General. Soohyung Kim, the Chairman of the Company’s Board, is the Managing Partner and Chief Investment Officer of Standard General. As of the date of this proxy statement, Standard General and Mr. Kim beneficially own 10,612,969 shares of Company Common Stock, or 26.1% of the Company Common Stock as calculated in accordance with SEC Rule 13d-3. Accordingly, such directors and executive officers will or may benefit from the Merger Transactions in a manner that differs from the interests of the Company Stockholders. These interests are described in more detail in the section entitled “Special Factors — Reasons for the Company Merger; Recommendation of the Special Committee and Disinterested Directors” and “Special Factors — Interests of Bally’s Directors and Executive Officers in the Merger Transactions” and “The Merger Transactions.”

Bally’s may be the target of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the Merger Transactions from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements, often in an effort to enjoin the relevant merger or seek monetary relief. Bally’s may in the future be a defendant in one or more lawsuits relating to or arising out of the Merger Agreement and the Merger Transactions. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Bally’s cannot predict the outcome of these lawsuits, or others, nor can either company predict the amount of time and expense that will be required to resolve such litigation. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Merger Transactions, that injunction may delay or prevent the Merger Transactions from being completed.

As of September 27, 2024, Bally’s has received seven letters from purported Company Stockholders seeking to investigate potential claims relating to the Merger Transactions or asserting various purported disclosure deficiencies in Bally’s proxy materials. Bally’s believes that the claims raised by such purported Company Stockholders are without merit.

For more information regarding potential securities class action and derivative lawsuits see the sections entitled “Special Factors — Reasons for the Company Merger; Recommendation of the Special Committee and Disinterested Directors” and “Special Factors — Litigation Relating to the Merger Transactions.”

There can be no assurance that Parent will be able to secure the debt financing provided in the debt commitment letter, which is short term in nature, is subject to certain conditions and presents certain risks.

Parent intends to finance a portion of the aggregate cash merger consideration payable in connection with the Company Merger to holders of Company Common Stock who receive the Per Share Price in cash with debt financing. To this end, Parent entered into the Debt Commitment Letter pursuant to which the Debt Commitment Parties committed to purchase, on the terms and subject to the conditions set forth in the Debt Commitment Letter, at or prior to the Closing, first lien notes in an amount up to $500,000,000. As of the date of this proxy statement, Parent has not entered into any definitive agreements for the debt financing contemplated by the Debt Commitment Letter.

The obligation of the Debt Financing Parties to provide the debt financing under the Debt Commitment Letter is subject to a number of conditions, including, among other conditions:

•        the consummation of the Mergers simultaneously or substantially concurrently with the issuance of the first lien notes on the terms described in the Merger Agreement, without giving effect to any amendment, waiver, consent or other modification thereof that is materially adverse to the interests of the Debt Commitment Parties unless it is approved by the Debt Commitment Parties;

•        the execution of definitive documentation for the first lien notes;

•        the accuracy of specified representations and warranties under the definitive note documentation and the Merger Agreement;

•        no Company Material Adverse Effect having occurred; and

•        the “Shared Cap”, which sets an aggregate limit of $300,000,000 for the Company to make certain investments and restricted payments between March 31, 2024 and Closing and for the use of the Company’s revolving credit facility or balance sheet cash at Closing, not being less than zero.

Whether these conditions are satisfied is subject to certain risks, some of which are beyond the parties’ control. There is a risk that these conditions will not be satisfied in a timely manner or at all, and the debt financing contemplated by the Debt Commitment Letter may not be available when required, if at all. Moreover, the Debt Commitment Parties will have no obligation to provide the debt financing if the Company Merger Agreement does not occur prior to July 25, 2025.

In the event that the debt financing contemplated by the Debt Commitment Letter is not available, there is a risk that other financing may not be available on acceptable terms, in a timely manner or at all. Although Parent’s obligation to consummate the Merger Transactions is not conditioned upon the debt financing, if Parent is unable to obtain the debt financing, Bally’s will not have the right to specifically enforce Parent’s obligations under the Merger Agreement to consummate the Merger Transactions and, accordingly, the Merger Transactions may be delayed or not completed at all.

There can be no assurance that Bally’s will have available as of the Company Effective Time the Company Cash Amount required to fund the cash merger consideration.

Under the Merger Agreement, up to $160 million (the “Company Cash Amount”) of the aggregate cash merger consideration payable in connection with the Company Merger to holders of Company Common Stock who receive the Per Share Price will be funded with cash available to Bally’s through a combination of Bally’s cash on hand and borrowings under Bally’s existing credit agreement. The Company Cash Amount will be decreased by an amount in cash equal to the aggregate dollar value of (i) the number of Rolling Company Shares multiplied by (ii) the Per Share Price. Under the Merger Agreement, Bally’s is required to use commercially reasonable efforts to have the Company Cash Amount available as of the Company Effective Time.

In addition, the obligations of the lenders under the Company’s existing revolving credit facility to provide loans, including for purposes of funding the Company Cash Amount, are subject to the accuracy of representations and warranties and no default or event of default being outstanding. Accordingly, there is a risk that the Company Cash Amount may not be available when required, if at all.

Although the Buyer Parties’ obligation to consummate the Merger Transactions is not conditioned upon the availability of the Company Cash Amount, if the Company Cash Amount is not available when required, Bally’s will not have the right to specifically enforce the Buyer Parties’ obligations under the Merger Agreement and, accordingly, the Merger Transactions may be delayed or not completed at all.

Risks Relating to the Rolling Share Election to Retain and Own Stock in the Combined Company

Neither the Special Committee nor the Bally’s Board has made any recommendation with regard to the Rolling Share Election or the Rolling Company Shares.

The Special Committee and the Bally’s Board have each recommended that Company Stockholders approve the Merger Transactions based upon the Per Share Price in cash payable to Unaffiliated Company Stockholders. Neither the Special Committee nor the Bally’s Board has made any recommendation as to whether Company Stockholders should take the Rolling Share Election or retain and hold the Rolling Company Shares. Moreover, neither the Special Committee nor the Bally’s Board has considered the terms and conditions of the Rolling Share Election or the Rolling Company Shares, and has not considered, evaluated or made any recommendation as to the merits of retaining an investment in Bally’s, nor has the Special Committee’s financial advisor expressed any opinion as to the Rolling Share Election or the Rolling Company Shares.

The Queen Exchange Ratio is fixed in the Merger Agreement and will not be adjusted in the event of fluctuations in the relative value of Bally’s and Queen prior to the Merger Transactions.

Upon completion of the Queen Share Contribution, SG Gaming will contribute to Bally’s all shares of Queen Common Stock that it owns in exchange for shares of Company Common Stock based on the Queen Exchange Ratio of 2.4536890595 shares of Company Common Stock per share of Queen Common Stock. Upon completion of the Queen Merger, each outstanding share of Queen Common Stock (other than those held by Bally’s) will be converted into shares of Company Common Stock based on the Queen Exchange Ratio. Neither the Special Committee nor the Bally’s Board has made any recommendation regarding, nor has the Special Committee’s financial advisor expressed any opinion as to the Queen Merger or the Queen Exchange Ratio. The shares of Company Common Stock issued in exchange for the shares of Queen Common Stock in the Queen Share Contribution will dilute the percentage ownership in the Surviving Corporation of the Rolling Company Shares.

The Queen Exchange Ratio is fixed in the Merger Agreement and will not be adjusted in the event of fluctuations in the relative value of Bally’s and Queen following date of the Merger Agreement or otherwise. Changes in the relative value of Bally’s and Queen could result from changes in the business, operations or prospects of Bally’s or Queen prior to the completion of the Merger Transactions, general market and economic conditions and other factors both within and beyond the control of Bally’s and Queen including, among other things, reductions in discretionary consumer spending, demand for entertainment and leisure activities, competitive pressures and regulations and licensing matters. In addition, as of the date of the Merger Agreement, a wholly-owned Subsidiary of Queen owned 162,269,046 ordinary shares of nominal value of €0.30 each of INTRALOT S.A. (INLOT: Athens) (“Intralot Shares”), the market price of which was taken into account in determining the Queen Exchange Ratio. The market price for Intralot Shares will fluctuate between the setting of the Queen Exchange Ratio and the consummation of the Merger Transactions, which may significantly impact the relative value of Bally’s and Queen as of the Closing of the Merger Transactions.

Accordingly, at the time of the Closing of the Merger Transactions, the relative value of Queen may be lower than it was at the time the Queen Share Exchange ratio was determined but the Queen Exchange Ratio would not be adjusted to take such lower relative value into account. For more information regarding the risks relating to Queen’s business, see the section of this proxy statement captioned “Risk Factors — Risks Relating to Queen’s Business.”

Company Stockholders who forgo the right to receive the Per Share Consideration and elect to retain Rolling Company Shares will have a reduced ownership and voting interest in the Surviving Corporation following the Merger Transactions and will therefore exercise less influence over the policies of Bally’s following the Merger Transactions. In addition, certain rights and protections of such Company Stockholders will change as a result of the Merger Transactions.

Upon completion of the Merger Transactions, each Company Stockholder who elects to forgo the right to receive the Per Share Consideration and retain Rolling Company Shares will have a percentage ownership in the Surviving Corporation that is smaller than its current percentage ownership of Bally’s, except for Standard General and its Affiliates, who will have a percentage ownership in the Surviving Corporation that is greater than their current percentage ownership of Bally’s. The percentage ownership in the Surviving Corporation of Parent and other Company Stockholders holding Rolling Company Shares will depend in part on the number of Company Stockholders who retain Rolling Company Shares and, accordingly, the percentage ownership of the Surviving Corporation’s stockholders will not be known at the time Company Stockholders make a Rolling Share Election. Bally’s expects that it will issue up to approximately 26,909,895 additional shares of Company Common Stock to SG Gaming in connection with the Merger Transactions. Standard General, which owns and controls SG Gaming, and Mr. Kim, who is the Managing Partner and Chief Investment Officer of Standard General, beneficially owns 26.1% of the Company Common Stock as of the date of this proxy statement. All shares of Company Common Stock owned by Standard General at the time of the Election Deadline will remain outstanding, and affiliates of Standard General will be issued additional shares of Company Common Stock as part of the Queen Share Contribution. Accordingly, following the Merger Transactions, it is expected that Bally’s will be controlled by affiliates of Standard General. Because of this, current Company Stockholders who elect to retain Rolling Company Shares, as a group, will have significantly less influence, if any, on the board of directors, management and policies of Bally’s (as the Surviving Corporation following the Merger Transactions) than they currently have on the board of directors, management and policies of Bally’s.

Following the Merger Transactions, pursuant to the Merger Agreement and the Surviving Corporation Certificate of Incorporation, Bally’s (as the Surviving Corporation) is required to provide certain rights to holders of Company Common Stock (other than Standard General, SBG Gaming and their respective affiliates) only for so long as there are at least 50 of such stockholders or such stockholders hold at least 5% of the equity interests of the Surviving Corporation. These rights include an obligation for the Surviving Corporation to (i) maintain the registration of a class of its securities under Section 12 of the Exchange Act, (ii) make certain information available to Company Stockholders, (iii) maintain a majority of independent directors on its board of directors, (iv) maintain an audit committee comprised solely of independent directors, (v) maintain a related-party transaction policy, (vi) provide Company Stockholders with certain tag-along rights in the event of certain sales of Company Common Stock by Standard General and its affiliates and (vii) provide Company Stockholders that elect to become party to the Registration Rights Agreement by executing and delivering a joinder thereto certain registration rights as set forth in the Registration Rights Agreement. Accordingly, the rights of Company Stockholders holding Rolling Company Shares following the Merger Transactions will depend on the number of Company Stockholders who retain Rolling Company Shares, will not be known at the time Company Stockholders submit a Rolling Share Election and will be subject to factors beyond such Company Stockholders’ control following the Merger Transactions.

There is no certainty that Company Common Stock will remain listed on a national stock exchange or other trading market following the Merger Transactions.

Under the Merger Agreement, the Surviving Corporation is required to use commercially reasonable efforts to cause the Company Common Stock to continue to be listed on a securities exchange or over-the-counter market operating in the United States. However, there can be no assurance that such listing will be effected or maintained, nor can there be any assurance that there will be a regular trading market for the Company Common Stock. In particular, the ability of the Company to maintain the current listing of its shares on the NYSE upon the Closing of the Company Merger will depend on whether the Company is able to comply with the NYSE’s continued listing requirements. Under its rules, the NYSE will give consideration to prompt initiation of suspension and delisting procedures with respect to the shares of Company Common Stock if (i) the number of holders is less than 400, (ii) the number of holders is less than 1,200 and the average monthly trading volume is less than 100,000 shares (over the prior 12 months) or (iii) the number of publicly-held shares (excluding shares held by directors, officers and 10% holders) is less than 600,000. Over-the-counter markets in the United States also have requirements that would need to be met in order for the shares of Company Common Stock to be listed. For example, the rules of the OTCQX U.S. market requires that a company have at least 50 shareholders and a public float (excluding shares held by directors, officers and 10% holders) comprising between 5% and 10% of the company’s outstanding shares. It is not certain whether the Company will be able to satisfy the criteria to be listed on any securities exchange or any significant over-the-counter market operating in the United States. Further, even if there is a regular trading market for the Company Common Stock, that market may trade thinly or otherwise be illiquid. Accordingly, Unaffiliated Company Stockholders who voluntarily make Rolling Share Elections may experience no or reduced trading volume and liquidity with respect to their shares of Company Common Stock, and an active market for shares of Company Common Stock may not develop or be sustained after the Closing of the Company Merger, which could depress the market price of such shares and could affect the ability of unaffiliated stockholders who voluntarily make Rolling Share Elections to sell their shares at the time they wish to sell them or at a price that they consider reasonable.

Only those Company Stockholders that elect to be party to the Registration Rights Agreement by executing and delivering a joinder thereto will have piggyback registration rights, and parties to the Registration Rights Agreement will be subject to certain restrictions.

As further described in the section entitled “Registration Rights Agreement,” the Registration Rights Agreement will provide the Rolling Holders party thereto certain piggyback rights in relation to any shares of Rolling Company Shares then held by Rolling Holders until such securities cease to be registrable under the terms thereof. However, only those Company Stockholders that agree to be bound by the Registration Rights Agreement by executing and delivering a joinder thereto (either by means of their Rolling Share Election forms or such other means as the Company may provide prior to Closing) no later than five (5) Business Days after the Closing will have the benefit of these registration rights. As a result, (i) any holder of Rolling Company Shares that does not execute a joinder within five (5) Business Days after the Closing, which may include purchasers of Rolling Company Shares following the Election Deadline unless the Company facilitates a separate process for holders of Rolling Company Shares to execute a joinder to the Registration Rights Agreement, will not have access to any registration rights and (ii) a purchaser of shares of Company Common Stock following the Closing will not have access to any registration rights unless such registration rights are assigned to the purchaser by the transferring holder and both the transferor and the transferee execute and deliver a joinder substantially in the form attached thereto. Further, a majority of the independent directors of the Company then in office have the ability to waive the application of the piggyback rights of the Rolling Holders that are party to the Registration Rights Agreement.

The terms of the Registration Rights Agreement will also require the Rolling Holders party thereto to abide by certain confidentiality, trading and other restrictions in relation to notifications, discussions and other information pursuant thereto (including, in respect of certain underwritten offerings, by entering into applicable lockup agreements). These confidentiality and trading restrictions will apply to each Rolling Holder regardless of whether such Rolling Holder elects to exercise its piggyback rights in connection with a particular offering.

Following the Merger Transactions, the combined company’s businesses, financial condition, cash flows and results of operations, and the market price of the Company Common Stock (if applicable), will be affected by factors different from those affecting Bally’s prior to the Merger Transactions.

Company Stockholders who retain Company Common Stock and do not receive the Per Share Price in the Company Merger with respect to some or all of their shares of Company Common Stock will be subject to all risks inherent in the business of Bally’s in addition to the risks relating to the business of Queen. Because the business of Queen and its Subsidiaries differs from that of Bally’s, following the completion of the Queen Share Contribution and the Queen Merger the financial condition, cash flows, results of operations of the Surviving Corporation and the market price of the shares of Company Common Stock (if applicable) will be affected by factors that are different from those affecting Bally’s prior to the Merger Transactions.

There can be no assurance that Bally’s will be able to successfully integrate Queen or otherwise realize any expected benefits of the Merger Transactions. The integration of the two companies may result in material challenges, including the diversion of management’s attention from ongoing business concerns; retaining key management and other employees; retaining or attracting business and operational relationships; the possibility of faulty assumptions underlying expectations regarding the integration process and associated expenses; consolidating corporate and administrative infrastructures and eliminating duplicative operations; coordinating geographically separate organizations; unanticipated issues in integrating information technology, communications and other systems; as well as potential unknown liabilities, unforeseen expenses relating to integration, or delays associated with the Merger Transactions. Accordingly, the future operating results, cash flows and financial condition of the Surviving Corporation will be affected by its ability to manage changing business conditions and to implement and adapt its financial controls and reporting systems in response to the Merger Transactions.

Moreover, Bally’s and Queen have incurred and expect to incur additional significant legal, advisory and financial services fees in connection with the process of negotiating and evaluating the terms of the Merger Transactions and working to complete the Merger Transactions, and additional significant unanticipated costs may be incurred in the course of coordinating the businesses of Bally’s and Queen after completion of the Merger Transactions. Such costs may be significant and could have an adverse effect on the parties’ future results of operations, cash flows and financial condition and many of the costs that will be incurred, by their nature, are difficult to estimate accurately.

Company Stockholders who make a Rolling Share Election will not be able to revoke or change their election after the Election Deadline and will be required to waive appraisal rights relating to such shares of Company Common Stock in connection with their Rolling Share Election.

Company Stockholders who desire to forgo the right to receive the Per Share Price in cash for some or all of their shares of Company Stock are required to make a Rolling Share Election by no later than 5:00 p.m. Eastern time on the date of the Special Meeting or such later date mutually agreed by Bally’s and Parent. Such date is referred to as the Election Deadline.

Company Stockholders who make a Rolling Share Election and forgo the right to receive the Per Share Price in cash for some or all of their shares of Company Common Stock will not be able to revoke or change their election after the Election Deadline or exercise appraisal rights with respect to such shares. The business, operations or prospects of the Surviving Corporation may decline for any reason or reasons following the Election Deadline, and therefore the intrinsic value of the shares of Company Common Stock at the time of the Company Merger or at any other time may be lower than it was at the time of the Election Deadline.

In order to validly make Rolling Share Elections, stockholders desiring to make a Rolling Share Election will be required to waive appraisal rights in respect of any shares of Company Common Stock that they hold or acquire that are subject to a Rolling Share Election.

Bally’s and Parent have the right to reject all or any part of Rolling Share Elections made by Company Stockholders for some or all of their shares of Company Common Stock.

The Merger Agreement provides that each of Bally’s and Parent may reject all or any part of a Rolling Share Election if such party determines in good faith that (i) such election is reasonably likely to delay or prevent receipt of any of the Requisite Gaming Approvals or (ii) the ownership of shares of Company Common Stock by the holder who made such election is reasonably likely to adversely affect the conduct of the Gaming Activities by the Surviving Corporation or any of its Subsidiaries after the Closing.

Under the Merger Agreement Amendments, the Company must notify Company Stockholders who submit a Rolling Share Election of the number of shares of Company Common Stock held by such Company Stockholder that will be Rolling Company Shares as soon as reasonably practicable following the Requisite Stockholder Approval and the applicable Election Deadline. However, such notice will not permit Company Stockholders who have submitted a Rolling Share Election to otherwise revoke or change their election, cure a deficiency in their election or dispute Bally’s or Parent’s determination that some or all of their shares of Company Common Stock will not be Rolling Company Shares.

Accordingly, electing Company Stockholders who desire to forgo the right to receive the Per Share Price in cash for some or all of their shares of Company Stock may retain fewer shares of Company Common Stock in the Company Merger than set forth in their respective Rolling Share Elections and instead receive the Per Share Price in cash for some or all of their shares of Company Common Stock. Electing Company Stockholders will not know the actual number of shares of Company Common Stock that they will retain in the Company Merger, or the percentage ownership in the Surviving Corporation that such shares of Company Common Stock will represent, until after the Election Deadline.

There can be no assurance that a trading market will develop for Rolling Company Shares and any such trading market may be limited.

Although the Merger Agreement provides that the Company will use commercially reasonable efforts to list Rolling Company Shares assigned the Rolling Company Share CUSIP for trading on the NYSE, there can be no assurance that such listing will be effected or maintained nor can there be any assurance that there will develop a regular trading market for such Rolling Company Shares. The Election Form may provide that the Company Stockholders making a Rolling Share Election agree (i) not to effect any sales or other transfers of the shares of Company Common Stock subject to the Rolling Share Election from the time of submission of the Election Form until the earlier of the Election Deadline or the proper revocation of a Rolling Share Election and (ii) after the Election Deadline, not to effect any sales or other transfer of the shares of any Company Common Stock subject to a valid and effective Rolling Share Election unless and until the Rolling Company Share CUSIP is assigned in respect of such Rolling Company Shares.

As promptly as practicable after the Election Deadline (or any applicable election deadline following the initial Election Deadline), Bally’s will use commercially reasonable efforts to cause the Rolling Company Shares: (i) to be assigned the new Rolling Company Share CUSIP; and (ii) to be eligible for trading on the NYSE under the ticker symbol BALY.T, from the Election Deadline until the Company Effective Time. Holders of Rolling Company Shares that are affiliates of the Company will be subject to resale restrictions under applicable securities laws and the Company’s certificate of incorporation for compliance with applicable gaming regulatory laws and regulations. In addition, if they are party to a Support Agreement, such holders would be subject to the restrictions on transfer contained in such Support Agreement. Even if a public trading market develops for the Rolling Company Shares, that market may trade thinly or otherwise be illiquid. Sales of substantial amounts of Rolling Company Shares could adversely affect the prevailing market price of the Rolling Company Shares. Moreover, any trading prices for the Rolling Company Shares may differ materially from trading prices for Company Common Stock and such prices could be materially below prevailing prices for the Company Common Stock.

The unaudited pro forma financial information of Bally’s and Queen is presented for illustrative purposes only and may not be reflective of what the operating results and financial condition of the Surviving Corporation or the combined company for the historical periods presented would have been or may be following consummation of the Merger Transactions.

The unaudited pro forma combined financial statements contained in this proxy statement are presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and do not represent the actual financial position or results of operations of Bally’s and Queen’s prior to the Merger Transactions or that of the combined company following the Merger Transactions for several reasons. Moreover, the pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this proxy statement and are not necessarily indicative of the operating results or financial position that would have occurred if the Merger Transactions had been completed at the beginning of the earliest period presented, nor are they indicative of future operating results or financial position. Specifically, the unaudited pro forma combined financial statements do not reflect the integration costs or any changes in Bally’s debt to capitalization ratio following the completion of the Merger Transactions. In addition, the post-closing integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the Merger Transactions or in connection with the post-closing integration process may significantly increase the related costs and expenses incurred by Bally’s and Queen. The actual financial positions and results of operations of Bally’s and Queen and that of the combined company following the Merger Transactions may be different, possibly materially, from the unaudited pro forma combined financial statements included in this proxy statement. In addition, the assumptions used in preparing the unaudited pro forma combined financial statements included in this proxy statement may not prove to be accurate and may be affected by other factors.

Risks Relating to Bally’s Business

Our business is particularly sensitive to reductions in discretionary consumer spending.

Our business is particularly sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including gaming, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce our users’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as visiting casinos and casino hotel properties, F2P, sports betting, iCasino and online bingo. Moreover, we rely on the strength of regional and local economies in the US for the performance of each of our properties. As a result, we cannot ensure that demand for our offerings will remain constant. Adverse developments affecting economies throughout the world including a general tightening of the availability of credit, increasing energy costs, rising prices, inflation, acts of war or terrorism, natural disasters, declining consumer confidence, significant declines in the stock market or epidemics, pandemics or other health-related events or widespread illnesses, like the COVID-19 pandemic, could lead to a reduction in visitors to our properties, including those that stay in our hotels, or discretionary spending by our customers on entertainment and leisure activities, which could adversely affect our business, financial condition and results of operations.

A period of sustained inflation could impact consumer spending and result in higher operating costs.

A period of sustained inflation, particularly in the US and the United Kingdom (the “UK”), could materially impact our business. The effects of inflation on discretionary consumer spending could result in the reduction of the demand for entertainment and leisure activities. In addition, inflation generally affects our business by increasing our cost of labor. In periods of sustained inflation, it may be difficult to effectively control such increases to our costs and retain key personnel. If we are unable to increase our fees or take other actions to mitigate the effect of resulting higher costs, our profitability and financial position could be impacted.

The gaming industry, including retail casinos and iGaming, is very competitive and increased competition, including through legislative legalization or expansion of gaming by states in or near where we own facilities or through Native American gaming facilities, could adversely affect our financial results.

We face significant competition in all areas in which we conduct our business. Increased competitive pressures near our facilities and elsewhere may adversely affect our ability to continue to attract customers or affect our ability to compete efficiently.

Several of our casinos and resorts are in jurisdictions that restrict gaming to certain areas and/or may be affected by state laws that currently prohibit or restrict gaming operations. We also face the risk that existing casino licensees will expand their operations and the risk that Native American gaming will continue to grow. Budgetary and other political pressures faced by state governments could lead to intensified efforts directed at the legalization of gaming in jurisdictions where it is currently prohibited. The legalization of gaming in such jurisdictions could be an expansion opportunity for our business, or create competitive pressures, depending on where the legalization occurs and our ability to capitalize on it. Our ability to attract customers to the existing casinos which we own could be significantly and adversely affected by the legalization or expansion of gaming in certain jurisdictions and by the development or expansion of Native American casinos in areas where our customers may visit.

In addition, our competitors may refurbish, rebrand, or expand their casino offerings, which could result in increased competition. Furthermore, changes in ownership may result in improved quality of our competitors’ facilities, which may make such facilities more competitive. Certain of our competitors are large gaming companies with greater name recognition, marketing efforts and financial resources. In some instances, particularly in the case of Native American casinos, our competitors pay lower taxes or no taxes. These factors create additional challenges for us in competing for customers and accessing cash flow or financing to fund improvements for our casino and entertainment products that enable us to remain competitive.

We also compete with other forms of legalized gaming and entertainment such as bingo, pull-tab games, card parlors, sportsbooks, pari-mutuel or simulcast betting on horse and dog racing, state-sponsored lotteries, instant racing machines, VLTs (including racetracks that offer VLTs) and video poker terminals and, in the future, we may compete with gaming or entertainment at other venues. Further competition from online lotteries and other online wagering gaming services, which allow their customers to wager on a wide variety of sporting events and play Las Vegas-style casino games from home, could divert customers from the facilities we own and thus adversely affect our business. Such online wagering services are likely to expand in future years and become more accessible to domestic gamblers as a result of US Department of Justice positions related to the application of federal laws to intrastate online gaming and initiatives in some states to consider legislation to legalize intrastate online wagering. The law in this area has been rapidly evolving, and additional legislative developments may occur at the federal and state levels that would accelerate the proliferation of certain forms of online gaming in the US.

In addition, in May 2018, the US Supreme Court struck down as unconstitutional the Professional and Amateur Sports Protection Act of 1992, a federal statute enacted to stop the spread of state-sponsored sports gambling. This decision has the effect of lifting federal restrictions on sports wagering and thus allows states to determine by themselves the legality of sports wagering. While new federal online gaming legislation has been introduced in Congress from time to time, there has been no federal legislative response to the US Supreme Court’s decision.

As a result, numerous states, including states in which we have casino properties, have passed legislation authorizing fixed-odds sports betting, and certain of our properties now offer sports wagering pursuant to state law in each case.

We may also face competition from other gaming facilities which are able to offer sports wagering services (including mobile sports wagering) following the enactment of applicable legislation.

The online gambling industry is highly competitive and we expect more competitors to enter the sector. With several thousand online gambling sites accessible to potential customers around the world with little product differentiation, there is arguably an excess of suppliers. Online and offline advertising is widespread, with operators competing for affiliates and customers who are attracted by sign-up bonuses and other incentives.

Existing and new competitors may also increase marketing spending, including to unprofitable levels, in an attempt to distort the online gambling market to build market share quickly. Some of our competitors have or will have significantly greater financial, technical, marketing and sales resources and may be able to respond more quickly to changes in customer needs. Additionally, these competitors may be able to devote a greater number of resources to the enhancement, promotion and sale of their games and gaming systems. Our future success is or will be dependent upon our ability to retain our current customers and to acquire new customers. Failure to do so could result in a Material Adverse Effect on our business, financial condition and results of operations.

We are exposed to exchange rate risks.

Foreign exchange risk arises when individual group entities enter into transactions denominated in a currency other than their functional currency. Our policy is, where possible, to allow our entities to settle liabilities denominated in their functional currency with the cash generated from their own operations in that currency. Where our entities have liabilities denominated in a currency other than their functional currency (and have insufficient reserves of that currency to settle them), cash already denominated in that currency will be transferred, where possible, from elsewhere within Bally’s. Apart from these particular cash flows, we aim to fund expenses and investments in the respective currency and to manage foreign exchange risk at a local level by matching the currency in which revenue is generated and expenses are incurred, as well as by matching the currency of our debt structure with the currency that cash is generated in. However, no assurance can be given that these policies will deliver all, or substantially all, of the expected benefits.

A vast majority of the revenues currently generated by Gamesys, our wholly owned Subsidiary, are from the UK and are conducted in British Pound Sterling (“GBP”) and are therefore susceptible to any movements in exchange rates between GBP and US Dollars (“USD”). Any exchange rate risk may materially adversely affect our business, financial condition and results of operations.

We will be reliant on effective payment processing services from a limited number of providers in each of the markets in which we operate.

The provision of convenient, trusted, fast and effective payment processing services to our customers and potential customers is critical to our business. If there is any deterioration in the quality of the payment processing services provided to these customers or any interruption to those services (including with respect to system intrusions, unauthorized access or manipulation), or if such services are only available at an increased cost to us or our customers or are terminated and no timely and comparable replacement services are found, our customers and potential customers may be deterred from using our products. In addition, our inability to secure payment processing services in markets into which we intend to expand may seriously impair our growth opportunities and strategies. Any of these occurrences may have a Material Adverse Effect on our business, financial condition and results of operations.

Furthermore, a limited number of banks and credit card companies process online gambling related payments as a matter of internal policy and any capacity to accept such payments may be limited by the regulatory regime of a given jurisdiction. The introduction of legislation or regulations restricting financial transactions with online gambling operators, other prohibitions or restrictions on the use of credit cards and other banking instruments for online gambling transactions may restrict our ability to accept payments from our customers. These restrictions may be imposed as a result of concerns related to fraud, payment processing, AML or other issues related to the provision of online gambling services. A number of issuing banks or credit card companies may from time to time reject payments to us that are attempted to be made by our customers. Should such restrictions and rejections become more prevalent, or any other restriction on payment processing be introduced, gambling activity by our customers could be adversely affected, which in turn could have a Material Adverse Effect on our business, financial condition and results of operations.

In addition, we are subject to the risk of credit card chargebacks, which may also result in possible penalties. A chargeback is a credit card originated deposit transaction to a player account with an operator that is later reversed or repudiated. The risk of such chargeback transactions is greater in respect of certain markets and certain payment methods. We recognize revenue upon the first loss of the player on amounts tendered, and any credit card chargebacks are then deducted from their revenues. Even though security measures are in place, high rates of credit card chargebacks could result in credit card associations levying additional costs and fines or withdrawing their service and could have a Material Adverse Effect on our business, financial condition and results of operations.

Our VLTs and table games hold percentages may fluctuate.

The gaming industry is characterized by an element of chance and our casino guests’ winnings depend on a variety of factors, some of which are beyond our control. In addition to the element of chance, hold percentages (the ratio of net win to total amount wagered) are affected by other factors, including players’ skill and experience, the mix of games played, the financial resources of players, the volume of bets placed and the amount of time played. The variability of our hold percentages has the potential to adversely affect our business, financial condition and results of operations.

Our profitability will be dependent, in part, on return to players.

The revenue from certain of our gaming products depends on the outcome of random number generators built into the gaming software running the games made available to customers. Return to player is measured by dividing the amount of real money won by players on a particular game by the total real money wagers over a particular period on that game. An increasing return to player may negatively affect revenue as it represents a larger amount of money being won by players. Return to player is driven by the overall random number generator outcome, the mechanics of different games and jackpot winnings. Each game utilizes a random number generating engine; however, generally the return to player fluctuates in the short-term based on large wins or jackpots or a large share of wagers made for higher-payout games. To the extent we are unable to set, or fail to obtain, a favorable return to player in our (or a third-party supplier’s) gambling software which maximizes revenue, it could have a Material Adverse Effect on our business, financial condition and results of operations.

The success, including win or hold rates, of existing or future sports betting and iGaming products depends on a variety of factors and is not completely controlled by us.

The sports betting and iGaming industries are characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of sports bet or iGame, on average, will win or lose in the long run. Net win is impacted by variations in the hold percentages, or actual outcomes, on our iGames and sports betting we offer to our users. We use the hold percentages as an indicator of an iGame’s or sports bet’s performance against its expected outcome. Although each iGame or sports bet generally performs within a defined statistical range of outcomes, actual outcomes may vary for any given period. In addition to the element of chance, win rates (hold percentages) may also (depending on the game involved) be affected by the spread of limits and factors that are beyond our control, such as a user’s skill, experience and behavior, the mix of games played, the financial resources of users, the volume of bets placed and the amount of time spent gambling. As a result of the variability in these factors, the actual win rates on our online iGames and sports bets may differ from the theoretical win rates we have estimated and could result in the winnings of our iGame’s or sports bet’s users exceeding those anticipated. The variability of win rates (hold rates) also have the potential to negatively impact our financial condition, results of operations and cash flows.

Our success also depends in part on our ability to anticipate and satisfy user preferences in a timely manner. As we will operate in a dynamic environment characterized by rapidly changing industry and legal standards, our products will be subject to changing consumer preferences that cannot be predicted with certainty. We will need to continually introduce new offerings and identify future product offerings that complement our existing platforms, respond to our users’ needs and improve and enhance our existing platforms to maintain or increase our user engagement and growth of our business. We may not be able to compete effectively unless our product selection keeps up with trends in the digital sports entertainment and gaming industries in which we compete, or trends in new gaming products.

We extend credit to a portion of our customers, and we may not be able to collect gaming receivables from our credit customers.

We conduct our Gaming Activities on a credit and cash basis at many of our properties. Any such credit we extend is unsecured. Table game players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than customers who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular period. We extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant impact on our results of operations if deemed uncollectible. Gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of the jurisdictions in which we allow play on a credit basis, and judgments on gaming debts in such jurisdictions are enforceable in all US states under the Full Faith and Credit Clause of the US Constitution; however, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the US of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from US courts are not binding on the courts of many foreign nations.

Declining popularity of games and changes in device preferences of players could have a negative effect on our business.

Revenue from online games tends to decline over time after reaching a peak of popularity and player usage. The speed of this decline is referred to as the decay rate of a game. As a result of this natural decline in the life cycle of our products, our business depends on our ability and the ability of our third-party partners to consistently and timely launch new games across multiple platforms and devices that achieve significant popularity. Our ability to successfully launch, sustain and expand games as applicable, largely will depend on our ability to, among other things: (1) anticipate and effectively respond to changing game player interests and preferences; (2) anticipate or respond to changes in the competitive landscape; (3) develop, sustain and expand games that are fun, interesting and compelling to play; (4) minimize launch delays and cost overruns on new games; (5) minimize downtime and other technical difficulties; (6) acquire leading technology and high quality personnel; and (7) comply with constraints on game design and/or functionality imposed by regulators. There is a risk that we may not launch any new games according to schedule, or that those games do not attract and retain a significant number of players, which could have a negative effect on our business, financial condition and results of operations.

Furthermore, more individuals are using non-PC/laptop devices to access the internet and versions of our technology developed for these devices may not be widely adopted by users of such devices. The number of people who access the internet through devices other than personal computers, including mobile telephones, tablets and television set-top devices, has increased over the past several years. If we are unable to attract and retain a substantial number of alternative device users to our gambling services or if we are slow to develop products and technologies that are more compatible with non-PC/laptop communications devices relative to our competitors, we may fail to capture a significant share of an increasingly important portion of the market for online gambling services.

In addition to offering popular new games, we must extend the life of the existing games which we make available to users, in particular the most successful games. While it is difficult to predict when revenues from any such existing games will begin to decline, for a game to remain popular, we must constantly enhance, expand or upgrade the relevant game with new features that players find attractive. There is a risk that we may not be successful in enhancing, expanding or upgrading our current games or any new games in the future and, in addition, regulators may introduce new rules that limit functionality within existing games. Should we not succeed in sufficiently offsetting the effects of declining popularity in the games we make available, this may have a Material Adverse Effect on our business, financial condition and results of operations.

The casino, hotel and hospitality industry is capital intensive and we may not be able to finance development, expansion and renovation projects, which could put us at a competitive disadvantage.

Our casino and hotel properties have an ongoing need for renovations and other capital improvements to remain competitive, including room refurbishments, amenity upgrades and replacement, from time to time, of furniture, fixtures and equipment. We may also need to make capital expenditures to comply with applicable laws and regulations. Construction projects, such as our construction of the permanent casino in Chicago, entail significant risks, which can substantially increase costs or delay completion of a project. Such risks include shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference and unanticipated cost increases. Most of these factors are beyond our control. In addition, difficulties or delays in obtaining any of the requisite licenses, permits or authorizations from regulatory authorities can increase the cost or delay the completion of an expansion or development. Significant budget overruns or delays with respect to expansion and development projects could adversely affect our business and results of operations.

Renovations and other capital improvements of casino properties in particular require significant capital expenditures. In addition, any such renovations and capital improvements usually generate little or no cash flow until the projects are completed. We may not be able to fund such projects solely from cash provided from operating activities. Consequently, we may have to rely upon the availability of debt or equity capital to fund renovations and capital improvements, and our ability to carry them out will be limited if we cannot obtain satisfactory debt or equity financing, which will depend on, among other things, market conditions. We cannot assure you that we will be able to obtain additional equity or debt financing on favorable terms or at all. Our failure to renovate and maintain gaming and entertainment venues from time to time may put us at a competitive disadvantage to gaming and entertainment venues offering more modern and better maintained facilities, which could adversely affect our business, financial condition and results of operations.

Our investments in the construction and building industry are subject to unique risks relating to regulatory changes and global economic conditions.

Companies in the construction and building sector are subject to many risks, including the negative impact of regulation, changing real estate market, a competitive marketplace and difficulty in obtaining financing. Any of these factors could materially and adversely affect our operations, or the operations of third parties we have engaged, in connection with the construction and building of our permanent resort and casino and, in turn, access to capital may be difficult or impossible for us to obtain.

We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions.

Our completed or any future acquisitions may not enhance our financial performance. Our ability to achieve the expected benefits of any acquisitions will depend on, among other things, our ability to effectively translate our strategies into revenue, our ability to retain and assimilate the acquired businesses’ employees, our ability to retain existing customers and suppliers on terms similar to, or better than, those in place with the acquired businesses, our ability to attract new customers, the adequacy of our implementation plans, our ability to maintain our financial and internal controls and systems as we expand our operations, the ability of our management to oversee and operate effectively the combined operations and our ability to achieve desired operating efficiencies and revenue goals. The integration of the businesses that we acquire might also cause us to incur costs that are unforeseen or that exceed our estimates, which would lower our future earnings and would prevent us from realizing the expected benefits of such acquisitions. In some cases, the services provided by the sellers are critical to the ongoing efficient operation of the properties and may involve costly payments from us to the provider of the services. If the provision of these services by the sellers is disrupted or given insufficient attention by the sellers, our ability to operate the properties may be negatively impacted until such time as we are able to take full control over the services. Moreover, we must pay the sellers for these services and the costs to us for these services may exceed our estimates and these expenses will negatively impact the results of operations of these properties during these transition periods. Failure to achieve the anticipated benefits of these acquisitions could result in decreases in the amount of expected revenues and diversion of management’s time and energy and could adversely affect our business, financial condition and operating results including, ultimately, a reduction in our stock price.

We face risks associated with growth and acquisitions.

As part of our business strategy, we regularly evaluate opportunities for growth through development of gaming operations in existing or new markets, through acquiring other gaming entertainment facilities or through redeveloping our existing gaming facilities. In the future, we may also pursue expansion opportunities, including joint ventures or partnerships, in jurisdictions where casino gaming is not currently permitted in order to be prepared to develop projects upon approval of casino gaming.

Although we only intend to engage in acquisitions that, if consummated, will be accretive to us and our stockholders, acquisitions require significant management attention and resources to integrate new properties, businesses and operations. Our ability to realize the anticipated benefits of acquisitions will depend, in part, on our ability to integrate the acquired businesses with our businesses. The combination of two independent companies is a complex, costly and time-consuming process. This process may disrupt the business of either or both of the companies and may not result in the full benefits expected. Potential difficulties we may encounter as part of the integration process that may negatively impact our earnings or otherwise adversely affect our business and financial results include, among other things, the following:

•        the inability to successfully incorporate acquired assets in a manner that permits us to achieve the full revenue increases, cost reductions and other benefits anticipated to result from any acquisitions;

•        complexities associated with managing the combined business, including difficulty addressing possible differences in cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•        the disruption of, or the loss of momentum in, each of our ongoing businesses;

•        inconsistencies in standards, controls, procedures and policies; and

•        potential unknown liabilities and unforeseen increased expenses associated with acquisitions.

Additionally, even if integration is successful, the overall integration of acquired assets and businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer and other business relationships and diversion of management attention. No assurance can be given that the acquired assets or businesses will generate any of the projected synergies and earnings growth, and the failure to realize such projected synergies and earnings growth may adversely affect our operating and financial results and derail any growth plans.

There can be no assurance that we will be able to identify, acquire, develop or profitably manage additional companies or operations or successfully integrate such companies or operations into our existing operations without substantial costs, delays or other problems. Additionally, there can be no assurance that we will receive gaming or other necessary licenses or approvals for new projects that we may pursue or that gaming will be approved in jurisdictions where it is not currently approved.

Ballot measures or other voter-approved initiatives to allow gaming in jurisdictions where gaming, or certain types of gaming (such as slots and sports wagering), was not previously permitted could be challenged, and, if such challenges are successful, these ballot measures or initiatives could be invalidated. Furthermore, there can be no assurance that there will not be similar or other challenges to legalized gaming in existing or current markets in which we may operate or have development plans, and successful challenges to legalized gaming could require us to abandon or substantially curtail our operations or development plans in those locations, which could have a Material Adverse Effect on our financial condition and results of operations.

There can be no assurance that we will not face similar challenges and difficulties with respect to new development projects, such as the permanent casino project in Chicago, or expansion efforts that we may undertake, which could result in significant sunk costs that we may not be able to fully recoup or that otherwise have a Material Adverse Effect on our financial condition and results of operations. We may not be able to obtain additional financing on acceptable terms or at all. To the extent that we seek to acquire other businesses in exchange for Company Common Stock, fluctuations in our stock price could adversely affect our ability to complete acquisitions.

We may not realize the anticipated benefits of existing or pending strategic alliances, joint ventures, acquisitions, divestitures or new business strategies.

We have invested in, formed strategic alliances with and announced proposed joint ventures with other companies, such as the RI Joint Venture, and we may expand those relationships or enter into similar relationships with additional companies which may require various state approvals which may or may not be granted. These initiatives are typically complex, and we may not be able to complete anticipated alliance or joint venture transactions, the anticipated benefits of these transactions may not be realized or the benefits may be delayed. For example, we may not successfully integrate an alliance or joint venture with our operations, including the implementation of our controls, systems, procedures and policies, or unforeseen expenses or liabilities may arise that were not discovered during due diligence prior to an investment or entry into a strategic alliance, or a misalignment of interests may develop between us and the other party. Further, to the extent we share ownership, control or management with another party in a joint venture, our ability to influence such joint venture may be limited, and we may be unable to prevent misconduct or implement our compliance or internal control systems. In addition, implementation of a new business strategy may lead to the disruption of our existing business operations, including distracting management from current operations. Results of operations from new activities may be lower than our existing activities, and, if a strategy is unsuccessful, we may not recoup our investments in that strategy. Failure to successfully and timely realize the anticipated benefits of these transactions or strategies could have an adverse effect on our financial condition or results of operations.

Our business depends, in part, on strategic relationships with third parties. Overreliance on certain third parties or our inability to extend existing relationships or agree to new relationships may cause unanticipated costs for us and impact our financial performance in the future.

We have entered into strategic partnerships with Sinclair, Inc. (“Sinclair”), MLB Professional Development Leagues, LLC, among others, and may enter into relationships with advertisers, casinos and other third parties in order to attract users to our platform. These relationships along with providers of online services, search engines, social media, directories and other websites and e-commerce businesses direct consumers to our platform. In addition, parties with whom we have advertising arrangements provide advertising services to other companies, including other fantasy sports and gaming platforms with which we compete. While we believe there are other third parties that could drive users to our platform, adding or transitioning to them may disrupt our business and increase our costs. For example, on September 13, 2024, we announced the decision to formally terminate our contractual agreement relating to the development of a Category 4 casino in College Township, Pennsylvania. In the event that any of our existing relationships or our future relationships fails to provide services to us in accordance with the terms of our arrangement, or at all, and we are not able to find suitable alternatives, this could impact our ability to attract consumers cost effectively and harm our business, financial condition and results of operations.

Our branded sites are heavily reliant on well-known brands owned by third parties.

We operate certain branded sites, including sites branded as Virgin Games, Double Bubble Bingo and Monopoly Casino. All such branded sites operated by us are reliant on the use of highly trusted and recognizable brands which are owned by third parties (the “Third Party Brands”). We operate the Third Party Brands pursuant to brand licensing arrangements with the relevant third party brand owner (the “Brand Owner”). We are contractually required to operate such branded sites in accordance with those brand licensing arrangements, and any material breach of those requirements may expose us to claims for breach of contract and/or may lead to the Brand Owner terminating or failing to renew the brand licensing arrangements. We own the player data in respect of such branded sites, and in the event that the brand licensing arrangements for any of such branded sites were to be terminated early or not renewed, then we would seek to migrate those players to a different gaming site operated by us. However, there is a risk that any replacement branded site offered by us may not successfully retain those players, and if we lose the right to use any of the Third Party Brands, our business, financial condition and results of operations may be materially adversely affected.

We are exposed to the risk that the reputation of the Third Party Brands may be adversely affected by the activities of third parties over whom we have no control. For example, we operate the Virgin Games site. The Virgin brand is used by a wide range of businesses. In the event that the reputation of the Virgin brand was to be adversely affected due to the actions of third parties, that may affect our business prospects.

Our online business model depends upon the continued compatibility between our apps and the major mobile operating systems and upon third-party platforms for the distribution of our product offerings, which depend on factors beyond our control such as the design of third-party operating systems and continued access to our apps on third party distribution platforms like the Apple App Store.

Our digital business is dependent on the interoperability of our technology with popular mobile operating systems, technologies, networks and standards as our users access our online betting and gaming product offerings primarily on mobile devices. As a result, our business model depends upon the continued compatibility between our app and the major mobile operating systems, such as the Android and iOS operating systems, and we rely upon third-party platforms for distribution of our product offerings. We do not have formal or informal relationships with parties that control design of mobile devices and operating systems and there can be no assurance that popular mobile devices will start or continue to support or feature our product offerings. Any changes, bugs, technical or regulatory issues in such operating systems, our relationships with mobile manufacturers and carriers, or in their terms of service or policies that degrade our offerings’ functionality, reduce or eliminate our ability to distribute our offerings, give preferential treatment to competitive products, limit our ability to deliver high quality offerings, or impose fees or other charges related to delivering our offerings, could adversely affect our product usage and monetization on mobile devices. In addition, if any of the third-party platforms used for distribution of our product offerings were to limit or disable the availability of our app or advertising on their platforms, our ability to generate revenue could be harmed. These changes could materially impact the way we do business, and if we are unable to adjust to those changes quickly and effectively, there could be an adverse effect on our business, financial condition, results of operations and prospects.

A majority of our land-based casinos are located on leased property. If we default on one or more leases, the applicable lessors could terminate the affected leases and we could lose possession of the affected casino.

We currently lease certain the land and improvements on which many of our properties are located. As a ground lessee, we have the right to use the leased land and improvements; however, we do not hold fee ownership of the underlying such land and improvements. Accordingly, we have no interest in the leased land or improvements thereon at the expiration of the ground leases. If our use of such real property interests of our casino properties is disrupted permanently or for a significant period of time, then the value of our assets could be impaired and our business and operations could be adversely affected. Our leases provide that they may be terminated for a number of reasons, including failure to pay rent, taxes or other payment obligations or the breach of other covenants contained in the leases. In particular, our leases with Gaming & Leisure Properties, Inc. (“GLPI”) require annual rent payments of $112.1 million in 2024, which is subject to escalation annually, and obligate us to make specified minimum capital expenditures with respect to the leased properties. In addition, in July 2024 we expanded our relationship with GLPI and entered into a binding term sheet providing for, generally, the sale-leaseback of the land on which we are constructing our permanent casino and resort in Chicago, Illinois, and the sale-leaseback of our real property interests in our casinos in Kansas City, Missouri, and Shreveport, Louisiana. This binding term sheet further provides for GLPI to fund up to $940 million of the hard costs to build our casino and resort in Chicago (the “Development Agreement”). If our business and properties fail to generate sufficient earnings, the payments required to service the rent obligations under our leases with GLPI and other lessors could materially and adversely limit our ability to react to changes in our business and make acquisitions and investments in our properties. If we were to default on any one or more of these leases, including the Development Agreement, the applicable lessors, or GLPI, as applicable, could terminate the affected agreements and we could lose possession of the affected land and any improvements on the land, including the hotels and casinos. Further, in the event that any lessor of our leased properties, including GLPI, encounters financial, operational, regulatory or other challenges, there can be no assurance that such lessor will be able to comply with its obligations under the applicable lease.

We entered into a lease with GLPI and could experience risks associated with the leased property, including risks relating to lease termination, inability to obtain a satisfactory lease extension, consents and approvals, charges and our relationship with the landlord, which could have a Material Adverse Effect on our business, financial position or results of operations.

On July 11, 2024, Bally’s entered into the GLPI Term Sheet with GLPI for a strategic construction and financing arrangement, including up to $940.0 million of funding for the construction of our permanent resort and casino. In connection therewith, GLPI entered into an agreement with the Oak Street Landlord to acquire the fee interest in the property on which we plan to develop our permanent Chicago resort and casino. Upon the Closing of such acquisition, the Oak Street Lease will be terminated, and we will enter into (a) a new ground lease with GLPI (the “GLPI Lease Agreement”) to lease such property and (b) a development agreement with GLPI (the “GLPI Development Agreement”) pursuant to which GLPI will commit to advance up to $940 million (the “GLPI Development Advances”) for the payment of hard costs used to construct our permanent Chicago resort and casino in exchange for increasing the amount of rent that we pay to GLPI under the GLPI Lease Agreement. The GLPI Lease Agreement will have a 15-year term followed by multiple renewal terms to be agreed between us and GLPI, and rent payable under the GLPI Lease Agreement will be (a) $20.0 million annually, subject to annual escalations to be set forth therein, plus (b) an annual amount equal to 8.5% of the GLPI Development Advances that GLPI advances to us. If GLPI is unable to acquire the fee interest in the property on which we plan to develop our permanent resort and casino on terms acceptable to GLPI, but obtains Oak Street Landlord’s consent to an assignment of our interest in the Oak Street Lease Agreement from us to GLPI, then we will assign our interest in the Oak Street Lease Agreement to GLPI if so elected by GLPI, and the terms of the GLPI Lease Agreement will be modified to the extent necessary to reflect that we will be subleasing (rather than leasing) such property from GLPI. In addition, the Company agreed in the GLPI Term Sheet to (a) sell and lease back the real property underlying Bally’s Kansas City and Bally’s Shreveport and (b) amend its contribution agreement with GLP with respect to Twin River Lincoln pursuant to which the Company (or its applicable Subsidiary) will sell and lease back the underlying real property, in each case, pursuant to a new master lease agreement (the “New Bally’s Master Lease Agreement”) with GLPI.

The terms and conditions of the GLPI Lease Agreement are expected to be substantially the same as that certain Master Lease, dated June 3, 2021 (the “Existing Bally’s Master Lease Agreement” and, together with the New Bally’s Master Lease Agreement, the “Bally’s Master Lease Agreements”), by and between Bally’s Management Group, LLC, an affiliate of the Company, and GLPI, except as modified by the terms set forth in the GLPI Term Sheet. GLPI will have the right to terminate the GLPI Lease Agreement upon any event of default under the GLPI Lease Agreement. Such events of default are expected to include, without limitation, a failure to pay amounts due after applicable notice and cure periods, certain bankruptcy or insolvency events, a cross-default with the GLPI Development Agreement and the failure to comply with a variety of covenants after applicable notice and cure periods, including those related to the development of our permanent resort and casino, repair and maintenance, alterations and insurance. In addition, the GLPI Lease Agreement will be amended to add a cross-default to the Bally’s Master Lease Agreements upon any refinancing, extension or majority amendment of Bally’s existing credit facilities.

There will also be certain restrictions on our ability to assign our interest in the GLPI Lease Agreement without having to obtain GLPI’s prior consent, including requirements for the transferee (or its parent company) to satisfy certain financial metrics and have a certain level of experience in operating or managing casinos.

GLPI’s obligation to make GLPI Development Advances under the GLPI Development Agreement will be subject to certain conditions, including the following: (a) we will have invested at least $560 million of equity into the development and construction of our permanent resort and casino since inception, (b) we will have unrestricted access to funds in an amount sufficient at the time of each GLPI Development Advance to complete the construction of our permanent resort and casino, (c) we will have assigned to GLPI and subleased back our interest in the Medinah lease agreement, (d) all of the definitive documents required by the GLPI Term Sheet will have been signed, or, if such definitive documents cannot be signed without regulatory approval required under applicable law and such regulatory approval is the sole condition precedent to the signing of such definitive documents, such definitive documents are in final form and have been submitted for regulatory approval, and (e) GLPI will have acquired the fee interest (or a leasehold interest in lieu thereof) in the property on which we plan to develop our permanent resort and casino on terms acceptable to GLPI. We will be obligated to construct and complete our permanent resort and casino in compliance with terms and conditions to be set forth in the GLPI Development Agreement, which are expected to be customary and reasonable for large scale multi-phase developments and are expected to include the satisfaction of to-be-specified development and construction milestones.

The GLPI Development Agreement will contain customary representations and covenants by us and will contain funding conditions in each case which are customary and reasonable for large scale multi-phase developments, including, without limitation, (a) GLPI’s reasonable approval of plans and specifications, the project budget (including amendments thereto and reallocations therein except those to be permitted under the GLP Development Agreement), the project schedule, the underlying construction and architect contracts, and all change orders (subject to exceptions to be set forth in the GLPI Development Agreement), (b) GLPI’s receipt of appropriate lien waivers, (c) budget balancing requirements, (d) retainage requirements, (e) the identification of a GLPI representative as “owners representative” under the construction contract, and (f) other customary conditions, all to be set forth in the GLPI Development Agreement. The GLPI Development Agreement will also contain defaults and remedies which are customary and reasonable for large scale multi-phase developments, including, without limitation, a cross-default with the GLPI Lease Agreement. We will not be permitted to assign, finance, transfer, pledge or encumber our interest in the GLP Development Agreement without GLPI’s prior written consent, whether or not any such assignment, financing, transfer, pledge or encumbrance is permitted with respect to the GLPI Lease Agreement, other than to a permitted leasehold mortgagee under the GLP Lease Agreement.

The terms and conditions of the GLPI Lease Agreement and the GLPI Development Agreement are subject to ongoing negotiations between us and GLPI, and no guarantees can be given that we will enter into the GLPI Lease Agreement or the GLPI Development Agreement on the terms described herein or at all.

Termination of any or all of the casino lease Agreements (including as a result of a default under the GLPI Development Agreement) would result in us losing some or all of our rights with respect to the applicable properties, could result in a default under the Host Community Agreement, and could have a Material Adverse Effect on our business, financial position or results of operations. In the event of a termination of any of the casino lease agreements (including as a result of a default under the GLPI Development Agreement), we may be required to transfer all personal property located at the applicable property to a designated successor, and we may not be adequately compensated for that personal property. Moreover, since as a lessee we do not completely control the land and improvements underlying our operations, the lessors could take certain actions to disrupt our rights in the properties leased under the casino lease agreements, which are beyond our control. If the lessors chose to disrupt our use either permanently or for a significant period of time, then the value of our assets could be impaired and our business and operations could be adversely affected. There can also be no assurance that we will be able to comply with our obligations under the casino lease agreements (including our obligations under the GLPI Development Agreement) in the future. In addition, if the lessors have financial, operational, regulatory or other challenges, there can be no assurance that the lessors will be able to comply with their obligations under the casino lease Agreements, including their obligations to provide us financing for the construction of our permanent resort and casino.

We rely on other third-party sports data providers for real-time and accurate data for sporting events, and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

We rely on third-party sports data providers to obtain accurate information regarding schedules, results, performance and outcomes of sporting events. We rely on this data to determine when and how sports bets are settled. We have experienced, and may continue to experience, errors in this data feed which may result in us incorrectly settling bets. If we cannot adequately resolve the issue with our users, our users may have a negative experience with our offerings, our brand or reputation may be negatively affected and our users may be less inclined to continue or resume utilizing our products or recommend our offerings to other potential users. As such, a failure or significant interruption in our service may harm our reputation, business and operating results.

Furthermore, if any of our sports data partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We conduct our business in an industry that is subject to high taxes and may be subject to higher taxes in the future.

In Gaming Jurisdictions in which we conduct our business, with the exception of Rhode Island, state and local governments raise considerable revenues from taxes based on casino revenues and operations. In Rhode Island, the state takes all of the gaming win that comes into our Rhode Island operations and then pays us a percentage of the gaming win. We also pay property taxes, occupancy taxes, sales and use taxes, payroll taxes, franchise taxes and income taxes. Our profitability will depend on generating enough revenues to cover variable expenses, such as payroll and marketing, as well as largely fixed expenses, such as property taxes and interest expense. From time to time, state and local governments have increased gaming taxes and such increases could significantly impact the profitability of our gaming operations.

Our operations in other states are generally subject to significant revenue-based taxes and fees in addition to normal federal, state and local income taxes, and such taxes and fees are subject to increase at any time. In addition, from time to time, federal, state and local legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. Further, worsening economic conditions could intensify the efforts of applicable state and local governments to raise revenues through increases in gaming taxes and/or property taxes. It is not possible to determine with certainty the likelihood of changes in tax laws in these jurisdictions or in the administration of such laws. Such changes, if adopted, could adversely affect our business, financial condition and results of operations. The large number of state and local governments with significant current or projected budget deficits makes it more likely that those governments that currently permit gaming will seek to fund such deficits with new or increased gaming taxes and/or property taxes and worsening economic conditions could intensify those efforts. Any material increase, or the adoption of additional taxes or fees, could adversely affect our future financial results.

There can be no assurance that governments in jurisdictions in which we conduct our business, or the federal government, will not enact legislation that increases gaming tax rates. General economic pressures have the potential to reduce revenues of state governments from traditional tax sources, which may cause state legislatures or the federal government to be more inclined to increase gaming tax rates.

We are largely dependent on the skill and experience of management and key personnel.

We expect to experience strong competition in hiring and retaining qualified property and corporate management personnel, including competition from Native American gaming facilities that are not subject to the same taxation regimes as we are and, therefore, may be willing and able to pay higher rates of compensation. From time to time, a number of vacancies in key corporate and property management positions can be expected. If we are unable to successfully recruit and retain qualified management personnel at our facilities or at the corporate level, our results of operations could be adversely affected.

In addition, our officers, directors and key employees are required to file applications with the gaming authorities in each of the jurisdictions in which we conduct our business and are required to be licensed or found suitable by these gaming authorities. If the gaming authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. Furthermore, the gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications. Either result could significantly impair our operations. The time and effort needed to successfully complete the application process could impact our ability to attract, hire and retain top talent.

We are subject to risks associated with labor relations, labor costs and labor disruptions.

We are subject to the costs and risks generally associated with labor disputes and organizing activities related to unionized labor. From time to time, our operations may be disrupted by strikes, public demonstrations or other coordinated actions and publicity. We may incur increased legal costs and indirect labor costs as a result of contractual disputes, negotiations or other labor-related disruptions.

Most of our employees in Rhode Island, Nevada and New Jersey are represented by a labor union and are subject to collective bargaining agreements with us. As of December 31, 2023, we had 32 collective bargaining agreements covering 3,040 employees. Our collective bargaining agreements generally have three-or-five-year terms. There can be no assurance that we will be able to extend or enter into replacement agreements. If we are able to extend or enter into replacement agreements, there can be no assurance as to whether the terms will be on comparable terms to the existing agreements. We may also face organizing activities that could result in additional employees becoming unionized. Furthermore, labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses and legal costs thereby affecting our profitability or interfering with the ability of our management to focus on executing our business strategies, and could impose limitations on our ability to reduce the size of our workforce during an economic downturn, which could put us at a competitive disadvantage.

Our obligation to fund multi-employer defined benefit pension plans to which we are a party may adversely affect us.

We must contribute to a number of multi-employer defined benefit pension plans under the terms of collective-bargaining agreements that cover certain union-represented employees. The risks of participating in these multi-employer plans are different from single-employer plans in the following aspects:

•        assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers;

•        if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers; and

•        if we choose to stop participating in some of our multi-employer plans, we may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

In addition, the funding obligations for our pension plans will be impacted by the performance of the financial markets, particularly the equity markets and interest rates. Funding obligations are determined by government regulations and are measured each year based on the value of assets and liabilities on a specific date. If the financial markets do not provide the long-term returns that are expected, we could be required to make larger contributions. The equity markets can be very volatile, and, therefore, our estimate of future contribution requirements can change dramatically in relatively short periods of time. Similarly, changes in interest rates and legislation enacted by governmental authorities can impact the timing and amounts of contribution requirements. An adverse change in the funded status of the plans could significantly increase our required contributions in the future and adversely impact our liquidity.

We may incur impairments to goodwill, indefinite-lived intangible assets or long-lived assets.

We monitor the recoverability of our long-lived assets, such as buildings, and evaluate their carrying value for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. We annually review goodwill to determine if impairment has occurred. Additionally, interim reviews are performed whenever events or changes in circumstances indicate that impairment may have occurred. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value and fair value of the long-lived assets or the carrying value and fair value of the reporting unit, in the period the determination is made. The testing of long-lived assets and goodwill for impairment requires us to make estimates that are subject to significant assumptions about our future revenue, profitability, cash flows, fair value of assets and liabilities, weighted average cost of capital, as well as other assumptions. Changes in these estimates, or changes in actual performance compared with these estimates, may affect the fair value of long-lived assets or reporting unit, which may result in an impairment charge.

We cannot accurately predict the amount or timing of any impairment of assets. Should the value of long-lived assets or goodwill become impaired, our financial condition and results of operations may be adversely affected.

Our operations have historically been subject to seasonal variations and quarterly fluctuations in operating results, and we can expect to experience such variations and fluctuations in the future.

Casino, hotel and racing operations in our markets are subject to seasonal variation. Seasonal weather conditions can frequently adversely affect transportation routes to each of our properties and may cause snowfall, flooding and other effects that result in the closure of our properties. In addition, our sports betting business may experience seasonality based on the relative popularity of certain sports at different parts of the year. As a result, unfavorable seasonal conditions could have a Material Adverse Effect on our business, financial condition and results of operations.

Expectations relating to environmental, social and governance considerations expose us to potential liabilities, reputational harm and other unforeseen adverse effects on our business.

Many governments, regulators, investors, employees, customers and other stakeholders are increasingly focused on environmental, social and governance considerations relating to businesses, including climate change and greenhouse gas emissions, human capital and diversity, equity and inclusion. We make statements about our environmental, social and governance goals and initiatives through information provided on our website, press statements and other communications. Responding to these environmental, social and governance considerations and implementation of these goals and initiatives involves risks and uncertainties and requires ongoing investments. The success of our goals and initiatives may be impacted by factors that are outside our control. In addition, some stakeholders may disagree with our goals and initiatives and the focus and views of stakeholders may change and evolve over time and vary depending on the jurisdictions in which we operate. Any failure, or perceived failure, by us to achieve our goals, further our initiatives, adhere to our public statements, comply with federal, state or international environmental, social and governance laws and regulations, or meet evolving and varied stakeholder expectations and views could materially adversely affect our business, financial condition and results of operations.

Our insurance and self-insurance programs may not be adequate to cover future claims.

Although we maintain insurance that we believe is customary and appropriate for our business, we cannot assure that such insurance programs will be available or adequate to cover all losses and damage to which our business or our assets might be subjected. We use a combination of insurance and self-insurance to provide for potential liabilities, including employee healthcare benefits, up to certain stop-loss amounts which limit our exposure above the amounts we have self-insured. We estimate the liabilities and required reserves associated with the risks we retain. Any such estimates and actuarial projection of losses is subject to a considerable degree of variability. If actual losses incurred are greater than those anticipated, our reserves may be insufficient and additional costs could be recorded in our consolidated financial statements. If we suffer a substantial loss that exceeds our self-insurance reserves, and any excess insurance coverage, the loss and attendant expenses could harm our business, financial condition or results of operations. The lack of adequate insurance for certain types or levels of risk could expose us to significant losses in the event that a catastrophe occurred for which we are uninsured or underinsured. Any losses we incur that are not adequately covered by insurance may decrease our future operating income, require us to find replacements or repairs for destroyed property and reduce the funds available for payments of our obligations. We renew our insurance policies on an annual basis. The cost of coverage may become so high that we may need to further reduce our policy limits, further increase our deductibles or agree to certain exclusions from our coverage.

Our results of operations and financial condition could be adversely affected by the occurrence of natural disasters, such as hurricanes, or other catastrophic events, including war, terrorism and public health crises such as the COVID-19 pandemic.

Natural disasters, such as major hurricanes, typhoons, tornados, floods, fires and earthquakes, could adversely affect our business and operating results. Hurricanes are common in the areas in which our Mississippi and Louisiana properties are located, and the severity of such natural disasters is unpredictable.

Catastrophic events, such as terrorist attacks and global and regional conflicts (e.g., the war in Ukraine and conflict in the Middle East), have had a negative effect on travel and leisure expenditures, including lodging, gaming (in some jurisdictions) and tourism. We cannot accurately predict the extent to which such events may affect us, directly or indirectly, in the future.

Public health crises may also significantly impact our business. For example, the global spread of the COVID-19 pandemic, which began in early 2020, resulted in governments, public institutions and other organizations imposing or recommending, and businesses and individuals implementing, restrictions on various activities or other actions to combat its spread, such as restrictions and bans on travel or transportation, stay-at-home directives, requirements that individuals wear masks or other face coverings, limitations on the size of gatherings, closures of work facilities, schools, public buildings and businesses, cancellation of events, including sporting events, concerts, conferences and meetings and quarantines and lock-downs. The pandemic and its consequences dramatically reduced travel and demand for hotel rooms and other casino resort amenities, which had a negative impact on our results in 2020 and 2021. No assurance can be given that a resurgence of future COVID-19 variants or future pandemics will not cause similar disruptions that existed in 2020 and 2021.

There can be no assurance that we will be able to obtain or choose to purchase any insurance coverage with respect to occurrences of catastrophic events, such as those described above. If there is a prolonged disruption at our facilities due to natural disasters, terrorist attacks, wars, public health crises or other catastrophic events, our results of operations and financial condition would be adversely affected.

Risk Relating to Bally’s Compliance, Regulatory and Legal Matters

We are subject to extensive laws, regulation and licensing, and gaming authorities have significant control over our operations, which could have an adverse effect on our business.

Our ownership and operation of casino gaming, horse racing facilities, sports betting, VLTs and online offerings are subject to extensive regulation, and regulatory authorities have broad powers with respect to the licensing of these businesses, and may revoke, suspend, condition, fail to renew or limit our gaming or other licenses, impose substantial fines and take other actions, each of which poses a significant risk to our business, results of operations and financial condition. We currently hold all licenses and other approvals necessary to conduct our present operations but must periodically apply to renew many of these licenses other approvals and have the suitability of certain of our directors, officers and employees renewed. There can be no assurance that we will be able to obtain such renewals or that we will be able to obtain future licenses and other approvals that would allow us to expand our gaming operations. Any failure to maintain or renew existing licenses and other approvals would have a Material Adverse Effect on us. As we expand our gaming operations in our existing jurisdictions or to new areas, we may have to meet additional suitability requirements and obtain additional licenses and other approvals from gaming authorities in these jurisdictions. The approval process can be time-consuming and costly and we cannot be sure that we will be successful. In addition, the loss of a license or other approval in one jurisdiction could trigger the loss of a license or other approval or affect our eligibility for licenses in other jurisdictions. Furthermore, if additional Gaming Laws or regulations are adopted in jurisdictions where we operate, these regulations could impose additional restrictions or costs that could have a significant adverse effect on us.

Gaming authorities can generally require that any beneficial owner of our securities file an application for a finding of suitability. If a gaming authority requires a record or beneficial owner of our securities to file a suitability application, the owner must generally apply for a finding of suitability within 30 days or at an earlier time prescribed by the gaming authority. The gaming authority has the power to investigate such an owner’s suitability and the owner must pay all costs of the investigation. If the owner is found unsuitable, then the owner may be required by law to dispose of our securities.

Our officers, directors and key employees are also subject to a variety of regulatory requirements and various licensing and other approval procedures in the various jurisdictions in which we operate. If any applicable gaming authority were to find any of our officers, directors or key employees unsuitable for licensing or other approval or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. Furthermore, the applicable gaming authority may require us to terminate the employment of any person who refuses to file appropriate applications. Either result could adversely affect our gaming operations.

Applicable Gaming Laws and regulations may restrict our ability to issue certain securities, incur debt and undertake other financing activities. Such transactions would generally require notice and/or approval of applicable gaming authorities, and our financing counterparties, including lenders, might be subject to various licensing and other approval procedures in the various jurisdictions in which we conduct gaming operations. Applicable Gaming Laws further limit our ability to engage in certain competitive activities and impose requirements relating to the composition of our Board and senior management personnel.

We are subject to numerous laws that may expose us to liabilities or have a significant adverse impact on our operations. Changes to any such laws could have a Material Adverse Effect on our operations and financial condition.

Our business is also subject to a variety of non-Gaming Laws, rules, regulations, and ordinances. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, currency transactions, taxation, anti-money laundering measures, vulnerable customer protections, data privacy, zoning and building codes, marketing, advertising and game design. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes to any of the laws, rules, regulations or ordinances to which we are subject, new laws or regulations or material differences in interpretations by courts or governmental authorities could have an adverse effect on our business, financial condition and results of operations.

Many of our employees, especially those that interact with our customers, receive a base salary or wage that is established by applicable laws that establish a minimum hourly wage that is, in turn, supplemented through tips and gratuities from customers. From time to time, lawmakers have increased the minimum wage. It is difficult to predict when such increases may take place. Any such change to the minimum wage could have a Material Adverse Effect on our business, financial condition and results of operations.

The sale of alcoholic beverages is a highly regulated and taxed business. In the US, federal, state and local laws and regulations govern the production and distribution of alcoholic beverages, including permitting, licensing, trade practices, labeling, advertising, marketing, distributor relationships and related matters. Federal, state and local governmental entities also levy various taxes, license fees and other similar charges and may require bonds to ensure compliance with applicable laws and regulations. Failure to comply with applicable federal, state or local laws and regulations could result in higher taxes, penalties, fees and suspension or revocation of permits, licenses or approvals and could have a Material Adverse Effect on our business, financial condition and results of operations. From time to time, local and state lawmakers, as well as special interest groups, have proposed legislation that would increase the federal and/or state excise tax on alcoholic beverages or certain types of alcoholic beverages. If federal or state excise taxes are increased, we may have to raise prices to maintain our current profit margins. Higher taxes may reduce overall demand for alcoholic beverages, thus negatively impacting sales of our alcoholic beverages at our properties. Further federal or state regulation may be forthcoming that could further restrict the distribution and sale of alcohol products. Any material increases in taxes or fees or the adoption of additional taxes, fees or regulations could have a Material Adverse Effect on our business, financial condition and results of operations.

Legislation in various forms to ban or substantially curtail indoor tobacco smoking in public places have been enacted or introduced in many jurisdictions, including some of the jurisdictions in which we operate. We believe these smoking restrictions can significantly impact business volumes. If additional smoking restrictions are enacted within jurisdictions where we operate or seek to do business, our financial condition, results of operations and cash flows could be adversely affected.

In addition, each restaurant we operate must obtain a food service license from local authorities. Failure to comply with such regulations could cause our licenses to be revoked or our related restaurant business or businesses to be forced to cease operations. Moreover, state liquor laws may prevent the expansion of restaurant operations into certain markets.

Failure to comply with the terms of the Regulatory Agreement could result in a breach and could harm our business.

We are currently a party to the Rhode Island Regulatory Agreement. The Regulatory Agreement imposes certain affirmative and negative covenants on us. For more detail on the Regulatory Agreement see the section entitled “Governmental Gaming Regulation” in “Item I. Business” of this Annual Report on Form 10-K. A failure to comply with the provisions in the Regulatory Agreement could subject us to injunctive or monetary relief, payments to the Rhode Island regulatory agencies and ultimately the revocation or suspension of our licenses to operate in Rhode Island. Any such remedy could adversely affect our business, financial condition and results of operations. Among other things, the Regulatory Agreement prohibits us and our Subsidiaries from owning, operating, managing or providing gaming specific goods and services in Massachusetts (other than online sports wagering), Connecticut or New Hampshire, which may adversely affect our growth and market opportunity in those states.

We are subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

We are subject to various environmental laws and regulations that govern activities that may have adverse environmental effects, such as discharges to air and water, as well as the management and disposal of solid, animal and hazardous wastes and exposure to hazardous materials. These laws and regulations, which are complex and subject to change, include US Environmental Protection Agency regulations. In addition, our horse racing facility in Colorado is subject to state laws and regulations that address the impacts of manure and wastewater generated by concentrated animal feeding operations (“CAFO”) on water quality, including storm water discharges. CAFO regulations include permit requirements and water quality discharge standards. Enforcement of CAFO regulations has been receiving increased governmental attention. Compliance with these and other environmental laws can, in some circumstances, require significant capital expenditures. For example, we may incur future costs under existing and new laws and regulations pertaining to storm water and wastewater management at our racetracks. Moreover, violations can result in significant penalties and, in some instances, interruption or cessation of operations.

We are also subject to laws and regulations that create liability and cleanup responsibility for releases of regulated materials into the environment. Certain of these laws and regulations impose strict, and under certain circumstances joint and several, liability on the current or previous owner or operator of property for the costs of remediating regulated materials on or emanating from our property. The costs of investigation, remediation or removal of those substances may be substantial. The presence of, or failure to remediate properly, such materials may adversely affect the ability to sell or rent such property or to borrow funds using such property as collateral. Additionally, as an owner or manager of real property, we could be subject to claims by third parties based on damages and costs resulting from environmental contamination at or emanating from third-party sites. These laws typically impose clean-up responsibility and liability without regard to whether the owner or manager knew of or caused the presence of the contaminants and the liability under those laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. In addition, environmental requirements address the impacts of development on wetlands.

The possibility exists that contamination, as yet unknown, may exist on our properties. There can be no assurance that we will not incur expenditures for environmental investigations or remediation in the future.

We are or may become involved in Legal Proceedings that, if adversely adjudicated or settled, could impact our business and financial condition.

From time to time, we are named in lawsuits or other Legal Proceedings relating to our businesses. In particular, the nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, stockholders, competitors, business partners and others in the ordinary course of business. As with all Legal Proceedings, no assurance can be given as to the outcome of these matters. Moreover, Legal Proceedings can be expensive and time consuming, and we may not be successful in defending or prosecuting these lawsuits, which could result in settlements or damages that could adversely affect our business, financial condition and results of operations.

We or certain third parties that we rely on may fail to establish and maintain effective and compliant anti-money laundering (“AML”), counter terrorism financing, safer gambling, fraud detection, risk management and other regulatory policies, procedures and controls.

We handle significant amounts of cash in our operations and are subject to various reporting and AML laws and regulations. Recently, US governmental authorities and the British gambling regulator, the Gambling Commission of Great Britain (the “GCGB”), have evidenced an increased focus on compliance with AML laws and regulations in the gaming industry. Any violation of AML laws or regulations could have a Material Adverse Effect on our business, financial condition and results of operations. Internal control policies and procedures and employee training and compliance programs that we have implemented to deter prohibited practices may not be effective in prohibiting our customers, employees, contractors or agents from violating or circumventing our policies and the law. If we or our employees or agents fail to comply with applicable laws or our policies governing our operations, we may face investigations, prosecutions and other Legal Proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions. Any such government investigations, prosecutions or other Legal Proceedings or actions could have a Material Adverse Effect on our business, financial condition and results of operations.

The regulatory framework which governs our business, and its interpretation, may be subject to change which we may fail to anticipate and/or respond to.

Online gambling operators licensed in the UK and other jurisdictions are obliged to establish and maintain compliant AML, anti-terrorism, safer gambling, fraud detection, risk management and other regulatory policies, procedures and controls to mitigate and effectively manage these risks. In the event that they fail to do so, they may be subject to enforcement action by gambling regulators or other governmental agencies or private action by affected third parties. In the event of a breach, a range of sanctions may be imposed, including financial penalties or regulatory settlements, public warnings, the imposition of special operating conditions or license conditions and the suspension or revocation of gambling licenses.

In addition, there is a risk that increased safer gambling and AML regulatory measures in the UK will prove to be challenging for us. For example, our highest value customers may be unwilling to provide the additional information and/or documentation required by us in the UK to ascertain their sources of wealth, the affordability of their leisure spending with us or their risk of gambling related harm or vulnerability, and to continue to verify such information.

We hold licenses issued by the GCGB. The holders of such licenses are bound to meet stringent compliance requirements relating to matters such as AML, safer gambling, data protection, advertising and consumer rights issues. Compliance with such requirements is incorporated into the relevant licenses as a licensing condition (or similar) with a corresponding requirement for us to comply with various requirements. In September 2022, the GCGB began the implementation of updated social responsibility licensing conditions. All licensees must now have in place effective systems and processes to monitor customer activity to identify harm or potential harm associated with gambling, from the point when an account is opened. The indicators licensees must use to identify harm or potential harm associated with gambling include customer spend, patterns of spend, time spent gambling, gambling behavior indicators, customer-led contact, use of gambling management tools and account indicators. These requirements may significantly impact our business if we are unable to establish the affordability of customers on the basis of available evidence and/or because customers are unwilling to provide the information requested.

The failure by any third-party providers or any relevant entity within the Company to establish and maintain effective and compliant AML, counter terrorism, anti-bribery, fraud detection, regulatory compliance and risk management processes may have a Material Adverse Effect on our business, financial condition and results of operations.

In carrying out its functions, the GCGB is under a statutory duty to ensure that license holders are operating their businesses in ways that are reasonably consistent with the licensing objectives set out in the Gambling Act 2005 (currently the primary legislation governing the licensing and regulation of gambling in Great Britain) (the “Gambling Act”), which are: (1) preventing gambling from being a source of (or associated with) crime or disorder, or being used to support crime; (2) ensuring that gambling is conducted in a fair and open way; and (3) protecting children and other vulnerable people from being harmed or exploited by gambling.

While the objectives of regulation may remain largely stable, the methods that operators are required to employ to meet those objectives, and the interpretation of those objections by the regulator, are in a state of constant evolution and development. We must respond adequately to the challenges this presents. If we are found to be in breach of our obligation to comply with such licensing requirements, then the GCGB may impose a financial penalty on us or impose other sanctions, including removing or imposing conditions on the relevant gambling licenses. Such action could have a Material Adverse Effect on our financial performance.

New legislation governing the online gaming industry may be introduced in the UK which limits or restricts our operating model in that market.

In December 2020, the UK government commenced a review of the Gambling Act. As a result of this review, in April 2023, the UK government issued proposals to amend the Gambling Act, and these proposals are subject to a series of public consultations. The UK government proposals are structured around six main themes: (1) online player protections regarding players and products; (2) marketing and advertising; (3) the powers of the GCGB; (4) dispute resolution and consumer redress; (5) children and young adults; and (6) land-based gambling. There is a risk that the introduction of more stringent, safer gambling and/or AML regulatory measures in the UK may prove operationally onerous for us. Moreover, the potential for the introduction of stake, speed and prize limits and the introduction of deposit, loss and spend limits may operate to impact our financial performance and reduce the long-term growth opportunities for us in the UK.

Our business is subject to a variety of US and foreign laws, many of which are unsettled and still developing, and which could subject us to claims or otherwise harm our business across jurisdictions. Any change in existing regulations or their interpretation, or the regulatory or prosecutorial climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a Material Adverse Effect on our financial condition and results of operations.

We are generally subject to laws and regulations relating to iGaming in the jurisdictions in which we conduct business, as well as the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary by jurisdiction, and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. Some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming, while others have taken the position that online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable that to happen. The regulatory environment in any particular jurisdiction may change in the future and any such change could have a Material Adverse Effect on our results of operations.

Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our operations and financial results. Governmental authorities could view us as having violated local laws, despite our efforts to obtain all applicable licenses or approvals. There is also risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors in the iGaming industry. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon our licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a Material Adverse Effect on our business, financial condition and results of operations, as well as impact our reputation.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of iGaming (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a Material Adverse Effect on our business, financial condition and results of operations, either as a result of our determination that a jurisdiction should be blocked or because a local license or approval may be costly for us or our business partners to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.

Our growth prospects depend on the legal status of real money gaming in various jurisdictions and legalization may not occur in as many jurisdictions as we expect, or may occur at a slower pace than we anticipate. Additionally, even if jurisdictions legalize real money gaming, this may be accompanied by legislative or regulatory restrictions and/or taxes that make it impracticable or less attractive to operate in those jurisdictions, or the process of implementing regulations or securing the necessary licenses to operate in a particular jurisdiction may take longer than we anticipate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.

Several jurisdictions have legalized or are currently evaluating the legalization of real money gaming, and our business, financial condition, results of operations and business prospects are significantly dependent upon the status of legalization in these jurisdictions. Our business plan is partially based upon the legalization of real money gaming in additional jurisdictions and the legalization may not occur as anticipated. Additionally, if a large number of additional jurisdictions enact real money gaming legislation and we are unable to obtain, or are otherwise delayed in obtaining, the necessary licenses to operate iGaming websites in jurisdictions where such games are legalized, our future growth in iGaming could be materially impaired.

As we enter new jurisdictions, governments may legalize real money gaming in a manner that is unfavorable to us. As a result, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new opportunity. Jurisdictions also impose substantial tax rates on iGaming revenue. Tax rates, whether federal- or state-based, that are higher than we expect will make it more costly and less desirable for us to launch in a given jurisdiction, while tax increases in any of our existing jurisdictions may adversely impact profitability.

Therefore, even in cases in which a jurisdiction purports to license and regulate iGaming, the licensing and regulatory regimes can vary considerably in terms of business-friendliness, and at times may be intended to provide incumbent operators with advantages over new licensees. Therefore, some “liberalized” regulatory regimes are considerably more economically viable than others.

We derive meaningful revenues from players located in jurisdictions in which we do not hold a license.

In certain jurisdictions, online gambling is either not regulated at all, is subject to very limited regulation or its legality is unclear. These jurisdictions are commonly referred to in the gaming industry as “unregulated jurisdictions.” Certain of our products are made available to players in unregulated jurisdictions, on either a B2B or B2C basis. The relevant transactions in such unregulated jurisdictions and the associated player relationships that underpin them are generally regulated in either Malta or Gibraltar which use “point of supply” gambling regimes. We and our commercial partners hold point-of-supply licenses in Malta and Gibraltar. Therefore, such transactions are in fact heavily regulated but are not themselves regulated in the jurisdiction within which the player is ultimately located.

Operators within the online gambling industry, including Bally’s, have commonly taken a risk-based approach when supplying their online gambling services into jurisdictions in which it is not possible to obtain a gambling license. In these circumstances, online gambling operators may justify their remote supply of gambling services for a number of reasons, including a “country of origin” basis which asserts that it is lawful to supply online gambling services remotely from a jurisdiction in which a gambling license is held in another jurisdiction, unless there is something within the laws of that second jurisdiction that explicitly outlaws such provision and explicitly applies to such inward supply emanating from outside its borders. An example of this is Japan where we offer products on a B2B basis to a third party. Japan has been a focus of our International Interactive segment and has yet to introduce its own licensing regime applicable to our business.

There is a risk that such jurisdictions may enact regulations relating to online real money gaming and that we may be required to register our activities or obtain licenses (or obtain further registrations or licenses, as applicable), pay taxes, royalties or fees or that the operation of online gambling businesses in such jurisdictions may be prohibited entirely. The implementation of additional licensing or regulatory requirements, prohibitions or payments in such jurisdictions could have an adverse effect on the viability of our revenue, operations, business or financial performance. Where we or our partners fail to obtain the necessary registrations or licenses, make the necessary payments or operate in a jurisdiction where online gambling is deemed to be or becomes prohibited, we or our partners may be subject to investigation, penalties or sanctions or forced to discontinue operations entirely in relation to that jurisdiction. Any such actions may also have an adverse impact on the way our regulators regulate us in the jurisdictions in which we hold licenses.

Certain of our technology providers, payment processing partners or other suppliers of content or services (collectively, “Infrastructure Services”) may cease to provide, or limit the availability of, such Infrastructure Services to the extent we derive revenue from, or makes such Infrastructure Services available to customers in, unregulated jurisdictions. There is no assurance that we would be able to identify suitable or economical replacements if such Infrastructure Services become unavailable.

There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities, incumbent monopoly providers or private individuals, could be initiated against us or providers of our Infrastructure Services in unregulated jurisdictions. Such potential proceedings could assert that online gambling services have not been lawfully supplied into the domestic market and could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed on us or our business partners and may divert the attention of our key executives. If we become subject to any such investigations, proceedings and/or penalties in one jurisdiction, this may lead to investigations, proceedings and/or penalties arising in other jurisdictions in which we operate and/or hold a license. Such investigations, proceedings and/or penalties could have a Material Adverse Effect on our business, financial condition and results of operations, as well as our reputation. We derive meaningful revenues from players located in jurisdictions in which a license from that jurisdiction is not available.

Our substantial activities in foreign jurisdictions may be affected by factors outside of our control.

A portion of our operations are conducted in non-US jurisdictions. As such, our operations may be adversely affected by changes in foreign government policies and legislation (including gambling legislation) or social instability and other factors that are not within our control, including renegotiation or nullification of existing contracts or licenses, changes in gambling policies, regulatory requirements or the personnel administering them, currency fluctuations and devaluations, exchange controls, economic sanctions, tax increases, retroactive tax claims, changes in taxation policies, risk of terrorist activities, revolution, border disputes, implementation of tariffs and other trade barriers and protectionist practices, volatility of financial markets and fluctuations in foreign exchange rates, difficulties in the protection of Intellectual Property, labor disputes and other risks arising out of foreign governmental sovereignty over the areas in which operations are conducted. Our operations may also be adversely affected by laws and policies of such foreign jurisdictions affecting foreign trade, taxation and investment. Accordingly, our activities in foreign jurisdictions could be substantially affected by factors beyond our control, any of which could have a Material Adverse Effect on our business, financial condition and results of operations.

In the event of a dispute arising in connection with operations in a foreign jurisdiction where we conduct business, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdictions of the courts of the US or enforcing US judgments in such other jurisdictions. We may also be hindered or prevented from enforcing their rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

We may also enter into agreements and conduct activities outside of the jurisdictions in which we currently carry on business, which expansion may present challenges and risks as a result of the factors described above that we have not faced in the past, any of which could have a Material Adverse Effect on our business, financial condition and results of operations.

The UK’s withdrawal from the European Union (the “EU”) and the wider political climate may have a negative effect on global economic conditions, financial markets and our business, financial condition and results of operations.

We are a multinational group with worldwide operations, including material revenues derived from the UK. The UK formally left the EU on January 31, 2020 (“Brexit”). The medium- and long-term consequences of Brexit may result in significant economic, political and social instability, not only in the UK and Europe, but across the globe generally. In particular, this has contributed to volatility in the value of GBP, which may affect our profitability.

Despite a new free trade agreement between the UK and the EU, lack of clarity about future UK laws and regulations as the UK determines which EU laws to replace or maintain, including financial laws and regulations, tax and free trade agreements, Intellectual Property Rights, supply chain logistics, environmental, health and safety laws and regulations, immigration laws and employment laws, could decrease foreign direct investment in the UK, increase costs, depress economic activity and restrict our access to capital and impact revenues. In particular, Brexit may lead to material changes to the regulatory regimes that would be applicable to our operations in the UK in the future. This could increase our compliance and operating costs and have a Material Adverse Effect on our business, financial condition and results of operations.

Further economic, political and social instability may also result from the Scottish public voting for Scotland to leave the UK, even if such vote has no legal effect absent formal approval from the UK government. The implications of any vote in favor of independence are uncertain, but could still be wide-ranging (for instance, in affecting the value of GBP, global markets and the ongoing relationship between Scotland and the rest of the UK and, potentially, the introduction of a discrete gambling regulatory regime in Scotland). Any of these factors could have a Material Adverse Effect on our business, financial condition and results of operations.

Our activities are affected by the General Data Protection Regulation, as implemented in each of the UK and the EU (collectively, “GDPR”).

We are required to comply with the GDPR to the extent that we either: (1) have customers located in the UK and the EU or (2) conduct the processing of personal data in the UK and the EU. The impact of the GDPR is of particular relevance to our marketing activities and information technology security systems and procedures. The GDPR and associated e-privacy laws impose constraints on the ability of a data controller to profile and market to customers. Data subjects have the right to object to a controller processing their data in certain circumstances, including the right to object to their data being processed for the purposes of direct marketing. Controllers of personal data are required to maintain written records as to how they comply with the GDPR and provide more detailed information to data subjects in relation to how their data is being processed. In addition, updated e-privacy laws are under consideration in the UK and the EU to update the legislative rules applicable to digital and online data processing and to align e-privacy laws to the GDPR.

The GDPR also increased the level of fines which may be imposed for a breach of data protection laws, with the maximum fine (in the most serious cases of a breach of the GDPR) being the higher of €20 million (£17.5 million for the UK) or four percent of annual worldwide turnover. In certain instances, we could be held jointly responsible for breaches committed by the service providers which we use or by other third parties with whom we share personal data.

Many of the obligations imposed on controllers by the GDPR are expressed as high-level principles, such as the obligation to act fairly with respect to the processing of personal data. The manner in which the data regulators and courts will interpret and apply the GDPR is and will continue to evolve over time. In addition, as a result of Brexit, the application of the GDPR in the UK and the EU will increasingly diverge, posing even greater compliance challenges for businesses operating in these jurisdictions. These procedures and policies may adversely affect our business by constraining our data processing activities or by increasing our operational and compliance costs. Additional updates to these policies and procedures and associated operational changes may be required and costs incurred to comply with updates to e-privacy laws.

If our or any third-party service providers’ data processing activities breach the GDPR (or associated e-privacy laws), then we could, whether as a result of a failure to implement adequate policies and procedures or otherwise, face significant fines and/or the revocation of existing licenses and/or the refusal of new applications for licenses, as well as claims by customers and reputational damage. The resultant losses suffered could materially adversely affect our business, financial condition and results of operations. There can be no assurance that we would be able to recoup such losses, whether in whole or in part, from our third-party service providers or insurers.

New and future changes to US and non-US tax laws could adversely affect our business.

The US Congress, the Organization for Economic Co-operation and Development (the “OECD”) and other government agencies in jurisdictions where Bally’s and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” including the OECD’s “Two-Pillar” framework, which, among other changes, would generally provide for an effective global minimum corporate tax rate of 15% on profits generated by certain multinational companies. This minimum tax would be applied to profits in any jurisdiction where the effective tax rate, determined on a country-by-country basis and applying certain agreed-upon conventions, is below 15%. The OECD and its members are undertaking the coordinated implementation of the minimum tax. Although this initiative is subject to further developments in the countries where Bally’s and its affiliates do business, it is already in force or is expected to be in force in various jurisdictions, including the UK and the EU, for fiscal years beginning on and after January 1, 2024. We are continuing to evaluate the Two-Pillar framework and related legislation and the potential impact on our business. The adoption of the Two-Pillar framework by countries in which Bally’s and its affiliates do business could adversely affect Bally’s and its affiliates’ effective tax rate and increase tax complexity and uncertainty. Furthermore, as a result of the Two-Pillar framework or other tax initiatives, the tax laws in the US, the UK and other countries in which Bally’s and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect Bally’s and its affiliates.

In addition, the US government may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate, an increase in the tax rate applicable to global intangible low-taxed income, the elimination of certain tax exemptions and the imposition of further minimum taxes or surtaxes on certain types of income. Although a range of US tax legislation has been proposed, the likelihood of these changes being enacted or implemented is unclear. We are currently unable to predict whether such changes will occur and, if so, the ultimate impact on our business.

If we fail to detect fraud, theft or cheating, including by our customers and employees, our reputation may suffer which could harm our brand and reputation and negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation.

We have in the past incurred, and may in the future incur, losses from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by a user and attempted payments by users with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds on our platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction.

Acts of fraud may involve various tactics, including collusion. Successful exploitation of our systems could have negative effects on our product offerings, services and user experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a Material Adverse Effect on our business, financial condition and results of operations. In the event of the occurrence of any such issues with our existing platform or product offerings, substantial engineering and marketing resources and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.

In addition, any misappropriation of, or access to, users’ or other proprietary information or other breach of our information security could result in legal claims or Legal Proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our users, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition and results of operations.

Despite measures we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our platform, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition and results of operations.

Risks Relating to Cybersecurity and Technology

We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects.

We engage a number of third parties to provide gaming operating systems for the facilities we own. As a result, we rely on such third parties to provide uninterrupted services in order to run our business efficiently and effectively. In the event one of these third parties experiences a disruption in its ability to provide such services (whether due to technological or financial difficulties or power problems), this may result in a material disruption to the wagering activity at the casinos which we own and have a Material Adverse Effect on our business, operating results and financial condition.

If our user base and engagement continue to grow, and the amount and types of offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our users’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies or interruptions in the delivery or degradation of the quality of our offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully use the underlying equipment or software, that could further degrade the user experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, our business may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as the coronavirus) or other catastrophic events. Any unscheduled interruption in our technology services is likely to result in an immediate, and possibly substantial, loss of revenues due to a shutdown of our gaming operations, cloud computing and lottery systems.

We believe that if our users have a negative experience with our offerings, or if our brand or reputation is negatively affected, users may be less inclined to continue or resume utilizing our products or recommend our platform to other potential users. As such, a failure or significant interruption in our service would harm our reputation, business and operating results.

We are reliant on the reliability and viability of internet infrastructure, which is out of our control, and the proper functioning of our own network systems.

The growth of internet usage has caused interruptions and delays in processing and transmitting data over the internet. There can be no assurance that internet infrastructure or our own network systems will continue to be able to support the demands placed on them by the continued growth of the internet, the overall online gambling industry or that of our customers. The internet’s viability could be affected by delays in the development or adoption of new standards and protocols to handle increased levels of internet activity or by increased government regulation. The introduction of legislation or regulations requiring internet service providers in any jurisdiction to block access to our websites and products may restrict the ability of our customers to access products and services offered by us. Such restrictions, should they be imposed, could have a Material Adverse Effect on our business, financial condition and results of operations.

If critical issues concerning the commercial use of the internet are not favorably resolved (including security, reliability, cost, ease of use, accessibility and quality of service), if the necessary infrastructure is not sufficient or if other technologies and technological devices eclipse the internet as a viable channel, this may negatively affect internet usage, and our business, financial condition and results of operations will be materially adversely affected. Additionally, the increasing presence of viruses and cyber-attacks may affect the viability and infrastructure of the internet and/or the proper functioning of our network systems and could materially adversely affect our business, financial condition and results of operations.

Our business may be harmed from cybersecurity incidents and we may be subject to legal claims if there is loss, disclosure or misappropriation of or access to our customers’, business partners’ or our own information or other breaches of information security.

We make extensive use of online services and centralized data processing, including through third party service providers. We have experienced certain cyber-attacks, attempts to breach our systems and other similar incidents. The secure maintenance and transmission of customer information is a critical element of our operations. Our information technology and other systems, or those of service providers and business partners, that maintain and transmit customer or employee information may be compromised by a malicious third-party penetration of our network security, or that of a third-party service provider or business partner or impacted by intentional or unintentional actions or inactions by our employees, or those of a third-party service provider or business partner. As a result, our customers’ or employee’s information may be lost, disclosed, accessed, or taken without our customers’ or employees’ consent.

In addition, third-party service providers and other business partners process and maintain proprietary business information and data related to our employees, customers, suppliers and other business partners. Our information technology and other systems that maintain and transmit this information, or those of service providers or business partners, may also be compromised by a malicious third-party penetration of our network security or that of a third party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees or those of a third-party service provider or business partner. As a result, our business information or customer, supplier and other business partner data may be lost, disclosed, accessed or taken without consent.

Any such loss, disclosure, or misappropriation of, or access to, customers’ or business partners’ information or other breach of our information security can result in legal claims or Legal Proceedings, including regulatory investigations and actions, may have a serious impact on our reputation and may adversely affect our business, operating results and financial condition. Furthermore, the loss, disclosure or misappropriation of our business information may adversely affect our reputation, business, operating results, and financial condition.

Risks Related to Bally’s Indebtedness

Our debt agreements and the Regulatory Agreement contain restrictive covenants that may limit our operating flexibility.

Our current debt agreements and the Regulatory Agreement include, and our future debt agreements (including in respect of the Debt Financing) and regulatory agreements will likely include, numerous financial and other covenants imposing financial and operating restrictions on our business. Our ability to comply with these provisions may be affected by general economic conditions, industry conditions and other events beyond our control. There can be no assurance that we will be able to comply with these covenants. The failure to comply with a financial covenant or other restriction contained in the agreements governing our indebtedness or in the Regulatory Agreement may result in an event of default under such agreements or sanctions or fines under the Regulatory Agreement. An event of default under our debt agreements could result in acceleration of some or all the applicable indebtedness as well as other indebtedness of ours and the inability to borrow additional funds. We do not have and cannot be certain we would be able to obtain, sufficient funds to repay any such indebtedness if it is accelerated. Restrictions in our debt agreements or in the Regulatory Agreement might affect our ability to operate our business, might limit our ability to take advantage of potential business opportunities as they arise and might adversely affect the conduct of our current business, including by restricting our ability to finance future operations and capital needs and limiting our ability to engage in other business activities.

Our existing and future indebtedness may limit our operating and financial flexibility.

As of December 31, 2023, we had approximately $3.73 billion of total indebtedness outstanding consisting of $1.91 billion outstanding under our term loan facility (the “Term Loan”) pursuant to the terms of a credit agreement we entered into on October 1, 2021 (the “Credit Agreement”) with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the lenders party thereto, and $1.5 billion in aggregate principal amount of outstanding 5.625% senior notes due 2029 and 5.875% senior notes due 2031 (collectively, the “Senior Notes”). As of December 31, 2023, we have a $620.0 million revolving credit facility (the “Revolving Credit Facility” or “Revolver” and, together with the Term Loan, the “Credit Facility”), of which there were $335.0 million in borrowings as of that date. In connection with the Debt Financing, we will have $500.00 million in aggregate principal amount of outstanding 11.000% senior secured first-lien notes due 2028.This indebtedness, as well as the Debt Financing, may have important negative consequences for us, including:

•        limiting our ability to satisfy obligations;

•        increasing vulnerability to general adverse economic and industry conditions;

•        limiting flexibility in planning for, or reacting to, changes in our businesses and the markets in which we conduct business;

•        increasing vulnerability to, and limiting our ability to react to, changing market conditions, changes in industry and economic downturns;

•        limiting our ability to obtain additional financing to fund working capital requirements, capital expenditures, debt service, general corporate or other obligations;

•        subjecting us to a number of restrictive covenants that, among other things, limit our ability to pay dividends and distributions, make acquisitions and dispositions, borrow additional funds and make capital expenditures and other investments;

•        limiting our ability to use operating cash flow in other areas of our business because we must dedicate a significant portion of these funds to make principal and/or interest payments on outstanding debt;

•        exposing us to interest rate risk due to the variable interest rate on borrowings under our Credit Facility;

•        causing our failure to comply with the financial and restrictive covenants contained in our current or future indebtedness, which could cause a default under that indebtedness (and other indebtedness of ours) and which, if not cured or waived, could adversely affect us; and

•        affecting our ability to renew gaming and other licenses necessary to conduct our business.

Though we have significant amounts of indebtedness outstanding, as of December 31, 2023, we have the ability to borrow the remaining $256.1 million available under our Revolving Credit Facility and may issue or incur additional indebtedness, including the Debt Financing, to fund our operations, including as necessary to execute on our growth strategy. Further, we may incur other liabilities that do not constitute indebtedness under the Credit Facility or the Debt Financing. The risks that we face based on our outstanding indebtedness may intensify if we incur additional indebtedness or financing obligations in the future.

As a result of the Merger Agreement and Debt Commitment Letter, the Company will not be able to: (i) adjust, split, combine or reclassify any shares of Company Capital Stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed dividend or distribution in respect of the shares of capital stock or other equity or voting interest; or (iii) directly or indirectly repurchase or redeem any Company securities, without the prior written consent of Parent.

Servicing our indebtedness and funding our other obligations requires a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which will be beyond our control.

Our ability to make payments on and refinance our indebtedness and to fund our operations and capital expenditures depends upon our ability to generate cash flow and secure financing in the future. Our ability to generate future cash flow depends, among other things, upon:

•        general economic conditions;

•        competition;

•        legislative and regulatory factors affecting our operations and businesses; and

•        our future operating performance.

Some of these factors will be beyond our control. There can be no assurance that our business will generate cash flow from operations, or that future debt or equity financings will be available to us to enable us to pay our indebtedness or to fund other needs. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. The inability to generate cash flow could result in us needing to refinance all or a portion of our indebtedness on or before maturity, including through the issuance of additional debt or equity securities. If needed, there can be no assurance that we will be able to refinance any of our indebtedness on favorable terms, or at all. Any inability to generate sufficient cash flow or refinance our indebtedness on favorable terms could adversely affect our financial condition.

Our variable rate indebtedness exposes us to interest rate volatility, which could cause our debt service obligations to increase significantly.

Borrowings under our Credit Facility are at variable rates of interest and expose us to interest rate volatility. If interest rates increase, our debt service obligations on certain of our variable rate indebtedness will increase even though the amount borrowed remains the same.

In June 2023, with the discontinuation of the London Inter-Bank Offered Rate (“LIBOR”) reference rate, the Credit Facility was amended to incorporate a Secured Overnight Financing Rate (“SOFR”). The use of SOFR based rates as alternatives to LIBOR is relatively new. There could be unanticipated difficulties or disruptions with the calculation and publication of SOFR based rates, which could affect borrowing costs.

Risks Relating to General Economic and Political Conditions

A market downturn may negatively impact our access to financing.

A downturn in the financial markets or market volatility could negatively impact our ability to access capital and financing (including financing necessary for acquisitions or to refinance our existing indebtedness) on acceptable terms and prices, that we would otherwise need in connection with the operation of our business.

The market price of Company Common Stock could fluctuate significantly.

There have been and are periods of time when the US securities markets have experienced significant price fluctuations. These price fluctuations may be day-to-day or they may last for extended periods of time. Significant price fluctuations in the securities markets as a whole have caused, and may continue to cause, the market price of Company Common Stock to be volatile and subject to wide fluctuations. The trading volume of Company Common Stock may fluctuate and cause significant price variations to occur. Additional factors that could cause fluctuations in, or adversely affect, our stock price or trading volume include:

•        general market and economic conditions, including market conditions in the gaming and hotel industries;

•        actual or expected variations in quarterly operating results;

•        differences between actual operating results and those expected by investors and analysts;

•        sales of Company Common Stock by current stockholders seeking liquidity in the public market;

•        changes in recommendations by securities analysts;

•        operations and stock performance of competitors;

•        accounting charges, including charges relating to the impairment of goodwill;

•        significant acquisitions or strategic alliances by us or by competitors;

•        sales of Company Common Stock by our directors and officers or significant investors; and

•        recruitment or departure of key personnel.

There can be no assurance that the stock price of Company Common Stock will not fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to our performance. Neither the Special Committee nor the Bally’s Board has made any recommendation with regard to whether any stockholders of the Company should take the Rolling Share Election or retain and hold the Rolling Company Shares, or the merits of retaining an investment in the Company.

Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.

We are a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices that affect our customers may result in reduced visitation to our properties and a reduction in our revenues. We may be indirectly impacted by regulatory requirements aimed at reducing the impacts of climate change directed at up-stream utility providers, as we could experience potentially higher utility, fuel and transportation costs.

Political uncertainty could adversely affect our business.

U.S. and non-U.S. markets could experience political uncertainty and/or change that subjects investments to heightened risks, including, for instance, risks related to the elections in the United States, the war in Ukraine, the conflict in the Middle East, or the effect of the COVID-19 pandemic on world leaders and governments. These heightened risks could also include:

•        increased risk of default (by both government and private issuers);

•        greater social, trade, economic and political instability (including the risk of war or terrorist activity);

•        greater governmental involvement in the economy;

•        greater governmental supervision and regulation of the securities markets and market participants resulting in increased expenses related to compliance;

•        greater fluctuations in currency exchange rates;

•        controls or restrictions on foreign investment and/or trade, capital controls and limitations on repatriation of invested capital and on the ability to exchange currencies;

•        inability to purchase and sell investments or otherwise settle security or derivative transactions (i.e., a market freeze);

•        unavailability of currency hedging techniques; and

•        slower clearance.

During times of political uncertainty and/or change, global markets often become more volatile. There could also be a lower level of monitoring and regulation of markets while a country is experiencing political uncertainty and/or change, and the activities of investors in such markets and enforcement of existing regulations could become more limited. Markets experiencing political uncertainty and/or change could have substantial, and in some periods extremely high, rates of inflation for many years. Inflation and rapid fluctuations in inflation rates typically have negative effects on such countries’ economies and markets. Tax laws could change materially, and any changes in tax laws could have an unpredictable effect on us, our investments and our investors. There can be no assurance that political changes will not cause us or our investors to suffer losses.

General Risk Factors

Our largest stockholder owns a meaningful percentage of our outstanding common stock, which could limit the ability of other stockholders to influence corporate matters.

Standard General, our largest stockholder, beneficially owned 26.1% of our outstanding common stock as of July 25, 2024. Standard General’s Managing Partner and Chief Investment Officer serves as the Chairman of our Board. Standard General is authorized by Rhode Island regulatory authorities to acquire up to 40% of our outstanding common stock.

On March 11, 2024, Standard General proposed to acquire all Bally’s common stock not owned by Standard General or its Affiliates at $15 per share. The Merger Agreement and the Merger Proposal represent the culmination of the consideration and negotiation of that proposal. There can be no assurance that the Merger Proposal will be approved at the Special Meeting or that related transactions will be completed or any alternative transaction will be proposed, considered or entered into or the impact on other stockholders.

We are not paying dividends and any decision to do so in the future will be at the discretion of the Bally’s Board.

The timing, declaration, amount, and payment of any future dividends will be at the discretion of the Bally’s Board and will depend upon, among other factors, our earnings, cash requirements, financial condition, requirements to comply with the covenants under our debt agreements and the Regulatory Agreement, legal considerations and other factors that the Bally’s Board deems relevant. If we do not pay cash dividends on Company Common Stock in the future, then the return on an investment in Company Common Stock will depend upon our future stock price and other forms of returning capital. There can be no assurance that Company Common Stock will maintain its value or appreciate in value. In addition, pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier to occur of the valid termination of the Merger Agreement in accordance with its terms and the Company Effective Time the Company is restricted from declaring, setting aside or paying any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest.

We are a holding company and will depend on our Subsidiaries for dividends, distributions and other payments.

We are structured as a holding company, a legal entity separate and distinct from our Subsidiaries. Our only significant asset is the capital stock or other equity interests of our operating Subsidiaries. As a holding company, we will conduct all of our business through our Subsidiaries. Consequently, our principal source of cash flow will be dividends and distributions from our Subsidiaries. Our right to participate in a distribution of assets upon a Subsidiary’s liquidation or reorganization will be subject to the prior claims of the Subsidiary’s creditors.

Our management identified material weaknesses in our internal control over financial reporting which could, if not remediated, result in material misstatements in our consolidated financial statements.

Our management is responsible for establishing and maintaining adequate internal controls over our financial reporting, as such term is defined in Rule 13a-15(f) under the Exchange Act. As disclosed in this report, we evaluated the effectiveness of our internal control over financial reporting and identified material weaknesses as of December 31, 2023. The material weaknesses are: (1) we have an insufficient number of personnel with the appropriate level of accounting Knowledge, training and experience to appropriately analyze, record and disclose significant and complex accounting and tax matters timely and accurately, (2) we lack segregation of duties over the preparation, review, and recording of journal entries within our International Interactive reportable segment, and (3) we did not effectively review account reconciliation and account analysis controls, including the controls to validate the completeness and accuracy of information used in the performance of those controls, at our International Interactive reportable segment.

A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. If not remediated, the material weaknesses identified above could result in material misstatements in our consolidated financial statements.

Risks Relating to Queen’s Business

Queen’s business is sensitive to general economic conditions and reductions in discretionary consumer spending.

Queen’s business is particularly sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including gaming and hotels, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict. As a result, Queen cannot ensure that demand for its offerings will remain consistent with past performance. Economic recessions have had, and may continue to have, far reaching adverse consequences across the entertainment and gaming industries, which may adversely affect its business and financial condition. Moreover, Queen relies on the strength of regional and local economies in the markets in which it operates. Adverse developments affecting economies throughout the world and Queen’s local economies, including a potential recession, general tightening of the availability of credit, increasing interest rates, increased energy costs, inflation, acts of war or terrorism, natural disasters, declining consumer confidence (including the perception by Queen’s customers of weak or weakening economic conditions), declines in the stock market, epidemics, pandemics or other health-related events or widespread illnesses, like the COVID-19 pandemic, could lead to a reduction in visitors to Queen’s properties, including those that stay in its hotel, and discretionary spending by its customers on gaming and non-Gaming Activities, which could adversely affect its business, financial condition and results of operations.

A period of sustained inflation could impact consumer spending and result in higher operating costs.

A period of sustained inflation, particularly in the U.S., could materially impact Queen’s business. The effects of inflation on discretionary consumer spending could result in the reduction of the demand for entertainment and leisure activities. In addition, inflation generally affects Queen’s business by increasing Queen’s cost of labor and inventories. In periods of sustained inflation, it may be difficult to effectively control such increases to Queen’s costs and retain key personnel. If Queen is unable to increase its pricing or take other actions to mitigate the effect of resulting higher costs, its profitability and financial position could be impacted.

Queen faces significant competition in the gaming industry, including for revenue and hiring and from retail casinos, gambling machines operating in local non-casino locations, online gaming services and through the potential expansion of gaming by states in or near where Queen owns facilities.

The casino and gaming industries are highly competitive. Queen’s casino properties compete with numerous casinos, casino-hotels, racinos, and video poker, sports betting, video lottery terminals (“VLTs”) and lottery terminal establishments of varying quality and size in and near its markets. Queen also competes with other non-gaming resorts and vacation destinations and with various other casino and entertainment businesses. The casino entertainment business is characterized by competitors that vary considerably in their size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity. Certain of Queen’s regional competitors have greater brand recognition and significantly greater resources than Queen has. Their greater resources may also provide them with the ability to expand operations in the future. Furthermore, if Queen invests in the development of new products or distribution channels that do not achieve significant commercial success (because of competition or otherwise), Queen may not recover the often substantial “up front” costs of developing and marketing those products and distribution channels or recover the opportunity cost of diverting management and financial resources away from other products or distribution channels. Numerous liquor and truck stop establishments with lawful gambling machines operate in Queen’s markets and have the regulatory flexibility to saturate locations that are much closer in proximity to many of its customers. These facilities can operate with unskilled staff who are not subject to equivalent regulatory requirements resulting in certain competitive advantages. In addition, some of Queen’s competitors legally allow smoking on their premises, while some of Queen’s jurisdictions ban smoking within its facilities. The smoking ban in some of Queen’s casinos may put it at a disadvantage relative to competitors and lead to lower visitation and revenues. Any future further restrictions on smoking at Queen’s casinos would negatively impact its business, financial condition and results of operations.

Queen may lose market share or the ability to attract or retain employees if its competitors operate more successfully than it does. Customers may be attracted to competitors’ casinos as a result of aggressive pricing and promotions, as well as enhanced or expanded properties and offerings. Queen’s competitors may also operate in jurisdictions that give them operating advantages due to differences or changes in gaming regulations or taxes. Competitors may develop or expand gaming properties in markets located close to Queen’s customer base. The expansion of casino gaming in or near any geographic area from which Queen attracts or expects to attract a significant number of Queen’s customers could adversely affect its business, financial condition and results of operations.

Queen has experienced, and expects to continue to experience, strong competition in hiring and retaining qualified property and corporate management personnel, including competition from Native American casinos that are not subject to the same taxation regimes that Queen is and therefore may be willing and able to pay higher rates of compensation. From time to time, a number of vacancies in key corporate and property management positions can be expected. If Queen is unable to successfully recruit and retain qualified management personnel at its facilities or at the corporate level, its results of operations could be adversely affected.

Queen also competes with other forms of legalized gaming and entertainment such as bingo, pull-tab games, card parlors, pari-mutuel or simulcast betting on horse and dog racing, state-sponsored lotteries and instant racing machines. In the future, Queen may compete with other gaming opportunities at other venues. Further competition from online lotteries and other online gaming services, which customers use to bet on a wide variety of sporting events and play casino games from home, could divert customers from the facilities Queen owns and thus adversely affect its business. Such online betting services are likely to expand in future years and become more accessible to domestic gamblers as a result of U.S. Department of Justice positions related to the application of federal laws to intrastate online gaming and initiatives in some states to consider legislation to legalize intrastate online wagering. The law in this area has been rapidly evolving, and additional legislative developments may occur at the federal and state levels that would accelerate the proliferation of certain forms of online gaming in the U.S.

In addition, in May 2018, the U.S. Supreme Court struck down as unconstitutional the Professional and Amateur Sports Protection Act of 1992, a federal statute enacted to stop the spread of state-sponsored sports gambling. This decision has the effect of lifting federal restrictions on sports betting and thus allows states to determine by themselves the legality of sports betting. While new federal online gaming legislation has been introduced in Congress from time to time, there has been no federal legislative response to the U.S. Supreme Court’s decision.

As a result, numerous states, including states in which Queen has casino properties, have passed legislation authorizing fixed-odds sports betting, and certain of Queen’s properties now offer sports betting through strategic partnerships with third-party sportsbook operators, pursuant to their state’s law in each case.

Queen may also face competition from other casinos which are able to offer sports betting services (including online and mobile sports betting) following the enactment of applicable legislation. Numerous states that border the states in which Queen operates have pending or proposed legislation which would allow for sports betting, each of which could have an adverse effect on its financial results. Specifically, Queen competes directly with several casinos in the Saint Louis, Missouri market and in November 2024 voters in Missouri will vote on a constitutional amendment to legalize sports betting in the state.

In 2019, the State of Illinois passed legislation that expanded potential competition including the opportunity for horse racing facilities to conduct casino gaming. FanDuel Sportsbook & Horse Racing, formerly Fairmount Park, subsequently received licensure to conduct casino gaming at its facility less than 10 miles to the east from Queen’s highest performing property in Illinois. In July 2024, FanDuel Sportsbook & Horse Racing announced a sale to Accel Entertainment and the buyer revealed plans to build out a casino at the racetrack At the time of this filing, FanDuel has not formally applied for the facility design approvals necessary to use the facility. Significant numbers of Queen’s customers live in proximity to FanDuel. A development of the FanDuel property would negatively impact revenues in Illinois, the extent of which is dependent on the size and quality of the development. In June 2024, Illinois passed legislation that would help offset Queen’s reduction in revenue should a FanDuel racino open, by reducing Queen’s gaming tax burden commensurately with its revenue declines compared to a benchmark year. Queen is unable to predict the exact impact on its business and financial results should the racino open and to what extent the mitigation passed into law would be sufficient to offset that impact.

Existing and new competitors may also increase marketing spending, including to unprofitable levels, in an attempt to distort the online gaming market to build market share quickly. Some of Queen’s competitors have or will have significantly greater financial, technical, marketing and sales resources and may be able to respond more quickly to changes in customer needs. Additionally, these competitors may be able to devote a greater number of resources to the enhancement, promotion and sale of their games and gaming systems. Queen’s future success is or will be dependent upon its ability to retain its current customers and to acquire new customers. Failure to do so could adversely affect its business, financial condition and results of operations.

Queen is currently expanding its business operations, which may create uncertainty as to future performance.

Queen is currently developing and constructing landside facilities for two of its four casinos, Belle of Baton Rouge and Casino Queen Marquette.

Once the new landside facilities are completed, Queen would look to expand its business by increasing the number of gaming positions, expanding its food, beverage and entertainment offerings and re-opening a hotel. Queen may be unable to attract customers to its new facilities or generate incremental revenues from its expanded operations. In addition, Queen would have higher costs associated with its expanded business and may not be able to cover these additional costs with greater revenues. This creates uncertainty as to Queen’s future performance and results of operations.

In recent years, Queen has expanded its product offerings to include sports betting in person at its casinos, and offer sports betting online — through strategic partnerships — in the states where Queen holds Gaming Licenses. Sports betting is a relatively new product offering and it is difficult for Queen to predict its future performance and how customers will view its expanded business model, which may not be successful.

Queen’s profitability will be dependent, in part, on return to players.

The revenue from certain of Queen’s gaming products depends on the outcome of random number generators built into the gaming software running the games made available to customers. Return to players is measured by dividing the amount of real money won by players on a particular game by the total real money wagers over a particular period on that game. An increasing return to players may negatively affect revenue as it represents a larger amount of money being won by players. Return to players is driven by the overall random number generator outcome, the mechanics of different games and jackpot winnings. Each game utilizes a random number generating engine; however, generally the return to players fluctuates in the short term based on large wins or jackpots or a large share of wagers made for higher-payout games. To the extent Queen is unable to set, or fails to obtain, a favorable return to players in its (or a third-party supplier’s) gambling software which maximizes revenue, it could adversely affect its business, financial condition and results of operations.

The success, including win or hold rates, of existing or future sports betting and online gaming products depends on a variety of factors and is not completely controlled by Queen.

Queen’s gaming operations have significant exposure to, and may be materially impacted by, sporting events and seasons, which can result in short-term volatility in betting win margins and customer engagement. The casino gaming and online gaming industries are characterized by an element of chance. Accordingly, Queen employs theoretical win rates to estimate what a certain type of sports bet or online bet, on average, will win or lose in the long run. Net win is impacted by variations in the hold percentages, or actual outcomes. Although each wager generally performs within a defined statistical range of outcomes, actual outcomes may vary for any given period. In addition to the element of chance, win rates (hold percentages) may also, depending on the game involved, be affected by the spread of limits and factors that are beyond Queen’s control, such as a customer’s skill, experience and behavior, the mix of games played, the financial resources of customers, the volume of bets placed and the amount of time spent gaming. As a result of the variability in these factors, the actual win rates on Queen’s gaming operations may differ from the theoretical win rates Queen has estimated and could result in the winnings of its gaming customers exceeding those anticipated. The variability of win rates could adversely affect Queen’s business, financial condition and results of operations.

Customer engagement in Queen’s casino gaming, sports betting and online sports betting services may decline or fluctuate as a result of a number of factors, including the popularity of the underlying game or sport, the customer’s level of satisfaction with Queen’s platforms, its ability to improve and innovate, its ability to adapt Queen’s platform, outages and disruptions of online services, the services offered by its competitors, its marketing and advertising efforts or declines in customer activity generally as a result of economic downturns, among others. Any decline or fluctuation in the recurring portion of Queen’s business may have a negative impact on its business, financial condition, results of operations and prospects.

Queen’s success also depends in part on its ability to anticipate and satisfy customer preferences in a timely manner. As Queen will operate in a dynamic environment characterized by rapidly changing industry and legal standards, its products will be subject to changing customer preferences that cannot be predicted with certainty. Queen will need to continually introduce new offerings and identify future product offerings that complement its existing platforms, respond to its customers’ needs and improve and enhance its existing platforms to maintain or increase its customer engagement and growth of its business. Queen may not be able to compete effectively unless its product selection keeps up with trends in the digital sports entertainment and gaming industries in which Queen competes, or trends in new gaming products.

The casino, hotel and hospitality industry is capital intensive and Queen may not be able to finance development, expansion and renovation projects, which could put it at a competitive disadvantage.

Queen’s casino and hotel properties have an ongoing need for renovations and other capital improvements to remain competitive, including room refurbishments, amenity upgrades and replacement, from time to time, of furniture, fixtures and equipment. Queen is currently undergoing construction at its Belle of Baton Rouge and Casino Queen Marquette properties. Queen may also need to make capital expenditures to comply with applicable laws and regulations. Construction projects entail significant risks, which can substantially increase costs or delay completion of a project. Such risks include shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference and unanticipated cost increases. Most of these factors are beyond Queen’s control. In addition, difficulties or delays in obtaining any of the requisite licenses, permits or authorizations from regulatory and local authorities can increase the cost or delay the completion of an expansion or development. Significant budget overruns or delays with respect to expansion and development projects could adversely affect Queen’s business and results of operations.

Renovations and other capital improvements of Queen’s casino properties require significant capital expenditures. In addition, any such renovations and capital improvements usually generate little or no cash flow until the projects are completed. Queen may not be able to fund such projects solely from cash provided from operating activities. Consequently, Queen may have to rely upon the availability of debt or equity capital to fund renovations and capital improvements, and its ability to carry them out will be limited if it cannot obtain satisfactory debt or equity financing, which will depend on, among other things, market conditions. Queen cannot assure you that it will be able to obtain additional debt financing on favorable terms or at all. For Queen’s leased properties, it cannot assure you that the applicable landlords will agree to capital improvements or any necessary lease amendments. Queen’s failure to renovate and maintain gaming and entertainment venues from time to time may put Queen at a competitive disadvantage to gaming and entertainment venues offering more modern and better maintained facilities, which could adversely affect its business, financial condition and results of operations.

Queen’s business is geographically concentrated, which subjects it to greater risks from changes in local or regional conditions.

Queen currently operates casino properties solely in Illinois, Iowa and Louisiana. Due to this geographic concentration, Queen’s results of operations and financial condition are subject to greater risks from changes in local and regional conditions, such as:

•        changes in local or regional economic conditions and unemployment rates;

•        changes in local and state laws and regulations, including Gaming Laws and regulations;

•        a decline in the number of residents in or near, or visitors to, its properties;

•        changes in the local or regional competitive environment; and

•        adverse weather conditions and natural disasters (including weather or road conditions that limit access to its properties).

As a result of the geographic concentration of Queen’s businesses, it faces a greater risk of a negative impact on its business, financial condition, results of operations and prospects in the event that any of the geographic areas in which it operates is more severely impacted by any such adverse condition, as compared to other areas in the United States.

Queen faces risks associated with growth and acquisitions.

As part of Queen’s business strategy, it regularly evaluates opportunities for growth through development of gaming operations in existing or new markets, through acquiring other gaming entertainment facilities or through redeveloping its existing casinos. In the future, Queen may also pursue expansion opportunities, including joint ventures or partnerships, in jurisdictions where casino gaming is not currently permitted in order to be prepared to develop projects upon approval of casino gaming.

Although Queen only intends to engage in acquisitions that, if consummated, will be accretive to it, acquisitions require significant management attention and resources to integrate new properties, businesses and operations. Queen’s ability to realize the anticipated benefits of acquisitions will depend, in part, on its ability to integrate the acquired businesses with its businesses. The combination of two independent companies is a complex, costly and time-consuming process. This process may disrupt the business of either or both of the companies and may not result in the full benefits expected. Potential difficulties Queen may encounter as part of the integration process that may negatively impact its earnings or otherwise adversely affect its business and financial results include, among other things, the following:

•        the inability to successfully incorporate acquired assets in a manner that permits it to achieve the full revenue increases, cost reductions and other benefits anticipated to result from any acquisitions;

•        complexities associated with managing the combined business, including difficulty addressing possible differences in cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•        the disruption of, or the loss of momentum in, each of its ongoing businesses;

•        inconsistencies in standards, controls, procedures and policies; and

•        potential unknown liabilities and unforeseen increased expenses associated with acquisitions.

Additionally, even if integration is successful, the overall integration of acquired assets and businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer and other business relationships and diversion of management attention. There is also no guarantee that the acquired assets or businesses will generate any of the projected synergies and earnings growth, and the failure to realize such projected synergies and earnings growth may adversely affect Queen’s operating and financial results and derail any growth plans.

There can be no assurance that Queen will be able to identify, acquire, develop or profitably manage additional companies or operations or successfully integrate such companies or operations into its existing operations without substantial costs, delays or other problems. Additionally, there can be no assurance that Queen will receive gaming or other necessary licenses or approvals for new projects that it may pursue or that gaming will be approved in jurisdictions where it is not currently approved.

Ballot measures or other voter-approved initiatives to allow gaming in jurisdictions where gaming, or certain types of gaming (such as slots and sports betting), was not previously permitted could be challenged, and, if such challenges are successful, these ballot measures or initiatives could be invalidated. Furthermore, there can be no assurance that there will not be similar or other challenges to legalized gaming in existing or current markets in which Queen may operate or have development plans, and successful challenges to legalized gaming could require it to abandon or substantially curtail Queen’s operations or development plans in those locations, which could have a Material Adverse Effect on Queen’s financial condition and results of operations.

There can be no assurance that Queen will not face similar challenges and difficulties with respect to new development projects or expansion efforts that it may undertake, which could result in significant sunk costs that it may not be able to fully recoup or that otherwise have a Material Adverse Effect on its financial condition and results of operations. Queen may not be able to obtain additional financing on acceptable terms or at all.

Queen may not realize the anticipated benefits of existing or pending strategic alliances, joint ventures, acquisitions, divestitures or new business strategies.

Queen has invested in, formed strategic alliances with and announced proposed joint ventures with other companies, and it may expand those relationships or enter into similar relationships with additional companies, which may require various state approvals which may or may not be granted. These initiatives are typically complex and Queen may not be able to complete anticipated alliance or joint venture transactions, or the anticipated benefits of these transactions may not be realized or the benefits may be delayed. For example, Queen may not successfully integrate an alliance or joint venture with its operations, including the implementation of its controls, systems, procedures and policies, or unforeseen expenses or liabilities may arise that were not discovered during due diligence prior to an investment or entry into a strategic alliance, or a misalignment of interests may develop between Queen and the other party. Further, to the extent Queen shares ownership, control or management with another party in a joint venture, its ability to influence the joint venture may be limited, and it may be unable to prevent misconduct or implement its compliance or internal control systems. In addition, implementation of a new business strategy may lead to the disruption of Queen’s existing business operations, including distracting management from current operations. Results of operations from new activities may be lower than Queen’s existing activities, and, if a strategy is unsuccessful, Queen may not recoup its investments in that strategy. Failure to successfully and timely realize the anticipated benefits of these transactions or strategies could have an adverse effect on Queen’s financial condition or results of operations. Uncertainty about the effect of a proposed transaction on employees, customers, suppliers, distributors and other business partners may have an adverse effect on Queen and the proposed transaction. In addition, Queen also holds or otherwise has a financial interest in approximately 33% of the outstanding shares in Intralot S.A. (ATSE: INLOT), a global lottery management and services business listed on the Athens Stock Exchange. The market price for Intralot Shares will fluctuate following the date of this proxy statement due to factors outside of Queen’s control, which may have a significant adverse impact on the value of Queen.

Queen’s growth will depend, in part, on the success of its strategic relationships with DraftKings. Overreliance on DraftKings or Queen’s inability to extend existing relationships or agree to new relationships may cause unanticipated costs for Queen and impact its financial performance in the future.

Queen has entered into a strategic partnership with DraftKings to establish sports betting operations, including online/mobile and retail sports betting at its DraftKings at Casino Queen casino located in East St. Louis, Illinois and retail sports betting at the DraftKings Sportsbook at the Queen BR casino in Baton Rouge, Louisiana. This partnership generates material revenues for Queen and is important in order to attract players to its casinos. In the event that DraftKings fails to provide services to Queen in accordance with the terms of its arrangement, or at all, and Queen is not able to find suitable alternatives, this could impact its ability to attract customers cost effectively and harm its business, financial condition and results of operations. Furthermore, a deterioration of DraftKings’ brand position and market share in the highly competitive sports betting industry could have a negative impact on Queen’s business and financial results.

Queen conducts its business in an industry that is subject to high taxes and may be subject to higher taxes in the future.

In Gaming Jurisdictions in which Queen conducts its business, state and local governments raise considerable revenues from taxes based on casino revenues and operations. From time to time, state and local governments have increased gaming taxes and such increases could significantly impact the financial results of Queen’s gaming operations.

Queen’s operations are generally subject to significant revenue-based taxes and fees in addition to normal federal, state and local income taxes, and such taxes and fees are subject to increase at any time. In addition, from time to time, federal, state and local legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. Further, changing economic conditions could intensify the efforts of applicable state and local governments to raise revenues through increases in gaming taxes and/or property taxes. Such changes, if adopted, could adversely affect Queen’s business, financial condition and results of operations. The large number of state and local governments with significant current or projected budget deficits makes it more likely that those governments that currently permit gaming will seek to fund such deficits with new or increased gaming taxes and/or property taxes and worsening economic conditions could intensify those efforts. Any material increase, or the adoption of additional taxes or fees, could adversely affect Queen’s future financial results.

There can be no assurance that governments in jurisdictions in which Queen conducts its business, or the federal government, will not enact legislation that increases gaming tax rates. General economic pressures have the potential to reduce revenues of state governments from traditional tax sources, which may cause state legislatures or the federal government to be more inclined to increase gaming tax rates.

For example, in June 2024, Illinois passed a law that increased the tax on sports betting operations from a flat 15% rate on adjusted gross receipts to a progressive tax regime, ranging from 20% to 40% of adjusted gross receipts. The new tax regime became effective in July 2024 and is expected to negatively impact Queen’s financial results from sports betting in Illinois.

If Queen fails to detect fraud, theft or cheating, including by its customers and employees, its reputation may suffer which could harm its brand and reputation, subject Queen to investigations and litigation and negatively impact its business, financial condition and results of operations.

Queen’s gaming customers may attempt or commit fraud or cheat in order to increase winnings. Acts of fraud or cheating could involve the use of counterfeit chips or other tactics, possibly in collusion with its employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Successful exploitation of Queen’s systems, and the failure to discover such exploitation, acts or schemes in a timely manner could result in losses in its gaming operations.

Despite measures Queen has taken to detect and reduce the occurrence of fraudulent or other malicious activity on its platform, Queen cannot guarantee that any of its measures will be effective or will scale efficiently with its business. Queen’s failure to adequately detect or prevent fraudulent transactions could result in litigation or regulatory action and lead to expenses that could adversely affect its business, financial condition and results of operations. In addition, negative publicity related to such schemes could adversely affect Queen’s reputation or brand, which could have a Material Adverse Effect on its business, financial condition and results of operations.

Queen is largely dependent on the skill and experience of management and key personnel who are subject to regulatory licensing and scrutiny.

Queen’s officers, directors and key employees are required to file applications with the gaming authorities in each of the jurisdictions in which Queen conducts its business and are required to be licensed or be found suitable by these gaming authorities. If the gaming authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with Queen, it would have to sever all relationships with that person.

Furthermore, the gaming authorities may require Queen to terminate the employment of any person who refuses to file appropriate applications. Either result could significantly impair Queen’s operations, potentially causing a Material Adverse Effect on its business, financial condition, results of operations and cash flows. The time and effort needed to successfully complete the application process could impact Queen’s ability to attract, hire and retain top talent.

Queen is subject to risks associated with labor relations, labor costs and labor disruptions.

Queen is subject to the costs and risks generally associated with labor disputes and organizing activities related to unionized labor. From time to time, Queen’s operations may be disrupted by strikes, public demonstrations or other coordinated actions and publicity. Queen may incur increased legal costs and indirect labor costs as a result of contractual disputes, negotiations or other labor-related disruptions.

Many of Queen’s employees are represented by a labor union and are subject to collective bargaining agreements with Queen. As of June 30, 2024, Queen had four collective bargaining agreements covering approximately 150 employees. All collective bargaining agreements are currently effective. There can be no assurance that Queen will be able to extend or enter into replacement agreements. If Queen is able to extend or enter into replacement agreements, there can be no assurance as to whether the terms will be on comparable terms to the existing agreements. Queen may also face organizing activities that could result in additional employees becoming unionized. Furthermore, collective bargaining agreements may limit Queen’s ability to reduce the size of its workforce during an economic downturn, which could put Queen at a competitive disadvantage.

Queen may incur impairments to goodwill, indefinite-lived intangible assets or long-lived assets.

Queen tests its goodwill and indefinite-lived intangible assets for impairment at the end of the fourth quarter of each year. Additionally, Queen tests other long-lived assets for impairment when a triggering event occurs and changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If Queen does not achieve its projected cash flow estimates related to such assets, Queen may be required to record an impairment charge, which could have a material adverse impact on its financial statements. Queen has recognized significant impairment charges in the past as a result of a number of factors including negative industry and economic trends, reduced estimates of future cash flows and slower than expected growth. Queen could be required to recognize additional impairment charges, which could have a Material Adverse Effect on its results of operations if events that negatively impact its business should occur in the future.

Queen’s operations have historically been subject to seasonal variations and quarterly fluctuations in operating results, and Queen can expect to experience such variations and fluctuations in the future.

Casino and hotel operations in Queen’s markets are subject to seasonal variation. Seasonal weather conditions can frequently adversely affect transportation routes to each of its properties and may cause snowfall, flooding and other effects that result in the closure of its properties. In addition, Queen’s sports betting business may experience seasonality based on the relative popularity of certain sports at different parts of the year. As a result, unfavorable seasonal conditions could adversely affect Queen’s business, financial condition and results of operations.

Queen’s business is particularly sensitive to energy prices and a rise in energy prices could harm its operating results.

Queen is a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on its results of operations. Accordingly, increases in energy costs may have a negative impact on Queen’s operating results. Additionally, higher energy and gasoline prices that affect Queen’s customers may result in reduced visitation to its properties and a reduction in its revenues. Queen may be indirectly impacted by regulatory requirements aimed at reducing the impacts of climate change directed at up-stream utility providers, as Queen could experience potentially higher utility, fuel and transportation costs.

Queen’s insurance and self-insurance programs may not be adequate to cover future claims.

Although Queen maintains insurance that it believes is customary and appropriate for its business, Queen cannot assure you that insurance will be available or adequate to cover all losses and damage to which its business or its assets might be subjected. Queen uses a combination of insurance and self-insurance to provide for potential liabilities, including employee healthcare benefits, up to certain stop-loss amounts which limit Queen’s exposure above the amounts it has self-insured. Queen estimates the liabilities and required reserves associated with the risks it retains. Any such estimates and actuarial projection of losses is subject to a considerable degree of variability. If actual losses incurred are greater than those anticipated, Queen’s reserves may be insufficient and additional costs could be recorded in its consolidated financial statements. If Queen suffers a substantial loss that exceeds its self-insurance reserves and any excess insurance coverage, the loss and attendant expenses could harm its business, financial condition and results of operations. The lack of adequate insurance for certain types or levels of risk could expose Queen to significant losses in the event that a catastrophe occurred for which Queen is uninsured or underinsured. Any losses Queen incurs that are not adequately covered by insurance may decrease its future operating income, require it to find replacements or repairs for destroyed property and reduce the funds available for payments of its obligations. Queen renews its insurance policies on an annual basis. The cost of coverage may become so high that Queen may need to further reduce its policy limits, further increase its deductibles or agree to certain exclusions from its coverage. Queen’s leases require certain minimum coverages that may limit its ability to control premium costs.

Queen’s results of operations and financial condition could be adversely affected by the occurrence of natural disasters, such as hurricanes, or other catastrophic events, including war, terrorism and public health crises such as the COVID-19 pandemic.

Natural disasters, such as major hurricanes, floods, fires and earthquakes, could adversely affect Queen’s business and operating results. Hurricanes are common in the areas in which Queen’s Louisiana properties are located, and the severity of such natural disasters is unpredictable. Queen may be unable to obtain business interruption coverage for casualties resulting from severe weather such as hurricanes, and there can be no assurance that Queen will be able to obtain casualty insurance coverage at affordable rates, if at all, for casualties resulting from severe weather.

Catastrophic events, such as terrorist attacks and global and regional conflicts (e.g., the war in Ukraine and conflict in the Middle East), have in the past had a negative effect on travel and leisure expenditures, including lodging, gaming (in some jurisdictions) and tourism. Queen cannot accurately predict the extent to which such events may affect it, directly or indirectly, in the future.

Public health crises may also significantly impact Queen’s business. For example, the global spread of the COVID-19 pandemic, which began in early 2020, resulted in governments, public institutions and other organizations imposing or recommending, and businesses and individuals implementing, restrictions on various activities or other actions to combat its spread, such as restrictions and bans on travel or transportation, stay-at-home directives, requirements that individuals wear masks or other face coverings, limitations on the size of gatherings, closures of work facilities, schools, public buildings and businesses, cancellation of events, including sporting events, concerts, conferences and meetings and quarantines and lock-downs. The pandemic and its consequences dramatically reduced travel and demand for hotel rooms and other casino resort amenities, which had a negative impact on Queen’s results in 2020 and 2021. There can be no assurance that a resurgence of future COVID-19 variants or future pandemics will not cause similar disruptions that existed in 2020 and 2021.

There can be no assurance that Queen will be able to obtain or choose to purchase any insurance coverage with respect to occurrences of catastrophic events, such as those described above. If there is a prolonged disruption at Queen’s facilities due to natural disasters, terrorist attacks, wars, public health crises or other catastrophic events, its results of operations and financial condition would be adversely affected.

Queen’s hotels and casinos are located on leased property. If Queen defaults its lease, the applicable lessor could terminate the lease and Queen could lose possession of its properties.

Queen leases substantially all of its properties under a master lease agreement (the “Master Lease”) with a Subsidiary of Gaming and Leisure Properties, Inc. (“GLPI”). If Queen was to default on its Master Lease, the lessors could terminate the lease and Queen could lose possession of all its operating properties. This would have a significant adverse effect on Queen’s business, financial condition and results of operations as Queen would then be unable to operate all or portions of the affected facilities. Further, if a Queen lessor experiences financial, operational, regulatory or other challenges, there can be no assurance that such lessor will be able to comply with its obligations under the applicable lease.

Queen relies on third-party service and equipment providers for its gaming and operating systems, gaming machines, and kiosks.

Queen utilizes third-party gaming and operating systems under contracts with various service providers. If one or more service providers fail to provide services to the Queen under the terms of these contracts, or at all, and if Queen is unable to efficiently replace such service providers, its operations could be disrupted and its operating results and financial condition could be negatively impacted. Queen purchases or leases gaming machines from third-party manufacturers. If any machine manufactures are unable or unwilling to deliver popular games to Queen’s casino properties, Queen’s operations and competitive position could be negatively impacted.

Risks Relating to Queen’s Compliance, Regulatory and Legal Matters

Queen is subject to extensive state and local regulation and licensing, and gaming authorities have significant control over its operations, which could have an adverse effect on its business.

Queen’s ownership and operation of casino gaming, sports betting and online offerings are subject to extensive regulation enacted by state and local authorities, which have broad powers with respect to the licensing of these businesses, and may revoke, suspend, condition, fail to renew or limit Queen’s gaming or other licenses, impose substantial fines and take other actions, each of which poses a significant risk to Queen’s business, results of operations and financial condition. Queen currently holds all state and local licenses and related approvals necessary to conduct its present operations, and Queen needs to periodically apply to renew many of these licenses and registrations. Queen also needs to have the suitability of certain of its directors, officers and employees renewed. There can be no assurance that Queen will be able to maintain or renew existing licenses, registrations, permits or approvals, and any failure to do so would have a Material Adverse Effect on it. Additionally, as Queen expands its gaming operations in existing and new jurisdictions, Queen may have to meet additional suitability requirements and obtain additional licenses, registrations, permits and approvals from gaming authorities in these jurisdictions. The approval process can be lengthy and expensive and Queen cannot be sure that it will be successful. In addition, the loss of a license in one jurisdiction could trigger the loss of a license or affect Queen’s eligibility for a license in another jurisdiction. Furthermore, if additional Gaming Laws or regulations are adopted in jurisdictions where Queen operates, these regulations could impose additional restrictions or costs that could have a significant adverse effect on it.

Queen’s business is subject to a variety of federal, state and local laws and regulations. These laws and regulations include restrictions and conditions concerning alcoholic beverages, environmental matters, employees, currency transactions, taxation, zoning and building codes and marketing. Such laws and regulations could change or could be interpreted differently in the future, and new laws and regulations could be enacted. Material changes to any of the existing laws and regulations to which Queen is subject, new laws or regulations or material differences in interpretations by courts or governmental authorities could have an adverse effect on its business, financial condition and results of operations.

Many of Queen’s employees, especially those that interact with its customers, receive a base salary or wage that is established by applicable state and federal laws that establish a minimum hourly wage that is, in turn, supplemented through tips and gratuities from customers. From time to time, state and federal lawmakers have increased the minimum wage. It is difficult to predict when such increases may take place. Any such change to the minimum wage could have a Material Adverse Effect on Queen’s business, financial condition and results of operations.

The sale of alcoholic beverages is a highly regulated and taxed business. Federal, state and local laws and regulations govern the production and distribution of alcoholic beverages, including permitting, licensing, trade practices, labeling, advertising, marketing, distributor relationships and related matters. Federal, state and local governmental entities also levy various taxes, license fees and other similar charges and may require bonds to ensure compliance with applicable laws and regulations. Failure to comply with applicable federal, state or local laws and regulations could result in higher taxes, penalties, fees and suspension or revocation of permits, licenses or approvals and could have a Material Adverse Effect on Queen’s business, financial condition and results of operations. From time to time, local and state lawmakers, as well as special interest groups, have proposed legislation that would increase the federal and/or state excise tax on alcoholic beverages or certain types of alcoholic beverages. If federal or state excise taxes are increased, Queen may have to raise prices to maintain its current profit margins. Higher taxes may reduce overall demand for alcoholic beverages, thus negatively impacting sales of Queen’s alcoholic beverages at its properties. Further federal or state regulation may be forthcoming that could further restrict the distribution and sale of alcohol products. Any material increases in taxes or fees or the adoption of additional taxes, fees or regulations could have an adverse effect on Queen’s business, financial condition and results of operations.

Alcoholic beverage control regulations require each of Queen’s casino properties to apply to a state authority and, in certain locations, county or municipal authority, for a license or permit to sell alcoholic beverages. In addition, each restaurant Queen operates must obtain a food service license from local authorities. Failure to comply with such regulations could cause Queen’s licenses to be revoked. Moreover, state liquor laws may prevent the expansion of restaurant operations into certain markets. The loss or suspension of any liquor or food service license could have a Material Adverse Effect on Queen’s business, financial condition, results of operations and prospects.

Legislation in various forms to ban or substantially curtail indoor tobacco smoking in public places has been enacted or introduced in many states and local jurisdictions, including some of the jurisdictions in which Queen operates. Queen believes the smoking restrictions can significantly impact business volumes. If additional smoking restrictions are enacted within jurisdictions where Queen operates or seeks to do business, its financial condition, results of operations and cash flows could be adversely affected.

The Casino Queen Marquette and Belle of Baton Rouge casinos include riverboats and dockside facilities that are subject to risks relating to mechanical failure, weather and regulatory compliance.

All of Queen’s facilities are subject to the risk that operations could be halted for a temporary or extended period of time, as result of casualty, forces of nature, mechanical failure or extended or extraordinary maintenance, among other causes. In addition, gaming operations at Queen’s properties could be restricted or halted due to extreme weather conditions. Hurricanes may impact the areas in which its Louisiana properties are located, and the severity of such natural disasters is unpredictable.

Queen currently conducts its Casino Queen Marquette and Belle of Baton Rouge casino operations on riverboats. Until these properties are moved landside, each of the casino riverboats must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety. Each riverboat must hold a Certificate of Inspection for stabilization and flotation, and may also be subject to local zoning codes. The U.S. Coast Guard requirements establish standards, set limits on the operation of the vessels and require individual licensing of all personnel involved with the operation of the vessels. Loss of a vessel’s Certificate of Inspection would preclude its use as a casino.

The U.S. Coast Guard regulations require a hull inspection for all riverboats at five-year intervals. Under certain circumstances, alternative hull inspections may be approved. The U.S. Coast Guard may require that such hull inspections be conducted at a dry-docking facility and, if so required, the cost of travel to and from such docking facility, as well as the time required for inspections of the affected riverboats, could be significant. To date, the U.S. Coast Guard has allowed in-place inspections of the Casino Queen Marquette and Belle of Baton Rouge casino riverboats. The U.S. Coast Guard may not allow these types of inspections in the future. The loss of a riverboat casino from service for a significant period of time could materially adversely affect Queen’s operations.

Queen’s riverboats are required to prepare and follow certain security programs. The Casino Queen Marquette and Belle of Baton Rouge casinos apply a customized alternative security program. The American Gaming Association’s Alternative Security Program is specifically designed to address maritime security requirements at riverboat casinos and their respective dockside facilities. Changes to these regulations could adversely affect Queen’s operations.

Queen is subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

Queen is subject to various federal, state and local environmental laws and regulations, including those from the U.S. Environmental Protection Agency, that govern activities that may have adverse environmental effects, such as discharges to air and water, as well as the management and disposal of solid and hazardous wastes and exposure to hazardous materials, and which are complex and subject to change.

Queen is also subject to laws and regulations that create liability and cleanup responsibility for releases of regulated materials into the environment. Certain of these laws and regulations impose strict, and under certain circumstances joint and several, liability on a current or previous owner or operator of property for the costs of remediating regulated materials on or emanating from Queen’s property. The costs of investigation, remediation or removal of those substances may be substantial. The presence of, or failure to remediate properly, such materials may adversely affect the ability to use such property or may trigger defaults and or indemnities under our lease. Additionally, as a manager of real property, Queen could be subject to claims by third parties based on damages and costs resulting from environmental contamination at or emanating from third-party sites. These laws typically impose clean-up responsibility and liability without regard to whether the owner or manager knew of or caused the presence of the contaminants, and the liability under those laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. In addition, environmental requirements address the impacts of development on wetlands.

The possibility exists that Queen has underestimated the environmental liability of known conditions on its properties or that contamination, as yet unknown, may exist on its properties. There can be no assurance that Queen will not incur expenditures for environmental investigations or remediation in the future.

Queen is or may become involved in Legal Proceedings that, if adversely adjudicated or settled, could impact its business and financial condition.

From time to time, Queen is named in lawsuits or other Legal Proceedings relating to its businesses. In particular, the nature of Queen’s business subjects it to the risk of lawsuits filed by customers, past and present employees, competitors, business partners and others in the ordinary course of business. As with all Legal Proceedings, no assurance can be given as to the outcome of these matters. Moreover, Legal Proceedings can be expensive and time consuming, and Queen may not be successful in defending or prosecuting these lawsuits, which could result in settlements or damages that could adversely affect its business and results of operations. In addition, Queen indemnifies certain officers and directors of the company. Litigation brought against such officers and directors, even if Queen is not itself implicated in such litigation, could cause the company to incur material legal costs and expenses. Specifically, certain former directors of Queen have been accused in a lawsuit of breaching their ERISA duties during the 2012 sale of the company to an employee stock ownership plan (“ESOP”) and during the 2014 sale of real estate to Queen’s landlord (the “ESOP Litigation”). Queen’s financial expenses and exposure could be significant depending on the duration and outcome of the lawsuit.

Queen or certain third parties that it relies on may fail to establish and maintain effective and compliant anti-money laundering, counter terrorism financing, safer gambling, fraud detection, risk management and other regulatory policies, procedures and controls.

Queen handles significant amounts of cash in its operations and is subject to various reporting and anti-money laundering laws and regulations. Recently, U.S. governmental authorities have evidenced an increased focus on compliance with anti-money laundering laws and regulations in the gaming industry. Any violation of anti-money laundering laws or regulations could have a Material Adverse Effect on Queen’s business, financial condition and results of operations. Internal control policies and procedures and employee training and compliance programs that Queen has implemented to deter prohibited practices may not be effective in prohibiting its employees, contractors or agents from violating or circumventing Queen’s policies and the law. If Queen or its employees or agents fail to comply with applicable laws or its policies governing its operations, Queen may face investigations, prosecutions and other Legal Proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions. Any such government investigations, prosecutions or other Legal Proceedings or actions could have a Material Adverse Effect on Queen’s business, financial condition and results of operations.

The failure by any third-party providers or any relevant entity within Queen to establish and maintain effective and compliant anti-money laundering, counter terrorism, anti-bribery, fraud detection, regulatory compliance and risk management processes may have a Material Adverse Effect on Queen’s business, financial condition and results of operations.

Queen’s online sports betting business is subject to a variety of U.S. laws, many of which are unsettled and still developing, and which could subject Queen to claims or otherwise harm its business across jurisdictions.

Queen is generally subject to laws and regulations relating to online sports betting and gaming in the jurisdictions in which it conducts business, as well as the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary by jurisdiction, and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on Queen’s operations and financial results. Some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming, while others have taken the position that online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable that to happen. The regulatory environment in any particular jurisdiction may change in the future and any such change could have a Material Adverse Effect on Queen’s results of operations.

Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on Queen’s operations and financial results. Governmental authorities could view Queen as having violated local laws, despite its efforts to obtain all applicable licenses or approvals. There is also risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against Queen, Internet service providers or credit card or other payment processors in the online gaming industry. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon Queen’s licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a Material Adverse Effect on Queen’s business, financial condition and results of operations, as well as adversely impact Queen’s reputation.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to Queen’s business to prohibit, legislate or regulate various aspects of online gaming (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a Material Adverse Effect on Queen’s business, financial condition and results of operations, either as a result of its determination that a jurisdiction should be blocked or because a local license or approval may be costly for it or its business partners to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.

Queen management identified a material weakness in its internal control over financial reporting which could, if not remediated, result in material misstatements in Queen’s consolidated financial statements or, following the Closing, the Surviving Corporation’s consolidated financial statements.

Queen evaluated the effectiveness of its internal control over financial reporting and identified a material weakness as of December 31, 2023. The material weakness is the incorrect application and certain omissions in applying GAAP for external reporting, including omissions related to accounting for income taxes and other complex transactions, resulting in a restatement of Queen’s consolidated financial statements for the years ended December 31, 2021 and December 31, 2022.

A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Queen’s annual or interim financial statements will not be prevented or detected on a timely basis. If not remediated, the material weakness identified above could result in material misstatements in Queen’s consolidated financial statements or, following the Closing, the Surviving Corporation’s consolidated financial statements.

Risks Relating to Cybersecurity and Technology

Queen relies on information technology and other systems and platforms, and any failures, errors, defects or disruptions in its systems or platforms could diminish its brand and reputation, subject it to liability, disrupt its business, affect its ability to scale its technical infrastructure and adversely affect its operating results and growth prospects.

Queen, engages a number of third parties to provide gaming operating systems for the facilities it owns. As a result, Queen relies on such third parties to provide uninterrupted services in order to run its business efficiently and effectively. In the event one of these third parties experiences a disruption in its ability to provide such services (whether due to financial difficulties, or technological or power problems), this may result in a material disruption to the betting activity at Queen’s casinos and have a Material Adverse Effect on its business, operating results and financial condition.

If Queen’s customer base and engagement continue to grow, and the amount and types of offerings continue to grow and evolve, Queen will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy its customers’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies or interruptions in the delivery or degradation of the quality of its offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after Queen has started to fully use the underlying equipment or software, and that could further degrade the customer experience or increase Queen’s costs. As such, Queen could fail to continue to effectively scale and grow its technical infrastructure to accommodate increased demands. In addition, Queen’s business may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as COVID-19) or other catastrophic events. Any unscheduled interruption in Queen’s technology services is likely to result in an immediate, and possibly substantial, loss of revenues due to a shutdown of its gaming operations, cloud computing and lottery systems.

Queen believes that if its customers have a negative experience with its offerings, or if its brand or reputation is negatively affected, customers may be less inclined to continue or resume utilizing its products or recommend its platform to other potential customers. As such, a failure or significant interruption in Queen’s service would harm its reputation, business and operating results.

Queen is dependent on the reliability and viability of online infrastructure, which is out of its control, and the proper functioning of its own network systems.

Online businesses have in the past faced interruptions and delays in processing and transmitting data. There can be no assurance that the online infrastructure or Queen’s own network systems will continue to be able to support the demands placed on it by the continued growth of online commerce, the overall online gaming industry or that of its customers. If critical issues concerning the commercial use of the Internet are not favorably resolved (including security, reliability, cost, ease of use, accessibility and quality of service), if the necessary infrastructure is not sufficient or if other technologies and technological devices eclipse the Internet as a viable channel, this may negatively affect Internet usage, and Queen’s business, financial condition and results of operations will be materially adversely affected. Additionally, the increasing presence of viruses and cyber-attacks may affect the viability and infrastructure of the Internet and/or the proper functioning of Queen’s network systems and could materially adversely affect its business, financial condition and results of operations.

Queen’s business may be harmed from cybersecurity incidents and it may be subject to legal claims if there is loss, disclosure or misappropriation of or access to its customers’, business partners’ or Queen’s own information or other breaches of information security.

Queen makes extensive use of online services and centralized data processing, including through third-party service providers. Queen has experienced cyber-attacks, attempts to breach its systems and other similar incidents. The secure maintenance and transmission of customer information is a critical element of Queen’s operations. Queen’s information technology and other systems, or those of service providers and business partners, that maintain and transmit customer or employee information may be compromised by a malicious third-party penetration of its network security, or that of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by its employees, or those of a third-party service provider or business partner. As a result, Queen’s customers’ or employee’s information may be lost, disclosed, accessed or taken without its customers’ or employees’ consent.

In addition, third-party service providers and other business partners process and maintain proprietary business information and data related to Queen’s employees, customers, suppliers and other business partners. Queen’s information technology and other systems that maintain and transmit this information, or those of third-party service providers or business partners, may also be compromised by a malicious third-party penetration of Queen’s network security or that of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by its employees or those of a third-party service provider or business partner. As a result, Queen’s business information or customer, supplier and other business partner data may be lost, disclosed, accessed or taken without consent.

Any such loss, disclosure or misappropriation of, or access to, Queen’s customers’, business partners’ or its own information or other breach of its information security can result in legal claims or Legal Proceedings, including regulatory investigations and actions, which may have a serious impact on Queen’s reputation and may adversely affect its business, operating results and financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which the Company refers you in this proxy statement and information included in oral statements or other written statements made or to be made by Bally’s or on Bally’s behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the Merger Transactions. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “intend,” “target,” “possible,” “contemplate,” “predict,” “continue” and other words of similar import, or the negative versions of such words. Bally’s stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in Bally’s filings with the SEC, including in its most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•        uncertainties related to the consummation of the Merger Transactions;

•        our ability to complete the Merger Transactions, if at all, on the anticipated terms and timing, including obtaining the Requisite Stockholder Approval and regulatory approvals, and the satisfaction of other conditions to the completion of the Merger Transactions;

•        our obligation to pay a termination fee under certain circumstances if the Merger Transactions are terminated;

•        uncertainties about the pendency of the Merger Transactions and the effect of Merger Transactions on employees, customers and other third parties who deal with the Company;

•        the impact of certain interim covenants that we are subject to under the Merger Agreement;

•        provisions in the Merger Agreement that limit our ability to pursue alternatives to the Company Merger, which might discourage a third party that has an interest in acquiring all or a significant part of the Company from considering or proposing that acquisition;

•        the fact that we and our directors and officers may be subject to lawsuits relating to the Merger Transactions;

•        the substantial transaction-related costs we will continue to incur in connection with the Merger Transactions;

•        our efforts to complete the Merger Transactions could disrupt our relationships with third parties and employees, divert management’s attention, or result in negative publicity or Legal Proceedings;

•        the inability of stockholders who receive the Per Share Price in cash for their shares of Company Common Stock to participate in any further upside of Bally’s business if the Merger Transactions are consummated;

•        our ability to retain and hire key personnel;

•        competitive responses to the Merger Transactions;

•        continued availability of capital and financing and rating agency actions;

•        legislative, regulatory and economic developments affecting our business;

•        general economic and market developments and conditions;

•        unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as our response to any of the aforementioned factors;

•        the fact that receipt of the all-cash Per Share Price will be taxable to Bally’s stockholders that are treated as U.S. Holders for U.S. federal income tax purposes; and

•        the risk that Bally’s stock price may fluctuate during the pendency of the Merger Transactions and may decline significantly if the Merger Transactions are not completed.

Consequently, all of the forward-looking statements that Bally’s makes in this proxy statement are qualified by the information contained or incorporated by reference in this proxy statement, including: (1) the information contained under this caption, and (2) information in Bally’s most recent filings on Form 10-K and Form 10-Q, including the information contained under the caption “Risk Factors,” and information in its consolidated financial statements and notes thereto. While the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on our financial condition, results of operations, credit rating or liquidity.

The forward-looking statements in this proxy statement are based upon information available to us as of the date of this proxy statement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this proxy statement and the documents that we reference and have filed as exhibits to this proxy statement with the understanding that our actual future results, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this proxy statement. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this proxy statement, whether as a result of any new information, future events or otherwise. Bally’s stockholders are advised to consult any future disclosures that Bally’s makes on related subjects as may be detailed in its other filings made from time to time with the SEC. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, Bally’s notes that these safe harbor provisions do not apply to any forward-looking statements Bally’s makes in connection with the going private transaction described in the proxy statement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 25, 2024, the Company Parties and the Buyer Parties entered into the Merger Agreement. Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, (i) SG Gaming will contribute to the Company all shares of Queen Common Stock that it owns in exchange for shares of Company Common Stock based on the Queen Exchange Ratio; (ii) as promptly as possible following the Queen Share Contribution, Merger Sub I will merge with and into the Company, with the Company surviving the Company Merger; and (iii) as promptly as possible thereafter, Merger Sub II will merge with and into Queen, with Queen surviving the Queen Merger as a direct, wholly owned subsidiary of the Company pursuant to which each issued and outstanding share of Queen Common Stock (other than those held by the Company) will convert into shares of Company Common Stock based on the Queen Exchange Ratio. Upon the terms and subject to the conditions of the Merger Agreement, at the Company Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Company Effective Time other than shares of Company Common Stock owned by: (i) the Company or any of the Company’s wholly owned subsidiaries; (ii) Parent or any of Parent’s affiliates; (iii) holders exercising statutory appraisal rights; (iv) SG Gaming following the Queen Share Contribution; or (v) holders who have validly made a Rolling Share Election, subject to certain exceptions, will be converted into the right to receive cash consideration equal to $18.25 per share of Company Common Stock. Each holder of shares of Company Common Stock (other than the Company or its subsidiaries) will have the option to make a Rolling Share Election with respect to all or any portion of its shares of Company Common Stock, which may be rejected under certain circumstances by the Company or Parent.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Business” as adopted by the SEC on May 20, 2020. The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the (a) Merger Transactions; and (b) reflects the incremental financing anticipated to be required to fund the cash consideration for the Company Merger to stockholders that do not make a Rolling Share Election (“Other Transaction Adjustments”), which presents the combination of the financial information of the Company and Queen adjusted (the “Pro Forma Adjustments”). The following unaudited pro forma condensed combined financial information is prepared on the basis that all stockholders who have not publicly announced Rolling Share Election, will not make the Rolling Share Election and the Company will purchase those shares for consideration equal to $18.25 per share. Capitalized terms included but not defined below have the same meaning as defined elsewhere in this proxy statement. The unaudited pro forma condensed combined financial information contained herein assumes that the Company’s Stockholders approve the Merger. The Parent and the Company cannot predict how many of the eligible Company Stockholders will exercise the Rolling Share Election. Therefore, in view of the uncertain nature of any prediction as to the number of shares of Company Common Stock that will be subject to valid and effective Rolling Share Elections, the unaudited pro forma condensed combined financial information has been prepared using the assumption that no Company Stockholder has made a Rolling Share Election other than those who have executed the Support Agreements to date and that the Per Share Price have been paid in cash for any shares of Company Common Stock that are not subject to a Rolling Share Election. See Note 3, “Bally’s Combination Adjustments” to the Unaudited Pro Forma Condensed Combined Financial Statements for additional sensitivity analysis information regarding the impact of the Rolling Share Election.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2024 combines the historical condensed consolidated balance sheet of the Company as of June 30, 2024 with the historical condensed consolidated balance sheet of Queen as of June 30, 2024 giving further effect to the Pro Forma Adjustments, as if the Merger Transactions had been consummated as of June 30, 2024.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 combines the historical condensed consolidated statement of operations of the Company for the year ended December 31, 2023 and the historical condensed consolidated statement of operations of Queen for the year ended December 31, 2023, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2023, the beginning of the earliest period presented.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 combines the historical condensed consolidated statement of operations of the Company for the six months ended June 30, 2024 and the historical condensed consolidated statement of operations of Queen for the six months ended June 30, 2024, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes thereto, which are included elsewhere or incorporated by reference in this proxy statement:

•        The audited consolidated financial statements and related notes of the Company as of and for the year ended December 31, 2023, included in Bally’s Inc. Annual Report on Form 10-K for the fiscal year then ended, incorporated by reference into this proxy statement;

•        The audited consolidated financial statements and related notes of Queen as of and for the year ended December 31, 2023;

•        The unaudited interim condensed consolidated financial statements and relates notes of the Company as of and for the six months ended June 30, 2024, included in Bally’s Inc. Quarterly Report on Form 10-Q for the periods then ended, incorporated by reference into this proxy statement; and

•        The unaudited interim condensed consolidated financial statements and related notes of Queen as of and for the six months ended June 30, 2024.

The historical financial statements of Queen and the Company have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to the combination adjustments which are necessary to account for the Mergers in accordance with U.S. GAAP. These unaudited pro forma condensed combined financial statements do not include any adjustments not otherwise described herein. The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

Description of the Merger Transactions

On July 25, 2024, the Company entered into the Merger Agreement. The Merger Agreement provides, among other things and on the terms and subject to the conditions in the Merger Agreement, in connection with the closing of the transaction, (i) SG Gaming will contribute to the Company all shares of Queen Common Stock that it owns in exchange for shares of Company Common Stock based on the Queen Exchange Ratio; (ii) as promptly as possible following the Queen Share Contribution, Merger Sub I will merge with and into the Company, with the Company surviving the Company Merger; and (iii) as promptly as possible thereafter, Merger Sub II will merge with and into Queen, with Queen surviving the Queen Merger as a direct, wholly owned subsidiary of the Company pursuant to which each issued and outstanding share of Queen Common Stock (other than those held by the Company) will convert into shares of Company Common Stock based on the Queen Exchange Ratio. Upon the terms and subject to the conditions of the Merger Agreement, at the Company Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Company Effective Time (other than shares of Company Common Stock owned by: (i) the Company or any of the Company’s wholly owned subsidiaries; (ii) Parent or any of Parent’s affiliates; (iii) holders exercising statutory appraisal rights; (iv) SG Gaming following the Queen Share Contribution; or (v) holders who have validly elected to have such shares remain issued and outstanding following the Company Merger, subject to certain exceptions) will be converted into the right to receive cash consideration equal to $18.25 per share of Company Common Stock. Each holder of shares of Company Common Stock (other than the Company or its subsidiaries) will have the option to make a Rolling Share Election with respect to all or any portion of its shares of Company Common Stock, which may be rejected under certain circumstances by the Company or Parent. On July 25, 2024, Parent entered into a commitment letter (the “Debt Commitment Letter”) with Apollo Global Securities, LLC (“AGS”) and Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates (in such capacity, “Apollo”, and all such parties, funds, accounts, and entities, collectively, the “Apollo Investors”), pursuant to which Apollo, on behalf of the Apollo Investors, committed to purchase up to $500 million of new first lien notes (the “New First Lien Notes”) to be issued by the Company in connection with the Company Merger.

Pursuant to the terms of the Merger Agreement and the Debt Commitment Letter, the Company expects to assume Parent’s rights and obligations under the Debt Commitment Letter immediately prior to the closing of the Company Merger and to issue the New First Lien Notes in order to (x) fund the Company Merger cash consideration, (y) repay in full all existing indebtedness of Queen outstanding pursuant to Queen’s existing credit facilities, and (z) pay certain costs and expenses incurred or payable in connection with the Merger Transactions.

The New First Lien Notes will be guaranteed by each of the Company’s subsidiaries that guarantee the Credit Agreement and will be secured on a pari passu basis by the property of the Company and the guarantors that secure the Credit Agreement.

The New First Lien Notes will mature on October 2, 2028 and will not be subject to required amortization prior to maturity. The New First Lien Notes will bear interest at a fixed rate of 11.00% per annum, payable quarterly.

Accounting for the Merger Transactions

Parent’s contribution of Queen Common Stock in exchange for shares of Company Common Stock is being accounted for as a transaction between entities under common control as a result of the control of the Company and Queen by Parent and its Affiliates before and after the Merger Transactions. As a result of the Queen Share Contribution and the Mergers, Parent and its Affiliates will beneficially own 80.8% of the issued and outstanding Company Common Stock assuming no Company Stockholder has made a Rolling Share Election other than those who have executed the Support Agreements to date, which qualifies as a business combination pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), as it is a transaction in which an acquirer (Parent and its Affiliates) obtain control of the Company. Regardless of the number of Company Stockholders that make a Rolling Share Election, Parent and its Affiliates will control the Company after the Merger Transactions. The Company has elected to push down its parent’s basis in its net assets into its consolidated financial statements.

Therefore, due to the Merger Transactions, the following occurs:

•        The net assets of the Company will be combined with those of Queen at historical carrying amounts and the companies will be presented on a combined basis; and

•        The Company’s assets and liabilities (excluding those of the Queen common control transaction) will be measured and recognized at their fair values as of the acquisition date (the Company Effective Time).

The process of valuing the net assets of the Company immediately prior to the Merger Transactions, as well as evaluating Queen’s accounting policies for conformity, is preliminary. Any differences between the estimated preliminary purchase price and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1, “Basis of Presentation” for more information.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger Transactions had been completed on the dates set forth above, nor is it indicative of the future results or financial position of the combined company.

As a result of the foregoing, the unaudited pro forma condensed combined financial information is based on the preliminary information available and management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed and the estimated preliminary purchase price. The actual accounting may vary based on final analyses of the valuation of assets acquired and liabilities assumed, particularly in regard to definite-lived tangible and intangible assets, which could be material.

The unaudited pro forma condensed combined financial information does not reflect any expected cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger Transactions, any termination, restructuring or other costs to integrate the operations of the Company and Queen or the costs necessary to achieve any such cost savings, operating synergies or revenue enhancements. Upon completion of the Mergers, the Company will perform a detailed review of Queen’s accounting policies. As a result of that review, the Company may identify differences between the accounting policies of the Company and Queen that, when conformed, could have a material impact on the consolidated financial statements of the combined company. At this time, the Company is not aware of any significant accounting policy differences.

BALLY’S CORPORATION

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2024

(in thousands)

	Bally’s Historical as of June 30, 2024	Queen Reclassified as of June 30, 2024 (Note 2)	Merger Transactions				Other Transaction Adjustments	Item in Note 5	Pro Forma Combined Company as of June 30, 2024
			Bally’s Combination Adjustments	Item in Note 3	Queen Combination Adjustments	Item in Note 4
Assets
Cash and cash equivalents	$154,733	$24,897	$—		$—		$(13,044)	A	$166,586
Restricted cash	169,616	2,735	—		—		—		172,351
Accounts receivable, net	65,823	10,720	—		—		—		76,543
Inventory	18,082	986	—		—		—		19,068
Tax receivable	29,315	4,656	—		—		—		33,971
Loan receivable	—	43,261	—		—		—		43,261
Prepaid expenses and other current assets	118,030	2,838	—		—		—		120,868
Total current assets	$555,599	$90,093	$—		$—		$(13,044)		$632,648
Property and equipment, net	1,124,546	39,500	864,590	A	—		—		2,028,636
Right of use assets, net	1,131,211	235,771	68,084	B	—		—		1,435,066
Goodwill	1,910,316	35,293	(1,207,897)	C	—		—		737,712
Intangible assets, net	1,760,490	75,027	773,580	D	—		—		2,609,097
Deferred tax asset	2,848	—	—		—		—		2,848
Other assets	105,208	205,169	—		—		—		310,377
Total assets	$6,590,218	$680,853	$498,357		$—		$(13,044)		$7,756,384
Liabilities and Stockholders’ Equity
Current portion of long-term debt	$19,450	$1,200	$—		$—		$(1,200)	B	$19,450
Current portion of lease liabilities	56,389	14,910	—		—		—		71,299
Accounts payable	94,116	21,408	6,863	E	—		—		122,387
Accrued income taxes	35,482	—	—		—		—		35,482
Accrued and other current liabilities	717,811	24,046	—		—		2,138	C	743,995
Total current liabilities	$923,248	$61,564	$6,863		$—		$938		$992,613
Long-term debt, net	3,653,681	84,808	(477,014)	F	—		512,591	D	3,774,066
Long-term portion of financing obligation	200,000	—	—		—		—		200,000
Long-term portion of lease liabilities	1,126,826	264,667	—		—		—		1,391,493
Deferred tax liability	147,375	28,211	417,507	G	—		—		593,093
Commercial rights liabilities	55,521	—	(38,386)	H	—		—		17,135
Other long-term liabilities	90,016	—	—		—		—		90,016
Total liabilities	$6,196,667	$439,250	$(91,030)		$—		$513,529		$7,058,416
Commitments and contingencies	—	—	—		—		—		—
Stockholders’ equity:
Common stock	406	—	(132)	I	284	A	—		558
Preferred stock	—	—	—		—		—		—
Additional paid-in capital	1,407,118	101,897	(424,882)	I	139,422	A	(526,573)	E	696,982
Treasury stock, at cost	—	—	—		—		—		—
Accumulated deficit	(790,005)	139,706	790,005	I	(139,706)	A	—		—
Accumulated other comprehensive loss	(224,396)	—	224,396	I	—		—		—
Total Bally’s Corporation stockholders’ equity	$393,123	$241,603	$589,387		$—		$(526,573)		$697,540
Non-controlling interest	428	—	—		—		—		428
Total stockholders’ equity	$393,551	$241,603	$589,387		$—		$(526,573)		$697,968
Total liabilities and stockholders’ equity	$6,590,218	$680,853	$498,357		$—		$(13,044)		$7,756,384

See the accompanying notes to unaudited pro forma condensed combined financial information.

BALLY’S CORPORATION

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2024

(in thousands, except share and per share data)

	Bally’s Historical six months ended June 30, 2024	Queen Reclassified six months ended June 30, 2024 (Note 2)	Merger Transactions				Other Transaction Adjustments	Item in Note 5	Pro Forma Combined Company six months ended June 30, 2024
			Bally’s Combination Adjustments	Item in Note 3	Queen Combination Adjustments	Item in Note 4
Revenue
Gaming	$1,040,808	$100,852	$—		$—		$—		$1,141,660
Non-gaming	199,331	12,843	—		—		—		212,174
Total revenue	$1,240,139	$113,695	$—		$—		$—		$1,353,834

Operating (income) costs and expenses:
Gaming	$472,314	$41,020	$—		$—		$—		$513,334
Non-gaming	96,824	8,361	—		—		—		105,185
General and administrative	500,855	55,963	1,188	J	—		—		558,006
Depreciation and amortization	238,528	4,023	21,354	K	—		—		263,905
Total operating costs and expenses	$1,308,521	$109,367	$22,542		$—		$—		$1,440,430
Income (loss) from operations	$(68,382)	$4,328	$(22,542)		$—		$—		$(86,596)

Other (expense) income:
Interest expense, net	$(147,331)	$(10,587)	$(33,283)	L	$—		$(25,904)	F	$(217,105)
Other non-operating income, net	11,484	18,765	—		—		—		30,249
Total other (expense) income, net	$(135,847)	$8,178	$(33,283)		$—		$(25,904)		$(186,856)

Income (loss) before income taxes	$(204,229)	$12,506	$(55,825)		$—		$(25,904)		$(273,452)
Provision (benefit) for income taxes	29,881	3,043	(71,207)	N	—		(6,779)	G	(45,062)
Net income (loss)	$(234,110)	$9,463	$15,382		$—		$(19,125)		$(228,390)

Basic loss per share	$(4.85)	—	—		$—		—		$(4.31)
Weighted average common shares outstanding, basic	48,308,000	—	3,663,873		28,436,075		(27,393,949)		53,013,999
Diluted loss per share	$(4.85)	—	—		$—		—		$(4.31)
Weighted average common shares outstanding, diluted	48,308,000	—	3,663,873		28,436,075		(27,393,949)		53,013,999

See the accompanying notes to unaudited pro forma condensed combined financial information.

BALLY’S CORPORATION

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2023

(in thousands, except share and per share data)

	Bally’s Historical year ended December31, 2023	Queen Reclassified year ended December 31, 2023 (Note 2)	Merger Transactions				Other Transaction Adjustments	Item in Note 5	Pro Forma Combined year ended December 31, 2023
			Bally’s Combination Adjustments	Item in Note 3	Queen Combination Adjustments	Item in Note 4
Revenue
Gaming	$1,992,041	$176,728	$—		$—		$—		$2,168,769
Non-gaming	457,032	21,347	—		—		—		478,379
Total revenue	$2,449,073	$198,075	$—		$—		$—		$2,647,148

Operating (income) costs and expenses:
Gaming	$888,937	$74,459	$—		$—		$—		$963,396
Non-gaming	216,239	14,665	—		—		—		230,904
General and administrative	1,113,976	91,926	9,240	J	—		—		1,215,142
Gain from sale-leaseback, net	(374,321)	(28,889)	—		—		—		(403,210)
Impairment charges	149,825	—	—		—		—		149,825
Depreciation and amortization	350,408	7,041	8,838	K	—		—		366,287
Total operating costs and expenses	$2,345,064	$159,202	$18,078		$—		$—		$2,522,344
Income (loss) from operations	$104,009	$38,873	$(18,078)		$—		$—		$124,804

Other (expense) income:
Interest expense, net	$(277,561)	$(18,172)	$(60,930)	L	$—		$(52,787)	F	$(409,450)
Other non-operating income (expense), net	(12,186)	109,238	(21,462)	M	—		—		75,590
Total other (expense) income, net	$(289,747)	$91,066	$(82,392)		$—		$(52,787)		$(333,860)

Income (loss) before income taxes	$(185,738)	$129,939	$(100,470)		$—		$(52,787)		$(209,056)
Provision (benefit) for income taxes	1,762	27,449	(77,500)	N	—		(13,630)	G	(61,919)
Net income (loss)	$(187,500)	$102,490	$(22,970)		$—		$(39,157)		$(147,137)

Basic loss per share	$(3.51)	—	—		$—		—		$(2.53)
Weighted average common shares outstanding, basic	53,350,817	—	3,663,873		28,436,075		(27,393,949)		58,056,816
Diluted loss per share	$(3.51)	—	—		$—		—		$(2.53)
Weighted average common shares outstanding, diluted	53,350,817	—	3,663,873		28,436,075		(27,393,949)		58,056,816

See the accompanying notes to unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information and accompanying notes are prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of June 30, 2024 gives effect to the Merger Transactions and the Other Transaction Adjustments as if they had been consummated on June 30, 2024. The unaudited pro forma condensed combined statements of operations give effect to the Merger Transactions and the Other Transaction Adjustments as if they had been consummated on January 1, 2023, the beginning of the earliest annual period presented.

Parent’s contribution of Queen Common Stock in exchange for shares of Company Common Stock is being accounted for as a transaction between entities under common control as a result of the control of the Company and Queen by Parent and its Affiliates. However as a result of the Queen Share Contribution and the Mergers, Parent and its Affiliates will beneficially own 80.8% of the issued and outstanding Company Common Stock, assuming no Company Stockholder has made a Rolling Share Election other than those who have executed the Support Agreements to date, which qualifies as a business combination pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), as it is a transaction in which an acquirer (Parent and its Affiliates) obtains control of the Company. The total cost of the business acquisition is determined based on the estimated preliminary purchase price to the seller to acquire control, while the cost allocated to the underlying separately identifiable net assets acquired is based on their respective estimated fair values. The excess of the estimated preliminary purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Net assets not separately identifiable are subsumed into goodwill. Fair values are calculated using a variety of methodologies including the cost approach, which uses the concept of replacement as an indicator of market value, and the income approach, which utilizes discounted cash flow models. Determining the fair value of assets acquired and liabilities assumed using the valuation methodologies requires judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows and discount rates, among other items. Determining the estimated goodwill and purchase price of the Merger Transactions requires judgment and assumptions with respect to number of fully diluted shares outstanding that will be included in the Rolling Share Election or receive the cash consideration.

The Company has elected to push down its parent’s basis in its net assets into its consolidated financial statements. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of the estimated preliminary purchase price over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated preliminary purchase price depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the estimated preliminary purchase price has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed in the Merger Transactions could differ materially from the estimated preliminary purchase price. The final valuation will be based on the actual net tangible and intangible assets of the Company at the acquisition date.

The unaudited pro forma Financial Information is based on only the stockholders who have publicly announced Rolling Share Election are assumed to rollover, which is based on currently available information and assumptions that the Company’s management believes are reasonable. While this assumption will have accounting implications, the number of stockholders who elect the Rolling Share Election will not impact preliminary estimated purchase price or have a pervasive impact on the overall Mergers. See “Note 3 Bally’s Combination Adjustments” for a sensitivity analysis regarding the impact of the Rolling Share Election.

The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that the Company’s management believes are reasonable. The notes to the Unaudited Pro Forma Financial Information describe how such adjustments were derived and presented in the Pro Forma Balance Sheet and Pro Forma Statements of Operations. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Unaudited Pro Forma Financial Information.

The unaudited pro forma Financial Information is not necessarily indicative of what the Company’s consolidated statements of operations or consolidated balance sheet would have been had the Merger Transactions been completed as of the dates indicated or will be for any future periods. The Unaudited Pro Forma Financial Information does not purport to project the future financial position or results of operations of the Company following the Merger Transactions. The Unaudited Pro Forma Financial Information reflects transaction related adjustments management believes are necessary to present fairly the Company, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report the Company’s financial condition and results of operations as a result of the closing of the Merger Transactions. All dollar amounts are presented in thousands, unless otherwise noted.

Note 2 — Significant Accounting Policies and Reclassification Adjustments

During the preparation of the unaudited pro forma condensed combined financial information, the Company’s management performed a preliminary analysis of Queen’s financial information to identify differences in accounting policies and financial statement presentation as compared to those of the Company. The Company’s management has preliminarily determined that there were no significant accounting policy differences between the Company and Queen and, therefore, no adjustments were made to conform Queen’s financial statements to the accounting policies used by the Company in the preparation of the unaudited pro forma condensed combined financial statements. There were, however, certain reclassification adjustments that have been made to conform Queen’s historical financial statement presentation to the Company’s financial statement presentation, which are detailed below.

Upon consummation of the Mergers, as part of the application of ASC 805, the Company will continue to conduct a more detailed review of Queen to determine if differences in accounting policies require further reclassification or adjustment of the Queen’s results of operations, assets or liabilities to conform to the Company’s accounting policies and classifications. Therefore, the Company may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Reclassifications in the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2024 are as follows ($ in thousands):

Bally’s Historical Consolidated Balance Sheet Line Items	Queen Historical Consolidated Balance Sheet Line Items	Queen Historical Consolidated Balances As of June 30, 2024	Reclassification		Queen Reclassified As of June 30, 2024
Cash and cash equivalents	Cash and cash equivalents	$24,897	$—		$24,897
Restricted cash	Restricted cash	2,735	—		2,735
Accounts receivable, net	Accounts receivable	10,720	—		10,720
Inventory	Inventory	986	—		986
Tax receivable	Tax receivable	4,656	—		4,656
	Loan receivable	43,261	—		43,261
Prepaid expenses and other current assets		—	2,838	(a)(b)	2,838
	Prepaid expenses	2,797	(2,797)	(a)	—
	Other current assets	41	(41)	(b)	—
Property and equipment, net	Property and equipment, net	39,500	—		39,500
Right of use assets, net	Right of Use Assets	235,771	—		235,771
Goodwill	Goodwill	35,293	—		35,293
Intangible assets, net	Intangible assets, net	75,027	—		75,027
Deferred tax asset		—	—		—
Other assets		—	205,169	(c)(d)	205,169
	Marketable equity securities	204,676	(204,676)	(c)	—
	Other long-term assets	493	(493)	(d)	—
Current portion of long-term debt	Current maturities of long term debt	1,200	—		1,200
Current portion of lease liabilities		—	14,910	(e)	14,910
	Operating Lease Liabilities	14,910	(14,910)	(e)	—
Accounts payable	Accounts payable	21,408	—		21,408
Accrued income taxes		—	—		—
	Income taxes payable	—	—		—

Bally’s Historical Consolidated Balance Sheet Line Items	Queen Historical Consolidated Balance Sheet Line Items	Queen Historical Consolidated Balances As of June 30, 2024	Reclassification		Queen Reclassified As of June 30, 2024
Accrued and other current liabilities	Accrued expenses and other current liabilities	21,359	2,687	(f)(i)	24,046
	Accrued progressive jackpots and club awards	2,133	(2,133)	(f)	—
	Uncertain tax position liability – current	554	(554)	(i)	—
Long-term debt, net	Long-term debt, net	84,808	—		84,808
Long-term portion of financing obligation		—	—		—
Long-term portion of lease liabilities	Long term lease liability	264,667	—		264,667
Deferred tax liability	Deferred tax liability	26,446	1,765	(g)	28,211
	Uncertain tax position liability – non current	1,765	(1,765)	(g)	—
Commercial rights liabilities		—	—		—
Other long-term liabilities		—	—		—
Common stock	Common stock	—	—		—
Preferred stock	Preferred Stock	—	—		—
Additional paid-in capital	Additional paid-in capital	101,897	—		101,897
Treasury stock, at cost		—	—		—
Accumulated deficit		—	139,706	(h)	139,706
	Retained earnings	139,706	(139,706)	(h)	—
Accumulated other comprehensive loss		—	—		—

(a)     Reclassification of $2.8 million of Prepaid expenses to Prepaid expenses and other current assets.

(b)    Reclassification of $0.04 million of Other current assets to Prepaid expenses and other current assets.

(c)     Reclassification of $204.7 million of Marketable equity securities to Other assets.

(d)    Reclassification of $0.5 million of Other long-term assets to Other assets.

(e)     Reclassification of $14.9 million of Operating Lease Liabilities to Current portion of lease liabilities.

(f)     Reclassification of $2.7 million of Accrued progressive jackpots and club awards to Accrued and other current liabilities.

(g)    Reclassification of $1.8 million of Uncertain tax position liability — non current to Deferred tax liability.

(h)    Reclassification of $139.7 million of Retained earnings to Accumulated deficit.

(i)     Reclassification of $0.6 million of Uncertain tax position liability — current to Accrued and other current liabilities.

Reclassifications in the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2024 are as follows ($ in thousands):

Bally’s Historical Consolidated Statements of Operations Line Items	Queen Historical Consolidated Statements of Income Line Items	Queen Six Months Ended June 30, 2024	Reclassification		Queen Reclassified Six Months Ended June 30, 2024
Gaming revenue	Gaming	$106,974	$(6,122)	(a)	$100,852
Non-gaming revenue		—	12,843	(a)(b)(c)	12,843
	Food and beverage	2,615	(2,615)	(b)	—
	Other revenue	4,106	(4,106)	(c)	—
Gaming operating cost	Cost of gaming revenue	41,020	—		41,020
Non-gaming operating cost		—	8,361	(d)(e)	8,361
	Cost of food and beverage revenue	6,658	(6,658)	(d)	—
	Cost of other revenue	1,703	(1,703)	(e)	—
General and administrative	General and administrative	53,056	2,907	(f)(g)	55,963
	Advertising and marketing	2,990	(2,990)	(f)	—
	Loss on disposal of assets	(83)	83	(g)	—
Gain from sale-leaseback, net		—	—		—
Depreciation and amortization	Depreciation and amortization	4,023	—		4,023
Interest expense, net	Interest expense	(10,587)	—		(10,587)
Other non-operating income (expense), net		—	18,765	(h)(i)	18,765
	Gain (loss) on change of fair value of marketable equity security	15,490	(15,490)	(h)	—
	Gain (loss) on change in fair value of loan receivable	3,275	(3,275)	(i)	—
Provision (benefit) for income taxes	Provision for income taxes	(3,043)	—		(3,043)

(a)     Reclassification of $6.1 million of Market access revenue within Gaming revenue to Non-gaming revenue.

(b)    Reclassification of $2.6 million of Food and beverage to Non-gaming revenue.

(c)     Reclassification of $4.1 million of Other revenue to Non-gaming revenue.

(d)    Reclassification of $6.7 million of Cost of food and beverage revenue to Non-gaming operating cost.

(e)     Reclassification of $1.7 million of Cost of other revenue to Non-gaming operating cost.

(f)     Reclassification of $3.0 million of Advertising and marketing to General and administrative.

(g)    Reclassification of $0.1 million of Gain (loss) on disposal of assets to General and administrative.

(h)    Reclassification of $15.5 million of Gain (loss) on change of fair value of marketable equity security to Other non-operating income (expense), net.

(i)     Reclassification of $3.3 million of Gain (loss) on change in fair value of loan receivable to Other non-operating income (expense), net.

Reclassifications in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2023 are as follows ($ in thousands):

Bally’s Historical Consolidated Balance Sheet Line Items	Queen Historical Consolidated Balance Sheet Line Items	Queen Year Ended December 31, 2023	Reclassification		Queen Reclassified Year Ended December 31, 2023
Gaming revenue	Gaming	$187,393	$(10,665)	(a)	$176,728
Non-gaming revenue		—	21,347	(a)(b)(c)	21,347
	Food and beverage	4,769	(4,769)	(b)	—
	Other revenue	5,913	(5,913)	(c)	—
Gaming operating cost	Cost of gaming revenue	74,459	—		74,459
Non-gaming operating cost		—	14,665	(d)(e)	14,665
	Cost of food and beverage revenue	11,572	(11,572)	(d)	—
	Cost of other revenue	3,093	(3,093)	(e)	—
General and administrative	General and administrative	86,118	5,808	(f)(g)	91,926
	Advertising and marketing	5,459	(5,459)	(f)	—
	Loss on disposal of assets	349	(349)	(g)	—
Gain from sale-leaseback, net	Gain from sale-leaseback	28,889	—		28,889
Impairment charges		—	—		—
Depreciation and amortization	Depreciation and amortization	7,041	—		7,041
Interest expense, net	Interest expense	(18,172)	—		(18,172)
Other non-operating income (expense), net		—	109,238	(h)(i)	109,238
	Gain (loss) on change of fair value of marketable equity security	89,792	(89,792)	(h)	—
	Gain (loss) on change in fair value of loan receivable	19,446	(19,446)	(i)	—
Provision (benefit) for income taxes	Provision for income taxes	(27,449)	—		(27,449)

(a)     Reclassification of $10.7 million of Market access revenue within Gaming revenue to Non-gaming revenue.

(b)    Reclassification of $4.8 million of Food and beverage to Non-gaming revenue.

(c)     Reclassification of $5.9 million of Other revenue to Non-gaming revenue.

(d)    Reclassification of $11.6 million of Cost of food and beverage revenue to Non-gaming operating cost.

(e)     Reclassification of $3.1 million of Cost of other revenue to Non-gaming operating cost.

(f)     Reclassification of $5.5 million of Advertising and marketing to General and administrative.

(g)    Reclassification of $0.3 million of Loss on disposal of assets to General and administrative.

(h)    Reclassification of $89.8 million of Gain (loss) on change of fair value of marketable equity security to Other non-operating income (expense), net.

(i)     Reclassification of $19.4 million of Gain (loss) on change in fair value of loan receivable to Other non-operating income (expense), net.

Note 3. Bally’s Combination Adjustments

Estimated Preliminary Purchase Price

The transaction between Parent and its Affiliates and the Company is accounted for as a business combination as it is a transaction in which an acquirer (Parent and its Affiliates) obtains control of the Company. The preliminary purchase price is estimated to be each share of Company Common Stock outstanding immediately prior to the effective time of the Mergers, other than (i) any Owned Company Shares, (ii) any shares of Company restricted stock, (iii) any Rolling Company Shares, (iv) any dissenting Company shares and (v) any Company contribution shares, are automatically converted into the right to receive cash at share price of $18.25, along with the fair value of the Company shares that made the Rolling Share Election.

The estimated preliminary purchase price of the Company is as follows:

($ in thousands, expect share and per share data)	Bally’s Purchase Price
Expected Bally’s shares to be purchased:
Total assumed shares to be purchased	27,393,949
Share price per Merger Agreement	$18.25
Total estimated cash paid for non-rollover shares	$499,940

Expected fair value of rollover shares:
Total assumed rollover shares	26,442,228
Per Share Price per Merger Agreement	$18.25
Total estimated fair value of rollover shares	482,570
Total Estimated Preliminary Purchase Price – Bally’s(1)	$982,510

____________

(1)      See Note 4 below for details of Queen shares exchanged and estimated preliminary purchase price of Queen.

Sensitivity on Rolling Share Election

The total estimated cash paid to stockholders who have not made a Rolling Share Election will vary depending on the number of stockholders that make a Rolling Share Election. The number of stockholders that make a Rolling Share Election will not have pervasive impact on the overall transaction or estimated preliminary purchase price, the assumptions around this election will have an impact on common shares outstanding, cash and cash equivalents, current portion of long-term debt, long-term debt, stockholders’ equity, interest expense, net, and basic and diluted loss per share. The current assumption reflected in the unaudited pro forma condensed combined financial information is that all stockholders who have not publicly announced Rolling Share Election (i.e., Standard General, Sinclair Broadcast Group, Inc., and Noel Hayden), will not make the Rolling Share Election and the Company will purchase those shares for consideration equal to $18.25 per share.

The following table provides a sensitivity analysis based on certain alternative scenarios:

($ in thousands)	Pro forma combined Company as of June 30, 2024	Partial Share Rollover(1)	Full Share Rollover(2)
Cash and cash equivalents	$166,586	$179,630	$199,127
Total assets	7,756,384	7,769,428	7,788,925
Debt(3),(4)	3,793,516	3,556,590	3,326,117
Total liabilities	7,058,416	6,821,491	6,591,017
Equity	697,968	950,423	1,202,878
Interest expense, net(4)
For the six months ended June 30, 2024	(217,105)	(205,130)	(191,753)
For the twelve months ended December 31, 2023	(409,450)	(396,175)	(390,005)
Net loss
For the six months ended June 30, 2024	(228,390)	(216,415)	(203,038)
For the twelve months ended December 31, 2023	(147,137)	(133,863)	(127,693)
Basic loss per share
For the six months ended June 30, 2024	$(4.31)	$(3.24)	$(2.53)
For the twelve months ended December 31, 2023	$(2.53)	$(1.87)	$(1.49)
Diluted loss per share
For the six months ended June 30, 2024	$(4.31)	$(3.24)	$(2.53)
For the twelve months ended December 31, 2023	$(2.53)	$(1.87)	$(1.49)

____________

(1)      50% of all stockholders who have not publicly announced Rolling Share Election (i.e., Standard General, Sinclair Broadcast Group, Inc., and Noel Hayden), make the Rolling Share Election.

(2)      All stockholders make a Rolling Share Election.

(3)      Current portion of long-term debt plus Long-term debt, net.

(4)      Assumes that available cash post pay-out of stockholders who make a Rolling Share Election, if any, is utilized to pay down existing revolver borrowings of the Company.

Preliminary Purchase Price Allocation

The estimated preliminary purchase price is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. As of the date of this proxy statement, the Company has not completed the detailed valuations necessary to finalize the required estimated fair values and estimated useful lives of the Company’s assets to be acquired and liabilities to be assumed and the related allocation of the purchase price. The Company anticipates completing its purchase price allocation subsequent to the closing of the Merger Transactions, and within the measurement period permissible under the acquisition method of accounting, as it completes its assessment about facts and circumstances that existed as of the acquisition date. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments reflected herein.

The following table summarizes the preliminary purchase price allocation, as if the Merger Transactions had been completed of June 30, 2024, with excess recorded to goodwill:

($ in thousands)	Amount
Assets:
Cash and cash equivalents	$154,733
Restricted cash	169,616
Accounts receivable	65,823
Inventory	18,082
Tax receivable	29,315
Prepaid expenses and other current assets	118,030
Property and equipment	1,989,136
Right of use assets	1,199,295
Goodwill	702,419
Intangible assets	2,534,070
Deferred tax asset	2,848
Other assets	105,208
Liabilities:
Current portion of long-term debt	(19,450)
Current portion of lease liabilities	(56,389)
Accounts payable	(100,979)
Accrued income taxes	(35,482)
Accrued and other current liabilities	(717,811)
Long-term debt	(3,176,667)
Long-term financing obligation	(200,000)
Long-term lease liabilities	(1,126,826)
Deferred tax liability	(564,882)
Commercial rights liabilities	(17,135)
Other long-term liabilities	(90,016)
Noncontrolling interest	(428)
Estimated preliminary purchase price	$982,510

Goodwill represents excess estimated preliminary purchase price over the fair value of the underlying net assets acquired. In accordance with ASC 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, and whenever events or circumstances have occurred that may indicate a possible impairment.

Subject to the terms and conditions of the Merger Agreement, each holder of shares of Company Common Stock (other than the Company or its subsidiaries) will have the option to make a Rolling Share Election with respect to all or any portion of its shares of Company Common Stock, which may be rejected under certain circumstances by the Company or Parent. The estimated purchase price reflected in the unaudited pro forma condensed combined financial information assumes that no Company Stockholder has made a Rolling Share Election other than those who have executed the Support Agreements to date.

The determination of transaction-related adjustments presented herein are preliminary and based in part on the Company’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed. The adjustments have been prepared to illustrate the estimated effect of the Mergers. Amounts recognized following the consummation of the Mergers may differ significantly based upon finalization of the fair values of assets acquired and useful lives thereon for the purpose of periodic depreciation, amortization and other expenses recognized in those subsequent periods.

Balance Sheet

Assets

A.     Represents adjustment to eliminate the Company’s historical property and equipment and to reflect it at the estimated fair value of $1,989.1 million. The fair value for personal property was estimated using the indirect (trending) method of cost approach which first estimates the reproduction cost new using analytical trending where, based on the fixed asset register, assets are categorized into similar appraisal groups. Using historical cost and acquisition date, current reproduction cost new estimates were estimated by multiplying the cost data by price trend factors derived from inflationary/deflationary price indices that reflect various types of assets and their respective ages. Physical depreciation was then estimated using an age-life calculation utilizing data associated with the Iowa-type Survivor Curve that estimates the probable total useful life based on the normal useful life and chronological age of the asset.

The fair value for land and land improvements was estimated using the following methods (i) owned real property subject to recently announced sale-leaseback term sheets will utilize overall real property value indicated from the term sheet, and allocations to units of account based on benchmarking to recent Company transactions and other transactions in the gaming industry; (ii) other owned real property is valued using the income (direct capitalization approach, applying an estimated rent coverage to projected earnings before interest, taxes, depreciation, amortization, and rent, and a market capitalization rate) market and cost approaches, as applicable. For properties valued via the income approach, allocations to units of account were estimated based on benchmarking to recent Company transactions and other transactions in the gaming industry. The fair value of leasehold interests were estimated using the following methods: (i) properties that have been subject to sale-leaseback transactions in the past three years assume current contractual rent is representative of current market rent based on the Company’s recent cap rates and rent coverage ratios; (ii) fair value of leasehold interests in ground leases were estimated via the income approach via the differential cash flow method, whereby the differential between contractual rent and estimated market rent are discounted at a market rate of return. Market ground rent is estimated by first estimating the fee simple value of the underlying land and then applying an estimated rate of return (capitalization rate) to the fair value of the land.

The following table summarizes the estimated fair values and useful life by asset class:

($ in thousands)	Fair value as of June 30, 2024	Estimated useful life (years)
Land	$335,405	—
Land improvements	35,007	15
Buildings and improvements	1,291,036	20
Personal Property	210,364	5
Construction in progress and other	117,324	—
Total property and equipment fair value as of June 30, 2024	$1,989,136

Carrying value as of June 30, 2024 (not including accumulated depreciation)	1,124,546
Pro forma adjustment to property and equipment	$864,590

A 10% change in the valuation of property and equipment would cause a corresponding increase or decrease in the depreciation expense of approximately $5.7 million for the six months ended June 30, 2024 and $11.5 million for the year ended December 31, 2023. Pro forma depreciation is preliminary and based on the use of straight-line depreciation. The amount of depreciation following the completion of the Merger may differ significantly between periods based upon the final value assigned and depreciation methodology used for each identifiable property and equipment asset.

B.      Represents adjustment to recognize a corresponding right of use asset that is equal to the lease liability and to record off-market lease components. The following table reflects the adjustment impact to ROU Assets:

($ in thousands)	Amount
Historical lease liability as of 6/30/24	$1,183,215
Historical right-of-use asset as of 6/30/24	1,131,211
Total additional right-of-use asset	52,004
Record off-market component	16,080
Pro forma adjustment to right of use assets, net	$68,084

C.     Goodwill is calculated as the difference between the estimated preliminary purchase price and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. Refer to the table above for the calculation of the estimated preliminary purchase price in excess of the preliminary fair value of assets acquired and liabilities assumed based on the preliminary allocation of the estimated preliminary purchase price to the identifiable tangible and intangible asset acquired and liabilities assumed of the Company. The following table reflects the pro forma adjustment to Goodwill:

($ in thousands)	Amount
Eliminate Historical Bally’s Equity	$(431,509)
Estimated Preliminary Purchase Price – Bally’s	982,510
Record Fair Value of PP&E	(864,590)
Record Fair Value of Intangible Assets	(773,580)
Record ROU Assets at PV of Lease Payments	(68,084)
Record Fair value of Bally’s Debt	(477,014)
Record transaction costs	6,863
Record deferred tax liability	417,507
Pro forma adjustment to Goodwill	$(1,207,897)

D.     Represents adjustment to eliminate Bally’s historical intangible assets and to reflect the acquired identifiable intangible assets at the estimated aggregate fair value of $2,534.1 million. The fair values of the customer relationship intangible assets are estimated using a multi-period excess earnings method which isolates the net earnings attributable to the asset being measured and measures fair value by taking the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. A relief-from-royalty method is used to estimate the fair values of the trade names and developed technology intangible assets, whereby the asset value is determined by taking the present value of hypothetical royalty payments that would be avoided through ownership the asset, as compared to licensing the intangible asset from a third party. The fair values of Gaming Licenses are estimated based on the Greenfield Method that considers a hypothetical cash flow scenario of developing an operating business from an entity that, at inception, only holds the subject intangible asset. The following table summarizes the estimated fair value of intangible assets:

($ in thousands)	Estimated Fair Value	Estimated Useful Lives (in years)
Amortizable intangible assets:
Trade names	$23,500	8
Developed technology	346,900	6
Customer relationships	561,900	6
Gaming Licenses	30,100	7
Commercial rights – Sinclair	210,364	7
Other	77,406	5
Total amortizable intangible assets	$1,250,170

Intangible assets not subject to amortization:
Gaming Licenses	$870,500	Indefinite
Trade names	413,400	Indefinite
Total unamortizable intangible assets	1,283,900
Total fair value of intangible assets as of June 30, 2024	$2,534,070

Net carrying value as of June 30, 2024	1,760,490
Pro forma net adjustment to intangible assets	$773,580

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $12.2 million for the six months ended June 30, 2024 and $24.4 million for the year ended December 31, 2023. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the completion of the Merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

Liabilities

E.      Represents adjustment to record the accrual for additional transaction expense incurred/expected to be incurred after June 30, 2024, in the amount of $6.9 million.

F.      Represents adjustment to recognize the Company’s existing debt as an assumed liability at fair value:

($ in thousands)	Amount
Carrying value of debt as of 6/30/24	$3,673,131
Less: Revolving Credit Facility	(350,000)
Carrying value of long-term debt	$3,323,131

Fair value of long-term debt	2,846,117
Pro forma adjustment to long-term debt, net	$(477,014)

G.     Represents the increase to the deferred tax liability, which is primarily driven by $565.4 million of deferred taxes associated with the estimated pro forma adjustments to record the fair market value of intangible assets, property and equipment, current portion of long-term debt, and long-term debt. Further, the deferred tax liability provides a source of future realization of deferred taxes which resulted in a $147.9 million reduction to the historical valuation allowance maintained against the Company’s Section 163(j) interest limitation.

H.     Represents the adjustment to reclassify the derivative liability related to certain warrants with various performance metrics expected to be met upon close. The liability was adjusted to its fair value on close and resulted in a reclassification of $38.4 million from the Commercial rights liability line item to additional paid-in capital. These warrants are expected to be fully exercisable as a result of the Merger Transactions.

Equity

I.       The following table summarizes pro forma adjustments for stockholders’ equity:

($ in thousands)	Common stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss
Recognition of estimated preliminary purchase price	$274	$982,236	$—	$—
Elimination of Bally’s historical equity	(406)	(1,466,966)	811,467	224,396
Merger transaction-related costs	—	—	—	—
Reclass of Sinclair warrants	—	59,848	(21,462)	—
Pro forma net adjustment	$(132)	$(424,882)	$790,005	$224,396

Statement of Operations

J.       Represents the adjustments to general and administrative expense (“G&A”) associated with the recognition of a corresponding right of use asset that is equal to the lease liability, and estimated transaction costs, which are nonrecurring in nature and will not affect the unaudited pro forma condensed combined statement of income beyond twelve months after the closing of the Mergers. The total estimated transaction costs to be incurred by the Company for the year ended December 31, 2023 was $6.9 million. Additionally, the additional ROU asset amortization expense for the six months ended June 30, 2024 was $1.2 million and for the year ended December 31, 2023 was $2.4 million.

K.     Pro forma asset depreciation and amortization reflects the revised depreciation of property and equipment assets and revised amortization of intangible assets arising from the Mergers and is based on management’s preliminary estimate of useful lives and future production. The Company has historically depreciated all asset classes of property, plant and equipment on a straight-line basis. The amount of depreciation expense recognized following the close of the Mergers may differ significantly between periods based upon the final fair value assigned and depreciation methodology used for each category of property and equipment. The following table reflects the adjustment impact to depreciation and amortization:

($ in thousands)	For the six months ended June 30, 2024	For the year ended December 31, 2023
Amortization:
Pro forma amortization expense	$122,385	$244,469
Historical amortization expense	119,200	231,700
Pro forma net adjusted amortization expense	$3,185	$12,769

Depreciation:
Pro forma depreciation expense	$57,369	$114,769
Historical depreciation expense	39,200	118,700
Pro forma net adjusted depreciation expense	$18,169	$(3,931)
Pro forma net adjusted amortization and depreciation expense	$21,354	$8,838

L.      Represents adjustment to Interest expense, net as a result of recognizing the Company’s existing debt as an assumed liability at fair value. The adjustment to interest expense, net represents a non-cash adjustment resulting in the decreased carrying value based on the fair value of debt. The non-cash adjustment is a $33.3 million change and a $60.9 million change to the interest expense, net for the six months ended June 30, 2024, and the year ended December 31, 2023, respectively.

M.     Represents the fair value adjustment to Sinclair performance warrants resulting in additional expense of $21.5 million for the year ended December 31, 2023 which is based on $18.25 per share. Such adjustment is nonrecurring and related to adjustment H in Note 3.

N.     Represents an estimate of the income tax impacts of the Mergers on the statements of comprehensive income. The taxes associated with the estimated pro forma adjustments consider the estimated tax impact based on applicable statutory tax rates of the jurisdictions where the proforma adjustments reside, including a preliminary estimate of the deductibility of certain transaction-related costs. The proforma adjustments primarily relate to operations in the United States with an applicable statutory tax rate of 26%, including Federal and State income taxes. Although not reflected in the unaudited pro forma condensed combined financial information, the effective tax rate of the combined company could be different than the Company’s historical effective tax rate (either higher or lower) depending on various factors, including post-Merger activities.

Note 4. Queen Combination Adjustments

Estimated Preliminary Purchase Price

Parent’s contribution of Queen Common Stock in exchange for share of the Company is accounted for as a transaction between entities under common control. The preliminary purchase price is estimated to be Queen Common Stock outstanding as of June 30, 2024 at a conversion rate of 2.45 to determine Queen estimated Company equivalent of Common Stock to be issued at a share price of $18.25, less estimated Fortress debt paid on close.

The estimated preliminary purchase price is based on provisional amounts, and the associated purchase accounting is not final. The estimated preliminary purchase price of Queen is as follows:

($ in thousands, except share and per share data)	Amount
Queen common stock outstanding at June 30, 2024	11,589,111
Per share ratio	2.45
Estimated equivalent Bally’s common stock to be issued	28,436
Share price per Merger Agreement	$18.25
Estimated fair value of shares exchanged	518,958
Plus: estimated Fortress debt paid on close	110,503
Total estimated preliminary purchase price – Queen	$629,461
Less: Net assets acquired of Queen	241,603
Less: Fortress debt paid on close	110,503
Pro forma adjustment to Queen’s equity	$277,355

Balance Sheet

Equity

A.     Under the common control transaction, Queen’s net assets are recorded at their carrying value, with no additional goodwill recognized. Refer to the table above for calculation of estimated preliminary purchase price of Queen and the pro forma adjustments to stockholders’ equity:

($ in thousands)	Common stock	Additional paid-in capital	Accumulated deficit	Total Stockholders’ Equity
Recognition of estimated preliminary purchase price	$284	$518,674	$—	$518,958
Elimination of Queen historical equity(1)	—	(101,897)	(139,706)	(241,603)
Pro forma adjustment to Queen Equity	284	416,777	(139,706)	277,355
Elimination of Queen historical equity(1)	—	(277,355)	—	(277,355)
Pro forma net adjustment	$284	$139,422	$(139,706)	$—

____________

(1)      Elimination of Queen historical equity is shown in the gross amount to show movement between Queen’s historical retained earnings and pro forma combined APIC and accumulated deficit impact.

The Company considered the impact of the common control transaction and other pro forma adjustments that impact current and deferred taxes, and no adjustments to current or deferred taxes are needed.

Note 5. Other Transaction Adjustments

On July 25, 2024, Parent entered into a commitment letter (the “Debt Commitment Letter”) with Apollo Global Securities, LLC (“AGS”) and Apollo Capital Management, L.P., on behalf of one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates (in such capacity, “Apollo”, and all such parties, funds, accounts, and entities, collectively, the “Apollo Investors”), pursuant to which Apollo, on behalf of the Apollo Investors, committed to purchase up to $500 million of new first lien notes (the “New First Lien Notes”) to be issued by the Company in connection with the Company Merger.

Pursuant to the terms of the Merger Agreement and the Debt Commitment Letter, the Company expects to assume Parent’s rights and obligations under the Debt Commitment Letter immediately prior to the closing of the Company Merger and to issue the New First Lien Notes in order to (x) fund the Company Merger cash consideration, (y) repay in full all existing indebtedness of Queen outstanding pursuant to Queen’s existing credit facilities, and (z) pay certain costs and expenses incurred or payable in connection with the Merger Transactions.

The New First Lien Notes will be guaranteed by each of the Company’s subsidiaries that guarantee the Credit Agreement and will be secured on a pari passu basis by the property of the Company and the guarantors that secure the Credit Agreement.

The New First Lien Notes will mature on October 2, 2028 and will not be subject to required amortization prior to maturity. The New First Lien Notes will bear interest at a fixed rate of 11.00% per annum, payable quarterly.

Balance Sheet

Assets

A.     Represents adjustment to cash and cash equivalents consists of the following:

($ in thousands)	Amount
New Senior secured first-lien term loan	$500,000
Record additional revolver borrowings	117,399
Record financing costs associated with new debt	(20,000)
Record Fortress debt payoff	(110,503)
Bally’s shares purchased on close	(499,940)
Pro forma adjustment to cash and cash equivalents	$(13,044)

B.      Represents adjustment to current portion of long-term debt to remove current portion of debt payoff related to Fortress debt resulting in $1.2 million as of June 30, 2024.

C.     Represents adjustment to accrued and other current liabilities to record the estimated 1% excise tax on share repurchases of $5.0 million and to remove $2.8 million of the unamortized deferred fees associated with the payoff of Fortress debt as of June 30, 2024.

D.     Represents adjustment to long-term debt, net of current portion consists of the following:

($ in thousands)	Amount
New Senior secured first-lien term loan	$500,000
Record additional revolver borrowings	117,399
Record financing costs associated with new debt	(20,000)
Fortress debt payoff	(84,808)
Pro forma adjustment to Long-term debt, net	$512,591

Equity

E.      Represents the additional paid-in capital impact of Fortress debt pay off in the amount of $21.7 million, the estimated cash payment of $499.9 million which represents those who elect to not make a Rolling Share Election, and the estimated 1% excise tax on such share repurchases of $5.0 million.

Statement of Operations

F.      Represents adjustments to Interest expense, net of the following:

($ in thousands)	For the six months ended June 30, 2024	For the year ended December 31, 2023
Interest expense related to historical Fortress debt	$7,885	$14,429
Record interest expense for New Senior secured first-lien term loan	(28,751)	(57,142)
Record interest on incremental revolver borrowings	(5,038)	(10,074)
Pro forma adjustment to Interest expense, net	$(25,904)	$(52,787)

G.     Represents adjustments to recognize the income tax impacts of the pro forma adjustment to record interest expense from financing using a U.S. federal and state statutory tax rate of 26.2%. This rate may vary from the effective tax rates of the businesses.

Note 6. Net loss per share

Upon the terms and subject to the conditions of the Merger Agreement, at the Company Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Company Effective Time (other than shares of Company Common Stock owned by: (i) the Company or any of the Company’s wholly owned subsidiaries; (ii) Parent or any of Parent’s Affiliates; (iii) holders exercising statutory appraisal rights; (iv) SG Gaming following the Queen Share Contribution; or (v) holders who have validly made a Rolling Share Election, subject to certain exceptions) will be converted into the right to receive cash consideration equal to Per Share Price.

Each holder of shares of Company Common Stock (other than the Company or its subsidiaries) will have the option to make a Rolling Share Election with respect to all or any portion of its shares of Company Common Stock, which may be rejected under certain circumstances by the Company or Parent.

The following table summarizes the unaudited pro forma net loss per common share for the six months ended June 30, 2024, and for the year ended December 31, 2023, as if the Merger Transactions occurred on June 30, 2024:

($ in thousands, expect share and per share amounts)	For the six months ended June 30, 2024	For the year ended December 31, 2023
Pro forma net loss	$(228,390)	$(147,137)
Historical Bally’s shares used in computing pro forma loss per share:
Basic	48,308,000	53,350,817
Diluted	48,308,000	53,350,817
Sinclair Warrants	3,279,337	3,279,337
Sinclair Options	384,536	384,536
Bally’s offer shares issued in the transaction	28,436,075	28,436,075
Bally’s shares repurchased	(27,393,949)	(27,393,949)
Pro forma shares used in computing pro forma loss per share:
Basic	53,013,999	58,056,816
Diluted	53,013,999	58,056,816
Pro forma loss per share:
Basic	$(4.31)	$(2.53)
Diluted	$(4.31)	$(2.53)

DESCRIPTION AND COMPARISON OF RIGHTS OF BALLY’S STOCK BEFORE AND
AFTER THE MERGER TRANSACTIONS

As a Company Stockholder, your rights are governed by the Company Charter, the Company Bylaws and the DGCL. If the Company Merger is completed, we will amend and restate the Company Charter and the Company Bylaws, in each case as described in the Merger Agreement. As a result, your rights as a Company Stockholder will be governed by the Surviving Corporation Charter, the Surviving Corporation Bylaws and the DGCL. The Surviving Corporation Charter and Surviving Corporation Bylaws will be substantially similar to the Company Charter and Company Bylaws, respectively.

The following is a summary of the rights of our stockholders the Company Charter and the Company Bylaws and the rights of our stockholders under the Surviving Corporation Charter and Surviving Corporation Bylaws, but does not purport to be a complete description of the terms of the Company Charter, the Company Bylaws, the Company Charter, the Surviving Corporation Charter, the Company Bylaws, the Surviving Corporation Bylaws and the DGCL.

Rights Under Company Charter and Company Bylaws	Rights Under Surviving Corporation Charter and Surviving Corporation Bylaws
Authorized Capital Stock
Bally’s is authorized to issue up to 200 million shares of Bally’s Common Stock and ten million shares of preferred stock.	Bally’s is authorized to issue up to 100 million shares of Bally’s Common Stock and ten million shares of preferred stock.
Voting Rights

Holders of Bally’s Common Stock are entitled to one vote in person or by proxy for each share of Bally’s Common Stock held of record by such stockholder on all matters on which stockholders generally are entitled to vote, whether voting separately as a class or otherwise.

Same.
Holders of Bally’s Common Stock will vote together as a single class on all matters.
Dividend Rights

Subject to the rights of any outstanding series of preferred stock, holders of Bally’s Common Stock will be entitled to receive such dividends of cash, property or shares of Bally’s stock as may be declared thereon by the Bally’s Board from time to time out of assets or funds of Bally’s that are by law available.

Same.
Structure and Classification of Board; Number of Directors
The number of directors constituting the Bally’s Board will be fixed by resolution of the Bally’s Board and will not be less than three members nor more than nine members.	Same.

The Bally’s Board will be divided into three classes. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three year term, so that the term of one class of directors will expire in each year.

Rights Under Company Charter and Company Bylaws	Rights Under Surviving Corporation Charter and Surviving Corporation Bylaws
Removal of Directors
Members of the Bally’s Board may be removed for cause by holders of a majority of the shares of Bally’s Common Stock then entitled to vote in the election of directors.	Same.
Director Vacancies and Newly Created Directorships

Any vacancies in the Bally’s Board resulting from any increase in the authorized number of directors will be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

Same.

If a director resigns or is removed from the Bally’s Board, a majority of the directors then in office, but not including those who have so resigned or are removed at a future date, will designate another individual to fill such vacancy. When the number of directors is changed, any newly created directorships or any decrease in directorships will be so assigned among the classes of directors by a majority of the directors then in office, though less than a quorum, as to make all such classes as nearly equal in number as possible.

Stockholder Action by Written Consent

Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if, prior to such action, a written consent or consents thereto, setting forth such action, is signed by the holders of Bally’s Common Stock entitled to vote, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

Same.
Special Stockholder Meeting

Special meetings of stockholders of Bally’s may be called only by (i) by the Chair of the Bally’s Board, (ii) order of a majority of the Bally’s Board or (iii) holders of at least 20% of the outstanding Bally’s Common Stock entitled to vote in the election of directors.

Same.
Rights Upon Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Bally’s, after payment or provision for payment of the debts and other liabilities of Bally’s, subject to the rights of the holders of any preferred stock, the holders of all outstanding shares of Bally’s Common Stock will be entitled to receive the remaining assets of Bally’s available for distribution ratably in proportion to the number of shares held by each such holder.

Same.

Rights Under Company Charter and Company Bylaws	Rights Under Surviving Corporation Charter and Surviving Corporation Bylaws
Exclusive Forum

Unless Bally’s consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Bally’s, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Bally’s to Bally’s or Bally’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL or the Company Charter or Company Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, will be the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).

Same.
Limitation on Financial Interest

The Company Charter and Company Bylaws provide that Bally’s may not permit any person or entities to acquire a direct or indirect entity or economic interest in Bally’s equal to or greater than 5% of any class of equity or economic interests without the approval of the relevant gaming authorities (subject to certain specified exceptions). Any transfer of shares of Bally’s capital stock that results in a person acquiring more than such 5% threshold will not be recognized until the relevant gaming authorities have consented to such transfer.

The Company Charter also provides that an additional license or consent from the gaming authorities is required for ownership equal to or greater than 20% of any class of equity interests of Bally’s.

In addition, the Company Charter and Company Bylaws also include limitations and restrictions on ownership of capital stock relating to regulatory requirements and licenses, including restrictions on transfers that would violate applicable Gaming Laws and repurchase rights in the event that stockholders are determined to be unsuitable to hold Bally’s capital stock.

The Company Charter and Company Bylaws impose additional restrictions to ensure compliance with relevant gaming and regulatory requirements including Bally’s ability to withhold dividend payments or other remuneration and redeem or purchase a holder’s capital stock if a gaming authority or Bally’s board of directors determines the holder to be “disqualified” from holding Bally’s capital stock or an “unsuitable person”, as such terms are defined in certain Gaming Laws.

Same.

Rights Under Company Charter and Company Bylaws	Rights Under Surviving Corporation Charter and Surviving Corporation Bylaws
Rhode Island Gaming Matters

Subject to certain exceptions, Bally’s will not permit any person or entity to acquire a direct or indirect equity or economic interest in Bally’s (a “Financial Interest”) equal to or greater than 5% of the total of any class of Financial Interests unless such person or entity has first obtained a license from the Rhode Island Department of Business Regulation (“DBR”) and the Division of Lotteries of the Rhode Island Department of Revenue (the “Lottery”), and/or been approved as suitable by DBR and the Lottery to hold such Financial Interest in Bally’s in accordance with the rules and procedures set forth by DBR and the Lottery. Any transfer of Financial Interests in Bally’s that results in a person or entity acquiring 5% or greater of the total of any class of Financial Interests in Bally’s will not recognized by Bally’s unless (a) such person or entity has received a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery to hold such Financial Interest or (b) such person or entity has received a prior written notice from applicable governmental authorities (including DBR and the Lottery) that such person or entity is not required to hold a license from DBR and the Lottery and/or be approved as suitable by DBR and the Lottery to hold such Financial Interest.

Same.

In addition, if a person or entity has obtained a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery to hold 5% or greater of the total of a class of Financial Interests in Bally’s, Bally’s shall not permit any such person or entity to acquire Financial Interests in Bally’s equal to or in excess of 20% of the total of such class of Financial Interests in Bally’s unless such person or entity has first obtained a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery to hold such Financial Interest in Bally’s equal to or in excess of such threshold in accordance with the rules and procedures set forth by DBR. Any transfer of Financial Interests in Bally’s that results in a person or entity acquiring a Financial Interest in Bally’s equal to or in excess of such threshold will not be recognized by Bally’s unless and until such person or entity has received a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery with respect to such Financial Interest.

Rights Under Company Charter and Company Bylaws	Rights Under Surviving Corporation Charter and Surviving Corporation Bylaws
New Jersey Gaming Matters

The Current Charter is deemed to include all provisions required by the New Jersey Casino Control Act (the “New Jersey Act”) to be included in a corporate charter of Bally’s, and to the extent that anything contained in the Current Charter is inconsistent with the New Jersey Act, the provisions of the New Jersey Act govern.

Same.

The Current Charter will be generally subject to the provisions of the New Jersey Act and the rules and regulations of the New Jersey Casino Control Commission promulgated under the New Jersey Act. Specifically, and in accordance with the applicable provisions of the New Jersey Act, and without limiting any other provisions of the Current Charter or applicable law, securities of Bally’s are held subject to the condition that, if a holder thereof is found to be disqualified pursuant to the provisions of the New Jersey Act, such holder must dispose of the securities of Bally’s.

Same.

In accordance with the applicable provisions of the New Jersey Act, commencing on the date the New Jersey Commission serves notice upon Bally’s of a determination of disqualification of a holder of securities of Bally’s, it will be unlawful for the holder to (i) receive any dividends or interest upon the holder’s securities, (ii) exercise, directly or through any trustee or nominee, any right conferred by the holder’s securities, or (iii) receive any remuneration in any form from Bally’s for services rendered or otherwise.

Special Matters
None.

From and after the consummation of the Merger until such time as (i) there are fewer than 50 holders of record (as defined and interpreted in accordance with Rule 12g5-1 promulgated under the Exchange Act), of shares of Bally’s Common Stock, excluding Standard General and its affiliates (the “SG Group”) and SBG Gaming and its affiliates (the “SBG Group”) and (ii) the aggregate number of shares of Bally’s Common Stock held by Bally’s stockholders (other than the SG Group and SBG Group) represents less than 5% of the total outstanding shares of Bally’s Common Stock on a fully-diluted basis:

(A) to the extent permitted by law, Bally’s will maintain the registration of a class of its securities under Section 12 of the Exchange Act and its applicable reporting obligations under Section 13 or Section 15(d) of the Exchange Act;

Rights Under Company Charter and Company Bylaws	Rights Under Surviving Corporation Charter and Surviving Corporation Bylaws

(B) whether or not Bally’s is otherwise required to file periodic and current reports with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, Bally’s will file with the SEC or make available on its website: (1) an Annual Report on Form 10-K for the applicable fiscal year containing substantially the same information that would be required to be included by Bally’s in an Annual Report on Form 10-K if Bally’s were a reporting company under the Exchange Act; (2) a Quarterly Report on Form 10-Q for each applicable fiscal quarter containing substantially the same information that would be required to be included by Bally’s in a Quarterly Report on Form 10-Q if Bally’s were a reporting company under the Exchange Act; and (3) Current Reports on Form 8-K containing substantially the same information that would be required to be contained in a Current Report on Form 8-K under the Exchange Act if Bally’s were a reporting company under the Exchange Act;

(C) a majority of Bally’s Board will consist of “independent directors” (determined in accordance with the NYSE Listed Company Manual);

(D) the Bally’s Board will maintain an audit committee that satisfies the applicable requirements of the NYSE Listed Company Manual and Rule 10A-3 under the Exchange Act;

(E) Bally’s will adopt and maintain a related party transaction policy requiring that all related party transactions that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC be approved by the audit committee or another committee comprised solely of directors who qualify for service on the audit committee; and

(F) no member or group of members of the SG Group will be permitted to sell, transfer or otherwise dispose of shares of Bally’s Common Stock representing 50% or more of the aggregate number of shares of Bally’s Common Stock held by the SG Group as of immediately following the Merger without first providing the other holders of Bally’s Common Stock with certain tag-along rights.

THE PARTIES TO THE MERGER TRANSACTIONS

Bally’s Corporation

Bally’s Corporation, a Delaware corporation, was incorporated in Delaware on March 1, 2004. The Company is a global gaming, hospitality and entertainment company with a portfolio of casinos and resorts, online gaming businesses and sports betting. The Company provides its customers with physical and interactive entertainment and gaming experiences, including traditional casino offerings, iGaming, online bingo, sportsbook and free-to-play games.

As of June 30, 2024, Bally’s owns and manages 15 land-based casinos in 10 states across the US, one golf course in New York, and one horse racetrack in Colorado operating under the Bally’s brand. Bally’s land-based casino operations include approximately 14,800 slot machines, 600 table games and 4,000 hotel rooms, along with various restaurants, entertainment venues and other amenities. In 2021, Bally’s acquired London-based Gamesys Group Ltd. to expand the Company’s geographical and product footprints to include an iGaming business with well-known brands providing iCasino and online bingo experiences to Bally’s global online customer base with concentrations in Europe and Asia and a growing presence in North America. Bally’s revenues are primarily generated by these gaming and entertainment offerings. Bally’s proprietary software and technology stack is designed to allow us to provide consumers with differentiated offerings and exclusive content.

The Company’s principal executive offices are located at 100 Westminster Street, Providence, Rhode Island 02903, and its telephone number is (401) 475-8474. The Company’s website address is www.Ballys.com.

Epsilon Sub I, Inc.

Epsilon Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Bally’s. Merger Sub I was incorporated on July 15, 2024. Merger Sub I was formed solely for the purpose of facilitating the Company Merger. Merger Sub I has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the Company Merger. By operation of the Company Merger, Merger Sub I will be merged with the Company with the Company surviving the Company Merger. Upon completion of the Company Merger, Merger Sub I will cease to exist as a separate entity.

Merger Sub I’s principal executive offices are located at 100 Westminster Street, Providence, Rhode Island 02903, and its telephone number is (401) 475-8474.

Epsilon Sub II, Inc.

Epsilon Sub II, Inc., a Delaware corporation and a wholly owned Subsidiary of Bally’s. Merger Sub II was incorporated on July 15, 2024. Merger Sub II was formed solely for the purpose of facilitating the Queen Merger. Merger Sub II has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the Queen Merger. By operation of the Queen Merger, Merger Sub II will be merged with the Queen with the Queen surviving the Queen Merger. Upon completion of the Queen Merger, Merger Sub II will cease to exist as a separate entity.

Merger Sub II’s principal executive offices are located at 100 Westminster Street, Providence, Rhode Island 02903, and its telephone number is (401) 475-8474.

SG Parent LLC

SG Parent LLC was formed as a Delaware limited liability company on July 19, 2024 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Parent has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement and Support Agreements, and the arranging of financing in connection with the Company Merger. Parent is a direct, wholly owned Subsidiary of SG Gaming, and is an affiliate of Standard General.

The principal office address of Parent is c/o Standard General L.P., 767 Fifth Avenue, 12th Floor, New York, NY 10153. The telephone number at the principal office is (212) 257-4701.

The Queen Casino & Entertainment Inc.

The Queen Casino & Entertainment Inc. was formed as a Delaware corporation on October 2, 2012. Queen is a U.S. regional gaming, hospitality and entertainment company that currently owns and operates four casino properties across three states. Queen also holds or otherwise has a financial interest in approximately 33% of the outstanding shares in Intralot S.A. (ATSE: INLOT), a global lottery management and services business listed on the Athens Stock Exchange. SG Gaming, an affiliate of Standard General, is a stockholder of, and owns approximately 88% of the equity interests in, Queen.

Queen’s corporate offices are located at 200 Front Street, East St. Louis, IL 62201. The telephone number at the principal office is (618) 874-5000.

SG CQ Gaming LLC

SG CQ Gaming LLC was formed as a Delaware limited liability company on June 3, 2019. The principal business of SG Gaming is to serve as a holding company for Standard General’s investment in Queen. SG Gaming is an affiliate of Standard General.

The principal office address of SG Gaming is c/o Standard General L.P., 767 Fifth Avenue, 12th Floor, New York, NY 10153. The telephone number at the principal office is (212) 257-4701.

THE SPECIAL MEETING

Date, Time and Place

Bally’s will hold the Special Meeting on [•], 2024, at [•], Eastern time. You may attend the Special Meeting via a live interactive webcast on the Internet at [•]. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). Bally’s believes that a virtual meeting provides expanded access, improved communication and cost savings for its stockholders.

If you encounter technical difficulties accessing the Special Meeting or during the Special Meeting, a support line will be available on the login page of the Special Meeting website.

Purpose of the Special Meeting

At the Special Meeting, Bally’s will ask stockholders to vote on the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

Bally’s stockholders must approve the Merger Proposal in order for the Merger Transactions to be consummated. Approval of the Advisory Proposal and Adjournment Proposal is not a condition to consummation of the Merger Transactions. A copy of the Merger Agreement is attached as Annex A-1 to the proxy statement, a copy of the First Merger Agreement Amendment is attached as Annex A-2 to the proxy statement and a copy of the Second Merger Agreement Amendment is attached as Annex A-3 to the proxy statement each of which is incorporated by reference herein in its entirety. Bally’s encourages you to read the Merger Agreement and the Merger Agreement Amendments carefully in their entirety.

Attending the Special Meeting

The Special Meeting will begin at [•], Eastern time. Online check-in will begin at [•], Eastern time. Bally’s encourages you to access the meeting prior to the start time.

As the Special Meeting is virtual, there will be no physical meeting location. To attend the Special Meeting, log in at [•]. You will need the control number found on your proxy card or voting instruction form in order to participate in the Special Meeting (including voting your shares). If you encounter technical difficulties accessing the Special Meeting or during the Special Meeting, a support line will be available on the login page of the Special Meeting website.

Once online access to the Special Meeting is open, stockholders may submit questions pertinent to meeting matters, if any, through the Special Meeting website. You will need the control number found on your proxy card or voting instruction form in order to submit questions. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Record Date; Shares Entitled to Vote; Quorum

Only Bally’s stockholders as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A list of stockholders of record entitled to vote at the Special Meeting will be available at the Company’s principal place of business during ordinary business hours for a period of ten days ending on the day before the date of the Special Meeting.

As of the Record Date, there were [•] shares of Company Common Stock outstanding and entitled to vote at the Special Meeting. For each share of Company Common Stock that you own as of the close of business on the Record Date, you will have one vote on each matter submitted for a vote at the Special Meeting.

The holders of at least one-third of the outstanding shares of the Company Common Stock entitled to vote at the Special Meeting, present by means of remote communication or represented by proxy, will constitute a quorum at the Special Meeting.

Votes Required

Approval of the Merger Proposal requires the affirmative vote of both: (1) the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote thereon and (2) the holders of a majority of the outstanding shares of the Company Common Stock held by the Unaffiliated Company Stockholders and entitled to vote thereon.

Approval of each of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of holders representing a majority of the votes cast by the stockholders present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote on such proposal.

Abstentions

Abstentions will be counted as present for purposes of determining whether a quorum exists. If a stockholder abstains from voting on the Merger Proposal that abstention will have the same effect as if the stockholder voted “AGAINST” the Merger Proposal, but will have no effect on the Advisory Compensation Proposal or the Adjournment Proposal.

Broker Non-Votes

Each “broker non-vote,” if any will also count as a vote “AGAINST” the Merger Proposal, but will have no effect on the Advisory Compensation Proposal and Adjournment. Broker non-votes are shares of Company Common Stock held by brokers on behalf of the beneficial owners of such shares of Company Common Stock that are present by means of remote communication or by proxy at the Special Meeting, but with respect to which the broker is not instructed by the applicable beneficial owner of such shares of Company Common Stock how to vote on a particular proposal, and the broker does not have discretionary voting power on such proposal. Because brokers do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if a beneficial owner of shares of Company Common Stock held in “street name” does not give voting instructions to the broker with respect to any proposals to be considered at the Special Meeting, then those shares of Company Common Stock will not be present by means of remote communication or by proxy at the Special Meeting, and, therefore, will not count towards the quorum of the Special Meeting. If you instruct your broker, bank or other nominee how to vote on at least one, but not all of the proposals to be considered at the Special Meeting, your shares of Company Common Stock will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the Special Meeting. In this scenario, a “broker non-vote” will occur with respect to each proposal for which you did not provide voting instructions to your broker, bank or other nominee.

For shares of Company Common Stock held in “street name,” only shares of Company Common Stock affirmatively voted “FOR” the Merger will be counted as a vote in favor of such proposal and, as a result a broker non-vote, if any, will have the effect of a vote “AGAINST” the Merger Proposal. Approval of each of the Advisory Compensation Proposal and Adjournment Proposal requires the affirmative vote of holders representing majority of the votes cast by the stockholders present by means of remote communication or represented by proxy at the Special Meeting and entitled to vote thereon, therefore, broker non-votes will have no effect on the approval of the Advisory Compensation Proposal or Adjournment Proposal.

Shares Held by Bally’s Directors and Executive Officers

As of the Record Date, Bally’s directors and executive officers beneficially owned, in the aggregate, [•] shares of Company Common Stock, collectively representing approximately [•]% of the shares of Company Common Stock outstanding as of the Record Date. Bally’s directors and executive officers have informed Bally’s that they intend to vote all of their shares of Company Common Stock: (1) “FOR” the Merger Proposal, (2) “FOR” the Advisory Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Voting of Proxies

If you are a stockholder of record (that is, your shares are registered in your name with Bally’s transfer agent, Equiniti Trust Company, LLC), you may vote your shares by returning a signed and dated proxy card (a proxy card and a prepaid reply envelope is provided for your convenience), or you may vote at the Special Meeting using the control number located on the enclosed proxy card. Additionally, you may grant a proxy electronically over the internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone. Based on your proxy cards or internet and telephone proxy, the proxy holders will vote your shares according to your direction.

If you attend the Special Meeting by remote communications and wish to vote at the Special Meeting, you will need the control number located on the enclosed proxy card. Beneficial owners of shares held in “street name” must also have a “legal proxy” from their bank or broker in order to vote at the Special Meeting. You are encouraged to vote by proxy even if you plan to attend the Special Meeting. If you attend the Special Meeting and vote at the Special Meeting, your vote will revoke any previously submitted proxy.

All shares represented by properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) will, if received before the Special Meeting, be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) that do not contain voting instructions will be voted: (1) “FOR” the Merger Proposal, (2) “FOR” the Advisory Compensation Proposal and (3) “FOR” the Adjournment Proposal.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee. You may also attend the Special Meeting and vote at the Special Meeting if you have a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting. If available from your bank, broker or other nominee, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting instruction form provided by your bank, broker or other nominee. If you do not (1) return your bank’s, broker’s or other nominee’s voting instruction form, (2) vote over the internet or by telephone through your bank, broker or other nominee, or (3) attend the Special Meeting and vote at the Special Meeting with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Proposal. It will not, however, have any effect on stockholder vote on the Advisory Compensation Proposal and Adjournment Proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•        signing another proxy card with a later date and returning it to Bally’s prior to the Special Meeting;

•        submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

•        delivering a written notice of revocation to Bally’s Secretary; or

•        attending the Special Meeting and voting at the Special Meeting using the control number on the enclosed proxy card.

If you have submitted a proxy, your attendance at the Special Meeting, in the absence of voting at the Special Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of Company Common Stock in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting.

Any adjournment or postponement of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Bally’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Adjournment

If a quorum is not present, the chairperson of the Special Meeting or the stockholders entitled to vote at the Special Meeting, present in person or represented by proxy, may adjourn the Special Meeting, from time to time, without notice in any manner permitted by applicable law, until a quorum is present or represented. The chairperson may also adjourn the meeting to another place, date or time, even if a quorum is present. In addition, the Special Meeting could be postponed before it commences, subject to the terms of the Merger Agreement. If the Special Meeting is adjourned or postponed, Bally’s stockholders who have already submitted their proxies will be able to revoke them at any time before they are voted at the Special Meeting.

In addition to the Merger Proposal and the Advisory Compensation Proposal, Bally’s stockholders are also being asked to approve the Adjournment Proposal.

Solicitation of Proxies

The Company, on behalf of the Bally’s Board, is soliciting proxies from Bally’s stockholders for the Special Meeting. Under applicable SEC rules and regulations, the members of the Bally’s Board are “participants” with respect to the solicitation of proxies in connection with the Special Meeting.

The expense of soliciting proxies will be borne by Bally’s. Bally’s has retained [•], a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process, for a fee of [•]. Bally’s will indemnify this firm against losses arising out of its provisions of these services on its behalf. In addition, Bally’s may reimburse banks, brokers and other nominees representing beneficial owners of shares of Company Common Stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by Bally’s directors, officers and employees, personally or by telephone, email, fax or over the internet. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Transactions

Bally’s currently expects to complete the Merger Transactions in the first quarter of 2025. However, the exact timing of completion of the Merger Transactions, if at all, cannot be predicted because the Merger Transactions are subject to the closing conditions specified in the Merger Agreement, many of which are outside of the Company’s control.

Appraisal Rights

We are a Delaware corporation. As such, we are governed by the DGCL. Section 262 of the DGCL sets forth the circumstances in which stockholders of a Delaware corporation are entitled to seek an appraisal by the Delaware Court of Chancery of the fair value of the stockholder’s shares of stock. Because of Section 262(b)(2)a. of the DGCL and the Rolling Share Election, Company Stockholders may not clearly be entitled to seek an appraisal of their shares of Company Common Stock in the Company Merger. However, the parties have agreed that, shares of Company Common Stock will be entitled to rights of appraisal under Section 262 of the DGCL, in accordance with Section 2.7(c) of the Merger Agreement in order to avoid any question. Therefore, the descriptions included in this proxy statement with respect to the appraisal rights of the holders of record or beneficial owners of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) pursuant to Section 262 of the DGCL disregards the applicability of Section 262(b)(2)a. of the DGCL to the Company Merger. The Merger Agreement incorporated by reference the requirements, rights and procedures of Section 262 of the DGCL (other than Section 262(b)(2)a. of the DGCL), which are summarized below and throughout this proxy statement. References to Section 262 of the DGCL in this proxy statement, therefore, mean Section 262 of the DGCL as incorporated by reference into the Merger Agreement. In order to validly make Rolling Share Elections, stockholders desiring to make a Rolling Share Election will be required to waive appraisal rights in respect of any shares of Company Common Stock that they hold or acquire that are subject to a Rolling Share Election. The Merger Agreement also provides that appraisal rights pursuant to Section 262 of the DGCL are only available for shares of Company Common Stock that are issued and outstanding as of immediately prior to the Company Effective Time and are not Rolling Company Shares, shares of Company Restricted Stock and Company Contribution

Shares. Therefore, if you wish to exercise appraisal rights with respect to some or all of your shares of Company Common Stock, you should not, with respect to such shares, make a Rolling Share Election or otherwise become the holder or owner of shares of Company Restricted Stock or Company Contribution Shares.

If the Company Merger is consummated, holders of record or beneficial owners of Company Common Stock (other than with respect to Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) who (1) do not vote in favor of the Merger Proposal (whether by voting against Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), (2) continuously hold (in the case of holders of record) or continuously own (in the base of beneficial owners) their applicable shares of Company Common Stock through the effective date of the Company Merger, (3) properly demand appraisal of their applicable shares of Company Common Stock, (4) meet certain requirements pursuant to Section 262 of the DGCL and in the Merger Agreement as described in this proxy statement, and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) in connection with the Company Merger and in accordance with Section 262 of the DGCL if certain conditions set forth in Section 262(g) of the DGCL are satisfied. The requirements in the Merger Agreement and under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by the Merger Agreement and Section 262 of the DGCL, which is the relevant section of the DGCL regarding appraisal rights. A copy of the Merger Agreement is attached as Annex A-1 to the proxy statement, a copy of the First Merger Agreement Amendment is attached as Annex A-2 to the proxy statement and a copy of the Second Merger Agreement Amendment is attached as Annex A-3 to the proxy statement. A copy of Section 262 of the DGCL is attached hereto as Annex H and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Holders of record and beneficial owners of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) who are entitled to have such shares appraised by the Delaware Court of Chancery may receive payment in cash of the “fair value” of their shares of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares), exclusive of any element of value arising from the accomplishment or expectation of the Company Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Company Merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Company Merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to persons seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Persons considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Company Common Stock. For more information, see the section of this proxy statement captioned “Appraisal Rights — Determination of Fair Value.”

To exercise appraisal rights, a holder of record or a beneficial owner of Company Common Stock must (1) submit a written demand for appraisal of such holder’s shares or such owner’s shares of Company Common Stock to the Company before the vote is taken on the Merger Proposal; (2) not vote, in person or by proxy, in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal); (3) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) the subject shares of Company Common Stock through the effective date of the Company Merger; and (4) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL and in the Merger Agreement, including not making a Rolling Share Election. If you are a beneficial owner of shares of Company Common Stock and you wish to exercise appraisal rights in such capacity, in addition to the foregoing requirements, your demand for appraisal must also (1) reasonably identify the holder of record of the shares of Company Common Stock for which the demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of such shares of Company Common Stock and include a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by the surviving corporation hereunder and to be set forth on the verified list required by Section 262(f) of the DGCL. The failure to follow exactly the procedures specified in the Merger Agreement and under Section 262 of the DGCL may result in the loss of appraisal rights. The requirements in the Merger Agreement and under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail the section of this proxy statement captioned “Appraisal Rights,” which description is qualified in its entirety by the Merger Agreement and Section 262 of the DGCL, which is the relevant section of the DGCL regarding appraisal rights. A copy of the Merger Agreement is attached as Annex A-1 to the proxy statement, a copy of the First Merger Agreement Amendment is attached as Annex A-2 to the proxy statement and a copy of the Second Merger Agreement Amendment is attached as Annex A-3 to the proxy statement. A copy of Section 262 of the DGCL is attached hereto as Annex H and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Other Matters

No other matters may be voted on at the Special Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on [•], 2024

This proxy statement is available on the “Investor Relations” section of Bally’s website located at https://ballys.com/investor-relations/overview/

Householding of Special Meeting Materials

Bally’s has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address will receive only one copy of this proxy statement unless one or more of these stockholders notifies Bally’s that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees and the use of natural resources. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card upon request. If you wish to receive a separate set of Bally’s disclosure documents at this time, please contact [•].

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact [•] at the above phone number or address.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your shares of Company Common Stock, please contact Bally’s proxy solicitor at:

D.F. King & Co., Inc.
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 347-4826
Email: BALY@dfking.com

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement and the Merger Agreement Amendments, which are included as Annex A-1, Annex A-2 and Annex A-3, respectively, hereto. The Merger Agreement, including the Merger Agreement Amendments, has been included to provide Bally’s stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company Parties, the Buyer Parties or their respective subsidiaries or Affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to Bally’s stockholders. Bally’s stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or Affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in Bally’s’ public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Bally’s and its business. Please see the section of this proxy statement captioned “Where You Can Find More Information.”

Effect of the Merger Transactions

If the Merger Proposal is approved by Bally’s stockholders and all other conditions to Closing of the Merger Transactions under the Merger Agreement are satisfied or duly waived: (i) SG Gaming, an Affiliate of Parent, will contribute all of the shares of Queen Common Stock held by SG Gaming to Bally’s and in exchange, Bally’s will issue to SG Gaming 26,909,895 shares of Company Common Stock based upon the Queen Exchange Ratio; (ii) as promptly as possible following the Queen Share Contribution, Merger Sub I and Bally’s will consummate the Company Merger with the Company; and (iii) as promptly as possible thereafter, Merger Sub II will merge with and into Queen, with Queen surviving the Queen Merger as a direct, wholly owned Subsidiary of Bally’s. As a result of the Merger Transactions, Parent and its Affiliates will beneficially own 80.8% of Bally’s. This percentage assumes the no Company Stockholder has made a Rolling Share Election other than those who have executed the Support Agreements to date.

Closing and Effective Time of the Mergers

The Closing will take place (1) on a date that is no later than the third business day following the satisfaction or waiver (to the extent waiver is permitted under the Merger Agreement) of the last to be satisfied or waived of the closing conditions of the Merger Agreement (described in the section of this proxy statement captioned “The Merger Agreement-Conditions to Closing of the Merger Transactions”), other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent waiver is permitted under the Merger Agreement) of such conditions at the Closing, provided that if any of the closing conditions of the Merger Agreement are not satisfied or waived (to the extent waiver is permitted under the Merger Agreement) on such third business day, then the Closing will take place on the first business day thereafter on which all such conditions have been satisfied or waived (to the extent waiver is permitted under the Merger Agreement), or (2) at such other time, location and/or date as Parent and Bally’s mutually agree to in writing.

On the Closing Date, the parties will file the Company Certificate of Merger with the Secretary of State of the State of Delaware, as provided under the DGCL. The Company Merger will become effective upon the Company Effective Time. As promptly as possible after the Company Effective Time, the parties will file the Queen Certificate of Merger with the Secretary of State of the State of Delaware, as provided under the DGCL. The Queen Merger will become effective upon the Queen Effective Time. The Queen Effective Time will occur as promptly as possible after the Company Effective Time.

Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that the Company will take all action necessary so that from and after the Company Effective Time, the initial directors of the Surviving Corporation will be the persons designated by Parent, each to hold office as directors of the Surviving Corporation in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. For information on the persons who will serve as the initial directors of the Surviving Corporation from and after the Company Effective Time, each of whom was designated by Parent in accordance with the terms of Merger Agreement, please see “Important Information Regarding Bally’s After the Transactions — Directors and Executive Officers.”

The officers of the Company as of immediately prior to the Company Effective Time will continue as the officers of the Surviving Corporation from and after the Company Effective Time, each to hold office in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

At the Company Effective Time, the Company Charter will be amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement, and such amended and restated certificate of incorporation will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation and consistent with the director and officer indemnification and insurance obligations described below in the section of this proxy statement entitled “The Merger Agreement — Indemnification and Insurance.”

At the Company Effective Time the Company Bylaws will be amended and restated in its entirety to read as set forth in the form of amended and restated bylaws of the Company (the “Surviving Corporation Bylaws”), which bylaws will be substantially in the same form as the Company Bylaws, and such amended and restated bylaws will become the bylaws of the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of the DGCL, such certificate of incorporation of the Surviving Corporation and such Surviving Corporation Bylaws and consistent with the director and officer indemnification and insurance obligations described below in the section of this proxy statement entitled “The Merger Agreement — Indemnification and Insurance.” The Surviving Corporation Bylaws will be in substantially in the form of Annex G hereto.

Merger Consideration

At the Company Effective Time, Merger Sub I will be merged with and into Bally’s and each share of Company Common Stock outstanding immediately prior to the Effective Time (other than (i) Owned Company Shares, (ii) shares of Company Restricted Stock, (iii) rolling Company Shares, (iv) Dissenting Shares and (v) Company Contribution Shares) will be automatically cancelled and converted into the right to receive an amount in cash equal to $18.25 per share. This per share cash amount is referred to as the Per Share Price. Each holder of shares of Company Common Stock (other than Owned Company Shares) will have the option to elect to forgo receiving the Per Share Price and make a Rolling Share Election with respect to some or all of their shares of Company Common Stock, which may be rejected under certain circumstances by the Company or Parent.

At the Company Effective Time, each Owned Company Share will be cancelled and cease to exist without any conversion thereof or consideration paid therefor. Each share of Company Common Stock that is a share of Company Restricted Stock, a Rolling Company Share or a Company Contribution Share as of immediately prior to the Company Effective Time will remain issued and outstanding as shares of common stock of the Surviving Corporation, without any conversion thereof or consideration paid therefor.

Option to Elect to Retain Stock and Related Mechanics

Bally’s and Parent have selected Equiniti Trust Company, LLC to act as payment and exchange agent (the “Payment Agent”) and to, among other things, handle the exchange of Company Common Stock for the Per Share Price and the mechanics related to Rolling Share Elections.

Each holder of shares of Company Common Stock (other than the Company or its Subsidiaries) will have the right to make a Rolling Share Election with respect to all or any portion of its shares of Company Common Stock, which may be rejected under certain circumstances, as set forth in the Merger Agreement, by the Company or Parent. To be

effective, Company Stockholders desiring to make a Rolling Share Election must properly complete, sign and submit to the Payment Agent an Election Form by the Election Deadline. The Election Deadline will be 5:00 p.m. Eastern time on the date of the Special Meeting, or such later date mutually agreed by Parent and the Company. Company Stockholders desiring to make a Rolling Share Election are urged to promptly submit their properly completed and signed Election Form substantially in the form attached as Annex I, together with any other necessary transmittal materials, and not wait until the Election Deadline. In making any Rolling Share Election, each record holder making such election that is accepted will be deemed to have elected to have each such Rolling Company Shares the Rolling Company Share CUSIP.

As promptly as practicable after the Election Deadline (or any applicable election deadline following the initial Election Deadline), Bally’s will use commercially reasonable efforts to cause the Rolling Company Shares: (i) to be assigned the new Rolling Company Share CUSIP; and (ii) to be eligible for trading on the NYSE under the ticker symbol BALY.T, from the Election Deadline until within two trading days the Company Effective Time. Any Company Stockholder who fails to properly make a Rolling Share Election on or before the Election Deadline with respect to all or any portion of such record holder’s shares of Company Common Stock will be deemed to have not made a Rolling Share Election with respect to such shares. However, Parent and the Company (subject to the prior approval by the Special Committee) reserve the right to cause one or more periods for Rolling Share Elections to be made prior to the Company Effective Time subject to such deadlines and procedures as they may determine to be necessary or appropriate. There can be no assurance, however, that Parent or the Company will allow for additional Rolling Share Election periods following the Election Deadline. The Company will notify Company Stockholders of each such period and the related deadlines and procedures by the filing with the SEC of a Form 8-K or such other report or schedule as may be appropriate. In the event any such additional period for Rolling Share Elections is elected, Rolling Share Elections made in any prior period for Rolling Share Elections, including those made prior to the original Election Deadline, may not be revoked by the applicable Company Stockholder who made such prior Rolling Share Election. In order to validly make Rolling Share Elections, stockholders desiring to make a Rolling Share Election will be required to waive appraisal rights in respect of any shares of Company Common Stock that they hold or may hereafter acquire that are subject to a Rolling Share Election.

The Election Form may provide that the Company Stockholders making a Rolling Share Election agree (i) not to effect any sales or other transfers of the shares of Company Common Stock subject to the Rolling Share Election from the time of submission of the Election Form until the earlier of the Election Deadline or the proper revocation of a Rolling Share Election and (ii) after the Election Deadline, not to effect any sales or other transfer of the shares of any Company Common Stock subject to the Rolling Share Election unless and until the Rolling Company Share CUSIP is assigned in respect of such Rolling Company Shares.

Any Election Form may be revoked by the applicable record holder of Company Common Stock by submitting written notice of such revocation to the Payment Agent prior to the Election Deadline. If an Election Form is properly revoked by the record holder of Company Common Stock, any certificate(s) (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Election Form relates will be returned promptly to the stockholder that submitted the same to the Payment Agent and shares represented by such certificates and book-entry shares in respect of which an Election Form was previously submitted will thereupon become transferable on the stock transfer books and ledger of the Company with the CUSIP number borne by such shares of Company Common Stock at the time of submission of the Election Form submitted in connection therewith. All Rolling Share Elections will automatically be revoked if the Payment Agent is notified in writing by Parent and the Company prior to or after the Election Deadline that the Company Merger has been abandoned and the Merger Agreement has been terminated in accordance with its terms. In addition, each of Parent and Bally’s will have the authority to revoke all or any part of a Rolling Share Election at any time prior to the Company Effective Time (both before or after the Election Deadline) if it determines in good faith that such election is reasonably likely to delay or prevent receipt of any of the Requisite Gaming Approvals or the holding of shares of Company Common Stock after Closing by the holder who made such election is reasonably likely to adversely affect the conduct of Gaming Activities by the Surviving Corporation or any of its Subsidiaries after the Closing. If Rolling Share Elections are revoked in accordance with the foregoing provisions, (i) Bally’s will notify promptly the applicable stockholder(s) thereof, (ii) the shares of Company Common Stock in respect of which such Rolling Share Elections were revoked will be reassigned promptly the CUSIP number borne by such shares of Company Common Stock at the time of submission of the Election Form submitted in connection therewith and will thereupon become transferable on the stock transfer books and ledger of the Company with such reassigned CUSIP number, and (iii) to the extent any shares of Company Common Stock in respect of which such Rolling Share Elections were revoked were represented by certificate(s), the Company will provide the applicable stockholders with certificate(s) (or replacement certificate(s)) representing such shares without any Rolling Company Share CUSIP, all in accordance with such procedures as the Company and Parent will determine to be necessary or appropriate.

At the Company Effective Time, the Rolling Company Shares (including the Rolling Company Shares held by the parties to the Support Agreements) will be the only shares of Company Common Stock that remain outstanding and it is expected that all such Rolling Company Shares will continue to keep the Rolling Company Share CUSIP, will remain registered with the SEC and will continue trading under the original BALY ticker symbol on the NYSE or the OTCQX, or another national securities exchange in the United States, based on applicable listing requirements.

Concurrently with the execution of the Merger Agreement, Bally’s and Parent entered into Support Agreements with SRL, SBG Gaming, and Noel Hayden, pursuant to which, among other things, each of them agreed, among other things, to make a Rolling Share Election with respect to any and all shares of Company Common Stock owned or acquired by them, including, in the case of SBG Gaming, via the exercise of outstanding options or warrants. For more information, see the section of this proxy statement captioned “The Support Agreements.”

Surrender of Bally’s Common Stock

No later than three Business Days after the Closing Date, the Surviving Corporation will cause the Payment Agent to mail to each holder of record of a Certificate or a Book-Entry Share of Company Common Stock (in each case, other than Remaining Company Shares and Dissenting Company Shares), a letter of transmittal and instructions for use in effecting the surrender of Certificates and Book-Entry Shares in exchange for the Per Share Price.

Other than Remaining Company Shares, upon surrender to the Payment Agent of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share of Company Common Stock for cancellation, in accordance with the terms of the letter of transmittal and related instructions, the holder of such Certificate or Book-Entry Share of Company Common Stock will be entitled to receive the applicable Per Share Price in cash in exchange for each Common Share formerly represented by such Certificate or Book-Entry Share.

If the Per Share Price is to be paid to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition precedent to such payment of the Per Share Price that (i) in the case of certificated shares, such Certificate so surrendered will be properly endorsed and otherwise in proper form for surrender and transfer, or in the case of Book-Entry Shares, a proper transfer instruction is presented and (ii) the Person requesting such payment has paid any transfer and other similar taxes or will have established to the satisfaction of Bally’s (or any agent designated by Bally’s), that such tax either has been paid or is not required to be paid. No interest will be paid or accrued on the Per Share Price payable upon surrender of the Certificate or the Book-Entry Share.

If any Certificates (other than in respect of Remaining Company Shares) have been lost, stolen or destroyed, the Payment Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof; provided that Bally’s or the Payment Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such customary amount as Bally’s or the Payment Agent may direct as indemnity against any claim that may be made against Bally’s, the Surviving Corporation or the Payment Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

From and after the Company Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock (other than Remaining Company Shares) that were issued and outstanding immediately prior to the Company Effective Time, other than transfers to reflect, in accordance with customary settlement procedures or trades (other than of Remaining Company Shares) effected prior to the Company Effective Time. If, after the Company Effective Time, Certificates or Book-Entry Shares (other than in respect of Remaining Company Shares) are presented to the Surviving Corporation for any reason, each will be cancelled and exchanged for the Per Share Price to which the holder presenting such Certificates or Book-Entry Shares is entitled.

Treatment of Equity Awards

At the Company Effective Time, each outstanding award of Company RSUs, Company PSUs, and shares of Company Restricted Stock, in each case whether vested or unvested, will, automatically and without any required action by the holder of the applicable award of Company RSUs, Company PSUs and/or Company Restricted Stock, be continued by the Company from and after the Company Effective Time in accordance with the same terms and conditions (including any vesting, performance, acceleration, forfeiture, or repurchase rights) as were applicable to such award as of immediately prior to the Company Effective Time, and such awards, when vested, will continue to be settled in shares of Company Common Stock from and after the Company Effective Time (subject to all applicable Taxes and withholdings), with any shares vesting immediately prior to or as of the Company Effective Time being treated as Rolling Company Shares.

Immediately prior to the Company Effective Time, all outstanding and unvested matching shares issuable under Supplements No. 2 and No. 3 to our 2021 Equity Incentive Plan will accelerate and vest in accordance with the provisions of the Company Equity Plans and, such then-vested matching shares will be settled by the Company, to the extent practicable and taking into account relevant tax considerations of participants thereunder, by means of the issuance of shares of Company Common Stock, with such shares being treated as Rolling Company Shares. Any unallocated shares under Supplement No. 1 to our 2021 Equity Incentive Plan will be held by the trustee of such plan and may be used for future purposes as reasonably directed by the Company. Following the Closing, the Company will use its reasonable best efforts to resolve the settlement of shares and other administrative actions under the SIPs in a manner that considers the relevant tax consequences to the participants and the Company.

Company ESPP

The Company will continue to operate the Company ESPP in accordance with its terms and past practice for the Offering Period (as defined in the Company ESPP) in effect on the date of the Merger Agreement; provided, that as soon as practicable following the date of the Merger Agreement, the Company will take all actions with respect to the Company ESPP that are necessary to provide that (a) with respect to the Current Offering Period, no individual who was not a participant in the Company ESPP as of the date of the Merger Agreement may enroll in the Company ESPP with respect to such Current Offering Period and no participant may increase the percentage amount of their payroll deduction election from that in effect on the date of the Merger Agreement for such Current ESPP Offering Period, and (b) no new offering period will be commenced under the Company ESPP after the date of the Merger Agreement and prior to the Company Effective Time.

Exchange and Payment Procedures

Prior to or as of the Company Effective Time:

•        Parent (with the cooperation of Bally’s to the extent provided in the Merger Agreement) will cause the proceeds of the Debt Financing to be deposited with the Payment Agent, but only if Bally’s has available to it and is ready, willing and able to simultaneously deposit the Company Contribution Amount with the Payment Agent; and

•        Bally’s will, to the extent available to it, deposit or cause to be deposited with the Payment Agent an amount in cash (if any) equal to the Company Contribution Amount, which is an amount not to exceed $160 million equal to (i) the aggregate Per Share Price in cash to which the record holders of shares of Company Common Stock are entitled (for the avoidance of doubt, other than Remaining Company Shares and Dissenting Company Shares) minus (ii) the proceeds of Debt Financing.

Upon the surrender of Company Common Stock to the Payment Agent in accordance with the terms of the letter of transmittal and instructions, the holder of such Certificate or Book-Entry Share of Company Common Stock will be entitled to receive in exchange an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock represented by such Certificate (or effective affidavit of loss in lieu thereof) or such holder’s transferred Book-Entry Shares by (ii) the Per Share Price.

If any cash deposited with the Payment Agent remains undistributed one year following the Closing Date, such cash will be returned to the Surviving Corporation upon demand, and any holders of Company Common Stock that were issued and outstanding immediately prior to the Company Effective Time and were not Remaining Company Shares or Dissenting Company Shares who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation for payment of the Per Share Price (subject to applicable law). Any amounts remaining unclaimed two years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

Each of the Payment Agent, Parent, the Company Parties and the Surviving Corporation will be entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable tax law. If any such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of whom the deduction or withholding was made.

Representations and Warranties

The Merger Agreement contains a number of customary representations and warranties made by the Company Parties and the Buyer Parties solely for the benefit of each other, and that are, in some cases (i) subject to specified exceptions and qualifications contained in confidential disclosure letters which contain information that modifies, qualifies or creates exceptions to the representations and warranties set forth in the Merger Agreement, (ii) subject to qualifications, including, among other things, materiality, time and knowledge qualifications and (iii) qualified by certain information filed with the SEC, excluding any disclosures in any risk factor section and any disclosures that are cautionary, predictive or forward looking in nature. The representations and warranties were used solely for the purpose of allocation of risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, these descriptions, representations and warranties should not be read alone.

Subject to the applicable qualifications set forth above and in the Merger Agreement, each of the Company, Merger Sub I and Merger Sub II made representations and warranties in the Merger Agreement regarding, among other things:

•        due organization, valid existence, good standing, organizational documents and in the case of the Company, qualification to do business;

•        corporate power and authority with respect to the execution, delivery and performance of the Merger Agreement, and the due and valid execution and enforceability of the Merger Agreement;

•        Company Board Approval;

•        the Special Committee Recommendation and Company Board Recommendation of the Merger Agreement and the transactions contemplated thereby, including the Company Merger (provided that neither the Bally’s Board nor the Special Committee has made any recommendation with regard to the Rolling Share Election or the Rolling Company Shares);

•        the opinion of the Special Committee’s financial advisor;

•        inapplicability to the Merger Agreement, the Support Agreements and the transactions contemplated thereby of antitakeover statutes or anti-takeover provisions in the Company’s organizational documents;

•        requisite Company Party stockholder approvals;

•        absence of conflicts with, or violations of, organizational documents, contracts and applicable laws;

•        absence of any need for consents, approvals, orders or authorizations of, filings or registrations with, or notifications to any governmental authorities in order to perform their respective covenants and obligations pursuant to the Merger Agreement complete the Merger Transactions, other than actions in connection with filing the certificates of merger and compliance with the applicable laws of states in which the Company Group is qualified to do business, any federal or state securities laws, the HSR Act and any applicable foreign Antitrust Laws or Foreign Direct Investment Laws and any specified Gaming Regulatory Authority or Gaming Laws;

•        capital structure, including in particular the number of shares of Company Common Stock and the Company equity-based awards issued and outstanding;

•        absence of any contract relating to the voting of, requiring registration of or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Bally’s securities;

•        equity awards;

•        the Company’s Subsidiaries;

•        disclosure controls and procedures and internal controls over financial reporting;

•        SEC documents and financial statements, including the absence of untrue statements of material facts or omissions in such filings and documents;

•        absence of certain undisclosed liabilities;

•        absence of certain changes, the conduct of the Company’s business and the absence of a Company Material Effect;

•        tax matters;

•        employee benefit matters;

•        compliance with laws and material licenses;

•        absence of Legal Proceedings or legal orders;

•        absence of related party transactions;

•        brokers’ fees payable in connection with the transactions contemplated by the Merger Agreement; and

•        the exclusivity of the representations and warranties set forth in the Merger Agreement.

Subject to the applicable qualifications set forth above and in the Merger Agreement, Queen made representations and warranties in the Merger Agreement regarding, among other things:

•        due organization, valid existence, good standing and qualification to do business;

•        corporate power and authority with respect to the execution, delivery and performance of the Merger Agreement, and the due and valid execution and enforceability of the Merger Agreement;

•        requisite Queen Board approval;

•        requisite Queen stockholder approval;

•        absence of conflicts with, or violations of, organizational documents, contracts and applicable laws;

•        absence of any need for consents, approvals, orders or authorizations of, filings or registrations with, or notifications to any governmental authorities in order to perform its covenants and obligations pursuant to the Merger Agreement and complete the Queen Merger and the Queen Share Contribution, including the indirect transfer of ownership of the Intralot Shares, other than actions in connection with filing the certificates of merger and compliance with the applicable laws of states in which Queen or any of its Subsidiaries is qualified to do business, any federal or state securities laws, the HSR Act and any applicable foreign Antitrust Laws or Foreign Direct Investment Laws, any specified Gaming Regulatory Authority or Gaming Laws;

•        capital structure, including in particular the number of shares of Queen Common Stock, shares of Queen Preferred Stock and Queen equity-based awards issued and outstanding;

•        absence of any contract relating to the voting of, requiring registration of or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Queen’s securities;

•        equity awards;

•        Queen’s ownership position in INTRALOT S.A.;

•        Queen’s Subsidiaries;

•        financial statements, including the compliance with GAAP, internal controls over financial reporting and disclosure controls and procedures;

•        absence of certain undisclosed liabilities;

•        absence of certain changes, the conduct of Queen’s business and the absence of a Queen Material Effect;

•        tax matters;

•        employee benefit matters;

•        certain material contracts;

•        property matters;

•        employment and labor matters;

•        compliance with laws and material licenses;

•        absence of Legal Proceedings or legal orders;

•        insurance;

•        absence of related party transactions;

•        brokers’ fees payable in connection with the transactions contemplated by the Merger Agreement; and

•        the exclusivity of the representations and warranties set forth in the Merger Agreement.

Subject to the applicable qualifications set forth above and in the Merger Agreement, each of Parent and SG Gaming made a more limited set of representations and warranties regarding, among other things:

•        due organization, valid existence and good standing;

•        corporate power and authority with respect to the execution, delivery and performance of the Merger Agreement, the due and valid execution and enforceability of the Merger Agreement, and corporate authorization of the Merger Agreement or the Queen Merger or the Queen Share Contribution;

•        absence of conflicts with, or violations of, organizational documents, contracts and applicable laws;

•        absence of any need for consents, approvals, orders or authorizations of, filings or registrations with, or notifications to any governmental authorities in order to perform their respective covenants and obligations pursuant to the Merger Agreement and complete the Queen Merger or the Queen Share Contribution, other than actions in connection with compliance with the applicable laws of states in which the Queen Group is qualified to do business, any federal or state securities laws, the HSR Act and any applicable foreign Antitrust Laws or Foreign Direct Investment Laws and any specified Gaming Regulatory Authority or Gaming Laws;

•        absence of Legal Proceedings or legal orders;

•        suitability and qualifications for Gaming Licenses;

•        brokers’ fees payable in connection with the transactions contemplated by the Merger Agreement;

•        the Debt Financing and Debt Commitment Letter, including, in the case of Parent, solvency and the availability of cash and other sources of immediately available funds sufficient to pay the aggregate Per Share Price in respect of all of the outstanding shares of Company Common Stock immediately prior to the Company Effective Time, the repayment in full of all existing indebtedness of Queen and its Subsidiaries outstanding pursuant to the Queen Credit Agreement and payment of all fees, expenses and other amounts expected to be payable by the Buyer Parties in connection with the transactions described in the Merger Agreement or the Debt Commitment Letter;

•        Securities law matters;

•        absence of certain arrangements between the Buyer Parties or any of their respective Affiliates and Company Stockholders;

•        the ownership of the Buyer Parties or any of their Affiliates of Company Common Stock;

•        solvency of the Parent Parties as of July 24, 2024 and immediately after giving effect to the consummation of the transactions contemplated by the Merger Agreement, including the Debt Financing;

•        the ultimate parent entity of Parent for purposes of certain regulatory filings; and

•        the exclusivity of the representations and warranties set forth in the Merger Agreement.

Material Adverse Effect

Certain of the representations and warranties in the Merger Agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect). Under the Merger Agreement, a “Material Adverse Effect” means, with respect to the Company (any such Material Adverse Effect, a “Company Material Adverse Effect”) or with respect to Queen (any such Material Adverse Effect, a “Queen Material Adverse Effect”), as applicable, any fact, circumstance, change, event, occurrence, development or effect that, individually or taken together with all other effects that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect, (i) is or would reasonably be expected to have a Material Adverse Effect on the business, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole or (ii) would render such party unable to consummate the applicable Merger (the Company Merger with respect to the Company and the Queen Merger with respect to Queen) prior to the Termination Date. However, with respect to the foregoing prong (i), none of the following will be taken into account, by itself or when aggregated, in determining whether a Material Adverse Effect has occurred or may, would or could occur:

•        changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

•        changes in general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country; (2) changes in exchange rates generally for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•        changes in general conditions in the industries in which such party and its Subsidiaries generally conduct business;

•        changes in general regulatory, legislative or political conditions in the United States or any other country or region in the world;

•        any general geopolitical conditions, outbreak of hostilities, acts of war, cyberattack, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, cyberattack, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

•        earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world;

•        any effect resulting from the announcement of the Merger Agreement or the pendency of the Merger Agreement and the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of such party and its Subsidiaries with suppliers, customers, partners, vendors or any other third Person (other than with respect to any representation or warranty that addresses the effect of execution, delivery or performance of the Merger Agreement or the consummation of any of the transactions contemplated hereby);

•        the identity of, or any actions taken or failed to be taken by, the Buyer Parties or any of their Affiliates as acquirers of shares of Company Common Stock;

•        the compliance by any party with the express terms of the Merger Agreement (other than certain sections), including any action taken or refrained from being taken as expressly required by the Merger Agreement or with the written consent of the other party;

•        changes after the date hereof in GAAP or other applicable accounting standards or in any applicable laws or regulations (or the binding interpretation of any of the foregoing);

•        in the case of the Company Group, changes after the date hereof in the price or trading volume of, or the credit ratings or the ratings outlook for, their respective securities, or any going concern disclosure in any reports, schedules, forms, statements or other Company SEC report, in and of itself (it being understood that any cause of such change or disclosure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•        any failure, in and of itself, by such party and its Subsidiaries to meet (A) any public analyst estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal projections or forecasts of its revenues, earnings or other financial performance (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

•        the departure or termination of any director, employee (including any officer) or independent contractors of such party or its Subsidiaries;

•        in the case of the Company, any action or claim made or brought by any actual or purported current or former stockholder of the Company (or on their behalf or on behalf of the Company) arising out of or relating to the Merger Agreement or the Merger Transactions or any other transaction contemplated by the Merger Agreement; or

•        the availability or cost of equity, debt or other financing to such party in and of itself (it being understood that any cause affecting such availability or cost may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred).

However, in the case of the first, second, third, fourth, fifth, sixth and tenth bullets above to the extent that such effect has had a disproportionate adverse effect on such party relative to other similarly situated companies operating in the industries in which such party and its Subsidiaries conduct business, only the incremental disproportionate adverse impact on such party may be taken into account in determining whether there has occurred a Material Adverse Effect with respect to such party.

Conduct of Business Pending the Merger

Each of Bally’s and Queen has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between July 25, 2024 and the earlier of the termination of the Merger Agreement or, in the case of Bally’s, the Company Effective Time, and in the case of Queen, the Queen Effective Time.

Conduct of Business by the Company Prior to the Company Effective Time

Bally’s has agreed to certain covenants in the Merger Agreement restricting the conduct of its business and the business of its Subsidiaries between July 25, 2024 and the earlier of the Company Effective Time or the termination of the Merger Agreement. In general, except (i) as expressly contemplated by the Merger Agreement or required by a applicable law or order, (ii) as set forth in the confidential disclosure schedule Bally’s delivered to Parent in connection with the Merger Agreement, (iii) as expressly required by the interim operation covenants in the Merger Agreement, or (iv) as approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), from July 25, 2024 until the earlier of the Company Effective Time or the termination of the Merger Agreement, subject to certain exceptions, Bally’s has agreed to, and to cause each of its Subsidiaries to:

•        maintain its existence in good standing pursuant to applicable law;

•        conduct its business and operations in the ordinary course of business in all material respects; and

•        in all material respects (A) preserve intact its material assets, properties, contracts or other material legally binding understandings, licenses, including the Company Gaming Licenses, and business organizations, (B) keep available the services of its current officers and key employees and (C) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other persons with which the Company Group has material business relations.

In addition, except (i) as approved by the Company Board (or a committee thereof), which approval must include the affirmative vote of the Chairman of the Board serving in such role as of the date of the Merger Agreement, or as taken in accordance with Bally’s Delegation of Authority Policy revised as of May 4, 2023 (in each case subject to certain exceptions), (ii) as set forth in the confidential disclosure schedule Bally’s delivered to Parent in connection with the Merger Agreement, (iii) as approved in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed) or (iv) as otherwise expressly contemplated by the Merger Agreement or required by applicable law or order, from July 25, 2024 until the earlier of the Company Effective Time or the termination of the Merger Agreement, Bally’s has agreed not to, and to cause each of its Subsidiaries not to, take any of the following actions:

•        amend (by merger, consolidation, conversion or otherwise) Bally’s Charter or bylaws;

•        propose or adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of Bally’s;

•        issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions or rights to purchase) any securities of Bally’s, except for ordinary course issuances of shares of Company Common Stock under any of the Company Equity Plans;

•        directly or indirectly repurchase or redeem any securities of Bally’s, except for (i) repurchases, withholdings or cancellations of any equity interest in Bally’s pursuant to the terms and conditions of the Company RSUs or other Company Employee Plans in accordance with their terms or (ii) transactions between or among Bally’s and any of its direct or indirect wholly owned Subsidiaries;

•        (i) adjust, split, combine or reclassify any shares of capital stock of Bally’s, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed dividend or distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any Subsidiary of Bally’s to Bally’s or one of its other direct or indirect wholly owned Subsidiaries or (iii) modify the terms of any shares of capital stock or other equity or voting interest of Bally’s;

•        incur or assume certain indebtedness (including any long-term or short-term debt) or issue any debt securities, in each case subject to certain exceptions;

•        fail to use commercially reasonable efforts to have available as of the Company Effective Time the Company Cash Amount;

•        mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or incur any lien thereupon, except for certain permitted liens or in connection with the incurrence or assumption of certain permitted indebtedness or issuances of debt securities;

•        except as required by applicable law or GAAP, make any change in any of its accounting principles or practices;

•        make, change or rescind any material tax election; or

•        enter into, authorize any of, or agree or commit to enter into a contract to take any of the foregoing.

Conduct of Business by Queen Prior to the Queen Effective Time

Queen has agreed to certain covenants in the Merger Agreement restricting the conduct of its business and the business of its Subsidiaries between July 25, 2024 and the earlier of the Queen Effective Time or the termination of the Merger Agreement. In general, except (i) as expressly contemplated by the Merger Agreement or required by applicable law or order, (ii) as set forth in the confidential disclosure schedule Queen delivered to Bally’s in connection with the Merger Agreement or (iii) approved in writing by Bally’s (which approval will not be unreasonably withheld, conditioned or delayed), from July 25, 2024 until the earlier of the Queen Effective Time or the termination of the Merger Agreement, Queen has agreed to, and to cause each of its Subsidiaries to:

•        maintain its existence in good standing pursuant to applicable law;

•        conduct its business and operations in the ordinary course of business in all material respects; and

•        in all material respects (A) preserve intact its material assets, properties, Contracts or other material legally binding understandings, licenses, including the Queen gaming licenses, and business organizations, (B) keep available the services of its current officers and key employees, and (C) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other persons with which Queen and its Subsidiaries, taken as a whole, has material business relations.

In addition, except (i) as set forth in the confidential disclosure schedule Queen delivered to Bally’s in connection with the Merger Agreement, (ii) as approved by Bally’s in writing (which approval will not be unreasonably withheld, conditioned or delayed) or (iii) as expressly contemplated by the Merger Agreement or required by applicable law or order, from July 25, 2024 until the earlier of the completion of the Queen Share Contribution or the termination of the Merger Agreement, with certain exceptions, Queen has agreed to not, and to cause each of its Subsidiaries not to, take any of the following actions:

•        amend (by merger, consolidation, conversion or otherwise) Queen’s Charter or bylaws;

•        propose or adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of Queen;

•        issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions or rights to purchase) any capital stock of any member of the Queen Group other than any award in the ordinary course of business under the Queen Equity Plan;

•        directly or indirectly acquire, repurchase or redeem any equity securities of Queen;

•        solely with respect to Queen, (i) adjust, split, combine or reclassify any shares of capital stock of Queen, or issue or authorize or propose the issuance of any other securities of Queen in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed dividend or distribution in respect of the shares of capital stock or other equity or voting interest;

•        acquire, lease, license, sell, abandon, transfer, assign, guarantee or exchange any equity interest or ownership position in INTRALOT S.A. or any Subsidiary or Affiliate thereof; or

•        enter into, authorize any of, or agree or commit to enter into a contract to take any of the foregoing.

Conduct of Business by all Parties Prior to the Company Effective Time

In general, except as expressly required by the Merger Agreement or required by applicable law or order, during the period from July 25, 2024 until the valid termination of the Merger Agreement or the Company Effective Time, no party or any of its Affiliates may:

•        knowingly take any action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement (including the Merger Transactions), or the Debt Financing or the satisfaction of the conditions thereto;

•        acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person, if doing so would reasonably be expected to (i) prevent or materially delay the obtaining of any consents of any Governmental Authority required to complete the transactions contemplated by the Merger Agreement (including the Merger Transactions), including the Requisite Gaming Approvals or (ii) materially increase the risk of any Governmental Authority enacting, promulgating, issuing, entering, amending or enforcing any order or law enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger Transactions; and

•        in the case of the Buyer Parties and their Affiliates, cause the Company or any of its Subsidiaries to take or omit to take any action in breach of the Merger Agreement.

No Solicitation of Other Offers

No-Shop

From and after the date of the Merger Agreement until the earlier to occur of the valid termination of the Merger Agreement and the Company Effective Time, Bally’s has agreed that it will not, and it will cause its Subsidiaries not to and will not instruct, authorize or otherwise permit any of its Representatives to:

•        solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•        furnish to any Person (other than to the Buyer Parties, the Parent Affiliated Persons or any of their respective Affiliates, Representatives or respective designees) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than to the Buyer Parties, the Parent Affiliated Persons or any of their respective Affiliates, Representatives or designees), in any case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•        participate or engage in discussions or negotiations with any Person with respect to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than to (i) inform any Person that the obligations under the no-shop provisions in the Merger Agreement prohibit such discussions, (ii) seek clarification from any Person that has made an Acquisition Proposal on the terms and conditions of such proposal to provide adequate information regarding such Acquisition Proposal to the Company Board or the Special Committee);

•        approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•        enter into any Alternative Acquisition Agreement; or

•        authorize or commit to do any of the foregoing.

From and after the date of the Merger Agreement, Bally’s has agreed that it will, and it will cause its Subsidiaries to and will instruct, authorize or otherwise permit any of its Representatives to:

•        cease any and all existing solicitation, discussions or negotiations with any Persons (other than the Parent Parties, the Parent Affiliated Persons or any of their respective Affiliates or Representatives) (or provision of any nonpublic information to any such Persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•        promptly request in writing that each Person (other than the Parent Parties, the Parent Affiliated Persons or any of their respective Affiliates or Representatives) that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal within one year prior to the date of the Merger Agreement promptly destroy or return to Bally’s all nonpublic information furnished by Bally’s or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement; and

•        terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person and its Representatives.

In addition, Bally’s will enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement, unless the Special Committee determines in good faith after consultation with its outside legal counsel that the failure to waive a particular standstill provision, or other provision with similar effect, would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law, in which case Bally’s may, without the prior written consent of Parent but with written notice to Parent, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable Person (so long as such Person has not been solicited in a material breach of Bally’s obligations under the no-shop provisions in the Merger Agreement) to make, on a confidential basis to the Special Committee, an Acquisition Proposal, conditioned upon such Person agreeing to the disclosure of such Acquisition Proposal to Parent.

However, if at any time before receiving the Requisite Stockholder Approval, Bally’s receives a bona fide written Acquisition Proposal after the date of the Merger Agreement that did not result from a material breach of Bally’s obligations under the no-shop provisions in the Merger Agreement and the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law, Bally’s and the Special Committee may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to Bally’s any such Acquisition Proposal after the date of the Merger Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and Financing Sources) with such Acquisition Proposal (in each case, if requested by such Person). Bally’s has agreed to promptly (and in any event within one Business Day) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made available to Parent.

Recommendation Changes

The Company Board (or a committee thereof, including the Special Committee) may not take any of the following actions:

•        withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Special Committee Recommendation or the Company Board Recommendation in a manner adverse to any Buyer Party;

•        adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal;

•        fail to publicly reaffirm the Special Committee Recommendation or Company Board Recommendation within 10 Business Days after Parent so requests in writing (but Bally’s will have no obligation to make such reaffirmation on more than three separate occasions);

•        take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer within 10 Business Days after commencement thereof, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication);

•        fail to include the Special Committee Recommendation or the Company Board Recommendation in the Proxy Statement; or

•        cause or permit the Company Group to enter into an Alternative Acquisition Proposal

Neither the Special Committee Recommendation nor the Company Board Recommendation applies to, and neither the Company Board nor the Special Committee has considered, the terms and conditions of the Rolling Share Election or the Rolling Company Shares.

However, notwithstanding the other restrictions set forth in the Merger Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

•        other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee, may effect a Recommendation Change by (i) withholding, withdrawing, amending, qualifying or modifying, or publicly proposing to withhold, withdraw, amend, qualify or modify, the Special Committee Recommendation or the Company Board Recommendation in a manner adverse to any Buyer Party, (ii) failing to publicly reaffirm the Special Committee Recommendation or Company Board Recommendation within 10 Business Days after Parent so requests in writing (subject to the exception noted above) or (iii) failing to include the Special Committee Recommendation or the Company Board Recommendation in the proxy statement only in response to an Intervening Event, if the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law. However, such Recommendation Change may only be effected if:

•        Bally’s has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has determined and resolved to effect a Recommendation Change, which notice will specify the applicable Intervening Event in reasonable detail; and

•        after providing such notice and prior to effecting such Recommendation Change, the Special Committee and its Representatives, during such four-Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires and requests to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement (and any other document contemplated thereby), and after taking into account any revisions to such documents, the Special Committee determines that the failure to make a Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law.

•        if Bally’s has received a bona fide Acquisition Proposal that the Special Committee has concluded in good faith (after consultation with its financial advisor and outside legal counsel (as applicable)) constitutes a Superior Proposal, then the Company Board, upon the recommendation of the Special Committee, or the Special Committee may (i) effect a Recommendation Change with respect to such Acquisition Proposal or (ii) authorize Bally’s to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

•        the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

•        the Company Group and its Representatives have complied in all material respects with their obligations pursuant to the Merger Agreement with respect to such Acquisition Proposal;

•        Bally’s has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has (i) received a bona fide Acquisition Proposal that has not been withdrawn, (ii) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal and (iii) resolved to effect a Recommendation Change or to terminate the Merger Agreement, absent any revisions to the terms and conditions of the Merger Agreement that would cause such Acquisition Proposal to cease to constitute a Superior Proposal. Such notice must specify the basis for such Recommendation Change or termination, including with respect to the identity of the Person making such Acquisition Proposal, the status of discussions relating to such Acquisition Proposal, the material terms and conditions thereof and unredacted copies of all relevant documents relating to such Acquisition Proposal;

•        prior to effecting such Recommendation Change or termination, the Special Committee and its Representatives, during the Notice Period, must have (i) permitted Parent and its Representatives to make a presentation to the Special Committee regarding the Merger Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation) and (ii) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires and requests to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement and the other documents contemplated hereby so that such Acquisition Proposal would cease to constitute a Superior Proposal. Moreover, in the event of any material revisions, updates or supplements to such Acquisition Proposal, Bally’s will be required to deliver a new written notice to Parent and to comply with the applicable requirements of the Merger Agreement with respect to such new written notice and (iii) at the end of the applicable notice period, the Special Committee concludes in good faith (after taking into account any revisions to the terms and conditions of the Merger Agreement and the other documents contemplated hereby proposed by Parent) that such Acquisition Proposal remains a Superior Proposal.

For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any positive material event or development or material change in circumstances with respect to Bally’s, and that (i) not actually known to, or reasonably foreseeable to, the Special Committee or the Company Board as of the date of the Merger Agreement (or, if actually known to, or reasonably foreseeable to, the Special Committee or the Company Board as of the date hereof, the magnitude or material consequences of such event, development or circumstance were not known to or reasonably foreseeable to the Special Committee or the Company Board as of the date of the Merger Agreement), which effect, or the material consequences thereof, becomes known to, or reasonably foreseeable by, Bally’s prior to the time the Requisite Stockholder Approval is obtained and (ii) does not involve or relate to (x) an Acquisition Proposal or (y) the fact that Bally’s or any of its Subsidiaries meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date hereof in the market price or trading volume of Company Common Stock or the credit rating of Bally’s.

For more information, see the sections of this proxy statement entitled “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees.”

Employee Matters

Following the Company Effective Time, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company Group as of the Company Effective Time (the “Continuing Company Employees”), and following the Queen Effective Time, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of Queen and its Subsidiaries as of the Queen Effective Time (the “Continuing Queen Employees,” and together with the Continuing Company Employees, the “Continuing Employees”).

During the period commencing at the Company Effective Time or Queen Effective Time (as applicable) and ending on the one-year anniversary thereof (or until an earlier termination of the Continuing Company Employee), the Surviving Corporation and its Subsidiaries will provide:

•        employee benefits (other than defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity-based benefits) to each Continuing Employee that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Company Effective Time or Queen Effective Time (as applicable) under the Company Employee Plans or the Queen Employee Plans (as applicable, and subject to the same exclusions); and

•        base compensation and target annual cash incentive compensation opportunity (other than equity or equity-based incentive arrangements) will not be decreased for any Continuing Employee.

With respect to any benefit plan that is made available to any Continuing Employee at or after the Company Effective Time or the Queen Effective Time (as applicable), the Surviving Corporation and its Subsidiaries will cause to be granted to such Continuing Employee credit for service with the Company Group or the Queen Group (as applicable) prior to the Company Effective Time or the Queen Effective Time (as applicable) for purposes of eligibility to participate, vesting, and benefit entitlement (including, without limitation, for purposes of future vacation accrual and determining severance amounts), except that (A) such service need not be credited to the extent that it would result in duplication of coverage, benefits, or compensation, (B) such service will only be credited to the same extent and for the same purpose as such service was credited under an analogous Company Employee Plan or Queen Employee Plan (as applicable), and (C) no service will be required to be credited for calculating benefit accruals under any plan that provides for defined benefit pension or post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation or the Queen Surviving Corporation (as applicable) will use reasonable best efforts to ensure that: (A) each Continuing Employee will be immediately eligible to participate, without any waiting period, pre-existing condition exclusions, evidence of insurability requirements and actively-at work or similar requirements, in any New Plan; and (B) during the plan year in which the Company Effective Time and/or the Queen Effective Time (as applicable) occurs, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (x) the Surviving Corporation or the Queen Surviving Corporation (as applicable) will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and (y) the Surviving Corporation or the Queen Surviving Corporation (as applicable) will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under the applicable Old Plan during such plan year to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Conditions to Closing the Merger Transactions

The respective obligations of the Buyer Parties and the Company Parties to consummate the Merger Transactions are subject to the satisfaction or waiver (where permissible pursuant to applicable law, except with respect to the Requisite Stockholder Approval, which is not waivable) of each of the following conditions:

•        the receipt of the Requisite Stockholder Approval;

•        the waiting period (and any extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act must have expired or been earlier terminated;

•        all Requisite Gaming Approvals must have been filed or obtained or waived, as applicable, and all Requisite Gaming Approvals must be in full force and effect; and

•        the consummation of the Merger Transactions not being restrained, enjoined, rendered illegal or otherwise prohibited by any statute, rule, regulation, law, order, preliminary or permanent injunction or other judgment of any Governmental Authority of competent jurisdiction.

In addition, the obligations of the Buyer Parties to consummate the Queen Merger and the Queen Share Contribution are subject to the satisfaction or waiver by Parent (to the extent permitted under applicable law), at or prior to the Closing, of the following conditions:

•        subject to certain exceptions and materiality standards provided in the Merger Agreement, the representations and warranties of the Company Parties must be true and correct as of the date of the Merger Agreement and as of immediately prior to the Queen Effective Time on the Closing Date (except to the extent a representation or warranty speaks as of an earlier date, in which case, as of such date);

•        each Company Party must have complied with and performed in all material respects all obligations required to be complied with or performed by it under the Merger Agreement at or prior to the Closing;

•        the absence of any Company Material Adverse Effect since the date of the Merger Agreement that remains in effect as of immediately prior to the Queen Effective Time; and

•        Parent must have received a certificate from each Company Party verifying the foregoing conditions have been satisfied.

The obligations of the Company Parties to effect the consummate the Merger Transactions are subject to the satisfaction or waiver by Bally’s (to the extent permitted under applicable law), at or prior to the closing, of the following conditions:

•        subject to certain exceptions and materiality standards provided in the Merger Agreement, the applicable representations and warranties of each of the Buyer Parties must be true and correct as of the date of the Merger Agreement and as of the Closing Date (except to the extent a representation or warranty speaks as of an earlier date, in which case, as of such date);

•        each Buyer Party must have complied with and performed in all material respects all obligations required to be complied with or performed by it under the Merger Agreement at or prior to the Closing; and

•        Bally’s must have received a certificate from each Buyer Party verifying the foregoing conditions have been satisfied.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, each of the past and present directors and officers of Bally’s and Queen and directors and officers of Bally’s and Queen at any time from July 25, 2024 through the Closing Date (collectively, the “Indemnified Persons”) will be entitled to certain ongoing indemnification and coverage for the later of six years after the Closing and such time as the relevant statute of limitations expires for any violation of Gaming Laws that have accrued at or prior to the Queen Effective Time (the “Indemnity Period”). Such indemnified Persons will be held harmless against any costs and expenses (including by advancing expenses, subject to certain conditions) to the fullest extent permitted by applicable law, the certificate of incorporation and bylaws of Bally’s or Queen or any indemnification agreements (the “Indemnification Agreements”) with any Company Indemnified Person or Queen Indemnified Person (such obligations collectively, the “Indemnification Obligations”), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative process, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Closing (including acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Mergers, the Queen Share Contribution and the other transactions contemplated in the Merger Agreement), whether asserted or claimed prior to, at or after the Closing, by reason of the fact of such Indemnified Person’s serving or having served as a director or officer of Bally’s or Queen, as applicable, through the Closing to the fullest extent permitted by the applicable Indemnification Obligations.

For the Indemnity Period, the Surviving Corporation and the Queen Surviving Corporation must cause to be maintained in effect the existing provisions in the organizational documents of Bally’s and Queen or the Indemnification Agreements (except to the extent that such agreement provides for an earlier termination) regarding the elimination of liability, indemnification of directors and officers and advancement of expenses that are in existence on the Termination

Date, and no such provision may be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Person in respect of acts or omissions occurring or alleged to have occurred at or prior to the Closing.

Queen and Bally’s have agreed to obtain, prior to the Closing, directors’ and officers’ liability and fiduciary liability “tail” insurance with terms, conditions, retentions and limits of liability that are substantially equivalent to the current policies of directors’ and officers’ liability and fiduciary liability insurance maintained by Bally’s and Queen. In each case, such “tail” insurance will have an effective term of six years from the Closing and will cover claims related to matters arising at or prior to the Closing. However, neither party will commit or spend on any such “tail” policy, in the aggregate, more than 300% of the last aggregate annual premium paid by Queen and the Company, respectively.

Any legal successor and permitted assign of the Surviving Corporation or the Queen Surviving Corporation must assume all the obligations set forth in the Merger Agreement related to indemnification and directors’ and officers’ insurance, as described in this section, “The Merger Agreement — Indemnification and Insurance.”

Other Covenants

The Merger Agreement contains certain other covenants and agreements, including covenants relating to:

•        each party using reasonable best efforts to obtain all consents, waivers, approvals, orders and authorizations from governmental authorities (including the Requisite Gaming Approvals) and making all registrations, declarations and filings with governmental authorities, in each case, that are necessary or advisable to consummate the Mergers and the Queen Share Contribution;

•        the Buyer Parties and Company Parties making required filings with the FTC, DOJ, and other governmental authorities, cooperating and taking all necessary actions to obtain the required approvals or consents;

•        each party promptly notifying the other parties of any material communication from governmental authorities, keeping the other parties reasonably informed of the status of submissions and filings, and providing the other parties with reasonable prior notice and the opportunity to participate in meetings with governmental authorities;

•        preparing and making other required SEC filings in connection with the Merger Transactions, including consultation between Bally’s and Parent regarding such filings, ensuring the absence of untrue statements or omissions of material facts in such filings, and providing all information as may be reasonably requested by the other parties;

•        Bally’s and Parent consulting with each other prior to any material written communications with the SEC or its staff regarding the proxy statement, the Schedule 13E-3, or any other required SEC filings;

•        Parent and Bally’s promptly advising each other upon receiving notice from the SEC or its staff of any requests for amendments, revisions, or additional information, or any comments on the proxy statement, the Schedule 13E-3, or any other required SEC filings;

•        Parent using reasonable best efforts to secure financing for the transaction, including arranging or obtaining alternative financing if all or any portion of the Debt Financing becomes unavailable for any reason;

•        subject to the limitations set forth in the Merger Agreement, Bally’s and Queen using reasonable best efforts to cooperate with the Parent as reasonably requested by Merger Parent to assist the Buyer Parties in arranging the Debt Financing that is reasonably necessary or customary for financings of the type contemplated by the Debt Commitment Letter;

•        taking all reasonable action necessary so that no takeover statute is or becomes applicable to the Merger Agreement and the transactions contemplated thereby and that the effects of any such takeover statute are minimized;

•        confidentiality and access to certain information about the parties;

•        causing any acquisitions or dispositions of Bally’s equity securities in connection with the Company Merger, the Queen Contribution or the Queen Merger by each individual who is a director (including any director by deputization) or executive officer of Bally’s to be exempt under Rule 16b-3 promulgated under the U.S. Exchange Act;

•        Bally’s taking all action necessary to cause Merger Sub I and Merger Sub II to perform their respective obligations pursuant to the Merger Agreement and to consummate the Company Merger or the Queen Merger, as applicable;

•        notifying the other parties of certain matters;

•        Buyer Parties and Company Parties consulting with each other in connection with public statements with respect to the Merger Transactions;

•        each party notifying the other party of any litigation relating to the Merger Agreement or any transactions contemplated thereby, and each party giving the other party the opportunity to participate in the defense and settlement of any shareholder litigation against either party or its directors relating to the Merger Agreement or any transactions contemplated thereby;

•        the Surviving Corporation using commercially reasonable efforts to cause the Company Common Stock to continue to be listed on a securities exchange or over-the-counter market operating in the United States; and

•        repaying certain credit agreement of Queen at the Closing.

In addition, except as approved by Bally’s, prior to receipt of the Requisite Stockholder Approval (and except for the Support Agreements), no Buyer Party will (and each must cause its Affiliates not to), make or enter into any formal arrangement with any director or officer, employee or equityholder of the Company (but excluding any Parent Affiliated Person), pursuant to which (i) any such Company Stockholder would be entitled to receive consideration of a different amount or nature than the consideration contemplated by the Merger Agreement in respect of such Person’s shares of Company Common Stock or (ii) such Person agrees to vote or approve the Merger Agreement or the Company Merger or with respect to such Person’s decision whether to make a Rolling Share Election.

Termination of the Merger Agreement

Parent and Bally’s may mutually agree to terminate the Merger Agreement at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval).

The Merger Agreement may be terminated by either Parent or Bally’s in certain other circumstances, including the following:

•        at any time prior to the Company Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval), if any Governmental Authority has enacted, issued, promulgated, enforced or entered any law that is in effect and prevents the consummation of the Merger Transactions, and such law has become final and non-appealable (in this proxy statement, we refer to a termination as described in this bullet as a “Regulatory Failure Termination”), except that the right to terminate the Merger Agreement pursuant a Regulatory Failure Termination will not be available to any party whose failure to comply with its regulatory covenants under the Merger Agreement has been the primary cause of, or resulted in, the failure to resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;

•        at any time prior to the Company Time (whether prior to or after receipt of the Requisite Stockholder Approval) if the Closing is not consummated by the Termination Date (in this proxy statement, we refer to a termination as described in this bullet as an “Outside Date Termination”), except that the right to terminate the Merger Agreement pursuant to a Termination Date Termination will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred prior to the Termination Date;

•        at any time prior to the Company Effective Time, if Bally’s fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting or at any postponement or adjournment thereof (in this proxy statement, we refer to a termination as described in this bullet as a “Stockholder Meeting Termination”), except that the right to terminate the Merger Agreement pursuant to a Stockholder Meeting Termination will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred prior to the Termination Date; and

The Merger Agreement may be terminated by Bally’s in certain other circumstances, including the following:

•        whether prior to or after the receipt of the Requisite Stockholder Approval if any of Parent, Queen, or SG Gaming has breached or violated any of its covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of Parent, Queen, or SG Gaming in the Merger Agreement becomes inaccurate, which breach, violation or inaccuracy would result in a failure of any condition to the obligations of the Company Parties’ to effect the Merger Transactions and cannot be cured within the earlier of 45 days after receiving written notice of such breach or failure and the Termination Date (in this proxy statement, we refer to a termination as described in this bullet as a “Parent Breach Termination”);

•        if, prior to obtaining the Requisite Stockholder Approval, (i) Bally’s has received a Superior Proposal, (ii) the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has authorized Bally’s to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by such Superior Proposal, (iii) Bally’s has complied in all material respects with its obligations under the no-shop provisions in the Merger Agreement with respect to such Superior Proposal and (iv) concurrently with such termination, Bally’s pays the Company Termination Fee to Parent as described in the section entitled “The Merger Agreement — Termination Fees” of this proxy statement (in this proxy statement, we refer to a termination as described in this bullet as a “Superior Proposal Termination”); and

•        if (i) all mutual closing conditions and closing conditions to the Buyer Parties’ obligations to effect the Closing are satisfied or waived (other than those that, by their nature, are satisfied at the Closing, all of which are capable of being satisfied at the Closing), (ii) the Financing Sources are unwilling or unable to fund the Debt Financing on the day the Closing is required to occur and (iii) Bally’s has irrevocably confirmed by written notice to Parent that all of the closing conditions to the Company Parties’ obligations to effect the closing are satisfied or waived (other than those that, by their nature, are satisfied at the Closing, all of which are capable of being satisfied at the Closing) and the Company Parties are ready, willing and able to consummate the Closing (including that Bally’s is ready, willing and able to fund the Company Contribution Amount), subject to a 60-day cure Period in favor of Parent (or such shorter period of time as remains prior to the Termination Date) during which Parent may use reasonable best efforts to obtain Alternative Debt Financing (in this proxy statement, we refer to a termination as described in this bullet as a “Parent Financing Failure Termination”).

The Merger Agreement may be terminated by Parent in certain other circumstances, including the following:

•        if a Company Party breaches or violates any of its covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of the Company Parties in the Merger Agreement becomes inaccurate, which breach, violation or inaccuracy would result in a failure of any closing conditions to the Buyer Parties’ obligations to effect the Closing and cannot be cured within the earlier of 45 days after receiving written notice of such breach or failure and the Termination Date (in this proxy statement, we refer to a termination as described in this bullet as a “Company Breach Termination”);

•        if, prior to obtaining the Requisite Stockholder Approval, the Company Board (or a committee thereof, including the Special Committee) has effected a Recommendation Change that has not been withdrawn (in this proxy statement, we refer to a termination as described in this bullet as a “Recommendation Change Termination”); or

•        if (i) all mutual closing conditions and closing conditions to the Company Parties’ obligations to effect the Closing are satisfied or waived (other than those that, by their nature, are satisfied at the Closing, all of which are capable of being satisfied at the Closing), (ii) the Financing Sources are unwilling or unable to fund the Debt Financing on the day the Closing is required to occur and (iii) Bally’s is unwilling or unable to fund the Company Contribution Amount on the day the Closing is required to occur, subject to a 60-day cure Period in favor of Bally’s (or such shorter period of time as remains prior to the Termination Date) following the date on which Parent delivers a notice to Bally’s that the Buyer Parties are otherwise ready, willing and able to consummate the Closing (in this proxy statement, we refer to a termination as described in this bullet as a “Company Contribution Amount Failure Termination”).

Termination Fees

Payment of Termination Fee by Bally’s

Bally’s will be required to pay Parent a termination fee in the amount of $11,100,000 in cash (the “Company Termination Fee”) in the following circumstances:

•        (i) (A) either Bally’s or Parent effects an Outside Date Termination or a Stockholder Meeting Termination or (B) Parent effects a Company Breach Termination, (ii) prior to any such termination, an Acquisition Proposal has been made to Bally’s or publicly announced and not withdrawn at least three Business Days prior to the Company Stockholder Meeting and (iii) within six months following such termination, Bally’s either consummates an alternative transaction or enters into a definitive agreement with respect to an alternative transaction;

•        Parent effects a Recommendation Change Termination; or

•        Bally’s effects a Superior Proposal Termination.

Payment of Termination Fee by the Parent

Parent will be required to pay Bally’s a termination fee in the amount equal to $22,200,000 in cash (provided that, at the election of Parent, Parent may satisfy such obligation by delivering to Bally’s a number of shares of Company Common Stock equal to (i) $22,200,000 divided by (ii) the Termination Fee Share Price (such total number of shares of Company Common Stock to be rounded up or down as applicable to the nearest whole number)) (the “Parent Termination Fee”) if:

•        (i) Bally’s effects a Parent Financing Failure Termination, (ii) Bally’s has available to it the funds necessary to immediately fund the Company Contribution Amount on such date if such date were the Closing Date and (iii) in the event there is a failure to satisfy any of the conditions required to be satisfied in order to obtain the Debt Financing, such failure is not a result of the failure of the Shared Cap (as defined in the Debt Commitment Letter, which sets an aggregate limit of $300,000,000 for Bally’s to make certain investments and restricted payments between March 31, 2024 and Closing and for the use of Bally’s revolving credit facility or balance sheet cash at Closing) to not be less than zero.

Specific Performance

Bally’s and Parent have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of the Merger Agreement in accordance with their specified terms or otherwise breach such provisions and further agreed that each party is entitled to an injunction, specific performance and other equitable relief and to enforce specifically the terms and provisions of the Merger Agreement if (i) all closing conditions are satisfied or waived, (ii) the Debt Financing has been funded (or is available to be funded) and (iii) the Company Contribution Amount is available to be funded upon the granting of specific performance and funding of the debt financing. Bally’s and its Affiliates are not entitled to seek the remedy of specific performance of the Merger Agreement against any Financing Source.

Limitations on Liability

Neither Buyer Parties nor Company Parties may seek or obtain monetary damages of any kind from the other Party with respect to the Merger Agreement or the Merger Transactions or the other transactions contemplated by the Merger Agreement, the termination of the Merger Agreement, the failure to consummate the Merger Transactions, or any claims or actions under applicable law arising out of any such breach, termination or failure, except in the case of a Willful and Material Breach of the Merger Agreement.

Under no circumstances will the collective monetary damages payable by Bally’s for breaches under the Merger Agreement exceed $11,100,000 in the aggregate.

Under no circumstances will the collective monetary damages payable by the Buyer Parties or any of their Affiliates for breaches under the Merger Agreement exceed $22,200,000 in the aggregate, which damages may be satisfied, at the election of Parent, by delivering to Bally’s a number of shares of Company Common Stock equal to (i) the amount of such damages divided by (ii) the Damages Per Share price (such total number of shares of Company Common Stock to be rounded up or down as applicable to the nearest whole number).

Fees and Expenses

Except as described under “The Merger Agreement — Termination Fees,” all fees and expenses incurred in connection with the Merger Transactions will be borne by the party incurring those fees and expenses whether or not the Merger Transactions are consummated, and in the case of the Special Committee, all fees and expenses will be borne by Bally’s.

Amendment; Waivers; Special Committee Approval

The Merger Agreement may be amended by the parties at any time by an instrument in writing signed by the parties, including, with respect to Bally’s, authorization by the Special Committee. However, after receipt of the Requisite Stockholder Approval, the parties may not amend the Merger Agreement in a manner that requires further approval of the Company Stockholders pursuant to the DGCL without such further approval having been obtained. In addition, certain provisions of the Merger Agreement relating to the Financing Sources may not be amended or otherwise modified without the prior written consent of the Financing Sources party to the Debt Commitment Letter.

At any time and from time to time prior to the Company Effective Time, any party may, to the extent legally permissible and except as otherwise set forth in the Merger Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (ii) subject to the requirements of applicable law, waive compliance with any of the Merger Agreement or conditions for the benefit of such party contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party. Any delay in exercising any right pursuant to the Merger Agreement will not constitute a waiver of such right.

However, prior to the Company Effective Time, no amendment or waiver of any provision of the Merger Agreement will be made, and no other action will be taken (including with respect to any request for consent or waiver under the Merger Agreement from the Buyer Parties), and no other determination will be made (including with respect to the granting of any consent or waiver from Bally’s under the Merger Agreement or to terminate the Merger Agreement) by or on behalf of Bally’s under or with respect to the Merger Agreement without first obtaining the approval of the Special Committee.

Governing Law

The Merger Agreement is governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to the Merger Agreement and the transactions contemplated hereby, including the Merger Transactions or the negotiation, execution or performance of the Merger Agreement, whether sounding in contract, tort, or statute, will be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws or statutes of limitations of a different jurisdiction other than the State of Delaware.

LIMITED GUARANTEE

Concurrently with the execution of the Merger Agreement, SRL delivered to Bally’s a limited guarantee, dated as of July 25, 2024, between SRL, Parent and Bally’s (the “Limited Guarantee”).

Pursuant to the Limited Guarantee, upon the terms and subject to the conditions therein, SRL provided to Bally’s an irrevocable and unconditional guarantee with respect to full and punctual payment of (a) the Parent Termination Fee of $22,200,000, solely to the extent payable pursuant to the Merger Agreement, (b) monetary damages payable by the Buyer Parties or any of their Affiliates to Bally’s in the event of certain breaches by any of the Buyer Parties under the Merger Agreement, including certain costs and expenses incurred by Bally’s in connection with enforcing such payments and (c) certain amounts payable by Parent to Bally’s in the event Bally’s incurs losses, damages or expenses in connection with Bally’s and its Subsidiaries’ cooperation with Parent in connection with the arrangement of the Debt Financing (clauses (a)–(c), collectively, the “Obligations”), in each case as and when payable pursuant to the Merger Agreement. The maximum aggregate liability of SRL under the Limited Guarantee will not, in the aggregate, exceed an amount equal to $25,200,000 (the “Guarantee Cap”). SRL may elect to satisfy all or any part of its payment obligations under the Limited Guarantee by delivering to Bally’s a number of shares of Company Common Stock calculated in accordance with the Termination Fee Per Share Price or Damages Per Share Price, as applicable.

Subject to specified exceptions, the obligations of SRL under the Limited Guarantee will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the transactions contemplated by the Merger Agreement and (b) 90 days following the valid termination of the Merger Agreement, unless Bally’s delivers a claim in writing for payment of any Obligation to any Buyer Party or SRL within such 90-day period. In the event such claim has been made within the 90-day period, the Limited Guarantee will continue in full force and effect until the earliest to occur of (a) a final, non-appealable order of a court of competent jurisdiction determining that SRL does not owe any amounts under the Limited Guarantee, (b) a written agreement between SRL and Bally’s terminating the obligations and liabilities of SRL under the Limited Guarantee and (c) the payment in full of all Obligations payable under the Limited Guarantee (subject to the Guarantee Cap).

In the event that Bally’s or any of its controlled Affiliates asserts in any litigation or other Legal Proceeding that certain specified provisions of the Limited Guarantee are illegal, invalid or unenforceable in whole or in part, including the provisions in the Limited Guarantee limiting the liability of SRL to the Guarantee Cap, or if Bally’s asserts any theory of liability against SRL (in its capacity as the guarantor under the Limited Guarantee) with respect to the Merger Agreement, Limited Guarantee or the transactions contemplated by the Merger Agreement other than certain specified claims, (a) the obligations of SRL under the Limited Guarantee will terminate ab initio and will thereupon be null and void, (b) if SRL has previously made any payments to Bally’s under the Limited Guarantee with respect to the Obligations, SRL will be entitled to have such payments refunded by Bally’s and (c) none of SRL, Parent or any of their respective Affiliates or certain specified persons affiliated with SRL will have any liability to Bally’s or any of its controlled Affiliates under the Limited Guarantee.

THE SUPPORT AGREEMENTS

The summary of the material provisions of the Support Agreements below and elsewhere in this proxy statement is qualified in its entirety by reference to each of the SRL Support Agreement, SBG Support Agreement and NH Support Agreement, copies of which are attached to this proxy statement as Annex C and are incorporated by reference into this proxy statement. This summary does not purport to be complete and may not provide all of the information about the Support Agreements that might be important to you. You are urged to read the Support Agreements carefully and in their entirety, as well as this proxy statement, before making any decisions regarding the Merger Transactions.

Agreement to Vote and Rolling Share Election

Concurrently with the execution of the Merger Agreement, Bally’s and Parent entered into a support agreement with each of SRL (the “SRL Support Agreement”), SBG Gaming (the “SBG Support Agreement”), and Noel Hayden (the “NH Support Agreement”), each dated as of July 25, 2024 (collectively, the “Support Agreements”).

Pursuant to the Support Agreements, upon the terms and subject to the conditions therein, among other things:

•        each of SRL, SBG Gaming, and Noel Hayden (the “SA Parties”) agreed to vote all shares of Company Common Stock owned of record or beneficially by such SA Party (a) in favor of (i) the adoption of the Merger Agreement and the Company Merger, (ii) any proposal to adjourn or postpone any Company Stockholder Meeting to a later date, and (iii) any other proposal to be voted upon or consented to by the Company Stockholders at any Company Stockholder Meeting, the approval of which is necessary for the consummation of the Company Merger and the other transactions contemplated by the Merger Agreement, and (b) against (i) any proposal, action or agreement that would reasonably be expected to result in any condition set forth in the Merger Agreement not being satisfied prior to the Termination Date, (ii) any Acquisition Proposal, (iii) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving Bally’s (except as contemplated by the Merger Agreement) and (iv) any other proposal, action or agreement that would reasonably be expected to prevent or materially impede or materially delay the consummation of the Company Merger or any of the other transactions contemplated by the Merger Agreement; and

•        each SA Party agreed to make valid a Rolling Share Election with respect to all shares of Company Common Stock owned of record or beneficially by such SA Party; and

•        SBG agreed to irrevocably waive the right to receive, or to elect to receive, the Per Share Price or any other cash in connection with the Company Merger or the other transactions contemplated by the Merger Agreement as the result of any exercise of the warrants and options held by SBG (“SBG Warrants and Options”).

In addition, pursuant to the SBG Support Agreement, SBG will deliver to Bally’s options to purchase 1,639,669 shares of Company Common Stock at prices between $30.00 and $45.00 per share for cancellation and retirement and, in exchange therefor, Bally’s will issue to SBG warrants to purchase 384,536 shares of Company Common Stock, which warrants will include terms substantially similar to the terms of the warrants currently held by SBG.

As of July 25, 2024, SRL owned 10,589,849 shares of Company Common Stock; Noel Hayden owned 4,953,272 shares of Company Common Stock; and SBG Gaming did not own any shares of Company Common Stock.

Termination and Transfer Restrictions

The SRL Support Agreement will terminate upon the earliest of (a) the valid termination of the Merger Agreement in accordance with its terms and (b) the Company Effective Time.

The SBG Support Agreement and the NH Support Agreement will terminate upon the earliest of (a) the date that is 15 months from July 25, 2024 (i.e., August 25, 2025), (b) the valid termination of the Merger Agreement in accordance with its terms and (c) the Company Effective Time.

The SA Parties may not, prior to the applicable termination date of their respective Support Agreements, (a) tender any shares of Company Common Stock subject to their respective Support Agreements into any tender or exchange offer, (b) offer, sell, transfer, assign, exchange, pledge, hypothecate, encumber or otherwise dispose of

(collectively, “Transfer”) or enter into any contract, option, agreement, understanding or other arrangement with respect to the Transfer of any shares of Company Common Stock subject to their respective Support Agreements or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), and in the case of SBG Gaming, SBG Warrants and Options, (c) grant any proxies or powers of attorney, deposit any shares of Company Common Stock subject to their respective Support Agreements, and in the case of SBG Gaming, SBG Warrants and Options, into a voting trust or enter into a voting agreement with respect to such shares, warrants or options that is inconsistent with its Support Agreement, or (d) commit or agree to take any of the foregoing actions.

Upon the terms and subject to the conditions therein, the SA Parties may Transfer any or all shares of Company Common Stock or SBG Warrants and Options, subject to their respective Support Agreements, as applicable, to such stockholder’s Affiliates; provided that, prior to and as a condition to the effectiveness of such Transfer, such transferee will have executed and delivered to Bally’s a counterpart of its Support Agreement pursuant to which such transferee will be bound by all of the terms and provisions of such Support Agreement.

THE SIDE LETTER

The summary of the material provisions of the Side Letter below and elsewhere in this proxy statement is qualified in its entirety by reference to the Side Letter, a copy of which is attached to this proxy statement as Annex D and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not provide all of the information about the Side Letter that might be important to you. You are urged to read the Side Letter carefully and in its entirety, as well as this proxy statement, before making any decisions regarding the Merger Transactions.

Concurrently with the execution of the Merger Agreement, Standard General Master Fund II L.P. (“Ultimate Parent”), Parent, Queen and Bally’s entered into a letter agreement, dated July 25, 2024 (the “Side Letter”).

Pursuant to the Side Letter, from the date of the Merger Agreement until the earlier to occur of (i) the Closing and (ii) the valid termination of the Merger Agreement in accordance with its terms, upon the terms and subject to the conditions therein, among other things, Ultimate Parent agreed to perform and comply with certain obligations of the Buyer Parties and, as applicable, Affiliates of Parent, including:

•        using reasonable best efforts to obtain all consents, waivers, approvals, orders and authorizations from governmental authorities (including the Requisite Gaming Approvals) and making all registrations, declarations and filings with governmental authorities, in each case, that are necessary or advisable to consummate the Merger Transactions;

•        making required filings with the FTC, DOJ, and other governmental authorities, cooperating and taking all necessary actions to obtain the required approvals or consents;

•        promptly notifying the other parties of any material communication from governmental authorities, keeping the other parties reasonably informed of the status of submissions and filings, and providing the other parties with reasonable prior notice and the opportunity to participate in meetings with governmental authorities;

•        preparing and making other required SEC filings in connection with the Merger Transactions, including consultation with Bally’s regarding such filings, ensuring the absence of untrue statements or omissions of material facts in such filings, and providing all information as may be reasonably requested by the other parties;

•        consulting with Bally’s prior to any material written communications with the SEC or its staff regarding the proxy statement, the Schedule 13E-3, or any other required SEC filings; and

•        promptly advising Bally’s upon receiving notice from the SEC or its staff of any requests for amendments, revisions, or additional information, or any comments on the Proxy Statement, the Schedule 13E-3, or any other required filings.

Any failure of Ultimate Parent to perform or comply with its obligations set forth in the Side Letter prior to the Closing will be (i) deemed a failure of the Buyer Parties to perform or comply with their covenants, obligations and conditions under the Merger Agreement for the purposes of determining whether the relevant closing condition regarding the Buyer Parties’ performance has been satisfied, (ii) deemed a breach, action, failure to act, comply or perform, or inaccuracy, as applicable, by the Buyer Parties of the Merger Agreement for the purposes of determining (x) whether the Merger Agreement may be validly terminated by either Bally’s or Parent and (y) the remedies available to Bally’s pursuant to the Merger Agreement, and (iii) in furtherance of clauses (a) and (b), considered together with any breach, action, failure or inaccuracy by the Buyer Parties under the Merger Agreement for any determination of “materiality” for the purposes of determining (x) whether the conditions to the Company Parties’ obligations to effect the Closing have been met, (y) whether the Merger Agreement may be validly terminated by either Bally’s or Parent, and (z) the effect of the termination. For more information, see the sections entitled “The Merger Agreement — Conditions to the Closing of the Merger Transactions,” “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Limitations on Liability.”

REGISTRATION RIGHTS AGREEMENT

At Closing, SRL and SG Gaming (together with their permitted transferees, the “SG Holders”), as well as any holders of Rolling Company Shares that elect to become party to the Registration Rights Agreement by executing and delivering a joinder thereto, which may be executed by means of their Rolling Share Election forms substantially in the form attached as Annex I or such other means as the Company may provide prior to Closing, no later than five (5) Business Days after Closing (together with their permitted transferees, the “Rolling Holders”), will enter into a Registration Rights Agreement with the Company substantially in the form attached as Annex F. The Registration Rights Agreement will provide the SG Holders with certain demand rights and will provide the SG Holders and the Rolling Holders party thereto certain piggyback rights in relation (at any time) to any shares of Company Common Stock or Rolling Company Shares then held by such SG Holders and Rolling Holders, respectively, until the relevant securities cease to be registrable under the terms thereof. The demand rights and piggyback rights under the Registration Rights Agreement will be subject to certain limitations, including: the ability of the Company (not more than twice in any 12-month period) to postpone the filing of a demanded registration statement or suspend the use of any shelf registration statement for up to 90 days if the Company Board determines in good faith that such registration could materially interfere with a bona fide business or financing transaction under consideration by the Company; as well as the ability of a majority of the independent directors of the Company then in office to waive the application of the Rolling Holders’ piggyback rights to the extent set forth in the Certificate of Incorporation (taking into account any considerations the independent directors determine to be appropriate in the circumstances). The terms of the Registration Rights Agreement will also require the SG Holders and the Rolling Holders to abide by certain confidentiality, trading and other restrictions in relation to notifications, discussions and other information pursuant thereto (including, in respect of certain underwritten offerings, by entering into applicable lockup agreements). These confidentiality and trading restrictions will apply to each Rolling Holder regardless of whether such Rolling Holder elects to exercise its piggyback rights in connection with a particular offering. Each SG Holder and Rolling Holder will be permitted to assign its rights and obligations under the Registration Rights Agreement to any transferee of its registrable securities that becomes a party to the agreement by executing and delivering a joinder substantially in the form attached thereto.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant the Unaffiliated Company Stockholders access to the corporate files of the Company, any other party to the Merger Transactions or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

IMPORTANT INFORMATION REGARDING BALLY’S

Company Background

Bally’s, a Delaware corporation, was incorporated in Delaware on March 1, 2004. The Company is a global gaming, hospitality and entertainment company with a portfolio of casinos and resorts and online gaming businesses. The Company provides its customers with physical and interactive entertainment and gaming experiences, including traditional casino offerings, iGaming, online bingo, sportsbook and free-to-play games.

As of June 30, 2024, Bally’s owns and manages 15 land-based casinos in 10 states across the US, one golf course in New York, and one horse racetrack in Colorado operating under the Bally’s brand. Bally’s land-based casino operations include approximately 14,800 slot machines, 600 table games and 4,000 hotel rooms, along with various restaurants, entertainment venues and other amenities. In 2021, Bally’s acquired London-based Gamesys Group Ltd. (“Gamesys”) to expand the Company’s geographical and product footprints to include an iGaming business with well-known brands providing iCasino and online bingo experiences to Bally’s global online customer base with concentrations in Europe and Asia and a growing presence in North America. Bally’s revenues are primarily generated by these gaming and entertainment offerings. Bally’s proprietary software and technology stack is designed to allow us to provide consumers with differentiated offerings and exclusive content.

On September 13, 2024, SC Gaming and Bally’s announced the decision to formally terminate their contractual agreement relating to the development of a Category 4 casino in College Township, Pennsylvania.

The Company’s principal executive offices are located at 100 Westminster Street, Providence, Rhode Island 02903, and its telephone number is (401) 475-8474. The Company’s website address is www.Ballys.com.

Directors and Executive Officers

The Bally’s Board currently consists of eight members. The persons listed below are Bally’s directors and executive officers as of the date of this proxy statement. The Merger Agreement provides, however, that the Company will take all action necessary so that from and after the Company Effective Time, the initial directors of the Surviving Corporation will be the persons designated by Parent, each to hold office as directors of the Surviving Corporation in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. For information on the persons who will serve as the initial directors of the Surviving Corporation from and after the Company Effective Time, each of whom was designated by the Parent in accordance with the terms of the Merger Agreement, please see “Important Information Regarding Bally’s.”

The Merger Agreement also provides that the officers of the Company as of immediately prior to the Company Effective Time will continue as the officers of the Surviving Corporation from and after the Company Effective Time, each to hold office in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

There are no family relationships among any of Bally’s directors or executive officers. During the past five years, neither Bally’s nor any of Bally’s directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither Bally’s nor any of Bally’s directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The ages given below are as of September 24, 2024. Each of the individuals listed below is a citizen of the United States and can be reached at c/o Bally’s Corporation 100 Westminster Street, Providence, Rhode Island 02903.

Name	Age	Current Position and Office
Soohyung Kim	49	Executive Chairman
Terrence Downey	69	Director
Tracy S. Harris	61	Director
Jaymin B. Patel	57	Director
Jeffrey W. Rollins	59	Director
Wanda Young Wilson	74	Director
George T. Papanier	67	President
Robeson M. Reeves	40	Chief Executive Officer
Marcus Glover	49	Chief Financial Officer
Craig L. Eaton	59	President, Rhode Island Operation and Corporate Secretary
Kim Barker	57	Chief Legal Officer

Executive Officers

Below is information about Bally’s executive officers:

George Papanier has served as President of Bally’s Corporation since March 31, 2023. His association with Bally’s began in 2004 when he served as the Chief Operating Officer, an appointment he held until February 2011 when he was then appointed to the role of President and CEO of Bally’s. Prior to joining Bally’s, Mr. Papanier served in the same capacity for Peninsula Gaming with properties in Iowa and Louisiana, from 2000 to 2004 and as COO for Resorts Casino Hotel in Atlantic City, NJ from 1997 to 2000. Both positions involved strategic and tactical planning for the resorts and supervision of major renovation and construction projects. He was also active in evaluating potential acquisitions and development of projects for the two organizations. From 1995 to 1997, he served as CFO for both Sun International Hotels Limited in the Bahamas and Mohegan Sun Casino in Uncasville, CT. Earlier in his career he served in executive operations capacities of Hemmeter Enterprises in Denver, CO and in an executive financial capacity for Trump Plaza Hotel and Casino in Atlantic City. Mr. Papanier is a graduate of Rowan University where he received a B.A. in Business Administration and Accounting. He is a Certified Public Accountant and served as Treasurer of the Casino Association in New Jersey from 1999 to 2000.

Robeson Reeves has served as Chief Executive Officer of Bally’s Corporation since March 31, 2023. Formerly, he served as President of Bally’s Interactive Division since October 1, 2021 and the Chief Operating Officer of Gamesys since July 2015. Mr. Reeves joined Gamesys in September 2005 and held a number of positions, most recently Director of Gaming Operations since May 2010 and served as a member of the Gamesys Board of Directors since August 2010. Since joining Gamesys, Mr. Reeves has built a strong record in cohesively connecting player and product experiences to marketing and business KPIs, ensuring sustainable growth. He graduated in 2005 with a BSc in Statistics, Operations Research and Management Studies from University College, London.

Marcus Glover has served as the Chief Financial Officer at Bally’s Corporation since May 2023. He is a senior executive in the hospitality and gaming industry with more than 20 years of experience. Most recently, Mr. Glover served as Chief Strategy Officer for QPSI LLC, a supply chain solutions and contract packaging company, where he was responsible for developing and executing the business’s growth strategy. Prior to that, Mr. Glover served in Senior Executive leadership roles for MGM Resorts, most notably as President and Chief Operating Officer of the Borgata Hotel, Casino & Spa, and President and Chief Operating Officer of the Beau Rivage Resort & Casino. Mr. Glover was also a senior executive with Caesars Entertainment in various positions, including Senior Vice President & General Manager for the Horseshoe Casino and Thistledown Racino, Assistant General Manager at Harrah’s/Caesars Entertainment in St. Louis, Missouri, and Vice President of Operations at Harrah’s/Caesars Entertainment in Biloxi, Mississippi. Marcus holds an M.B.A. from The Duke University Fuqua School of Business and received a B.A. in Business Administration, Finance from Morehouse College.

Craig Eaton is the President, Rhode Island Operations and Corporate Secretary for Bally’s Corporation. He has been associated with the Company since 2005 and has over 30 years of legal, regulatory, government relations and business experience. Mr. Eaton was a partner at the law firm of Adler, Pollock and Sheehan, chairing its regulatory and compliance practice group from 1998 through 2004. From 1995 to 1998, Mr. Eaton was General Counsel to the Narragansett Electric Company. A 1987 cum laude graduate of Union College and 1990 graduate of Boston College Law School, he is an active participant on various charitable and civic boards and is a volunteer coach for various youth sports organizations.

Kim Barker is the Executive Vice President and Chief Legal Officer at Bally’s Corporation. Ms. Barker oversees Bally’s global legal, compliance and data privacy teams, supporting the Company’s global strategic initiatives. Ms. Barker served as General Counsel and Vice President, Legal and Regulatory Affairs for Chicago-based Northstar Lottery Group, LLC, a majority-owned IGT affiliate. Ms. Barker also served as General Counsel to the Illinois Student Assistance Commission (ISAC), an Illinois state agency. She was also a partner in the public law practice while in private practice in the City of Chicago. Ms. Barker also served as the Vice President and Deputy General Counsel for IGT’s Digital and Sports Betting team from 2020 to 2021. In 2018, Ms. Barker was appointed IGT’s inaugural Vice President, Diversity and Inclusion.

Non-Employee Directors

Below is information about Bally’s non-employee directors:

Terrence Downey has served as an independent director at Bally’s Corporation since January 2019. Mr. Downey has served as President, Chief Executive Officer and as a member of Queen’s board of directors since November 2019. Mr. Downey served as the President and Chief Operating Officer of SLS Las Vegas from January 2017 to July 2017. Earlier in his career, Mr. Downey served as the President and General Manager of Aliante Gaming LLC from November 2012 through October 2016. Prior to joining Aliante Gaming LLC, Mr. Downey worked over 15 years as Vice President and General Manager at multiple Station Casinos locations.

Tracy Harris has served as an independent director of Bally’s Corporation since February 2023. Ms. Harris is the Chief Financial Officer of Arabella Advisors and has extensive financial and operational experience, having served as Chief Financial Officer for MIB Group Holdings, Inc., UMUC\Ventures, Bullis School LLC, The BondFactor Company, American Institute of Architects, Deion Hampton & Associates, and the Washington Convention Center Authority. She currently serves on the Board of 1847 Holdings LLC (NYSE: EFSH), CareFirst Blue Cross Blue Shield, District of Columbia Retirement Board, and the Council of Institutional Investors. Ms. Harris was recently appointed to the PCAOB Investor Advisory Group. Ms. Harris holds a BS in Marketing from Fontbonne University, an MBA from St. Louis University and a Master of Public Administration from the University of Pennsylvania.

Soohyung Kim has served as the Chairman of the Bally’s Corporation Board since December 2019 and as an independent director since 2016. Mr. Kim is the Managing Partner and Chief Investment Officer of Standard General L.P., an investment firm. Mr. Kim has been investing in special situations strategies since 1997 including stints at Bankers Trust Company, Och-Ziff Capital Management and Cyrus Capital Partners. Mr. Kim is a Director of Intralot SA, a Director of Coalition for Queens, a Director of the Cary Institute of Ecosystem Studies and a Director of the Stuyvesant High School Alumni Association. Mr. Kim is a former member of the board of directors of Greektown Superholdings and Media General, Inc. and the board of managers of ALST Casino Holdco, LLC.

Jaymin Patel has served as Vice-Chairman of the Bally’s Corporation Board since May of 2023 and as an independent director since January 2021. He currently serves as Executive Chairman of Perennial Climate, Inc., a company building the world’s leading verification platform for soil-based carbon removal and climate smart agriculture. From 2015 to 2018, Mr. Patel served as the CEO and Director of Brightstar Corporation, a $10+ billion SoftBank global wireless device services company. Prior to that, Mr. Patel served as President and CEO of GTECH Corporation (now IGT) from 2008 to 2015, President and COO in 2007 and CFO of GTECH Holdings Corporation from 2000 to 2006 (NYSE: GTK), and as CFO of Lottomatica SPA from 2006 to 2007 (Milan: LTO.MI). Additionally, Mr. Patel has served on the Board of Directors of SpartanNash (NASDAQ: SPTN) since February 2022 and Brown & Brown, Inc. (NYSE: BRO) since January 2023. Mr. Patel is also on the Foundation Board of the Community College of Rhode Island.

Jeffery Rollins has served as an independent director at Bally’s Corporation since 2019. Mr. Rollins has over 30 years of experience serving on numerous public, private, private equity and non-profit Boards. Mr. Rollins has extensive experience in gaming, having previously served as an independent director at Dover Downs Gaming & Entertainment, Inc. (NYSE:DDE) from 2002 to 2019. Mr. Rollins is a Managing Director at Ashford Capital Management and a Co-Founder, Co-Owner, and Managing Member at Osprey Advisors LLC. Before these roles, Mr. Rollins was the Founder and CEO of J.W. Rollins & Associates, LLC, Co-Founder and Chief Sales & Marketing Officer at SunRx, Co-Founder and Managing Director of Context Advisors & C2 Partners, Vice President at Brandywine Center Management, LLC, and Vice President, Services at Rollins Environmental Services. Besides Bally’s and Dover Downs, other Public Board experience includes Dover Motorsports, Inc. (NYSE:DVD). Mr. Rollins holds a Master of Business Administration from The Fuqua School of Business at Duke University and a Bachelor of Arts in Economics from Duke University. He is an Emeritus member of the Fuqua School of Business Board of Visitors.

Wanda Young Wilson has served as an independent director at Bally’s Corporation since May 2019. Ms. Wilson retired as the Chief Operating Officer, General Counsel and Secretary of the Tennessee Education Lottery Corporation (“TEL”) in 2019. Ms. Wilson joined the TEL in 2003 as Executive Vice President and General Counsel and was promoted to Chief Operating Officer in 2013. Prior to joining the TEL, Ms. Wilson was employed at the Georgia Lottery Corporation, where she served as the Senior Vice President and General Counsel for 10 years. Earlier in her career, she was an investment banker with EF Hutton and the Northern Trust Bank.

Selected Historical Financial Data

Set forth below is certain selected historical consolidated financial data relating to Bally’s. The selected financial data as of December 31, 2023 and December 31, 2022 and for the annual periods ending December 31, 2023, 2022 and 2021 have been derived from the audited consolidated financial statements incorporated by reference from the Bally’s Annual Report on Form 10-K for the year ended December 31, 2023. The selected financial data as of June 30, 2024 and for the interim periods ending June 30, 2024 and 2023 has been derived from the unaudited condensed financial statements incorporated by reference from the Bally’s Quarterly Report on Form 10-Q for the period ended June 30, 2024. The selected financial data as of June 30, 2023 has been derived from the unaudited condensed financial statements presented in Bally’s Quarterly Report on Form 10-Q for the period ended June 30, 2023 not incorporated by reference herein.

This information is only a summary. The selected historical consolidated financial data as of December 31, 2023 and December 31, 2022 should be read in conjunction with Bally’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including the management’s discussion and analysis of financial condition and results of operations set forth in Item 7 thereof and the audited consolidated financial statements set forth in Item 8 thereof. The selected historical consolidated financial data should be read in conjunction with the unaudited financial statements set forth in Item 1 and management’s discussion and analysis of financial condition and results of operations set forth in Item 2 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024. The December 31, 2023 Annual Report on Form 10-K, and June 30, 2024 Quarterly Report on Form 10-Q are both incorporated by reference into this proxy statement in its entirety.

More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by Bally’s with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Please see the section of this proxy statement captioned “Where You Can Find More Information.”

Summary Consolidated Balance Sheets

	June 30, 2024	June 30, 2023	December 31, 2023	December 31, 2022
Cash and cash equivalents	$154,733	$183,611	$163,194	$212,515
Total current assets	$555,599	$527,848	$572,345	$522,713
Total assets	$6,590,218	$6,781,189	$6,861,103	$6,300,113
Total current liabilities	$923,248	$678,633	$874,780	$755,802
Total liabilities	$6,196,667	$5,742,029	$6,225,249	$5,493,866
Total stockholders’ equity	$393,551	$1,039,160	$635,854	$806,247
Total liabilities and stockholders’ equity	$6,590,218	$6,781,189	$6,861,103	$6,300,113

Summary Consolidated Statements of Operations

	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023	December 31, 2023	December 31, 2022
	(in thousands, except per share data)
Total revenue	$1,240,139	$1,204,926	$2,449,073	$2,255,705
Operating income (loss)	$(68,382)	$382,714	$104,009	$(293,008)
Net income (loss)	$(234,110)	$152,685	$(187,500)	$(425,546)
Net income (loss) per share
Basic income (loss) per share	$(4.85)	$2.82	$(3.51)	$(7.32)
Diluted income (loss) per share	$(4.85)	$2.80	$(3.51)	$(7.32)

Description of Company Debt

As of December 31, 2023, Bally’s had approximately $3.73 billion of total indebtedness outstanding consisting of $1.91 billion outstanding under its term loan facility (the “Term Loan”) pursuant to the terms of a credit agreement Bally’s entered into on October 1, 2021 (the “Credit Agreement”) with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the lenders party thereto, and $1.5 billion in aggregate principal amount of outstanding 5.625% senior notes due 2029 and 5.875% senior notes due 2031 (collectively, the “Senior Notes”). As of December 31, 2023, Bally’s has a $620.0 million revolving credit facility (the “Revolving Credit Facility” or “Revolver” and, together with the Term Loan, the “Credit Facility”), of which there were $335.0 million in borrowings as of that date. In connection with Debt Financing, we will have $500.0 million in aggregate principal amount of outstanding 11.000% senior secured first-lien notes due 2028.

Senior Notes

On August 20, 2021, two unrestricted subsidiaries (together, the “Escrow Issuers”) of Bally’s issued $750.0 million aggregate principal amount of 5.625% senior notes due 2029 (the “2029 Notes”) and $750.0 million aggregate principal amount of 5.875% Senior Notes due 2031. The Senior Notes were issued pursuant to an indenture, dated as of August 20, 2021, among the Escrow Issuers and U.S. Bank National Association, as trustee. Certain of the net proceeds from the Senior Notes offering were placed in escrow accounts for use in connection with the Gamesys acquisition. On October 1, 2021, upon the closing of the Gamesys acquisition, the Company assumed the issuer obligation under the Senior Notes. The Senior Notes are guaranteed, jointly and severally, by each of the Company’s restricted subsidiaries that guarantees the Company’s obligations under its Credit Agreement.

The 2029 Notes mature on September 1, 2029 and the 2031 Notes mature on September 1, 2031. Interest is payable on the Senior Notes in cash semi-annually on March 1 and September 1 of each year, beginning on March 1, 2022.

The Company may redeem some or all of the Senior Notes at any time prior to September 1, 2024, in the case of the 2029 Notes, and September 1, 2026, in the case of the 2031 Notes, at prices equal to 100% of the principal amount of the Senior Notes to be redeemed plus certain “make-whole” premiums, plus accrued and unpaid interest. In addition, prior to September 1, 2024, Bally’s may redeem up to 40% of the original principal amount of each series of the Senior Notes with proceeds of certain equity offerings at a redemption price equal to 105.625% of the principal amount, in the case of the 2029 Notes, and 105.875%, in the case of the 2031 Notes, plus accrued and unpaid interest. During the six months ended June 30, 2023, Bally’s repurchased and retired $15.0 million of the 2031 Notes at a weighted average price of 70.80% of the principal. The Company may redeem some or all of the Senior Notes at any time on or after September 1, 2024, in the case of the 2029 Notes, and September 1, 2026, in the case of the 2031 Notes, at certain redemption prices set forth in the indenture plus accrued and unpaid interest.

The indenture governing the Senior Notes contains covenants that limit the ability of Bally’s and its restricted subsidiaries to, among other things, (i) incur additional indebtedness, (ii) pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments, (iii) enter into certain transactions with affiliates, (iv) sell or otherwise dispose of assets, (v) create or incur liens and (vi) merge, consolidate or sell all or substantially all of the Company’s assets. These covenants are subject to exceptions and qualifications set forth in the indenture.

Credit Facilities

On October 1, 2021, Bally’s and certain of its subsidiaries entered into a Credit Agreement with Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other lenders party thereto, providing for senior secured financing of up to $2.565 billion, consisting of a senior secured term loan facility in an aggregate principal amount of $1.945 billion (the “Term Loan Facility”), which will mature in 2028, and a senior secured Revolving Credit Facility in an aggregate principal amount of $620.0 million, which will mature in 2026.

The credit facilities allow Bally’s to increase the size of the Term Loan Facility or request one or more incremental term loan facilities or increase commitments under the Revolving Credit Facility or add one or more incremental revolving facilities in an aggregate amount not to exceed the greater of $650 million and 100% of the Company’s consolidated EBITDA for the most recent four-quarter period plus or minus certain amounts as specified in the Credit Agreement, including an unlimited amount subject to compliance with a consolidated total secured net leverage ratio as set out in the Credit Agreement.

The credit facilities are guaranteed by Bally’s restricted subsidiaries, subject to certain exceptions, and secured by a first-priority lien on substantially all of the Company’s and each of the guarantors’ assets, subject to certain exceptions.

As of June 30, 2024, with the discontinuation of the LIBOR reference rate, borrowings under the credit facilities bear interest at a rate equal to, at the Company’s option, either (1) the term Secured Overnight Financing Rate (“SOFR”), adjusted for certain additional costs and subject to a floor of 0.50% in the case of term loans and 0.00% in the case of revolving loans or (2) a base rate determined by reference to the greatest of (a) the federal funds rate plus 0.50%, (b) the prime rate, (c) the one-month SOFR rate plus 1.00%, (d) solely in the case of term loans, 1.50% and (e) solely in the case of revolving loans, 1.00%, in each case of clauses (1) and (2), plus an applicable margin. In addition, on a quarterly basis, the Company is required to pay each lender under the Revolving Credit Facility a 0.50% or 0.375% commitment fee in respect of commitments under the Revolving Credit Facility, with the applicable commitment fee determined based on the Company’s total net leverage ratio.

The credit facilities contain covenants that limit the ability of Bally’s and its restricted subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, sell assets, make certain investments and grant liens. These covenants are subject to exceptions and qualifications set forth in the Credit Agreement. The Revolving Credit Facility contains a financial covenant regarding a maximum first lien net leverage ratio that applies when borrowings under the Revolving Credit Facility exceed 30% of the total revolving commitment. As of June 30, 2024, the Company was in compliance with all such covenants.

Debt Commitment

On July 25, 2024, SG Parent LLC entered into a Debt Commitment Letter with Apollo Global Securities, LLC and Apollo Capital Management, L.P. (“Apollo”), on behalf of one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates (in such capacity, Apollo, and all such parties, funds, accounts, and entities, collectively, the “Apollo Investors”), pursuant to which the Apollo, on behalf of the Apollo Investors, committed to purchase up to $500 million of new first lien notes (the “New First Lien Notes”) to be issued by the Company in connection with the Company Merger (the “Debt Financing”).

Pursuant to the terms of the Merger Agreement and the Debt Commitment Letter, the Company expects to assume Parent’s rights and obligations under the Debt Commitment Letter immediately prior to the Closing of the Company Merger and to issue the New First Lien Notes in order to (a) fund the Company Merger, (b) repay in full all existing indebtedness of Queen outstanding pursuant to Queen’s existing credit facilities, and (c) pay certain costs and expenses incurred or payable in connection with the Merger Transactions.

The New First Lien Notes will be guaranteed by each of the Company’s subsidiaries that guarantee the Credit Agreement and will be secured on a pari passu basis by the property of the Company and the guarantors that secure the Credit Agreement.

The New First Lien Notes will mature on October 2, 2028 and will not be subject to required amortization prior to maturity. The New First Lien Notes will bear interest at a fixed rate of 11.00% per annum, payable quarterly.

The Company will be permitted to redeem the New Fixed Rate Notes on or prior to the date that is 12 months after the issuance date at a price equal to 100% of the principal amount of the New First Lien Notes to be redeemed plus certain “make-whole” premiums, plus accrued and unpaid interest. The Company will be permitted to redeem the New First Lien Notes after the date that is 12 months after the issuance date and on or prior to the date that is 24 months after the issuance date at a price equal to 105.50%, plus accrued and unpaid interest, and after the date that is 24 months after the issuance date at a price equal to 100.00%, plus accrued and unpaid interest.

The New First Lien Notes are expected to contain covenants that limit the ability of the Company and its restricted subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, sell assets, make certain investments and grant liens. These covenants are subject to exceptions and qualifications to be set forth in the indenture governing the New First Lien Notes.

The Apollo Investors’ obligation to purchase the New First Lien Notes issued by the Company on the Closing Date of the Company Merger is subject to customary conditions, including the substantially contemporaneous Closing of the Company Merger in accordance with the terms of the Company Merger without giving effect to any amendment, waiver, consent or other modification thereof that is materially adverse to the interests of the Apollo Investors and the Company’s compliance with certain limitations on investments and other restricted payments between the Company Effective Date and the Closing Date as set forth in the Debt Commitment Letter.

GLPI Leases

As of June 30, 2024, the Company’s Bally’s Evansville, Bally’s Dover, Bally’s Quad Cities, Bally’s Black Hawk, Bally’s Tiverton and Hard Rock Biloxi properties were leased under the terms of a master lease agreement (the “Existing Master Lease”) with GLP Capital, L.P. (“GLP”), a Subsidiary of Gaming and Leisure Properties, Inc. (“GLPI”). The Existing Master Lease has an initial term of 15 years and includes four, five-year options to renew and requires combined minimum annual rent payments of $100.5 million, subject to a minimum 1% annual escalation or greater escalation dependent on CPI. The renewal options are not reasonably certain of exercise as of June 30, 2024.

In addition to the properties under the Existing Master Lease described above, the Company also entered into a lease with GLPI for the land associated with Tropicana Las Vegas. This lease has an initial term of 50 years (with a maximum term of 99 years with renewal options) at annual rent of $10.5 million, subject to minimum 1% annual escalation or greater escalation dependent on CPI.

In accordance with the GLP Term Sheet (as defined below), Bally’s plans to (a) sell and lease back from GLP its properties in Kansas City and Shreveport for $395 million, with initial annual rent of $32.2 million, subject to escalation and (b) reconfirmed its intention to sell and lease back from GLP its Bally’s Twin River Lincoln property by the end of 2026 for $735 million, with initial annual rent of $58.8 million, subject to escalation, in each case, pursuant to a new master lease agreement (the “New Master Lease”) to be entered into with GLP. GLP has the right to call the Bally’s Twin River Lincoln transaction starting October 2026. All such transactions are subject to required regulatory approvals.

Existing Bally’s Chicago Lease

Bally’s Chicago Operating Company, LLC (“Bally’s Chicago OpCo”), an indirect wholly owned Subsidiary of the Company, leases the land on which Bally’s Chicago’s permanent resort and casino will be built from an affiliate of Blue Owl Capital (the “Existing Bally’s Chicago Lease Landlord”) pursuant to a ground lease (the “Existing Bally’s Chicago Lease”). The Existing Bally’s Chicago Lease commenced November 18, 2022 and has a 99-year term followed by ten separate 20-year renewals at the Company’s option and requires combined minimum annual rent payments of $14.0 million, which may be increased in connection with advances from the Existing Bally’s Chicago Lease Landlord, subject to a minimum 10% escalation or greater escalation every five years dependent on CPI.

GLP Term Sheet

On July 11, 2024, the Company entered into a binding term sheet (the “GLP Term Sheet”) with GLP for a strategic construction and financing arrangement, including up to $940 million of funding for the hard costs of construction of Bally’s Chicago’s permanent resort and casino. In connection therewith, GLP entered into an agreement with the Existing Bally’s Chicago Lease Landlord to acquire the fee interest in the property on which Bally’s Chicago’s permanent resort and casino will be built. Upon the closing of such acquisition, the Existing Bally’s Chicago Lease will be either assumed by GLP or terminated, and if assumed by GLP, then terminated after the closing. Upon termination of the existing Bally’s Chicago lease, Bally’s Chicago OpCo will enter into (x) a new ground lease with GLP (the “Chicago Lease”) to lease such property and (y) a development agreement with GLP (the “Chicago Development Agreement”) pursuant to which GLP will commit to advance up to $940 million (the “Chicago Development Advances”) for the payment of hard costs used to construct Bally’s Chicago’s permanent resort and casino in exchange for increasing the amount of rent that Bally’s Chicago OpCo pays to GLP under the Chicago Lease. The Chicago Lease will have a 15-year term followed by multiple renewal terms to be agreed between Bally’s Chicago OpCo and GLP, and rent payable under the Chicago Lease will be (a) $20.0 million annually, subject to annual escalations to be set forth therein, plus (b) an annual amount equal to 8.5% of the Chicago Development Advances that GLP advances to Bally’s Chicago OpCo.

The terms and conditions of the Chicago Lease are expected to be substantially the same as the Existing Master Lease with GLP described above, except as modified by the terms set forth in the GLP Term Sheet. GLP will have the right to terminate the Chicago Lease upon any event of default under the Chicago Lease. Such events of default are expected to include, without limitation, a failure to pay amounts due after applicable notice and cure periods, certain bankruptcy or insolvency events, a cross-default with the Chicago Development Agreement and the failure to comply with a variety of covenants after applicable notice and cure periods, including those related to the development of Bally’s Chicago’s permanent resort and casino, repair and maintenance, alterations and insurance. In addition, the Chicago Lease will be amended to add a cross-default to the Existing Master Lease and the New Master Lease upon any refinancing, extension or majority amendment of the Company’s existing credit facilities. There will also be certain restrictions on Bally’s Chicago OpCo’s ability to assign its interest in the Chicago Lease without GLP’s prior consent.

GLP’s obligation to make Chicago Development Advances under the Chicago Development Agreement will be subject to certain conditions, including, without limitation the following: (a) the Company will have invested at least $560 million of equity into the development and construction of Bally’s Chicago’s permanent resort and casino since inception, (b) the Company will have unrestricted access to funds in an amount sufficient at the time of each Chicago Development Advance to complete the construction of Bally’s Chicago’s permanent resort and casino and (c) GLP will have acquired the fee interest (or a leasehold interest in lieu thereof) in the property on which Bally’s Chicago’s permanent resort and casino will be built on terms acceptable to GLP. Bally’s Chicago OpCo will be obligated to construct and complete Bally’s Chicago’s permanent resort and casino in compliance with terms and conditions to be set forth in the Chicago Development Agreement, which are expected to be customary and reasonable for large scale multi-phase developments and are expected to include the satisfaction of to-be-specified development and construction milestones.

The Chicago Development Agreement will contain customary representations and covenants by Bally’s Chicago OpCo and will contain funding conditions in each case which are customary and reasonable for large scale multi-phase developments. The Chicago Development Agreement will also contain defaults and remedies which are customary and reasonable for large scale multi-phase developments, including, without limitation, a cross-default with the Chicago Lease. Bally’s Chicago OpCo will not be permitted to assign, finance, transfer, pledge or encumber its interest in the Chicago Development Agreement without GLP’s prior written consent, other than to a permitted leasehold mortgagee under the Chicago Lease.

The terms and conditions of the Chicago Lease and the Chicago Development Agreement are subject to ongoing negotiations between Bally’s Chicago OpCo and GLP, and no guarantees can be given that Bally’s Chicago OpCo will enter into the Chicago Lease or the Chicago Development Agreement on the terms described herein or at all.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of the shares of Company Common Stock as of September 24, 2024 by:

•        each stockholder known by Bally’s to beneficially own more than 5% of the outstanding Company Common Stock;

•        each of Bally’s current directors;

•        each of Bally’s named executive officers; and

•        all of Bally’s directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 40,648,127 shares of Company Common Stock issued and outstanding as of September 24, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Company Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after September 24, 2024 are deemed outstanding, as well as any common stock that such person has the right to acquire upon the vesting of restricted stock units within 60 days after September 24, 2024, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Bally’s Corporation, 100 Westminster Street, Providence, Rhode Island 02903. We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
Soohyung Kim(1)	10,612,969	26.1%
Terrence Downey	45,459	*
Tracy S. Harris	15,518	*
Jaymin B. Patel	48,996	*
Jeffrey W. Rollins(2)	96,847	*
Wanda Y. Wilson	36,407	*
Robeson M. Reeves(3)	325,823	*
Marcus Glover	12,014	*
Craig L. Eaton	151,503	*
Kim Barker	12,039	*
George T. Papanier(4)	467,658	1.2%
All directors and executive officers as a group (11 persons)	11,825,223	29.1%
Standard RI Ltd(1)	10,589,849	26.1%
Noel Hayden(5)	4,953,272	12.2%

____________

*        Less than 1%

(1)      Includes 10,589,849 common shares of Bally’s held by Standard RI Ltd. Standard General L.P. serves as investment manager to Standard RI Ltd and, in that capacity, exercises voting and investment control over the shares held by Standard RI Ltd. Soohyung Kim is the Managing Partner and Chief Investment Officer of Standard General L.P. Each of Mr. Kim and Standard General L.P. disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest in such shares.

(2)      Consists of 93,438 common shares of Bally’s held by Mr. Rollins in a brokerage margin account and as such have been pledged as security for the account and 3,409 common shares of Bally’s held by a Limited Liability Corporation over which Mr. Rollins has sole voting and investment power.

(3)      Consists of 325,376 common shares of Bally’s held by Mr. Reeves and 447 common shares of Bally’s held by Mr. Reeves’ wife. Mr. Reeves disclaims beneficial ownership of these 447 common shares.

(4)      Consists of 449,658 common shares of Bally’s held by Mr. Papanier and 18,000 common shares of Bally’s held in trust.

(5)      Amounts beneficially owned by Mr. Hayden are based solely on a Schedule 13D filed with the SEC on July 30, 2024. Mr. Hayden may be deemed the beneficial owner of all shares indicated.

Prior Public Offerings

During the past three years, none of Bally’s, Parent or any of their respective Affiliates have made any underwritten public offering of shares of the Common Stock for cash that was registered under the Securities Act, or exempt from registration under Regulation A promulgated thereunder.

Transactions in Company Common Stock

Except as set forth below and in “Important Information Regarding Bally’s — Prior Public Offerings” above, and other than the Merger Agreement and agreements entered into in connection therewith, including the Support Agreements (as discussed in the sections of this proxy statement captioned “The Merger Agreement” and “The Support Agreements”), and certain activity related to our equity compensation awards discussed elsewhere in this proxy statement, (1) each of Bally’s, our directors and executive officers, the Buyer Filing Parties and their respective Affiliates have not conducted any transactions with respect to shares of Company Common Stock during the past 60 days, and (2) none of Bally’s or the Buyer Filing Parties or their respective Affiliates have purchased shares of Company Common Stock during the past two years.

Transactions by Our Directors and Executive Officers During the Last 60 Days

The following transactions by our directors and executive officers within the last 60 days were reported on Statements of Changes of Beneficial Ownership on Form 4 filed with the SEC:

Soohyung Kim

Date	Acquisition		Disposition	Price Per Share
May 16, 2024	15,372	(1)	—	$—	(1)
June 30, 2024	4,177	(2)	—	$—	(1)

____________

(1)      Represents the number of shares of Company Common Stock acquired in connection with a grant of Company Restricted Stock pursuant to the 2021 Equity Incentive Plan, that will vest on the earlier of the first anniversary of the date of grant or the 2025 annual meeting of stockholders, and are subject to a one-year holding period.

(2)      Represents the number of shares of Company Common Stock acquired in connection with a grant of immediately vested Company Restricted Stock pursuant to the 2021 Equity Incentive Plan.

Jeffrey W. Rollins

Date	Acquisition		Disposition	Price Per Share
May 16, 2024	7,686	(1)	—	$—	(1)

____________

(1)      Represents the number of shares of Company Common Stock acquired in connection with a grant of Company Restricted Stock pursuant to the 2021 Equity Incentive Plan that will vest on the earlier of the first anniversary of the date of grant or the 2025 annual meeting of stockholders, subject to Mr. Rollins’ continued service through such date.

Wanda Y. Wilson

Date	Acquisition		Disposition	Price Per Share
May 16, 2024	7,686	(1)	—	$—	(1)

____________

(1)      Represents the number of shares of Company Common Stock acquired in connection with a grant of Company Restricted Stock pursuant to the 2021 Equity Incentive Plan that will vest on the earlier of the first anniversary of the date of grant or the 2025 annual meeting of stockholders, subject to Ms. Wilson’s continued service through such date.

Terrence Downey

Date	Acquisition	Disposition	Price Per Share
May 16, 2024	7,686(1)	—	$	— (1)

____________

(1)      Represents the number of shares of Company Common Stock acquired in connection with a grant of Company Restricted Stock pursuant to the 2021 Equity Incentive Plan that will vest on the earlier of the first anniversary of the date of grant or the 2025 annual meeting of stockholders, subject to Mr. Downey’s continued service through such date.

Tracy S. Harris

Date	Acquisition		Disposition	Price Per Share
May 16, 2024	7,686	(1)	—	$—	(1)

____________

(1)      Represents the number of shares of Company Common Stock acquired in connection with a grant of Company Restricted Stock pursuant to the 2021 Equity Incentive Plan that will vest on the earlier of the first anniversary of the date of grant or the 2025 annual meeting of stockholders, subject to Ms. Harris’ continued service through such date.

Jaymin B. Patel

Date	Acquisition		Disposition	Price Per Share
May 16, 2024	15,372	(1)	—	$—	(1)

____________

(1)      Represents the number of shares of Company Common Stock acquired in connection with a grant of Company Restricted Stock pursuant to the 2021 Equity Incentive Plan, that will vest on the earlier of the first anniversary of the date of grant or the 2025 annual meeting of stockholders, subject to Mr. Patel’s continued service through such date.

Past Contracts, Transactions, Negotiations and Agreements

Except as described in the section of this proxy statement captioned “Important Information Regarding Bally’s — Prior Public Offerings” and “Important Information Regarding Bally’s — Transactions in Company Common Stock,” and other than the Merger Agreement and agreements entered into in connection therewith (as discussed in the section of this proxy statement captioned “The Merger Agreement”), and certain activity related to our equity compensation awards discussed elsewhere in this proxy statement, during the past two years: (1) there were no negotiations, transactions or material contacts between us and our Affiliates, on the one hand, and any of the Buyer Filing Parties (in their capacity as such), on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of our securities, election of our directors or sale or other transfer of a material amount of assets of Bally’s, (2) we and our Affiliates did not enter into any other transaction with an aggregate value exceeding one percent of our consolidated revenues with any of the Buyer Filing Parties, and (3) none of our executive officers, directors or Affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any of the Buyer Filing Parties.

Book Value Per Share

The net book value per share of the Company Common Stock as of June 30, 2024, was approximately $0.9689 (calculated based on 40,619,356 shares of Company Common Stock issued and outstanding as of June 30, 2024).

Market Price of Bally’s Common Stock

Beginning on March 29, 2019, the Company Common Stock has traded on the NYSE under the symbol “BALY”. The following table sets forth, for the periods indicated, the high and low sales prices per share of Company Common Stock:

	Market Price
	High	Low
2022
First Quarter	$39.38	$26.11
Second Quarter	$32.16	$17.54
Third Quarter	$26.78	$19.11
Fourth Quarter	$25.67	$17.97
2023
First Quarter	$21.45	$17.51
Second Quarter	$19.62	$13.09
Third Quarter	$16.96	$13.05
Fourth Quarter	$15.26	$7.28
2024
First Quarter	$14.68	$9.74
Second Quarter	$14.85	$10.94
Third Quarter (through September 24, 2024)	$17.73	$11.51

On September 24, 2024, the most recent practicable date before this proxy statement was distributed to our stockholders, the closing price of the Company Common Stock on the NYSE was $17.26. You are encouraged to obtain current market quotations in connection with voting your shares.

Dividends

In the past two years, we have not declared or paid any cash dividends on the Company Common Stock.

IMPORTANT INFORMATION REGARDING PARENT

Standard General, a Delaware limited partnership, is a New York City-based SEC-registered investment advisor that manages event-driven opportunity funds. Standard General was founded in 2007. Its principal business is to manage capital for public and private pension funds, endowments, foundations, and high net-worth individuals. Soohyung Kim is the Managing Partner and Chief Investment Officer of Standard General.

The principal office address of Standard General is 767 Fifth Avenue, 12th Floor, New York, NY 10153. The telephone number at the principal office is (212) 257-4701.

IMPORTANT INFORMATION REGARDING QUEEN

Business Overview

Queen is a regional gaming and hospitality company with a portfolio of brick and mortar casino properties, a hotel and market access rights for and online sports betting businesses. Queen provides its customers with physical and interactive gaming experiences and amenities, including traditional casino offerings, retail and online sportsbook services through strategic partnerships, as well as meeting venues and lodging. Queen’s properties are conveniently located in attractive metropolitan areas along the Mississippi River.

Queen currently owns and operates two land-based and two riverboat casinos across Illinois, Iowa and Louisiana. It has also received the necessary approvals and begun work to convert its two riverboat casinos to land-based facilities. Additionally, Queen has two sports betting partnerships with third-party sportsbook service providers, which allows Queen to provide retail sports betting in certain of its casinos, and also partner with online sports betting platforms. Queen’s casino operations include leading slot machines and electronic games, traditional table games and hotel accommodations, as well as food and beverage options including restaurants, cafes, bars and lounges, event venues, meeting spaces and other amenities.

Queen leases substantially all of its properties under a Master Lease with a Subsidiary of GLPI.

Queen’s principal source of revenue and operating income is gaming. The remainder of Queen’s revenue is generated from food and beverage, lodging and other ancillary offerings.

Queen intends to continue to grow its business through a multi-prong approach. Queen seeks to increase revenues at its current casinos by enhancing its customers’ experience. Queen is modernizing and expanding its gaming options, restaurants, hotel accommodations and other amenities, and aims to provide attractive surroundings with high-quality customer service. All of Queen’s properties are in the process of modernization and expansion, or `have recently finished renovation. Queen may also grow its business by opportunistically pursuing the acquisition and development of new gaming opportunities both within and outside its existing markets.

Gaming

Queen currently operates two land-based and two riverboat casino properties:

Property Name	Location
Land-based Casinos
DraftKings at Casino Queen (“CQESL”)	East St Louis, IL
The Queen Baton Rouge (the “Queen BR”)	Baton Rouge, LA
Riverboat Casinos
Casino Queen Marquette (“CQM”)	Marquette, IA
Belle of Baton Rouge (the “Belle”)	Baton Rouge, LA

Across its casinos, Queen offers customers approximately 2,503 slots and 48 live table games, spread over more than 110,000 square feet of gaming space, as of June 30, 2024. Queen’s slot machines include slot and video poker machines and made up 73% of its revenue for both 2023 and 2022. Queen’s table games generally include blackjack (“21”), craps, roulette, baccarat, let it ride and three-card poker, and made up 12% and 13% of its revenue for 2023 and 2022, respectively.

Queen is in the process of executing extensive multi-year redevelopment projects to bring its riverboat casinos landside and generally update and modernize the facilities. Queen is funding these investments in partnership with its landlord, GLPI.

In August 2022, Queen completed a $12 million renovation project at CQESL, updating and modernizing its food & beverage offerings, as well as constructing a state-of-the-art retail sportsbook and entertainment venue, featuring 38 betting kiosks and a full-service food and bar menu.

In August 2023, following a two-year construction process, Queen opened its new $85 million landside facility for the Queen BR casino. The property features over 100,000 square feet of high-quality gaming, dining and entertainment options, including a dedicated smoking patio with slots, table games and a full-service bar, a retail sportsbook, and four restaurants.

Queen has also begun construction on a $140 million landside project for the Belle, utilizing some existing buildings within the Belle complex. Queen and GLPI recently announced a development agreement for the Belle, with GLPI agreeing to fund $111 million of hard costs at an incremental rental yield of 9% starting a year after the initial disbursement of GLPI funds. The Belle development will feature a brand-new gaming, hospitality and entertainment complex, including a boutique hotel, and is scheduled to open in 2025. Queen recently obtained regulatory approval to operate a temporary landside casino while the construction project is underway and it expects to open the temporary casino in September 2024.

In addition, Queen is in the process of completing a land-side conversion and expansion of its CQM riverboat gaming facility, at an estimated cost of $17 million, which is scheduled to open in 2025.

Sportsbook Operations and Online Sports Betting

Queen’s Gaming Licenses from the Louisiana Gaming Control Board, Iowa Racing and Gaming Commission and Illinois Gaming Board allow Queen to operate sportsbooks in its licensed states. Queen has also qualified for a sports betting license in the state of Maryland. Sportsbooks accept bets from users who place a bet by wagering money on an event at some fixed odds determined by the sportsbook. In the event the user wins, the sportsbook pays out the bet.

Queen currently has a sports betting partnership with DraftKings:

•        DraftKings Partnership at Queen’s Casinos in Louisiana and Illinois:    Queen partners with DraftKings in Louisiana and Illinois to offer retail sports betting at Queen’s CQESL and Queen BR casinos. At Queen’s CQESL sportsbook in Illinois, Queen offers a 60+ foot video wall, a real time live odds board, a full-service food and bar menu, and offers customers the option to reserve Queen’s lounge and VIP areas during prime sporting events to enjoy a more intimate sports betting experience. This casino is co-branded with the DraftKings name and is named DraftKings at Casino Queen. At the Queen BR casino in Louisiana, Queen offers a sportsbook, which is co-branded with the DraftKings name and is named DraftKings Sportsbook. The DraftKings Sportsbook offers an immersive, in-person sports betting experience, including 20 self-service kiosks — open 24 hours a day — and a sports betting desk where customers can engage with team members to place bets in person.

•        Online DraftKings Partnership in Illinois:    Queen partners with DraftKings in Illinois to offer statewide online sports betting via DraftKings’ website and mobile app betting platform. Queen has provided DraftKings with the right to offer statewide online sports betting in exchange for a fee that is based on a percentage of net gaming revenue generated by online betting activities in Illinois.

In Iowa, Queen partners with Bet365 to offer online sports betting via Bet365’s platform, in exchange for a percentage of net gaming revenue generated by online betting activities in Iowa, subject to an annual minimum.

Food and Beverage

Queen offers a variety of food and beverage options at its casinos to cater to its customers’ needs. Food and beverage at Queen’s casinos are not only a source of direct revenue, but also play a part in making sure its customers are satisfied. Options at Queen’s casinos include sit down dining at a variety of traditional restaurants, bars, fast food and a full-service food and bar menu at Queen’s sportsbooks. Food and beverage also play a role in Queen’s ability to attract and retain customers. Queen’s marketing team uses its player loyalty program to offer complimentary rooms and food and beverage offerings to customers to capitalize on repeat visitation to its casinos.

Food and beverage revenues at Queen’s casinos made up 2% of its revenue for both 2023 and 2022.

Amenities and Lodging

Queen’s casinos currently offer various amenities, and it is focused on enhancing and adding new amenities as part of Queen’s redevelopment of its casinos. Queen’s casinos feature various sized event venues and meeting rooms and expansive on-site parking lots, including an RV park at Queen’s CQESL casino.

Queen’s CQESL casino features a 157-room hotel, ballroom, fitness facility and a 132-space RV park. Renovations are in progress at the Belle’s ten-story hotel, which will play an important role in attracting customers once re-opened, which is expected in 2025 with close to 250 renovated and modernized hotel rooms.

Competitive Strengths

Queen believes the following competitive strengths position Queen well for future growth and financial performance.

Portfolio of highly attractive assets in desirable markets

Queen owns and operates two land-based and two riverboat casino properties. All of Queen’s properties enjoy convenient access and visibility from an interstate highway or major thoroughfare. As of June 30, 2024, Queen’s properties offered the following gaming and non-gaming amenities:

•        2,503 slot and video poker machines, many featuring the latest technology and most popular themes in a variety of denominations;

•        48 live table games, including blackjack, baccarat, craps, roulette and carnival games;

•        Two established sportsbook with VIP seating and sports bars;

•        157 hotel rooms, excluding 243 rooms under renovation at the Belle;

•        10 restaurants; and

•        14,000 square feet of flexible meeting space ranging from meeting rooms to ballrooms.

Queen has invested a considerable amount of capital to maintain, refresh and enhance its slot machine offerings in a manner that is consistent with its high standards and the Queen brand.

Well-positioned for growth

Queen has put in place a comprehensive, multi-casino redevelopment plan to expand and modernize its properties. The expansion of Queen’s gaming features and amenities at Queen’s properties will continue to grow its revenue base by attracting customers that would otherwise go to other less conveniently located competitors that have newer facilities. Additionally, Queen is executing its expansion plan by integrating sports betting into its casinos and developing strategic partnerships that allow Queen to attract new customers to its properties.

Established customer base

Queen has a large and established core customer base consisting of local customers that are repeat visitors to its casinos. Through Queen’s CQ Rewards program, Queen is able to attract and retain its most loyal customers and dedicated players. Over 60% of Queen’s gaming revenues in 2023 were generated by participants in its rewards program who are valuable customers that keep on returning to its casinos. Queen is able to foster meaningful relationships with its repeat loyalty customers through outreach and promotions. As Queen’s casinos modernize and expand, it will seek to increase the share of repeat visitor customers at its locations.

Proven and experienced management team

Queen has assembled a strong and empowered management team with the majority of the team having 25+ years of experience in the casino and gaming industry. Queen’s management team has complementary experiences across a broad range of disciplines in the casino and gaming industry, including at other casino companies and hospitality businesses.

Growth Strategies

Queen’s primary operating strategy emphasizes attracting and retaining customers who are primarily residents living within the local geographic area around its regional brick and mortar casinos, as well as attracting out-of-town visitors. Queen’s properties attract customers through:

•        convenient, easy-access locations with attractive gaming assets;

•        offering its customers the latest in gaming offerings, sports betting and technology;

•        a variety of non-gaming amenities such as restaurants, bars and lounges;

•        a sophisticated casino management system that allows Queen to focus its marketing efforts and personalize its service; and

•        promotional programs.

Provide a high quality, value-oriented gaming and entertainment experience.    Queen is committed to providing a high-value experience for its customers, as its repeat visitors seek exceptional service, variety and quality in their overall experience. Queen has recently updated a significant number of its gaming options, including the most popular slot and video poker products, and the latest technological innovations in slots, table games and sports betting. Queen also seeks to maintain an offering of the most popular table games, including the latest on-trend table games. Queen believes that providing a wide variety of amenities is also a significant factor in attracting customers. In particular, Queen features multiple dining options at its casinos, and are adding additional dining and lodging options as part of its modernization and expansion of its casinos. Queen believes that by modernizing and expanding its offerings, Queen will be able to capture a larger customer base that is currently patronizing competitors that offer updated casino and hotel options. Queen believes that many customers are hesitant to travel beyond their geographic area for gaming and will patronize Queen’s properties if Queen can offer the service and experience that they expect. Queen’s hotel at CQESL, and Queen’s hotel at the Belle, once re-opened, will allow Queen to attract customers from farther away who need lodging.

Expand retail sportsbook presence and capabilities.    Queen believes that its sports betting capabilities strengthen its appeal and brand-awareness in its local markets and help attract repeat customers to its casinos. Queen is expanding and upgrading its retail sportsbooks as part of its casino renovation projects. It has strategic partnerships with sportsbook operators to manage the betting operations in its retail casinos and online, and believes that Queen can leverage its non-gaming amenities such as dining options and lodging to attract customers to Queen’s retail casino sportsbook and drive revenue growth.

Generate revenue growth through targeted marketing and promotional programs.    Queen’s advertising programs seek to generate consistent brand awareness and promotional visibility. While Queen advertises through traditional media such as radio, newspaper, billboards and local sports sponsorships to reach its customers, Queen continues to expand its focus and spend on targeting customers on social, digital and mobile platforms to respond to the evolving trends in methods through which Queen’s customers interact with marketing.

Through Queen’s player reinvestment initiatives, Queen utilizes frequent promotional programs to attract and retain its customers, while also establishing and maintaining a high level of brand recognition. Through Queen’s analytical approach to promotional development, Queen is also able to optimize reinvestment in those customers who deliver stronger results. Queen’s customer relationship management systems are highly attuned to how customers interact with its properties and products. This information allows Queen to focus on targeting its most important customers based on their preferences by tailoring its offerings to align with their preferences where possible.

Maximize business profitability.    As Queen grows and develops, it seeks to foster a culture that focuses on operational excellence, regulatory compliance and cost management. Utilizing Queen’s deep knowledge of the gaming industry, Queen believes that its existing cost structure, which has low variable costs, can support significant incremental growth of its profitability.

Maintain executive talent and strong employee relations.    Queen believes that executive talent and strong employee relations plays a critical role in successfully growing its business and maximizing profitability. Queen believes that the current management, together with the institutional knowledge of its sponsor, is vital to its growth. Furthermore, Queen’s more than 1,000 team members interact with its customers on a daily basis. Queen offers competitive compensation and attractive benefits, understanding that these individuals are crucial for the continued growth of its business. Reduced employee turnover allows Queen to develop relationships with its most important repeat customers who will return to its casinos as a result of their relationships with experienced hosts, pit bosses and dealers.

Opportunistically pursue acquisitions.    Queen expects to evaluate and pursue opportunistic acquisitions. Queen believes that it has demonstrated an ability to acquire and integrate companies, realize cost synergies and increase the profitability of these businesses post-close.

Seek investments in lottery, gaming and betting technology and services.    With Queen’s investment in Greece-based Intralot S.A. (“Intralot”), Queen expanded its portfolio to include an interest in a provider of integrated gaming systems and services with concentrations in North America and Europe. Queen currently owns 27% of Intralot’s outstanding shares. Intralot designs, develops, operates, and supports customized software and hardware for the gaming industry and provides innovative technology and services to customers across 39 regulated jurisdictions worldwide. It offers its solutions through business-to-business, business-to-government and business-to-consumer channels across five gaming market products, namely lottery games, IT products and services, sports betting, video lottery terminals monitoring, and racing (pari-mutuel and fixed odds betting).

Queen’s Technology Development

Queen’s casino and sportsbook operations provide opportunities to develop a wide range of technology and marketing partnerships that integrate with its casinos and its hotel, creating an exciting and diverse gaming, hospitality and entertainment environment.

Queen’s continued investment in core disciplines across technology, analytics and marketing have allowed Queen to rapidly bring innovative new experiences to market and provide unique advanced insights into its customer habits and its interactions with both retail casino and online sports betting experiences. The result has been a highly efficient marketing conversion and retention platform that combines online and offline opportunities.

Queen’s third-party casino management platform binds together its product offerings, providing account management, responsible gaming, regulatory compliance and electronic wallet capabilities. Across Queen’s product offerings, it has endeavored to leverage its existing technology through advanced data analysis, which in turn increases Queen’s bottom line.

Queen plans to invest in core disciplines across its technology, analytics and marketing platforms to bring new experiences to market and gain an understanding of its customers. Queen is focused on building a strong brand reputation to distinguish Queen from its competitors.

Marketing

Queen’s marketing efforts are conducted through various means. Queen advertises through various channels, including radio, internet and billboards, as well as in newspapers and magazines. Queen currently partners with the St. Louis Cardinals and St. Louis Blues in its East St. Louis market and is exploring additional opportunities to leverage these relationships. Queen also conducts direct marketing campaigns through direct mail, email and the use of social media. Queen utilizes social media to promote its brands, unique events and special offers. Customers are attracted to Queen’s monthly promotions and offers, and socializing these offers is important for the growth of its business.

A key element of marketing to premium gaming customers is personal contact by Queen’s marketing personnel. Queen’s direct marketing efforts will utilize advanced analytic techniques that identify customer preferences and help predict future customer behavior, allowing Queen to make more relevant offers to customers, influence incremental visits, and help build lasting customer relationships. Over 60% of gaming in Queen’s casinos is from carded play by members of Queen’s players’ club. Queen’s players’ club, “Queen Rewards,” allows its customers to be eligible to receive rewards and privileges based on the amount of their gaming play and non-gaming spends, while allowing Queen to track play patterns through a computerized system. Queen uses this information to determine appropriate levels of complimentary awards and to guide its direct marketing efforts. Queen believes that Queen Rewards significantly enhances its ability to build customer loyalty and generate repeat customer visits. These complimentary offerings include food and beverage, free play and hotel stays at Queen’s casinos, as well as tickets to concerts and sporting events to its most valuable repeat customers.

Competition

The gaming industry is characterized by a high degree of competition among a large number of operators, including land-based casinos, riverboat casinos, dockside casinos, video lotteries, traditional lotteries, video gaming terminals at taverns and truck stops in certain states, sweepstakes and poker machines not located in casinos, Native American gaming, emerging varieties of online gaming and daily fantasy sports gaming, increased sports betting and other forms of gaming in the U.S. In a broader sense, Queen’s gaming operations face competition from many leisure and entertainment activities, including, for example: shopping, athletic events, television and movies, concerts and travel. Legalized gaming is currently permitted in various forms in different parts of the U.S., in several Canadian provinces and on many Native American lands. Queen faces significant competition in each of the jurisdictions in which it operates. Such competition may intensify in some of these jurisdictions if new gaming operations open in these markets or existing competitors expand their operations. In particular, Queen’s CQESL casino may face significant competition if a nearby sportsbook and racetrack venue is successful in constructing an announced casino facility. In June 2024, Illinois passed legislation that would help offset Queen’s reduction in revenue should that casino open, by reducing Queen’s gaming tax burden commensurately with its revenue declines compared to a benchmark year. Queen is unable to predict the exact impact on its business and financial results should the racino open and to what extent the mitigation passed into law would be sufficient to offset that impact. Queen’s properties also compete directly with gaming properties in adjacent states. Queen believes that increased legalized gaming in adjacent states, particularly in areas close to its existing gaming properties, could create additional competition for Queen and could adversely affect its operations or future development projects. Particularly, if states that border those that Queen operates in legalize sports betting (for example in Missouri, where sports betting legalization is on the November 2024 ballot), Queen’s sportsbook revenues would be adversely affected.

Seasonality

Casino, hotel and gaming operations in Queen’s markets are subject to seasonal variation. Seasonal weather conditions can frequently adversely affect transportation routes to each of Queen’s properties and may cause flooding and other issues that result in the closure of its properties. As a result, unfavorable seasonal conditions could have a Material Adverse Effect on Queen’s operations. Queen’s sports betting business may experience seasonality based on the relative popularity of certain sports at different times of the year.

Additionally, Queen’s highest performing property in Illinois is subject to a progressive daily gaming tax structure based upon annual revenues. Queen’s daily tax obligations are significantly higher at the end of the calendar year relative to the beginning such that Queen’s cash flows may be negatively impacted later in the year.

Properties

Queen is headquartered in East St. Louis, Illinois. Queen’s principal executive offices are located at its CQESL casino. Queen leases all of its casinos under the Master Lease with GLPI.

As of June 30, 2024, Queen’s leased casino properties are:

Property Name	Location
Land-based Casino
DraftKings at Casino Queen (“CQESL”)	East St Louis, IL
The Queen Baton Rouge (the “Queen BR”)	Baton Rouge, LA
Riverboat Casinos
Casino Queen Marquette (“CQM”)	Marquette, IA
Belle of Baton Rouge (the “Belle”)	Baton Rouge, LA

Human Capital Resources

Employee Relations, Diversity and Social Inclusion

A driving factor of Queen’s success is the recruitment and retention of employees who are committed to providing outstanding customer service, while providing a work environment that promotes diversity, inclusion and respect. To promote and foster a culture of inclusion, Queen’s properties have hiring initiatives that are aimed at increasing diversity and promoting gender equality and Queen welcomes employees of all backgrounds.

Queen believes that by providing its employees with competitive pay and benefits, as well as opportunities for professional development, Queen can achieve its goals of attracting and retaining a diverse and engaged workforce. Queen’s professional development efforts include robust training programs, scholarships and tuition reimbursement opportunities. Queen also provides its employees with a number of health and wellness programs and paid parental leave, including an annual wellness fair, flu shot clinic and weight loss program.

Queen also believes in the importance of giving back to its communities and have several philanthropic initiatives, including fundraising events to support local charities and organizations and community service events. Queen encourages its employees to participate in these events and recognize their efforts and contributions in their respective communities.

Employees

As of June 30, 2024, Queen had approximately 1,075 employees.

Environmental, Social and Corporate Governance

Queen partners with its landlord in an ESG initiative program that collects data about Queen’s greenhouse gas emissions, and usage of water and waste. CQESL sub-leases an electric vehicle charging station that is available to the public.

Diversity and inclusion are the cornerstone of Queen’s human capital management efforts. Queen is committed to equal employment opportunities and a fair and inclusive work environment at each of its properties. As part of this commitment, Queen offers diversity and inclusion training to all of its employees. Queen fosters the growth and development of its employees to ensure that they remain best-equipped to deliver the singular customer service at each of Queen’s resorts. Across Queen’s properties, it maintains an extensive program of training and development focused on skills enhancement and career advancement.

Government Gaming Regulation

General

The casino and online gaming industries are highly regulated and Queen must maintain licenses and pay gaming taxes in each jurisdiction in which Queen operates in order to continue operations. Each of Queen’s casino and online gaming businesses is subject to extensive regulation under the laws, rules and regulations of the jurisdiction in which it operates. These laws, rules and regulations generally concern the responsibility, financial stability, integrity and character of the owners, managers and persons with financial interests in the gaming operations. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.

Some jurisdictions, including those in which Queen is licensed, empower their regulators to investigate participation by licensees in gaming outside their jurisdiction and require access to periodic reports reflecting those Gaming Activities. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.

Other Laws and Regulations

Queen’s businesses are subject to various laws and regulations in addition to gaming regulations. These laws and regulations include restrictions and conditions concerning alcoholic beverages, food service, smoking, environmental matters, employees and employment practices, currency transactions, taxation, zoning and building codes and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes to any of the laws, rules, regulations or ordinances to which Queen is subject, new laws or regulations or material differences in interpretations by courts or governmental authorities could adversely affect its operating results.

The sale of alcoholic beverages is subject to licensing, control and regulation by applicable local regulatory agencies. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any license, and any disciplinary action could, and revocation would, have a Material Adverse Effect upon Queen’s operations.

Intellectual Property

Queen’s principal Intellectual Property consists of trademarks based on the Queen and the Casino Queen brand names and certain of its food and beverage outlets, which Queen continues to deploy throughout its operations. Intellectual Property rights are substantial to Queen’s business, as they protect important assets and products of its interactive and retail operations. Queen’s in-house departments develop and acquire various forms of Intellectual Property, including Copyright, trademarks, Patents and trade secrets.

Queen’s trademark portfolio includes registrations in the U.S.

Queen leases and has non-exclusive licensing rights to several U.S. Patents in relation for inventive elements of gaming software.

In addition, Queen actively monitors the use of its key brands in commerce and, where appropriate, Queen takes enforcement actions to cease activities by third parties that could cause market confusion or dilution of its brands. Queen also seeks to maintain its trade secrets and confidential information via relevant non-disclosure agreements and confidentiality clauses.

Legal Proceedings

Queen is party to various Legal Proceedings (including individual, class and putative class actions) arising in the normal course of its business covering a wide range of matters and types of claims including, but not limited to, general contracts, billing disputes, taxes, fees and surcharges, consumer protection, trademark and patent infringement, employment, regulatory, tort, claims of competitors and disputes with third parties. In the normal course of business, Queen is subject to various other legal and regulatory claims and proceedings directed at or involving Queen, which in Queen’s opinion will not have a Material Adverse Effect on its financial position or results of operations or liquidity. In addition, Queen indemnifies certain officers and directors of the company. Litigation brought against such officers and directors, even if Queen is not itself implicated in such litigation, could cause the company to incur material legal costs and expenses. Specifically, certain former directors of Queen have been accused in a lawsuit of breaching their ERISA duties during the 2012 sale of the company to an employee stock ownership plan (“ESOP”) and during the 2014 sale of real estate to Queen’s landlord. Queen’s financial expenses and exposure could be significant depending on the duration and outcome of the lawsuit.

QUEEN MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Queen’s financial condition and results of operations should be read in conjunction with its consolidated financial statements and related notes and other information included elsewhere in this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. Queen’s actual results could differ materially from the results described in or implied by the forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this proxy statement.

Executive Overview

The Queen Casino & Entertainment Inc. (and, together with its subsidiaries, “Queen”) is a Delaware corporation formed in October 2012, and serves as a holding company for its various subsidiaries engaged in the gaming, hospitality and entertainment industries. The subsidiaries represent a portfolio of casinos, a hotel and market access rights for online sports betting businesses. Queen provide its customers with physical and interactive gaming experiences and amenities, including traditional casino offerings, retail and online sportsbook services through strategic partnerships, as well as meeting venues and lodging.

As of June 30, 2024, Queen owns and operates two land-based and two riverboat casinos across Illinois, Iowa and Louisiana. Queen also has strategic partnerships with licensed sports betting companies in Illinois, Iowa and Louisiana. Queen’s casino operations currently include 2,503 slot machines, 48 live table games and 157 hotel rooms, along with various restaurants, entertainment venues and other amenities. All of Queen’s properties are leased under a master lease agreement with Gaming and Leisure Properties, Inc. (“GLPI”), a publicly traded gaming-focused REIT.

In addition to Queen’s strategic partnerships with licensed sports betting companies, Queen has also qualified for a sports betting license in the state of Maryland. Queen has also received the necessary approvals and began work to convert its riverboat casinos to land-based facilities, as part of a larger renovation and expansion project of the casinos and existing hotels.

Recent Acquisitions and Transactions

Intralot Transaction

In July 2022, Queen purchased 122,182,840 shares of Intralot S.A.–Integrated Lottery Systems and Services (“Intralot”) as part of a 2022 rights offering, resulting in Queen owning approximately 33% of the total outstanding Intralot Shares at the time. Intralot is a public company listed on the Athens Stock Exchange and organized under the laws of the Hellenic Republic.

In October 2023, Queen increased its investment in Intralot by acquiring an additional 40,086,206 shares in Intralot’s 2023 rights offering. Following the 2023 rights offering, Queen’s ownership percentage in Intralot adjusted to approximately 27% of the total outstanding shares.

Intralot supplies integrated gaming systems and services to state and state licensed lottery and gaming organizations worldwide. It designs, develops, operates, and supports customized software and hardware for the gaming industry and provides innovative technology and services to customers across 39 regulated jurisdictions worldwide. Intralot functions both as a Business to Consumer (“B2C”) operator, managing frontline customer facing activities, as well as a Business to Business (“B2B”), Business to Government (“B2G”) operator, managing the back office and support activities of the value chain for other “B2C” operators, which may be public and/or state owned. Its products and services are offered across five distinct gaming market products, namely lottery games, IT products and services, sports betting, video lottery terminals monitoring, and racing (pari-mutuel and fixed odds betting).

Delayed Draw Loan

On June 17, 2022, Queen entered into a delayed draw term loan agreement with a third-party investment holding company (“Delayed Draw Loan”). On July 26, 2022, Queen funded the loan in a principal amount of €40,687,233 (approximately $40,853,200 US Dollars). At maturity, all outstanding principal, accrued and unpaid interest are due. The loan’s original maturity date was January 19, 2023, however this has been extended at Queen’s option and the current maturity date is September 30, 2024. The maturity date may be further extended in three-month increments at Queen’s option. The borrower may, at its option, repay the loan in cash (“Cash Repayment Option”) or a stipulated amount of Intralot Shares (“In-Kind Repayment Option”). Queen has determined that the borrower would be financially incentivized to choose the In-Kind Repayment Option and that currently the “Share Repayment Number” (defined as the stipulated amount of Intralot Shares under the In-Kind Repayment Option) would be 34,305,068. The Share Repayment Number may be equitably adjusted in the future for certain transactions. Including the Share Repayment Number, Queen would have economic interest in approximately 33% of the total outstanding shares of Intralot. The Delayed Draw Loan is secured by a pledge of 100% of the shares of the borrower.

Key Performance Indicators and Operating Metrics

Queen considers various performance measures in assessing financial condition and results of operations including fluctuations in revenues, expenses and margins as compared to prior periods and internal plans. Additionally, Queen measures changes in selling, general and administrative expenses as a percent of net revenue, which indicate management’s ability to control costs. Queen also evaluates its profitability based upon Adjusted EBITDA (see “Results of Operations” for additional information). Adjusted EBITDA is a non-GAAP metric which represents earnings before interest, taxes, depreciation and amortization, non-operating (income) expense, acquisition and other related costs, (gain) loss on disposal of assets, net, impairment loss, share-based compensation and other non-recurring items, as applicable. Adjusted EBITDA should not be constructed as an alternative to GAAP net income, its most directly comparable GAAP measure. These measures are not a comprehensive list of all factors considered by Queen in assessing its financial condition and operating performance, and Queen may consider other individual measures as required by trends and discrete events arising in a specific period, but they are the key indicators.

Queen revenues are primarily derived from gaming, which includes revenues from slot machines, table games and sports wagering. Gaming revenues are generally defined as gaming wins less gaming losses. Queen’s largest component of gaming revenues is from slot machines. Promotional allowances consist primarily of free slot play and complimentary food and beverages furnished to customers. Upon redemption, the retail value of such services is included in the respective revenue classifications and is then deducted as promotional allowances. Queen calculates income from operations as net revenues less total operating costs and expenses. Income from operations represents only those amounts that relate to operations and excludes interest income, interest expense and other non-operating income and expenses.

Queen uses Adjusted EBITDA to analyze the performance of its business as well as a measurement of its compensation programs. Queen uses Adjusted EBITDA when evaluating operating performance because Queen believes that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a more fulsome understanding of its core operating results and as a means to evaluate comparative performance. Adjusted EBITDA is presented as management believes it is a commonly used measure of performance in the gaming industry and that is considered by many to be a key indicator of our operating results. Adjusted EBITDA is commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within its industry.

Results of Operations

The following table presents, for the periods indicated, various sources of revenues and expenses expressed as a percentage of total revenue:

	Year Ended December 31,
	2023	2022	2021
Total revenue	100.0%	100.0%	100.0%
Cost of gaming revenue	37.6%	38.6%	34.4%
Cost of food and beverage revenue	5.8%	5.0%	4.2%
Cost of other revenue	1.6%	1.4%	1.7%
General and administrative	43.5%	35.1%	25.9%
Advertising and marketing	2.8%	2.6%	1.6%
Depreciation and amortization	3.6%	3.5%	5.9%
Total operating expenses	94.8%	86.2%	73.6%
Operating income	5.2%	13.8%	26.4%
Other income (expense):
Interest expense, net	(9.2)%	(4.3)%	(0.2)%
Gain (Loss) on disposal of assets	(0.2)%	(0.4)%	0.0%
Gain from sale-leaseback	14.6%	0.0%	0.0%
Gain in fair value of marketable equity securities	45.3%	1.5%	0.0%
Gain (Loss) on fair value of loan receivable	9.8%	(11.1)%	0.0%
Gain on Bargain Purchase	0.0%	0.5%	0.0%
Gain on forgiveness of debt	0.0%	0.0%	3.4%
Total other income (expense)	60.4%	(13.8)%	3.2%
Net income before income taxes	65.6%	0.1%	29.6%
Provision for income taxes	(13.9)%	(3.1)%	(6.8)%
Net income (loss)	51.7%	(3.1)%	22.8%

Note: Amounts in table may not subtotal due to rounding.

Year ended December 31, 2023 compared to year ended December 31, 2022

Total revenue

Queen’s total revenue for the years ended December 31, 2023 and 2022 consisted of the following (in thousands):

	Year Ended December 31,
	2023	2022	$ Change	% Change
Gaming revenue	$187,393	$173,289	$14,104	8.1%
Food and beverage revenue	4,769	3,892	877	22.5%
Other revenue	5,913	5,610	303	5.4%
Total revenue	198,075	182,791	15,284	8.4%

Revenue for the year ended December 31, 2023 increased 8.4% compared to the year ended December 31, 2022. Queen saw gaming revenue increase organically year over year. Additionally, Queen saw incremental revenue from the landside move of the Queen Casino Baton Rouge (“Queen BR”) and a full year of operations at the Belle of Baton Rouge (“Belle”), which Queen acquired in May of 2022.

Gaming and non-gaming expenses

Gaming and non-gaming expenses for the year ended December 31, 2023 increased $3.9 million and $3.0 million, respectively, over 2022. The increased gaming expense from the prior year was primarily attributable to the expenses related to the acquisition of Belle and the inclusion of expenses from the recent landside move of Queen BR. The Queen BR also contributed to the increase in non-gaming expenses compared to prior year.

General and administrative

General and administrative expenses increased $21.9 million for the year ended December 31, 2023, to $86.1 million from $64.2 million in 2022. These increases are primarily attributable to the issuance of share-based compensation, an increase in non-recurring charges attributable to the legal reserve, higher operating lease expenses, and incremental general and administrative expenses attributable to payroll and related expenses.

Depreciation and amortization

Depreciation and amortization for the year ended December 31, 2023 was $7.0 million, compared to $6.3 million in 2022. This increase was largely driven by higher depreciation and amortization expense at Queen BR and Belle due to recent capital investments.

Operating income

Operating income was $10.3 million for the year ended December 31, 2023 compared to $25.3 million in 2022. These changes year-over-year were driven by the general and administrative expenses as noted above, partially offset by higher revenue.

Interest expense

Interest expense for the year ended December 31, 2023 was $18.2 million, compared to $7.8 million in the year ended December 31, 2022. The increase in interest expense is due to the inclusion of a full-year interest expense on Queen’s term loan in the year ended December 31, 2023. Queen incurred the term loan in July of 2022.

Gain from sale-leaseback

Queen recorded a gain from sale-leaseback of $28.9 million in the year ended December 31, 2023, stemming from its sale-leaseback of our Queen’s Casino Queen Marquette (“CQM”) casino to GLPI, completed in September 2023.

Gain in fair value of marketable equity securities

Marketable equity securities consist of Queen’s shares of Intralot. The carrying value of marketable equity securities is measured at fair value based upon quoted prices of identical assets quoted in the active markets. In the year ended December 31, 2023, the fair value of the marketable equity securities increased by $89.8 million and this gain is included as a component of other income (expense), net, in the Consolidated Statement of Operations. In the year ended December 2022, the gain in fair value of the marketable equity securities was $2.6 million.

Gain on fair value of loan receivable

The loan receivable represents the Delayed Draw Loan. The estimated fair value of the Delayed Draw Loan is based upon the fair value of the Share Repayment Number. Accordingly, the fair value of the Delayed Draw Loan increased by $19.4 million in the year ended December 31, 2023 and this gain is included as a component of other income (expense), net, in the Consolidated Statement of Operations. In the year ended December 2022, Queen recorded a loss on fair value of loan receivable of $20.3 million, due to the difference between the funded face value of the Delayed Draw Loan and the estimated fair market value of the Share Repayment Number as of December 31, 2022.

Provision for income taxes

Provision for income taxes for the year ended December 31, 2023 was $27.4 million, compared to a provision of $5.7 million in 2022. The effective tax rate for the year ended December 31, 2023 was 21.1% compared to 5,911.2% in 2022. The change in provision for income taxes expenses was driven by a decrease in the valuation allowance and the impact of the state taxes.

Net income (loss)

Net income was $102.5 million in the year ended December 31, 2023, compared to a loss of $5.6 million in 2022. The increase in net income was driven by the factors discussed above, particularly the increase in other income (expense), partially offset by lower operating income and higher provision for income taxes.

Adjusted EBITDA

Adjusted EBITDA was $35.3 million for the year ended December 31, 2023 a decrease of $3.3 million or 8.5% from $38.6 million in 2022. The decrease in Adjusted EBITDA is primarily attributable to the full-year inclusion of Belle operating losses, higher rent expense under the GLPI lease due to CQM sale-leaseback and incremental rent for Queen BR land-side facility, as well as business disruption from the construction of the land-side facility at Queen BR. These factors were partially offset by organic growth at DraftKings at Casino Queen (“CQESL”).

The following table provides a reconciliation of net (loss) income to Adjusted EBITDA for the periods presented (dollars in thousands):

	Year Ended December 31,
	2023	2022	2021
Net revenues
Reportable segment net revenues	$198,063	$182,791	$113,044
Corporate and other	12	—	—
Net revenues	$198,075	$182,791	$113,044

Net income	$102,490	$(5,606)	$25,723
Adjustments
Depreciation and amortization	7,041	6,321	6,622
Stock based compensation	9,122	—	—
Expansion costs	744	—	—
Loss on disposal of equipment	340	684	—
Deferred Rent	—	—	800
Amortization of unfavorable lease			(5,675)
Interest expense	18,172	7,823	172
Gain on forgiveness of debt	—	—	(3,809)
Gain on change in fair value of marketable securities	(89,792)	(2,652)	—
(Gain) loss on change in fair value of loan receivable	(19,446)	20,313	—
Gain on bargain purchase	—	(951)	—
Gain from sale-leaseback	(28,889)	—	—
Provision for income tax	27,449	5,703	7,732
Other(1)	8,082	6,970
Adjusted EBITDA	$35,313	$38,605	$31,565

____________

(1)      Other includes charges for ESOP Litigation, transaction-related legal fees and incremental expenses attributable to Queen’s Acquisitions, investments and financing activities.

Year ended December 31, 2022 compared to year ended December 31, 2021

Total revenue

Queen’s total revenue for the years ended December 31, 2022 and 2021 consisted of the following (in thousands):

	Year Ended December 31,
	2022	2021	$ Change	% Change
Gaming revenue	$173,289	$106,266	$67,023	63.1%
Food and beverage revenue	3,892	2,283	1,609	70.5%
Other revenue	5,610	4,493	1,117	24.9%
Total revenue	182,791	113,042	69,749	61.7%

Revenue for the year ended December 31, 2022 increased 63.1% compared to the year ended December 31, 2021. Queen saw incremental revenue from the acquisition of Queen BR in December of 2021 and Belle in May of 2022 (“Acquisitions”). Additionally, Queen saw revenue increase in CQESL once the new food outlets and sportsbook opened.

Gaming and non-gaming expenses

Gaming and non-gaming expenses for the year ended December 31, 2022 increased $31.6 million and $5.1 million, respectively, over 2021. The increased gaming expense from the prior year was primarily attributable to the expenses related to the Acquisitions. The opening of the new food outlets in CQESL also contributed to the increase in both gaming and non-gaming expenses compared to prior year.

General and administrative

General and administrative expenses increased $34.9 million for the year ended December 31, 2022, to $64.2 million, from $29.3 million in 2021. These increases are primarily attributable to charges for ESOP Litigation, transaction-related legal fees and incremental general and administrative expenses attributable to Queen Acquisitions. Investments and financing activities.

Depreciation and amortization

Depreciation and amortization for the year ended December 31, 2022 was $6.3 million, compared to $6.6 million in 2021. This decrease was largely driven by retirement of assets related to the construction of the food outlets and sportsbook in CQESL.

Operating income

Operating income was $25.3 million for the year ended December 31, 2022 compared to $29.8 million in 2021. These changes year-over-year were driven by the factors discussed above.

Interest expense

Interest expense for the year ended December 31, 2022 was $7.8 million, compared to $0.2 million in the year ended December 31, 2021. The increase in interest expense is due to the inclusion of part-year interest expenses on Queen’s credit facilities in the year ended December 31, 2022.

Gain in fair value of marketable equity securities

Marketable equity securities consist of Queen’s shares of Intralot. The carrying value of marketable equity securities is measured at fair value based upon quoted prices of identical assets quoted in the active markets. In the year ended December 31, 2022, the fair value of the marketable equity securities increased by $2.7 million and this gain is included as a component of other income (expense), net, in the Consolidated Statement of Operations. Queen did not own any marketable equity securities in 2021.

Gain on fair value of loan receivable

The loan receivable represents the Delayed Draw Loan. The estimated fair value of the Delayed Draw Loan is based upon the fair value of the Share Repayment Number. In the year ended December 2022, Queen recorded a loss on fair value of loan receivable of $20.3 million, due to the difference between the funded face value of the Delayed Draw Loan and the estimated fair market value of the Share Repayment Number as of December 31, 2022. Queen did not own the Delayed Draw Loan in 2021.

Provision for income taxes

The provision for income taxes for the year ended December 31, 2022 was $5.7 million, compared to a provision of $7.7 million in the year ended December 31, 2022. The effective tax rate for the year ended December 31, 2022 was 5,911.2% compared to 23.5% in 2021. The change in provision for income taxes expenses was driven by the valuation allowance and the impact of the state taxes.

Net income (loss)

Net loss for the year ended December 31, 2022 was $5.6 million compared to income of $25.7 million in 2021. The decrease in net income was driven by the factors discussed above.

Adjusted EBITDA

Adjusted EBITDA was $38.6 million for the year ended December 31, 2022 an increase of $7.0 million or 22.3% from $31.6 million in 2021. The increase in Adjusted EBITDA in 2022 is primarily attributable to the inclusion of the Queen BR, which Queen acquired in December 2021, partially offset by Belle operating losses and higher general and administrative expenses driven by the Acquisitions.

Liquidity and Capital Resources

Overview

Queen’s ability to fund its obligations depends on existing cash on hand, cash flow from Queen’s subsidiaries and its ability to raise capital. Queen’s primary sources of liquidity and capital resources have been cash on hand, cash flow from operations, and proceeds from the issuance of debt and equity. Queen assesses liquidity in terms of the ability to generate cash or obtain financing in order to fund operating, investing and debt service requirements. Queen’s primary ongoing cash requirements include the funding of operations, capital expenditures, acquisitions and other investments in line with its business strategy, debt repayment obligations, and interest payments. Queen believes that existing cash balances and operating cash flows will be sufficient to meet funding needs for operating, capital expenditure, and debt service purposes for at least the next twelve months.

Cash Flows Summary

	Year Ended December 31,
	2023	2022	2021
Net cash provided by operating activities	$11,982	$21,898	$46,238
Net cash used in investing activities	(4,364)	(119,007)	(41,154)
Net cash (used in) provided by financing activities	(4,555)	75,166	37,171
Net change in cash and cash equivalents and restricted cash	3,063	(21,943)	42,255
Cash and cash equivalents and restricted cash, beginning of period	26,553	48,496	6,241
Cash and cash equivalents and restricted cash, end of period	29,616	26,553	48,496

Operating Activities

The decrease in cash provided by operating activities in the year ending December 31, 2023 compared to the year ending December 31, 2022 was primarily attributable to higher cash paid for interest and lower operating income, partially offset by lower cash paid for taxes. The decrease in cash provided by operating activities in the year ending December 31, 2022 compared to the year ending December 31, 2021 was due to a reduction of deferred rent, higher cash paid for taxes, higher cash paid for interest and lower operating income.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2023 was driven by the$24.6 million purchase of Intralot Shares and $12.8 million purchases of property and equipment, partially offset by $32.6 million of proceeds from the sale-leaseback of CQM. In the year ended December 31, 2022, net cash used in investing activities reflected the $112.9 million investment in Intralot (purchase of Intralot Shares and funding of the Delayed Draw Loan) and $7.1 million purchases of property and equipment. Net cash used in investing activities for the year ended December 31, 2021 was driven by the acquisition of Queen BR and $13.9 million purchases of property and equipment.

Financing Activities

Net cash used by financing activities for the year ended December 31, 2023 was driven by $3.4 million debt financing fees and $1.2 million principal payments on long-term debt. In the year ended December 31, 2022, net cash provided by financing activities was driven by $115.8 million term loan proceeds, partially offset by $40.6 million principal payments on previously outstanding long-term debt and revolver borrowings. In the year ended December 31, 2021, net cash provided by financing activities was driven by $29.0 million term loan proceeds and $13.5 million contribution from stockholder, partially offset by $5.3 million principal payments on long-term debt.

Lease and Debt Obligations

GLPI Master Lease

Queen leases all its properties under a master lease agreement (the “Master Lease”) with Gaming and Leisure Properties, Inc. (“GLPI”), a publicly traded gaming-focused REIT. The Master Lease is accounted for as an operating lease. For the years ended December 31, 2023, 2022 and 2021 Queen paid $25.4 million, $22.2 million, and $14.9 million of cash rent under the Master Lease, respectively.

On November 13, 2023, Queen entered into the Third Amended and Restated Master Lease with a subsidiary of GLPI to lease substantially all of the land and facilities at CQESL, CQM, Queen BR and Belle for a 15-year initial term beginning December 17, 2021. In addition, Queen has four five-year options to renew the Master Lease. The annual rent under the Master Lease was $31.6 million as of December 31, 2023 and is subject to annual escalation (0.5% through December 17, 2027 and 1.25% thereafter unless CPI is less than 0.25% in a given year in which case rent would not increase in that year).

Contractual obligations

Queen’s principal commitments consist of obligations for outstanding debt and under its Master Lease.

As of December 31, 2023, Queen had the following contractual obligations:

	Payments due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating lease obligations	$370,134	$28,630	$57,259	$57,192	$227,053
Long-term debt obligations	109,472	1,200	2,400	105,872
Interest payments on long-term debt obligations	60,926	13,221	27,228	20,477
Total	$540,532	$43,051	$86,887	$183,541	$227,053

In addition, in the ordinary course of business, Queen enters into agreements of varying scope and terms pursuant to which Queen agrees to indemnify clients, vendors and other business partners with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements. Queen has not included any such indemnification provisions in the contractual obligations table above. Historically, Queen has not experienced significant losses on these types of indemnification obligations.

See Note 5 “Leases” to Queen’s audited consolidated financial statements included elsewhere in this proxy statement for more information.

Capital Expenditures

Capital expenditures are accounted for as either project or maintenance. Project capital expenditures are for fixed asset additions that expand an existing facility or create a new facility. Maintenance capital expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair, along with spending on other small projects that do not fit into the project category.

For the year ended December 31, 2023, capital expenditures were $12.8 million compared to $7.1 million in the year ended December 31, 2022. Queen is in the process of executing extensive multi-year development projects to bring its riverboat casinos landside and generally update and modernize the facilities. In 2023, Queen continued spending on these projects and with it completed the landside move of Queen BR in August 2023. Queen expects that capital expenditures in 2024 will exceed 2023 amounts as Queen plans to make significant progress towards project goals, particularly at the Belle and CQM. Queen is funding these projects in partnership with GLPI who has agreed to fund the hard costs associated with these projects at a contractual incremental rental yield ranging between 8.25% and 9.00%. Queen expects to fund its portion of the expenditures from a combination of cash flow from operations and cash on hand. Below is a summary of Queen’s completed and planned projects:

DraftKings at Casino Queen — In August 2022, Queen completed a $12 million renovation project at CQESL, updating and modernizing its food & beverage offerings, as well as constructing a state-of-the-art retail sportsbook and entertainment venue, featuring 38 betting kiosks and a full-service food and bar menu.

Queen Baton Rouge — In August 2023, Queen opened its new $85 million landside facility for the Queen BR casino. The property features over 100,000 square feet of high-quality gaming, dining and entertainment options, including a dedicated smoking patio with slots, table games and a full-service bar, a retail sportsbook, and four restaurants.

Belle of Baton Rouge — Queen is in the midst of a $140 million project to convert the Belle’s gaming operations to a land-based casino and renovate the property’s existing hotel and F&B options. The new property will feature an event space, oyster bar, sports bar and other upgraded amenities. Construction began in the fall of 2023 with a target completion in the third quarter of 2025.

Casino Queen Marquette — Queen is executing a plan to move CQM landside and upgrade our gaming and F&B offerings at an estimated cost of approximately $17 million. Queen expects completion in the second quarter of 2025.

Off-Balance Sheet Arrangements

As of December 31, 2023, and December 31, 2022, Queen did not have any off-balance sheet arrangements.

Critical Accounting Estimates

The preparation of Queen’s consolidated financial statements in accordance with U.S. GAAP requires Queen to make estimates and apply judgments that affect reported amounts. These estimates and judgments are based on past events and/or expectations of future outcomes. Actual results may differ from Queen’s estimates. See Note 2 to Queen’s audited consolidated financial statements included elsewhere in this proxy statement for more information on its accounting policies. The following is a summary of Queen’s critical accounting estimates and how they are applied in preparation of its consolidated financial statements.

Valuation of Intangible Assets Acquired in Business Combinations

Intangible assets consist primarily of gaming licenses, trade names, developed technology and customer lists which have all been obtained through business combinations or asset acquisitions, as well as internally developed software attributable to Queen’s interactive businesses.

Gaming licenses obtained through business combinations are generally recorded at their fair values through purchase accounting using the Greenfield Method under the income approach. This method estimates isolated income that properly attributable to a license based on modeling a hypothetical start-up company going into business without any other assets than the gaming license being valued and building a new casino with similar utility to the existing casino. Using this method, the valuation of the gaming license is dependent upon significant estimates such as projected revenues and cash flows, estimated construction costs, duration of that construction, pre-opening expenses and appropriate discounting. Gaming licenses accounted for as asset acquisitions are valued at cost.

Trade names obtained through business combinations are valued using the relief-from-royalty method under the income approach. This method estimates the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. As such, the value of a trade name acquired through a business combination is dependent upon estimates such as projected revenues, selection of an appropriate hypothetical royalty rate and appropriate discounting. Trade names accounted for as asset acquisitions are valued at cost.

Certain gaming licenses and trade names are considered to be indefinite lived based on future expectations of operating Queen’s gaming properties indefinitely, continuing to brand Queen’s corporate name and certain properties under The Queen trade name indefinitely. Intangible assets not subject to amortization are reviewed for impairment annually as of December 31, 2023 and between annual test dates whenever events or changes in circumstances may indicate that the carrying amount of the related asset may not be recoverable.

For its finite-lived intangible assets, Queen establishes a useful life upon initial recognition based on the period over which the asset is expected to contribute to the future cash flows of Queen and periodically evaluates the remaining useful lives to determine whether events and circumstances warrant a revision to the remaining amortization period. Finite-lived intangible assets are amortized over their remaining useful lives in a pattern in which the economic benefits of the intangible asset are consumed, which is generally on a straight-line basis.

Valuation and Subsequent Measurement of Goodwill

Goodwill represents the excess future economic benefits of a business combination and is measured as the excess of consideration transferred over the fair value of the assets acquired and liabilities assumed in a business combination. Accounting for goodwill involves significant management judgment both in the initial measurement through purchase price allocations of business combinations and valuations of assets acquired within those business combinations and in the ongoing assessment of impairment. Queen is required to test goodwill for impairment at least annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Queen has elected to perform its annual tests for indications of goodwill impairment as of the twelfth month of each year. Queen tests for goodwill impairment at the reporting unit level, which is at or one level below the operating segment level.

When assessing goodwill for impairment, first, qualitative factors are assessed to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. A qualitative impairment assessment involves analyzing relevant events and circumstances, with greater weight assigned to events and circumstances that most affect the fair value or the carrying amounts of a reporting unit’s assets. Items that are generally considered include, but are not limited to, the following: macroeconomic conditions, industry and market conditions and overall financial performance. If the results of the qualitative assessment are not conclusive, a quantitative goodwill test is performed. The quantitative goodwill test compares the estimated fair value of each reporting unit with its carrying value (including goodwill and identifiable intangible assets). The fair value of a reporting unit is estimated using an income approach, whereby a discounted cash flow model is utilized and may also consider a market approach using guideline public company data. There are significant management judgments involved in estimating fair value through the use of a discounted cash flow model, which include, but not limited to, (i) projected financial information for the reporting unit and (ii) selecting an appropriate discount rate. If the reporting unit’s estimated fair value exceeds its estimated net book value, goodwill is not impaired. An impairment is recognized if the estimated fair value of a reporting unit is less than its estimated net book value, in an amount not to exceed the carrying value of the reporting unit’s goodwill.

Litigation, Claims and Assessments

Queen is named as a defendant in various lawsuits relating to routine matters incidental to Queen’s business and Queen assesses the potential for any lawsuits or claims brought against Queen on an ongoing basis. For ongoing litigation and potential claims, Queen uses judgment in determining the probability of loss and whether a reasonable estimate of loss, if any, can be made. Queen accrues a liability when Queen believes a loss is probable and the amount of the loss can be reasonably estimated. As the outcome of litigation is inherently uncertain, it is possible that certain matters may be resolved for materially different amounts than previously accrued or disclosed.

Income Taxes

Queen prepares its income tax provision in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the rate change is enacted. A valuation allowance is required when it is “more likely than not” that all or a portion of the deferred taxes will not be realized. The consolidated financial statements reflect expected future tax consequences of uncertain tax positions presuming the taxing authorities’ full knowledge of the position and all relevant facts.

The allocation of shared costs and intangible assets among Queen’s subsidiaries in various U.S. domestic, state and international jurisdictions is an estimate based on the principles of IRC Section 482, 1060 and 338 which is a critical estimate in the computation of U.S. and international tax provisions.

The interpretation of the IRC regulations related to the Tax Cuts and Jobs Acts, as it pertains to Section 163(j), is a critical estimate in the computation of U.S. federal taxes, and conforming states.

Share-Based Compensation

Queen accounts for share-based compensation in accordance with authoritative guidance which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services or incurs a liability in exchange for goods and services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. It requires an entity to measure the costs of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognize that cost over the service period. Queen calculates the grant-date fair value using the Black-Scholes valuation model.

The Black-Scholes valuation model requires the input of highly subjective assumptions which include the expected term of share-based awards granted, risk-free interest rates, expected volatility, and expected rates of dividends. Queen estimates an expected term for each grant based on the weighted-average time between grant date and exercise date and the risk-free interest rate assumption was based on U.S. Treasury rates appropriate for the expected term. Queen uses historical data and projections to estimate expected volatility and expected employee behaviors related to option exercises and forfeitures.

Recent Accounting Pronouncements

See “Note 2 — “Summary of Significant Accounting Policies” to Queen’s consolidated financial statements included elsewhere in this proxy statement for a discussion of recent accounting pronouncements.

Results of Operations

The following table presents, for the periods indicated, various sources of revenues and expenses expressed as a percentage of total revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Total revenue	100.0%	100.0%	100.0%	100.0%
Cost of gaming revenue	36.1%	37.0%	36.1%	36.9%
Cost of food and beverage revenue	5.8%	5.3%	5.9%	5.1%
Cost of other revenue	1.5%	1.6%	1.5%	1.4%
General and administrative	58.7%	37.3%	46.7%	35.2%
Advertising and marketing	2.4%	2.5%	2.6%	2.4%
Depreciation and amortization	3.5%	3.3%	3.5%	3.3%
Total operating expenses	108.2%	87.1%	96.3%	84.4%
Operating income	(8.2)%	12.9%	3.7%	15.6%
Other income (expense):
Interest expense, net	(9.5)%	(9.4)%	(9.3)%	(9.2)%
Gain on disposal of assets	0.0%	0.1%	0.1%	0.1%
Gain (Loss) on fair value of marketable equity securities	0.3%	(13.4)%	13.6%	5.6%
Gain (Loss) on fair value of loan receivable	0.1%	(3.6)%	2.9%	1.1%
Total other (expense) income	(9.1)%	(26.3)%	7.3%	(2.4)%
Net income (loss) before income taxes	(17.3)%	(13.4)%	11.0%	13.2%
(Provision) benefit for income taxes	5.4%	(10.0)%	(2.7)%	(7.2)%
Net income (loss)	(11.9)%	(23.4)%	8.3%	6.0%

Note: Amounts in table may not subtotal due to rounding.

Three and six months ended June 30, 2024 as compared to the prior year period

Total revenue

Queen’s total revenue for the three and six months ended June 30, 2024 and 2023 consisted of the following (in thousands):

	Three Months Ended June 30,		$ Change	% Change	Six Months Ended June 30,		$ Change	% Change
	2024	2023			2024	2023
Gaming revenue	$54,103	$44,283	$9,820	22.2%	$106,974	$89,864	$17,110	19.0%
Food and beverage revenue	1,287	1,037	250	24.1%	2,615	2,113	502	23.8%
Other revenue	2,069	1,595	474	29.7%	4,105	2,807	1,298	46.2%
Total revenue	57,459	46,915	10,544	22.5%	113,694	94,784	18,910	20.0%

Total revenue for the three months ended June 30, 2024 increased 22.5% to $57.5 million, from $46.9 million in the same period last year and total revenue for the six months ended June 30, 2024 increased 20.0% to $113.7 million, from $94.8 million in the same period last year. Queen saw total revenue increase mainly due to the August 2023 landside move of its Queen BR casino, which contributed approximately $9.0 million and $18.6 million to the increase during the three and six months ended June 30, 2024, respectively.

Gaming and non-gaming expenses

Gaming and non-gaming expenses of $25.0 million for the three months ended June 30, 2024 increased $4.4 million, from $20.6 million in 2023, and for the six months ended June 30, 2024 increased $8.2 million to $49.4 million, from $41.2 million in 2023. The increase in gaming and non-gaming expenses from the prior year was mainly attributable to the August 2023 landside move of Queen’s Queen BR casino, which contributed approximately $4.1 million and $7.8 million to the increase during the three and six months ended June 30, 2024, respectively.

General and administrative

General and administrative expenses of $33.7 million for the three months ended June 30, 2024 increased $16.2 million from $17.5 million in the same period last year, and for the six months ended June 30, 2024 increased $19.7 million to $53.1 million from $33.4 million in the same period last year. The year to date fluctuation in general and administrative expenses was driven by share-based compensation, higher non-recurring expenses including a legal reserve accrual, and higher rent and other general and administrative expenses at Queen BR.

Depreciation and amortization

Depreciation and amortization for the three months ended June 30, 2024 was $2.0 million, an increase of $0.5 million compared to the same period last year, and for the six months ended June 30, 2024 was $4.0 million, an increase of $0.9 million compared to the same period last year. The year to date increase was primarily driven by higher depreciation at Queen BR following its landside move.

Operating (loss) income

Loss from operations was $4.7 million for the three months ended June 30, 2024 compared to income from operations of $6.1 million in the same period last year. Income from operations was $4.2 million for the six months ended June 30, 2024 compared to income from operations of $14.8 million in the same period last year. The change year-over-year was driven by the general and administrative expenses as noted above, partially offset by higher revenue.

Interest expense

Interest expense for the three months ended June 30, 2024 was $5.5 million, an increase of $1.0 million compared to the same period last year, and for the six months ended June 30, 2024 was $10.6 million, an increase of $1.9 million compared to the same period last year. The change in interest expense expenses was driven by higher non-cash loan amortization costs included in interest expense.

Gain (Loss) on fair value of marketable equity securities

Marketable equity securities consist of Queen’s shares of Intralot. The carrying value of marketable equity securities is measured at fair value based upon quoted prices of identical assets quoted in the active markets. In the three months ended June 30, 2024, the fair value of the marketable equity securities increased by $0.2 million, while in the three months ended June 30, 2023, it decreased by $6.3 million.

In the six months ended June 30, 2024 and 2023, the fair value of the marketable equity securities increased by $15.5 million and $5.3 million, respectively.

Gain (Loss) on fair value of loan receivable

The loan receivable represents the Delayed Draw Loan. The estimated fair value of the Delayed Draw Loan is based upon the fair value of the Share Repayment Number. Accordingly, the fair value of the Delayed Draw Loan increased by $0.04 million in the three months ended June 30, 2024 and decreased by $1.7 million in the three months ended June 30, 2023.

In the six months ended June 30, 2024 and 2023, the fair value of the Delayed Draw Loan increased by 3.3 million and $1.1 million, respectively.

(Provision) benefit for income taxes

Benefit for income taxes for the three months ended June 30, 2024 was $3.1 million compared to a provision of $4.7 million, and provision for income taxes for the six months ended June 30, 2024 was $12.5 million compared to $12.6 million, each compared to the prior year. The 2024 year to date effective tax rate differed from the US federal statutory tax rate of 21%, creating a provision for income tax on Queen’s Loss before income taxes, largely due to an increase in the valuation allowance, coupled with a state tax liability.

Net income (loss)

Net loss for the three months ended June 30, 2024 and 2023 was $6.8 million and $11.0 million, respectively. For the six months ended June 30, 2024 and 2023, Queen recorded net income of $9.5 million and $5.7 million, respectively. Net income (loss) was primarily driven by the factors discussed above.

Adjusted EBITDA

Adjusted EBITDA was $13.4 million for the three months ended June 30, 2024 compared to $9.3 million for the same period last year. Adjusted EBITDA was $24.7 million for the six months ended June 30, 2024, compared to $19.8 million in the prior year period. The increase in Adjusted EBITDA is primarily driven by higher EBITDA contribution from Queen BR following its landside move and organic growth at CQESL, partially offset by higher operating losses at Belle.

The following table provides a reconciliation of net (loss) income to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net revenues
Reportable segment net revenues	$57,459	$46,915	$113,686	$94,784
Corporate and other	—	—	8	—
Net revenues	$57,459	$46,915	$113,694	$94,784

Net (loss) income	$(6,844)	$(10,959)	$9,462	$5,692
Adjustments
Depreciation and amortization	2,039	1,567	4,023	3,148
Stock based compensation	7,128	—	7,128	—
Non-recurring charges	8,893	1,626	9,250	1,848
Gain on disposal of equipment	—	—	(83)	(62)
Interest expense	5,468	4,419	10,587	8,714
(Gain) loss on change in fair value of marketable securities	(188)	6,282	(15,490)	(5,322)
(Gain) loss on change in fair value of loan receivable	(40)	1,698	(3,275)	(1,084)
Provision (benefit) for income tax	(3,097)	4,688	3,043	6,860
Adjusted EBITDA	$13,359	$9,321	$24,645	$19,794

Liquidity and Capital Resources

Overview

Queen’s ability to fund its obligations depends on existing cash on hand, cash flow from its subsidiaries and its ability to raise capital. Queen’s primary sources of liquidity and capital resources have been cash on hand, cash flow from operations, and proceeds from the issuance of debt and equity. Queen assesses liquidity in terms of the ability to generate cash or obtain financing in order to fund operating, investing and debt service requirements. Queen’s primary ongoing cash requirements include the funding of operations, capital expenditures, acquisitions and other investments in line with its business strategy, debt repayment obligations, and interest payments. Queen believes that existing cash balances and operating cash flows will be sufficient to meet funding needs for operating, capital expenditure, and debt service purposes for at least the next twelve months.

Cash Flows Summary

(dollars in thousands)

	Six Months Ended June 30,
	2024	2023
Net cash provided by operating activities	$5,583	$5,331
Net cash used in investing activities	(6,966)	(3,404)
Net cash used in financing activities	(600)	(600)
Net change in cash and cash equivalents and restricted cash	(1,983)	1,327
Cash and cash equivalents and restricted cash, beginning of period	29,616	26,553
Cash and cash equivalents and restricted cash, end of period	27,633	27,880

Operating Activities

Net cash provided by operating activities increased $0.3 million for the six months ended June 30, 2024, to $5.6 million, from $5.3 million for the same period last year. The change in net cash provided by operating activities was primarily attributable to higher revenues from Queen BR landside move and organic growth, partially offset by higher costs and unfavorable changes in operating assets and liabilities.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2024 was $7.0 million, an increase of $3.6 million compared to net cash used in investing activities of $3.4 million for the six months ended June 30, 2023, due to increased purchases of property and equipment related to capital projects.

Financing Activities

Net cash used in financing activities was $0.6 million in the six months ended both June 30, 2024 and June 30, 2023, which represents scheduled repayments on the Term Loan.

Lease and Debt Obligations

GLPI Master Lease

Queen leases all its properties under a master lease agreement (the “Master Lease”) with Gaming and Leisure Properties, Inc. (“GLPI”), a publicly traded gaming-focused REIT. The Master Lease is accounted for as an operating lease. For the six months ended June 30, 2024 and June 30, 2023 Queen paid $15.8 million and $11.1 million of cash rent under the Master Lease, respectively.

On November 13, 2023, Queen entered into the Third Amended and Restated Master Lease with a subsidiary of GLPI to lease substantially all of the land and facilities at CQESL, CQM, Queen BR and Belle for a 15-year initial term beginning December 17, 2021. In addition, Queen has four five-year options to renew the Master Lease. The annual rent under the Master Lease was $31.6 million as of December 31, 2023 and is subject to annual escalation (0.5% through December 17, 2027 and 1.25% thereafter unless CPI is less than 0.25% in a given year in which case rent would not increase in that year).

Contractual obligations

Queen’s principal commitments consist of obligations for outstanding debt and its Master Lease.

As of June 30, 2024, Queen had the following contractual obligations (dollars in thousands):

	Payments due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating lease obligations	$415,405	$31,674	$63,822	$64,359	$255,550
Term loan principal repayments	108,272	1,200	2,400	104,672
Interest payments on long-term debt obligations	47,704	13,664	26,975	7,065
Total	$571,381	$46,538	$93,197	$176,096	$255,550

In addition, in the ordinary course of business, Queen enters into agreements of varying scope and terms pursuant to which Queen agrees to indemnify clients, vendors and other business partners with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements. Queen has not included any such indemnification provisions in the contractual obligations table above. Historically, Queen has not experienced significant losses on these types of indemnification obligations.

See Note 5 “Leases” to Queen’s audited consolidated financial statements included elsewhere in this proxy statement for more information.

Capital Expenditures

Capital expenditures are accounted for as either project or maintenance. Project capital expenditures are for fixed asset additions that expand an existing facility or create a new facility. Maintenance capital expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair, along with spending on other small projects that do not fit into the project category.

For the six months ended June 30, 2024, capital expenditures were $7.0 million compared to $3.4 million in the six months ended June 30, 2024. Queen is in the process of executing extensive multi-year development projects to bring its riverboat casinos landside and generally update and modernize the facilities. In the first half of 2024, Queen continued spending on these projects, particularly the Belle and CQM landside move projects. Queen expects that capital expenditures in 2024 will exceed 2023 amounts as Queen plans to make significant progress towards project goals, particularly at the Belle and CQM. Queen is funding these projects in partnership with GLPI who has agreed to fund the hard costs associated with these projects at a contractual incremental rental yield ranging between 8.25% and 9.00%. Queen expects to fund its portion of the expenditures from a combination of cash flow from operations and cash on hand. Below is a summary of Queen’s completed and planned projects:

DraftKings at Casino Queen — In August 2022, Queen completed a $12 million renovation project at CQESL, updating and modernizing its food & beverage offerings, as well as constructing a state-of-the-art retail sportsbook and entertainment venue, featuring 38 betting kiosks and a full-service food and bar menu.

Queen Baton Rouge — In August 2023, Queen opened its new $85 million landside facility for the Queen BR casino. The property features over 100,000 square feet of high-quality gaming, dining and entertainment options, including a dedicated smoking patio with slots, table games and a full-service bar, a retail sportsbook, and four restaurants.

Belle of Baton Rouge — Queen is in the midst of a $140 million project to convert the Belle’s gaming operations to a land-based casino and renovate the property’s existing hotel and F&B options. The new property will feature an event space, oyster bar, sports bar and other upgraded amenities. Construction began in the fall of 2023 with a target completion in the third quarter of 2025.

Casino Queen Marquette — Queen is executing a plan to move CQM landside and upgrade our gaming and F&B offerings at an estimated cost of approximately $17 million. Queen expects completion in the second quarter of 2025.

Off-Balance Sheet Arrangements

As of June 30, 2024, and June 30, 2023, Queen did not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

See Note 2 “Summary of Significant Accounting Policies” to Queen’s consolidated financial statements included elsewhere in this proxy statement for a discussion of recent accounting pronouncements.

IMPORTANT INFORMATION REGARDING 13E-3 FILING PARTIES

Name and Address; Business and Background of Schedule 13e-3 Filing Parties

Set forth below are the names, the present principal occupations or employment and the name, principal business, and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of the current directors and executive officers of the following parties related to Bally’s and Parent.

During the past five years, none of the directors or executive officers of Bally’s, Parent or the persons described below has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters which were dismissed without sanction or settlement) that results in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Bally’s Directors and Executive Officers

Name	Citizenship	Position with Bally’s	Principal Occupation/Business
Robeson M. Reeves	U.S.A.	Chief Executive Officer and Director	Executive Officer and Director of Bally’s and certain of its subsidiaries and affiliates
George T. Papanier	U.S.A.	President and Director	Executive Officer and Director of Bally’s and certain of its subsidiaries and affiliates
Terrence Downey	U.S.A.	Independent Director	Executive Officer and Director of Queen
Tracy S. Harris	U.S.A.	Independent Director	Board Member of 1847 Holdings LLC (NYSE: EFSH)
Soohyung Kim	U.S.A.	Independent Director	Managing Partner and Chief Investment Officer of Standard General L.P.
Jaymin B. Patel	U.S.A.	Independent Director	Executive Chairman of Perennial Climate, Inc.
Jeffrey W. Rollins	U.S.A.	Independent Director	Managing Director and Managing Member, Osprey Advisors, Ashford Capital Management
Wanda Young Wilson	U.S.A.	Independent Director	Retired
Marcus Glover	U.S.A.	Executive Vice President and Chief Financial Officer	Executive Officer of Bally’s and certain of its subsidiaries and affiliates
Craig L. Eaton	U.S.A.	Senior Vice President and Secretary	Executive Officer of Bally’s and certain of its subsidiaries and affiliates
Kim Barker	U.S.A.	Executive Vice President and Chief Legal Officer	Executive Officer of Bally’s and certain of its subsidiaries and affiliates

Robeson Reeves became Chief Executive Officer of Bally’s on March 31, 2023. Formerly, he served as President of Bally’s Interactive Division since October 1, 2021 and the Chief Operating Officer of Gamesys since July 2015. Mr. Reeves joined Gamesys in September 2005 and held a number of positions, most recently Director of Gaming Operations since May 2010 and served as a member of the Gamesys Board of Directors since August 2010. Since joining Gamesys, Mr. Reeves has built a strong record in cohesively connecting player and product experiences to marketing and business KPIs, ensuring sustainable growth. He graduated in 2005 with a BSc in Statistics, Operations Research and Management Studies from University College, London.

George Papanier became President of Bally’s on March 31, 2023. His association with Bally’s began in 2004 when he served as the Chief Operating Officer, an appointment he held until February 2011 when he was then appointed to the role of President and CEO of Bally’s. Prior to joining Bally’s, Mr. Papanier served in the same capacity for Peninsula Gaming with properties in Iowa and Louisiana, from 2000 to 2004 and as COO for Resorts Casino Hotel in Atlantic City, NJ from 1997 to 2000. Both positions involved strategic and tactical planning for the resorts and supervision of major renovation and construction projects. He was also active in evaluating potential acquisitions and development of projects for the two organizations. From 1995 to 1997, he served as CFO for both Sun International Hotels Limited in the Bahamas and Mohegan Sun Casino in Uncasville, CT. Earlier in his career he served in executive operations capacities of Hemmeter Enterprises in Denver, CO and in an executive financial capacity for Trump Plaza

Hotel and Casino in Atlantic City. Mr. Papanier is a graduate of Rowan University where he received a B.A. in Business Administration and Accounting. He is a Certified Public Accountant and served as Treasurer of the Casino Association in New Jersey from 1999 to 2000.

Terrence Downey has served as an independent director at Bally’s since January 2019. Mr. Downey has served as President, Chief Executive Officer and as a member of Queen’s board of directors since November 2019. Mr. Downey served as the President and Chief Operating Officer of SLS Las Vegas from January 2017 to July 2017. Earlier in his career, Mr. Downey served as the President and General Manager of Aliante Gaming LLC from November 2012 through October 2016. Prior to joining Aliante Gaming LLC, Mr. Downey worked over 15 years as Vice President and General Manager at multiple Station Casinos locations.

Tracy S. Harris has served as an independent director of Bally’s since February 2023. Ms. Harris is the Chief Financial Officer of Arabella Advisors and has extensive financial and operational experience, having served as Chief Financial Officer for MIB Group Holdings, Inc., UMUC\Ventures, Bullis School LLC, The BondFactor Company, American Institute of Architects, Deion Hampton & Associates, and the Washington Convention Center Authority. She currently serves on the Board of 1847 Holdings LLC (NYSE: EFSH), CareFirst Blue Cross Blue Shield, District of Columbia Retirement Board, and the Council of Institutional Investors. Ms. Harris was recently appointed to the PCAOB Investor Advisory Group. Ms. Harris holds a BS in Marketing from Fontbonne University, an MBA from St. Louis University and a Master of Public Administration from the University of Pennsylvania.

Soohyung Kim has served as the Chairman of the Bally’s Board since December 2019 and as an independent director since 2016. Mr. Kim is the Managing Partner and Chief Investment Officer of Standard General L.P., an investment firm. Mr. Kim has been investing in special situations strategies since 1997 including stints at Bankers Trust Company, Och-Ziff Capital Management and Cyrus Capital Partners. Mr. Kim is a Director of Intralot SA, a Director of Coalition for Queens, a Director of the Cary Institute of Ecosystem Studies and a Director of the Stuyvesant High School Alumni Association. Mr. Kim is a former member of the board of directors of Greektown Superholdings and Media General, Inc. and the board of managers of ALST Casino Holdco, LLC.

Jaymin B. Patel has served as Vice-Chairman of the Bally’s Board since May of 2023 and as an independent director since January 2021. He currently serves as Executive Chairman of Perennial Climate, Inc., a company building the world’s leading verification platform for soil-based carbon removal and climate smart agriculture. From 2015 to 2018, Mr. Patel served as the CEO and Director of Brightstar Corporation, a $10+ billion SoftBank global wireless device services company. Prior to that, Mr. Patel served as President and CEO of GTECH Corporation (now IGT) from 2008 to 2015, President and COO in 2007 and CFO of GTECH Holdings Corporation from 2000 to 2006 (NYSE:GTK), and as CFO of Lottomatica SPA from 2006 to 2007 (Milan:LTO.MI). Additionally, Mr. Patel has served on the Board of Directors of SpartanNash (NASDAQ:SPTN) since February 2022 and Brown & Brown, Inc. (NYSE:BRO) since January 2023. Mr. Patel is also on the Foundation Board of the Community College of Rhode Island.

Jeffrey W. Rollins has served as an independent director at Bally’s Corporation since 2019. Mr. Rollins has over 30 years of experience serving on numerous public, private, private equity and non-profit Boards. Mr. Rollins has extensive experience in gaming, having previously served as an independent director at Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) from 2002 to 2019. Mr. Rollins is a Managing Director at Ashford Capital Management and a Co-Founder, Co-Owner, and Managing Member at Osprey Advisors LLC. Before these roles, Mr. Rollins was the Founder and CEO of J.W. Rollins & Associates, LLC, Co-Founder and Chief Sales & Marketing Officer at SunRx, Co-Founder and Managing Director of Context Advisors & C2 Partners, Vice President at Brandywine Center Management, LLC, and Vice President, Services at Rollins Environmental Services. Besides Bally’s and Dover Downs, other Public Board experience includes Dover Motorsports, Inc. (NYSE:DVD). Mr. Rollins holds a Master of Business Administration from The Fuqua School of Business at Duke University and a Bachelor of Arts in Economics from Duke University. He is an Emeritus member of the Fuqua School of Business Board of Visitors.

Wanda Young Wilson has served as an independent director at Bally’s since May 2019. Ms. Wilson retired as the Chief Operating Officer, General Counsel and Secretary of the Tennessee Education Lottery Corporation (“TEL”) in 2019. Ms. Wilson joined the TEL in 2003 as Executive Vice President and General Counsel and was promoted to Chief Operating Officer in 2013. Prior to joining the TEL, Ms. Wilson was employed at the Georgia Lottery Corporation, where she served as the Senior Vice President and General Counsel for 10 years. Earlier in her career, she was an investment banker with EF Hutton and the Northern Trust Bank.

Marcus Glover has served as the Chief Financial Officer at Bally’s since May 2023. He is a senior executive in the hospitality and gaming industry with more than 20 years of experience. Most recently, Mr. Glover served as Chief Strategy Officer for QPSI LLC, a supply chain solutions and contract packaging company, where he was responsible for developing and executing the business’s growth strategy. Prior to that, Mr. Glover served in Senior Executive leadership roles for MGM Resorts, most notably as President and Chief Operating Officer of the Borgata Hotel, Casino & Spa, and President and Chief Operating Officer of the Beau Rivage Resort & Casino. Mr. Glover was also a senior executive with Caesars Entertainment in various positions, including Senior Vice President & General Manager for the Horseshoe Casino and Thistledown Racino, Assistant General Manager at Harrah’s/Caesars Entertainment in St. Louis, Missouri, and Vice President of Operations at Harrah’s/Caesars Entertainment in Biloxi, Mississippi. Marcus holds an M.B.A. from The Duke University Fuqua School of Business and received a B.A. in Business Administration, Finance from Morehouse College.

Craig Eaton is the President, Rhode Island Operations and Corporate Secretary for Bally’s. He has been associated with the Company since 2005 and has over 30 years of legal, regulatory, government relations and business experience. Mr. Eaton was a partner at the law firm of Adler, Pollock and Sheehan, chairing its regulatory and compliance practice group from 1998 through 2004. From 1995 to 1998, Mr. Eaton was General Counsel to the Narragansett Electric Company. A 1987 cum laude graduate of Union College and 1990 graduate of Boston College Law School, he is an active participant on various charitable and civic boards, and is a volunteer coach for various youth sports organizations.

Kim Barker is the Executive Vice President and Chief Legal Officer at Bally’s. Ms. Barker oversees Bally’s global legal, compliance and data privacy teams, supporting the Company’s global strategic initiatives. Ms. Barker served as General Counsel and Vice President, Legal and Regulatory Affairs for Chicago-based Northstar Lottery Group, LLC, a majority-owned IGT affiliate. Ms. Barker also served as General Counsel to the Illinois Student Assistance Commission (ISAC), an Illinois state agency. She was also a partner in the public law practice while in private practice in the City of Chicago. Ms. Barker also served as the Vice President and Deputy General Counsel for IGT’s Digital and Sports Betting team from 2020 to 2021. In 2018, Ms. Barker was appointed IGT’s inaugural Vice President, Diversity and Inclusion. Ms. Barker is a graduate of Yale College and New York University School of Law. Her board service includes Community College of Rhode Island Foundation, Family Service of Rhode Island and Providence Mutual Fire Insurance Company. She also serves as the Chair of the Board Governance Committee of the Providence Mutual Fire Insurance Company and on the board of American Gaming Association.

The address of each of the directors and executive officers of Bally’s listed above is 100 Westminster Street, Providence, RI 02903.

Merger Sub I

Name	Citizenship	Position with Merger Sub I	Principal Occupation/Business
George T. Papanier	U.S.A.	President and Director	Executive Officer and Director of Bally’s and certain of its subsidiaries and affiliates.
Marcus Glover	U.S.A.	Chief Financial Officer and Director	Executive Officer of Bally’s and certain of its subsidiaries and affiliates.
Craig L. Eaton	U.S.A.	Corporate Secretary and Director	Executive Officer of Bally’s and certain of its subsidiaries and affiliates.

For the biographical information about George T. Papanier, Marcus Glover and Craig L. Eaton, see the list of directors and executive officers of Bally’s above.

Name and Address; Business and Background of Buyer Filing Parties

This section sets forth the name, business address and business telephone number and certain other information for each of the Buyer Filing Parties and each of their directors, executive officers and other controlling persons, as applicable. During the past five years, none of the Buyer Filing Parties and, to the Knowledge of the Buyer Filing Parties, none of the directors, executive officers or controlling persons of the Buyer Filing Parties listed in this section has (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Parent

Parent was formed on July 19, 2024 as a Delaware limited liability company, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Parent has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement and Support Agreements, and the arranging of financing in connection with the Company Merger. Mr. Kim is the Chief Executive Officer of Parent. Parent is a direct, wholly owned Subsidiary of SG Gaming, an affiliate of Standard General. Parent is controlled by Standard General.

The principal office address of Parent is c/o Standard General L.P., 767 Fifth Avenue, 12th Floor, New York, NY 10153. The telephone number at the principal office is (212) 257-4701.

SG Gaming

SG Gaming was formed as a Delaware limited liability company on June 3, 2019. The principal business of SG Gaming is to serve as a holding company for Standard General’s investment in Queen. Mr. Kim is the sole manager of SG Gaming. SG Gaming is controlled by Standard General.

The principal office address of SG Gaming is c/o Standard General L.P., 767 Fifth Avenue, 12th Floor, New York, NY 10153. The telephone number at the principal office is (212) 257-4701.

Queen

Queen is a Delaware corporation formed on October 12, 2012 and is a U.S. regional gaming, hospitality and entertainment company that currently owns and operates four casino properties across three states. Queen also holds or otherwise has a financial interest in approximately 33% of the outstanding shares in Intralot S.A. (ATSE: INLOT), a global lottery management and services business listed on the Athens Stock Exchange. SG Gaming, an affiliate of Standard General, is a stockholder of, and owns approximately 88% of the equity interests in, Queen. Queen’s corporate offices are located at 200 Front Street, East St. Louis, IL 62201. The telephone number at the principal office is (618) 874-5000.

Set forth below is the name, country of citizenship, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer and director of Queen. Unless otherwise indicated, each of the individuals listed below is a citizen of the United States. The current business address of each such individual is c/o 200 Front Street, East St. Louis, IL 62201 and the telephone number of each such individual is (618) 874-5000.

Cheryl Ash.    Ms. Ash has served as a member of Queen’s board of directors since November 2019. Ms. Ash has served as Chief Accounting Officer of Queen since September 2023. From August 2020 until September 2023, Ms. Ash served as Chief Financial Officer of Queen. Ms. Ash has established a diverse background and experience over the past 20 years in the gaming industry. Ms. Ash previously served as the Vice President of Finance for SLS Las Vegas in Las Vegas, Nevada and Resorts World Catskills in Monticello, New York from March 2017 to August 2018.

Paul Cho.    Mr. Cho has served as a member of Queen’s board of directors since August 2023. Mr. Cho has served as a Partner and Managing Director of Charter Oak Advisors, an investment firm, since May 2024. Prior to Charter Oak, from 2010 until April 2024, Mr. Cho was a Partner and Senior Investment Analyst at Standard General L.P. where he focused on special situations in both credit and equity.

Terrence Downey.    Mr. Downey has served as President, Chief Executive Officer and as a member of Queen’s board of directors since November 2019. Mr. Downey was President and Chief Operating Officer of SLS Las Vegas in Las Vegas, Nevada from January 2017 to July 2017. Mr. Downey previously served as President and General Manager of Aliante Gaming from November 2012 to October 2016. Before joining Aliante Gaming, Mr. Downey spent over 15 years as Vice President and General Manager overseeing multiple properties at Station Casinos. Mr. Downey has served as an independent director on the board of Bally’s Corporation since January 2019.

Vladimira Mircheva.    Ms. Mircheva has served as Chief Financial Officer of Queen since September 2023. From 2015 until August 2024, Ms. Mircheva served as Partner and Senior Investment Analyst at Standard General L.P. Ms. Mircheva is also currently a member of the board of directors of White Energy, Inc. and a member of the board of directors of Intralot S.A.

William Vandersand.    Mr. Vandersand has served as Queen’s Secretary and General Counsel since November 2018. Mr. Vandersand previously served as Queen’s associate general counsel from 2010 to 2018. An attorney with over 12 years of gaming industry experience, Mr. Vandersand manages Queen’s legal affairs and oversees compliance, licensing, Queen’s governmental and regulatory affairs and the surveillance operations of our Louisiana properties.

Standard General Filing Parties

Standard RI Ltd.    SRL is an exempted company incorporated in the Cayman Islands and its principal business is to serve as a private investment vehicle. SRL directly holds the shares of Company Common Stock beneficially owned by Standard General. Soohyung Kim is the sole director of SRL. SRL is controlled by Standard General.

Standard General L.P.    Standard General is a Delaware limited partnership and its principal business is acting as the investment manager to various private investment vehicles, including SRL and other private investment vehicles, and in such capacity has voting and dispositive power with respect to the securities held for the accounts of SRL and such other private investment vehicles. Standard General is controlled by Mr. Kim.

Unless otherwise indicated, the principal office address for each of the foregoing Standard General Filing Parties is c/o Standard General L.P., 767 Fifth Avenue, 12th Floor, New York, NY 10153. The telephone number at the principal office is (212) 257-4701.

Soohyung Kim.    Soohyung Kim is the Managing Partner and Chief Investment Officer of Standard General and is the sole director and sole shareholder of the general partner of the general partner of Standard General. In such capacities, Mr. Kim has voting and dispositive power with respect to the securities beneficially owned by Standard General.

Mr. Kim is a citizen of the United States. The current business address and telephone number of Mr. Kim is c/o Standard General L.P., 767 Fifth Avenue, 12th Floor, New York, NY 10153, and his telephone number is (212) 257-4701. For biographical information regarding Mr. Kim, see “Important Information Regarding the Company — Directors and Executive Officers” above.

Prior Bally’s Stock Purchases

Other than the Merger Agreement and the other agreements entered into in connection therewith, including the Support Agreements (as discussed in the sections of this proxy statement entitled “The Merger Agreement” and “The Support Agreements”), and certain activity related to the Company’s equity compensation awards discussed elsewhere in this proxy statement, (i) each of the Buyer Filing Parties and their respective affiliates have not conducted any transactions with respect to shares of Company Common Stock during the past sixty days and (ii) none of the Buyer Filing Parties or their respective affiliates have purchased shares of Company Common Stock during the past two years.

Information Regarding Directors and Executive Officers of the Surviving or Acquiring Company

Directors

The Merger Agreement provides that the Company will take all action necessary so that from and after the Company Effective Time, the initial directors of the Surviving Corporation will be the persons designated by Parent, each to hold office as directors of the Surviving Corporation in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

For information on the persons who will serve as the initial directors of the Surviving Corporation from and after the Company Effective Time, each of whom was designated by Parent in accordance with the terms of Merger Agreement, please see “Important Information Regarding Bally’s — Directors and Executive Officers.”

Executive Officers

Pursuant to the Merger Agreement, the officers of the Company as of immediately prior to the Company Effective Time will continue as the officers of the Surviving Corporation from and after the Company Effective Time, in each case until their respective successors are duly elected or appointed or until their earlier death, resignation or removal in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation.

For information on each executive officer of the Company that is expected to continue as an executive officer of the Surviving Corporation from and after the Company Effective Time, please see “Important Information Regarding Bally’s — Directors and Executive Officers — Executive Officers.”

IMPORTANT INFORMATION REGARDING THE COMBINED COMPANY AFTER THE MERGER TRANSACTIONS

Description of Combined Company Business

Following the completion of the Merger Transactions, the business strategy and objectives of the Combined Company will continue to be those of the Company and Queen as described in the sections of this proxy statement entitled “Important Information Regarding Bally’s” and “Important Information Regarding Queen,” respectively.

As further discussed above in the section of this proxy statement entitled “Important Information Regarding Queen,” Queen currently owns and operates four casinos across three states and Queen is in the process of executing on transformational redevelopment projects at two of its four properties. The addition of four properties to the Company’s existing domestic property portfolio following the completion of Transactions will expand the Combined Company’s Casino & Resorts segment to 19 gaming, entertainment and hospitality facilities across 11 U.S. states and the combination of Queen’s development pipeline to the Company’s existing growth pipeline will enhance the Combined Company’s development pipeline. With Queen’s development pipeline recently completed or already well underway, the Merger Transactions are expected to result in additional revenue and EBITDAR growth and value accretion as those projects are completed in 2025.

The foregoing description of the Company’s business and Queen’s business after the Merger Transactions includes certain forward-looking statements. Future activities could be affected by a number of factors, uncertainties and risks. See the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” discussed earlier in this proxy statement.

Directors and Executive Officers

Directors

The Merger Agreement provides that the Company will take all action necessary so that from and after the Company Effective Time, the initial directors of the Surviving Corporation will be the persons designated by Parent, each to hold office as directors of the Surviving Corporation in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

The following persons, each of whom was designated by Parent in accordance with the terms of Merger Agreement, are expected to serve as the initial directors of the Surviving Corporation from and after the Company Effective Time:

Name and Age of Director	Biographical Information
Terrence Downey Age: 69

Mr. Downey has served as an independent director at Bally’s Corporation since January 2019. Mr. Downey has served as President, Chief Executive Officer and as a member of Queen’s board of directors since November 2019. Mr. Downey has served as President, Chief Executive Officer and as a member of Queen’s board of directors since November 2019. Mr. Downey served as the President and Chief Operating Officer of SLS Las Vegas from January 2017 to July 2017. Earlier in his career, Mr. Downey served as the President and General Manager of Aliante Gaming LLC from November 2012 through October 2016. Prior to joining Aliante Gaming LLC, Mr. Downey worked over 15 years as Vice President and General Manager at multiple Station Casinos locations.

Jaymin B. Patel Age: 57

Mr. Patel has served as Vice-Chairman of the Bally’s Corporation Board since May of 2023 and as an independent director since January 2021. He currently serves as Executive Chairman of Perennial Climate, Inc., a company building the world’s leading verification platform for soil-based carbon removal and climate smart agriculture. From 2015 to 2018, Mr. Patel served as the CEO and Director of Brightstar Corporation, a $10+ billion SoftBank global wireless device services company. Prior to that, Mr. Patel served as President and CEO of GTECH Corporation (now IGT) from 2008 to 2015, President and COO in 2007 and CFO of GTECH Holdings Corporation from 2000 to 2006 (NYSE: GTK), and as CFO of Lottomatica SPA from 2006 to 2007 (Milan: LTO.MI). Additionally, Mr. Patel has served on the Board of Directors of SpartanNash (NASDAQ: SPTN) since February 2022 and Brown & Brown, Inc. (NYSE: BRO) since January 2023. Mr. Patel is also on the Foundation Board of the Community College of Rhode Island.

Name and Age of Director	Biographical Information
Wanda Young Wilson Age: 74

Ms. Wilson has served as an independent director at Bally’s Corporation since May 2019. Ms. Wilson retired as the Chief Operating Officer, General Counsel and Secretary of the Tennessee Education Lottery Corporation (“TEL”) in 2019. Ms. Wilson joined the TEL in 2003 as Executive Vice President and General Counsel and was promoted to Chief Operating Officer in 2013. Prior to joining the TEL, Ms. Wilson was employed at the Georgia Lottery Corporation, where she served as the Senior Vice President and General Counsel for 10 years. Earlier in her career, she was an investment banker with EF Hutton and the Northern Trust Bank.

Soohyung Kim Age: 49

Mr. Kim has served as the Chairman of the Bally’s Corporation Board since December 2019 and as an independent director since 2016. Mr. Kim is the Managing Partner and Chief Investment Officer of Standard General L.P., an investment firm. Mr. Kim has been investing in special situations strategies since 1997 including stints at Bankers Trust Company, Och-Ziff Capital Management and Cyrus Capital Partners. Mr. Kim is a Director of Intralot SA, a Director of Coalition for Queens, a Director of the Cary Institute of Ecosystem Studies and a Director of the Stuyvesant High School Alumni Association. Mr. Kim is a former member of the board of directors of Greektown Superholdings and Media General, Inc. and the board of managers of ALST Casino Holdco, LLC.

Tracy S. Harris Age: 61

Ms. Harris has served as an independent director of Bally’s Corporation since February 2023. Ms. Harris is the Chief Financial Officer of Arabella Advisors and has extensive financial and operational experience, having served as Chief Financial Officer for MIB Group Holdings, Inc., UMUC\Ventures, Bullis School LLC, The BondFactor Company, American Institute of Architects, Deion Hampton & Associates, and the Washington Convention Center Authority. She currently serves on the Board of 1847 Holdings LLC (NYSE: EFSH), CareFirst Blue Cross Blue Shield, District of Columbia Retirement Board, and the Council of Institutional Investors. Ms. Harris was recently appointed to the PCAOB Investor Advisory Group. Ms. Harris holds a BS in Marketing from Fontbonne University, an MBA from St. Louis University and a Master of Public Administration from the University of Pennsylvania.

George T. Papanier Age: 67

George Papanier became President of Bally’s Corporation on March 31, 2023. His association with Bally’s began in 2004 when he served as the Chief Operating Officer, an appointment he held until February 2011 when he was then appointed to the role of President and CEO of Bally’s. Prior to joining Bally’s, Mr. Papanier served in the same capacity for Peninsula Gaming with properties in Iowa and Louisiana, from 2000 to 2004 and as COO for Resorts Casino Hotel in Atlantic City, NJ from 1997 to 2000. Both positions involved strategic and tactical planning for the resorts and supervision of major renovation and construction projects. He was also active in evaluating potential acquisitions and development of projects for the two organizations. From 1995 to 1997, he served as CFO for both Sun International Hotels Limited in the Bahamas and Mohegan Sun Casino in Uncasville, CT. Earlier in his career he served in executive operations capacities of Hemmeter Enterprises in Denver, CO and in an executive financial capacity for Trump Plaza Hotel and Casino in Atlantic City. Mr. Papanier is a graduate of Rowan University where he received a B.A. in Business Administration and Accounting. He is a Certified Public Accountant and served as Treasurer of the Casino Association in New Jersey from 1999 to 2000.

Robeson M. Reeves Age: 40

Robeson Reeves became Chief Executive Officer of Bally’s Corporation on March 31, 2023. Formerly, he served as President of Bally’s Interactive Division since October 1, 2021 and the Chief Operating Officer of Gamesys since July 2015. Mr. Reeves joined Gamesys in September 2005 and held a number of positions, most recently Director of Gaming Operations since May 2010 and served as a member of the Gamesys Board of Directors since August 2010. Since joining Gamesys, Mr. Reeves has built a strong record in cohesively connecting player and product experiences to marketing and business KPIs, ensuring sustainable growth. He graduated in 2005 with a BSc in Statistics, Operations Research and Management Studies from University College, London.

Name and Age of Director	Biographical Information
Jeffrey W. Rollins Age: 59

Mr. Rollins has served as an independent director at Bally’s Corporation since 2019. Mr. Rollins has over 30 years of experience serving on numerous public, private, private equity and non-profit Boards. Mr. Rollins has extensive experience in gaming, having previously served as an independent director at Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) from 2002 to 2019. Mr. Rollins is a Managing Director at Ashford Capital Management and a Co-Founder, Co-Owner, and Managing Member at Osprey Advisors LLC. Before these roles, Mr. Rollins was the Founder and CEO of J.W. Rollins & Associates, LLC, Co-Founder and Chief Sales & Marketing Officer at SunRx, Co-Founder and Managing Director of Context Advisors & C2 Partners, Vice President at Brandywine Center Management, LLC, and Vice President, Services at Rollins Environmental Services. Besides Bally’s and Dover Downs, other Public Board experience includes Dover Motorsports, Inc. (NYSE:DVD). Mr. Rollins holds a Master of Business Administration from The Fuqua School of Business at Duke University and a Bachelor of Arts in Economics from Duke University. He is an Emeritus member of the Fuqua School of Business Board of Visitors.

Executive Officers

Pursuant to the Merger Agreement, the officers of the Company as of immediately prior to the Company Effective Time are expected to continue as the officers of the Surviving Corporation from and after the Company Effective Time, in each case until their respective successors are duly elected or appointed or until their earlier death, resignation or removal in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation.

For information on each executive officer of the Company that is expected to continue as an executive officer of the Surviving Corporation from and after the Company Effective Time, please see the section of this proxy statement entitled “Important Information Regarding Bally’s — Directors and Executive Officers — Executive Officers.”

Pro Forma Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, to the extent known by the Company or ascertainable from public filings with respect to the estimated beneficial ownership of (i) each person or entity who is expected to beneficially own more than five percent of the outstanding shares of Company Common Stock immediately following the consummation of the Merger Transactions and (ii) each person who is expected (as of the date of this proxy statement) to serve as a director or named executive officer of the Combined Company and by all of the Combined Company’s directors and executive officers as a group of shares of Company Common Stock immediately following the consummation of the Merger Transactions.

Unless otherwise indicated, the pro forma security ownership information for the Company Common Stock has been estimated based upon estimated pro forma outstanding stock information for the Company Common Stock as of September 24, 2024 (which is based on (i) 40,648,127 shares of Company Common Stock outstanding as of such date and (ii) 11,682,126 shares of Queen Common Stock outstanding as of such date in exchange for each of which 2.45368905950 new shares of Company Common Stock (the “Queen Exchange Ratio”) will be issued by the Company in the Merger Transactions), and, for illustrative purposes, the following pro forma security ownership table assumes three scenarios:

•        Scenario 1 — No Rolling Share Elections (Other than by SRL, SBG, and Mr. Hayden): This presentation assumes that each Company Stockholder (other than SRL, SBG, or Mr. Hayden) elects to receive the Per Share Price with respect to all shares of Company Common Stock owned by such stockholder in the Company Merger, and as such, the aggregate number of Rolling Company Shares is 15,543,121.

•        Scenario 2 — Holders of 50% of Remaining Outstanding Shares Make Rolling Share Elections: This presentation assumes that, in addition to the 15,543,121 Rolling Company Shares subject to Rolling Share Elections to be made by SRL, SBG and Mr. Hayden, Company Stockholders (other than by SRL, SBG, and Mr. Hayden) will voluntarily make Rolling Share Elections with respect to an aggregate of 12,552,503 shares of Company Common Stock, or approximately 50% of the remaining outstanding shares of Company Common Stock as of September 24, 2024 (excluding shares of Company Common Stock held by SRL, SBG, or Mr. Hayden). In addition, this scenario assumes that none of the persons expected (as of the date of this proxy statement) to serve as a director or named executive officer of the Combined Company immediately following the consummation of the Merger Transactions (other than Mr. Kim) makes a Rolling Share Election with respect to their shares of Company Common Stock. Under this scenario, the aggregate number of Rolling Company Shares is 28,095,624.

•        Scenario 3 — Holders of 100% of Remaining Outstanding Shares Make Rolling Share Elections: This presentation assumes that, in addition to the 15,543,121 Rolling Company Shares subject to Rolling Share Elections to be made by SRL, SBG and Mr. Hayden, Company Stockholders (other than by SRL, SBG, and Mr. Hayden) will voluntarily make Rolling Share Elections with respect to an aggregate of 25,105,006 shares of Company Common Stock, or 100% of the remaining outstanding shares of Company Common Stock as of September 24, 2024 (excluding shares of Company Common Stock held by SRL, SBG, or Mr. Hayden), and that none of such Rolling Share Elections are revoked prior to the Company Effective Time. In addition, this scenario assumes that all of the persons expected (as of the date of this proxy statement) to serve as a director or named executive officer of the Combined Company immediately following the consummation of the Merger Transactions makes a Rolling Share Election with respect to their shares of Company Common Stock. Under this scenario, the aggregate number of Rolling Company Shares is 40,648,127.

Based on the foregoing assumptions, and assuming that, based on the Queen Exchange Ratio, 30,452,100 shares of Company Common Stock, in the aggregate, will be issued to former holders of Queen Common Stock or Queen Warrants in connection with the Queen Merger and the Queen Share Contribution (including the 26,909,895 shares of Company Common Stock issued to SG Gaming in the Queen Share Contribution), the Company estimates: (i) that there would be 45,995,221 shares of Company Common Stock issued and outstanding immediately following the consummation of the Merger Transactions in the “No Rolling Share Elections (Other than Pursuant to the Support Agreements)” scenario, assuming that the consummation of the Merger Transactions occurred on September 24, 2024; (ii) that there would be 58,547,724 shares of Company Common Stock issued and outstanding immediately following the consummation of the Merger Transactions in the “Holders of 50% of Remaining Outstanding Shares Make Rolling Share Elections” scenario, assuming that the consummation of the Merger Transactions occurred on September 24, 2024; and (iii) that there would be 71,100,227 shares of Company Common Stock issued and outstanding immediately following the consummation of the Merger Transactions in the “Holders of 100% of Remaining Outstanding Shares Makes Rolling Share Elections” scenario, assuming the consummation of the Merger Transactions occurred on September 24, 2024. However, the actual number of shares of Company Common Stock outstanding upon the consummation of the Merger Transactions will depend, among other things, on Rolling Share Elections made by Company Stockholders and the number of Rolling Company Shares, which number will not be known until after the Election Deadline. If the actual facts are different from the foregoing assumptions, the ownership interests set forth below will be different.

Beneficial ownership is determined in accordance with the rules of the SEC. Shares of Company Common Stock, as applicable, issuable upon exercise or conversion of options, warrants or convertible securities or the vesting of restricted stock units that were exercisable, convertible or would vest on or within 60 days after September 24, 2024 are included in the table below as beneficially owned by the person holding the options, warrants, convertible securities or restricted stock units for the purpose of computing the voting percentage and percentage ownership of that person and for the aggregate percentage expected to be owned by each person who is expected to serve as a director or executive officer of the Combined Company as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person or entity.

So far as is known to the Company, the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table. Except as otherwise indicated, the mailing address of each shareholder is c/o Bally’s Corporation, 100 Westminster Street, Providence, Rhode Island 02903.

	Scenario 1 (Assumes No Rolling Share Elections Other than Pursuant to the Support Agreements)		Scenario 2 (Assumes Holders of 50% of Remaining Outstanding Shares Make Rolling Share Elections)		Scenario 3 (Assumes Holders of 100% of Remaining Outstanding Shares Make Rolling Share Elections)
Beneficial Owners	Number of Shares Beneficially Owned	Percentage Ownership	Number of Shares Beneficially Owned	Percentage Ownership	Number of Shares Beneficially Owned	Percentage Ownership
Directors and Named Executive Officers
Soohyung Kim(1)	37,499,744	81.5%	37,499,744	64.0%	37,499,744	52.7%
Terrence Downey	—	—	—	—	45,459	*
Tracy S. Harris	—	—	—	—	15,518	*
Jaymin B. Patel	—	—	—		48,996	*
Jeffrey W. Rollins	—	—	—	—	96,847	*
Wanda Y. Wilson	—	—	—	—	36,707	*
Robeson M. Reeves	—	—	—	—	325,823	*
Marcus Glover	—	—	—	—	12,014	*
Craig L. Eaton	—	—	—	—	151,503	*
Kim Barker	—	—	—	—	12,309	*
George T. Papanier	—	—	—	—	467,658	*
All directors and executive officers, as a group (11 persons)	37,499,744	81.5%	37,499,744	64.0%	38,712,578	54.4%
Greater Than 5% Stockholders
Entities affiliated with Standard General L.P.(1)	37,499,744	81.5%	37,499,744	64.0%	37,499,744	52.7%
Noel Hayden(2)	4,953,272	10.8%	4,953,272	8.5%	4,953,272	7.0%

____________

*        Less than 1%

(1)      Consists of (i) 10,589,849 shares of Company Common Stock held by Standard RI Ltd. and (ii) 26,909,895 shares of Company Common Stock expected to be held by SG Gaming LLC, an affiliate of Standard General, following the Queen Share Contribution. Standard General L.P. serves as investment manager to Standard RI Ltd. and also controls SG Gaming LLC, and in such capacities, exercises voting and investment control over the shares held by Standard RI Ltd. and SG Gaming LLC. Soohyung Kim is the Managing Partner and Chief Investment Officer of Standard General L.P. Each of Mr. Kim and Standard General L.P. disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest in such shares. The address of each of the reporting persons is c/o Standard General L.P., 767 Fifth Avenue, New York, NY, 10153.

(2)      Amounts beneficially owned by Mr. Hayden are based solely on a Schedule 13D filed with the SEC on July 30, 2024. Mr. Hayden may be deemed the beneficial owner of all shares indicated. The address of Mr. Hayden is c/o Anzo Group Limited, Golden Square, London, W1F 9LU.

APPRAISAL RIGHTS

Bally’s is a Delaware corporation. As such, Bally’s is governed by the DGCL. Section 262 of the DGCL sets forth the circumstances in which stockholders of a Delaware corporation are entitled to seek an appraisal by the Delaware Court of Chancery of the fair value of the stockholder’s shares of stock. Because of Section 262(b)(2)a. of the DGCL and the Rolling Share Election, Company Stockholders may not necessarily be entitled to seek an appraisal of their shares of Company Common Stock in the Company Merger. The parties have agreed that, shares of Company Common Stock will be entitled to rights of appraisal under Section 262 of the DGCL, in accordance with Section 2.7(c) of the Merger Agreement in order to avoid any question Therefore, the descriptions included in this proxy statement with respect to the appraisal rights of the holders of record or beneficial owners of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) pursuant to Section 262 of the DGCL disregards the applicability of Section 262(b)(2)a. of the DGCL to the Company Merger. In order to validly make Rolling Share Elections, stockholders desiring to make a Rolling Share Election will be required to waive appraisal rights in respect of any shares of Company Common Stock that they hold or acquire that are subject to a Rolling Share Election. The Merger Agreement incorporated by reference the requirements, rights and procedures of Section 262 of the DGCL (other than Section 262(b)(2)a. of the DGCL), which are summarized below and throughout this proxy statement. References to Section 262 of the DGCL in this proxy statement, therefore, mean Section 262 of the DGCL as incorporated by reference into the Merger Agreement. The Merger Agreement also provides that appraisal rights pursuant to Section 262 of the DGCL are only available for shares of Company Common Stock that are issued and outstanding as of immediately prior to the Company Effective Time and are not Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares. Therefore, if you wish to exercise appraisal rights with respect to some or all of your shares of Company Common Stock, you should not, with respect to such shares, make a Rolling Share Election or otherwise become the holder or owner of shares of Company Restricted Stock or Company Contribution Shares.

If the Company Merger is consummated, holders of record and beneficial owners of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) who do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal), who properly demand an appraisal of their applicable shares of Company Common Stock, who continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Company Common Stock through the effective date of the Company Merger, who otherwise comply with the requirements of Section 262 of the DGCL (“Section 262”) and in the Merger Agreement and who do not withdraw their demands or otherwise lose their rights to appraisal, subject to the conditions thereof, are entitled to seek appraisal of their shares of Company Common Stock (other than with respect to Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) in connection with the Company Merger and in accordance with Section 262. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” or to a “holder of shares” are to a record holder of Company Common Stock. Unless the context requires otherwise, all references in Section 262 and in this summary to a “beneficial owner” are to a person who is the beneficial owner of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person. Unless the context requires otherwise, all references in Section 262 and in this summary to a “person” are to any individual, corporation, partnership, unincorporated association or other entity.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the Merger Agreement and the full text of Section 262. A copy of the Merger Agreement is attached as Annex A-1 to the proxy statement, a copy of the First Merger Agreement Amendment is attached as Annex A-2 to the proxy statement and a copy of the Second Merger Agreement Amendment is attached as Annex A-3 to the proxy statement. A copy of Section 262 of the DGCL is attached hereto as Annex H and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that holders of record and beneficial owners of Company Common Stock exercise appraisal rights in accordance with the Merger Agreement and under Section 262. Holders of record and beneficial owners of shares of Company Common Stock should carefully review the Merger Agreement and the full text of Section 262 as well as the information discussed below.

If the Company Merger is consummated, holders of record or beneficial owners of shares of Company Common Stock (other than with respect to Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) who (1) submit a written demand for appraisal of such holder’s or owner’s shares of Company Common Stock to the Company prior to the vote on the Merger Proposal; (2) do not vote in favor of the Merger Proposal (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the Merger Proposal); (3) continuously hold (in the case of a holder of record) or continuously own (in the case of a beneficial owner) their applicable shares of Company Common Stock through the effective date of the Company Merger; and (4) otherwise comply with the requirements in the Merger Agreement and in Section 262 (and satisfy certain ownership thresholds set forth in Section 262), may be entitled to have their shares of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares) appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their shares of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares), exclusive of any element of value arising from the accomplishment or expectation of the Company Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the Company Merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Company Merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to persons seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). If you are a beneficial owner of shares of Company Common Stock and you wish to exercise appraisal rights in such capacity, in addition to the foregoing requirements, your demand must also (1) reasonably identify the holder of record of the shares of Company Common Stock for which the demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of such shares of Company Common Stock and include a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which you consent to receive notices given by the surviving corporation hereunder and to be set forth on the verified list required by Section 262(f) of the DGCL. However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds one percent of the outstanding shares of Company Common Stock eligible for appraisal; or (2) the value of the consideration provided in the Company Merger for such total number of shares exceeds $1 million. The Company refers to these conditions as the “ownership thresholds.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective date of the Company Merger through the date of payment of the judgment at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, when the proposed merger for which appraisal rights are provided is to be submitted for approval at a meeting of the Company’s stockholders, the Company, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice either a copy of Section 262 or information directing the Company’s stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to the Company’s stockholders that appraisal rights are available in connection with the Company Merger, and the full text of Section 262 is attached hereto as Annex H and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Company Merger, any holder of record or beneficial owner of shares Company Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or owner’s right to do so, should review the Merger Agreement and Section 262 carefully. Failure to strictly comply with the requirements of the Merger Agreement and Section 262 in a timely and proper manner will result in the loss of appraisal rights. A stockholder or beneficial owner who loses such holder’s or owner’s appraisal rights will be entitled to receive the Per Share Price described in the Merger

Agreement without interest and less any applicable withholding taxes. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, the Company believes that if a stockholder or a beneficial owner is considering exercising such rights, that stockholder or beneficial owner should seek the advice of legal counsel.

Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of some or all of their shares of Company Common Stock must do ALL of the following:

•        the stockholder or beneficial owner must not vote in favor of the Merger Proposal;

•        the stockholder or beneficial owner must deliver to the Company a written demand for appraisal of such holder’s or owner’s shares of Company Common Stock before the vote on the Merger Proposal at the Special Meeting;

•        the stockholder or beneficial owner must not, with respect to the shares of Company Common Stock of which such person wishes to exercise the right to seek appraisal, make a Rolling Share Election or become the holder or owner of shares of Company Restricted Stock or Company Contribution Shares; and

•        the stockholder must continuously hold or the beneficial owner must continuously own the shares from the date of making the demand through the effective date of the Company Merger (a stockholder or beneficial owner will lose appraisal rights if the stockholder or beneficial owner transfers the shares before the effective date of the Company Merger).

Any person who has complied with the applicable requirements of the Merger Agreement and Section 262 and is otherwise entitled to appraisal rights or the surviving corporation may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such persons within 120 days after the effective date of the Company Merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights unless one of the ownership thresholds is met.

For stockholders, because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, each stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Proposal, abstain or not vote his, her or its shares.

Written Demand

A stockholder or beneficial owner wishing to exercise appraisal rights must deliver to the Company, before the vote on the Merger Proposal at the Special Meeting, a written demand for the appraisal of such holder’s or owner’s shares of Company Common Stock. In addition, that stockholder or beneficial owner must not vote or submit a proxy in favor of the Merger Proposal. A vote in favor of the Merger Proposal, in person at the Special Meeting or by proxy (whether by mail or via the Internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal with respect to such stockholder’s shares. For a stockholder, a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. A stockholder or beneficial owner who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will constitute a waiver of appraisal rights.

A stockholder exercising appraisal rights must hold of record the shares of Company Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the Company Merger. A beneficial owner exercising appraisal rights must own the shares of Company Common Stock on the date the written demand for appraisal is made and must continue to own such shares through the effective date of the Company Merger.

A holder of record of shares of Company Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Company Common Stock by or on behalf of holder of record must reasonably inform the Company of the identity of the holder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares.

A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Company Common Stock. A demand for appraisal in respect of shares of Company Common Stock should be executed by or on behalf of the beneficial owner and must reasonably inform the Company of the identity of the beneficial owner and that the beneficial owner intends thereby to demand an appraisal of such owner’s shares. The demand made by such beneficial owner must also (1) reasonably identify the holder of record of the shares of Company Common Stock for which the demand is made, (2) be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of such shares of Company Common Stock and include a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which such beneficial owner consents to receive notices given by the surviving corporation hereunder and to be set forth on the verified list required by Section 262(f) of the DGCL.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Bally’s Corporation

100 Westminster Street

Providence, Rhode Island 02903

Attention: Corporate Secretary

At any time within 60 days after the effective date of the Company Merger, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such person’s demand for appraisal and to accept the Per Share Price offered pursuant to the Merger Agreement, without interest and less any applicable withholding taxes, by delivering to the Company, as the surviving corporation, a written withdrawal of the demand for appraisal. An appraisal proceeding in the Delaware Court of Chancery will not be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under Section 262(j) of the DGCL (a “Reservation”). However, this will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Per Share Price within 60 days after the effective date of the Company Merger. Except with respect to any person who withdraws such person’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, the person will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Per Share Price being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Company Merger is consummated, within 10 days after the effective date of the Company Merger, the surviving corporation will notify each record holder of shares of Company Common Stock who has properly made a written demand for appraisal pursuant to Section 262 and in accordance with the Merger Agreement, and who has not voted in favor of the Merger Proposal, and any beneficial owner who has demanded appraisal in accordance with Section 262 and the Merger Agreement that the Company Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective date of the Company Merger, but not thereafter, the surviving corporation or any person who has complied with Section 262 and the Merger Agreement and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a person, demanding a determination of the value of the shares held by all persons entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and the Company Stockholders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Common Stock. Accordingly, any persons who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company Common Stock within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.

Within 120 days after the effective date of the Company Merger, any person who has complied with the requirements for an appraisal of such person’s shares pursuant to Section 262 and in the Merger Agreement will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger Proposal and with respect to which the Company has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to Section 262, the holder of record of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The surviving corporation must send this statement to the requesting person within 10 days after receipt by the surviving corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a person and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the surviving corporation and all of the persons shown on the verified list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery and the costs of any such notice will be borne by the surviving corporation.

At the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the persons who demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any person fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.

The Delaware Court of Chancery will dismiss appraisal proceedings as to all of persons who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds one percent of the outstanding shares of Company Common Stock eligible for appraisal or (2) the value of the consideration provided in the Company Merger for such total number of shares exceeds $1 million.

Determination of Fair Value

After the Delaware Court of Chancery determines the persons entitled to appraisal, and that at least one of the ownership thresholds above has been satisfied, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Common Stock (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares), exclusive of any element of value arising from the accomplishment or expectation of the Company Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Company Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Company Merger and the date of payment of the judgment. However, the surviving corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment pursuant to Section 262(h) of the DGCL to each person entitled to an appraisal, in which case, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest accrued before such voluntary cash payment, unless paid at that time.

In Weinberger v. UOP, Inc. (“Weinberger”), the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Company Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger, such as the Company Merger, is not an opinion as to, and does not in any manner address, fair value under Section 262. Although the Company believes that the Per Share Price is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and the Company Stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Price. Neither the Company nor Parent anticipates offering more than the Per Share Price to any stockholder or beneficial owner exercising appraisal rights, and each of the Company and Parent reserves the rights to make a voluntary cash payment pursuant to Section 262(h) of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Per Share Price. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by the surviving corporation pursuant to Section 262(f) of the DGCL who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a Reservation. In the absence of such determination or assessment, each party bears its own expenses.

If any person who demands appraisal of his, her or its shares of Company Common Stock under Section 262 and in accordance with the Merger Agreement fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of Company Common Stock will be deemed to have been converted at the effective time of the Company Merger into the right to receive the Per Share Price as provided in the Merger Agreement.

From and after the effective date of the Company Merger, no person who has demanded appraisal rights with respect to some or all of such person’s shares of Company Common Stock in compliance with Section 262 and the Merger Agreement will be entitled to vote such shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Company Merger). If neither of the ownership thresholds above has been satisfied in respect of the persons seeking appraisal rights, then the Delaware Court of Chancery will dismiss appraisal proceedings as to all of persons who are otherwise entitled to appraisal rights. If a petition for an appraisal is not filed within 120 days after the effective date of the Company Merger, the right to appraisal with respect to all shares will cease. If a person who has made a demand for an appraisal in accordance with Section 262 and the Merger Agreement delivers to the surviving corporation a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with Section 262(e) of the DGCL, either within 60 days after such effective date of the Company Merger or thereafter with the written approval of the surviving corporation, then the right of such person to an appraisal of the shares subject to the withdrawal will cease. Notwithstanding the foregoing, an appraisal proceeding in the Delaware Court of Chancery will not be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the

Delaware Court of Chancery deems just, including, without limitation, a Reservation. However, the foregoing will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Company Merger within 60 days after the effective date of the Company Merger.

Failure to comply strictly with all of the procedures set forth in Section 262 and the Merger Agreement will result in the loss of a person’s appraisal rights. In that event, you will be entitled to receive the Per Share Price for your shares of Company Common Stock in accordance with the Merger Agreement, without interest and less any applicable withholding taxes. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

PROPOSAL 1: THE MERGER PROPOSAL

Bally’s is asking you to approve the adoption of the Merger Agreement. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement throughout this proxy statement, including the information set forth in the section of this proxy statement captioned “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A-1 to the proxy statement, a copy of the First Merger Agreement Amendment is attached as Annex A-2 to the proxy statement and a copy of the Second Merger Agreement Amendment is attached as Annex A-3 to the proxy statement. You are urged to read the Merger Agreement, including the Merger Agreement Amendments, carefully and in their entirety.

The Bally’s Board, acting upon the recommendation of the Special Committee, by unanimous vote of the Company’s directors (other than the Recused Directors), recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Bally’s provide stockholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation that will or may become payable by the Company to its named executive officers that is based on or otherwise relates to the Merger, as disclosed in the section of this proxy statement captioned “ — Quantification of Potential Payments and Benefits to Bally’s Named Executive Officers in Connection with the Merger Transactions.”

Bally’s is asking its stockholders to approve the compensation that will or may become payable by the Company to its named executive officers that is based on or otherwise relates to the Merger Transactions. These payments are set forth in the section of this proxy statement captioned “— Quantification of Potential Payments and Benefits to Bally’s Named Executive Officers in Connection with the Merger” and the accompanying footnotes and additional disclosures referenced therein.

Accordingly, Bally’s is seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the stockholders of Bally’s approve on a non-binding, advisory basis the compensation that will or may become payable to Bally’s’ named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “— Quantification of Potential Payments and Benefits to Bally’s’ Named Executive Officers in Connection with the Merger Transactions” in Bally’s’ proxy statement for the Special Meeting.”

Bally’s Stockholders should note that this proposal is not a condition to completion of the Merger, and as a non-binding, advisory vote, the result will not be binding on Bally’s, the Bally’s Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger Transactions are consummated Bally’s’ named executive officers will or may be eligible to receive the compensation that is based on or that otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

The Bally’s Board by unanimous vote of the Company’s directors (other than the Recused Directors), recommends that you vote “FOR” this proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL

We are asking you to approve a proposal to approve one or more adjournments of the Special Meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Proposal at the time of the Special Meeting. If stockholders approve this proposal, we can adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders that have previously returned properly signed proxies voting against adoption of the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we received proxies representing a sufficient number of votes against adoption of the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Proposal. Additionally, we may seek stockholder approval to adjourn the Special Meeting if a quorum is not present. Finally, the chairperson of the Special Meeting is permitted by our bylaws to adjourn the Special Meeting even if stockholders have not approved the proposal to adjourn the Special Meeting.

The Bally’s Board by unanimous vote of the Company’s directors (other than the Recused Directors), recommends that you vote “FOR” this proposal.

STOCKHOLDER PROPOSALS AND NOMINATIONS

The Company mailed its proxy materials for its 2024 Annual Meeting of Stockholders on April 5, 2024 and held the 2024 Annual Meeting of Stockholders virtually on May 16, 2024. Whether or not the Merger Transactions are completed, our stockholders will continue to be entitled to attend and participate in stockholder meetings. Stockholder proposals intended for inclusion in the proxy statement for the Annual Meeting of Stockholders to be held in 2025 (the “2025 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act must be received by us at our principal executive offices not less than 120 calendar days before the anniversary date of our proxy statement released to stockholders in connection with the immediately preceding annual meeting of stockholders. Accordingly, any stockholder proposals intended for inclusion in the proxy statement for the 2025 Annual Meeting must be received by us at our principal executive offices no later than December 6, 2024.

Pursuant to the Company Bylaws, or following the completion of the Merger Transactions, the Surviving Corporation Bylaws, notices of nomination for director by stockholders to be presented at the 2025 Annual Meeting, but not included in the proxy statement, must be received by the Company at its principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (unless the annual meeting is called for a date that is not within 30 days before or after such anniversary date, in which case notice by the stockholder must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs) and must comply with the requirements set forth in the Company Bylaws or Surviving Corporation Bylaws, as applicable. Accordingly, any nominations for director by stockholders to be included in the proxy statement for the 2025 Annual Meeting must be received in writing by us at our principal executive offices no later than February 15, 2025 and no sooner than January 16, 2025. In addition to satisfying the foregoing requirements under the Company Bylaws or the Surviving Corporation Bylaws, as applicable, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company nominees must provide with their nomination the information required by Rule 14a-19 under the Exchange Act.

Pursuant to the Company Bylaws or the Surviving Corporation Bylaws, as applicable, proposals of stockholders intended to be presented at the 2025 Annual Meeting, but not included in the proxy statement, must be received by us at our principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (unless the annual meeting is called for a date that is not within thirty days before or after such anniversary date, in which case notice by the stockholder must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs) and must comply with the requirements set forth in the Company Bylaws or Surviving Corporation Bylaws, as applicable. Accordingly, any stockholder proposals intended to be presented at the 2025 Annual Meeting outside of Rule 14a-8 must be received in writing by us at our principal executive offices no later than February 15, 2025 and no sooner than January 16, 2025.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Because the Merger Transactions are a “going-private” transaction, Parent, Merger Subs and Bally’s will file with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger Transactions. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, can be obtained by following the directions set forth below. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Bally’s files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows Bally’s to “incorporate by reference” into this proxy statement documents that the Company files with the SEC. This means that Bally’s can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that Bally’s files with the SEC will update and supersede such information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed is not deemed to be incorporated by reference into this proxy statement. Bally’s incorporates by reference the documents listed below and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by Bally’s pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting:

•        Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 15, 2024; Quarterly Report on Form 10-Q, for the quarter ended March 31, 2024, filed on May 3, 2024; Quarterly Report on Form 10-Q, for the quarter ended June 30, 2024, field on August 2, 2024; and Current Reports on Form 8-K, filed on July 25, 2024, August 28, 2024, and September 30, 2024.

Bally’s will amend the Schedule 13E-3 to incorporate by reference any additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting to the extent required to fulfill Bally’s obligations under the Exchange Act.

You may obtain any of the documents that Bally’s files with the SEC, without charge, by requesting them in writing from Bally’s at the following address:

Bally’s Corporation

100 Westminster Street

Providence, Rhode Island 02903

If you would like to request documents from Bally’s, please do so as soon as possible to receive them before the Special Meeting. If you request any documents from Bally’s, the Company will mail them to you by first class mail, or another equally prompt method. Please note that all of the documents that the Company files with the SEC are also promptly available through the “Investor Relations” section of Bally’s website, https://ballys.com/investor-relations/overview/. The information included on the Company’s website is not incorporated by reference into this proxy statement. The website addresses, and the website addresses included in any documents incorporated by reference in this proxy statement, are not intended to function as hyperlinks, and the information contained on such websites and on the SEC’s website is not incorporated by reference in this proxy statement and you should not consider it a part of this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of this proxy statement or need help voting your shares of Company Common Stock, please contact Bally’s proxy solicitor:

D.F. King & Co., Inc.

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 347-4826

Email: BALY@dfking.com

POST-CLOSING TRADING OF THE COMPANY COMMON STOCK

The Surviving Corporation has agreed in the Merger Agreement to use commercially reasonable efforts to cause the shares of Company Common Stock to continue to be listed on a securities exchange or an over-the-counter market operating in the United States following the completion of the Company Merger. The ability of the Company to maintain the current listing of its shares on the NYSE will depend on whether the Company is able to comply with the NYSE’s continued listing requirements. Under its rules, the NYSE will give consideration to prompt initiation of suspension and delisting procedures with respect to the shares of Company Common Stock if (1) the number of holders is less than 400, (2) the number of holders is less than 1,200 and the average monthly trading volume is less than 100,000 shares (over the prior 12 months) or (3) the number of publicly-held shares (excluding shares held by directors, officers and 10% holders) is less than 600,000. Over-the-counter markets in the United States also have requirements that would need to be met in order for the shares of Company Common Stock to be listed. For example, the rules of the OTCQX U.S. market requires that a company have at least 50 shareholders and a public float (excluding shares held by directors, officers and 10% holders) comprising between 5% and 10% of the company’s outstanding shares. We cannot assure you that the Company will be able to satisfy the criteria to be listed on any securities exchange or any significant over-the-counter market operating in the United States.

MISCELLANEOUS

Bally’s has supplied all information relating to Bally’s and the Merger Subs, and Parent has supplied, and Bally’s has not independently verified, all of the information relating to Parent, Merger Subs, or their Affiliates contained in this proxy statement.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT IN VOTING YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. BALLY’S HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•], 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE SENDING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Index to Consolidated Financial Statements

The Queen Casino & Entertainment Inc.

Index to Condensed Consolidated Financial Statements

The Queen Casino & Entertainment Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

The Queen Casino & Entertainment Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Queen Casino & Entertainment Inc. (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, redeemable preferred stock and stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 3 to the financial statements, the 2022 and 2021 financial statements have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2022.

San Francisco, CA

March 30, 2024, except for Note 3 and Note 23 as to which the date is August 23, 2024.

THE QUEEN CASINO & ENTERTAINMENT INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2023	(As Restated) December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$26,233,900	$23,054,319
Restricted cash	3,382,516	3,498,866
Accounts receivable	5,903,395	4,123,361
Inventory	840,988	894,583
Prepaid expenses	1,620,676	2,946,238
Loan receivable	39,986,039	20,540,264
Other current assets	60,889	21,795
Total current assets	78,028,403	55,079,426
Property and equipment, at cost	50,003,152	39,442,571
Less: accumulated depreciation	(14,146,172)	(9,442,630)
Property and equipment, net	35,856,980	29,999,941
Marketable equity securities	189,186,644	74,747,110
Intangible assets, net	75,643,576	76,898,952
Goodwill	35,293,245	35,293,245
Other long-term assets	566,683	756,601
Right-of-use asset	241,486,078	176,375,470
Income taxes receivable	508,647	2,925,803
Deferred tax asset	—	4,950,974
Total assets	$656,570,256	$457,027,522

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,997,162	$14,234,510
Accrued progressive jackpots and club awards	2,121,417	2,020,890
Accrued expenses and other current liabilities	26,020,226	14,251,756
Lease liability	14,692,254	11,161,472
Current uncertain tax positions	554,287	2,320,943
Current maturities of long-term debt	1,200,000	848,109
Total current liabilities	61,585,346	44,837,680
Long-term debt, net	83,338,824	92,084,585
Long-term uncertain tax positions	1,838,474	1,739,948
Deferred tax liability	20,355,108	—
Long-term lease liability	272,065,476	212,589,969
Total liabilities	439,183,228	351,252,182
Commitments and contingencies (Note 18)	—	—

Stockholders’ equity	—	—
Common stock, $0.00000198 par value Authorized and issued – 15,000,000 shares Outstanding – 10,967,117 shares	24	24
Additional paid-in capital	87,143,261	78,021,554
Retained earnings	130,243,743	27,753,762
Total stockholder’s equity	217,387,028	105,775,340
Total liabilities, redeemable preferred stock, and stockholders’ equity	$656,570,256	$457,027,522

The accompanying notes are an integral part of these consolidated financial statements.

THE QUEEN CASINO & ENTERTAINMENT INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(As Restated)

	Year Ended December 31, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021
Revenue:
Gaming	$187,393,174	$173,288,812	$106,266,265
Food and beverage	4,768,815	3,891,755	2,283,364
Other revenue	5,912,715	5,610,591	4,494,450
Total revenue	198,074,704	182,791,158	113,044,079

Operating expenses:
Cost of gaming revenue	74,459,291	70,512,491	38,872,591
Cost of food and beverage revenue	11,571,861	9,114,706	4,701,984
Cost of other revenue	3,093,266	2,594,179	1,885,808
General and administrative	86,117,607	64,223,180	29,288,345
Advertising and marketing	5,459,027	4,716,877	1,855,305
Depreciation and amortization	7,041,459	6,320,996	6,622,037
Total operating expenses	187,742,511	157,482,429	83,226,070
Operating income	10,332,193	25,308,729	29,818,009

Other income (expense):
Interest expense, net	(18,171,516)	(7,822,892)	(172,297)
Loss on disposal of assets	(349,306)	(679,298)	—
Gain from sale-leaseback	28,889,246	—
Gain in fair value of marketable equity securities	89,792,210	2,651,990	—
Gain (loss) on fair value of loan receivable	19,445,775	(20,312,899)	—
Gain on bargain purchase	—	950,844	—
Gain on forgiveness of debt	—	—	3,809,000
Total other income (expense)	119,606,409	(25,212,255)	3,636,703
Net income before income taxes	129,938,602	96,474	33,454,712
Provision for income taxes	(27,448,620)	(5,702,794)	(7,732,278)
Net income (loss)	102,489,982	(5,606,320)	25,722,434
Cumulative undeclared dividends on redeemable convertible preferred stock	—	—	(7,920,966)
Undistributed earnings attributable to particiapting securities	—	—	(16,764,395)
Net income (loss) attributable to common stockholders	$102,489,982	$(5,606,320)	$1,037,073

Net income (loss) per share attributable to common stockholders (Note 21)
Basic	$8.90	$(0.89)	$2.18
Diluted	$8.90	$(0.89)	$2.18

Weighted-average number of shares used computing net income per share attributable to common stockholders:
Basic	11,514,376	6,329,812	474,655
Diluted	11,514,376	6,329,812	474,655

The accompanying notes are an integral part of these consolidated financial statements.

THE QUEEN CASINO & ENTERTAINMENT INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
(As Restated)

	Preferred Stock Shares	Redeemable Preferred Stock	Common Stock Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Stockholder’s Equity
Balance at January 1, 2021	—	$44,866,000	—	$1	$2,800,000	$11,316,360	$14,116,361
Net income	—	—	—	—	—	25,722,434	25,722,434
Contributed capital	—	12,706,982	—	2	793,015	—	793,017
Balance at December 31, 2021	—	57,572,982	—	3	3,593,016	37,038,794	40,631,813
Retained Earnings Adjustment	—	—	—	—	—	(3,678,712)	(3,678,712)
Net loss	—	—	—	—	—	(5,606,320)	(5,606,320)
Converted Preferred Stock	(8,345,391)	(57,572,982)	10,445,600	21	57,572,961	—	57,572,982
Warrant Issuance		—	—	—	16,855,577	—	16,855,577
Balance at December 31, 2022	(8,345,391)	—	10,445,600	24	78,021,554	27,753,762	105,775,340
Net income	—	—	—	—	—	102,489,981	102,489,981
Share-based Compensation	—	—	—	—	9,121,707	—	9,121,707
Balance at December 31, 2023	(8,345,391)	$—	10,967,117	$24	$87,143,261	$130,243,743	$217,387,028

The accompanying notes are an integral part of these consolidated financial statements.

THE QUEEN CASINO & ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(As Restated)

	Year Ended December 31, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021
Cash flows from operating activities:
Net income (loss)	$102,489,982	$(5,606,320)	$25,722,434

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,041,459	6,071,769	6,622,037
Gain on change in fair value of marketable securities	(89,792,210)	(2,651,990)	—
(Gain) Loss on change in fair value of loan receivable	(19,445,775)	20,312,899	—
Amortization of unfavorable lease	—	—	(5,675,360)
Loss on disposal of equipment	340,407	683,714	60,839
Gain from sale-leaseback	(28,889,246)	—	—
Gain on bargain purchase	—	(950,844)	—
Noncash interest expense	5,162,205	5,450,492	—
Noncash lease expense	9,530,538	8,193,532	—
Deferred income tax expense	25,306,102	502,565	4,814,965
Share-based compensation	9,121,707	—	—
Forgiveness of debt	—	—	(3,809,000)

Changes in operating assets and liabilities:
Accounts receivable	(1,780,034)	(348,268)	(1,471,196)
Inventory	53,595	(23,606)	(169,588)
Prepaid expenses and other current assets	1,286,468	1,575,732	(1,638,719)
Accounts payable	(623,925)	955,444	5,710,532
Accrued expenses and other current liabilities	3,058,197	850,357	3,653,242
Income taxes payable	2,417,156	(2,352,740)	2,917,313
Uncertain tax position liabilities	(1,668,130)	720,451	—
Change in operating lease liabilities	(11,625,975)	(11,485,461)	—
Deferred rent	—	—	9,500,178
Net cash provided by operating activities	11,982,521	21,897,726	46,237,677

Cash flows from investing activities:
Purchases of property and equipment	(12,797,452)	(7,084,864)	(13,910,096)
Proceeds from sale-leaseback	32,598,849	—	—
Acquisitions, net of cash acquired	482,000	980,394	(27,244,097)
Advance on Delayed Draw Loan	—	(50,973,039)	—
Principal payments received on Delayed Draw Loan	—	10,119,875	—
Purchase of Intralot shares	(24,647,308)	(72,049,521)	—
Net cash used in investing activities	(4,363,911)	(119,007,154)	(41,154,193)

THE QUEEN CASINO & ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

(As Restated)

	Year Ended December 31, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021
Cash flows from financing activities:
Proceeds from Term Loan	—	115,778,097	29,000,000
Debt financing fees	(3,355,378)	—	—
Principal payments on long-term debt	(1,200,000)	(39,528,288)	(5,328,866)
Contributions from stockholder	—	—	13,499,999
Repayment of Revolver	—	(1,083,180)	—
Net cash (used in) provided by financing activities	(4,555,378)	75,166,628	37,171,133
Net increase (decrease) in cash, cash equivalents, and restricted cash	3,063,232	(21,942,800)	42,254,617
Cash, cash equivalents, and restricted cash – beginning of period	26,553,185	48,495,985	6,241,368
Cash, cash equivalents, and restricted cash – end of period	$29,616,417	$26,553,185	$48,495,985

Supplemental cash flow disclosures:
Cash paid for interest	$13,221,458	$3,412,872	$133,574
Right-of-use asset	74,641,146	234,218,213	—
Lease liability	(74,641,146)	(234,218,213)	—
Liability incurred for additional Fortress Warrants	6,068,172	—	—
Cash paid for taxes	1,465,000	6,127,453	—
Purchases of property and equipment in accounts payable	3,386,579	2,420,697	—
Warrants issued for Fortress Loan	—	16,855,577	—
Preferred Stock Conversion (Note 19)	—	57,572,982	—

The accompanying notes are an integral part of these consolidated financial statements.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

Organization and Operations

The Queen Casino & Entertainment Inc. (the “Company”, “QCE”) (formerly CQ Holding Company, Inc.), a Delaware Corporation, is a limited liability company that was formed in December 2012 to facilitate the implementation of a leveraged Employee Stock Ownership Plan (“ESOP”). On December 26, 2012, the stockholders of Casino Queen, Inc. in East St. Louis (“ESL”) exchanged their common stock for the issued outstanding shares of QCE thereby making QCE the 100 percent owner of ESL and giving the former stockholders of ESL 100 percent ownership of QCE. The ESOP then purchased 499,999.5 shares of QCE. On November 27, 2020, the ESOP entered into a stock purchase agreement (“SPA”) with SG CQ Gaming, LLC (“SG”), under which SG purchased 100 percent of the outstanding stock of QCE (“SG Transaction”) which resulted in the Company becoming a new entity for financial reporting purposes.

ESL, an Illinois Corporation, was incorporated in December 1991. ESL is licensed by the Illinois Gaming Board (“IGB”) to own and operate a casino in East St. Louis, Illinois. ESL also operates a 157-room hotel adjacent to the casino. The current gaming license is valid through March 31, 2025 and is renewed annually.

Casino Queen Marquette, Inc. (“CQM”), an Iowa corporation, was incorporated in 1999 and was acquired by QCE in March 2017. CQM’s facilities are located in Marquette, Iowa. CQM is licensed by Iowa Racing and Gaming Corporation (“IRGC”) to own and operate a casino in Marquette, Iowa. The current gaming license is valid through March 31, 2024 and is renewed annually.

The Company additionally acquired Louisiana Casino Cruises LLC (the “Queen BR”, formerly dba Hollywood Casino Baton Rouge,) on December 17, 2021. The Queen BR is a riverboat casino located in Baton Rouge, Louisiana licensed by the Louisiana Gaming Control Board. The current gaming license is valid through July 18, 2025 (see Note 11).

On May 5, 2022, the Company increased its casino property footprint in Louisiana by acquiring 100% of the outstanding equity interests of Catfish Queen LLC and Centroplex Centre Convention Hotel, LLC (d/b/a Belle of Baton Rouge) (collectively, “Belle”).

Principles of Consolidation

These consolidated financial statements have been prepared in U.S. dollars, in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Risks and Uncertainties

The Company is subject to risks common to companies in the markets it serves, including, but not limited to, general economic conditions and reductions in discretionary consumer spending and competition in the gaming industry including from retail casinos and online gaming services. Additionally, the Company’s operations have historically been subject to seasonal variations and quarterly fluctuations in operating results, and the Company can expect to experience such variations and fluctuations in the future. Further, due to the nature of the industry, the Company’s casino game hold percentage may fluctuate, profitability will be dependent in part on return to players, and the success including win or hold rates of existing or future sports betting and online gaming products depends on a variety of factors that are not completely within the control of the Company.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, and the amounts disclosed in the related notes to the consolidated financial statements. Actual results and outcomes may differ materially from management’s estimates, judgments, and assumptions. Significant estimates, judgments, and assumptions used in these financial statements include, but are not limited to, those related to useful lives and realizability of long-lived assets, and accounting for income taxes and related valuation allowances. Estimates are periodically reviewed in light of changes in circumstances, facts, and experience.

Estimates and assumptions about future events and their effects cannot be determined with certainty and therefore require the exercise of judgment. As of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require the Company to update its estimates, assumptions, and judgments or revise the carrying value of its assets or liabilities. These estimates may change as new events occur and additional information is obtained and will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to the Company’s financial statements.

Operating Segments

The Company operates as six operating segments. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. The Company’s CODM evaluates the Company’s financial information and resources and assesses the performance of these resources on an individual casino basis. The Company is not organized by market and is managed and operated as one business. Property management teams for each of the casinos report to the CODM. Accordingly, the Company accumulates discrete financial information with respect to each casino and has separate operating segments. Operating segments are aggregated into one reportable segment based on their similar economic characteristics, types of customers, types of services and products provided, and their management and reporting structure.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments that are readily convertible into cash and have original maturities of three months or less at the date of purchase.

Restricted Cash

Restricted cash consists of amounts on deposit with a financial institution as collateral for regulatory purposes and a standby letter of credit required by the Company’s insurance provider.

Comprehensive Income

Comprehensive income includes certain gains and losses that, under accounting principles generally accepted in the United States, are excluded from net income (loss) as such amounts are recorded directly as an adjustment to stockholders’ equity. For the years ended December 31, 2023, 2022 and 2021, the Company’s net income (loss) was equal to its total comprehensive income (loss) as the Company did not have any comprehensive income (loss) items to account for.

Accounts Receivable

Accounts receivable includes amounts due from third-party check cashing services, third-party ATM vendors, amounts credited to customers for which the unconditional right to payment exists and are recognized when the right to consideration is unconditional and subject only to the passage of time. Notably, as of December 31, 2023, and

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

December 31, 2022, the Company includes a material receivable from DraftKings in the amount of $3.48 million and $2.57 million, respectively. The Company considers all accounts receivable, including the significant amount due from DraftKings, to be fully collectible. This assessment is based on the Company’s ongoing credit evaluation process and its historical experience with collections.

The Company considers accounts receivable to be fully collectible as of December 31, 2023 and December 31, 2022.

Concentrations of Credit Risk and Significant Customers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable, and loan receivable.

The Company’s cash and cash equivalents are generally held with large financial institutions. Although the Company’s deposits generally exceed federally insured limits, the financial institutions that the Company uses have high investment-grade credit ratings. The Company observed several banking institutions becoming insolvent in March 2023 which resulted in subsequent appointment of the Federal Deposit Insurance Corporation (“FDIC”) as the receiver. Although the Company did not have any funds at the institutions that have been closed, the Company cannot guarantee that the banks or other financial institutions that hold the Company’s funds will not experience similar issues. However, as a result of the actions by the FDIC, both insured and uninsured deposits at these banks were restored.

As of December 31, 2023, and December 31, 2022, the amounts held in cash that exceeded FDIC insured limits were $16.8 million and $13.2 million, respectively. The Company believes the risk of loss on these amounts is mitigated by the high credit quality of the financial institutions where these funds are held.

The Company has no significant off-balance sheet risk such as foreign exchange contracts, options contracts, or other hedging arrangements.

Fair Value Measurements

The Company determines the fair value of its assets and liabilities based on the exchange price in U.S. dollars that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a fair value hierarchy with three levels of inputs, of which the first two are considered observable and the last unobservable, to measure fair value:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities.

•        Level 2 — Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•        Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, loan receivable, marketable equity securities, accounts payable, and long-term debt. The Company considers the carrying amounts of these financial instruments to approximate their fair value.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Inventory

Inventory is stated at the lower of cost or net realizable value and consists primarily of food and beverage items and operating supplies. Cost is determined by the first-in, first-out method and net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.

Property and Equipment

Property and equipment are recorded at cost upon acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of assets. Leasehold improvements are depreciated over the shorter of the useful life of the related assets or the term of the lease. The estimated useful lives for computing depreciation on property and equipment are:

Estimated Useful Life (Years)
Land improvements	3 – 39
Buildings	3 – 39
Leasehold improvements	Lease Term up to 15
Gaming equipment	3 – 7
Furniture and equipment	3 – 10

Expenditures that improve or extend the life of an asset are capitalized while repairs and maintenance expenditures are expensed as incurred. The Company periodically reviews the estimated useful lives of property and equipment. Changes to the estimated useful lives are recorded prospectively from the date of the change. As assets are retired or sold, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the statements of operations.

Construction in Progress

The Company has significant capital invested in construction in progress. The Company reviews the carrying value of its construction in progress whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. The factors considered by the Company in performing this assessment include the depreciation policy for in-service assets, current operating results, trends and prospects, planned construction and renovation projects, as well as the effect of obsolescence, demand, competition, and other economic, legal, and regulatory factors.

Intangible Assets and Long-Lived Assets

Acquired intangible assets consist of gaming licenses, sports wagering licenses, and player databases. Unless an acquired intangible asset is considered to have an indefinite useful life, they are amortized on a straight-line basis over their estimated useful lives.

Intangible assets that have an indefinite useful life are not subject to amortization but are subject to an annual impairment test. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess amount.

The Company periodically evaluates the recoverability of its long-lived assets, such as property and equipment and finite-lived intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If circumstances require a long-lived asset or asset group to be tested for impairment, then assets are required to be grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. If the carrying amount of the assets

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

exceeds the expected future undiscounted net cash flows to be generated by the assets, then an impairment charge is recognized to the extent the carrying amount of the asset exceeds its fair value. No impairment losses were recognized for the years ended December 31, 2023 and December 31, 2022.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired, including the amount assigned to identifiable intangible assets. Goodwill is subject to impairment analysis annually or more frequently if needed. Such impairment analyses for goodwill requires a comparison of the fair value to the carrying value of reporting units. The Company regards its reporting units to be its operating segments.

For the years ended December 31, 2023 and December 31, 2022 the Company tested goodwill for impairment on the first day of the fourth quarter, using a qualitative analysis to determine whether it was more likely than not that the fair value of a reporting unit is less than its carrying amount. In doing so, the Company evaluated the relevant events and circumstances including, but not limited to, macroeconomic conditions such as a deterioration in general economic conditions, limitations on accessing capital, fluctuations in foreign exchange rates, or other developments in equity and credit markets; Industry and market considerations such as a deterioration in the environment in which an entity operates, an increased competitive environment, a decline in market-dependent multiples or metrics (considered in both absolute terms and relative to peers), a change in the market for an entity’s products or services, or a regulatory or political development; Cost factors such as increases in raw materials, labor, or other costs that have a negative effect on earnings and cash flows; Overall financial performance such as negative or declining cash flows or a decline in actual or planned revenue or earnings compared with actual and projected results of relevant prior periods; Other relevant entity-specific events such as changes in management, key personnel, strategy, or customers, contemplation of bankruptcy, or litigation; Events affecting a reporting unit such as a change in the composition or carrying amount of its net assets, a more-likely-than-not expectation of selling or disposing all, or a portion, of a reporting unit, the testing for recoverability of a significant asset group within a reporting unit, or recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities that are considered shared services to the reporting units, and ultimately the determination of the fair value of each reporting unit. As of December 31, 2023 and December 31, 2022, it was determined that it was not more likely than not that the fair value of the Company’s reporting units was less than their carrying value.

Marketable Equity Securities

The Company’s investments in marketable equity securities are measured at fair value with related gains and losses, including unrealized, recognized in other income (expense), net. The Company classifies its marketable equity securities as non-current assets.

Loan Receivable

The Company accounts for the loan receivable at fair value on the Consolidated Balance Sheets with unrealized gains and losses included in the Consolidated Statements of Operations immediately as a component of other income (expense).

Debt Discounts and Debt Issuance Costs

Debt discounts and costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense using the effective interest method over the expected term of the related debt agreements. These capitalized costs incurred in connection with the issuance of long-term debt are presented as a direct reduction of long-term debt, less current portion on the consolidated balance sheets.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. The Company has accounted for the Fortress Warrants (as defined in Note 14) as equity. The initial fair value of the Fortress Warrants was estimated using a discounted cash flow method.

Revenue Recognition

Revenue is recorded in accordance with the five-step model set forth by Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”), which involves identification of the contract, identification of performance obligations in the contract, determination of the transaction price, allocation of the transaction price to the previously identified performance obligations, and revenue recognition as the performance obligations are satisfied.

The Company’s revenue from contracts with customers consists of gaming wager transactions, retail and online sports wagers, hotel room sales, food and beverage transactions, and commissions earned from third-parties on financial transactions. The transaction price for a casino wager and a retail sports wager is the difference between gaming wins and losses (“net win”). The Company accounts for gaming revenue on a portfolio basis given the similar characteristics of wagers by recognizing net win per gaming day versus on an individual wager basis. The incremental amount of progressive jackpots are accrued as the progressive machine is played, and the progressive jackpot amount increases, with a corresponding reduction to gaming revenue.

For gaming wager transactions that include incentives earned by customers under the Company’s loyalty program, CQ Rewards, the Company allocates a portion of a net win based upon the stand-alone selling price of such incentives less estimated breakage. This allocation is deferred and recognized as revenue when the customer redeems the incentive. When redeemed, revenue is recognized in the department that provides the complimentary good or service. CQ Rewards points are redeemable for cash, free play, or complimentary goods or services such as food and beverage. CQ Rewards members may also earn special coupons or awards that are given during marketing promotions. The value of the points is determined by referencing the cash value of the points expected to be redeemed for cash or free play and the incremental cost of points to be expected to be redeemed for complimentary goods or services.

The transaction price for rooms, food and beverage, and retail contracts is the net amount collected from the customer for such goods and services. The transaction price is recorded as revenue when the good or service is transferred to the customer over their stay at the hotel or when delivery is made of the food or beverage.

There may be a difference in the timing of cash receipts from the customer and the recognition of revenue, resulting in a contract liability. The Company generally has three types of liabilities related to contracts with customers: outstanding chip liability, which represents the amounts owed in exchange for gaming chips held by customer, loyalty program obligations, which represent the deferred allocation of revenue relating to loyalty program incentives earned, as discussed above, and incremental cost of progressive jackpot liabilities. These liabilities are generally expected to be recognized as revenue within one year of being purchased, earned or deposited and are recorded within accrued progressive jackpots and club awards and accrued expenses and other current liabilities on the Company’s consolidated balance sheets (see Note 4).

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

Leases

On January 1, 2022, the Company adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), (“ASC 842”). Under ASC 842 leases are classified as operating and finance leases at the lease commencement date. The Company leases certain real estate, gaming equipment, and advertising billboards. The Company records leases on the balance sheet in the form of a lease liability for the present value of the future minimum payments under the lease terms and a right-of-use (“ROU”) asset equal to the lease liability adjusted for items such as deferred or prepaid rent, lease incentives, and any impairment of the ROU asset. The discount rate used in determining the lease liability is based upon incremental borrowing rates the Company could obtain for similar loans as of the date of commencement or renewal. The Company does not record leases on the consolidated balance sheets that are classified as short term (less than one year).

At lease inception, the Company determines the lease term by considering the minimum lease term and all option renewal periods that the Company is reasonably certain to renew. The lease term is also used to calculate straight-line rent expense. The depreciable life of improvements is limited by the estimated lease term, including renewals if they are reasonably certain to be renewed. The Company’s leases do not contain residual value guarantees.

In conformity with ASC 842, leases with durations greater than 12 months are recognized on the balance sheet. For leases with terms greater than 12 months, the Company records the related asset and obligation at the present value of the lease payments over the lease term. Certain of the Company’s leases include rental escalation clauses, renewal options and/or termination options that are factored into its determination of lease payments when appropriate. As permitted by ASC 842, the Company elected not to separate non-lease components from their related lease components.

Operating lease expense consists of a single lease cost allocated over the remaining lease term on a straight-line basis, variable lease payments not included in the lease liability, and any impairment of the right-of-use asset. Rent expense and variable lease expense are included in general and administrative expense on the Company’s consolidated statements of operations. The Company’s variable lease expense includes rent escalators that are based on market conditions and include items such as common area maintenance, utilities, parking, property taxes, insurance and other costs associated with the lease.

General and Administrative Expenses

General and administrative expenses include all costs that are not directly related to satisfaction of customer contracts or advertising and marketing. General and administrative expenses include items for the Company’s general and administrative functions, such as sales, finance, legal, human resources, and information technology support. These functions include costs for items such as salaries and benefits and other personnel-related costs, maintenance and supplies, professional fees for external legal, accounting, and other consulting services.

Advertising and Marketing Expenses

Advertising and marketing expenses include all costs related to the Company’s advertising and marketing initiatives.

Depreciation and Amortization Expenses

Depreciation and amortization expenses include depreciation of property and equipment as well as the amortization of acquired intangible assets.

Share-Based Compensation

The Company records compensation expense in connection with restricted stock units (“RSUs”) based on the fair value of the awards granted. The Company estimates the fair value of RSUs on the grant date using the Black-Scholes-Merton option-pricing model. Company RSUs vest upon satisfaction of both service-based and performance-based vesting conditions. The fair value of these RSUs will be recognized as compensation expense when it is probable that the vesting conditions will be achieved.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

See Note 20 for further information regarding the Company’s share-based compensation assumptions and expenses.

Income Taxes

The Company applies the asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates for the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Earnings Per Share

Basic and diluted net income per share are computed using the two-class method as required when there are participating securities and multiple classes of common stock. Basic net income per share is computed using the weighted-average number of shares outstanding during the period. Diluted net income per share is computed using the weighted-average number of shares and the effect of potentially dilutive securities outstanding during the period. In accordance with ASU 2021-04, Earnings Per Share (Topic 260), penny warrants are factored into the calculation of Basic Earnings Per Share. The Company’s Series A Convertible Preferred Stock are participating securities as the holder of the Series A Convertible Preferred Stock are entitled to participate in dividends with common stock. In periods of net income, net income after deducting the cumulative dividends on Series A Convertible Preferred Stock is attributed to common stockholders and participating securities based on their participation rights. Net losses after deducting the cumulative dividends on Series A Convertible Preferred Stock are not allocated to the participating securities as the participating securities do not have a contractual obligation to share in any losses. (See Note 21.)

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”).” The amendments in ASU 2016-13, among other things, require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Starting in 2023, financial institutions and other organizations have begun using forward-looking information to enhance their credit loss estimates. While many of the loss estimation techniques previously applied are still in use, the inputs for these techniques have been updated to account for the full amount of expected credit losses. This shift marks a significant change in how credit risk is assessed, reflecting a more proactive approach to loss estimation. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The FASB has issued multiple updates to ASU 2016-13 as codified in Topic 326, including ASU’s 2019-04, 2019-05, 2019-10, 2019-11, 2020-02, and 2020-03. These ASU’s have provided for various minor technical corrections and improvements to the codification as well as other transition matters. Smaller reporting companies who file with the U.S. Securities and Exchange Commission (the “SEC”) and all other entities who do not file with the SEC are required to apply the guidance for fiscal years, and interim periods within those years, beginning after December 15, 2022. The Company adopted ASC 326 on January 1, 2023, which did not have a material impact on its financial statements or accounting policies.

Recently Issued Accounting Pronouncements

In March 2020, the FASB issued temporary accounting guidance to ease the accounting effects of reform to the London Interbank Offered Rate (“LIBOR”) and other reference rates. The guidance contains optional expedients and exceptions that apply to accounting for contract modifications, hedging relationships, and other transactions affected by reference rate reform. The guidance was effective for all entities as of March 12, 2020 through December 31, 2022, and may be applied from the beginning of an interim period or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020. In the first quarter of 2022, the FASB voted to extend the transition date under ASC 848 from December 31, 2022, to December 31, 2024. The Company is evaluating the impact of this amendment on its Consolidated Financial Statements.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (cont.)

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes: Improvements to Income Tax Disclosures,” which requires disaggregated information about an entity’s effective tax rate reconciliation as well as information on income taxes paid. These updates apply to all entities subject to income taxes and will be effective for annual periods beginning after December 15, 2024. Early adoption is permitted. Updates will be applied on a prospective basis with the option to apply the standard retrospectively. We do not expect the amendments in this update to have a material impact on our Consolidated Financial Statements.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting: Improvements to Reportable Segment Disclosures,” which requires public entities to disclose information about their reportable segments’ significant expenses on an interim and annual basis. This guidance is effective for years beginning after December 15, 2023, and interim period within years beginning after December 15, 2024. Early adoption is permitted. Amendments in this update should be applied retrospectively to all prior periods presented in the financial statements. We do not expect the amendments in this update to have a material impact on our Consolidated Financial Statements.

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments In Response to the SEC’s Disclosure Update and Simplification Initiative,” to clarify or improve disclosure and presentation requirements on a variety of topics and align the requirements in the FASB accounting standard codification with the Securities and Exchange Commission regulations. This guidance is effective for the Company no later than June 30, 2027. We do not expect the amendments in this update to have a material impact on our Consolidated Financial Statements.

3. Restatement of Previously Issued Financial Statements

The following tables present the effects of the specific impacted financial statement line items of correcting adjustments on the Company’s financial statements as of December 31, 2022, and for the year ended December 31, 2022:

	December 31, 2022
Consolidated balance sheet	As previously reported	Adjustments	As Restated
Cash	$23,091,514	$(37,195)	$23,054,319
Restricted cash	3,448,866	50,000	3,498,866
Other current assets	34,600	(12,805)	21,795
Total current assets	55,079,426	—	55,079,426

Right-of-use asset	172,337,879	4,037,591	176,375,470
Income taxes receivable	2,311,257	614,546	2,925,803
Deferred tax asset	5,292,916	(341,942)	4,950,974
Total assets	$452,717,327	$4,310,195	$457,027,522

Accounts payable	$14,012,391	$222,119	$14,234,510
Accrued progressive jackpots and club awards	2,018,183	2,707	2,020,890
Accrued expenses and other current liabilities	14,616,286	(364,530)	14,251,756
Uncertain tax position liabilities – Current	—	2,320,943	2,320,943
Total current liabilities	$42,656,441	$2,181,239	$44,837,680

Long term lease liability	$208,552,378	$4,037,591	$212,589,969
Total liabilities	$343,293,404	$7,958,778	$351,252,182

Retained earnings	$31,402,345	$(3,648,583)	$27,753,762
Total stockholder’s equity	109,423,923	(3,648,583)	105,775,340
Total liabilities, redeemable preferred stock, and stockholder’s equity	$452,717,327	$4,310,195	$457,027,522

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

3. Restatement of Previously Issued Financial Statements (cont.)

	For the year ended December 31, 2022
Consolidated statements of operations	As previously reported	Adjustments	As Restated
Gaming	$171,249,520	$2,039,292	$173,288,812
Food and beverage	4,214,260	(322,505)	3,891,755
Other revenue	8,055,952	(2,445,361)	5,610,591
Total revenue	$183,519,732	$(728,574)	$182,791,158

Cost of gaming revenue	$70,796,407	$(283,916)	$70,512,491
Cost of food and beverage revenue	8,863,709	250,997	9,114,706
Cost of other revenue	2,652,604	(58,425)	2,594,179
General and administrative	64,666,071	(442,891)	64,223,180
Advertising and marketing	4,931,458	(214,581)	4,716,877
Depreciation and amortization	6,296,338	24,658	6,320,996
Total operating expenses	158,206,587	(724,158)	157,482,429
Operating income (loss)	25,313,145	(4,416)	25,308,729

Loss on disposal of assets	(683,714)	4,416	(679,298)
Total other income (expense)	(25,216,671)	4,416	(25,212,255)
Net loss before income taxes	96,474	—	96,474
Provision for income taxes	(8,737,786)	3,034,991	(5,702,794)
Net loss	$(8,641,312)	$3,034,991	$(5,606,320)

Net loss per share attributable to common stockholders
Basic	$(1.37)	$0.48	$(0.89)
Diluted	$(1.37)	$0.48	$(0.89)

During the preparation of the consolidated financial statements for the year ended December 31, 2023, the Company identified an error related to the change in tax status from an S Corporation to a C Corporation as a result of the SG Transaction. The error pertained to the overstatement of the tax basis in goodwill and Section 197 intangibles, which resulted in the failure to record a deferred tax liability (“DTL”) for the Successor Period from November 28, 2020, to December 31, 2020. Additionally, certain tax positions that do not meet the more likely than not threshold were identified for the Successor Period through December 31, 2022.

As of December 31, 2022 the Company has recognized a decrease in its Deferred Tax Assets (“DTA”) by $363,000. Concurrently, there has been an increase in the Uncertain Tax Position (“UTP”) Liabilities by $3.5 million, which reflects the Company’s reassessment of its uncertain tax positions in accordance with Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. 48 (“FIN 48”). Additionally, Income taxes payable have increased by $242,000. These changes have resulted in an overall increase in Income tax expense by $3.8 million.

During our comprehensive review of the financial statements for the fiscal year ended 2022, we identified that certain line items within our Balance Sheet and Income Statement were not mapped in a manner that best represents our operational results and financial position. Specifically, we noted that the classification and presentation of several balance sheet and income statement accounts did not fully align with the most effective presentation standards. Consequently, we have undertaken a restatement of our previously issued financial statements to correct these classifications and enhance the clarity and accuracy of our reported financial data. This restatement includes the remapping of certain accounts related to revenue and expenses to ensure that our financial statements now accurately reflect our operations. Specifically, the remapping occurred within the revenue accounts of gaming, food and beverage, and other revenue, resulting in an increase in gaming revenue of $2,039,292, a decrease in food and beverage revenue of $322,505, and a decrease in other revenue of $2,445,361. Additionally, within expenses, the cost of gaming revenue decreased by $283,916, the cost of food and beverage revenue increased by $250,997, and the cost of other revenue decreased by $58,425. General and administrative expenses decreased by $442,891,

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

3. Restatement of Previously Issued Financial Statements (cont.)

advertising and marketing expenses decreased by $214,581, and depreciation and amortization expenses increased by $24,658. Within other income (expenses), the loss on disposal of assets decreased by $4,416. Furthermore, balance sheet reclassifications resulted in a reclassification of balance sheet accounts, which led to a decrease in cash and cash equivalents of $37,195, an increase in restricted cash of $50,000, a decrease in other current assets of $12,805, a decrease in income taxes receivable by $139,704, an increase in accounts payable of $222,119, an increase in accrued progressive jackpots and club awards of $2,707, and a decrease in accrued expenses and other current liabilities of $364,530.

In addition to the remapping adjustments, the Company has identified and corrected inaccuracies in its lease accounting, specifically related to the application of rent escalation clauses for certain leases. The leases in question pertain to ESL with Gaming & Leisure Properties, Inc. (“GLPI”) and QBR with GLPI. For the ESL lease, subsequent to the correction for the rent escalation, the Right-of-Use (“ROU”) Asset and Lease Liability were found to be understated. As of December 31, 2022 (as restated), the ROU Asset has been increased by $2,793,570, and the Lease Liability has been increased by $2,793,570. Similarly, for the QBR lease, the ROU Asset has been adjusted upward by $1,244,021, and the Lease Liability has been increased by $1,244,021.

These adjustments have been reflected within these financial statements for the amounts presented as of and for the year ended December 31, 2022 (restated), with all comparative figures having been adjusted accordingly.

The following tables present the effects of the specific impacted financial statement line items of correcting adjustments on the Company’s financial statements for the year ended December 31, 2021:

	For the year ended December 31, 2021
Consolidated statements of operations	As previously reported	Adjustments	As Restated
Gaming	$104,413,323	$1,852,942	$106,266,265
Food and beverage	2,295,609	(12,245)	2,283,364
Other revenue	6,498,203	(2,003,753)	4,494,450
Total revenue	$113,207,135	$(163,056)	$113,044,079

Cost of gaming revenue	$38,962,556	$(89,965)	$38,872,591
Cost of food and beverage revenue	4,751,034	(49,050)	4,701,984
Cost of other revenue	1,885,513	295	1,885,808
General and administrative	29,463,986	(175,641)	29,288,345
Advertising and marketing	1,704,000	151,305	1,855,305
Depreciation and amortization	6,622,037	—	6,622,037
Total operating expenses	83,389,126	(163,056)	83,226,070
Operating income (loss)	29,818,009	—	29,818,009

Total other income (expense)	3,636,703	—	3,636,703
Net loss before income taxes	33,454,712	—	33,454,712
Provision for income taxes	(4,727,414)	(3,004,864)	(7,732,278)
Net loss	$28,727,298	$(3,004,864)	$25,722,434

Net loss per share attributable to common stockholders
Basic	$2.55	$(0.37)	$2.18
Diluted	$2.55	$(0.37)	$2.18

During our comprehensive review of the financial statements for the fiscal year ended 2021, we identified that certain line items within our Income Statement were not mapped in a manner that best represents our operational results and financial position. Specifically, the remapping occurred within the revenue accounts of gaming, food and beverage, and other revenue, resulting in an increase in gaming revenue of $2,039,292, a decrease in food and beverage revenue of $322,505, and a decrease in other revenue of $2,445,361. Additionally, within expenses, the cost

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

3. Restatement of Previously Issued Financial Statements (cont.)

of gaming revenue decreased by $283,916, the cost of food and beverage revenue increased by $250,997, and the cost of other revenue decreased by $58,425. General and administrative expenses decreased by $442,891, advertising and marketing expenses decreased by $214,581, and depreciation and amortization expenses increased by $24,658. Within other income (expenses), the loss on disposal of assets decreased by $4,416.

4. Revenue

Disaggregation of Revenue

The Company provides disaggregation of revenue based on type or nature of good or service on the consolidated statements of operations as it believes these categories best depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

The components of gaming and other revenue within the consolidated statements of income are as follows:

	Year Ended December 31, 2023	(As Restated) Year Ended December 31, 2022	(As Restated) Year Ended December 31, 2021
Gaming	$196,916,403	$187,476,685	$103,007,338
Sports wagering	18,966,889	15,430,391	15,278,221
Promotional allowances	(28,490,119)	(29,618,264)	(13,872,236)
Total gaming revenue	$187,393,173	$173,288,812	$104,413,323

The amounts included within promotional allowances are as follows:

	Year Ended December 31, 2023	(As Restated) Year Ended December 31, 2022	(As Restated) Year Ended December 31, 2021
Admissions	$2,473,878	$2,447,526	$1,987,761
Table games	3,080,396	2,967,238	740,446
Slot machines	22,757,621	23,999,291	11,144,029
Other	178,224	204,209	—
Total promotional allowances	$28,490,119	$29,618,264	$13,872,236

The estimated cost of providing complimentary services including food, beverage, and other items are as follows:

	Year Ended December 31, 2023	(As Restated) Year Ended December 31, 2022	(As Restated) Year Ended December 31, 2021
Food and beverage	$10,845,661	$8,967,497	$2,488,940
Cost of complimentary services – Food and beverage	(6,076,846)	(5,075,747)	(5,591,474)
Total Food and beverage	$4,768,815	$3,891,750	$(3,102,534)

Other revenue	$6,320,602	$5,982,290	$210,220
Cost of complimentary services – Other revenue	(407,887)	(371,698)	(203,399)
Total cost of complimentary services	$5,912,715	$5,610,592	$6,821

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

4. Revenue (cont.)

Contract Balances

The following table provides information about contract liabilities from contracts with customers:

	December 31, 2023	(As Restated) December 31, 2022
Amounts credited to customers	$396,200	$438,060
Contract liabilities
Accrued club point liability	396,670	462,244
Accrued progressive jackpots	1,858,050	1,726,276
Outstanding chip and voucher liability	1,268,690	812,192
Sports wagering liability	1,923,412	1,239,808

Customer contract liabilities related to future performance obligations consist of the club point liability, progressive jackpots, outstanding chips and vouchers, and unpaid sports wagers. These amounts represent amounts that are expected to be exchanged for cash by guests in exchange for gaming chips and vouchers in their possession. Fluctuations in contract liabilities and other customer-related liabilities are typically the result of normal operating activities. The Company had no material contract assets as of December 31, 2023 and 2022.

5. Leases

As part of the SPA, the Company assumed an operating lease for the property and recorded the fair value of the lease, equal to the difference between current and future contract lease obligations and the estimated market lease rates over the term of the lease. The unfavorable lease of $47,326,000 is amortized over the remaining life of the lease. Amortization expense associated with this unfavorable lease for the year ended December 31, 2021 totaled $5,675,379. The unfavorable lease liability was $41,167,722 as of December 31, 2021. Upon adoption of ASC 842 on January 1, 2022, this unfavorable lease liability was a reduction to the ROU asset recorded as part of the transition adjustment (Note 2).

Lease expense for the year ended December 31, 2021 $9,136,012.

The Company has a dockside agreement with the City of Marquette, Iowa. The Company is required to pay the City of Marquette 1.52% of its net gambling receipts through the expiration of this agreement on June 10, 2044. Rent expense related to this dockside agreement totaled $243,788, $246,053 and $247,664 for the years ended December 31, 2023, December 31, 2022, and December 31, 2021 respectively.

In accordance with ASC 842, the Company recognizes lease liabilities on the balance sheet at the present value of the lease payments. To determine the present value of lease payments, the Company applies the interest rate implicit in the lease whenever this rate is readily determinable. However, it is often the case that the implicit rate in the lease is not readily determinable for most of the Company’s leases. In such instances, the Company estimates the incremental borrowing rate at lease commencement. This rate reflects the interest rate the Company would have to pay to borrow, on a fully collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment. The incremental borrowing rate is determined based on information available at the commencement of the lease and is used to discount lease payments to their present value.

On September 6, 2023, the Company completed a sale-leaseback transaction involving the Casino Queen Marquette property located at 100 Anti Monopoly Street, Marquette, Iowa. The property was sold to GLP Capital, L.P., a Pennsylvania limited partnership, for a total consideration of $32,720,000. Concurrently, the Company entered into an amendment to its lease agreement with GLP Capital, LP, a subsidiary of Gaming & Leisure Properties, Inc. (“GLPI”) to continue operating the property. The initial aggregate rent for all properties leased from GLPI under this amendment was $31,460,844, subject to specified annual adjustments.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

5. Leases (cont.)

This strategic transaction allows the Company to unlock capital while maintaining operational control over the Casino Queen Marquette. The sale and subsequent leaseback have been accounted for in accordance with applicable accounting standards, and the financial impact is reflected in the Company’s financial statements for the fiscal year ending December 31, 2023.

As of December 31, 2023, the Company’s ROU assets consisted of the real estate leases, billboards, and office equipment. Under ASC 842, a number of arrangements for leasing gaming equipment were determined to be short term leases under ASC 842. As such, no ROU asset or lease liability was recorded for these arrangements and lease expense was recognized in the period incurred.

Right-of-use assets and lease liabilities by lease type, and the associated balance sheet classifications are as follows:

	Balance Sheet Classification	December 31, 2023
Right-of-use assets:
Operating leases	ROU Asset	$241,486,079
Total right-of-use assets		$241,486,079
Lease liabilities:	Current Lease Liability	$14,692,255
Operating leases	Long Term Lease Liability	272,065,477
Total lease liabilities		$286,757,731

The weighted-average incremental borrowing rate of the leases presented in the lease liability as of December 31, 2023 was 6.20%.

The weighted-average remaining lease term of the leases presented in the lease liability as of December 31, 2023 was 12.94 years.

Following is the undiscounted cash flow for the next five years and total of the remaining years to the operating lease liabilities recorded on the balance sheet:

Year ending December 31,	Operating leases
2024	$31,674,498
2025	31,831,599
2026	31,990,058
2027	32,128,813
2028	32,230,358
Thereafter	255,550,363
Total minimum lease payments	415,405,689
Less: amount of lease payment representing interest	(128,647,957)
Present value of future minimum payments	286,757,731
Less: current obligations under leases	(14,692,255)
Long-term lease obligations	$272,065,477

Cash paid related to the operating leases presented in the lease liability for the year ended December 31, 2023 was $25,441,886.

Total rent expense recognized for the year ended December 31, 2023 was $26,486,560, which included the expense recognized for short-term leases of $3,236,513. Total rent expense recognized for the year ended December 31, 2022 was $21,921,869, which included the expense recognized for short-term leases of $2,853,364.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

6. Inventory

Inventory as of December 31, 2023 and December 31, 2022 consisted of the following:

	December 31, 2023	(As Restated) December 31, 2022
Food and beverage	$294,329	$338,321
Operating supplies	546,659	556,262
Total inventory	$840,988	$894,583

7. Prepaid Expenses

Prepaid expenses as of December 31, 2023 and December 31, 2022 consisted of the following:

	December 31, 2023	(As Restated) December 31, 2022
Prepaid Insurance	$404,840	$1,577,072
Prepaid Gaming License and Taxes	268,237	289,284
Prepaid Maintenance and Supplies	254,043	393,834
Prepaid Marketing	97,577	129,372
Prepaid Other	595,979	556,676
Total	$1,620,676	$2,946,238

8. Property and Equipment

Property and equipment as of December 31, 2023 and December 31, 2022 consisted of the following:

	December 31, 2023	(As Restated) December 31, 2022
Land and land improvements	$9,497,654	$10,039,218
Boat, building and improvements	1,379,473	6,054,924
Furniture and equipment	32,248,505	21,005,875
Construction in progress	6,877,520	2,342,554
Total property and equipment	50,003,152	39,442,571
Less accumulated depreciation	(14,146,172)	(9,442,630)
Property and equipment, net	$35,856,980	$29,999,941

Depreciation expense was $5,736,410 for the year ended December 31, 2023, $4,694,196 for the year ended December 31, 2022 and $4,611,682 for the year ended December 31, 2021.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

9. Acquisitions

Belle Acquisition

On May 5, 2022, the Company increased its casino property footprint in Louisiana by acquiring 100% of the outstanding equity interests of Belle. The acquisition of Belle was accounted for as a business combination in accordance with ASC 805. Total consideration paid by the Company related to the Belle Acquisition amounted to $1,498,000, and was allocated to the acquired assets and assumed liabilities based upon their fair values as of the closing date.

Acquisition consideration:	Belle
Cash	$1,498,000
Total consideration	1,498,000
Assets acquired:
Cash	2,478,394
Accounts receivable	139,156
Inventory	105,770
Prepaid expenses	639,032
Property and equipment	613,660
Intangible assets	1,500,000
Bargain purchase	(950,844)
Total assets acquired	4,525,168
Less liabilities assumed:
Accounts payable	(247,117)
Accrued payroll and expenses	(2,429,706)
Deferred tax liability	(350,345)
Total liabilities assumed	(3,027,168)
Total net assets acquired	$1,498,000

The following table summarizes the identifiable intangible assets acquired via the Belle Acquisition and their estimated useful lives as of the date of acquisition:

Intangible assets:		Estimated Useful Lives (in years)
Gaming license	$750,000	Indefinite
Sports wagering license	750,000	20
Total	$1,500,000

Hollywood Acquisition

On December 17, 2021, the Company acquired 100 percent of the outstanding membership interests of Hollywood (“Hollywood Acquisition”) from Gaming and Leisure Properties, Inc. (“GLPI”). The Company concluded that the Hollywood Acquisition did not constitute a business combination in accordance with FASB’s Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which requires the Company to first evaluate whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. The Company determined that substantially all of the fair value of the gross assets acquired is concentrated in the gaming license and accounted for the Hollywood Acquisition as an asset acquisition in accordance with ASC 805-50, Business Combinations — Related Issues.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

9. Acquisitions (cont.)

The total consideration paid by the Company, including transaction costs of $520,918 related to the Hollywood Acquisition amounted to $34,638,821, and was allocated to the acquired assets and assumed liabilities based upon their relative fair values as of the closing date, subject to the limitation that certain “non-qualifying” assets are recognized at their respective fair values.

Acquisition consideration:	Hollywood
Cash	$34,638,821
Total consideration	34,638,821
Assets acquired:
Cash	6,344,291
Accounts receivable	181,178
Inventory	49,882
Prepaid expenses	1,267,131
Property and equipment	1,875,022
Intangible assets	27,692,680
Total assets acquired	37,410,184
Less liabilities assumed:
Accounts payable	(74,131)
Accrued payroll and expenses	(2,455,359)
Income taxes payable	(46,109)
Deferred tax liability	(195,764)
Total liabilities assumed	(2,771,363)
Total net assets acquired	$34,638,821

The following table summarizes the identifiable intangible assets acquired via the Hollywood Acquisition and their estimated useful lives as of the date of acquisition:

Intangible assets:		Estimated Useful Lives (in years)
Player database	$71,464	1.5
Sports wagering license	170,152	20
Gaming license	27,451,064	Indefinite
Total	$27,692,680

10. Investment in Intralot S.A. Integrated Lottery Systems and Services (“Intralot”) and Investment in a Loan Receivable

Intralot is a Greek company, publicly listed on the Athens Stock Exchange, that supplies integrated gaming, transaction processing systems, game content, sports betting management, and interactive gambling services to licensed gaming organizations worldwide. Intralot acts both as a lottery vendor and a lottery operator. As part of a 2022 rights offering, the Company purchased 122,182,840 shares of Intralot for €0.58 per share or €70,866,047.20 (approximately $72,400,000 US Dollars), resulting in the Company owning approximately 32.9% of the outstanding shares of Intralot. The shares of Intralot are accounted for as Marketable Equity Securities (Note 2). Subsequently, in October 2023, Intralot conducted a €135,000,000 equity raise through another rights offering, during which the

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

10. Investment in Intralot S.A. Integrated Lottery Systems and Services (“Intralot”) and Investment in a Loan Receivable (cont.)

Company further increased its investment by acquiring an additional 40,086,206 new Ordinary Shares, also at €0.58 per share, for a total of €23,250,000 (approximately $24,559,000 US Dollars). Following the October 2023 Intralot rights offering and the Company’s additional investment, the Company’s ownership percentage in Intralot adjusted to approximately 26.9% of the outstanding shares.

The Company has also entered into a delayed draw term loan agreement with a third-party investment holding company (“Delayed Draw Loan”) for a principal amount of not more than €50,800,000. In July 2022, the Company funded the loan in a principal amount of €40,687,233 (approximately $40,853,200 US Dollars). At maturity, all outstanding principal, accrued and unpaid interest are due. The loan’s original maturity date was January 19, 2023, however this has been extended by three-month increments at the Company’s option and the current maturity date is June 30, 2024. The maturity date may subsequently be extended in additional three-month increments at the Company’s option. The borrower may, at its option, repay the loan in cash (“Cash Repayment Option”) or a stipulated amount of Intralot shares (“In-Kind Repayment Option”). Under the In-Kind Repayment Option, the number of shares to be paid by the borrower (“Share Repayment Number”) is equal to the quotient of the principal of the Delayed Draw Loan divided by the Per Share Repayment Value (originally €0.58) as equitably adjusted for certain transactions, subject to a cap formula per the terms of the Delayed Draw Loan. As of December 31, 2022, it was determined that the borrower would be financially incentivized to choose the In-Kind Repayment Option and that the Share Repayment Number would be 33,016,703.

On November 22, 2023, the Company amended the Delayed Draw Loan. This amendment (the “Loan Amendment”) adjusted the principal amount of the existing loan to €25,000,000. As part of the amendment, any principal amounts exceeding this revised principal and all accrued interest up to the date of the amendment were waived and cancelled. The amendment also changed the Per Share Repayment Value to €0.56 and set the Share Repayment Number to 34,305,068 in order to reflect the impact of the October 2023 rights offering discussed above. As of December 31, 2023, and taking into consideration the Loan Amendment, it was determined that the borrower would still be financially incentivized to choose the In-Kind Repayment Option. The borrower under the Delayed Draw Loan owns Intralot shares in excess of the Share Repayment number and the Delayed Draw Loan is secured by a pledge of 100% of the shares of the borrower.

The Company accounted for the Delayed Draw Loan as a loan receivable at fair value (based on the Share Repayment Number and Intralot’s share price), which resulted in a fair value of $39,986,039 as of December 31, 2023 and $20,540,264 as of December 31, 2022. The Company recognized the change in fair value in the consolidated statement of operations for the year ended December 31, 2023, see Note 12 for Fair Value Measurements.

11. Goodwill and Intangible Assets

The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. The Company determines the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices, and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.

Indefinite-lived intangible assets consist primarily of gaming licenses.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

11. Goodwill and Intangible Assets (cont.)

Finite-lived intangible assets consist of trade names, sports wagering licenses, and player databases acquired in business combinations and asset acquisitions. Amortization expense was $1,255,376 for the year ended December 31, 2023, $1,602,142 for the year ended December 31, 2022 and $2,010,355 for the year ended December 31, 2021. The following table presents the Company’s intangible assets as of the dates indicated:

	(As Restated) December 31, 2022					December 31, 2023
	Opening Balance	Acquisitions	Measurement Period Adjustment	Amortization	Ending Balance	Acquisitions	Measurement Period Adjustment	Amortization	Ending Balance
Tradenames	$1,191,589	$—		$(305,000)	$886,589			$(305,000)	$581,589
Player databases	403,344			(381,476)	21,868			(21,868)	—
Sports wagering licenses	15,055,097	750,000		(915,666)	14,889,431			(928,508)	13,960,923
Amortizable intangible assets	16,650,030	750,000	—	(1,602,142)	15,797,888	—	—	(1,255,376)	14,542,512

Unamortized intangible assets:
Gaming licenses	59,300,631	750,000	1,050,433	—	61,101,064			—	61,101,064
Indefinite intangible assets	59,300,631	750,000	1,050,433	—	61,101,064	—	—	—	61,101,064
Total intangible assets	$75,950,661				$76,898,952				$75,643,576

The following table represents the gross carrying amount and accumulated amortization, both in total and by major intangible asset class, as well as the aggregate amortization expense for the period, for intangible assets subject to amortization.

Intangible Asset	Original Cost	Accumulated Amortization	December 31, 2022
Tradenames	$1,525,000	$(638,411)	$886,589
Player databases	1,302,283	(1,280,415)	21,868
Sports wagering licenses	16,770,152	(1,880,721)	14,889,431
Total	$19,597,435	$(3,799,547)	$15,797,888
Intangible Asset	Original Cost	Accumulated Amortization	December 31, 2023
Tradenames	$1,525,000	$(943,411)	$581,589
Player databases	1,302,283	(1,302,283)	—
Sports wagering licenses	16,770,152	(2,809,229)	13,960,923
Total	$19,597,435	$(5,054,923)	$14,542,512

The following table presents the estimated future annual pre-tax amortization expense of definite-lived intangible assets as of the date indicated:

Year Ended	Total
2024	$1,233,508
2025	1,205,097
2026	928,508
2027	928,508
2028	928,508
Thereafter	9,318,383
Total future amortization	$14,542,512

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

12. Fair Value Measurements

Marketable Equity Securities

Marketable Equity Securities consists of the Company’s shares of Intralot. The carrying value of marketable equity securities is measured at fair value based upon quoted prices of identical assets available in active markets (Level 1). The changes in fair value are included as a component of other income (expense), net, in the Consolidated Statements of Operations.

Loan Receivable

The loan receivable represents the Delayed Draw Loan. The estimated fair value of the Delayed Draw Loan is based upon the fair value of the shares of Intralot the Company under the In-Kind Repayment Option (see Note 10). The changes in fair value are included as a component of other income (expense), net, in the Consolidated Statements of Operations.

The following table sets forth the assets measured at fair value on a recurring basis, by input level, in the Balance Sheets as of December 31, 2023 and 2022:

	December 31, 2023			(As Restated) December 31, 2022
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets:
Marketable equity securities	$189,186,644	$—	$—	$74,747,110	$—	$—
Loan receivable	39,986,039	—	—	20,540,264	—	—
Total assets at fair value	$229,172,683	$—	$—	$95,287,374	$—	$—

13. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31, 2023	(As Restated) December 31, 2022
Payroll and related expenses	$5,203,918	$5,152,917
Gaming and state tax liabilities	3,420,631	2,640,422
Other gaming liabilities	5,478,074	2,240,401
Accrued warrant liability	6,068,172	—
Other liability	5,849,432	4,218,014
Total	$26,020,226	$14,251,753

14. Debt

Citizens Term Loan and Revolving Credit Commitment

On December 17, 2021, the Company entered into a secured credit agreement by and among the Company, Citizens Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto, which provided a term loan in the aggregate amount of $29,000,000 (“Citizens Term Loan”), and aggregate revolving credit commitments of $5,000,000 (“Revolving Credit Commitment”), which both were set to mature on December 17, 2026. The Citizens Term Loan and Revolving Credit Commitment were guaranteed by the Company’s subsidiaries, and collateralized by all assets of the Company and each of the guarantors’ assets, which constituted as perfected first priority interest except for permitted liens in accordance with the agreement. Borrowings were charged interest at a rate of LIBOR plus a base rate of 4%.

The Citizens Term Loan and Revolving Credit Commitment contained covenants that limited the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, grant liens, make certain investments, and are subject to exceptions and qualifications set forth in the agreement. The agreement also contained a financial covenant requiring the consolidated leverage ratio to not exceed the ratios specified in the agreement. The Citizens Term Loan was extinguished in July 2022 in conjunction with transactions described below.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

14. Debt (cont.)

Fortress Term Loan

On July 13, 2022, the Company entered into a credit agreement with Fortress Credit Corp (“Fortress”) to borrow a term loan (“Fortress Term Loan”) of $120,000,000 to (i) pay off all principal, accrued and unpaid interest, and other fees outstanding from the Citizens Term Loan and Revolving Credit Commitment of approximately $29,504,200, (ii) finance the Delayed Draw Loan up to €50,800,000 (approximately $51,899,599), (iii) fund the Company’s purchase of 122,182,840 shares in Intralot at €0.58 per share in an amount of €70,866,058 (approximately $72,400,000), and (iv) pay other fees and expenses incurred in connection with these transactions. The Fortress Term Loan is guaranteed by the Company and its subsidiaries and collateralized by substantially all assets of the Company and each of its subsidiaries. As of December 31, 2023, the Fortress Term Loan bears interest at 12.7% payable quarterly in arrears. The interest rate adjusts based on the secured overnight financing rate as defined in the terms of the Fortress Term Loan. Principal is repaid in quarterly installments of $300,000, which commenced on December 31, 2022. The Company may voluntarily prepay principal outstanding on the Fortress Term Loan in whole or in part subject to a prepayment premium. The term loan matures on July 13, 2027, at which time all remaining principal, accrued and unpaid interest outstanding are due.

In connection with the issuance of the Fortress Term Loan, on July 13, 2022 the Company issued a common stock purchase warrant (“Fortress Warrant”) to purchase up to 547,259 shares of the Company’s common stock from the Company with a par value of $0.00000198 per share. The exercise price per warrant share is $0.01. The Fortress Warrants were recorded as a component of additional paid-in capital at fair value and as an offset to the Fortress Term Loan as a debt discount. The fair value of the Fortress Warrants was determined to be $30.80 per share as of the time of issuance (see Note 19).

The Company entered into the Third Amendment to the Credit Agreement (“Third Amendment”) with Fortress in October 2023. Under the terms of the Third Amendment, the Company has agreed to issue additional penny warrants to Fortress, pending regulatory approval, enabling the purchase of an additional 181,356 shares of the Company’s common stock. These warrants would be subject to similar terms as the existing warrants. Should the issuance not occur within six months from the Third Amendment Effective Date, termed the “Outside Warrant Date,” the Company is obligated to compensate Fortress the greater of (i) the fair market value of the additional warrants as of the Outside Warrant Date, excluding discounts for control, liquidity, minority, or other factors, or (ii) $2,000,000. In the event of a valuation dispute, an Independent Appraiser, mutually selected by both parties and financed by the Borrower, will determine the fair market value.

Based on an independent valuation performed as of June 30, 2023, the fair market value per warrant is estimated at $33.46. Applying this rate to the 181,356 additional warrants results in an estimated liability of $6,065,782, which the Company deems probable and reasonably estimable as of December 31, 2023. This valuation has been recorded as a estimated liability in the financial statements and treated as deferred lender fees to reflect the potential obligation to the Warrant Holder. These deferred lender fees are recognized over the term of the Fortress Term Loan as part of the interest expense.

A summary of the Company’s long-term debt transactions is shown below:

	December 31,
	2023	(As Restated) 2022
Term Loan	$108,271,803	$112,049,742
Bank Revolving Credit Commitment
Less: Unamortized debt discount and deferred financing fees	(23,732,979)	(19,117,048)
Less: Current maturities of long-term debt	(1,200,000)	(848,109)
Long-term debt, net	$83,338,824	$92,084,585

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

14. Debt (cont.)

The Company has the following maturities for long-term borrowings for the next five years:

2024	$1,200,000
2025	1,200,000
2026	1,200,000
2027	104,671,803
Total	$108,271,803

15. Income Taxes

The Company is subject to taxation in the U.S. and various state jurisdictions. The Company is subject to examination for the U.S. federal jurisdiction for the years 2020 to present and in the state jurisdiction for the years 2019 to present. The Company is no longer subject to examination by tax authorities for years prior. Prior to the SG transaction, the Company was an S-Corporation for income tax purposes. As such, the Company itself had an effective tax rate of 0%, was not subject to taxation, and therefore did not record a provision or benefit.

The income tax (benefit) provision attributable to the (loss) income from operations before tax consists of the following components:

	Year Ended December 31, 2023	(As Restated) Year Ended December 31, 2022	(As Restated) Year Ended December 31, 2021
Current tax expense (benefit):
Federal	$1,532,214	$3,921,146	$684,628
State	610,304	1,279,084	2,032,574
Total current expense	2,142,518	5,200,230	2,717,202
Deferred tax expense (benefit):
Federal	19,313,657	364,453	5,374,471
State	5,992,445	138,112	(359,395)
Total deferred expense	25,306,102	502,565	5,015,076
Total tax expense (benefit)	$27,448,620	$5,702,795	$7,732,278

A reconciliation of the federal statutory rate and the effective income tax rate is as follows:

	Year Ended December 31, 2023	(As Restated) Year Ended December 31, 2022	(As Restated) Year Ended December 31, 2021
Income tax reconciliation:
Federal statutory rate	21.0%	21.0%	21.0%
State income tax net of federal benefit	5.1%	927.8%	5.4%
Non-deductible expenses	0.2%	(506.7)%	0.5%
Non-taxable income	0.0%	0.0%	(3.5)%
Other deferred true-up	0.0%	(1,050.3)%	(0.6)%
Return to Provision	(0.1)%	0.0%	0.0%
Uncertain Tax Position	(0.6)%	333.4%	2.3%
Change in tax rates	0.0%	117.1%	0.0%
Change in valuation allowance	(4.5)%	6,068.9%	0.0%
Effective tax rate	21.1%	5,911.2%	25.1%

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

15. Income Taxes (cont.)

The major tax-effected components of the deferred tax assets and liabilities are as follows:

	December 31, 2023	(As Restated) Year Ended December 31, 2022	(As Restated) Year Ended December 31, 2021
Deferred tax assets:
Accrued expenses	$2,209,968	$1,529,371	$319,369
Deferred rent	—	—	11,962,950
Interest limitation	868,974	—	—
Investment	—	5,854,869	—
Lease liability	79,672,332	62,669,413	—
Net operating losses	2,354,886	1,073,848	1,042,168
Other assets	116,642	—	—
Stock compensation	2,456,020	—	—
Valuation allowance	—	(5,854,869)	—
Total Deferred tax assets, net	87,678,822	65,272,632	13,324,487

Intangible assets	(7,716,185)	(6,322,217)	(5,317,726)
Investment	(26,991,637)	—	—
Lease asset	(66,779,392)	(49,165,559)	—
Other liabilities	(264,737)	(632,978)	(1,071,148)
Property and equipment	(6,281,979)	(4,200,904)	(1,131,710)
Total Deferred tax liabilities	(108,033,930)	(60,321,658)	(7,520,584)
Deferred income tax (liabilities):	$(20,355,108)	$4,950,974	$5,803,903

Deferred tax assets arise primarily because expenses have been recorded in historical financial statement periods that will not become deductible for income taxes until future tax years. The Company records a valuation allowance to reduce the book value of its deferred tax assets to amounts that are estimated on a more likely than not basis to be realized. This assessment requires judgement and is performed on the basis of the weight of all available evidence, both positive and negative, with greater weight placed on information that is objectively verifiable such as historical performance.

Based on an evaluation of the then-available positive and negative evidence, the Company determined that a valuation allowance of $0 and $5,854,869 were necessary on its federal and state deferred tax assets as of December 31, 2023 and December 31, 2022 respectively. The valuation allowance was removed during 2023 due the Investment deferred tax asset becoming a deferred tax liability.

The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense, which were not material for each of the periods presented. The Company does not anticipate that the total amounts of unrecognized tax benefits at December 31, 2023 will change materially within the next twelve months.

A reconciliation of the total amounts of unrecognized tax benefits at the beginning and end of the period are as follows:

	Unrecognized Tax benefits
	December 31, 2023	(As Restated) Year Ended December 31, 2022	(As Restated) Year Ended December 31, 2021
Unrecognized tax benefits beginning balance	$4,512,275	$1,319,988	$—
Increase (decrease) related to prior year tax positions	(2,419,732)	—	—
Increase (decrease) related to current year tax positions	554,394	3,192,288	1,319,988
Unrecognized tax benefits, end of year	$2,646,937	$4,512,275	$1,319,988

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

15. Income Taxes (cont.)

The Company has gross state net operating loss carryforwards of approximately $39,370,000 as of December 31, 2023. These state net operating losses will begin to expire in 2032.

The Company has disallowed business expense carryforwards under IRS Section 163(j) of approximately $3,130,000. The unused excess business interest expense can be carried forward indefinitely.

We are subject to examination for the U.S. federal jurisdiction for the years 2020 to present and in the state jurisdiction for the years 2018 to present. We are no longer subject to examination by tax authorities for years prior.

16. Employee Benefit Plans

QCE sponsors a defined-contribution benefit plan under the provisions of Section 401(k) of the Internal Revenue Code. This plan covers substantially all of the Company’s employees meeting eligibility criteria and contributions to the plan are determined by the plan provisions or at the discretion of the Board of Managers. QCE’s contributions to the plan were $394,735 for the year ended December 31, 2023, $363,362 for the year ended December 31, 2022 and $260,779 for the year ended December 31, 2021.

17. Related Party Transactions

The Company pays consulting fees to the spouse of one of its executives for marketing services. The total amount expensed was $120,000 for the years ended December 31, 2023 and December 31, 2022, respectively and $40,000 for the year ended December 31, 2021.

18. Commitments and Contingencies

Management Agreement

The Company has a management agreement with the Upper Mississippi Gaming Corporation (“UMGC”), an Iowa not-for-profit corporation established to promote economic development in the Marquette, Iowa area. Beginning in July 2019, the Company is required to pay UMGC 3.25% of its monthly adjusted gross receipts through the expiration of this agreement on June 10, 2044. Amounts incurred relating to this agreement totaled $694,400, $678,823 and $665,616 for the years ended December 31, 2023, 2022 and 2021, respectively.

Litigation

The Company has been named in various claims and legal actions arising in the ordinary course of its business. The Company has also been named in litigation as a joint defendant with several other parties. The third-party plaintiffs are seeking a declaration of certain facts with no damages. The Company’s monetary exposure is limited to the Company’s legal defense costs.

The Company has accrued $3,996,044 as of December 31, 2023 and $2,088,953 as of December 31, 2022. Management believes this is the best estimate of loss that will result from these matters. In the opinion of management and its legal counsel, all amounts in excess of the amounts accrued are adequately covered by insurance, or if not so covered, are without merit or involve such amounts that unfavorable disposition would not have a material effect on the consolidated financial position of the Company.

Self-Insurance

The Company is self-insured for health and medical benefits. The Company was liable for all claims up to a $400,000 limit per person per year for the years ended December 31, 2023 and 2022. All known claims were recorded at December 31, 2023 and December 31, 2022, plus an estimate for incurred but unreported claims.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

18. Commitments and Contingencies (cont.)

Letters of Credit

CQM has a standby letter of credit required by the City of Marquette, Iowa, for $100,000, renewing annually automatically, to cover potential demolition costs of the overhead walkway owned by CQM. There were no amounts outstanding as of December 31, 2023 and 2022.

CQM has a standby letter of credit required by the IRGC, for $198,673, renewing annually automatically, to secure future gaming tax payments.

19. Shareholder’s Equity

Preferred Stock

The Company was authorized to issue up to 8,500,000 shares of Preferred Stock as of December 31, 2023 and December 31, 2022 with a par value of $0.00000198 per share. The Company has authorized one class of preferred shares of the Company known as the Series A Convertible Preferred Stock (the “Preferred Stock”). As of June 30, 2022 (the “Conversion Date”), the Stated Value of a share of Preferred Stock was equal to $7.412 and the Initial Share Price was equal to $5.922, resulting in a Conversion Rate of 1.252. All 8,345,391.204 shares of Preferred Stock outstanding as of December 31, 2021 were subsequently converted into 10,445,600 shares of Common Stock at the Conversion Rate of 1.252 on the Conversion Date. No Preferred Stock shares were outstanding as of December 31, 2023 or December 31, 2022.

Dividends — Holders of Preferred Stock shall have been entitled to share in dividends declared. Dividends shall first be distributed to holders of Preferred Stock. Holders of Preferred Stock shall be entitled to preferential dividends equal to 15 percent of the stated valued of preferential shares, cumulative and compounded semi-annually declared on Preferred Stock.

Liquidating Preference — In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, holders of Preferred Stock were entitled to be paid accrued dividends and the stated value of preferred shares if all shares were converted into Common Stock immediately prior to such liquidation before any distribution or payment was made upon any junior securities.

Voting Rights — Holders of Preferred Stock shall not be entitled to vote on any matter except as required by Delaware’s General Corporation Laws (“DGCL”). As to all matters for which voting by class is specifically required by DGCL, each outstanding share of preferred stock shall be entitled to one vote.

Conversion Rights — Preferred shares are convertible, in whole or in part at the option of the holders, into shares of Common Stock at a conversion price equal to the stated value of preferred shares by the initial share price.

Redemption — The Preferred Stock is not mandatorily redeemable but contains a Liquidation Redemption Feature, in which the Company’s sole shareholder, SG CQ Gaming, is entitled to be paid in cash per outstanding share of Preferred Stock upon liquidation, dissolution, or winding up of the corporation.

Common Stock

The Company was authorized to issue 30,000,000 shares of Common Stock as of December 31, 2023 and December 31, 2022, with a par value of $0.00000198 per share. Holders of Common Stock are entitled to vote on all matters, with each share of Common Stock entitled to one vote. As of December 31, 2023 and December 31, 2022, there were 10,967,117 and 10,967,117 shares of common stock outstanding, respectively.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

19. Shareholder’s Equity (cont.)

Common Stock Warrants

On July 13, 2022 the Company issued the Fortress Warrants (see Note 14) to purchase up to 547,259 shares of the Company’s common stock from the Company with a par value of $0.00000198 per share. The exercise price per warrant share is $0.01. Fortress may optionally exercise the warrant in whole or in part, at any time on or after the date issued. The Fortress Warrants agreement outlines certain events that would result in an automatic conditional exercise, which is upon a Qualified Listing or a Drag-Along Sale. Upon a Tag-along Sale, Fortress may elect to a conditional exercise. Upon an exercise, as to any fraction of a share which Fortress would be entitled to purchase, the Company will, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the market price or round up to the next whole share.

The Fortress Warrants were included within equity, and the Company has determined the estimated fair value of the Fortress Warrants in exchange for financing expenses using the Black-Scholes model and following the following assumptions:

Black-Scholes Inputs
Share value at issuance	$30.81
Exercise price	$0.01
Valuation date	July 12, 2022
Exit date	July 13, 2025
Period (years)	3.00
Dividend yield	0.0%
Volatility	50.5%
Risk-free rate	3.1%

The risk-free interest rate input was determined by the yields on U.S. Treasury constant maturities provided by Federal Reserve Statistical Release and interpolated the risk-free rate corresponding with the time between July 13, 2022 and the expected liquidity event dates. The expected volatility of the Company was determined by calculating the historical equity volatilities of selected guideline companies within the same industry, adjusting for differences in size and leverage, and then applying these adjustments to estimate the Company’s volatility.

Total number of warrants issued and outstanding for the years ended December 31, 2023 and 2022 was 547,259 with a weighted-average exercise price of $0.01.

20. Share-Based Compensation and Equity Incentive Plan

Restricted Stock Units

The Company’s Board approved The Queen Casino & Entertainment Inc. 2023 Equity Incentive Plan (the “Plan” or “Equity Incentive Plan”) on June 30, 2023, which was subsequently adopted by the Company’s sole stockholder on the same day. The Plan allows for the granting of various types of equity awards, including Restricted Stock Units (“RSUs”), which are sometimes referred to as “Restricted Stock”. Upon vesting, these RSUs may be settled by issuing shares of the Company’s common stock.

On August 19, 2023, the Company entered into a Restricted Stock Award Agreement (the “Original Agreement”) with the participants, which was then amended and restated on August 26, 2023 (the “Amended and Restated Award Agreement”). Under the Amended and Restated Award Agreement, the participants were granted a number of shares of Restricted Stock, subject to the terms and conditions of the Agreement and the Plan.

The Restricted Stock granted under the Plan vests based on both service and performance conditions. Specifically, 60% of the Award vested immediately on the Date of Grant, 20% will vest on November 1, 2023, and the remaining 20% will vest on November 1, 2024, provided the participant continues to provide service to the Company.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

20. Share-Based Compensation and Equity Incentive Plan (cont.)

The performance condition is tied to the Company achieving a Revenue Target or the completion of a Qualified Listing by December 31, 2024. The Revenue Target is defined as the Company’s revenues for the fiscal year 2024 reaching at least 90% of the revenues reported for the fiscal year 2023.

Participants holding Restricted Stock have voting rights and are entitled to receive cash dividends, although such dividends are subject to the same vesting conditions as the underlying shares. In the event of certain corporate transactions, such as a spin-off or merger, participants have agreed to waive certain rights, including dissenters’ rights and rights to participate as a shareholder in the spin-off.

The fair value of Restricted Stock granted is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. During the year ended December 31, 2023, the fair value of option grants was determined using the following weighted-average assumptions:

Expected term (years)	3.00
Expected dividend yield	0.00%
Expected volatility	37.6%
Risk-free interest rate	4.4%

The risk-free interest rate input was determined by the yields on U.S. Treasury constant maturities provided by Federal Reserve Statistical Release and interpolated the risk-free rate corresponding with the time between June 30, 2023 and the expected liquidity event dates. The expected volatility of the Company was determined by calculating the historical equity volatilities of selected guideline companies within the same industry, adjusting for differences in size and leverage, and then applying these adjustments to estimate the Company’s volatility.

For the fiscal year ended December 31, 2023, the Company recognized stock-based compensation expense totaling $9,121,707. The expense is reflected in the general and administrative expenses in the consolidated statement of operations. The Company accounts for forfeitures on the Restricted Stock as they occur, by reversing previously recognized compensation cost in the period of the forfeiture. Unamortized compensation cost related to Restricted Stock Unit grants was $1,829,068 as of December 31, 2023, which is expected to be recognized in 2024.

The Company’s share-based compensation is an important part of its strategy to align the interests of its employees and directors with those of its stockholders. The Plan is designed to provide incentives that reward performance and service to the Company.

21. Earnings Per Share

The following table presents the Company’s basic net income per share:

	Year Ended December 31, 2023	(As Restated) Year Ended December 31, 2022	(As Restated) Year Ended December 31, 2021
Net income (loss) per share, basic:
Net income (loss)	$102,489,982	$(5,606,320)	$1,037,073
Cumulative undeclared dividends on redeemable convertible preferred stock	—	—	—
Undistributed earnings attributable to participating securities	—	—	—
Net income (loss) attributable to common stockholders	$102,489,982	$(5,606,320)	$1,037,073
Weighted average shares of common stock outstanding	11,514,376	6,329,812	474,655
Net income (loss) per share attributable to common stockholders, basic	$8.90	$(0.89)	$2.18

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONSOLIDATED FINANCIAL STATEMENTS

21. Earnings Per Share (cont.)

The Company’s diluted net (loss) income per share is the same as the Company’s basic net income per share as there were no potentially dilutive common stock equivalents as of December 31, 2023, 2022 and 2021. The weighted average shares of common stock outstanding that is used in calculating earnings per share include 547,259 of penny warrants granted in 2022.

22. Segment and Geographic Information

As more fully described in the Company’s Summary of Significant Accounting Policies, the Company views each of its casinos as an individual operating segment. The Company aggregates all of its operating segments into one reportable segment based on their similar economic characteristics, types of customers, types of services, and products provided.

23. Subsequent Events

The Queen Casino & Entertainment Inc./Bally’s Merger

On July 25, 2024 the Company announced that it has entered into a definitive merger agreement. Bally’s will combine with The Queen Casino & Entertainment Inc. (“QC&E”), a regional casino operator majority-owned by funds managed by Standard General.

Management has evaluated subsequent events through August 23, 2024.

THE QUEEN CASINO & ENTERTAINMENT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2024	2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,897,219	$26,233,900
Restricted cash	2,735,330	3,382,516
Accounts receivable	10,720,098	5,903,395
Inventory	985,839	840,988
Prepaid expenses	2,797,344	1,620,676
Loan receivable	43,260,693	39,986,039
Other current assets	40,585	60,889
Total current assets	85,437,108	78,028,403
Property and equipment, at cost	56,976,789	50,003,152
Less: accumulated depreciation	(17,476,574)	(14,146,172)
Property and equipment, net	39,500,215	35,856,980
Marketable equity securities	204,676,341	189,186,644
Intangible assets, net	75,026,823	75,643,576
Goodwill	35,293,245	35,293,245
Other long-term assets	492,659	566,683
Right-of-use asset	235,770,526	241,486,078
Income taxes receivable	4,656,453	508,647
Total assets	$680,853,370	$656,570,256

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,408,313	$16,997,162
Accrued progressive jackpots and club awards	2,133,400	2,121,417
Accrued expenses and other current liabilities	21,358,634	26,020,226
Lease liability	14,909,579	14,692,254
Uncertain tax position liability – current	554,287	554,287
Current maturities of long-term debt	1,200,000	1,200,000
Total current liabilities	61,564,213	61,585,346
Long-term debt, net	84,808,296	83,338,824
Uncertain tax position liability – long-term	1,765,393	1,838,474
Deferred tax liability	26,445,984	20,355,108
Long-term lease liability	264,666,664	272,065,476
Total liabilities	439,250,550	439,183,228
Stockholders’ equity
Common stock, $0.00000198 par value Authorized and issued – 15,000,000 shares Outstanding – 10,967,117 shares	24	24
Additional paid-in capital	101,897,271	87,143,261
Retained earnings	139,705,525	130,243,743
Total stockholder’s equity	241,602,820	217,387,028
Total liabilities, redeemable preferred stock, and stockholders’ equity	$680,853,370	$656,570,256

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE QUEEN CASINO & ENTERTAINMENT INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Gaming	$54,102,936	$44,282,471	$106,973,727	$89,863,366
Food and beverage	1,286,758	1,037,202	2,614,570	2,112,582
Other revenue	2,069,073	1,595,413	4,105,827	2,807,692
Total revenue	57,458,767	46,915,086	113,694,124	94,783,640

Operating expenses:
Cost of gaming revenue	20,764,169	17,376,530	41,019,704	35,011,783
Cost of food and beverage revenue	3,324,060	2,495,101	6,658,092	4,840,234
Cost of other revenue	880,755	736,882	1,702,763	1,368,657
General and administrative	33,730,918	17,487,315	53,055,918	33,359,015
Advertising and marketing	1,403,959	1,186,578	2,989,601	2,258,354
Depreciation and amortization	2,039,457	1,567,474	4,023,191	3,148,017
Total operating expenses	62,143,318	40,849,880	109,449,269	79,986,060
Operating income	(4,684,551)	6,065,206	4,244,855	14,797,580

Other income:
Interest expense, net	(5,467,727)	(4,418,886)	(10,587,151)	(8,714,495)
(Loss) Gain on disposal of assets	(17,202)	63,413	82,798	62,169
Gain (Loss) on fair value of marketable equity securities	188,476	(6,282,379)	15,489,697	5,322,181
Gain (Loss) on fair value of loan receivable	39,846	(1,697,648)	3,274,655	1,084,037
Total other (expense) income	(5,256,607)	(12,335,500)	8,259,999	(2,246,108)
Net income (loss) before income taxes	(9,941,158)	(6,270,294)	12,504,854	12,551,472
Benefit (Provision) for income taxes	3,097,245	(4,688,290)	(3,043,072)	(6,859,733)
Net (loss) income attributable to common stockholders	$(6,843,913)	$(10,958,584)	$9,461,782	$5,691,739

Net (loss) income per share attributable to common stockholders (Note 10)
Basic	$(0.59)	$(0.95)	$0.82	$0.49
Diluted	$(0.59)	$(0.95)	$0.82	$0.49

Weighted-average number of shares used computing net income per share attributable to common stockholders:
Basic	11,589,111	11,514,376	11,589,111	11,514,376
Diluted	11,589,111	11,514,376	11,589,111	11,514,376

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE QUEEN CASINO & ENTERTAINMENT INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(unaudited)

	Preferred Stock Shares	Redeemable Preferred Stock	Common Stock Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
Balance at March 31, 2024	—	$—	10,967,117	$24	$87,589,778	$146,549,438	$234,139,240
Net loss	—	—	—	—	—	(6,843,913)	(6,843,913)
Share-based compensation	—	—	—	—	6,681,473	—	6,681,473
Warrant Issuance	—	—	—	—	7,626,020	—	7,626,020
Balance at June 30, 2024	—	$—	10,967,117	$24	$101,897,271	$139,705,525	$241,602,820
	Preferred Stock Shares	Redeemable Preferred Stock	Common Stock Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
Balance at March 31, 2023	—	$—	10,967,117	$24	$78,021,554	$44,404,084	$122,425,662
Net loss	—	—	—	—	—	(10,958,584)	(10,958,584)
Balance at June 30, 2023	—	$—	10,967,117	$24	$78,021,554	$33,445,500	$111,467,078
	Preferred Stock Shares	Redeemable Preferred Stock	Common Stock Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
Balance at December 31, 2023	—	$—	10,967,117	$24	$87,143,261	$130,243,743	$217,387,028
Net income	—	—	—	—	—	9,461,782	9,461,782
Share-based compensation	—	—	—	—	7,127,990	—	7,127,990
Warrant Issuance	—	—	—	—	7,626,020	—	7,626,020
Balance at June 30, 2024	—	$—	10,967,117	$24	$101,897,271	$139,705,525	$241,602,820
	Preferred Stock Shares	Redeemable Preferred Stock	Common Stock Shares	Common Stock	Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
Balance at December 31, 2022 (As Restated)	—	$—	10,967,117	$24	$78,021,554	$27,753,762	$105,775,340
Net income	—	—	—	—	—	5,691,739	5,691,739
Balance at June 30, 2023	—	$—	10,967,117	$24	$78,021,554	$33,445,501	$111,467,079

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE QUEEN CASINO & ENTERTAINMENT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
	June 30, 2024	June 30, 2023
Cash flows (used in) from operating activities:
Net income	$9,461,782	$5,691,739

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,023,191	3,148,017
Gain on change in fair value of marketable securities	(15,489,697)	(5,322,181)
Gain on change in fair value of loan receivable	(3,274,654)	(1,084,037)
Gain on disposal of equipment	(82,798)	(62,169)
Noncash interest expense	3,627,320	2,027,093
Noncash lease expense	5,715,552	4,245,442
Deferred income tax expense (benefit)	6,090,876	(990,915)
Share-based compensation	7,127,990	—

Changes in operating assets and liabilities:
Accounts receivable	(4,816,703)	(762,273)
Inventory	(144,851)	(27,611)
Prepaid expenses and other current assets	(1,156,364)	410,416
Other non-current assets	74,024	1,899
Accounts payable	4,411,151	(5,795,097)
Accrued expenses and other current liabilities	1,418,563	2,137,310
Income taxes payable	(4,147,806)	7,240,351
Uncertain tax position liabilities	(73,081)	—
Change in operating lease liabilities	(7,181,487)	(5,526,828)
Net cash provided by operating activities	5,583,008	5,331,156

Cash flows from investing activities:
Purchases of property and equipment	(6,966,875)	(3,404,698)
Net cash used in investing activities	(6,966,875)	(3,404,698)

Cash flows from financing activities:
Principal payments on long-term debt	(600,000)	(600,000)
Net cash financing activities	(600,000)	(600,000)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(1,983,867)	1,326,458
Cash, cash equivalents, and restricted cash – beginning of period	29,616,416	26,553,185
Cash, cash equivalents, and restricted cash – end of period	$27,632,549	$27,879,643

The accompanying notes are an integral part of these condensed consolidated financial statements.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. Organization, Basis of Presentation and Significant Accounting Policies

Organization and Operations

The Queen Casino & Entertainment, Inc. (the “Company”, “QCE”) (formerly CQ Holding Company, Inc.), a Delaware Corporation, is a limited liability company that was formed in December 2012 to facilitate the implementation of a leveraged Employee Stock Ownership Plan (“ESOP”). On December 26, 2012, the stockholders of Casino Queen, Inc. in East St. Louis (“ESL”) exchanged their common stock for the issued outstanding shares of QCE thereby making QCE the 100 percent owner of ESL and giving the former stockholders of ESL 100 percent ownership of QCE. The ESOP then purchased 499,999.5 shares of QCE. On November 27, 2020, the ESOP entered into a stock purchase agreement (“SPA”) with SG CQ Gaming, LLC (“SG”), under which SG purchased 100 percent of the outstanding stock of QCE (“SG Transaction”) which resulted in the Company becoming a new entity for financial reporting purposes.

ESL, an Illinois Corporation, was incorporated in December 1991. ESL is licensed by the Illinois Gaming Board (“IGB”) to own and operate a casino in East St. Louis, Illinois. ESL also operates a 157-room hotel adjacent to the casino. The current gaming license is valid through March 31, 2025 and is renewed annually.

Casino Queen Marquette, Inc. (“CQM”), an Iowa corporation, was incorporated in 1999 and was acquired by QCE in March 2017. CQM’s facilities are located in Marquette, Iowa. CQM is licensed by Iowa Racing and Gaming Corporation (“IRGC”) to own and operate a casino in Marquette, Iowa. The current gaming license is valid through March 31, 2025 and is renewed annually.

The Company additionally acquired Louisiana Casino Cruises LLC (the “Queen BR”, formerly d/b/a Hollywood Casino Baton Rouge) on December 17, 2021. The Queen BR is a land-based casino located in Baton Rouge, Louisiana licensed by the Louisiana Gaming Control Board. The current gaming license is valid through July 18, 2025.

On May 5, 2022, the Company increased its casino property footprint in Louisiana by acquiring 100% of the outstanding equity interests of Catfish Queen LLC and Centroplex Centre Convention Hotel, LLC (d/b/a Belle of Baton Rouge) (collectively, “Belle”). The current gaming license is valid through March 31, 2025 and is renewed annually.

Basis of Presentation

These condensed consolidated financial statements have been prepared in U.S. dollars, in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation of the results for the interim periods have been made, and such adjustments were of a normal recurring nature. The interim results reflected in these condensed consolidated financial statements are not necessarily indicative of results to be expected for the full fiscal year. These financial statements should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2023. Certain amounts in the condensed consolidated financial statements for the prior year have been reclassified to be consistent with the current year presentation. The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

During our comprehensive review of the financial statements for the fiscal year ended 2023, we identified that certain line items within the Condensed Consolidated Statement of Operations that were not mapped in a manner that best represents our operational results and financial position. Specifically, we noted that the classification and presentation of several income statement accounts did not fully align with the most effective presentation standards. Consequently, we have undertaken a restatement of our previously issued financial statements to correct these classifications and enhance the clarity and accuracy of our reported financial data. This restatement includes the remapping of certain accounts related to general and administrative expenses and interest expense to ensure that our financial statements now accurately reflect our operations. For the three and six months ended June 30, 2023 general and administrative expenses decreased and interest expense increased by $216,033 and $430,761, respectively.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. Organization, Basis of Presentation and Significant Accounting Policies (cont.)

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported and disclosed. Actual results could differ from those estimates.

Significant Accounting Policies

A description of the Company’s significant accounting policies is included in the annual audited financial statements and related notes for the year ended December 31, 2023.

2. Revenue

Disaggregation of Revenue

The Company provides disaggregation of revenue based on type or nature of good or service on the consolidated statements of operations as it believes these categories best depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

The components of gaming and other revenue within the condensed consolidated statements of income are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Gaming	$57,329,121	$47,283,296	$112,837,201	$95,249,029
Sports wagering	4,973,993	3,655,788	10,178,901	8,073,973
Promotional allowances	(8,200,178)	(6,656,613)	(16,042,375)	(13,459,636)
Total gaming revenue	$54,102,936	$44,282,471	$106,973,727	$89,863,366

The amounts included within promotional allowances are as follows:

	June 30,		June 30,
	2024	2023	2024	2023
Complimentary admission charges	$654,336	$610,164	$1,279,524	$1,229,592
Table games	386,306	279,080	735,766	564,633
Slot machines	7,005,276	5,785,081	13,749,827	11,708,098
Other	154,260	(17,712)	277,258	(42,687)
Total promotional allowances	$8,200,178	$6,656,613	$16,042,375	$13,459,636

The estimated cost of providing complimentary services including food, beverage, and other items are as follows:

	June 30,		June 30,
	2024	2023	2024	2023
Food and beverage	$3,710,084	$2,457,945	$7,161,484	$4,762,370
Cost of complimentary services – Food and beverage	(2,423,326)	(1,420,743)	(4,546,914)	(2,649,788)
Total Food and beverage	$1,286,758	$1,037,202	$2,614,570	$2,112,582

Other revenue	$2,178,486	$1,705,230	$4,322,885	$3,011,849
Cost of complimentary services – Other revenue	(109,413)	(109,817)	(217,058)	(204,157)
Total cost of complimentary services	$2,069,073	$1,595,413	$4,105,827	$2,807,692

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2. Revenue (cont.)

Contract Balances

The following table provides information about contract liabilities from contracts with customers as of June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023
Amounts credited to customers	$377,200	$396,200
Contract liabilities
Accrued club point liability	450,929	396,670
Accrued progressive jackpots	1,844,730	1,858,050
Outstanding chip and voucher liability	645,424	1,268,690
Sports wagering liability	1,368,513	1,923,412

Customer contract liabilities related to future performance obligations consist of the club point liability, progressive jackpots, outstanding chips and vouchers, and unpaid sports wagers. These amounts represent amounts that are expected to be exchanged for cash by guests in exchange for gaming chips and vouchers in their possession. Fluctuations in contract liabilities and other customer-related liabilities are typically the result of normal operating activities. The amounts are included in the accrued progressive jackpots and club awards and the accrued expenses and other current liabilities accounts on the balance sheet. The Company had no material contract assets as of June 30, 2024 and December 31, 2023.

The change in the opening and closing balances of the Company’s contract liabilities primarily results from the timing difference between the Company’s performance and the guests’ payment or accrual.

3. Investment in Intralot S.A. Integrated Lottery Systems and Services (“Intralot”) and Investment in a Loan Receivable

Intralot is a Greek company, publicly listed on the Athens Stock Exchange, that supplies integrated gaming, transaction processing systems, game content, sports betting management, and interactive gambling services to licensed gaming organizations worldwide. Intralot acts both as a lottery vendor and a lottery operator. As part of a 2022 rights offering, the Company purchased 122,182,840 shares of Intralot for €0.58 per share or €70,866,047.20 (approximately $72,400,000 US Dollars), resulting in the Company owning approximately 32.9% of the outstanding shares of Intralot. The shares of Intralot are accounted for as Marketable Equity Securities (Note 2). Subsequently, in October 2023, Intralot conducted a €135,000,000 equity raise through another rights offering, during which the Company further increased its investment by acquiring an additional 40,086,206 new Ordinary Shares, also at €0.58 per share, for a total of €23,250,000 (approximately $24,559,000 US Dollars). Following the October 2023 Intralot rights offering and the Company’s additional investment, the Company’s ownership percentage in Intralot adjusted to approximately 26.9% of the outstanding shares.

The Company has also entered into a delayed draw term loan agreement with a third-party investment holding company (“Delayed Draw Loan”) for a principal amount of not more than €50,800,000. In July 2022, the Company funded the loan in a principal amount of €40,687,233 (approximately $40,853,200 US Dollars). At maturity, all outstanding principal, accrued and unpaid interest are due. The loan’s original maturity date was January 19, 2023, however this has been extended by three-month increments at the Company’s option and the current maturity date is September 30, 2024. The maturity date may subsequently be extended in additional three-month increments at the Company’s option. The borrower may, at its option, repay the loan in cash (“Cash Repayment Option”) or a stipulated amount of Intralot shares (“In-Kind Repayment Option”). Under the In-Kind Repayment Option, the number of shares to be paid by the borrower (“Share Repayment Number”) is equal to the quotient of the principal of the Delayed Draw Loan divided by the Per Share Repayment Value (originally €0.58) as equitably adjusted for certain transactions, subject to a cap formula per the terms of the Delayed Draw Loan. As of December 31, 2022, it was determined that the borrower would be financially incentivized to choose the In-Kind Repayment Option and that the Share Repayment Number would be 33,016,703.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3. Investment in Intralot S.A. Integrated Lottery Systems and Services (“Intralot”) and Investment in a Loan Receivable (cont.)

On November 22, 2023, the Company amended the Delayed Draw Loan. This amendment (the “Loan Amendment”) adjusted the principal amount of the existing loan to €25,000,000. As part of the amendment, any principal amounts exceeding this revised principal and all accrued interest up to the date of the amendment were waived and cancelled. The amendment also changed the Per Share Repayment Value to €0.56 and set the Share Repayment Number to 34,305,068 in order to reflect the impact of the October 2023 rights offering discussed above. As of December 31, 2023, and taking into consideration the Loan Amendment, it was determined that the borrower would still be financially incentivized to choose the In-Kind Repayment Option. The borrower under the Delayed Draw Loan owns Intralot shares in excess of the Share Repayment number and the Delayed Draw Loan is secured by a pledge of 100% of the shares of the borrower.

The Company accounted for the Delayed Draw Loan as a loan receivable at fair value (based on the Share Repayment Number and Intralot’s share price), which resulted in a fair value of $43,260,693 as of June 30, 2024 and $39,986,039 as of December 31, 2023.

4. Goodwill and Intangible Assets

The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. The Company determines the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices, and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.

Indefinite-lived intangible assets consist primarily of gaming licenses.

Finite-lived intangible assets consist of trade names, sports wagering licenses, and player databases acquired in business combinations and asset acquisitions. Amortization expense was $308,376 and $313,843 for the three months ended June 30, 2024 and June 30, 2023, respectively and $616,753 and $627,687 for the six months ended June 30, 2024 and June 30, 2023, respectively. The following table presents the Company’s intangible assets as of the dates indicated:

	June 30, 2024
	Opening Balance	Amortization	Ending Balance
Tradenames	$581,589	$(152,500)	$429,089
Player databases	—	—	—
Sports wagering licenses	13,960,923	(464,253)	13,496,670
Amortizable intangible assets	14,542,512	(616,753)	13,925,759

Unamortized intangible assets:
Gaming licenses	61,101,064	—	61,101,064
Indefinite intangible assets	61,101,064	$—	61,101,064
Total intangible assets	$75,643,576		$75,026,823

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

4. Goodwill and Intangible Assets (cont.)

	December 31, 2023
	Opening Balance	Amortization	Ending Balance
Tradenames	$886,589	$(305,000)	$581,589
Player databases	21,868	(21,868)	—
Sports wagering licenses	14,889,431	(928,508)	13,960,923
Amortizable intangible assets	15,797,888	(1,255,376)	14,542,512

Unamortized intangible assets:
Gaming licenses	61,101,064	—	61,101,064
Indefinite intangible assets	61,101,064	—	61,101,064
Total intangible assets	$76,898,952		$75,643,576

The following table presents the estimated future annual pre-tax amortization expense of definite-lived intangible assets as of the date indicated:

Year Ended	Total
2024 (remaining six months)	$616,755
2025	1,205,097
2026	928,508
2027	928,508
2028	928,508
Thereafter	9,318,383
Total future amortization	$13,925,759

The changes in the carrying amount of goodwill were as follows:

Total
Balance at December 31, 2023	$35,293,245
Balance at June 30, 2024	$35,293,245

5. Fair Value Measurements

Marketable Equity Securities

Marketable Equity Securities consists of the Company’s shares of Intralot. The carrying value of marketable equity securities is measured at fair value based upon quoted prices of identical assets available in active markets (Level 1). The changes in fair value are included as a component of other income (expense), net, in the Consolidated Statements of Operations.

Loan Receivables

The loan receivable represents the Delayed Draw Loan. The estimated fair value of the Delayed Draw Loan is based upon the fair value of the shares of Intralot the Company would expect to receive upon repayment of the Delayed Draw Loan. The changes in fair value are included as a component of other income (expense), net, in the Consolidated Statements of Operations.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

5. Fair Value Measurements (cont.)

The following table sets forth the assets measured at fair value on a recurring basis, by input level, in the Balance Sheets as of June 30, 2024 and December 31, 2023:

	June 30, 2024			December 31, 2023
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets:
Marketable equity securities	$204,676,341	$—	$—	$189,186,644	$—	$—
Loan receivable	43,260,693	—	—	39,986,039	—	—
Total assets at fair value	$247,937,034	$—	$—	$229,172,683	$—	$—

6. Debt

Fortress Term Loan

On July 13, 2022, the Company entered into a credit agreement with Fortress Credit Corp (“Fortress”) to borrow a term loan (“Fortress Term Loan”) of $120,000,000 to (i) pay off all principal, accrued and unpaid interest, and other fees outstanding from the Citizens Term Loan and Revolving Credit Commitment of approximately $29,504,200, (ii) finance the Company’s Delayed Draw Loan to a third-party investment holding company up to €50,800,000 (approximately $51,899,599), (iii) fund the Company’s purchase of 122,182,840 shares in Intralot at €0.58 per share in an amount of €70,866,058 (approximately $72,400,000), and (iv) pay other fees and expenses incurred in connection with these transactions. The Fortress Term Loan is guaranteed by the Company and its subsidiaries and collateralized by substantially all assets of the Company and each of its subsidiaries. As of June 30, 2024, the Fortress Term Loan bears interest at 12.58% payable quarterly in arrears. The interest rate adjusts based on the secured overnight financing rate as defined in the terms of the Fortress Term Loan. Principal is repaid in quarterly installments of $300,000, which commenced on December 31, 2022. The Company may voluntarily prepay principal outstanding on the Fortress Term Loan in whole or in part. The term loan matures on July 13, 2027, at which time all remaining principal, accrued, and unpaid interest outstanding are due.

In connection with the issuance of the Fortress Term Loan, on July 13, 2022 the Company issued a common stock purchase warrant (“Fortress Warrant”) to purchase up to 547,259 shares of the Company’s common stock from the Company with a par value of $0.00000198 per share. The exercise price per warrant share is $0.01. The Fortress Warrants were recorded as a component of additional paid-in capital at fair value and as an offset to the Fortress Term Loan as a debt discount. The fair value of the Fortress Warrants was determined to be $30.80 per share as of the time of issuance.

The Company entered into the Third Amendment to the Credit Agreement (“Third Amendment”) with Fortress in October 2023. Under the terms of the Third Amendment, the Company has agreed to issue additional penny warrants to Fortress, subject to regulatory approval, enabling the purchase of an additional 181,356 shares of the Company’s common stock. Regulatory approval was obtained in April 2024 and the Company issued the additional 181,356 warrants in April 2024. These warrants are subject to similar terms as the existing warrants.

The additional Fortress Warrants were recorded as a component of additional paid-in capital at fair value and as an offset to the Fortress Term Loan as a debt discount. Based on an independent valuation performed as of May 31, 2024, the fair market value per warrant is estimated at $42.05. This liability is treated as deferred lender fees to reflect the potential obligation to the Warrant Holder. These deferred lender fees are recognized over the term of the Fortress Term Loan as part of the interest expense.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

6. Debt (cont.)

A summary of the Company’s long-term debt transactions is shown below:

	Six Months Ended June 30, 2024	Year Ended December 31, 2023
Term Loan	$107,671,712	$108,271,803
Less: Unamortized debt discount and deferred financing fees	(21,663,416)	(23,732,979)
Less: Current maturities of long-term debt	(1,200,000)	(1,200,000)
Long-term debt, net	$84,808,296	$83,338,824

7. Income Taxes

The Company’s effective income tax rate was 24.34% for the six months ended June 30, 2024, compared to 54.65%for the six months ended June 30, 2023. The differences between the statutory rate and our effective rate for the six months ended June 30, 2024 was primarily attributable state taxes and June 30, 2023 was primarily attributable to state taxes and the valuation allowance. Our effective income tax rate can fluctuate due to factors such as valuation allowances, changes in tax laws, federal and state audits, and the impact of other discrete items.

8. Commitments and Contingencies

Litigation

The Company has been named in various claims and legal actions arising in the ordinary course of its business. The Company has also been named in a litigation as a joint defendant with several other parties. The third-party plaintiffs are seeking a declaration of certain facts with no damages. The Company accrued $7,000,000 in the second quarter of 2024 to account for a probable settlement of this litigation.

The Company has accrued $8,891,907, including the $7,000,000 accrual referenced above, as of June 30, 2024, and $3,996,044 as of December 31, 2023. Management believes this is the best estimate of loss that will result from these matters. In the opinion of management and its legal counsel, all amounts in excess of the amounts accrued are adequately covered by insurance, or if not so covered, are without merit or involve such amounts that unfavorable disposition would not have a material effect on the consolidated financial position of the Company.

Self-Insurance

The Company is self-insured for health and medical benefits. The Company was liable for all claims up to a $400,000 limit per person per year for the quarter ended June 30, 2024 and year ended December 31, 2023. All known claims were recorded at June 30, 2024 and June 30, 2023, plus an estimate for incurred but unreported claims.

Letters of Credit

CQM has a standby letter of credit required by the City of Marquette, Iowa, for $100,000, renewing annually automatically, to cover potential demolition costs of the overhead walkway owned by CQM. There were no amounts outstanding as of June 30, 2024 and 2023.

CQM has a standby letter of credit required by the IRGC, for $223,670.27, renewing annually automatically, to secure future gaming tax payments.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

9. Shareholder’s Equity

Preferred Stock

The Company was authorized to issue up to 8,500,000 shares of Preferred Stock as of June 30, 2024 and December 31, 2023 with a par value of $0.00000198 per share. The Company has authorized one class of preferred shares of the Company known as the Series A Convertible Preferred Stock (the “Preferred Stock”). There were no shares of Preferred Stock outstanding as of June 30, 2024 and December 31, 2023.

Dividends — Holders of Preferred Stock shall be entitled to share in dividends declared. Dividends shall first be distributed to holders of Preferred Stock. Holders of Preferred Stock shall be entitled to preferential dividends equal to 15 percent of the stated valued of preferential shares, cumulative and compounded semi-annually declared on Preferred Stock.

Liquidating Preference — In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, holders of Preferred Stock are entitled to be paid accrued dividends and the stated value of preferred shares if all shares were converted into Common Stock immediately prior to such liquidation before any distribution or payment is made upon any junior securities. As the Preferred Stock is not redeemable upon issuance and only becomes redeemable upon the liquidation and winding up of the Company, the Preferred Stock is classified as temporary (i.e. mezzanine) equity.

Voting Rights — Holders of Preferred Stock shall not be entitled to vote on any matter except as required by Delaware’s General Corporation Laws (“DGCL”). As to all matters for which voting by class is specifically required by DGCL, each outstanding share of preferred stock shall be entitled to one vote.

Conversion Rights — Preferred shares are convertible, in whole or in part at the option of the holders, into shares of Common Stock at a conversion price equal to the stated value of preferred shares by the initial share price.

Redemption — The Preferred Stock is not mandatorily redeemable but contains a Liquidation Redemption Feature, in which the Company’s sole shareholder, SG CQ Gaming, is entitled to be paid in cash per outstanding share of Preferred Stock upon liquidation, dissolution, or winding up of the corporation.

Common Stock

The Company was authorized to issue 30,000,000 shares of Common Stock as of June 30, 2024 and December 31, 2023, with a par value of $0.00000198 per share. Holders of Common Stock are entitled to vote on all matters, with each share of Common Stock entitled to one vote. As of June 30, 2024 and December 31, 2023, there were 10,967,117.016 shares of common stock outstanding.

Restricted Stock Units

The Company’s Board approved The Queen Casino & Entertainment Inc. Amended and Restated 2023 Equity Incentive Plan (the “Amended Plan” or “Amended Equity Incentive Plan”) on April 5, 2024, which was subsequently unanimously adopted by the Company’s stockholders on April 12, 2024. Certain participants who had received awards in 2023 agreed with the Company to amend their award agreements in accordance with the Amended Plan and additional participants received awards in May 2024. The Amended Plan allows for the granting of various types of equity awards, including Restricted Stock Units (“RSUs”), which are sometimes referred to as “Restricted Stock”. Upon vesting, these RSUs may be settled by issuing shares of the Company’s common stock.

The Restricted Stock granted under the Amended Plan vests based on both service and performance conditions. The service condition varies by participant. The performance condition is tied to the Company completing either a Change of Control or a Qualified Listing as defined in the Amended Plan, and the performance condition has not been met as of June 30, 2024.

For the six months ended June 30, 2024, the Company recognized share-based compensation expense totaling $7,127,990. The expense is reflected in the general and administrative expenses in the consolidated statement of operations.

THE QUEEN CASINO & ENTERTAINMENT INC.
NOTES TO the CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

10. Earnings Per Share

The following table presents the Company’s basic net income per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income per share, basic:
Net income	$(6,843,913)	$(10,958,584)	$9,461,782	$5,691,739
Net income (loss) attributable to common stockholders	$(6,843,913)	$(10,958,584)	$9,461,782	$5,691,739
Weighted average shares of common stock outstanding	11,589,111	11,514,376	11,589,111	11,514,376
Net income per share attributable to common stockholders, basic	$(0.59)	$(0.95)	$0.82	$0.49

The Company’s diluted net income (loss) per share is same as the Company’s basic net income (loss) per share as there were no potentially dilutive common stock equivalents as of June 30, 2024 and 2023. The number of weighted average shares of common stock outstanding that is used in calculating earnings per share includes 547,259 of penny warrants granted in 2022 and 181,356 of penny warrants granted in April 2024. There were 715,009 Restricted Stock Units that were excluded from the Earnings Per Share calculation as all conditions for vesting have not been satisfied as of June 30, 2024.

11. Segment and Geographic Information

As more fully described in the Company’s Summary of Significant Accounting Policies, the Company views each of its casinos as an individual operating segment. The Company aggregates all of its operating segments into one reportable segment based on their similar economic characteristics, types of customers, types of services, and products provided.

12. Subsequent Events

The Queen Casino & Entertainment Inc./ Bally’s Merger

On July 25, 2024 the Company announced that it has entered into a definitive merger agreement. Bally’s will combine with the Queen Casio & Entertainment Inc. (“QC&E”), a regional casino operator majority-owned by funds managed by Standard General.

Management has evaluated subsequent events through September 30, 2024.

Annex A-1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SG PARENT LLC,

THE QUEEN CASINO & ENTERTAINMENT, INC.,

EPSILON Sub I, INC.,

EPSILON Sub II, INC.,

Bally’s Corporation,

and solely for purposes of Section 3.1, Section 3.7(b), Section 7.4, Section 8.17(b),
Section 8.21(b), Section 9.3(c), Article VI, Article X and Article XI, SG CQ GAMING LLC

Dated as of July 25, 2024

Annex A-1 Page No.
Article I DEFINITIONS & INTERPRETATIONS		A-1-3
1.1	Certain Definitions	A-1-3
1.2	Additional Definitions	A-1-13
1.3	Certain Interpretations	A-1-16

Article II THE COMPANY MERGER		A-1-18
2.1	The Closing	A-1-18
2.2	The Company Merger	A-1-18
2.3	The Company Effective Time	A-1-18
2.4	Effect of the Company Merger	A-1-18
2.5	Certificate of Incorporation and Bylaws	A-1-18
2.6	Directors and Officers	A-1-19
2.7	Effect of Company Merger on Capital Stock	A-1-19
2.8	Rolling Share Election	A-1-20
2.9	Treatment of Company Equity Awards	A-1-22
2.10	Company ESPP	A-1-22
2.11	Surrender and Payment	A-1-23
2.12	No Further Ownership Rights in Company Common Stock	A-1-25
2.13	Lost, Stolen or Destroyed Certificates	A-1-25
2.14	Required Withholding	A-1-25
2.15	No Dividends or Distributions	A-1-25
2.16	Necessary Further Actions	A-1-25

Article III THE QUEEN CONTRIBUTION AND MERGER		A-1-25
3.1	The Queen Contribution	A-1-25
3.2	The Queen Merger	A-1-26
3.3	The Queen Effective Time	A-1-26
3.4	Effect of the Queen Merger	A-1-26
3.5	Certificate of Incorporation and Bylaws	A-1-26
3.6	Directors and Officers	A-1-26
3.7	Effect of Queen Merger on Queen Capital Stock	A-1-26
3.8	Treatment of Queen Equity Awards	A-1-28
3.9	Exchange of Shares	A-1-28
3.10	No Further Ownership Rights in Queen Common Stock	A-1-28
3.11	No Dividends or Distributions	A-1-29
3.12	Necessary Further Actions	A-1-29

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES		A-1-29
4.1	Organization; Good Standing	A-1-29
4.2	Corporate Power; Enforceability	A-1-30
4.3	Company Board Approval; Opinion of the Special Committee’s Financial Advisor; Anti-Takeover Laws	A-1-30
4.4	Requisite Stockholder Approval	A-1-31
4.5	Non-Contravention	A-1-31
4.6	Requisite Governmental Approvals	A-1-31
4.7	Company Capitalization	A-1-32
4.8	Subsidiaries	A-1-33
4.9	Company SEC Reports	A-1-33
4.10	Company Financial Statements; Internal Controls; Indebtedness	A-1-33
4.11	No Undisclosed Liabilities	A-1-34

Annex A-1-i

Annex A-1 Page No.
4.12	Absence of Certain Changes	A-1-34
4.13	Tax Matters	A-1-34
4.14	Company Employee Plans	A-1-35
4.15	Compliance with Laws; Licenses	A-1-36
4.16	Legal Proceedings; Orders	A-1-37
4.17	Related Person Transactions	A-1-37
4.18	Brokers	A-1-37
4.19	Exclusivity of Representations and Warranties	A-1-37

Article V REPRESENTATIONS AND WARRANTIES OF QUEEN		A-1-38
5.1	Organization; Good Standing	A-1-38
5.2	Corporate Power; Enforceability	A-1-38
5.3	Queen Board Approval	A-1-38
5.4	Requisite Stockholder Approval	A-1-38
5.5	Non-Contravention	A-1-39
5.6	Requisite Governmental Approvals	A-1-39
5.7	Queen Capitalization	A-1-39
5.8	Subsidiaries	A-1-40
5.9	Queen Financial Statements; Indebtedness	A-1-41
5.10	No Undisclosed Liabilities	A-1-41
5.11	Absence of Certain Changes	A-1-42
5.12	Tax Matters	A-1-42
5.13	Queen Employee Plans	A-1-43
5.14	Queen Material Contracts	A-1-43
5.15	Queen Real Property	A-1-43
5.16	Queen Labor Matters	A-1-44
5.17	Compliance with Laws; Licenses	A-1-44
5.18	Legal Proceedings; Orders	A-1-44
5.19	Insurance	A-1-45
5.20	Related Person Transactions	A-1-45
5.21	Brokers	A-1-45
5.22	Exclusivity of Representations and Warranties	A-1-45

Article VI REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES		A-1-46
6.1	Organization; Good Standing	A-1-46
6.2	Power; Enforceability	A-1-46
6.3	Non-Contravention	A-1-46
6.4	Requisite Governmental Approvals	A-1-46
6.5	Legal Proceedings; Licensability; Orders	A-1-47
6.6	Brokers	A-1-47
6.7	No Parent Vote or Approval Required	A-1-47
6.8	Financing	A-1-47
6.9	Securities Act Exemption	A-1-48
6.10	Certain Arrangements	A-1-49
6.11	Ownership of Shares	A-1-49
6.12	Solvency	A-1-49
6.13	Ultimate Parent Entity	A-1-49
6.14	Exclusivity of Representations and Warranties	A-1-49

Annex A-1-ii

Annex A-1 Page No.
Article VII INTERIM OPERATIONS OF THE PARTIES		A-1-50
7.1	Affirmative Obligations of the Company	A-1-50
7.2	Company Forbearance Covenants	A-1-50
7.3	Affirmative Obligations of Queen	A-1-51
7.4	Queen Forbearance Covenants	A-1-52
7.5	Obligations of Buyer Parties and Company Group	A-1-52
7.6	No Solicitation	A-1-52

Article VIII ADDITIONAL COVENANTS		A-1-56
8.1	Reasonable Best Efforts	A-1-56
8.2	Filings	A-1-57
8.3	Proxy Statement; Schedule 13E-3 and Other Required SEC Filings.	A-1-58
8.4	Company Stockholder Meeting	A-1-60
8.5	Cooperation With Debt Financing	A-1-60
8.6	Financing Obligation	A-1-64
8.7	Anti-Takeover Laws	A-1-65
8.8	Access	A-1-66
8.9	Section 16(b) Exemption	A-1-66
8.10	Directors’ and Officers’ Exculpation, Indemnification and Insurance	A-1-67
8.11	Employee Matters	A-1-68
8.12	Obligations of the Company	A-1-70
8.13	Notification of Certain Matters	A-1-70
8.14	Public Statements and Disclosure	A-1-70
8.15	Transaction Litigation	A-1-71
8.16	Exchange Listing	A-1-71
8.17	Other Party Approvals	A-1-71
8.18	No Control of the Other Party’s Business	A-1-71
8.19	Tax Matters	A-1-71
8.20	Repaid Indebtedness	A-1-72
8.21	Post-Closing Filings, Governance	A-1-72

Article IX CONDITIONS TO THE MERGER		A-1-72
9.1	Conditions to Each Party’s Obligations to Effect the Mergers and the Queen Share Contribution	A-1-72
9.2	Conditions to the Obligations of the Buyer Parties	A-1-73
9.3	Conditions to the Obligations of the Company Parties to Effect the Merger	A-1-74

Article X TERMINATION, AMENDMENT AND WAIVER		A-1-75
10.1	Termination	A-1-75
10.2	Manner and Notice of Termination; Effect of Termination	A-1-77
10.3	Fees and Expenses	A-1-77

Article XI GENERAL PROVISIONS		A-1-80
11.1	Survival of Representations, Warranties and Covenants	A-1-80
11.2	Notices	A-1-81
11.3	Assignment	A-1-82
11.4	Confidentiality	A-1-82
11.5	Entire Agreement	A-1-82
11.6	Third-Party Beneficiaries	A-1-82
11.7	Severability	A-1-83
11.8	Remedies	A-1-83

Annex A-1-iii

Annex A-1 Page No.
11.9	Governing Law	A-1-84
11.10	Consent to Jurisdiction	A-1-84
11.11	WAIVER OF JURY TRIAL	A-1-85
11.12	Counterparts	A-1-85
11.13	Amendment	A-1-85
11.14	Extension; Waiver	A-1-86
11.15	No Liability of Financing Sources	A-1-86
11.16	Special Committee Approval	A-1-86
Exhibits
Exhibit A	Surviving Corporation Certificate of Incorporation

Annex A-1-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 25, 2024, by and among SG PARENT LLC, a Delaware limited liability company (“Parent”), THE QUEEN CASINO & ENTERTAINMENT, INC., a Delaware corporation and Affiliate of Parent (“Queen”), Bally’s Corporation, a Delaware corporation (the “Company”), EPSILON Sub I, INC., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), EPSILON SUB II, INC., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub II,” and together with the Company and Merger Sub I, the “Company Parties”), and, solely for purposes of Section 3.1, Section 3.7(b), Section 7.4, Section 8.17(b), Section 8.21(b), Section 9.3(c), Article VI, Article X and Article XI, SG CQ GAMING LLC, a Delaware limited liability company and stockholder of Queen (“SG Gaming,” and SG Gaming, solely for purposes of Section 3.1, Section 3.7(b), Section 7.4, Section 8.17(b), Section 8.21(b), Section 9.3(c), Article VI, Article X and Article XI, together with Parent and Queen, the “Buyer Parties”). Each of the Buyer Parties and the Company Parties is sometimes referred to as a “Party” and collectively as the “Parties.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A.          The Parties desire that, upon the terms and subject to the conditions of this Agreement, on the Closing Date and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (i) the Queen Share Contribution will occur, (ii) as promptly as possible thereafter, Merger Sub I will merge with and into the Company (the “Company Merger”), with the Company surviving the Company Merger and (iii) as promptly as possible thereafter, Merger Sub II will merge with and into Queen (the “Queen Merger,” and together with the Company Merger, the “Mergers”), with Queen surviving the Queen Merger as a direct, wholly owned subsidiary of the Company.

B.          The Company Board has established a special committee of independent and disinterested directors of the Company Board (the “Special Committee”).

C.          The Special Committee has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Company Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders; (ii) recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated hereby, including the Company Merger, and determine that this Agreement and the transactions contemplated hereby, including the Company Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders; and (iii) recommended that, subject to Company Board approval, the Company Board submit this Agreement to the Company Stockholders for their adoption, and recommend that the Company Stockholders vote in favor of the adoption of this Agreement, at the Company Stockholder Meeting.

D.          The Company Board, acting upon the recommendation of the Special Committee, has: (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Company Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Company Stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Company Merger; (iii) approved and declared advisable the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of, the Company Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein; (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting; and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement at the Company Stockholder Meeting.

E.          The managing member of Parent and the Queen Board have: (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Queen Merger and the Queen Share Contribution; (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the transactions contemplated hereby (including the Queen Merger and the Queen Share Contribution) upon the terms and subject to the conditions set forth herein; and (iii) in the case of the Queen Board, directed that the adoption of this Agreement be submitted to a vote of the Queen Stockholders, and resolved to recommend that the Queen Stockholders adopt this Agreement in accordance with the DGCL by written consent in lieu of a meeting.

Annex A-1-1

F.           The board of directors of Merger Sub I has: (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Company Merger; (ii) approved the execution and delivery of this Agreement, the performance of its covenants and other obligations hereunder, and the consummation of the transactions contemplated hereby (including the Company Merger) upon the terms and subject to the conditions set forth herein; and (iii) directed that the adoption of this Agreement be submitted to a vote of the Company, as the sole stockholder of Merger Sub I, and resolved to recommend that the Company, as the sole stockholder of Merger Sub I adopt this Agreement in accordance with the DGCL by written consent in lieu of a meeting.

G.          The board of directors of Merger Sub II has: (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Queen Merger; (ii) approved the execution and delivery of this Agreement, the performance of its covenants and other obligations hereunder, and the consummation of the transactions contemplated hereby (including the Queen Merger) upon the terms and subject to the conditions set forth herein; and (iii) directed that the adoption of this Agreement be submitted to a vote of the Company, as the sole stockholder of Merger Sub II, and resolved to recommend that the Company, as the sole stockholder of Merger Sub II, adopt this Agreement in accordance with the DGCL by written consent in lieu of a meeting.

H.          This Agreement provides that certain holders of Company Common Stock have the option to make, and may make, a Rolling Share Election upon the terms and subject to the conditions set forth in this Agreement. Neither the Special Committee nor the Company Board have considered the Rolling Share Election or the Rolling Company Shares in making the recommendations referred to in recital (C)(iii) or (D)(v), respectively, nor are either of them making any recommendation with regard to the Rolling Share Election or the Rolling Company Shares.

I.            In order to fund a portion of the cash consideration required for the consummation of the Company Merger, Parent has obtained the Debt Commitment Letter providing for, among other things, the availability of certain debt financing as further set forth therein, which Parent will, prior to the Company Effective Time, assign to the Company in order to facilitate the consummation of the transactions contemplated herein and in the Debt Commitment Letter.

J.            Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Standard RI Ltd., an exempted company incorporated in the Cayman Islands and an Affiliate of Parent (“SRL”), has executed and delivered to the Company a limited guarantee (the “Guarantee”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, SRL is guaranteeing certain obligations of Parent in connection with this Agreement.

K.          Concurrently with the execution and delivery of this Agreement, each of SRL, SBG Gaming, LLC, a Delaware limited liability company (“SBG Gaming”), and Noel Hayden, an individual, each in its/his capacity as a stockholder of the Company, is entering into a support agreement with the Company and Parent, dated as of the date hereof (each, a “Support Agreement”), pursuant to which, among other things, it/he is agreeing to vote its/his shares of Company Common Stock in favor of the adoption of this Agreement at the Company Stockholder Meeting.

L.          Concurrently with the execution and delivery of this Agreement, Standard General Master Fund II L.P., an Affiliate of Parent and the “ultimate parent entity” of Parent for purposes of the filings set forth in Section 8.2(a)(ii), is entering into a side letter with the Company, Parent and Queen dated as of the date hereof (the “Side Letter”), pursuant to which, among other things, it is agreeing to comply with, and to cause the Buyer Parties to comply with, certain obligations of the Buyer Parties as more particularly set forth therein.

M.         Immediately after the execution and delivery of this Agreement, SG Gaming, in its capacity as a stockholder of Queen, will execute and deliver a written consent in respect of its shares of Queen Common Stock adopting this Agreement (the “Queen Written Consent”).

N.          Immediately following the Closing, SG Gaming and the Company will enter into a registration rights agreement (the “Registration Rights Agreement”), the form of which shall be agreed by the Company, Parent and SG Gaming in accordance with Section 8.21(b).

O.          The Parties desire to: (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby, including the Mergers; and (ii) prescribe certain conditions with respect to the consummation of the Mergers and the other transactions contemplated by this Agreement.
Annex A-1-2

P.           It is the intent of the Parties that the Queen Share Contribution and the Queen Merger, taken together, constitute a single, integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and that this Agreement be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

1.1         Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)         “Acceptable Confidentiality Agreement” means an agreement with the Company that is either: (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives) that receives material non-public information of or with respect to the Company Group to keep such information confidential; provided that, in the case of clause (ii), the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement.

(b)         “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Buyer Parties or one or more of their respective Affiliates (excluding, for the avoidance of doubt, the Company Group)) to engage in an Acquisition Transaction.

(c)         “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated hereby) involving:

(i)          any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their respective Affiliates (excluding, for the avoidance of doubt, the Company Group)), whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons (in each case, other than the Buyer Parties or their respective Affiliates (excluding, for the avoidance of doubt, the Company Group)) that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;

(ii)         any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their respective Affiliates (excluding, for the avoidance of doubt, the Company Group)) of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition, as determined in good faith by the Company Board or the Special Committee); or

(iii)        any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which (A) any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties and their Affiliates (excluding, for the avoidance of doubt, the Company Group)) would hold securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such transaction or (B) the Company Stockholders immediately preceding such transaction hold less than 85% of the total outstanding equity securities (by vote or economic interests) in the surviving or resulting entity of such transaction or a direct or indirect parent company thereof.

Annex A-1-3

(d)         “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise; provided, in no event shall any Buyer Party, Parent Party or any Parent Affiliated Person be deemed or considered an “Affiliate” of any member of the Company Group, or vice versa, at any time or for any purpose, except as expressly provided in Section 5.22(a)(ii).

(e)         “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Mergers.

(f)          “Business Day” means each day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

(g)         “Code” means the Internal Revenue Code of 1986.

(h)         “Collective Bargaining Agreement” means any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement with respect to any employee of a Person or any of its Subsidiaries or other similar Contract with any labor organization, union, works council, or similar entity, or other body representing one or more employees of such Person or any of its Subsidiaries.

(i)          “Company Board” means the Board of Directors of the Company.

(j)          “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(k)         “Company Cash Amount” means, at any time of determination, an amount in cash equal to:

(i)          $160,000,000; minus

(ii)         an amount in cash equal to the aggregate dollar value of (A) the number of Rolling Company Shares multiplied by (B) the Per Share Price.

(l)          “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

(m)        “Company Credit Agreement” means that certain Credit Agreement, dated as of October 1, 2021, by and among the Company, as borrower, the other parties thereto, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other financial institutions party thereto, as amended, supplemented or otherwise modified from time to time.

(n)         “Company Debt Agreements” means the Company Credit Agreement and the Company Indenture.

(o)         “Company Employee Plan” means each Employee Plan that is maintained, contributed to, required to be contributed to or sponsored by any member of the Company Group for the benefit of any current or former employee, officer, director, consultant or other service provider, or under which any member of the Company Group has any liability (contingent or otherwise), other than any Employee Plan maintained by a Governmental Authority to which any member of the Company Group is required to contribute to pursuant to applicable law.

(p)         “Company Equity Plans” means, collectively, the 2010 BLB Worldwide Holdings, Inc. Stock Option Plan, the Twin River Worldwide Holdings, Inc. 2015 Stock Incentive Plan, the Bally’s Corporation 2021 Equity Incentive Plan, and the SIP, in each case, as amended, supplemented or otherwise modified from time to time.

Annex A-1-4

(q)         “Company ESPP” means the Bally’s Employee Stock Purchase Plan, as amended, supplemented or otherwise modified from time to time.

(r)          “Company Gaming Licenses” means any Gaming License issued or granted to, or held by, the Company or any of its Subsidiaries.

(s)          “Company Group” means the Company and its Subsidiaries, other than, from and following the Queen Share Contribution, any member of the Queen Group.

(t)          “Company Indenture” means that certain Indenture, dated as of August 20, 2021, under which the Company is the Issuer, certain Subsidiaries of the Company that are the guarantors thereunder and U.S. Bank National Association, a national banking association, as trustee, as supplemented from time to time.

(u)         “Company PSU” means each restricted stock unit representing the right to vest in and be issued a share of Company Common Stock that is subject to performance-based metrics, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with a merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

(v)         “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

(w)        “Company Restricted Stock” means each share of Company Common Stock that is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with a merger, acquisition or similar transaction or otherwise issued or granted by the Company.

(x)         “Company RSU” means each restricted stock unit representing the right to vest in and be issued a share of Company Common Stock that is subject solely to time-based vesting conditions, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with a merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

(y)         “Company Stockholders” means the holders of shares of Company Common Stock.

(z)         “Contract” means any contract, subcontract, note, bond, mortgage, credit agreement, indenture, lease, license, sublicense or other legally binding agreement.

(aa)        “Damages Per Share Price” means the numerical average of (i) the dollar volume-weighted average sale price for Company Common Stock as calculated by Bloomberg through its “Volume-Weighted Average Price” function (or, if not calculated thereby, any other authoritative source mutually agreed by the Company and Parent), rounded to the nearest one ten thousandth, during the period beginning at 9:30 a.m., New York City Time (or such other time as the New York Stock Exchange publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the New York Stock Exchange publicly announces is the official close of trading) (the “VWAP”) for the ten (10) consecutive trading days ending with the date on which the first public announcement is made with respect to the termination of this Agreement (but not including such date, unless such announcement is made later than 4:00 p.m., New York City Time (or such other time as the New York Stock Exchange publicly announces is the official close of trading)) and (ii) the VWAP for the ten (10) consecutive trading days beginning on the date on which the first public announcement is made with respect to the termination of this Agreement (and including such date, unless such announcement is made later than 4:00 p.m., New York City Time (or such other time as the New York Stock Exchange publicly announces is the official close of trading)).

(bb)       “DOJ” means the United States Department of Justice or any successor thereto.

(cc)        “Employee Plan” means each (i) “employee benefit plan” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (ii) all other employment, natural person consulting or other service, bonus, stock option, stock purchase or other equity-based, post-employment welfare benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change in control compensation, fringe, welfare or other benefit or compensation plan, program, agreement, contract, practice, policy or arrangement, whether, in each case, written or unwritten.

Annex A-1-5

(dd)       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ee)        “Exchange Act” means the Securities Exchange Act of 1934.

(ff)         “Financing Sources” means the Persons, in their respective capacities as such, that have committed to provide (either on or prior to the date of this Agreement), arrange, underwrite or place all or any portion of the Debt Financing in connection with the Mergers and any joinder agreements, note purchase agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in the Debt Financing and the successors and assigns of each of the foregoing.

(gg)       “Foreign Direct Investment Law” means laws or regulations that provide for national security reviews or reviews of foreign direct investment in connection with the cross-border acquisition of any interest in or assets of a business under the jurisdiction of any Governmental Authority outside the United States.

(hh)       “FTC” means the United States Federal Trade Commission or any successor thereto.

(ii)         “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(jj)         “Gaming Activities” means the conduct, offering, or hosting of gaming and gambling activities, including online gambling, race books, sports pools, lotteries, sweepstakes, bingo, fantasy contests or the use of devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other gaming and gambling enterprise, including slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems, betting, dog racing, horse racing, video lottery terminals and related and associated equipment, supplies and systems.

(kk)       “Gaming Jurisdictions” means, with respect to any Person, all jurisdictions, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted or hosted, including all Gaming Jurisdictions in which such Person or any of its Affiliates, directly or indirectly through a third person, currently conducts or hosts or proposes in the future to conduct, offer or host, or seek to conduct or host, any Gaming Activity.

(ll)         “Gaming Laws” means all (i) laws pursuant to which any Gaming Regulatory Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the ownership of an interest in, or control or influence over, an entity which conducts Gaming Activities in any Gaming Jurisdiction, (ii) orders promulgated thereunder, (iii) written and unwritten policies of the Gaming Regulatory Authorities and (iv) written and unwritten interpretations by the Gaming Regulatory Authorities of such laws or orders, including comfort letters.

(mm)     “Gaming Licenses” means, with respect to any Person, all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued or granted by any Gaming Regulatory Authority or any other federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body required by any person in order for such Person or its Affiliates to conduct or host, or seek to conduct or host, any Gaming Activities.

(nn)       “Gaming Regulatory Authorities” means, with respect to any Person, all Governmental Authorities with authority over or responsibility for interpreting, administering or enforcing Gaming Laws applicable to such Person and its Affiliates and equity or other financial interest holders.

(oo)       “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, bureau, council, board, agency or instrumentality, authority, board, or licensing body, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case whether international, national, federal, state, county, provincial, local, tribal or municipal and whether local or foreign.

(pp)       “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

Annex A-1-6

(qq)       “Indebtedness” means, with respect to any Person, any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities pursuant to capitalized leases; (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions; (vii) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the knowledge of such Person, threatened); (viii) liabilities arising from any breach of any of the foregoing; and (ix) indebtedness of others guaranteed by such Person or its Subsidiaries or secured by any lien or security interest on the assets of such Person or its Subsidiaries.

(rr)        “Initial Public Offering” means the (a) sale in an underwritten initial public offering registered under the Securities Act, and the rules and regulations promulgated thereunder (in each case as amended from time to time, or any successor thereto) of any equity securities of the Company or a corporate or other successor to the Company, including for the avoidance of doubt, any direct listing of such equity securities or (b) consummation of a business combination transaction (whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination) between the Company and a publicly traded special purpose acquisition company or blank check company that has been formed for the purpose of effecting such a transaction (or a subsidiary of such a special purpose acquisition company or blank check company).

(ss)        “Intellectual Property” means intellectual property and proprietary rights including: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress rights, domain name registrations, and similar designation of origin and rights therein (“Marks”); (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in Software, trade secrets and confidential information; (vi) rights of publicity; and (vii) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(tt)         “IP Contract” means, with respect to any Person, each Contract pursuant to which (i) any license, covenant not to sue, release, waiver, immunity, option or other right is granted under any material Intellectual Property owned by or purported to be owned by such Person or any of its Subsidiaries, as applicable, (ii) any Person has granted any license, covenant not to sue, release, waiver, immunity, option or other right under any Intellectual Property to such Person or any of its Subsidiaries, as applicable, that is material to their businesses, (iii) such Person or any of its Subsidiaries, as applicable, has assigned, transferred or sold, or agreed to assign, transfer or sell, any material Intellectual Property to any other Person, or (iv) such Person or any of its Subsidiaries, as applicable, is subject to any obligation or covenant with respect to the use, sale, licensing, enforcement, prosecution or other exploitation of any material Intellectual Property, including trademark co-existence or consent Contracts; provided that IP Contracts shall exclude: (A) non-exclusive licenses for commercially available, off-the-shelf software that have been granted on generally available terms; (B) non-exclusive licenses that are granted as part of a commercial transaction for Software-related services (for example, master service agreements or hosting agreements containing a non-exclusive license providing access to Software), and/or non-exclusive licenses that are incidental to the commercial transaction under which such license is granted; (C) non-disclosure agreements; and (D) assignments of Intellectual Property executed by employees and contractors of such Person or any of its Subsidiaries, as applicable.

(uu)       “Knowledge” means, (i) with respect to the Company, on any matter in question, the actual knowledge of the Persons set forth in Section 1.1(uu) of the Company Disclosure Letter and (ii) with respect to Queen or Parent, on any matter in question, the actual knowledge of the Persons set forth on Section 1.1(uu) of the Queen Disclosure Letter, in each case, after reasonable inquiry of his or her direct reports.

Annex A-1-7

(vv)       “Lease” means, with respect to any Person, any lease, sublease, license or other agreement pursuant to which such Person or any of its Subsidiaries, as applicable, uses or occupies, or has the right to use or occupy, now or in the future, any real property that (i) is classified as a capitalized lease under GAAP or (ii) requires annual lease payments in excess of $1,000,000.

(ww)     “Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, complaint, hearing, arbitration, investigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(xx)       “Licenses” means permits, licenses, memorandums of understanding, authorization to operate, certifications, approvals, registrations, consents, authorizations, franchises, variances, contractual authority, exemptions and orders issued or granted by a Governmental Authority.

(yy)       “Material Adverse Effect” means, with respect to the Company (any such Material Adverse Effect, a “Company Material Adverse Effect”) or with respect to Queen (any such Material Adverse Effect, a “Queen Material Adverse Effect”), as applicable, any fact, circumstance, change, event, occurrence, development or effect (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole or (b) would render such Party unable to consummate the applicable Merger (the Company Merger with respect to the Company and the Queen Merger with respect to Queen) prior to the Termination Date; provided that solely with respect to the foregoing clause (a), none of the following (by itself or when aggregated) will be deemed to be or constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i)          changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii)         changes in general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country; (2) changes in exchange rates generally for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)        changes in general conditions in the industries in which such Party and its Subsidiaries generally conduct business;

(iv)        changes in general regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v)         any general geopolitical conditions, outbreak of hostilities, acts of war, cyberattack, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, cyberattack, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(vi)        earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world;

(vii)       any Effect resulting from the announcement of this Agreement or the pendency of the Mergers and the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of such Party and its Subsidiaries with suppliers, customers, partners, vendors or any other third Person (other than with respect to any representation or warranty that addresses the effect of execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby);

(viii)      the identity of, or any actions taken or failed to be taken by, the Buyer Parties or any of their Affiliates as acquirers of shares of Company Common Stock;

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(ix)        the compliance by any Party with the express terms of this Agreement (other than Section 7.1 or Section 7.3), including any action taken or refrained from being taken as expressly required by this Agreement or with the written consent of the other Party;

(x)         changes after the date hereof in GAAP or other applicable accounting standards or in any applicable laws or regulations (or the binding interpretation of any of the foregoing);

(xi)        in the case of the Company Group, changes after the date hereof in the price or trading volume of, or the credit ratings or the ratings outlook for, their respective securities, or any going concern disclosure in any reports, schedules, forms, statements or other Company SEC Report, in and of itself (it being understood that any cause of such change or disclosure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii)       any failure, in and of itself, by such Party and its Subsidiaries to meet (A) any public analyst estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal projections or forecasts of its revenues, earnings or other financial performance (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

(xiii)      the departure or termination of any director, employee (including any officer) or independent contractors of such Party or its Subsidiaries;

(xiv)      in the case of the Company, any action or claim made or brought by any actual or purported current or former stockholder of the Company (or on their behalf or on behalf of the Company) arising out of or relating to this Agreement or the Mergers or any other transaction contemplated by this Agreement; or

(xv)       the availability or cost of equity, debt or other financing to such Party in and of itself (it being understood that any cause affecting such availability or cost may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

and except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi) and (x), to the extent that such Effect has had a disproportionate adverse effect on such Party relative to other similarly situated companies operating in the industries in which such Party and its Subsidiaries conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect.

(zz)        “MKF Warrants” means, collectively: (i) that certain Common Stock Purchase Warrant, dated March 23, 2022, issued by the Company to 10310344 Canada Inc. for the purchase by 10301344 Canada Inc. of up to 7,876 shares of Company Common Stock at a price of $0.01 per share; (ii) that certain Common Stock Purchase Warrant, March 23, 2022, issued by the Company to Julia Asher for the purchase by Julia Asher of up to 3,938 shares of Company Common Stock at a price of $0.01 per share; (iii) that certain Common Stock Purchase Warrant, dated March 23, 2022, issued by the Company to OneTeam Partners, LLC for the purchase by OneTeam Partners, LLC of up to 9,844 shares of Company Common Stock at a price of $0.01 per share; and (iv) that certain Common Stock Purchase Warrant, March 23, 2022, issued by the Company to William Asher for the purchase by William Asher of up to 372,120 shares of Company Common Stock at a price of $0.01 per share.

(aaa)      “MKF Alternative Consideration Amount” means the (x) Per Share Price multiplied by (y) (i) the number of shares of Company Common Stock issuable pursuant to the MKF Warrants immediately prior to the Company Effective Time minus (ii) the number of such shares in respect of which the holder(s) of MKF Warrants made an affirmative election, under the terms of such MKF Warrants, prior to the Closing Date, for such MFK Warrants to continue to be exercisable for shares of Company Common Stock after the Company Effective Time.

(bbb)     “Non-Recourse Party” means any Person other than a Buyer Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Buyer Party,

Annex A-1-9

or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing, but excluding, in each case, the Buyer Parties and any party to any Related Agreement.

(ccc)      “NYSE” means The New York Stock Exchange and any successor stock exchange.

(ddd)     “Order” means any binding order, judgment or injunction of any Governmental Authority.

(eee)      “Parent Affiliated Persons” means the Persons listed on Section 1.1(eee) of the Queen Disclosure Letter.

(fff)       “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and for which appropriate reserves have been established to the extent required by GAAP; (ii) statutory liens or landlords’, mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) non-exclusive licenses to Intellectual Property; (iv) liens, charges, fees or assessments for business parks, industrial parks or other similar organizations not yet due or delinquent and do not materially and adversely affect the use or operation of the property subject thereto; (v) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto; or (vi) liens to the extent disclosed in the Company SEC Reports on the date of this Agreement and/or securing Indebtedness to the extent disclosed in such Company SEC Reports.

(ggg)     “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(hhh)     “Queen Board” means the Board of Directors of Queen.

(iii)        “Queen Charter” means the Fourth Amended and Restated Certificate of Incorporation of Queen, dated December 17, 2021.

(jjj)        “Queen Common Stock” means the common stock, par value $0.00000198 per share, of Queen.

(kkk)     “Queen Credit Agreement” means that certain Credit Agreement, dated as of July 13, 2022, by and among The Queen Casino & Entertainment Inc. (f/k/a CQ Holding Company, Inc.), a Delaware corporation, the Fortress Credit Corp, as the administrative agent, and the lenders party thereto from time to time, as amended, supplemented or otherwise modified from time to time.

(lll)        “Queen Employee Plan” means each Employee Plan that is maintained, contributed to, required to be contributed to or sponsored by any member of the Queen Group for the benefit of any current or former employee, officer, director, consultant or other service provider, or under which any member of the Queen Group has any liability (contingent or otherwise), other than any Employee Plan maintained by a Governmental Authority to which Queen or any Subsidiary of Queen is required to contribute to pursuant to applicable law.

(mmm)  “Queen Equity Plan” means the Queen Casino & Entertainment Inc. Amended and Restated 2023 Equity Incentive Plan.

(nnn)     “Queen Exchange Ratio” means 2.45368905950.

(ooo)     “Queen Gaming Licenses” means any Gaming License issued or granted to or held by, Queen or any of its Subsidiaries.

(ppp)     “Queen Group” means Queen and its Subsidiaries.

(qqq)     “Queen Preferred Stock” means the Preferred Stock, par value $0.00000198, of Queen.

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(rrr)       “Queen Restricted Stock Award” means each award of restricted stock granted under the Queen Equity Plan.

(sss)       “Queen Stockholders” means the holders of shares of Queen Common Stock.

(ttt)        “Queen Warrants” means that certain Common Stock Purchase Warrant, dated July 13, 2022, issued by Queen to DBFLF CQ Warrant Holdings LLC and that certain Common Stock Purchase Warrant, dated April 16, 2024, issued by Queen to DBFLF CQ Warrant Holdings LLC.

(uuu)     “Related Agreements” means, collectively, the Guarantee, the Support Agreements and the Side Letter.

(vvv)     “Remaining Company Shares” means, collectively, Rolling Company Shares, Owned Company Shares, Company Contribution Shares, Queen Consideration Shares and shares of Company Restricted Stock.

(www)   “Representative” means, collectively, with respect to any Person, such Person’s directors, officers, employees, consultants, agents, representatives and advisors. For the purposes of this Agreement, in no event shall any Buyer Party or any Parent Affiliated Person or any of their Representatives be deemed or considered a “Representative” of any member of the Company Group, or vice versa, at any time or for any purpose hereunder.

(xxx)     “Requisite Gaming Approvals” means, collectively, the Company Gaming Approvals and the Queen Gaming Approvals.

(yyy)     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(zzz)      “SBG Gaming Securities” means, collectively: (i) that certain Common Stock Purchase Warrant, dated November 18, 2020, issued by the Company to SBG Gaming for the purchase by SBG Gaming of up to 4,915,726 shares of Company Common Stock at a price of $0.01 per share; (ii) that certain Common Stock Purchase Warrant, dated April 20, 2021, issued by the Company to SBG Gaming for the purchase by SBG Gaming of up to 2,086,908 shares of Company Common Stock at a price of $0.01 per share; (iii) that certain Common Stock Purchase Warrant, dated November 18, 2020, issued by the Company to SBG Gaming for the purchase by SBG Gaming of up to 3,279,337 shares of Company Common Stock at a price of $0.01 per share, subject to the satisfaction of certain conditions set forth therein; (iv) that certain Common Stock Purchase Warrant, dated April 20, 2021, issued by the Company to SBG Gaming for the purchase by SBG Gaming of up to 909,090 shares of Company Common Stock at a price of $0.01 per share;  and (v) that certain Common Stock Purchase Option, dated November 18, 2020, issued by the Company to SBG Gaming for the purchase by SBG Gaming of up to 1,639,669 shares of Company Common Stock at prices between $30.00 and $45.00 per share.

(aaaa)    “Schedule 13E-3 Information” means all information and exhibits required by the Rule 13E-3 Transaction Statement on Schedule 13E-3 under Section 13(e) of the Exchange Act and Rule 13E-3 promulgated thereunder to be included in the Schedule 13E-3.

(bbbb)   “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(cccc)    “Securities Act” means the Securities Act of 1933.

(dddd)   “SIP” means, collectively, Supplement No. 1 to the Bally’s Corporation 2021 Equity Incentive Plan (UK Share Incentive Plan); Supplement No. 2 to the Bally’s Corporation 2021 Equity Incentive Plan (International Share Incentive Plan); and Supplement No. 3 to the Bally’s Corporation 2021 Equity Incentive Plan (Partner Incentive Plan).

(eeee)    “SIP Award” means each award granted under the SIP.

(ffff)      “Software” means all computer software (in object code or source code format), associated databases, and related documentation and materials.

(gggg)   “Solvent” means, with respect to any Person, that at any time of determination (i) the fair saleable value (determined on a going concern basis) of the assets of such Person, together with its Subsidiaries, taken as a whole, is greater than the total amount of such Person’s liabilities (including all liabilities, whether or not

Annex A-1-11

reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (ii) such Person is able to pay its debts and obligations in the ordinary course of business as they become due; and (iii) such Person, together with its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital to carry on its businesses and all businesses in which it is about to engage.

(hhhh)   “Subsidiary” of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof. For the purposes of this Agreement, in no event shall Queen or any other member of the Queen Group (including, for the avoidance of doubt, from and following the Queen Share Contribution) be deemed or considered a “Subsidiary” of any member of the Company Group at any time or for any purpose hereunder.

(iiii)       “Superior Proposal” means any bona fide unsolicited written Acquisition Proposal for an Acquisition Transaction on terms that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, and financing aspects of the proposal (including certainty and timing of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Special Committee deems relevant, and (ii) if consummated, would be more favorable to the Unaffiliated Company Stockholders (in their capacity as such) than the transactions contemplated by this Agreement, including the Company Merger (taking into account any revisions to this Agreement made or committed to in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(jjjj)       “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, license, registration, payroll, employment, excise and property taxes), together with all interest, penalties and additions imposed with respect to such amounts imposed by any Governmental Authority.

(kkkk)   “Tax Returns” means any returns, estimates, information statements and reports (including schedules, amendments and attachments thereto) supplied or required to be supplied to any Governmental Authority relating to any and all Taxes.

(llll)       “Termination Fee Per Share Price” means the numerical average of (i) the VWAP for the ten (10) consecutive trading days ending with the date on which the first public announcement is made with respect to the termination of this Agreement (but not including such date, unless such announcement is made later than 4:00 p.m., New York City Time (or such other time as the New York Stock Exchange publicly announces is the official close of trading)) and (ii) the VWAP for the ten (10) consecutive trading days beginning on the date on which the first public announcement is made with respect to the termination of this Agreement (and including such date, unless such announcement is made later than 4:00 p.m., New York City Time (or such other time as the New York Stock Exchange publicly announces is the official close of trading)).

(mmmm)        “Transaction Litigation” means any Legal Proceeding commenced or threatened by any Person (including any current or former holder of Company Common Stock or any other securities or Indebtedness of any member of the Company Group) against a Party or any of its Subsidiaries or any of its or their Representatives or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or any of its

Annex A-1-12

or their Representatives, in each case in connection with, arising from or otherwise relating to or regarding the Mergers, the Queen Share Contribution or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, Schedule 13E-3, any Other Required Company Filing or any other communications to the Company Stockholders or holders of securities or Indebtedness of the Company Group, other than any Legal Proceedings among the Parties or with the Financing Sources related to this Agreement or the Guarantee.

(nnnn)   “Unaffiliated Company Stockholders” means the holders of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of (i) Parent, SRL, SBG Gaming, Noel Hayden or their respective Affiliates and those members of the Company Board who are employees of Parent, SBG Gaming or any of their respective Affiliates, (ii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act and (iii) any Company Stockholder who, prior to the receipt of the Requisite Stockholder Approval, enters into any contract, agreement or other arrangement with any Buyer Party or any of its respective Affiliates pursuant to which such Company Stockholder agrees to vote to adopt this Agreement or to make a Rolling Share Election.

(oooo)   “Unaudited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of March 31, 2024 set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC for the fiscal quarter ended March 31, 2024.

(pppp)   “WARN” means the United States Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law.

(qqqq)   “Willful and Material Breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching Party (x) with the actual Knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement or (y) not in good faith that results, directly or indirectly, in a breach of the relevant covenant, representation, warranty or other agreement.

1.2         Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Acquisition Agreement	7.6(a)
Alternative Debt Commitment Letter	8.6(c)
Alternative Debt Financing	8.6(c)
Book-Entry Queen Shares	3.9(a)
Book-Entry Shares	2.8(c)
Buyer Parties	Preamble
Certificates	2.8(c)
Chosen Courts	11.10(a)
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Board Recommendation	4.3(b)
Company Bylaws	2.5(b)
Company Capitalization Date	4.7(a)
Company Certificate of Merger	2.3
Company Charter	2.5(a)
Company Continuation Period	8.11(b)(i)
Company Contribution Shares	3.1
Company Disclosure Letter	Article IV
Company Effective Time	2.3
Company Exchange Fund	2.11(a)

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Term	Section Reference
Company Gaming Approvals	4.6
Company Indemnified Persons	8.10(a)
Company Liability Limitation	10.3(f)(ii)
Company Merger	Recitals
Company Party	Preamble
Company Parties	Preamble
Company Related Parties	10.3(f)(ii)
Company SEC Reports	4.9
Company Securities	4.7(c)
Company Stockholder Meeting	8.4(a)
Company Termination Fee	10.3(b)(i)
Confidentiality Agreement	11.4
Consent	4.6
Continuing Company Employees	8.11(a)
Continuing Queen Employees	8.11(a)
Copyrights	1.1(rr)
Debt Commitment Letter	6.8(a)
Debt Financing	6.8(a)
Definitive Financing Agreements	8.6(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
Dissenting Queen Shares	3.7(d)
Effect	1.1(yy)
Election Deadline	2.8(c)
Election Form	2.8(c)
Electronic Delivery	11.12
Election Form Record Date	2.8(c)
Enforceability Limitations	4.2
Financing Amount	6.8(d)
Fractional Share Cash Amount	3.7(c)
Guarantee	Recitals
Indemnification Obligations	8.10(a)
Indemnified Persons	8.10(a)
Intervening Event	7.6(d)(i)
Intralot Shares	5.7(e)
Leased Real Property	5.15(b)
Licensed Parties	6.5(b)
Licensing Affiliates	6.5(b)
Marks	1.1(rr)
Maximum Annual Premium	8.10(c)
Mergers	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Sub Stockholder Approvals	4.4
Most Recent Queen Balance Sheet	5.9(a)
New Company Plan	8.11(c)(i)
New Queen Plan	8.11(c)(ii)
Notice Period	7.6(d)(ii)(3)
Old Company Plans	8.11(c)(i)
Old Queen Plans	8.11(c)(ii)

Annex A-1-14

Term	Section Reference
Other Required Company Filing	8.3(b)
Other Required Parent Filing	8.3(c)
Owned Company Share	2.7(a)(ii)
Owned Queen Share	3.7(a)(iii)
Parent	Preamble
Parent Liability Limitation	10.3(f)(i)
Parent Parties	Article VI
Parent Related Parties	10.3(f)(i)
Parent Termination Fee	10.3(c)
Party	Preamble
Parties	Preamble
Patents	1.1(rr)
Payment Agent	2.8(b)
Payoff Letters	8.20
Per Share Price	2.7(a)(i)
Prohibited Modifications	8.6(b)
Proxy Statement	8.3(a)
Queen	Preamble
Queen Capitalization Date	5.7(a)
Queen Certificate of Merger	3.3
Queen Certificates	3.9(a)
Queen Consideration	3.7(a)(ii)
Queen Consideration Shares	3.7(a)(ii)
Queen Continuation Period	8.11(b)(ii)
Queen Contributed Shares	3.1
Queen Disclosure Letter	Article V
Queen Effective Time	3.3
Queen Financial Statements	5.9(a)
Queen Gaming Approvals	5.6
Queen Indemnified Persons	8.10(a)
Queen Material Adverse Effect	1.1(yy)
Queen Merger	Recitals
Queen Securities	5.7(c)
Queen Share Contribution	3.1
Queen Surviving Corporation	3.2
Queen Written Consent	Recitals
Recent SEC Reports	Article IV
Recommendation Change	7.6(c)(i)
Registration Rights Agreement	Recitals
Remedial Actions	8.1
Repaid Indebtedness	8.20
Requisite Stockholder Approval	4.4
Rolling Company Share	2.8(a)
Rolling Share Election	2.8(a)
SBG Gaming	Recitals
Schedule 13E-3	8.3(a)
SG Gaming	Preamble
Side Letter	Recitals
Special Committee	Recitals
Special Committee Recommendation	4.3(a)

Annex A-1-15

Term	Section Reference
Specified Financing Source Provisions	11.13
SRL	Recitals
Support Agreement	Recitals
Surviving Corporation	2.2
Termination Date	10.1(c)

1.3         Certain Interpretations.

(a)         When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)         When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” means “the date of this Agreement.”

(c)         Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)         The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)         When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)          The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g)         When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)         Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity; provided that in no event shall Queen or any other member of the Queen Group (including, for the avoidance of doubt, from and following the Queen Share Contribution) be deemed or considered to be a “Subsidiary” of any member of the Company Group at any time or for any purpose hereunder.

(i)          A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) in effect as of such date. A reference to “law” will refer to any legislation, statute, law (including common law), ordinance, rule, regulation, code, directive, determination or stock exchange listing requirement, as applicable, and “order” will refer to any decree, ruling, judgment, injunction or other order in any Legal Proceedings by or with any Governmental Authority. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

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(j)          All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is specifically related to such item or (ii) such item is specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto, in each case of clauses (i) and (ii), if an amount is so shown or set forth on such balance sheet or financial statement or notes thereto, solely to the extent of such amount.

(k)         The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l)          The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(m)        If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the succeeding Business Day.

(n)         The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o)         No summary of this Agreement or of any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p)         The information contained in this Agreement and in the Company Disclosure Letter and Queen Disclosure Letter is disclosed solely for purposes of this Agreement and solely for the benefit of the Parties, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of law or breach of Contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter or Queen Disclosure Letter, as applicable, is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter or Queen Disclosure Letter, as applicable. Nothing in the Company Disclosure Letter constitutes an admission against any member of the Company Group’s interest or represents any member of the Company Group’s legal position or legal rights on the matter so disclosed. Nothing in the Queen Disclosure Letter constitutes an admission against a Buyer Party’s interest or represents any Buyer Party’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Material Adverse Effect or materiality.

(q)         The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.14 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, no Persons other than the Parties may rely on the representations and warranties in this Agreement or any related disclosures as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

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(r)          Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided” or “delivered” (i) by the Company if such documents, information or materials have been included in the Recent SEC Reports or posted to the “Project Epsilon” virtual data room hosted by Datasite and managed by the Company and by (ii) Parent or Queen if such documents, information or materials have been posted to the “Project Ruby” virtual data room hosted by Firmex and managed by Queen, in each case, not later than 6:00 p.m. Eastern time on the second Business Day preceding the date hereof.

(s)          References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(t)          The Company Disclosure Letter and the Queen Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

Article II
THE COMPANY MERGER

2.1         The Closing. The consummation of the Queen Share Contribution and Mergers (together, the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery): (a) in no event later than the third Business Day after the satisfaction or waiver (to the extent waiver is permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent waiver is permitted hereunder) of such conditions at the Closing); provided that if any of the conditions set forth in Article IX are not satisfied or waived (to the extent permitted hereunder) on such third Business Day, then the Closing shall take place on the first Business Day thereafter on which all such conditions have been satisfied or waived (to the extent permitted hereunder); or (b) such other time, location and/or date as Parent and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.2         The Company Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Company Effective Time: (a) Merger Sub I will be merged with and into the Company; (b) the separate corporate existence of Merger Sub I will thereupon cease; and (c) the Company will continue as the surviving corporation of the Company Merger. The Company, as the surviving corporation of the Company Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.3         The Company Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company and Merger Sub I will cause the Company Merger to be consummated pursuant to the DGCL by executing and filing all necessary documentation, including a certificate of merger in customary form and substance (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent and the Company and specified in the Company Certificate of Merger, being referred to herein as the “Company Effective Time”).

2.4         Effect of the Company Merger. At the Company Effective Time, the effect of the Company Merger will be as provided in this Agreement, the Company Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Effective Time: all (a) property, rights, privileges, powers and franchises of the Company and Merger Sub I will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub I will become the debts, liabilities and duties of the Surviving Corporation.

2.5         Certificate of Incorporation and Bylaws.

(a)         Surviving Corporation Certificate of Incorporation. At the Company Effective Time, by virtue of the Company Merger, the Fifth Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) will be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and such amended and restated certificate of incorporation will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation and consistent with the obligations set forth in Section 8.10(a).

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(b)         Surviving Corporation Bylaws. Promptly following the date of this Agreement, but in no event later than five (5) Business Days prior to the date of the filing of the Proxy Statement, each of Parent and the Company shall use its respective reasonable best efforts to agree to the form of amended and restated bylaws of the Company (the “Surviving Company Bylaws”), which shall be substantially in the same form as the bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”), and the Company Board shall take all actions necessary so that effective at the Company Effective Time the Company Bylaws will be amended and restated in its entirety to read as set forth in the Surviving Company Bylaws, and such amended and restated bylaws will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws and consistent with the obligations set forth in Section 8.10(a).

2.6         Directors and Officers.

(a)         Directors of the Surviving Corporation. The Company shall take all action necessary so that at the Company Effective Time, subject to compliance with the requirements of Section 8.21, the initial directors of the Surviving Corporation will be persons designated in writing by Parent to the Company with sufficient advance notice (as reasonably determined by Parent and the Company) prior to the Closing in order to obtain the Requisite Gaming Approvals. Such initial directors shall hold office as directors of the Surviving Corporation from and after the Company Effective Time in accordance with the DGCL, Section 8.21, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(b)         Officers of the Surviving Corporation. The officers of the Company as of immediately prior to the Company Effective Time shall continue as the initial officers of the Surviving Corporation from and after the Company Effective Time, each to hold office in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

2.7         Effect of Company Merger on Capital Stock.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, at the Company Effective Time, by virtue of the Company Merger and without any action on the part of Merger Sub I or the Company or the holders of any of the following securities, the following will occur:

(i)          each share of Company Common Stock outstanding immediately prior to the Company Effective Time, other than (A) any Owned Company Shares, (B) any shares of Company Restricted Stock, (C) any Rolling Company Shares, (D) any Dissenting Company Shares and (E) any Company Contribution Shares, shall be automatically converted into the right to receive cash in an amount equal to $18.25 per share, without interest thereon (the “Per Share Price”) and, when so converted, will automatically be cancelled and cease to exist (except for the right to receive the Per Share Price as contemplated by this Section 2.7(a)(i));

(ii)         each share of Company Common Stock that is held by the Company in treasury or held by any Subsidiary of the Company as of immediately prior to the Company Effective Time (each, an “Owned Company Share”) will be cancelled and cease to exist without any conversion thereof or consideration paid therefor;

(iii)        each share of Company Common Stock that is a share of Company Restricted Stock, a Rolling Company Share or a Company Contribution Share as of immediately prior to the Company Effective Time will remain issued and outstanding as shares of common stock of the Surviving Corporation; and

(iv)        each share of common stock, par value $0.01 per share, of Merger Sub I that is outstanding as of immediately prior to the Company Effective Time will be cancelled and cease to exist without any conversion thereof or consideration paid therefor.

(b)         Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock distribution or dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the shares of Company Common Stock occurring on or after the date hereof and prior to the Company Effective Time.

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(c)         Rights of Appraisal.

(i)          The Parties agree that, notwithstanding Section 262(b)(2)a. of the DGCL, shares of Company Common Stock shall be entitled to rights of appraisal under Section 262 of the DGCL, in accordance this Section 2.7(c). Notwithstanding anything to the contrary set forth in this Agreement (other than this Section 2.7(c)), all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Company Effective Time (other than Rolling Company Shares, shares of Company Restricted Stock and Company Contribution Shares)) and held by Company Stockholders who shall have neither voted in favor of the Company Merger nor consented thereto in writing, and who shall have properly demanded appraisal of such shares of Company Common Stock in accordance with, and who have otherwise complied with, Section 262 of the DGCL (disregarding Section 262(b)(2)a. thereof) (the “Dissenting Company Shares”) will not be converted into the right to receive the Per Share Price pursuant to this Section 2.7 and shall be entitled only to such rights as are granted by Section 262 of the DGCL (disregarding Section 262(b)(2)a. thereof). Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL (disregarding Section 262(b)(2)a. thereof), except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or otherwise failed to comply with the provisions of Section 262 of the DGCL (disregarding Section 262(b)(2)a. thereof) or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL (disregarding Section 262(b)(2)a. thereof) or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL (disregarding Section 262(b)(2)a. thereof) will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Company Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Book-Entry Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.11 and shall not be deemed to be Dissenting Company Shares.

(ii)         The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the consent right with respect to a payment or settlement set forth above.

2.8         Rolling Share Election.

(a)         Elections. Each Person (other than the Company and its Subsidiaries) who is a record holder of shares of Company Common Stock on the Election Form Record Date, or who becomes a record holder of shares of Company Common Stock during the period between the Election Form Record Date and the Election Deadline and has received the Election Form and related materials pursuant to Section 2.8(c), may submit an Election Form specifying the number of shares of Company Common Stock held by such Person that such Person elects to have remain issued and outstanding in the Company Merger (each such share of Company Common Stock for which such election is validly made and not revoked in accordance herewith, a “Rolling Company Share,” and each such election, a “Rolling Share Election”). Any such record holder who fails to properly submit an Election Form on or before the Election Deadline in accordance with the procedures set forth in this Section 2.8 with respect to all or any portion of such holder’s shares of Company Common Stock shall be deemed to have not made a Rolling Share Election with respect to such shares. Holders of record of shares of Company Common Stock who hold such shares of Company Common Stock as nominees, trustees or in other representative capacities may submit a separate Election Form on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds shares of Company Common Stock. Each of Parent and the Company shall have the authority to reject all or any part of a Rolling Share Election if it determines in good faith that such election is reasonably likely to delay or prevent receipt of any of the Requisite Gaming Approvals or the holding

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of shares of Company Common Stock after Closing by the holder who made such election is reasonably likely to adversely affect the conduct of Gaming Activities by the Surviving Corporation or any of its Subsidiaries after the Closing. The Parties agree to treat each Rolling Share Election as a non-realization event for U.S. federal income tax purposes.

(b)         Appointment of Payment Agent. Prior to the mailing of the Proxy Statement by the Company to the Company Stockholders: (i) Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as payment and exchange agent (the “Payment Agent”) in respect of the Company Merger and payment of the Per Share Price; and (ii) the Company will enter into a payment agent agreement, in form and substance reasonably acceptable to Parent and the Company, with such Payment Agent, to which Parent shall be a third-party beneficiary.

(c)         Mailing of Election Form; Election Deadline. Parent shall prepare, and the Company shall direct the Payment Agent to mail, a form of election, which form shall be subject to the reasonable approval of the Company (the “Election Form”), at least forty-five (45) days prior to the Closing Date, as reasonably determined by Parent and the Company, to the record holders of Company Common Stock with a record date ten (10) days prior to such mailing (the “Election Form Record Date”), which Election Form shall permit each record holder of shares of Company Common Stock (other than the Company and its Subsidiaries) who wishes to make a Rolling Share Election to specify the number of shares of Company Common Stock with respect to which each such holder elects the Rolling Share Election; provided that the Company shall use commercially reasonable efforts to mail or otherwise make available (by posting on the Company’s website or otherwise) the Election Form and related materials to all Persons who become record holders of Company Common Stock during the period between the Election Form Record Date and the Election Deadline for use by such holders who desire to make a Rolling Share Election. Any such holder’s Rolling Share Election shall have been properly made only if the Payment Agent shall have received at its designated office, by 5:00 p.m. Eastern time on a date to be agreed by the Company and Parent that is at least sixty (60) days prior to the date upon which the Closing Date is expected to occur as determined in good faith by Parent and the Company or such later date mutually agreed by Parent and the Company (the “Election Deadline”), an Election Form properly completed and signed and, if the shares of Company Common Stock in respect of which such election is sought to be made are represented by a certificate or certificates (the “Certificates”), such Election Form shall be accompanied by such Certificate or Certificates (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in the Election Form from a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, provided that such Certificate or Certificates are in fact delivered to the Payment Agent within five (5) Business Days after receipt by the Payment Agent of such guarantee of delivery). Shares of Company Common Stock held in the form of Certificates or in the form of book-entry shares (“Book-Entry Shares”) in respect of which a Rolling Share Election is made may not be transferred on the stock transfer books or ledger of the Company until after the Company Effective Time (or as set forth in Section 2.8(d) and Section 2.8(f)). The Company and Parent shall use commercially reasonable efforts to issue a public statement (by posting on the Company’s website, by means of a Current Report on Form 8-K filed by the Company or otherwise) disclosing the Election Deadline no later than ten (10) Business Days before the Election Deadline or such later date mutually agreed by Parent and the Company.

(d)         Ability to Revoke Election Forms. Any Election Form may be revoked by the record holders of Company Common Stock submitting it to the Payment Agent only by written notice received by the Payment Agent prior to the Election Deadline. All Election Forms shall automatically be revoked if the Payment Agent is notified in writing by Parent and the Company that the Company Merger has been abandoned and this Agreement has been terminated. If an Election Form is properly revoked by the record holder of Company Common Stock or is automatically revoked pursuant to the immediately preceding sentence, the Certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Election Form relates shall be promptly returned to the stockholder that submitted the same to the Payment Agent and shares represented by such Certificates and Book-Entry Shares in respect of which an Election Form was previously submitted shall thereupon become transferable on the stock transfer books and ledger of the Company.

(e)         Determination of Payment Agent Binding. The determination of the Payment Agent shall be binding as to whether a Rolling Share Election shall have been properly made or revoked pursuant to this Section 2.8 with respect to shares of Company Common Stock and when elections and revocations were received by it. If the Payment Agent determines that any Rolling Share Election was not properly made with respect to any

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shares of Company Common Stock, such shares shall be treated by the Payment Agent as shares of Company Common Stock that are not Rolling Company Shares at the Company Effective Time, and such shares shall be exchanged in the Company Merger for the Per Share Price pursuant to Section 2.7(a)(i). The Payment Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 2.8 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

(f)          Notification of Rolling Company Shares. Parent shall provide, or cause to be provided, prompt notice (but in any event within ten (10) Business Days following the Election Form Deadline) to (i) each Company Stockholder who submits a Rolling Share Election of the number of shares of Company Common Stock held by such Company Stockholder that will be Rolling Company Shares and (ii) the Company of the aggregate number of shares of Company Common Stock that will be Rolling Company Shares; provided that none of Parent, Merger Sub I or the Company shall be under any obligation to notify any Person of any defect in an Election Form.

(g)         Certificates; Book-Entry Shares. Any Certificate or Certificates that immediately prior to the Company Effective Time represented outstanding shares of Company Common Stock that are Rolling Company Shares shall remain issued and outstanding from and after the Company Effective Time and represented by such Certificate or Certificates, and such Certificate or Certificates which were delivered to the Payment Agent shall be promptly returned to the stockholder that submitted such Certificate or Certificates, and any Book-Entry Shares of Company Common Stock that are Rolling Company Shares shall remain issued and outstanding as Book-Entry Shares of Company Common Stock from and after the Company Effective Time and become transferable on the stock transfer books and ledger of the Company promptly after the Company Effective Time.

2.9         Treatment of Company Equity Awards.

(a)         Company RSUs; Company PSUs; Company Restricted Stock. At the Company Effective Time, each outstanding award of Company RSUs, Company PSUs and the shares of Company Restricted Stock, in each case whether vested or unvested, shall, automatically and without any required action by the holder of the applicable award of Company RSUs, Company PSUs and/or Company Restricted Stock, be continued by the Company from and after the Company Effective Time in accordance with the same terms and conditions (including any vesting, performance, acceleration, forfeiture, or repurchase rights) as were applicable to such award as of immediately prior to the Company Effective Time, and such awards, when vested, shall continue to be settled in shares of Company Common Stock from and after the Company Effective Time (subject to all applicable Taxes and withholdings), with any shares vesting immediately prior to or as of the Company Effective Time being treated as Rolling Company Shares for purposes of this Agreement.

(b)         Non-U.S. Stock Incentive Plan. Immediately prior to the Company Effective Time, all outstanding and unvested matching shares issuable under Supplements No. 2 and No. 3 to the 2021 Equity Incentive Plan shall accelerate and vest in accordance with the provisions of the Company Equity Plans and, such then-vested matching shares shall be settled by the Company, to the extent practicable and taking into account relevant tax considerations of participants thereunder, by means of the issuance of shares of Company Common Stock, with such shares being treated as Rolling Company Shares for purposes of this Agreement. Any unallocated shares under Supplement No. 1 to the 2021 Equity Incentive Plan shall be held by the trustee of such plan and may be used for future purposes as reasonably directed by the Company. Following the Closing, the Company shall use its reasonable best efforts to resolve the settlement of shares and other administrative actions under the SIPs in a manner that considers the relevant tax consequences to the participants and the Company.

(c)         Further Actions. The Company and the Company Board shall pass resolutions approving, and take such other actions as may be reasonably necessary or required to effect, the treatment of the Company RSUs, Company PSUs, Company Restricted Stock and SIP Awards under this Section 2.9 and the treatment of the Company ESPP as set forth in Section 2.10. The Company, and after the Company Effective Time, Parent, shall make all filings required and shall take all reasonable actions necessary to maintain listing of the Company Common Stock on the OTCQX operated by the OTC Markets or, at the election of Parent, the New York Stock Exchange or other national securities exchange.

2.10       Company ESPP. The Company will continue to operate the Company ESPP in accordance with its terms and past practice for the Offering Period (as defined in the Company ESPP) in effect on the date of this Agreement; provided, that as soon as practicable following the date of this Agreement, the Company shall take all

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actions with respect to the Company ESPP that are necessary to provide that (a) with respect to the offering period under the Company ESPP in effect as of the date of this Agreement (the “Current ESPP Offering Period”), no individual who was not a participant in the Company ESPP as of the date of this Agreement may enroll in the Company ESPP with respect to such Current ESPP Offering Period and no participant may increase the percentage amount of their payroll deduction election from that in effect on the date of this Agreement for such Current ESPP Offering Period, and (b) no new offering period shall be commenced under the Company ESPP after the date of this Agreement and prior to the Company Effective Time.

2.11       Surrender and Payment

(a)         Company Exchange Fund. Prior to or as of the Company Effective Time, (i) Parent, with the cooperation of the Company as and to the extent provided in this Agreement, will cause the proceeds of the Debt Financing to be deposited with the Payment Agent, by wire transfer of immediately available funds (but only if the Company has available to it and is ready, willing and able to simultaneously deposit the Company Contribution Amount to the Payment Agent pursuant to the immediately following clause (ii)), and (ii) the Company will, to the extent available to it, deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, an amount in cash (if any) up to the Company Cash Amount which amount shall, together with the proceeds of the Debt Financing, equal the aggregate cash consideration to which the record holders of shares of Company Common Stock pursuant to Section 2.7 (for the avoidance of doubt, other than Remaining Company Shares and Dissenting Company Shares) are or become entitled pursuant to Section 2.7 (such aggregate amount (if any) of the Company Cash Amount plus the MKF Alternative Consideration Amount, the “Company Contribution Amount”), for payment to the record holders of shares of Company Common Stock pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as reasonably directed by Parent or the Surviving Corporation, only in: (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than thirty (30) days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks organized under the laws of the United States or any state thereof with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) that is assigned at least a “B” rating by Thomson Financial BankWatch (such cash and any proceeds thereon, the “Company Exchange Fund”). No such investment or loss thereon of fund in the Company Exchange Fund shall affect the amounts payable to the holders of shares of Company Common Stock (for the avoidance of doubt, other than Remaining Company Shares) pursuant to Section 2.7. To the extent there are investment losses or the Company Exchange Fund otherwise diminishes below the level necessary for the payment and delivery of the aggregate cash consideration payable to the holders of shares of Company Common Stock pursuant to Section 2.7, the Surviving Corporation shall promptly deposit or cause to be deposited additional amounts in cash in immediately available funds with the Payment Agent as necessary to ensure that the Company Exchange Fund is at all times at the level necessary for the payment and delivery of the aggregate cash consideration payable to the holders of shares of Company Common Stock pursuant to Section 2.7. Any income from investment of the Company Exchange Fund in excess of the aggregate cash consideration payable to the holders of shares of Company Common Stock pursuant to Section 2.7 will be payable to the Surviving Corporation. The Company Exchange Fund shall not be used for any purpose other than the payment to holders of shares of Company Common Stock pursuant to Section 2.7 or the Surviving Corporation as contemplated by this Section 2.11(a).

(b)         Payment Procedures. Promptly following the Closing (and in any event within three (3) Business Days following the Closing), the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Company Effective Time) of (i) a Certificate or Certificates that immediately prior to the Company Effective Time represented outstanding shares of Company Common Stock (other than Remaining Company Shares and Dissenting Company Shares, as applicable) and (ii) Book-Entry Shares of Company Common Stock (other than Remaining Company Shares and Dissenting Company Shares, as applicable): (A) a letter of transmittal in customary form to be agreed by the Company and Parent prior to the Company Effective Time (which will specify that delivery will be effected, and risk of loss and title to such holder’s Certificates will pass, only upon delivery of the Certificates (or affidavit of loss in lieu thereof) to the Payment Agent or, in the case of Book-Entry Shares of Company Common Stock, upon adherence to the procedures set forth in the letter of transmittal); and (B) instructions for use in effecting the surrender of the Certificates (or submission of an affidavit of loss in lieu thereof) and Book-Entry Shares, as applicable, in exchange for the Per Share Price, payable

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in respect thereof pursuant to Section 2.7. Upon surrender of Certificates (other than Certificates representing Remaining Company Shares) or submission of an effective affidavit of loss in lieu thereof for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or effective affidavit of loss in lieu thereof will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying: (1) the aggregate number of shares of Company Common Stock represented by such Certificate or effective affidavit of loss in lieu thereof; by (2) the Per Share Price (subject to Section 2.14), and the Certificates so surrendered (or shares of Company Common Stock represented by an effective affidavit of loss submitted in lieu thereof) will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Book-Entry Shares (other than Book-Entry Shares that are Remaining Company Shares), the holders of such Book-Entry Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Book-Entry Shares; by (y) the Per Share Price (subject to Section 2.14), and the transferred Book-Entry Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Book-Entry Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates or the Book-Entry Shares on the Per Share Price payable upon the surrender of such Certificates (or submission of an effective affidavit of loss in lieu thereof) or Book-Entry Shares pursuant to this Section 2.11(b). Until so surrendered, outstanding Certificates and Book-Entry Shares (for the avoidance of doubt, other than Remaining Company Shares) will be deemed from and after the Company Effective Time to evidence only the right to receive the Per Share Price without interest thereon, payable in respect thereof pursuant to Section 2.7.

(c)         Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company or if the Per Share Price is to be paid in a name other than that in which the Certificates or Book-Entry Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company, as applicable, only if, in the case of shares of Company Common Stock represented by Certificates, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer, or in the case of Book-Entry Shares, a proper transfer instruction is presented, and in either case the Person requesting such payment has paid to the Company (or any agent designated by the Company) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of the Company (or any agent designated by the Company) that such transfer Taxes have been paid or are otherwise not payable.

(d)         No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent or any Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)         Distribution of the Company Exchange Fund to the Surviving Corporation. Any portion of the Company Exchange Fund that remains undistributed to the holders of shares of Company Common Stock on the date that is one year after the Closing Date, as applicable, will be delivered to the Surviving Corporation upon demand, and any record holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Company Effective Time and were not Remaining Company Shares or Dissenting Company Shares, who have not theretofore surrendered or transferred their Certificates or Book-Entry Shares representing such shares of Company Common Stock, for exchange pursuant to this Section 2.11, will thereafter look for payment of the Per Share Price without interest thereon, payable in respect of the shares of Company Common Stock represented by such Certificates or Book-Entry Shares solely to the Surviving Corporation (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Per Share Price, to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Book-Entry Shares two (2) years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

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2.12       No Further Ownership Rights in Company Common Stock. From and after the Company Effective Time: (a) all shares of Company Common Stock (other than Remaining Company Shares) will no longer be outstanding and will automatically be converted or cancelled, as applicable, in accordance with Section 2.7 and cease to exist; and (b) each holder of Certificates or Book-Entry Shares theretofore representing any shares of Company Common Stock (other than Remaining Company Shares) will cease to have any rights with respect thereto, except the right to receive the Per Share Price, payable therefor in accordance with Section 2.7 or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Company Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock (other than Remaining Company Shares) that were issued and outstanding immediately prior to the Company Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades (other than of Remaining Company Shares) effected prior to the Company Effective Time. If, after the Company Effective Time, Certificates or Book-Entry Shares (other than in respect of Remaining Company Shares) are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.11(b)) be cancelled and exchanged as provided in this Article II.

2.13       Lost, Stolen or Destroyed Certificates. In the event that any Certificates (other than in respect of Remaining Company Shares) have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. The Company or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against the Company, the Surviving Corporation or the Payment Agent with respect to such Certificates alleged to have been lost, stolen or destroyed.

2.14       Required Withholding. Each of the Payment Agent, Parent, the Company Parties and the Surviving Corporation will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld, such withheld amounts shall be (a) timely paid over to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties agree to use their respective commercially reasonable efforts to cooperate to eliminate or reduce to the greatest extent possible any such deduction or withholding, including providing notice and a reasonable opportunity for the applicable payee to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding.

2.15       No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation, if any, with a record date on or after the Company Effective Time will be paid to the holder of any unsurrendered Certificates or Book-Entry Shares other than with respect to such capital stock that constitutes Remaining Company Shares.

2.16       Necessary Further Actions. If, at any time after the Company Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub I, then the directors and officers of the Company and Merger Sub I will take all such lawful and necessary action.

Article III
THE QUEEN CONTRIBUTION AND MERGER

3.1         The Queen Contribution. Subject to the terms and conditions of this Agreement, at the Closing and effective immediately prior to the Company Effective Time, SG Gaming shall contribute, transfer, assign, convey and deliver all shares of Queen Common Stock held by SG Gaming (such shares, the “Queen Contributed Shares”) to the Company, free and clear of all liens (other than restrictions under applicable securities laws), pursuant to transfer documentation in a form agreed between the Company and the Buyer Parties, and the Company shall accept SG Gaming’s contribution, transfer, assignment, conveyance and delivery of the Queen Contributed Shares and issue to SG Gaming in exchange for the Queen Contributed Shares that number of validly issued, fully paid and nonassessable shares of Company Common Stock equal to the number of Queen Contributed Shares multiplied by the Queen Exchange Ratio (rounded to the nearest whole share) (such shares of Company Common Stock, the “Company Contribution Shares” and such contribution of Queen Contributed Shares and issuance of shares of Company Common Stock in exchange therefor, the “Queen Share Contribution”).

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3.2         The Queen Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Queen Effective Time: (a) Merger Sub II will be merged with and into Queen; (b) the separate corporate existence of Merger Sub II will thereupon cease; and (c) Queen will continue as the surviving corporation of the Queen Merger. Queen, as the surviving corporation of the Queen Merger, is sometimes referred to herein as the “Queen Surviving Corporation.”

3.3         The Queen Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company, Merger Sub II and Queen will cause the Queen Merger to be consummated pursuant to the DGCL by executing and filing all necessary documentation, including a certificate of merger in customary form and substance (the “Queen Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent and the Company and specified in the Queen Certificate of Merger, being referred to herein as the “Queen Effective Time”). Notwithstanding anything herein to the contrary, the Queen Effective Time shall occur as promptly as possible after the Company Effective Time.

3.4         Effect of the Queen Merger. At the Queen Effective Time, the effect of the Queen Merger will be as provided in this Agreement, the Queen Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Queen Effective Time all (a) property, rights, privileges, powers and franchises of Queen and Merger Sub II will vest in the Queen Surviving Corporation and (b) debts, liabilities and duties of Queen and Merger Sub II will become the debts, liabilities and duties of the Queen Surviving Corporation.

3.5         Certificate of Incorporation and Bylaws.

(a)         Queen Surviving Corporation Certificate of Incorporation. At the Queen Effective Time, the certificate of incorporation of Queen, as in effect immediately prior to the Queen Effective Time, will be and will continue as the certificate of incorporation of the Queen Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation and consistent with the obligations set forth in Section 8.10(a).

(b)         Queen Surviving Corporation Bylaws. At the Queen Effective Time, the bylaws of Queen, as in effect immediately prior to the Queen Effective Time, will be and will continue as the bylaws of the Queen Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Queen Surviving Corporation and such bylaws and consistent with the obligations set forth in Section 8.10(a).

3.6         Directors and Officers.

(a)         Directors of the Queen Surviving Corporation. The Parties shall take all actions necessary so that the directors of Merger Sub II as of immediately prior to the Queen Effective Time shall be the directors of the Queen Surviving Corporation from and after the Queen Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Queen Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(b)         Officers of the Queen Surviving Corporation. The officers of Queen as of immediately prior to the Queen Effective Time shall continue as the officers of the Queen Surviving Corporation from and after the Queen Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Queen Surviving Corporation until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

3.7         Effect of Queen Merger on Queen Capital Stock.

(a)         Queen Common Stock. At the Queen Effective Time, by virtue of the Queen Merger and without any action on the part of Queen, the Company, Merger Sub II or the holders of any of the following securities, the following will occur:

(i)          each share of common stock, par value $0.01 per share, of Merger Sub II that is outstanding as of immediately prior to the Queen Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Queen Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub II will thereafter represent ownership of shares of common stock of the Queen Surviving Corporation;

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(ii)         each share of Queen Common Stock that is outstanding as of immediately prior to the Queen Effective Time (other than Owned Queen Shares, Dissenting Queen Shares or Queen Restricted Stock Awards) will be automatically converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Company Common Stock equal to the Queen Exchange Ratio (the “Queen Consideration” and, such shares of Company Common Stock, the “Queen Consideration Shares”), when so converted, will automatically be cancelled and cease to exist, except for the right to receive the Queen Consideration as contemplated by this Section 3.7(a)(ii); and

(iii)        each share of Queen Common Stock that is held by the Company, including the Queen Contributed Shares, held by Queen in treasury or held by any of the Subsidiaries of Queen as of immediately prior to the Queen Effective Time (each, an “Owned Queen Share”) will be cancelled and cease to exist without any conversion thereof or consideration paid therefor.

(b)         Queen Warrants. Each of the Queen Warrants, to the extent that it remains unexercised as of immediately prior to the Queen Effective Time, shall effective immediately prior to the Queen Effective Time, be automatically exercised for shares of Queen Common Stock in accordance with the terms of the Queen Warrants, and such shares of Queen Common Stock shall be converted into shares of Company Common Stock in the Queen Merger in accordance with Section 3.7(a)(ii); provided that, if the holder of the Queen Warrants so elects by written notice to the Queen prior to the Closing Date, the Queen Warrants shall remain outstanding as warrants to acquire the number of shares of Company Common Stock equal to the number of shares of Queen Common Stock subject to such Queen Warrants immediately prior to the Queen Effective Time multiplied by the Queen Exchange Ratio (rounded to the nearest whole share). At least twenty (20) Business Days prior to the expected consummation of the Queen Merger, Queen shall provide to the holders of the Queen Warrants notice of the transactions contemplated hereby in accordance with the terms of the Queen Warrants. Each of SG Gaming and Queen shall take, or cause to be taken, all actions reasonably necessary to cause the Queen Warrants to be treated in accordance with this Section 3.7(b).

(c)         No Fractional Shares. No fractional shares of Company Common Stock shall be issued in connection with the Queen Merger and no certificates or scrip representing fractional shares of Company Common Stock shall be delivered upon the conversion of Queen Common Stock pursuant to Section 3.7(a)(ii) and such fractional share interests shall not entitle the owner thereof to voting rights or any other rights of a holder of shares of Company Common Stock. In lieu of fractional shares, each holder of shares of Queen Common Stock who would otherwise have been entitled to receive a fraction of a share of Company Common Stock (after aggregating all shares represented by the Queen Certificates and Book-Entry Queen Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (1) the Per Share Price by (2) the fraction of a share (after taking into account all shares of Queen Common Stock held by such holder at the Queen Effective Time) of Company Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Company Common Stock that would otherwise have been issuable as part of the Queen Consideration.

(d)         Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Queen Common Stock that are issued and outstanding as of immediately prior to the Queen Effective Time and held by Queen Stockholders who shall have neither voted in favor of the Queen Merger nor consented thereto in writing and who shall have properly demanded appraisal of such shares of Queen Common Stock in accordance with, and who have otherwise complied with, Section 262 of the DGCL (the “Dissenting Queen Shares”) will not be converted into the right to receive the Queen Consideration pursuant to this Section 3.7 and shall only be entitled to such rights as are granted by Section 262 of the DGCL. Holders of Dissenting Queen Shares will be entitled to receive payment of the appraised value of such Dissenting Queen Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Queen Shares held by Queen Stockholders who shall have failed to perfect or otherwise failed to comply with the provisions of Section 262 of the DGCL or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Queen Shares pursuant to Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Queen Effective Time, the right to receive the Queen

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Consideration, without interest thereon, upon surrender of the Queen Certificates or Queen Book-Entry Shares that formerly evidenced such shares of Queen Common Stock in the manner provided in Section 3.9 and shall not be deemed to be Dissenting Queen Shares.

3.8         Treatment of Queen Equity Awards.

(a)         Queen Restricted Stock Awards. At the Queen Effective Time, each outstanding Queen Restricted Stock Award shall be cancelled and converted into an award of restricted stock with respect to Company Common Stock, subject to the same terms and conditions (including any forfeiture provisions or repurchase rights) as were applicable to such Queen Restricted Stock Award as of immediately prior to the Queen Effective Time, except that from and after the Queen Effective Time, (i) references to Queen shall be substituted for references to the Company, (ii) references to the Queen Board shall be substituted for references to the Company Board and (iii) the number of shares of Company Common Stock subject to such award shall be equal to the number of shares of Queen Common Stock subject to such award immediately prior to the Queen Effective Time multiplied by the Queen Exchange Ratio (rounded to the nearest whole share).

(b)         Further Actions. Queen and the Queen Board shall pass resolutions approving, and take such other actions as may be reasonably necessary or required to effect, the treatment of the Queen Restricted Stock Awards under this Section 3.8.

3.9         Exchange of Shares.

(a)         Payment Procedures. Promptly following the Closing (and in any event within three (3) Business Days following the Closing), the Surviving Corporation and the Queen Surviving Corporation will mail to each record holder of Queen Common Stock as of immediately prior to the Queen Effective Time of (i) a certificate or certificates that immediately prior to the Queen Effective Time represented outstanding shares of Queen Common Stock (other than Dissenting Queen Shares, Owned Queen Shares, Queen Restricted Stock Awards and Queen Contributed Shares, as applicable) (the “Queen Certificates”) and (ii) book entry shares of Queen Common Stock (other than Dissenting Queen Shares, Owned Queen Shares and Queen Restricted Stock Awards, as applicable) (the “Book-Entry Queen Shares”): (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to such holder’s Queen Certificates will pass, only upon delivery of the Queen Certificates (or affidavit of loss in lieu thereof) to the Surviving Corporation or, in the case of Book-Entry Queen Shares, upon adherence to the procedures set forth in the letter of transmittal); and (B) instructions for use in effecting the surrender of the Queen Certificates (or submission of an affidavit of loss in lieu thereof) and Book-Entry Queen Shares (as applicable) in exchange for the Queen Consideration issuable in respect thereof pursuant to Section 3.8. Upon surrender of Queen Certificates (or submission of an effective affidavit of loss in lieu thereof) or Book-Entry Queen Shares (as applicable) for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Queen Certificates (or effective affidavit of loss in lieu thereof) or Book-Entry Queen Shares (as applicable) will be entitled to receive in exchange therefor that number of shares of Company Common Stock into which such holder’s shares of Queen Common Stock represented by such holder’s properly surrendered Queen Certificates (or effective affidavit of loss in lieu thereof) or Book-Entry Queen Shares (as applicable) are being converted as provided in this Section 3.9 and the Fractional Share Cash Amount in lieu of fractional shares of Company Common Stock, if any, and the Queen Certificates (or shares of Company Common Stock represented by an effective affidavit of loss submitted in lieu thereof) or Book-Entry Queen Shares (as applicable) so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Queen Certificates (or effective affidavit of loss in lieu thereof) or Book-Entry Queen Shares on the Queen Consideration issuable upon the surrender of such Queen Certificates (or submission of an effective affidavit of loss in lieu thereof) and Book-Entry Queen Shares pursuant to this Section 3.9. Until so surrendered, outstanding Queen Certificates and Book-Entry Queen Shares will be deemed from and after the Queen Effective Time to evidence only the right to receive the Queen Consideration without interest thereon, issuable in respect thereof pursuant to Section 3.7 and any Fractional Share Cash Amount.

3.10     No Further Ownership Rights in Queen Common Stock. From and after the Queen Effective Time, (a) all shares of Queen Common Stock will no longer be outstanding and will automatically be converted or cancelled, as applicable, in accordance with Section 3.7 and cease to exist and (b) each holder of Queen Certificates or Book-Entry

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Queen Shares theretofore representing any shares of Queen Common Stock will cease to have any rights with respect thereto, except the right to receive the Queen Consideration and any Fractional Share Cash Amount, issuable therefor in accordance with Section 3.7, or in the case of Dissenting Queen Shares, the rights pursuant to Section 3.7(d). The Queen Consideration issued in accordance with the terms of this Article III will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Queen Common Stock.

3.11       No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Queen Surviving Corporation with a record date on or after the Queen Effective Time will be paid to the holder of any unsurrendered Queen Certificates or Book-Entry Queen Shares.

3.12       Necessary Further Actions. If, at any time after the Queen Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Queen Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Queen or Merger Sub II, then the directors and officers of Queen and Merger Sub II will take all such lawful and necessary action.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

With respect to any Section of this Article IV, except: (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC (including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto), in each case, pursuant to the Exchange Act on or after January 1, 2022 and no later than one (1) Business Day prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks to the extent they are predictive, cautionary or forward-looking in nature and do not describe specific facts and circumstances relating to the Company Group) (the “Recent SEC Reports”) (it being acknowledged that nothing disclosed in the Recent SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.7); (b) as set forth in the disclosure letter delivered by the Company to the Buyer Parties on the date hereof (the “Company Disclosure Letter”) (it being understood that any matter disclosed in any section or subsection of the Company Disclosure Letter will be deemed to be disclosed with respect to each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection of this Agreement); or (c) to the knowledge of the Buyer Parties, or any of their respective Affiliates, as of the date of this Agreement, the Company Parties hereby represent and warrant to the Buyer Parties as follows:

4.1         Organization; Good Standing.

(a)         Company. The Company (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

(b)         Merger Sub I. Merger Sub I (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c)         Merger Sub II. Merger Sub II (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(d)         Organizational Documents. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of the Company Parties, each as amended to date.

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4.2         Corporate Power; Enforceability. Each Company Party has the requisite corporate power and authority to (a) execute and deliver this Agreement, (b) perform its covenants and obligations hereunder and (c) subject to receiving the Requisite Stockholder Approval and the Merger Sub Stockholder Approvals, consummate the Mergers and with respect to the Company, the Queen Share Contribution. The execution and delivery of this Agreement by the Company Parties, the performance by each Company Party of its respective covenants and obligations hereunder, and the consummation of the Mergers and, with respect to the Company, the Queen Share Contribution have been duly authorized and approved by all necessary corporate action on the part of each Company Party and no additional corporate actions on the part of any Company Party are necessary to authorize (i) the execution and delivery of this Agreement by such Company Party, (ii) the performance by each Company Party of its covenants and obligations hereunder (subject, in the case of the consummation of the Mergers and the Queen Share Contribution, to the receipt of the Requisite Stockholder Approval and of the Merger Sub Stockholder Approvals) or (iii) subject to the receipt of the Requisite Stockholder Approval and the Merger Sub Stockholder Approvals, the consummation of the Mergers and Queen Share Contribution. This Agreement has been duly executed and delivered by each Company Party and, assuming the due authorization, execution and delivery by the Buyer Parties, constitutes a valid and legally binding obligation of each Company Party, enforceable against each Company Party in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (B) is subject to general principles of equity (collectively, the “Enforceability Limitations”).

4.3         Company Board Approval; Opinion of the Special Committee’s Financial Advisor; Anti-Takeover Laws.

(a)         Special Committee Approval. The Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Company Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders, (ii) recommended that the Company Board approve and declare advisable this Agreement and the transactions contemplated hereby, including the Company Merger, and determine that this Agreement and the transactions contemplated hereby, including the Company Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Company Stockholders and (iii) recommended that, subject to Company Board Approval, the Company Board submit this Agreement to the Company Stockholders for their adoption, and recommend that the Company Stockholders vote in favor of the adoption of this Agreement, at the Company Stockholder Meeting; provided that the representations and warranties in this Section 4.3(a)(iii) shall not apply to, and the Special Committee has not considered, the terms and conditions of the Rolling Share Election or the Rolling Company Shares, and the Special Committee is not making any recommendation with regard to the Rolling Share Election or the Rolling Company Shares (collectively, the “Special Committee Recommendation”), which Special Committee Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(b)         Company Board Approval. The Company Board, acting upon the recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated hereby, including the Company Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Company Stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Company Merger, (iii) approved and declared advisable the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of, the Company Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein, (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at the Company Stockholder Meeting, and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement at the Company Stockholder Meeting; provided that the representations and warranties in this Section 4.3(b)(v) shall not apply to, and the Company Board has not considered, the terms and conditions of the Rolling Share Election or the Rolling Company Shares, and the Company Board is not making any recommendation with regard to the Rolling Share Election or the Rolling Company Shares (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c)         Opinion of the Special Committee’s Financial Advisor. The Special Committee has received an opinion of Macquarie Capital (USA) Inc. to the effect that, as of the date of such opinion and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Price to be received in the Company Merger by the holders of Company Common Stock (only to the extent

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of the shares of Company Common Stock for which such holders receive the Per Share Price in cash and other than, as applicable, Standard General L.P., Parent, SG Gaming, SBG Gaming, SRL, Standard General Master Fund II L.P., Queen and its securityholders, Noel Hayden and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, following the receipt thereof by the Special Committee, furnish an accurate, complete and confidential copy of such opinion to Parent solely for informational purposes and on a non-reliance basis.

(d)         Anti-Takeover Laws. Assuming the representations of the Parent Parties set forth in Section 6.11 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL or in the Company Charter, the Company’s bylaws, or any other similar organizational document of the Company and any other similar applicable “anti-takeover” law will not be applicable to this Agreement, the Support Agreements or the Mergers and the transactions contemplated hereby and thereby; provided that the foregoing does not apply to any restrictions under Gaming Laws, Gaming Licenses or Contracts with Gaming Regulatory Authorities. There is no stockholder rights plan, “poison pill” anti-takeover plan or similar device in effect to which any member of the Company Group is subject, party or otherwise bound.

4.4         Requisite Stockholder Approval. Except for the adoption of this Agreement by (a) the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote thereon and (b) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock held by the Unaffiliated Company Stockholders and entitled to vote thereon (the requisite votes described in the preceding clauses (a) and (b) together, the “Requisite Stockholder Approval”), no other vote or consent of the holders of any class or series of Company Capital Stock is necessary pursuant to applicable law, the Company Charter or the Company Bylaws to adopt this Agreement and consummate the Mergers. The vote or consent of the Company, as the sole stockholder of Merger Sub I and Merger Sub II (together, the “Merger Sub Stockholder Approvals”) is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub I and Merger Sub II necessary to approve this Agreement and the Company Merger or the Queen Merger, as applicable.

4.5         Non-Contravention. The execution and delivery of this Agreement by each Company Party, the performance by each Company Party of its respective covenants and obligations hereunder, and the consummation of the Mergers and the Queen Share Contribution do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Company Parties, (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound, (c) assuming compliance with the matters referred to in Section 4.6 and, in the case of the consummation of the Mergers and the Queen Share Contribution, subject to obtaining the Requisite Stockholder Approval and the Merger Sub Stockholder Approvals, violate or conflict with any law or order applicable to the Company Group, or by which any of its properties or assets are bound or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

4.6         Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to any Governmental Authority (any of the foregoing, a “Consent”) is required on the part of the Company Parties in connection with (a) the execution and delivery of this Agreement by each Company Party, (b) the performance by each Company Party of its covenants and obligations pursuant to this Agreement or (c) the consummation of the Mergers and the Queen Share Contribution, except (i) as required by the DGCL (including the filing of the Company Certificate of Merger and all other necessary documentation with the Secretary of State of the State of Delaware) and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws or Foreign Direct Investment Laws, (iv) as required by any Gaming Regulatory Authority or Gaming Laws as set forth in Section 4.6 of the Company Disclosure Letter (the “Company Gaming Approvals”), and (v) such other Consents the failure of which to obtain or make would not have a Company Material Adverse Effect.

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4.7         Company Capitalization.

(a)         Capital Stock. The aggregate number of registered shares the Company is authorized to issue is 210,000,000, consisting of (i) 200,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern time, on July 23, 2024 (such time and date, the “Company Capitalization Date”), (A) 40,622,951 shares of Company Common Stock were issued and outstanding, including 61,488 shares of Company Common Stock that constitute shares of Company Restricted Stock, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) no shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable. From the Company Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise or settlement of Company RSUs granted prior to the date hereof.

(b)         Stock Reservation. As of the Company Capitalization Date, the Company has reserved 1,629,261 shares of Company Common Stock for issuance pursuant to the Company Equity Plans. As of the Company Capitalization Date, there are 1,046,272 shares of Company Common Stock outstanding in respect of Company RSUs, 982,360 shares of Company Common Stock outstanding in respect of Company PSUs, and 38,392 shares of Company Common Stock outstanding in respect of SIP Awards. In addition, as of the Company Capitalization Date, 47,555 shares of Company Common Stock are subject to outstanding purchase rights under the Company ESPP (based on the closing price per share of Company Common Stock of $11.99 on June 3, 2024, and assuming employee contributions continue until the purchase date at the levels in place as of the Company Capitalization Date). The Company has made available to Parent a true, correct and complete list, as of July 18, 2024, of outstanding Company Restricted Stock awards, Company RSUs, Company PSUs and SIP Awards, including the name or employee number of the holder of such award, the grant date of such award and the vesting schedule of such award.

(c)         Company Securities. Except as set forth in this Section 4.7 and except for the SBG Gaming Securities, as of the Company Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), the Company, (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company, (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock, the “Company Securities”), (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company, (vii) except as provided in the Company Charter or Company Bylaws, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Common Stock. The Company does not have a stockholder rights plan in effect.

(d)         Other Rights. Except as set forth in the Company Charter or the Company Bylaws or as otherwise provided in this Section 4.7, the Company is not a party to any Contract relating to the voting of, requiring registration of or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. All outstanding shares of Company Common Stock are free of any preemptive rights granted by the Company.

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4.8         Subsidiaries.

(a)         Subsidiaries. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) and (ii) has the requisite corporate (or similar) power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized, validly existing and in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

(b)         Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable and (ii) except for directors’ qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Company Effective Time in substantially the same manner that such business is conducted on the date hereof.

(c)         Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

4.9         Company SEC Reports. Since January 1, 2022, the Company has filed or furnished all forms, reports and documents with or to the SEC that have been required to be filed or furnished by it pursuant to applicable laws (the “Company SEC Reports”). Each Company SEC Report complied as to form, as of its date of filing or furnishing, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed or furnished. As of its date of filing or furnishing (or, if amended or superseded by a document filed or furnished prior to the date hereof, on the date of the filing or furnishing of such amended or superseded document), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.10       Company Financial Statements; Internal Controls; Indebtedness.

(a)         Company Financial Statements. The consolidated financial statements (including any related notes and schedules thereto) of the Company Group included in the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any financial statements filed on Form 10-Q, to normal year-end adjustments and the absence of detailed financial statement footnotes). Except as have been described in the Company SEC Reports filed or furnished prior to the date hereof, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

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(b)         Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and such assessment concluded that such system was effective. From January 1, 2022 to the date of this Agreement, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, and neither the Company nor its principal executive officer or principal financial officer has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications in any material respect.

(c)         Internal Controls. From January 1, 2022 to the date of this Agreement, the Company has established and maintains a system of internal accounting controls that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. From January 1, 2022 to the date of this Agreement, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated, or (ii) any fraud that involves the Company Group’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

(d)         Indebtedness. The footnotes to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2024 contains a true and correct list of all material Indebtedness of the Company Group as of such date.

4.11       No Undisclosed Liabilities. The Company Group has no liabilities other than liabilities (a) reflected or otherwise reserved against in the Unaudited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in any Company SEC Reports filed prior to the date hereof, (b) arising pursuant to this Agreement or incurred in connection with the Mergers, (c) incurred in the ordinary course of business on or after December 31, 2023, (d) for performance of obligations under Contracts binding upon any member of the Company Group (other than resulting from a breach thereof) or (e) that would not have a Company Material Adverse Effect.

4.12       Absence of Certain Changes. Since January 1, 2024 through the date of this Agreement:

(a)         the Company Group has conducted its business in the ordinary course in all material respects;

(b)         the Company Group has not taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken on or after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of Section 7.2(a) or Section 7.2(b); and

(c)         there has not been any change, development, event, circumstance, condition, fact, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

4.13       Tax Matters.

(a)         Each member of the Company Group has (i) timely filed (taking into account valid extensions obtained in the ordinary course of business) all material income Tax Returns required to be filed by any of them, and all such Tax Returns are true and complete in all material respects and prepared in compliance

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in all material respects with all applicable law, (ii) timely paid all material income Taxes that are due and payable by it other than such Taxes that are being contested in good faith and have been adequately reserved against in accordance with GAAP, and (iii) timely withheld and paid over to the appropriate Tax authority all material income Taxes required to be withheld.

(b)         No member of the Company Group has received any written claim from any Tax authority for any material unpaid income Taxes of any member of the Company Group that has not been paid or finally resolved, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Tax authority with respect to any material income Taxes or material income Tax Returns of any member of the Company Group, in each case that has not been paid or finally resolved. No audits or other examinations with respect to material income Taxes of any member of the Company Group are presently in progress or have been asserted or proposed in writing, and no member of the Company Group has received a written claim by a Governmental Authority in a jurisdiction where such member of the Company Group does not file Tax Returns that such member is or may be subject to material income Tax in that jurisdiction.

(c)         No member of the Company Group has engaged in a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(d)         No member of the Company Group (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation solely between and among members of the Company Group, or entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than any member of the Company Group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-United States Tax law) as a transferee or successor by contract or otherwise.

(e)         There are no liens (other than Permitted Liens) for material Taxes on any asset of any member of the Company Group.

(f)          No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Tax law), private letter ruling, technical advice memoranda or similar agreement or ruling has been entered into or issued by any Governmental Authority with respect to any member of the Company Group which agreement or ruling would be effective after the Closing.

(g)         No member of the Company Group has knowingly taken or agreed to take any action that would reasonably be expected to prevent the Queen Share Contribution and the Queen Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)         Within the last two (2) years, no member of the Company Group was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(i)          Notwithstanding anything to the contrary in this Agreement, (i) except for the representations and warranties set forth in this Section 4.13, no member of the Company Group makes, and each such party hereby expressly disclaims, any express or implied representations or warranties, statutory, common law or otherwise, of any nature, with respect to Taxes, (ii) the representations and warranties of the Company Parties in this Section 4.13 refer only to activities prior to the Queen Effective Time on the Closing Date and shall not serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any taxable period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, and (iii) nothing in this Agreement (including the representations and warranties in this Section 4.13) shall be construed as providing a representation and warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of any member of the Company Group.

4.14       Company Employee Plans.

(a)         Except as expressly provided for in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Mergers and the Queen Share Contribution will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or employee of the Company Group under any Company Employee Plan or otherwise, (ii) increase

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any compensation or benefits otherwise payable under any Company Employee Plan or otherwise, (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits under any Company Employee Plan or otherwise or (iv) trigger any other obligation under, or result in the breach or violation of, or default under any Company Employee Plan.

(b)         Neither the execution and delivery of this Agreement nor the consummation of the Mergers and the Queen Share Contribution will, either alone or in connection with any other event, result in any payment or benefit (whether in cash or property or the vesting of property) under any Company Employee Plan to any “disqualified individual” within the meaning of Section 280G of the Code that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code. No member of the Company Group is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides any individual with the right to a gross-up, indemnification, reimbursement or other payment with respect to any Taxes imposed under Section 4999 of the Code.

(c)         No material consent or approval under any Collective Bargaining Agreement that any member of the Company Group is a party to or bound by is required to effectuate the Mergers and the Queen Share Contribution or the execution and delivery of this Agreement by the Company.

4.15       Compliance with Laws; Licenses.

(a)         (i) The Company Group is, and since January 1, 2022 has been, in compliance in all material respects with all applicable laws, and (ii) since January 1, 2022, the Company Group has not received any written, or to the Knowledge of the Company, oral, notice from any Governmental Authority regarding any failure to comply with any law, except for such failure to comply as would not reasonably be expected to be material to the Company Group, taken as a whole.

(b)         (i) The Company Group has obtained, holds and is in compliance with all Licenses (including Company Gaming Licenses) necessary to conduct their respective businesses as presently conducted, except as would not reasonably be expected to be material to the Company Group, taken as a whole (collectively, the “Material Company Licenses”), and (ii) except as would not reasonably be expected to be material to the Company Group, taken as a whole, all Material Company Licenses are valid and in full force and effect and are not subject to any Legal Proceeding that would reasonably be likely to result in any modification, termination or revocation thereof.

(c)         To the Knowledge of the Company, (i) there is no fact or circumstance that is reasonably expected to cause any Material Company License to be revoked, suspended, subject to a variation in all material respects during its current term, or not to be renewed on terms which, taken as a whole, are no less advantageous to the Company or its relevant Subsidiary than the current terms of such Material Company License, and (ii) each material action that the Company believes is reasonably necessary to be undertaken by the Company Group to enable the renewal or extension of each Material Company License that is subject to expiration has been duly taken.

(d)         To the Knowledge of the Company, where required to do so under Gaming Laws or by any Gaming Regulatory Authority, all relevant directors, officers and managers of the Company Group have obtained and hold personal management Licenses (or local equivalent License) which Licenses are in full force and effect.

(e)         To the Knowledge of the Company, all matters that are required to be notified to the relevant Gaming Regulatory Authority in accordance with the terms and conditions of the applicable Company Gaming License have been so notified, other than those notifications for which the failure to make would not reasonably be expected to be material to the Company Group, taken as a whole.

(f)          Since January 1, 2022, the Company Group has adopted all policies and procedures necessary for compliance in all material respects with all Gaming Laws and the terms and conditions of the Company Gaming Licenses and has adhered in all material respects with the terms thereof except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.

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4.16       Legal Proceedings; Orders.

(a)         No Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company Group that would reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent, materially delay or materially impair the consummation of the Mergers or the Queen Share Contribution.

(b)         No Legal Orders. Except for any Order that requires Consent in connection with the transactions contemplated by this Agreement, the Company Group is not party to or subject to the provisions of any Order that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Mergers or the Queen Share Contribution.

4.17       Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof (excluding the Buyer Parties and the Parent Affiliated Persons and any of their Affiliates), but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders and that has not been so disclosed in all material respects.

4.18      Brokers. Except for Macquarie Capital (USA) Inc., there is no financial advisor, investment banker, broker, finder, agent or other Person providing similar services that has been retained by or has been authorized to act on behalf of the Company Group by the Company Board or the Special Committee and that is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the Company Merger. The Company has made available to Parent a true, correct and complete copy of the engagement letter of Macquarie Capital (USA) Inc. and each other financial advisor, investment banker, broker, finder or agent that has been retained by the Company Group, the Company Board or the Special Committee in connection with the transactions contemplated by this Agreement.

4.19       Exclusivity of Representations and Warranties.

(a)         No Other Representations and Warranties. Each Company Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V and Article VI:

(i)          neither the Buyer Parties nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Buyer Parties or any of its Subsidiaries or any of their respective businesses, operations or otherwise in connection with this Agreement or the Mergers;

(ii)         no Person has been authorized by the Buyer Parties or any of its Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to the Buyer Parties or any of its Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement or the Mergers, and if made, such representation or warranty must not be relied upon by the Company Parties or any of their respective Affiliates or Representatives as having been authorized by the Buyer Parties or any of its Subsidiaries or any of their respective Affiliates or Representatives (or any other Person); and

(iii)        the representations and warranties made by the Buyer Parties in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Buyer Parties hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

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(b)         No Reliance. Each Company Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V and Article VI, it is not acting (including, as applicable, by entering into this Agreement or consummating the Mergers and Queen Share Contribution) in reliance on:

(i)          any representation or warranty, express or implied;

(ii)         any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Buyer Parties in connection with the Mergers and the Queen Share Contribution, in connection with presentations by the Parent’s management or in any other forum or setting; or

(iii)        the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Article V
REPRESENTATIONS AND WARRANTIES OF QUEEN

With respect to any Section of this Article V, except as set forth in the disclosure letter delivered by Queen to the Company Parties on the date hereof (the “Queen Disclosure Letter”) (it being understood that any matter disclosed in any section or subsection of the Queen Disclosure Letter will be deemed to be disclosed with respect to each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection of this Agreement), Queen hereby represents and warrants to the Company Parties as follows:

5.1         Organization; Good Standing. Queen (a) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Queen is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Queen Material Adverse Effect. Queen has made available to the Company true, correct and complete copies of the Queen Charter and the bylaws of Queen, each as amended to date.

5.2         Corporate Power; Enforceability. Queen has the requisite corporate power and authority to (a) execute and deliver this Agreement, (b) perform its covenants and obligations hereunder, and (c) subject to the execution and delivery of the Queen Written Consent, consummate the Queen Merger and the Queen Share Contribution. The execution and delivery of this Agreement by Queen, the performance by Queen of its covenants and obligations hereunder, and the consummation of the Queen Merger and the Queen Share Contribution have been duly authorized and approved by all necessary corporate action on the part of Queen and no additional corporate actions on the part of Queen are necessary to authorize (i) the execution and delivery of this Agreement by Queen, (ii) the performance by Queen of its covenants and obligations hereunder, or (iii) subject to the Queen Written Consent, the consummation of the Queen Merger and the Queen Share Contribution. This Agreement has been duly executed and delivered by Queen and, assuming the due authorization, execution and delivery by the Company Parties, constitutes a valid and legally binding obligation of Queen, enforceable against Queen in accordance with its terms, except as subject to the Enforceability Limitations.

5.3         Queen Board Approval. The Queen Board has (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Queen Merger and the Queen Share Contribution, (b) approved the execution and delivery of this Agreement, the performance by Queen of its covenants and other obligations hereunder, and the consummation of the Queen Share Contribution, the Queen Merger and the other transactions contemplated hereby upon the terms and conditions set forth herein and (c) directed that the adoption of this Agreement be submitted to a vote of the Queen Stockholders, and resolved to recommend that the Queen Stockholders adopt this Agreement in accordance with the DGCL by written consent in lieu of a meeting.

5.4         Requisite Stockholder Approval. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of all of the outstanding shares of Queen Common Stock entitled to vote thereon, which is being provided immediately after the execution and delivery of this Agreement by means of the execution and

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delivery of the Queen Written Consent, no other vote or consent of the holders of any class or series of capital stock of Queen is necessary pursuant to applicable law, the Queen Charter or the bylaws of Queen to adopt this Agreement and consummate the Queen Merger.

5.5         Non-Contravention. The execution and delivery of this Agreement by Queen, the performance by Queen of its covenants and obligations hereunder, and the consummation of the Queen Merger and the Queen Share Contribution, including the indirect transfer of ownership of the Intralot Shares, do not (a) violate or conflict with any provision of the Queen Charter or bylaws of Queen, (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which Queen or any of its Subsidiaries is a party or otherwise bound, (c) assuming compliance with the matters referred to in Section 5.6 and, in the case of the consummation of the Queen Merger and the Queen Share Contribution, subject to the execution and delivery of the Queen Written Consent, violate or conflict with any law or order applicable to Queen or any of its Subsidiaries or by which any of their respective properties or assets are bound or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Queen or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Queen Material Adverse Effect.

5.6         Requisite Governmental Approvals. No Consent is required on the part of Queen in connection with (a) the execution and delivery of this Agreement by Queen, (b) the performance by Queen of its covenants and obligations pursuant to this Agreement or (c) the consummation of the Queen Merger and the Queen Share Contribution, including the indirect transfer of ownership of the Intralot Shares, except (i) as required by the DGCL (including the filing of the Queen Certificate of Merger and all other necessary documentation with the Secretary of State of the State of Delaware), and such filings with Governmental Authorities to satisfy the applicable laws of states in which Queen or any of its Subsidiaries is qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws or Foreign Direct Investment Laws, (iv) as required by any Gaming Regulatory Authority or Gaming Laws as set forth in Section 5.6 of the Queen Disclosure Letter (the “Queen Gaming Approvals”), and (v) such other Consents the failure of which to obtain or make would not have a Queen Material Adverse Effect.

5.7         Queen Capitalization.

(a)         Capital Stock. The authorized capital stock of Queen consists of (i) 15,000,000 shares of Queen Common Stock, and (ii) 8,500,000 shares of Queen Preferred Stock. As of 5:00 p.m., Eastern time, on July 23, 2024 (such time and date, the “Queen Capitalization Date”), (A) 11,682,126.016 shares of Queen Common Stock were issued and outstanding, (B) no shares of Queen Preferred Stock were issued and outstanding, and (C) 5,050.5 shares of Queen Common Stock were held by Queen as treasury shares. All outstanding shares of Queen Common Stock have been duly authorized, are validly issued, fully paid and nonassessable. From the Queen Capitalization Date to the date hereof, Queen has not issued or granted any Queen Securities other than pursuant to the exercise or settlement of Queen Restricted Stock Awards granted prior to the date hereof. As of the date of this Agreement, SG Gaming owns 10,967,117.016 shares (representing 93.88% of the total outstanding shares) of Queen Common Stock.

(b)         Stock Reservation. As of the Queen Capitalization Date, Queen has reserved 750,000 shares of Queen Common Stock for issuance pursuant to the Queen Equity Plan and reserved 728,615 shares for issuance upon exercise of the Queen Warrants. As of the Queen Capitalization Date, there were Queen Restricted Stock Awards in respect of 715,009 shares of Queen Common Stock outstanding. Queen has made available to the Company a true, correct and complete list, as of the Queen Capitalization Date, and with respect to each outstanding Queen Restricted Stock Award, of the name or employee number of the holder of such award, the grant date of such award and the vesting schedule of such award.

(c)         Queen Securities. Except as set forth in this Section 5.7, as of the Queen Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), Queen, (ii) except for the Queen Warrants, no outstanding securities of Queen convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, Queen, (iii) except for the Queen Warrants, no outstanding options, warrants or other rights or binding arrangements to acquire from Queen, or that obligate Queen to issue, any capital stock of, or other equity or

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voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, Queen, (iv) no obligations of Queen to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Queen, (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, Queen (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Queen Common Stock, the “Queen Securities”), (vi) no voting trusts, proxies or similar arrangements or understandings to which Queen is a party or by which Queen is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, Queen, (vii) except as provided in the Queen Charter or the bylaws of Queen, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, Queen to which Queen is a party or by which it is bound, and (viii) no other obligations by Queen to make any payments based on the price or value of any Queen Securities. Queen is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Queen Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Queen Common Stock. Queen does not have a stockholder rights plan in effect.

(d)         Other Rights. Queen is not a party to any Contract relating to the voting of, granting any preemptive rights or rights of first refusal or other similar rights with respect to any Queen Securities. All outstanding shares of Queen Common Stock are free of any preemptive rights granted by Queen.

(e)         Intralot Shares. As of the Queen Capitalization Date, CQ Lottery LLC, a Subsidiary of Queen, owned 162,269,046 ordinary shares of nominal value of €0.30 each of INTRALOT S.A. (the “Intralot Shares”). The Intralot Shares have been duly authorized, validly issued and are fully paid and non-assessable. As of the date of this Agreement, there are no (i) Contracts or arrangements obligating Queen or any member of the Queen Group to acquire any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, or to make any loans, guarantees or extensions of credit to, INTRALOT S.A. or any of its Subsidiaries or (ii) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness between any member of the Queen Group or any of its Affiliates, on the one hand, and INTRALOT S.A. or any of its Affiliates, on the other hand.

5.8         Subsidiaries.

(a)         Subsidiaries. Each Subsidiary of Queen (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) and (ii) has the requisite corporate (or similar) power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized, validly existing and in good standing would not have a Queen Material Adverse Effect. Each Subsidiary of Queen is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Queen Material Adverse Effect. No Subsidiary of Queen is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Queen Material Adverse Effect.

(b)         Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of Queen (i) has been duly authorized, validly issued and is fully paid and nonassessable and (ii) except for directors’ qualifying or similar shares, is owned, directly or indirectly, by Queen, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Queen Effective Time in substantially the same manner that such business is conducted on the date hereof.

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(c)         Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of Queen, (ii) options, warrants or other rights or arrangements obligating Queen or any of its Subsidiaries to acquire from any Subsidiary of Queen, or that obligate any Subsidiary of Queen to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of Queen or (iii) obligations of any Subsidiary of Queen to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than Queen or one of its Subsidiaries.

5.9         Queen Financial Statements; Indebtedness.

(a)         Set forth in Section 5.9(a) of the Queen Disclosure Letter are correct and complete copies of the following financial statements (collectively, the “Queen Financial Statements”): (i) the audited balance sheet of Queen and its consolidated Subsidiaries as of December 31, 2023, and the related audited consolidated statement of income (loss), consolidated statements of stockholders’ equity and consolidated statement of cash flows of Queen and its consolidated Subsidiaries for the twelve (12)-month period then ended and (ii) the unaudited balance sheet of Queen and its consolidated Subsidiaries as of March 31, 2024 (the “Most Recent Queen Balance Sheet”) and the related unaudited consolidated statement of income (loss), stockholders’ equity and cash flows of Queen and its consolidated Subsidiaries for the three (3)-month period then ended.

(b)         The Queen Financial Statements (including any related notes and schedules thereto) (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the consolidated financial position of the Queen Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited financial statements, to normal year-end adjustments and the absence of detailed financial statement footnotes). As of the date of this Agreement, the Queen Group maintains a system of internal control over financial reporting designed to provide reasonable assurance that transactions involving the Queen Group are properly authorized and accurately recorded to permit the preparation and fair presentation of the Queen Group’s financial statements, including the Queen Financial Statements. As of the date of this Agreement: (i) the Queen Group has established and maintains a system of internal accounting controls that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP; and (ii) neither the Queen Group nor, to the Knowledge of the Queen Group, the Queen Group’s independent accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Queen Group that has not been subsequently remediated or (B) any fraud that involves the Queen Group’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Queen Group.

(c)         The Queen Group has established and maintains disclosure controls and procedures (as defined pursuant to Rule 13a-15 promulgated under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Queen Group is made known to the appropriate principal executive officer and principal financial officer. To the Queen Group’s knowledge, such disclosure controls and procedures are effective in timely alerting the Queen Group’s principal executive officer and principal financial officer to material information required to be included in the Queen Group’s financial statements.

5.10       No Undisclosed Liabilities.

The Queen Group has no liabilities other than liabilities (a) reflected or otherwise reserved against in the Queen Financial Statements or the Most Recent Queen Balance Sheet, (b) arising pursuant to this Agreement or incurred in connection with the Mergers, (c) incurred in the ordinary course of business on or after December 31, 2023, (d) for performance of obligations under Contracts binding upon any member of the Queen Group (other than resulting from a breach thereof) or (e) that would not have a Queen Material Adverse Effect. The footnotes to the Queen Financial Statements contain a true and correct list of all material Indebtedness of the Queen Group as of such date.

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5.11       Absence of Certain Changes.

Since January 1, 2024, through the date of this Agreement:

(a)         the Queen Group has conducted its businesses in the ordinary course in all material respects;

(b)         the Queen Group has not taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken on or after the date of this Agreement, would (without the Company’s prior written consent) have constituted a breach of Section 7.4(a) and Section 7.4(b); and

(c)         there has not been any change, development, event, circumstance, condition, fact, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Queen Material Adverse Effect.

5.12       Tax Matters.

(a)         Each member of the Queen Group has (i) timely filed (taking into account valid extensions obtained in the ordinary course of business) all material income Tax Returns required to be filed by any of them, and all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable law, (ii) timely paid all material income Taxes that are due and payable by it other than such Taxes that are being contested in good faith and have been adequately reserved against in accordance with GAAP, and (iii) timely withheld and paid over to the appropriate Tax authority all material income Taxes required to be withheld.

(b)         No member of the Queen Group has received any written claim from any Tax authority for any material unpaid income Taxes of any member of the Queen Group that has not been paid or finally resolved, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Tax authority with respect to any material income Taxes or material income Tax Returns of any member of the Queen Group, in each case that has not been paid or finally resolved. No audits or other examinations with respect to material income Taxes of any member of the Queen Group are presently in progress or have been asserted or proposed in writing, and no member of the Queen Group has received a written claim by a Governmental Authority in a jurisdiction where such member of the Queen Group does not file Tax Returns that such member is or may be subject to material income Tax in that jurisdiction.

(c)         No member of the Queen Group has engaged in a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(d)         No member of the Queen Group (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation solely between and among members of the Queen Group, or entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than any member of the Queen Group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-United States Tax law) as a transferee or successor by contract or otherwise.

(e)         There are no liens (other than Permitted Liens) for material Taxes on any asset of any member of the Queen Group.

(f)          No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Tax law), private letter ruling, technical advice memoranda or similar agreement or ruling has been entered into or issued by any Governmental Authority with respect to any member of the Queen Group which agreement or ruling would be effective after the Closing.

(g)         No member of the Queen Group has knowingly taken or agreed to take any action that would reasonably be expected to prevent the Queen Share Contribution and the Queen Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)         Within the last two (2) years, no member of the Queen Group was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

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(i)          Notwithstanding anything to the contrary in this Agreement, (i) except for the representations and warranties set forth in this Section 5.12, no member of the Queen Group makes, and each such party hereby expressly disclaims, any express or implied representations or warranties, statutory, common law or otherwise, of any nature, with respect to Taxes, (ii) the representations and warranties of the Queen in this Section 5.12 refer only to activities prior to the Closing and shall not serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any taxable period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, and (iii) nothing in this Agreement (including the representations and warranties in this Section 5.12) shall be construed as providing a representation and warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of any member of the Queen Group.

5.13       Queen Employee Plans.

(a)         Except as expressly provided for in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Queen Merger or the Queen Share Contribution will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or employee of the Queen Group under any Queen Employee Plan or otherwise, (ii) increase any compensation or benefits otherwise payable under any Queen Employee Plan or otherwise, (iii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits under any Queen Employee Plan or otherwise, or (iv) trigger any other obligation under, or result in the breach or violation of, or default under any Queen Employee Plan.

(b)         Neither the execution and delivery of this Agreement nor the consummation of the Queen Merger or the Queen Share Contribution will, either alone or in connection with any other event, result in any payment or benefit (whether in cash or property or the vesting of property) under any Queen Employee Plan to any “disqualified individual” within the meaning of Section 280G of the Code that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code. No member of the Queen Group is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment with respect to any Taxes imposed under Section 4999 of the Code.

(c)         No material consent or approval under any Collective Bargaining Agreement that any member of the Queen Group is a party to or bound by is required to effectuate the Mergers or the Queen Share Contribution or the execution and delivery of this Agreement by Queen.

5.14       Queen Material Contracts. Each Queen Material Contract is valid and binding on Queen or each such Subsidiary of Queen party thereto and is in full force and effect, and none of Queen, any of its Subsidiaries party thereto or, to the Knowledge of Queen, any other party thereto is in breach of or default pursuant to any such Queen Material Contract, except for such failures to be in full force and effect as has not and would not, individually or in the aggregate, reasonably be expected to have a Queen Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Queen Material Contract by any member of the Queen Group, or, to the Knowledge of Queen, any other party thereto, except for such breaches and defaults that have not and would not, individually or in the aggregate, reasonably be expected to have a Queen Material Adverse Effect.

5.15       Queen Real Property.

(a)         Real Property. The Queen Group does not own any real property.

(b)         Leased Real Property. With respect to each Lease pursuant to which the Queen Group uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”) (including all material modifications, amendments and supplements thereto) and except as would not, individually or in the aggregate, reasonably be expected to have a Queen Material Adverse Effect: (i) no member of the Queen Group has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (ii) there are no liens (other than Permitted Liens) on the estate or interest created by such

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Lease. A member of the Queen Group has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). Neither the Queen Group, nor, to the Knowledge of the Queen, any other party to the Lease is in material breach of or default pursuant to any Lease.

5.16       Queen Labor Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Queen Material Adverse Effect, the Queen Group is in compliance, and in the past three years has complied, with applicable laws and orders with respect to labor and employment (including applicable laws regarding wage and hour, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), discrimination, harassment, and retaliation, whistleblowing, disability rights or benefits, equal opportunity, restrictive covenants, pay transparency, plant closures and layoffs (including WARN), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance, employee health and safety, and collective bargaining).

5.17       Compliance with Laws; Licenses.

(a)         (i) The Queen Group is, and since January 1, 2022 has been, in compliance in all material respects with all applicable laws, and (ii) since January 1, 2022, the Queen Group has not received any written, or to the Knowledge of Queen, oral, notice from any Governmental Authority regarding any failure to comply with any law, except for such failure to comply as would not reasonably be expected to be material to the Queen Group, taken as a whole.

(b)         (i) The Queen Group has obtained, holds and is in compliance with all Licenses (including Queen Gaming Licenses) necessary to conduct their respective businesses as presently conducted, except as would not reasonably be expected to be material to the Queen Group, taken as a whole (collectively, the “Material Queen Licenses”), and (ii) except as would not reasonably be expected to be material to the Queen Group, taken as a whole, all Material Queen Licenses are valid and in full force and effect and are not subject to any Legal Proceeding that would reasonably be likely to result in any modification, termination or revocation thereof.

(c)         To the Knowledge of Queen, (i) there is no fact or circumstance that is reasonably expected to cause any Material Queen License to be revoked, suspended, subject to a variation in all material respects during its current term, or not to be renewed on terms which, taken as a whole, are no less advantageous to the Company or its relevant Subsidiary than the current terms of such Material Queen License, and (ii) each material action that Queen believes is reasonably necessary to be undertaken by the Queen Group to enable the renewal or extension of each Material Queen License that is subject to expiration has been duly taken.

(d)         To the Knowledge of Queen, where required to do so under Gaming Laws or by any Gaming Regulatory Authority, all relevant directors, officers and managers of the Queen Group have obtained and hold personal management Licenses (or local equivalent License) which Licenses are in full force and effect.

(e)         To the Knowledge of Queen, all matters that are required to be notified to the relevant Gaming Regulatory Authority in accordance with the terms and conditions of the applicable Queen Gaming License have been so notified, other than those notifications for which the failure to make would not reasonably be expected to be material to the Queen Group, taken as a whole.

(f)          Since January 1, 2022, the Queen Group has adopted all policies and procedures necessary for compliance in all material respects with all Gaming Laws and the terms and conditions of the Queen Gaming Licenses and has adhered in all material respects with the terms thereof except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to be material to the Queen Group, taken as a whole.

5.18       Legal Proceedings; Orders.

(a)         No Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of Queen, threatened in writing against the Queen Group that would reasonably be expected to (i) to have a Queen Material Adverse Effect or (ii) prevent, materially delay or materially impair the consummation of the Queen Merger or the Queen Share Contribution.

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(b)         No Legal Orders. Except for any Order that requires Consent in connection with the transactions contemplated by this Agreement, the Queen Group is not party to or subject to the provisions of any Order that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Queen Merger or the Queen Share Contribution.

5.19       Insurance. As of the date hereof, the Queen Group has all material policies of insurance covering the Queen Group and any of its employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Queen Group. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Queen Material Adverse Effect.

5.20       Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Queen Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of Queen or the Company Group or any of its Affiliates, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in a Form 10-K or proxy statement pertaining to an annual meeting of stockholders if Queen were subject to the periodic reporting requirements under the Exchange Act.

5.21       Brokers. Except for Citizens JMP Securities, LLC, there is no financial advisor, investment banker, broker, finder, agent or other Person providing similar services that has been retained by or is authorized to act on behalf of any member of the Queen Group or the Queen Board who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Queen Merger. Queen has made available to the Company a true, correct and complete copy of the engagement letters of each of Citizens JMP Securities, LLC and each other financial advisor, investment banker, broker, finder or agent that has been retained by the Queen Group or the Queen Board in connection with the transactions contemplated by this Agreement.

5.22       Exclusivity of Representations and Warranties.

(a)         No Other Representations and Warranties. Queen, on behalf of itself and the Queen Group, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:

(i)          neither the Company Parties nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company Group or any of its businesses, operations or otherwise in connection with this Agreement or the Mergers or the Queen Share Contribution;

(ii)         no Person has been authorized by the Company Parties or any of its Subsidiaries or any of their respective Affiliates (including, solely for the purposes of this Section 5.22(a)(ii) and not for any other purpose under this Agreement, any Buyer Party or any Parent Affiliated Person) or directors, officers, employees, consultants, agents, representatives and advisors to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Mergers or the Queen Share Contribution, and if made, such representation or warranty must not be relied upon by the Buyer Parties or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii)        the representations and warranties made by the Company Parties in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company Parties hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Buyer Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

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(b)         No Reliance. Queen, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Mergers or the Queen Share Contribution) in reliance on:

(i)          any representation or warranty, express or implied;

(ii)         any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Buyer Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company Parties in connection with the Mergers or the Queen Share Contribution, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii)        the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as set forth in the Queen Disclosure Letter (it being understood that any matter disclosed in any section or subsection of the Queen Disclosure Letter will be deemed to be disclosed with respect to each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection of this Agreement), each of Parent and SG Gaming (together, the “Parent Parties”) hereby represents and warrants to the Company Parties as follows:

6.1         Organization; Good Standing. Each Parent Party (a) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization and (b) has the requisite organizational power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

6.2         Power; Enforceability. Each Parent Party has the requisite organizational power and authority to (a) execute and deliver this Agreement, (b) perform its covenants and obligations hereunder and (c) consummate the Queen Merger and the Queen Share Contribution. The execution and delivery of this Agreement by the Parent Parties, the performance by each Parent Party of its respective covenants and obligations hereunder and the consummation of the Queen Merger and the Queen Share Contribution have been duly authorized by all necessary action on the part of each Parent Party and no additional actions on the part of any Parent Party are necessary to authorize (i) the execution and delivery of this Agreement by each Parent Party, (ii) the performance by each Parent Party of its respective covenants and obligations hereunder or (iii) the consummation of the Queen Merger or the Queen Share Contribution. This Agreement has been duly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and legally binding obligation of each Parent Party, enforceable against each Parent Party in accordance with its terms, subject to the Enforceability Limitations.

6.3         Non-Contravention. The execution and delivery of this Agreement by each Parent Party, the performance by each Parent Party of its respective covenants and obligations hereunder, and the consummation of the Queen Merger and the Queen Share Contribution do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Parent Parties, (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which the Parent or any of its Subsidiaries is a party or otherwise bound, (c) assuming compliance with the matters referred to in Section 6.6 and, in the case of the consummation of the Queen Merger or the Queen Share Contribution, violate or conflict with any law or order applicable to the Parent Parties or by which any of their properties or assets are bound, or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Parent Parties, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Queen Merger or the Queen Share Contribution or the ability of the Parent Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

6.4         Requisite Governmental Approvals. No Consent is required on the part of the Parent Parties in connection with (a) the execution and delivery of this Agreement by each Parent Party, (b) the performance by each Parent Party of its covenants and obligations pursuant to this Agreement, or (c) the consummation of the Queen Merger or the Queen Share Contribution, except (i) as required by the DGCL and such filings with Governmental

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Authorities to satisfy the applicable laws of states in which the Queen Group is qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act, (iv) any of the Company Gaming Approvals or Queen Gaming Approvals, and (v) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Queen Merger or the Queen Share Contribution or the ability of the Parent Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

6.5         Legal Proceedings; Licensability; Orders.

(a)         No Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of Parent or any of its Affiliates, threatened against the Parent Parties that would, individually or in the aggregate, prevent or materially delay the consummation of the Queen Merger or the Queen Share Contribution, or ability of the Parent Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

(b)         Licensability. As of the date hereof, none of the Parent Parties, any of their respective officers, directors, managers, members, principals or Affiliates which may reasonably be considered in the process of determining the suitability of any of the Parent Parties for a Requisite Gaming Approval, or any of any equityholder or Affiliate of the Parent Parties who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing Persons, collectively, the “Licensing Affiliates”), has been found not to have good moral character or has been convicted of any offense that would disqualify or otherwise prevent the Parent Parties or such Licensing Affiliates from holding a Gaming License in any jurisdiction, has ever abandoned or withdrawn or been denied or had suspended or revoked a Gaming License, or an application for a Gaming License, by a Gaming Regulatory Authority. As of the date hereof, each of the Parent Parties and each of its respective Licensing Affiliates which is licensed or holds any Gaming License pursuant to applicable Gaming Laws (collectively, the “Licensed Parties”) is in good standing in each of the jurisdictions in which such Licensed Party is involved in Gaming Activities. To Parent’s Knowledge, as of the date hereof, there are no ongoing material investigations with respect to any existing Gaming License held by Parent or any Licensing Affiliates and there are no facts that, if known to any Gaming Regulatory Authority, could reasonably be expected to (i) result in the denial, revocation, limitation or suspension of any Gaming License of any Licensed Party or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Licensed Parties currently pending, or under the suitability proceedings necessary for obtaining any Requisite Gaming Approval.

(c)         No Orders. No Parent Party is subject to any Order of any kind or nature that would prevent or materially delay the consummation of the Queen Merger or the Queen Share Contribution or the ability of the Parent Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

6.6         Brokers. Except as set forth in Section 5.21 of the Queen Disclosure Letter, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Parent Parties or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company or any member of the Queen Group in connection with the Queen Share Contribution or the Queen Merger.

6.7         No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to adopt or approve this Agreement or the Queen Merger or the Queen Share Contribution.

6.8         Financing.

(a)         Parent is a party to that certain debt commitment letter, dated as of the date of this Agreement (together with all exhibits, schedules, annexes and other attachments thereto, as amended, restated, amended and restated, replaced, supplemented or otherwise modified in accordance with Section 8.5, the “Debt Commitment Letter”), with the Financing Sources party thereto, pursuant to which the Financing Sources party thereto have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”

(b)         As of the date of this Agreement, Parent has delivered to the Company true, complete and correct copies of the Debt Commitment Letter and any fee letters and engagement letters related thereto, subject, in the case of such fee letters and engagement letters, to redaction related only to fees, other economic

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provisions and other provisions that are customarily redacted in connection with transactions of this type and that would not, and would not reasonably be expected to, adversely affect the conditionality, availability or aggregate principal amount of the Debt Financing.

(c)         As of the date of this Agreement, except as expressly set forth in the Debt Commitment Letter, there are no conditions precedent to the obligations of the Financing Sources to provide the Debt Financing, or any contingencies that would allow the Financing Sources to reduce the aggregate principal amount of the Debt Financing. As of the date of this Agreement, other than the fee letters and engagement letters described in clause (b) above, there are no side letters or other agreements relating to the Debt Commitment Letter or the Debt Financing that would adversely affect the conditionality, availability or aggregate principal amount of the Debt Financing.

(d)         Assuming the satisfaction of the conditions to the Buyer Parties’ obligation to consummate the Mergers and the Queen Share Contribution set forth in Article IX, the Debt Financing, when funded in accordance with the Debt Commitment Letter (including after giving effect to fees and original issue discount), together with the Company Cash Amount, shall provide the Surviving Corporation with cash proceeds at the Company Effective Time sufficient for the satisfaction of the payment of the aggregate Per Share Price in respect of all of the outstanding shares of Company Common Stock immediately prior to the Company Effective Time (other than any Remaining Company Shares), the repayment in full of all existing indebtedness of Queen and its subsidiaries outstanding pursuant to the Queen Credit Agreement and payment of all fees, expenses and other amounts expected to be payable by the Buyer Parties in connection with the transactions described in this Agreement or the Debt Commitment Letter, in each case at Closing (such amounts, collectively, the “Financing Amount”).

(e)         As of the date of this Agreement, subject to the Enforceability Limitations, the Debt Commitment Letter constitutes the valid, binding and legally enforceable obligations of Parent, enforceable against Parent in accordance with its terms, and, to the Knowledge of Parent, all the other parties thereto, and is in full force and effect. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) constitutes, or would reasonably be expected to constitute, a default, breach or failure to satisfy a condition precedent on the part of Parent or, to the Knowledge of Parent, any other person party to the Debt Commitment Letter under the terms and conditions of the Debt Commitment Letter. Parent, or an Affiliate of Parent on its behalf, has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any condition of the funding of the Debt Financing required to be satisfied by Parent contained in the Debt Commitment Letter. As of the date of this Agreement, the Debt Commitment Letter has not been amended or otherwise modified and, to the Knowledge of Parent, no such amendment or modification is contemplated, it being understood that the Debt Commitment Letter may be amended or otherwise modified to designate additional structuring agents, arrangers, managers, bookrunners and placement agents. As of the date of this Agreement, none of the commitments under the Debt Commitment Letter have been terminated, reduced, withdrawn or rescinded in any respect, and, to the Knowledge of Parent, no such termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated.

(f)          In no event shall the receipt or availability of any funds or financing (including the Debt Financing and Indebtedness under the revolving credit facility under the Company Credit Agreement (for the avoidance of doubt, without limiting the Company’s obligations under Section 7.2(f))) by Parent or any of its Affiliates or any other financing be a condition to any of the Buyer Parties’ obligations under this Agreement.

6.9         Securities Act Exemption. As of the date hereof, each Queen Stockholder and holder of Queen Warrants is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. To the Knowledge of Queen, each such Person is acquiring the Company Common Stock in the Queen Merger and/or the Queen Share Contribution for investment for such Person’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and such Person has no present intention of reselling or distributing any of such securities. To the Knowledge of Queen, each such Person understands that, except as required under the Registration Rights Agreement, the Company Common Stock to be issued in connection with the Queen Merger and the Queen Share Contribution will not be registered under the Securities Act. To the Knowledge of Queen, each such Person understands and acknowledges that the Company Common Stock to be issued in connection with the Queen Merger and the Queen Share Contribution will constitute “restricted securities” under Rule 144 promulgated under the Securities Act and, therefore, such shares may not be sold unless they are registered

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under the Securities Act or an exemption from the registration and prospectus delivery requirements of the Securities Act is available. To the Knowledge of Queen, each such Person further understands and acknowledges that such Person will be required to bear the financial risks of holding Company Common Stock for an indefinite period of time, and that there can be no guarantee that such Person will be able to achieve liquidity with respect to any Company Common Stock that it receives in connection with the Queen Merger and the Queen Share Contribution.

6.10       Certain Arrangements. As of the date of this Agreement, there are no Contracts or commitments to enter into any Contracts (a) between any Buyer Party or any of its respective Affiliates, on the one hand, and any director or officer (but excluding any officer or member of the Company Board who is a Parent Affiliated Person), on the other hand or (b) between any Buyer Party or any of its respective Affiliates pursuant to which any Company Stockholder would be entitled to receive consideration in a different amount or nature than the consideration contemplated by this Agreement in respect of such Person’s shares of Company Common Stock or (c) pursuant to which any Company Stockholder agrees to vote to adopt this Agreement or with respect to such Person’s decision regarding whether to make a Rolling Share Election pursuant to Section 2.8 (other than the Support Agreements).

6.11       Ownership of Shares. As of the date of this Agreement, none of the Buyer Parties or any of their Affiliates beneficially own (within the meaning of Section 13 of the Exchange Act) or is a party to any Contract, other arrangement or understanding (whether written or oral) (other than this Agreement, the Support Agreements or as otherwise disclosed in any Schedule 13D filed with the SEC by any of the Buyer Parties or any of their Affiliates) for the purpose of acquiring, holding, voting or disposing of any Company Common Stock. Each such Schedule 13D does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, the Parent Parties and their Affiliates (other than any member of the Queen Group) collectively own 10,967,117.016 shares (representing 93.88% of the total outstanding shares) of Queen Common Stock.

6.12       Solvency. The Parent Parties are not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of itself or any of its Affiliates. The Parent Parties are Solvent as of the date of this Agreement and, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Debt Financing) and assuming the accuracy of the representations and warranties of the Company Parties hereunder, the Parent Parties and each of their Subsidiaries will be Solvent.

6.13       Ultimate Parent Entity. Standard General Master Fund II L.P., an Affiliate of Parent, is the “ultimate parent entity” of Parent for purposes of the filings set forth in Section 8.2(a)(ii).

6.14       Exclusivity of Representations and Warranties.

(a)         No Other Representations and Warranties. Each Parent Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:

(i)          neither the Company Parties nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company Group or any of its businesses, operations or otherwise in connection with this Agreement or the Mergers or the Queen Share Contribution;

(ii)         no Person has been authorized by the Parent Parties or any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to the Parties or any of their respective businesses or operations or otherwise in connection with this Agreement or the Mergers or the Queen Share Contribution, and if made, such representation or warranty must not be relied upon by the Company Parties or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii)        the representations and warranties made by the Company Parties in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Parent Parties hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Parent Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

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(b)         No Reliance. Each Parent Party, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Mergers or the Queen Share Contribution) in reliance on:

(i)          any representation or warranty, express or implied;

(ii)         any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Parent Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company Parties in connection with the Mergers or the Queen Share Contribution, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii)        the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Article VII
INTERIM OPERATIONS OF THE PARTIES

7.1         Affirmative Obligations of the Company. Except (a) as expressly contemplated by this Agreement or required by applicable law or order; (b) as set forth in Section 7.2 of the Company Disclosure Letter; (c) as expressly required by Section 7.2; or (d) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Company Effective Time, the Company will, and will cause each of its Subsidiaries to, use its respective commercially reasonable efforts to (i) maintain its existence in good standing pursuant to applicable law, (ii) subject to the express restrictions and exceptions set forth in Section 7.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business in all material respects and (iii) in all material respects (A) preserve intact its material assets, properties, Contracts or other material legally binding understandings, licenses, including the Company Gaming Licenses, and business organizations, (B) keep available the services of its current officers and key employees and (C) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has material business relations.

7.2         Company Forbearance Covenants. Except (w) as approved by the Company Board (or a committee thereof), which approval includes the affirmative vote of the Chairman of the Board serving in such role as of the date hereof, or taken in accordance with the Company’s Delegation of Authority Policy revised as of May 4, 2023; provided that this clause (w) shall not apply to any action described in Section 7.2(f)(v) or to Section 7.2(g), (x) as set forth in Section 7.2 of the Company Disclosure Letter, (y) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed) or (z) as expressly contemplated by this Agreement or required by applicable law or order, and without limiting the generality of Section 7.1, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Company Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(a)         amend (by merger, consolidation, conversion or otherwise) the Company Charter or the Company’s bylaws;

(b)         propose or adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of the Company;

(c)         issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions or rights to purchase) any Company Securities, except for ordinary course issuances of shares of Company Common Stock under Company Equity Plans;

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(d)         directly or indirectly repurchase or redeem any Company securities, except for (i) repurchases, withholdings or cancellations of Company Securities pursuant to the terms and conditions of the Company RSUs or other Company Employee Plans in accordance with their terms; or (ii) transactions between or among the Company and any of its direct or indirect wholly owned Subsidiaries;

(e)         (i) adjust, split, combine or reclassify any shares of Company capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed dividend or distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any Subsidiary of the Company to the Company or one of the Company’s other direct or indirect wholly owned Subsidiaries; or (iii) modify the terms of any shares of Company capital stock or other Company equity or voting interest;

(f)          incur or assume any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except for: (i) trade payables incurred in the ordinary course of business or pursuant to supply chain or trade finance utilized by the Company Group in the ordinary course of business; (ii) obligations incurred pursuant to business credit cards in the ordinary course of business; (iii) intercompany loans or advances between or among the Company and any Subsidiary and as otherwise permitted by the Company Credit Agreement; (iv) Indebtedness under the revolving credit facility under the Company Credit Agreement; (v) additional Indebtedness or debt securities of the Company or any Subsidiary; provided that (1) the incurrence thereof is approved by the Company Board (or a committee thereof), which approval includes the affirmative vote of the Chairman of the Board serving in such role as of the date hereof and (2) to the extent such Indebtedness or debt securities are secured on a pari passu basis with the Company Credit Agreement, such Indebtedness or debt securities complies with the applicable terms of Annex A of the Debt Commitment Letter as if the Debt Financing were in place as the date of this Agreement; and (vi) any sale or leaseback transaction, the net cash proceeds of which are used for operating activities, Company Group capital expenditures or payments with respect to Indebtedness under the revolving credit facility under the Company Credit Agreement, including all transactions in substance and in material respects consistent with the intended financings disclosed or referred to in that certain Agreement, dated as of July 11, 2024, between GLP Capital, L.P. and the Company;

(g)         fail to use commercially reasonable efforts to have available as of the Company Effective Time the Company Cash Amount;

(h)         mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or incur any lien thereupon, except for Permitted Liens or in connection with the incurrence or assumption of any Indebtedness or issuance of debt securities permitted under Section 7.2(f);

(i)          except as required by applicable law or GAAP, make any change in any of its accounting principles or practices;

(j)          make, change or rescind any material Tax election; or

(k)         enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 7.2.

7.3         Affirmative Obligations of Queen. Except (a) as expressly contemplated by this Agreement or required by applicable law or order”, (b) as set forth in Section 7.4 of the Queen Disclosure Letter, or (c) as approved in advance by the Company in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Queen Effective Time, Queen will, and will cause each of its Subsidiaries to, use its respective commercially reasonable efforts to (i) maintain its existence in good standing pursuant to applicable law, (ii) subject to the express restrictions and exceptions set forth in Section 7.4 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business in all material respects and (iii) in all material respects (A) preserve intact its material assets, properties, Contracts or other material legally binding understandings, licenses, including the Queen Gaming Licenses, and business organizations, (B) keep available the services of its current officers and key employees, and (C) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which Queen and its Subsidiaries, taken as a whole, has material business relations.

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7.4         Queen Forbearance Covenants. Except (x) as set forth in Section 7.4 of the Queen Disclosure Letter, (y) as approved in advance by the Company in writing (which approval will not be unreasonably withheld, conditioned or delayed) or (z) as expressly contemplated by this Agreement or required by applicable law or order, and without limiting the generality of Section 7.3, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the completion of the Queen Share Contribution, Queen will not, and will not permit any of its Subsidiaries, to:

(a)         amend (by merger, consolidation, conversion or otherwise) the Queen Charter or Queen’s bylaws;

(b)         propose or adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of Queen;

(c)         issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions or rights to purchase) any capital stock of any member of the Queen Group other than any award in the ordinary course of business under the Queen Equity Plan;

(d)         directly or indirectly acquire, repurchase or redeem any equity securities of Queen;

(e)         solely with respect to Queen, (i) adjust, split, combine or reclassify any shares of capital stock of Queen, or issue or authorize or propose the issuance of any other securities of Queen in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed dividend or distribution in respect of the shares of capital stock or other equity or voting interest;

(f)          acquire, lease, license, sell, abandon, transfer, assign, guarantee or exchange any equity interest or ownership position in INTRALOT S.A. or any Subsidiary or Affiliate thereof; or

(g)         enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 7.4.

7.5         Obligations of Buyer Parties and Company Group. Except as expressly required by this Agreement or required by applicable law or order, during the period from the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article X or the Company Effective Time, none of the Buyer Parties nor any of their Affiliates, and none of the members of the Company Group nor any of their Affiliates (excluding any Parent Affiliated Person), shall: (i) knowingly take any action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement (including the Mergers), or the Debt Financing or the satisfaction of the conditions thereto; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person, if doing so would reasonably be expected to (A) prevent or materially delay the obtaining of any Consents of any Governmental Authority required to complete the transactions contemplated by this Agreement (including the Mergers), including the Requisite Gaming Approvals or (B) materially increase the risk of any Governmental Authority enacting, promulgating, issuing, entering, amending or enforcing any Order or law enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Mergers; or (iii) in the case of the Buyer Parties and their Affiliates, cause the Company or any of its Subsidiaries to take or omit to take any action in breach of this Agreement.

7.6         No Solicitation.

(a)         No Solicitation or Negotiation. From and after the date hereof until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Company Effective Time, except as expressly permitted by this Section 7.6, the Company shall not, and shall cause its Subsidiaries not to and will not instruct, authorize or knowingly permit any of Representatives to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish to any Person (other than to the Buyer Parties, the Parent Affiliated Persons or any of their respective Affiliates, Representatives or respective designees) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or

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to any personnel, of the Company Group (other than to the Buyer Parties, the Parent Affiliated Persons or any of their respective Affiliates, Representatives or designees), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than to (A) inform any Person that the terms of this Section 7.6(a) prohibit such discussions or (B) seek clarification from any Person that has made an Acquisition Proposal on the terms and conditions of such proposal to provide adequate information regarding such Acquisition Proposal to the Company Board or the Special Committee), (iv) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”) or (vi) authorize or commit to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately following the date hereof cease any and all existing solicitation, discussions or negotiations with any Persons (other than the Parent Parties, the Parent Affiliated Persons or any of their respective Affiliates or Representatives) (or provision of any nonpublic information to any such Persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Promptly following the date hereof (and in any event within three (3) Business Days following the date hereof), the Company shall (A) request in writing that each Person (other than the Parent Parties, the Parent Affiliated Persons or any of their respective Affiliates or Representatives) that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal within one (1) year prior to the date hereof promptly destroy or return to the Company all nonpublic information furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement, and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person and its Representatives. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Special Committee determines in good faith after consultation with its outside legal counsel that the failure to waive a particular standstill provision, or other provision with similar effect, would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law, the Company may, without the prior written consent of Parent but with written notice to Parent, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable Person (if it has not been solicited in a material breach of this Section 7.6(a)) to make, on a confidential basis to the Special Committee, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 7.6. Effective from the date hereof until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Company Effective Time, the Company hereby releases Standard General LP and the SG Parties (as defined in the Confidentiality Agreement) from their obligation to comply with the standstill provision contained in Section 4 of the Confidentiality Agreement (it being understood that the SG Parties are express third-party beneficiaries of this sentence). For purposes of this Section 7.6, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, the Buyer Parties or any of their Representatives.

(b)         Superior Proposals. Notwithstanding anything to contrary set forth in this Section 7.6 (but subject to the provisos in this Section 7.6(b)), if, prior to the Company’s receipt of the Requisite Stockholder Approval, the Company receives a bona fide written Acquisition Proposal after the date hereof that did not result from a material breach of Section 7.6(a), the Company and the Special Committee may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company any such Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person); provided that the Special Committee has determined in good faith (after consultation

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with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) that the failure to take the actions contemplated by this Section 7.6(b) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law; and provided, further, that the Company will promptly (and in any event within one (1) Business Day) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c)         No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 7.6(d), at no time after the date hereof may the Company Board (or a committee thereof, including the Special Committee):

(i)          (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Special Committee Recommendation or the Company Board Recommendation in a manner adverse to any Buyer Party; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Special Committee Recommendation or the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer within ten (10) Business Days after commencement thereof, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or (E) fail to include the Special Committee Recommendation or the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Recommendation Change”); provided that, for the avoidance of doubt, none of (1) the determination by the Special Committee that an Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company to Parent of any notice contemplated by Section 7.6(d) will, in and of itself, constitute a Recommendation Change; provided, further, that, for the avoidance of doubt, the Parent Parties acknowledge and agree that (1) neither the Special Committee Recommendation nor the Company Board Recommendation applies to, and neither the Company Board nor the Special Committee has considered, the terms and conditions of the Rolling Share Election or the Rolling Company Shares and (2) in no event will a recommendation against, or the making of no recommendation with respect to, the Rolling Share Election and/or the Rolling Company Shares by the Company Board or the Special Committee constitute a Recommendation Change; or

(ii)         cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

(d)         Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i)          other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal pursuant to Section 7.6(d)(ii), the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee may effect a Recommendation Change pursuant to clause (A), (C) or (E) of Section 7.6(c)(i) only in response to any positive material event or development or material change in circumstances with respect to the Company that was (A) (1) not actually known to, or reasonably foreseeable to, the Special Committee or the Company Board as of the date hereof or (2) if actually known to, or reasonably foreseeable to, the Special Committee or the Company Board as of the date hereof, the magnitude or material consequences of such event, development or circumstance were not known to or reasonably foreseeable to the Special Committee or the Company Board as of the date hereof; and (B) does not relate to (1) the receipt, existence of or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (2) the fact that the Company or any of its Subsidiaries meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (2) may be considered

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and taken into account) (each such event, an “Intervening Event”), if the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and if and only if:

(1)         the Company has provided prior written notice to Parent at least four (4) Business Days in advance to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has (x) so determined; and (y) resolved to effect a Recommendation Change pursuant to this Section 7.6(d)(i), which notice will specify the applicable Intervening Event in reasonable detail; and

(2)         after providing such notice described in the immediately preceding clause (1) and prior to effecting such Recommendation Change, the Special Committee and its Representatives, during such four (4)-Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires and requests to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby, and after taking into account any revisions to the terms of this Agreement and the other documents contemplated hereby agreed to by Parent, the Special Committee determines that the failure to make a Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law; or

(ii)         if the Company has received a bona fide Acquisition Proposal that the Special Committee has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board, upon the recommendation of the Special Committee, or the Special Committee may (A) effect a Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

(1)         the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel, as applicable) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

(2)        the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 7.6 with respect to such Acquisition Proposal; and

(3)        (i) the Company has provided prior written notice to Parent at least four (4) Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Recommendation Change or to terminate this Agreement pursuant to Section 10.1(f)(ii) absent any revisions to the terms and conditions of this Agreement that would cause such Acquisition Proposal to cease to constitute a Superior Proposal, which notice will specify the basis for such Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the status of discussions relating to such Acquisition Proposal, the material terms and conditions thereof and unredacted copies of all written requests, proposals, offers, agreements and other relevant documents (including, among others, all financing commitments) relating to such Acquisition Proposal; (ii) prior to effecting such Recommendation Change or termination, the Special Committee and its Representatives, during the Notice Period, must have (x) permitted Parent and its Representatives to make a presentation to the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation) and (y) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires and requests to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided that in the event of any material revisions, updates or supplements to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 7.6(d)(ii)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three (3) Business Days); and (iii) at the end of the applicable Notice Period, the Special Committee concludes in good faith (after taking into account any revisions to the terms and conditions of this Agreement and the other documents contemplated hereby proposed by Parent) that such Acquisition Proposal remains a Superior Proposal.

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(e)         Notice. From the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Company Effective Time, the Company will promptly (and, in any event, within one (1) Business Day from the receipt thereof) notify Parent in writing if any inquiries, offers or proposals that constitute an Acquisition Proposal are received by the Company or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (i) the identity of the Person making such offers or proposals and (ii) copies of any such offer or proposal made in writing and a summary of the material terms and conditions of any such offers or proposals to the extent made orally. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status of any such offers or proposals (including copies of any amendments or modifications thereto, including draft agreements with respect thereto, provided in writing and a summary of the material terms and conditions of any such amendments or modifications to the extent made orally) and the status of any such discussions or negotiations.

(f)          Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof including the Special Committee) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 7.6; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof, including the Special Committee) has determined to make in good faith in order to comply with applicable law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof, including the Special Committee) pursuant to this Section 7.6(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof including the Special Committee) and the rights of Parent under this Section 7.6, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof including the Special Committee) to effect a Recommendation Change other than in accordance with Section 7.6(d).

(g)         Breach by Representatives. The Company agrees that any breach of this Section 7.6 by any (i) director or officer of the Company or (ii) other Representative of the Company acting at the express direction of the Company with respect to the matters contemplated by this Section 7.6 (but, in each case of clauses (i) and (ii), excluding any Parent Affiliated Person) will be deemed to be a breach of this Section 7.6 by the Company.

Article VIII
ADDITIONAL COVENANTS

8.1         Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each Party will use its respective reasonable best efforts to (a) take (or cause to be taken) all actions, including Remedial Actions, (b) do (or cause to be done) all things and (c) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Queen Share Contribution and the Mergers), including by (i) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities (including the Requisite Gaming Approvals) and (ii) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Mergers and the Queen Share Contribution. “Remedial Actions” means (A) paying or committing to pay any cash or other consideration, or incurring or committing to incur any liability or other obligation, in connection with obtaining or making any such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings, (B) the selling, holding separate, licensing, modifying or otherwise disposing of all or any portion of the business, assets or properties of such Party or its Subsidiaries, (C) conducting or limiting the conduct of the business, assets or properties of such Party or its Subsidiaries or (D) any such Party’s or its Subsidiaries’ entering into any agreement, settlement, order, other relief or action of a type referred to in clauses (A), (B) or (C) with a Governmental Authority.

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8.2         Filings.

(a)         The Buyer Parties will and will cause their respective Affiliates (for the avoidance of doubt, including the Queen Group and excluding the Company and its Subsidiaries), if applicable, on the one hand, and the Company Parties will and will cause the Company’s Subsidiaries, if applicable, on the other hand, to (i) file with the FTC and the Antitrust Division of the DOJ any Notification and Report Form relating to this Agreement and the Mergers and the Queen Share Contribution as may be required by the HSR Act within fifteen (15) Business Days following the date hereof, (ii) as soon as practicable after the date of this Agreement file the notices, reports and other filings necessary to obtain the Requisite Gaming Approvals; provided that the Company shall, within thirty (30) days of the date of this Agreement, provide Parent with a list of reports and other filings necessary to obtain the Requisite Gaming Approvals, and Parent shall update such filings to reflect any changes. No Party shall (or shall permit any of its Affiliates, as applicable, to) withdraw its filing, or commit to or agree with any Governmental Authority to stay, toll, or extend, any applicable waiting period or enter into any similar timing agreement, without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed). Each of Parent and the Company will use reasonable best efforts to (A) cooperate and coordinate (and Parent will cause its Affiliates (for the avoidance of doubt, including the Queen Group and excluding the Company and its Subsidiaries) to, and the Company will cause its Subsidiaries to, cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be reasonably required or requested by any Governmental Authorities; and (D) take all action necessary to (1) cause the expiration or termination of the applicable waiting periods (including where applicable, by way of a positive clearance decision) pursuant to the HSR Act and any other applicable Antitrust Laws, including requesting early termination of any waiting period (where applicable), (2) avoid or defend against, as applicable, any Legal Proceedings in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Mergers or the Queen Share Contribution, (3) obtain the required consents pursuant to any other applicable Antitrust Laws set forth on Section 8.2(a) of the Company Disclosure Letter and (4) obtain the Requisite Gaming Approvals, in each case as soon as reasonably practicable and in any event prior to the Termination Date. If Parent or an Affiliate thereof (for the avoidance of doubt, including the Queen Group and excluding the Company and its Subsidiaries), or the Company or any of its Subsidiaries, receives a request for additional information or documentary material from any Governmental Authority with respect to the Mergers or the Queen Share Contribution pursuant to the HSR Act, any other applicable Antitrust Laws, or applicable Gaming Laws, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b)         In furtherance and not in limitation of the foregoing, the Company Parties and the Buyer Parties shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Mergers and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications (provided that filings made under the HSR Act need not be shared), filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Mergers to a Governmental Authority, (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Mergers and any material developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Mergers and (iii) unless required by the relevant Governmental Authority, not independently participate in any meeting, hearing, proceeding or discussion (whether in person, by telephone or videoconference) with or before any Governmental Authority in respect of the Mergers without giving the other Parties reasonable prior notice of such meeting and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company Parties and the Buyer Parties may designate any non-public information provided to any Governmental

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Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided that each of the Company Parties and the Buyer Parties may redact any valuation and related information, or information that is protected by legal privilege, before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

(c)         Parent shall, after considering the Company’s views and comments and subject to complying with the requirements of Section 8.2(b) and subject to applicable law, control and lead all communications, negotiations, timing, decisions and strategy on behalf of the parties relating to satisfying the condition set forth in Section 9.1(b).

8.3         Proxy Statement; Schedule 13E-3 and Other Required SEC Filings.

(a)         Proxy Statement and Schedule 13E-3. Promptly (but in no event later than forty-five (45) days) following the date hereof, the Company and Parent shall cooperate to jointly prepare and the Company will file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 7.6(d), the Company shall include the Special Committee Recommendation and the Company Board Recommendation in the Proxy Statement. The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including all exhibits, as amended or supplemented, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement. Company and Parent shall, and shall cause the other Company Parties and Buyer Parties, respectively, to, prepare and submit to the other Party all information and documents related the Company Parties or the Buyer Parties, as applicable, including financial statements and any related required accountants’ consent, required in connection with the Proxy Statement and the Schedule 13E-3. Such information and documents will not, at the time that the Proxy Statement, including all Schedule 13E-3 Information, as applicable, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)         Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement or the Schedule 13E-3 with the SEC in connection with the Mergers (or any other transactions contemplated by this Agreement, including the Queen Share Contribution), the Company Stockholder Meeting or the Rolling Share Elections pursuant to applicable law (such document, as amended or supplemented, or disclosure, an “Other Required Company Filing”), then it will promptly prepare and file such Other Required Company Filing with the SEC. The Company will cause, and will cause its Subsidiaries to cause, the Proxy Statement, the Schedule 13E-3 (as to the Company) and any Other Required Company Filing to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NYSE. The Company will not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable), at the time of the Company Stockholder Meeting or the date of the Election Deadline, neither the Proxy Statement, the Schedule 13E-3 nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing or anything to the contrary in this Agreement, no covenant is made by the Company with respect to any information supplied by the Buyer Parties, any member of the Queen Group or any of their respective Affiliates (for the avoidance of doubt, including any member of the Queen Group and excluding the Company and its Subsidiaries) for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any Other Required Company Filing and the Company assumes no responsibility with respect to information supplied by or on behalf of Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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(c)         Other Required Parent Filing. If Parent determines that any Buyer Party (for the avoidance of doubt, including the Queen Group and excluding the Company and its Subsidiaries), if applicable) is required to file any document with the SEC other than the Schedule 13E-3 in connection with the Mergers (or any other transactions contemplated by this Agreement including the Queen Share Contribution), the Company Stockholder Meeting or the Rolling Share Elections pursuant to applicable law (an “Other Required Parent Filing”), then the Buyer Parties will, and will cause their respective Affiliates (for the avoidance of doubt, including the Queen Group and excluding the Company and its Subsidiaries) to, promptly prepare and file such Other Required Parent Filing with the SEC. The Buyer Parties will cause, and will cause their respective Affiliates to cause, the Schedule 13E-3 (as to the Buyer Parties and its Affiliates (for the avoidance of doubt, including the Queen Group and excluding the Company and its Subsidiaries)) and any Other Required Parent Filing to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither the Buyer Parties nor any of their respective Affiliates (for the avoidance of doubt, including the Queen Group and excluding the Company and its Subsidiaries) will file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting or the date of the Election Deadline, none of the Schedule 13E-3 or any Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Buyer Parties with respect to any information supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 or any Other Required Parent Filing. The information supplied by the Buyer Parties and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any Other Required Company Filing will not, at the time that the Proxy Statement, the Schedule 13E-3 or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)         Furnishing Information. Each of the Company Parties, on the one hand, and the Buyer Parties, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company Parties, the Buyer Parties, the Queen Group or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, the Schedule 13E-3 or any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(e)         Consultation Prior to Certain Communications. The Company and its Subsidiaries, on the one hand, and Parent and its Affiliates (for the avoidance of doubt, including the Queen Group and excluding the Company and its Subsidiaries), on the other hand, may not have any material communications in writing with the SEC or its staff with respect to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such material written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(f)          Notices. The Company, on the one hand, and Parent, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of (i) a request by the SEC or its staff for any amendment or revisions to the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, (ii) comments from the SEC or its staff on the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be or (iii) a request by the SEC or its staff for additional information in connection therewith.

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(g)         Dissemination of Proxy Statement and Schedule 13E-3. Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement and Schedule 13E-3 to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, each of the Proxy Statement and the Schedule 13E-3.

8.4         Company Stockholder Meeting.

(a)         Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Exchange Act, the Company Charter, the Company Bylaws and the rules of the NYSE to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”), in each case, as promptly as reasonably practicable following the mailing of the Proxy Statement and the Schedule 13E-3 to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. As promptly as practicable after the date of this Agreement (and upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Company Stockholder Meeting will be twenty (20) Business Days after the date the broker search is conducted. Unless there has been a Recommendation Change, the Company will use its reasonable best efforts to obtain the Requisite Stockholder Approval, including actively soliciting proxies to obtain the Requisite Stockholder Approval.

(b)         Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting or to obtain the Requisite Stockholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) without Parent’s prior written consent); (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff; or (iii) after consultation with Parent, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable law is provided to the Company Stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting. Unless this Agreement is validly terminated in accordance with Section 10.1, the Company will submit this Agreement to the Company Stockholders at the Company Stockholder Meeting for the purpose of obtaining the Requisite Stockholder Approval even if the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has effected a Recommendation Change. If requested by Parent on up to two separate occasions in order to allow additional time for the solicitation of votes in order to obtain the Requisite Stockholder Approval, the Company shall postpone or adjourn the meeting for up to ten (10) Business Days each such occasion. Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be postponed or adjourned by more than ten (10) Business Days for each event giving rise to such a postponement or adjournment.

(c)         Disclosure of Affiliated Stockholders. Parent shall deliver to the Company a true and complete list of all stockholders of the Company as of the record date for the Company Stockholders Meeting that, to Parent’s Knowledge, are not “Unaffiliated Company Stockholders” (i) within five (5) Business Days following the record date for the Company Stockholder Meeting, (ii) on the tenth, fifth and first Business Days prior to the Company Stockholder Meeting and (iii) within one (1) Business Day of becoming aware of any change to such list as compared to the list most recently delivered to the Company.

8.5         Cooperation With Debt Financing.

(a)         Cooperation with Debt Financing. Prior to the Company Effective Time, and in all cases subject to the limitations set forth herein, the Company will, and Parent will cause Queen to, and Queen will, use its reasonable best efforts to, and will use its reasonable best efforts to cause each of its Subsidiaries and its and their respective Representatives to provide Parent with such cooperation as may be reasonably requested

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by Parent to assist the Buyer Parties in arranging the Debt Financing that is reasonably necessary or customary for financings of the type contemplated by the Debt Commitment Letter, including using reasonable best efforts with respect to:

(i)          participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company or Queen, as applicable, to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, due diligence sessions, and drafting sessions, and otherwise reasonably cooperating with the due diligence efforts for the Debt Financing (which, as applicable, at the Company’s or Queen’s option, may be attended via teleconference or virtual meeting platforms) upon reasonable advance notice, during normal business hours and at reasonable times and locations to be mutually agreed;

(ii)         providing reasonable assistance to Parent and the Financing Sources with the timely preparation of customary: (A) lender or investor presentations and similar documents, in each case, with respect to the Company, solely with respect to information relating to the Company Group, and with respect to Queen, solely with respect to information relating to the Queen Group, and as reasonably required in connection with the Debt Financing or customarily used to arrange transactions similar to the Debt Financing; and (B) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing Date, in each case, based on available financial information and data derivable from, as applicable, the Company Group’s or Queen Group’s, historical books and records; provided that no member of the Company Group or the Queen Group will be required to provide any information pursuant to this clause (B) relating to (i) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (ii) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (iii) any financial information related to (A) Parent or any of its Subsidiaries, (B) in the case of the Company Group, Queen or any of its Subsidiaries, (C) in the case of the Queen Group, the Company or any of its Subsidiaries or (D) any adjustments whether or not directly related to the acquisition of the Company Group or the acquisition of Queen or any of its Subsidiaries, respectively (it being understood that Parent is solely responsible for the preparation of any pro forma financial statements and information);

(iii)        providing reasonable cooperation in granting of security interests (and perfection thereof) in collateral or the reaffirmation of the pledge of collateral on or after the Closing Date, including assisting Parent in connection with the preparation, registration, execution and delivery (but in the case of execution and delivery, solely to the extent any such execution and delivery would only be effective on or after the Closing Date) of any pledge and security documents, intercreditor agreements, mortgages, currency or interest hedging arrangements and other definitive financing documents and certificates as may be reasonably requested by Parent or the Financing Sources (including using reasonable best efforts to obtain, to the extent applicable and only if practicable, consents of accountants for use of their reports in any materials relating to the Debt Financing as reasonably requested by Parent), obtaining insurance certificates and endorsements, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing required on the Closing Date, in each case, as may be reasonably requested by Parent or the Financing Sources, it being understood that in the case of the Company Group, such documents will not take effect until the Company Effective Time and that the granting and perfection of any such security interests shall be subject to the terms of the Company Credit Agreement;

(iv)        cooperating with Parent to obtain customary and reasonable consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, non-imputation affidavits, surveys and title insurance as reasonably requested by Parent, including in connection with any sale-and-leaseback agreement or arrangements to be effected at or after the Closing;

(v)         facilitating and assisting in the preparation, execution and delivery of one or more note purchase agreements, security documents, intercreditor agreements, guarantees, certificates and other customary definitive financing documents as may be reasonably requested by Parent (including furnishing all reasonably requested information relating to the Company and its Subsidiaries or Queen and its Subsidiaries, as applicable, and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date;

(vi)        taking corporate actions, subject to and effective only upon the occurrence of the Closing, as reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by (x) any Subsidiary of the Company to the Surviving Corporation and (y) any Subsidiary of Queen to the Surviving Corporation); and (B) cause the direct borrowing or

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incurrence of all of the proceeds of the Debt Financing by (x) the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Company Effective Time and (y) Queen or any of its Subsidiaries concurrently with or immediately following the Queen Effective Time; and

(vii)       promptly furnishing (but in no event later than three (3) Business Days prior to the Closing Date) Parent and the Financing Sources with all documentation and other information about the Company Group or the Queen Group, as applicable, as is reasonably requested in writing by Parent or the Financing Sources as may be required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing at least ten (10) Business Days prior to the Closing Date; and

(viii)      in the case of Queen, delivering notices of prepayment (or obtaining waivers thereof in the applicable Payoff Letter) within the time periods required by the relevant agreements governing indebtedness and obtaining the Payoff Letters, lien terminations and instruments of discharge to be delivered at the Closing, giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness required to be repaid at the Closing (if any); cooperating in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of Queen or any of its Subsidiaries, and any other cooperation in connection with the repayment or other retirement of existing indebtedness (if any) required to be repaid at the Closing and the release and termination of any and all related liens on or prior to the Closing Date.

(b)         Obligations of the Company and Queen. Nothing in this Section 8.5 will require the Company Group or the Queen Group to (i) waive or amend any terms of this Agreement, pay any commitment fee, arrangement fee, underwriting fee, structuring fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Closing Date for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into, approve, modify or perform any Definitive Financing Agreement or commitment or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Closing Date and only to the extent previously agreed in writing by the Company or Queen, as applicable; (iv) take any action that, in the good faith determination of the Company or Queen, as applicable, would unreasonably interfere with the conduct of the business of the Company Group or the Queen Group, as applicable, or create an unreasonable risk of damage or destruction to any property or assets of the Company Group or the Queen Group, as applicable, or an unreasonable risk of loss, curtailment or non-renewal of any gaming or racing license of the Company Group or the Queen Group, as applicable; (v) adopt any resolutions, execute any consents or otherwise take any corporate or similar action prior to the Closing; (vi) provide any legal opinion; (vii) take any action that will conflict with or violate (A) its organizational documents or (B) any applicable laws, rules, regulations or governmental orders or governmental approvals (including gaming and racing approvals) or any material contract to which any member of the Company Group or the Queen Group, as applicable, is party or to which any of their assets are subject; (viii) provide access to or disclose information where the Company or Queen, as applicable, determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege so long as the Company and its Subsidiaries or Queen and its Subsidiaries, as applicable, shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege; (ix) subject any of the Company’s, Queen’s or their respective Subsidiaries’, respective directors, managers, officers or employees to any actual or potential personal liability; or (x) prepare any financial statements that are not prepared in the ordinary course of its financial reporting practice. In addition, (A) no action, liability or obligation of the Company Group, the Queen Group or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) will be effective until the Closing Date, and the Company Group and the Queen Group will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) that is not contingent on the occurrence of the Closing Date or that must be effective prior to the Closing Date; and (B) any lender or investor presentation or similar materials required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation, Queen or their respective Subsidiaries, as applicable, as the obligors. Nothing in this Section 8.5 will require the Company Board

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or the Queen Board, as applicable, to approve any financing or Contracts related thereto, effective prior to the Closing Date or for any officers or directors (if any) who will not continue in their capacities as such after Closing to provide any approvals or execute any documents.

(c)         Use of Logos. Each of the Company and Queen hereby consents to the use of its and its respective Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are solely used in a manner that is not intended to or likely to harm, disparage or adversely affect the Company Group or the Queen Group, as applicable, or the reputation or goodwill of the Company Group or the Queen Group, as applicable, and (ii) are used solely in connection with a description of the Company, Queen, their respective business or the Mergers, as applicable.

(d)         Confidentiality. All non-public or other confidential information provided by the Company or Queen or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information to any Financing Sources or prospective Financing Sources and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as (i) such Persons are subject to other confidentiality undertakings substantially consistent therewith or otherwise reasonably satisfactory to the Company and (ii) any such disclosure is either derived from the information set forth in the Company’s most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q or approved in advance by the Company.

(e)         Indemnity. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages or claims and reasonable and documented out-of-pocket costs and expenses incurred in connection with any such losses, damages or claims actually suffered or incurred by any of them in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 8.5, except to the extent such losses, damages, claims, costs or expenses result from the gross negligence, bad faith or willful misconduct of, or material breach of this Section 8.5 by, the Company, any of its Subsidiaries or their respective Representatives, and the foregoing obligations shall survive termination of this Agreement.

(f)          Conditions Satisfied. Notwithstanding anything to the contrary in this Agreement:

(i)          for all purposes of this Agreement (including the condition set forth in Section 9.2 as it applies to the Company’s obligations under this Section 8.5), the Company’s obligations under this Section 8.5 shall be deemed satisfied unless (A) the Company, its Subsidiaries or its or their respective Representatives has materially breached its obligations under this Section 8.5, (B) Parent has notified the Company of such material breach in writing (it being understood and agreed that, to the extent reasonably practicable, Parent shall use commercially reasonable efforts to provide such notice a reasonably sufficient amount of time prior to the Closing to afford the Company with a reasonable opportunity to cure such material breach) and (C) such material breach was the primary cause of Parent’s failure to receive any portion of the proceeds of the Debt Financing; and

(ii)         for all purposes of this Agreement (including the condition set forth in Section 9.3 as it applies to Queen’s obligations under this Section 8.5), Queen’s obligations under this Section 8.5 shall be deemed satisfied unless (A) Queen, its Subsidiaries or its or their respective Representatives has materially breached its obligations under this Section 8.5, (B) Parent has notified Queen of such material breach in writing (it being understood and agreed that, to the extent reasonably practicable, Parent shall use commercially reasonable efforts to provide such notice a reasonably sufficient amount of time prior to the Closing to afford Queen with a reasonable opportunity to cure such material breach) and (C) such material breach was the primary cause of Parent’s failure to receive any portion of the proceeds of the Debt Financing.

(g)         Sole Obligation. The Parties acknowledge and agree that the provisions contained in this Section 8.5 represent the sole obligation of the Company, Queen, their respective Subsidiaries and their respective Representatives (other than the Parent Affiliated Persons) with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent with respect to the transactions contemplated by this Agreement and no other provision of this Agreement shall be deemed to expand or modify such obligations; provided that, notwithstanding anything to the contrary in this Agreement, any breach of, or failure to perform or comply with, this Section 8.5 by the Queen Group and their respective Representatives shall be deemed a breach by the Buyer Parties of this Section 8.5.

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8.6         Financing Obligation.

(a)         Parent shall, and shall use reasonable best efforts to cause each of its Subsidiaries to, use its reasonable best efforts to take all actions and do all things necessary, proper or advisable to obtain the proceeds of the Debt Financing in an amount equal to, together with the Company Cash Amount, at least the Financing Amount on the terms and subject only to the conditions set forth in the Debt Commitment Letter on or prior to the Closing Date, including (i) complying with its obligations under the Debt Commitment Letter, (ii) maintaining in effect the Debt Commitment Letter and the definitive financing agreements related to the Debt Financing (the “Definitive Financing Agreements”, which, for the avoidance of doubt, shall not include this Agreement) in accordance with the terms and conditions thereof, (iii) negotiating, entering into and delivering the Definitive Financing Agreements on a timely basis on terms and conditions contained in the Debt Commitment Letter, (iv) satisfying on a timely basis all conditions applicable to Parent contained in the Debt Commitment Letter within its control, (v) consummating (including timely satisfaction of all provisions under the Debt Commitment Letter), and obtaining the proceeds of, the Debt Financing at or prior to the Closing and (vi) enforcing its rights under the Debt Commitment Letter and the Definitive Financing Agreements in a timely manner. Parent shall, upon the reasonable written request of the Company or the Special Committee, keep the Company and the Special Committee informed in reasonable detail of the status of its efforts to obtain the Debt Financing. Without limiting the generality of the foregoing, prior to Closing, Parent shall give the Company prompt written notice (A) of any breach or threatened (in writing) breach by any Financing Source under the Debt Commitment Letter or any termination of the Debt Commitment Letter, (B) of any reduction or termination of the Debt Financing by any party to the Debt Commitment Letter or of the receipt of written notice or other written communication on the basis of which Parent reasonably expects that any Financing Source party to the Debt Commitment Letter will fail to fund all or part of its commitment for the Debt Financing on the terms and conditions of the Debt Commitment Letter or (C) if at any time for any reason Parent has determined in good faith that it will not be able to obtain all or any portion of the Debt Financing in an amount at least equal to, together with the Company Cash Amount, the Financing Amount.

(b)         Parent shall not, without the prior written consent of the Company and the Special Committee (in each case, not to be unreasonably withheld, delayed or conditioned): (i) amend or modify any of the conditions to funding contained in the Debt Commitment Letter or the Definitive Financing Agreements, to the extent such amendment or modification would reasonably be expected to have the effect of (A) reducing the amount of the Debt Financing to an amount less than the Financing Amount (after giving effect to the Company Cash Amount), (B) adding new or additional conditions or amending or modifying any of the existing conditions to the Debt Financing, in each case, in a manner that would, or would reasonably be expected to, delay, prevent or impede the Closing in any material respect or (C) adversely affecting the ability of Parent to enforce its rights in connection with the Debt Commitment Letter or the Definitive Agreements or to consummate the transactions contemplated by this Agreement or adversely change or alter the rights, duties or obligations of the Company in respect of either thereof (clauses (A) through (C), collectively, the “Prohibited Modifications”) or (ii) terminate the Debt Commitment Letter or the Definitive Financing Agreements; provided that Parent may (1) amend, modify, supplement or waive any provision of the Debt Commitment Letter to add Financing Sources that have not executed the Debt Commitment Letter as of the date hereof, (2) amend, modify, supplement or waive any provision of the Debt Commitment Letter in accordance with the terms thereof to assign the Debt Commitment Letter to the Company or an Affiliate of the Company at or immediately prior to the Company Effective Time for the sole purpose of consummating the transactions contemplated herein and in the Debt Commitment Letter, or (3) otherwise amend, modify or supplement the Debt Commitment Letter so long as such amendment, modification or supplement would not effect a Prohibited Modification. Parent shall promptly deliver to Company copies of any such amendment or modification (with customary redactions consistent with the requirements under Section 6.8(b)). In the event Parent amends, modifies or supplements the Debt Commitment Letter in accordance with this Section 8.6(b), references to “Debt Financing,” “Financing Sources,” and “Debt Commitment Letter” (and other like terms in this Agreement) as used in this Agreement shall be deemed to refer to the Debt Commitment Letter as so amended, modified or supplemented.

(c)         If all or any portion of the Debt Financing becomes unavailable for any reason, Parent shall (i) notify the Company and the Special Committee in writing of such event and the reasons giving rise to such event, as promptly as practicable (but in any event within two (2) Business Days) following the occurrence of such event, (ii) use reasonable best efforts, and cause each of its Subsidiaries to use reasonable best efforts to arrange and obtain, as promptly as possible following the occurrence of such event, alternative financing for any

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such unavailable portion of the Debt Financing from the same or alternative sources (it being understood that Parent shall not be required to pay fees in excess of those contemplated by the Debt Commitment Letter, and the related fee letter and engagement letter, in effect on the date of this Agreement or seek alternative financing the terms of which are materially less favorable, taken as a whole, to Parent or its Affiliates or the Company Group as compared to the terms of the Debt Commitment Letter in effect on the date of this Agreement), which may include one or more of a loan financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in each case which is permitted by the Company Credit Agreement and the Company Indenture, (A) in an amount sufficient, when added to any portion of the Debt Financing that is and will be available and the Company Cash Amount, that is equal to or greater than the Financing Amount, (B) containing conditions that are not more onerous to Parent than those conditions contained in the Debt Commitment Letter as of the date hereof and (C) which does not contain any Prohibited Modification (any such alternative financing, the “Alternative Debt Financing”) and (iii) obtain a new financing commitment letter (together with its related term sheets and fee letters, the “Alternative Debt Commitment Letter”) or a new definitive agreement with respect thereto that provides for such Alternative Debt Financing. In the event Parent obtains Alternative Debt Financing in accordance with this Section 8.6(c), references to “Debt Financing” and “Financing Sources” (and other like terms in this Agreement) as used in this Agreement shall be deemed to include any Alternative Debt Financing (and consequently the term “Debt Financing” shall include any available portion of the then-existing Debt Financing and the Alternative Debt Financing), and the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter. For the avoidance of doubt, Parent and Queen acknowledge that their respective obligations hereunder are not conditioned on the receipt of the Debt Financing or any other financing, and that if Parent fails to obtain the Debt Financing contemplated by the Debt Commitment Letter, or any alternative financing, Parent and Queen shall continue to be obligated to perform their obligations under this Agreement, including this Section 8.6(c), and to consummate the Mergers and the Queen Share Contribution on the terms contemplated hereby (subject only to satisfaction or waiver of the conditions set forth in Article IX, as applicable) unless and until this Agreement is validly terminated in accordance with its terms.

(d)         At the Closing at or immediately prior to the Company Effective Time, Parent shall (and the Company shall assume) assign all or a portion of its rights and benefits under the Debt Commitment Letter to the Company (and Company shall assume such rights and benefits) in order to consummate the transactions contemplated herein and in the Debt Commitment Letter. Upon such assignment (and assumption), such rights and benefits under the Debt Commitment Letter so assigned by Parent to the Company (and assumed by the Company), shall become the rights and benefits of the Company. Irrespective of such assignment, all obligations under the Debt Commitment Letter and this Agreement in respect of financing are and remain obligations of Parent.

8.7         Anti-Takeover Laws.

(a)         The Company and the Company Board (and the Special Committee and any committee empowered to take such action, if applicable) will (a) take all reasonable actions within their power to ensure that no provision of the Company Charter, the Company’s bylaws, or any other similar organizational document of the Company or any “anti-takeover” statute or similar statute or regulation is or becomes applicable to this Agreement, the Support Agreements or the Company Merger and the transactions contemplated hereby and thereby; and (b) if any provision of the Company Charter, the Company Bylaws, or any other similar organizational document of the Company or any “anti-takeover” statute or similar statute or regulation becomes applicable to this Agreement, the Support Agreements or the Company Merger and the transactions contemplated hereby and thereby, take all reasonable action within their power to ensure that the Company Merger and the transactions contemplated by this Agreement and the Support Agreements may be consummated as promptly as practicable on the terms contemplated by hereby and thereby and otherwise to make inapplicable the effect of such statute or regulation on the Company Merger and such transactions.

(b)         Queen and the Queen Board (and any committee empowered to take such action, if applicable) will (i) take all reasonable actions within their power to ensure that no provision of the Queen Charter, Queen bylaws, or any other similar organizational document of Queen or any “anti-takeover” statute or similar statute or regulation is or becomes applicable to this Agreement, the Queen Share Contribution the Queen Merger and the transactions contemplated hereby and thereby; and (ii) if any provision of the Queen Charter, Queen’s bylaws, or any other similar organizational document of the Company or any “anti-takeover” statute or similar statute or regulation becomes applicable to this Agreement, the Queen Share Contribution or the Queen Merger and the transactions contemplated hereby and thereby, take all reasonable action within their power to ensure that

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the Queen Share Contribution and the Queen Merger and the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by hereby and thereby and otherwise to make inapplicable the effect of such statute or regulation on the Queen Share Contribution and the Queen Merger and such transactions.

8.8         Access.

(a)         At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Closing, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that: (i) any applicable law or regulation requires the Company Group to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would be reasonably likely to cause the loss of any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information (provided that the Company shall use its commercially reasonable efforts to allow for such disclosure to the maximum extent that does not jeopardize such attorney-client privilege, work product doctrine or other privilege); or (iii) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract (provided that the Company shall use its commercially reasonable efforts to obtain the required consent of such third Person to such access or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access that would not violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract). Any investigation conducted pursuant to the access contemplated by this Section 8.8(a) will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 8.8(a).

(b)         At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Closing, Parent and Queen will afford the Company and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Queen Group, except that Queen may restrict or otherwise prohibit access to any documents or information to the extent that: (i) any applicable law or regulation requires the Queen Group to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would be reasonably likely to cause the loss of any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information (provided that Queen shall use its commercially reasonable efforts to allow for such disclosure to the maximum extent that does not jeopardize such attorney-client privilege, work product doctrine or other privilege); or (iii) access to a Contract to which the Queen Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract (provided that Queen shall use its commercially reasonable efforts to obtain the required consent of such third Person to such access or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access that would not violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract). Any investigation conducted pursuant to the access contemplated by this Section 8.8(b) will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Queen Group or create a risk of damage or destruction to any property or assets of the Queen Group. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by the Company Group in connection with any investigation conducted pursuant to the access contemplated by this Section 8.8(b).

8.9         Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause any acquisitions or dispositions of equity securities of the Company (including derivative securities) in connection with the Company Merger, the Queen Contribution or the Queen Merger by each individual who is a director (including any director by deputization) or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

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8.10       Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)         For the later of six (6) years from and after the Closing and such time as the relevant statute of limitations shall have expired for any violation of Gaming Laws that shall have accrued at or prior to the Queen Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless all past and present directors and officers of the Company and all directors and officers of the Company at any time from the date of this Agreement through the Closing Date (collectively, the “Company Indemnified Persons”) and shall, or shall cause the Queen Surviving Corporation to, indemnify and hold harmless all present directors and officers of Queen and all directors and officers of Queen at any time from the date of this Agreement through the Closing Date (collectively, the “Queen Indemnified Persons” and together with the Company Indemnified Persons, the “Indemnified Persons”), in each case, against any costs (including reasonable attorneys’ fees) and expenses (as well as advancing expenses (including reasonable attorneys’ fees) prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation) to each Indemnified Person to the fullest extent permitted by applicable law and the certificate of incorporation and bylaws of the Company or Queen, as applicable, hereunder, as of the date hereof or any indemnification agreements with any Company Indemnified Person set forth in Section 8.10 of the Company Disclosure Letter or any indemnification agreements with any Queen Indemnified Person set forth in Section 8.10 of the Queen Disclosure Letter (collectively, the “Indemnification Obligations”) (provided, with respect to advancement of expenses, that such Indemnified Person provides an undertaking that such Indemnified Person agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Person is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative process, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Closing (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers, the Queen Share Contribution and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Closing, by reason of the fact of such Indemnified Person’s serving or having served as a director or officer of the Company or Queen, as applicable, through the Closing to the fullest extent permitted by the applicable Indemnification Obligations. The Parties agree that the foregoing rights to indemnification and advancement shall also apply with respect to any action to enforce this provision and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred on or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the Indemnified Persons as provided in the applicable Indemnification Obligations shall survive the Mergers and shall continue in full force and effect in accordance with the terms thereof.

(b)         For the greater of six (6) years from and after the Closing and such time as the relevant statute of limitations shall have expired for any violation of Gaming Laws that shall have accrued at or prior to the Queen Effective Time, the Surviving Corporation and the Queen Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Company Charter, the Company’s bylaws and, as applicable, as of the date hereof, or any indemnification agreements with any Indemnified Person set forth in Section 8.10 of the Company Disclosure Letter, except to the extent that such agreement provides for an earlier termination and (ii) the Queen Charter and Queen’s bylaws, as of the date hereof, or any indemnification agreements with any Indemnified Person set forth in Section 8.10 of the Queen Disclosure Letter, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of directors and officers and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Person in respect of acts or omissions occurring or alleged to have occurred at or prior to the Closing (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby).

(c)         At or prior to the Closing, (i) Queen (or, at Parent’s election, the Company) shall purchase a six-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Queen and its Subsidiaries with respect to matters arising at or prior to the Closing and (ii) the Company shall purchase a six-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company Group with respect to matters arising at or prior to the Closing; provided, Queen or the Company, as applicable, shall not commit or

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spend on any such “tail” policy, in the aggregate, more than (x) 300% of the last aggregate annual premium paid by Queen, with respect to the “tail” policy purchased pursuant to clause (i) or (y) 300% of the last aggregate annual premium paid by the Company, with respect to the “tail” policy purchased pursuant to clause (ii), prior to the date hereof for Queen’s or the Company’s, as applicable, current policies of directors’ and officers’ liability insurance (as applicable, the “Maximum Annual Premium”), and if the cost of either such “tail” policy would otherwise exceed the applicable Maximum Annual Premium, Queen or the Company, as applicable shall be permitted to purchase as much coverage as reasonably practicable for the applicable Maximum Annual Premium.

(d)         In the event the Surviving Corporation or the Queen Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Queen Surviving Corporation, as applicable, shall assume the obligations set forth in this Section 8.10. The rights and obligations under this Section 8.10 shall survive consummation of the Mergers and shall not be terminated or amended in a manner that is adverse to any Indemnified Person without the written consent of such Indemnified Person. The Parties acknowledge and agree that the Indemnified Persons shall be third-party beneficiaries of this Section 8.10, each of whom may enforce the provisions thereof.

8.11       Employee Matters.

(a)         Continuation of Employment. Following the Company Effective Time, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company Group as of the Company Effective Time (the “Continuing Company Employees”), and following the Queen Effective Time, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of Queen and its Subsidiaries as of the Queen Effective Time (the “Continuing Queen Employees”). Notwithstanding the foregoing, nothing in this Section 8.11(a) shall obligate the Surviving Corporation or any of their respective Subsidiaries to continue the employment of any Continuing Company Employee or Continuing Queen Employee for any specific period.

(b)         Continuation of Compensation and Benefits.

(i)          From and after the Company Effective Time until the first anniversary of the Company Effective Time (or, if earlier, the termination date of Continuing Company Employee) (the “Company Continuation Period”), the Surviving Corporation and its Subsidiaries will provide employee benefits (other than defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity-based benefits) to each Continuing Company Employee that are substantially comparable in the aggregate to those provided to such Continuing Company Employee immediately prior to the Company Effective Time under the Company Employee Plans (subject to the same exclusions). In each case, during the Company Continuation Period, base compensation and target annual cash incentive compensation opportunity (other than equity or equity-based incentive arrangements) will not be decreased for any Continuing Company Employee.

(ii)         From and after the Queen Effective Time until the first anniversary of the Queen Effective Time (or, if earlier, the termination date of a Continuing Queen Employee) (the “Queen Continuation Period”), the Surviving Corporation and its Subsidiaries will provide employee benefits (other than defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity-based benefits) to each Continuing Queen Employee that are substantially comparable in the aggregate to those provided to such Continuing Queen Employee immediately prior to the Queen Effective Time under the Queen Employee Plans (subject to the same exclusions). In each case, during the Queen Continuation Period, base compensation and target annual cash incentive compensation opportunity (other than equity or equity-based incentive arrangements) will not be decreased for any Continuing Queen Employee.

(c)         New Plans Made Available to Continuing Employees.

(i)          To the extent that a benefit plan is made available to any Continuing Company Employee at or after the Company Effective Time, the Surviving Corporation and its Subsidiaries will cause to be granted to such Continuing Company Employee credit for service with the Company Group prior to the Company Effective Time for purposes of eligibility to participate, vesting, and benefit entitlement (including, without limitation, for purposes of future vacation accrual and determining severance amounts), except that (A) such service need not be

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credited to the extent that it would result in duplication of coverage, benefits, or compensation, (B) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Company Employee Plan, and (C) no service shall be required to be credited for calculating benefit accruals under any plan that provides for defined benefit pension or post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation shall use reasonable best efforts to ensure that: (A) each Continuing Company Employee will be immediately eligible to participate, without any waiting period, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements, in any and all group welfare benefit plans sponsored by the Surviving Corporation and its Subsidiaries to the extent that coverage pursuant to any such group welfare benefit plans (the “New Company Plan”) replaces coverage previously provided under a comparable Company Employee Plan in which such Continuing Company Employee participated immediately before the Company Effective Time (such plans, the “Old Company Plans”); and (B) during the plan year in which the Company Effective Time occurs, for purposes of each New Company Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Company Employee, (x) the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Company Plan to be waived for such Continuing Company Employee and his or her covered dependents, and (y) the Surviving Corporation will cause any eligible expenses incurred by such Continuing Company Employee and his or her covered dependents under the applicable Old Company Plan during such plan year to be given full credit pursuant to such New Company Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Company Plan.

(ii)         To the extent that a benefit plan is made available to any Continuing Queen Employee at or after the Queen Effective Time, the Surviving Corporation and its Subsidiaries will cause to be granted to such Continuing Queen Employee credit for service with the Queen Group prior to the Queen Effective Time for purposes of eligibility to participate, vesting and benefit entitlement (including, without limitation, for purposes of future vacation accrual and determining severance amounts), except that (A) such service need not be credited to the extent that it would result in duplication of coverage, benefits, or compensation, (B) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Queen Employee Plan, and (C) no service shall be required to be credited for calculating benefit accruals under any plan that provides for defined benefit pension or post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Queen Surviving Corporation shall use reasonable best efforts to ensure that: (A) each Continuing Queen Employee will be immediately eligible to participate, without any waiting period, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements, in any and all group welfare benefit plans sponsored by the Queen Surviving Corporation and its Subsidiaries to the extent that coverage pursuant to any such group welfare benefit plans (the “New Queen Plan”) replaces coverage previously provided under a comparable Queen Employee Plan in which such Continuing Queen Employee participated immediately before the Queen Effective Time (such plans, the “Old Queen Plans”); and (B) during the plan year in which the Queen Effective Time occurs, for purposes of each New Queen Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Queen Employee, (x) the Queen Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Queen Plan to be waived for such Continuing Queen Employee and his or her covered dependents, and (y) the Queen Surviving Corporation will cause any eligible expenses incurred by such Continuing Queen Employee and his or her covered dependents under the applicable Old Queen Plan during such plan year to be given full credit pursuant to such New Queen Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Queen Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Queen Plan.

(d)         No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 8.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation, the Queen Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Company Employee or any Continuing Queen Employee for any reason; (ii) require Parent, the Surviving Corporation, the Queen Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or other compensation or benefit plan or arrangement, or prevent the establishment amendment, modification or termination by Parent, the Surviving Corporation, the Queen

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Surviving Corporation or any of their respective Subsidiaries at any time; (iii) create any third-party beneficiary rights in any Person (other than the Parties under this Agreement); or (iv) establish, amend or modify any Employee Plan or any other benefit or compensation plan, program, policy, contract, agreement or arrangement.

8.12       Obligations of the Company. The Company will take all action necessary to cause Merger Sub I and Merger Sub II to perform its obligations pursuant to this Agreement and to consummate the Company Merger or the Queen Merger, as applicable, upon the terms and subject to the conditions set forth in this Agreement.

8.13       Notification of Certain Matters.

(a)         Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Company Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by the Company Parties in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of the Buyer Parties to consummate the Queen Merger and the Queen Share Contribution set forth in Section 9.2(a) or Section 9.2(b) to fail to be satisfied at the Closing; provided that no such notification will affect or be deemed to modify any representation or warranty of the Company Parties set forth in this Agreement or the conditions to the obligations of the Buyer Parties to consummate the Queen Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 8.13(a).

(b)         Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the valid termination of this Agreement pursuant to Article X and the Queen Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by the Buyer Parties in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Buyer Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company Parties to consummate the Mergers and the Queen Share Contribution set forth in Section 9.3(a) or Section 9.3(b) to fail to be satisfied at the Closing; provided that no such notification will affect or be deemed to modify any representation or warranty of the Buyer Parties set forth in this Agreement or the conditions to the obligations of the Company Parties to consummate the Mergers or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 8.13(b).

8.14       Public Statements and Disclosure. The initial press release concerning this Agreement and the Mergers of the Company Parties, on the one hand, and the Buyer Parties, on the other hand, will each be reasonably acceptable to the other Party. Thereafter, the Company Parties (other than any communication relating to a Recommendation Change), on the one hand, and the Buyer Parties, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Mergers, the Queen Share Contribution or the transactions contemplated by this Agreement, except that (i) the Company Parties will not be obligated to engage in such consultation with respect to communications that relate to a Superior Proposal, Intervening Event or Recommendation Change; and (ii) the Buyer Parties will not be obligated to engage in such consultation with respect to ordinary course communications that are principally directed to any existing general or limited partners, equity holders, members and investors of the Buyer Parties or their Affiliates, in each case who are subject to customary confidentiality restrictions. In addition and without limiting the generality of the foregoing, except as approved by the Company, prior the receipt of the Requisite Stockholder Approval and except for the Support Agreements, no Buyer Party will, and each will cause its Affiliates (including the Parent Affiliated Persons) not to, make or enter into any formal arrangements with any director or officer, employee or equityholder of the Company (but excluding any Parent Affiliated Person) pursuant to which (x) any such Company Stockholder would be entitled to receive consideration of a different amount or nature than the consideration contemplated by this Agreement in respect of such Person’s shares of Company Common Stock or (y) such Person agrees to vote or approve this Agreement or

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the Company Merger or with respect to such Person’s decision whether to make a Rolling Share Election pursuant to Section 2.8 provided that (i) nothing in this sentence shall restrict any Buyer Party or its Affiliates from engaging in any discussions with any such director or officer, employee or equityholder of the Company regarding any such possible arrangements and (ii) Parent shall (x) notify the Company no later than two (2) Business Days following the initial contact with any such director or officer, employee or equityholder with respect to or otherwise related to such arrangements and (y) keep the Company reasonably informed of the existence and status of any such discussions referred to in the immediately preceding clause (i).

8.15       Transaction Litigation. Prior to the Company Effective Time, each of the Buyer Parties and the Company Parties will provide the other Party with prompt notice (and in any event within forty-eight (48) hours) of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep such Party reasonably informed with respect to the status thereof. Each of the Buyer Parties and the Company Parties will (a) provide the other Party the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Buyer Parties or the Company Parties, as the case may be, prior to such filing or submission, and the applicable Party shall consider such comments in good faith, (b) give the other Party a reasonable opportunity to review in advance all materials proposed to be delivered by or on behalf of the Buyer Parties or the Company Parties, as the case may be, in connection with any discovery or document production with respect to such Transaction Litigation, (c) give the other Party the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (d) consult with the other Party with respect to the defense, settlement and prosecution of any Transaction Litigation. Neither the Buyer Parties nor the Company shall compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless the other Party has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 8.15, “participate” means that a Party will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the applicable Party and its counsel is not undermined), and such Party may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

8.16       Exchange Listing. From and following Closing, the Surviving Corporation will use commercially reasonable efforts to cause the Company Common Stock to continue to be listed on a securities exchange or over-the-counter market operating in the United States.

8.17       Other Party Approvals.

(a)         Immediately following the execution and delivery of this Agreement, the Company in its capacity as the sole stockholder of Merger Sub I and Merger Sub II, will execute and deliver to Merger Sub I and Merger Sub II, as applicable (and will as promptly as possible provide a copy to Parent) a written consent adopting this Agreement in accordance with the DGCL.

(b)         Immediately following the execution and delivery of this Agreement, SG Gaming, in respect of its shares of Queen Common Stock, will execute and deliver to Queen (and will as promptly as possible provide a copy to the Company) a written consent adopting this Agreement in accordance with the DGCL.

8.18       No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Buyer Parties, on the one hand, or the Company Parties, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Company Effective Time. Prior to the Company Effective Time, each of the Buyer Parties and the Company Parties will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over its own business and operations.

8.19       Tax Matters.

(a)         The Parties intend that the Queen Share Contribution and the Queen Merger, taken together, constitute a single, integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

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(b)         Each of the Parties shall use its respective reasonable best efforts to (i) cause the Queen Share Contribution and the Queen Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and (ii) not, and cause each of its Subsidiaries not to, take any action that is reasonably likely to, or fail to take any action which failure is reasonably likely to, prevent or impede the qualification of the Queen Share Contribution and the Queen Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(c)         Each of the Parties shall report the Queen Share Contribution and the Queen Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and shall not take any position on any Tax Return, in any dispute with a Governmental Authority, or otherwise, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-United States Tax Law).

(d)         The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3.

8.20       Repaid Indebtedness. At the Closing, the Surviving Corporation shall, on behalf of Queen, pay, or cause to be paid, all amounts specified in the Payoff Letters (as defined below) to fully discharge the then-outstanding balance of all third-party Indebtedness under the Contract set forth on Section 8.20 of the Queen Disclosure Letter (such Indebtedness, the “Repaid Indebtedness”), by wire transfer of immediately available funds to the account(s) designated by the holders (or an agent on behalf of all holders) of such Repaid Indebtedness as set forth in payoff letters with respect to such Repaid Indebtedness, which such letters shall set forth the aggregate amounts required to satisfy in full all such Repaid Indebtedness as of the Closing Date and include (as attachments thereto) customary lien release documents evidencing release and termination of all security interests in respect thereof and indicating that the holders of such Repaid Indebtedness (or an agent on behalf of all holders) shall make arrangements to return all possessory and original collateral (if any), in each case and to the extent reasonably practicable, on the Closing Date (subject to receipt by the holders of such Repaid Indebtedness of the applicable payoff amounts), which payoff letters shall be in a customary form and reasonably acceptable to Parent (collectively, the “Payoff Letters”) and Queen shall use reasonable best efforts to deliver, or cause to be delivered, such Payoff Letters to the Company at least two (2) Business Days prior to the Closing. The Company shall reasonably cooperate with Queen’s efforts under this Section 8.20.

8.21       Post-Closing Filings, Governance and Other Rights.

(a)         Following the Closing, the Surviving Corporation will comply with the terms set forth in Article X of the Surviving Corporation Certificate of Incorporation.

(b)         Each of Parent, SG Gaming and the Company shall use its respective reasonable best efforts to agree to the form of Registration Rights Agreement promptly following the date of this Agreement, but in no event later than five (5) Business Days prior to the date of the filing of the Proxy Statement, pursuant to which, subject to the occurrence of the Closing, (i) SG Gaming will be granted certain customary demand and piggyback registration rights and (ii) the holders of Rolling Company Shares (subject to the requirements set forth in clauses (x) and (y) of Section 8.21(a)) will be granted customary piggyback registration rights, including in the event of an Initial Public Offering that is not solely a primary offering.

Article IX
CONDITIONS TO THE MERGER

9.1         Conditions to Each Party’s Obligations to Effect the Mergers and the Queen Share Contribution. The respective obligations of the Buyer Parties and the Company Parties to consummate the Mergers and the Queen Share Contribution are subject to the satisfaction or waiver (where permissible pursuant to applicable law and except with respect to Section 9.1(a), which will not be waivable) of each of the following conditions:

(a)         Requisite Stockholder Approval. The Company will have received the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b)         HSR Act. The waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated.
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(c)         Gaming Approvals. (i) All Requisite Gaming Approvals shall have been filed, shall have occurred or shall have been obtained or waived, as applicable and (ii) all such Requisite Gaming Approvals shall be in full force and effect.

(d)         No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Company Merger, the Queen Merger or the Queen Share Contribution will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Company Merger, the Queen Merger or the Queen Share Contribution that, in each case, prohibits, makes illegal, or enjoins the consummation of the Company Merger, the Queen Merger or the Queen Share Contribution.

9.2         Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Queen Merger and the Queen Share Contribution will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by Parent:

(a)         Representations and Warranties.

(i)          Other than the representations and warranties listed in Section 9.2(a)(ii) and Section 9.2(a)(iii), the representations and warranties of the Company Parties set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of immediately prior to the Queen Effective Time on the Closing Date as if made at and as of immediately prior to the Queen Effective Time on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii)         The representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(d), the last sentence of Section 4.7(b), Section 4.7(c)(vi) and (vii) and Section 4.18 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the date hereof and as of immediately prior to the Queen Effective Time on the Closing Date as if made at and as of immediately prior to the Queen Effective Time on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date hereof and as of immediately prior to the Queen Effective Time on the Closing Date as if made at and as of immediately prior to the Queen Effective Time on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii)        The representations and warranties set forth in Section 4.7(a), Section 4.7(b) (other than the last sentence thereof) and Section 4.7(c)(i), (ii), (iii), (iv), (v) and (viii) will be true and correct in all respects as of the date hereof and as of immediately prior to the Queen Effective Time on the Closing Date as if made at and as of immediately prior to the Queen Effective Time on the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount.

(b)         Performance of Obligations of the Company Parties. Each of the Company Parties will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

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(c)         Officer’s Certificate. The Buyer Parties will have received a certificate of the Company Parties, validly executed for and on behalf of the Company Parties and in the respective names of the Company Parties by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(d) have been satisfied.

(d)         Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date hereof that remains in effect as of immediately prior to the Queen Effective Time.

9.3         Conditions to the Obligations of the Company Parties to Effect the Merger. The obligations of the Company Parties to consummate the Queen Share Contribution and the Mergers are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by the Company:

(a)         Representations and Warranties.

(i)          Other than the representations and warranties listed in Section 9.3(a)(ii) and Section 9.3(a)(iii), the representations and warranties of Queen set forth in this Agreement will be true and correct (without giving effect to any materiality or Queen Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Queen Material Adverse Effect.

(ii)         The representations and warranties set forth in Section 5.1, Section 5.2, the last sentence of Section 5.7(b), Section 5.7(c)(vi) and (vii), Section 5.7(e) (other than the first sentence thereof), Section 5.21, Section 6.1, Section 6.2, Section 6.6, Section 6.7, and Section 6.12 that (A) are not qualified by Queen Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Queen Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Queen Material Adverse Effect or other materiality qualifications) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii)        The representations and warranties set forth in Section 5.7(a) and Section 5.7(b) (other than the last sentence thereof), Section 5.7(c)(i), (ii), (iii), (iv), (v) and (viii) and the first sentence of Section 5.7(e) will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount.

(iv)        The representations and warranties of the Parent Parties set forth in this Agreement will be true and correct (without giving effect to any materiality qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date with the same force and effect as if made on and as of such date, except for (A) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Queen Share Contribution or the Mergers or the ability of the Parent Parties to fully perform their respective covenants and obligations pursuant to this Agreement; and (B) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Queen Share Contribution or the Mergers or the ability of the Parent Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

(b)         Performance of Obligations of the Buyer Parties. The Buyer Parties will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Buyer Parties at or prior to the Closing.

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(c)         Officer’s Certificate. The Company Parties will have received a certificate of each Buyer Party, validly executed for and on behalf of each Buyer Party and in the respective names of each Buyer Party by a duly authorized officer thereof, certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

Article X
TERMINATION, AMENDMENT AND WAIVER

10.1       Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)         at any time prior to the Company Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b)         by either Parent or the Company, at any time prior to the Company Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by a Governmental Authority of competent jurisdiction or other legal or regulatory restraint or prohibition imposed by a Governmental Authority preventing the consummation of the Company Merger, the Queen Merger or the Queen Share Contribution will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Company Merger, the Queen Merger or the Queen Share Contribution and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Company Merger, the Queen Merger or the Queen Share Contribution that prohibits, makes illegal or enjoins the consummation of the Company Merger, the Queen Merger or the Queen Share Contribution; except that the right to terminate this Agreement pursuant to this Section 10.1(b) will not be available to any Party whose failure to comply with its obligations under Section 8.2 has been the primary cause of, or resulted in, the failure to resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;

(c)         by either Parent or the Company, at any time prior to the Company Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Closing has not occurred by 11:59 p.m., Eastern time, on July 25, 2025 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 10.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred prior to the Termination Date;

(d)         by either Parent or the Company, at any time prior to the Company Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement, except that the right to terminate this Agreement pursuant to this Section 10.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e)         by Parent:

(i)          (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company Parties have breached or failed to perform or there is any inaccuracy of any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or inaccuracy would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b), except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 10.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least forty five (45) days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 10.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 10.1(e) will not be available to Parent if any Buyer Party is then in breach

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of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 9.3(a) or Section 9.3(b);

(ii)         if at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board (or a committee thereof, including the Special Committee) has effected a Recommendation Change that has not been withdrawn; or

(iii)        at any time prior to the Company Effective Time if (i) all of the conditions set forth in Sections 9.1 and Section 9.3 have been, and continue to be, satisfied or waived, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions (to the extent waiver is permitted hereunder), each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Financing Sources are unwilling or unable to fund the Debt Financing on the day the Closing would be required to occur pursuant to Section 2.1 and (iii) the Company is unwilling or unable to fund the Company Contribution Amount on the day the Closing would be required to occur pursuant to Section 2.1; provided that Parent will not be entitled to terminate this Agreement pursuant to this Section 10.1(e)(iii) unless and until (x) on or following the date on which all of the conditions set forth in Sections 9.1 and Section 9.3 have been so satisfied or waived, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions (to the extent waiver is permitted hereunder), each of which shall be capable of being satisfied if the Closing Date were the date of such notice), Parent delivers to the Company written notice that the Buyer Parties are otherwise ready, willing and able to consummate the Closing and (y) the Company remains unwilling or unable to fund the Company Contribution Amount at the end of the sixty (60)-day period (or such shorter period of time as remains prior to the Termination Date) following delivery of such notice.

(f)          by the Company:

(i)          whether prior to or after the receipt of the Requisite Stockholder Approval), if the Buyer Parties have breached or failed to perform or there is any inaccuracy of any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or inaccuracy would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b), except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 10.1(f) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least forty five (45) days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 10.1(f) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) that the right to terminate this Agreement pursuant to this Section 10.1(f) will not be available to the Company if any Company Party is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 9.2(a) or Section 9.2(b);

(ii)         at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by such Superior Proposal; (iii) the Company has complied in all material respects with Section 7.6 with respect to such Superior Proposal; and (iv) concurrently with such termination the Company pays or causes to be paid the Company Termination Fee due to Parent in accordance with Section 10.3(b); or

(iii)        at any time prior to the Company Effective Time if (i) all of the conditions set forth in Section 9.1 and Section 9.2 have been, and continue to be, satisfied or waived, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions (to the extent waiver is permitted hereunder), each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Financing Sources are unwilling or unable to fund the Debt Financing on the day the Closing is required to occur pursuant to Section 2.1 and (iii) the Company shall have irrevocably confirmed in writing to Parent that it and Merger Sub I and Merger Sub II are otherwise ready, willing and able to consummate the Closing (including that it has available to it the funds necessary to fund the Company Contribution Amount on such date if such date were

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the Closing Date and is ready, willing and able to fund the Company Contribution Amount); provided that, if Parent confirms in writing to the Company within three (3) Business Days following receipt of the Company’s confirmation pursuant to clause (iii) above that Parent will use reasonable best efforts to obtain Alternative Debt Financing, the Company will not be entitled to terminate this Agreement pursuant to this Section 10.1(f)(iii) unless and until (x) the Financing Sources remain unwilling or unable to fund the Debt Financing and (y) Parent has been unable to obtain Alternative Debt Financing, in each case of clauses (x) and (y) at the end of the sixty (60)-day period (or such shorter period of time as remains prior to the Termination Date) following delivery of confirmation by the Company pursuant to clause (iii) above.

10.2       Manner and Notice of Termination; Effect of Termination.

(a)         Manner of Termination. The Party terminating this Agreement pursuant to Section 10.1 (other than pursuant to Section 10.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 10.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)         Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 10.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties (other than pursuant to Section 10.1(a) which will be effective as set forth in the mutual agreement to terminate between the Company and Parent). In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 8.8 (only the last sentence thereof), Section 8.14, this Section 10.2, Section 10.3 and Article XI will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 10.3(e), nothing in this Agreement will relieve any Party from any liability for any Willful and Material Breach of this Agreement prior to or in connection with the termination of this Agreement. For the avoidance of doubt, the Financing Sources will have no liability to Parent, the Company, Queen, any of its or their Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing (including for any Willful and Material Breach); provided that the foregoing shall not preclude Parent, the Company, Queen and its Affiliates from seeking to recover damages or equitable relief from any Financing Source pursuant to the Debt Commitment Letter or any Definitive Financing Agreements related to any Debt Financing. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Guarantee, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

10.3       Fees and Expenses.

(a)         General. Except as set forth in Section 10.3, all fees and expenses incurred in connection with this Agreement and the Mergers and the Queen Share Contribution will be paid by the Party incurring such fees and expenses whether or not the Mergers and the Queen Share Contribution are consummated.

(b)         Company Payments.

(i)          If (A) this Agreement is validly terminated pursuant to Section 10.1(c), Section 10.1(d) or Section 10.1(e)(i); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 10.1(c), Section 10.1(d) or Section 10.1(e)(i), as applicable, an Acquisition Proposal for an Acquisition Transaction has been publicly announced or publicly disclosed to the Company or the Company Board (or committee thereof, including the Special Committee) and not irrevocably withdrawn at least three (3) Business Days prior to the Company Stockholder Meeting (in case of any such termination pursuant to Section 10.1(d)) or the date of termination (in the case of any such termination pursuant to Section 10.1(c) or Section 10.1(e)(i)); and (C) within six (6) months following the termination of this Agreement pursuant to Section 10.1(c), Section 10.1(d) or Section 10.1(e)(i), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will, concurrently with the earlier of the consummation of such Acquisition Transaction and the entry into a definitive agreement with respect to such Acquisition Transaction, pay or cause to be paid to Parent (as directed by Parent) an amount in cash equal to $11,100,000 (the “Company Termination Fee”). For purposes of

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Section 10.3(b)(i)(C), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(ii)         If this Agreement is validly terminated pursuant to Section 10.1(e)(ii), then the Company must promptly (and in any event within two (2) Business Days) following such termination pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee.

(iii)        If this Agreement is validly terminated pursuant to Section 10.1(f)(ii), then the Company must, prior to or concurrently with such termination, pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee.

(c)         Parent Payments. If (i) this Agreement is validly terminated by the Company pursuant to Section 10.1(f)(iii), (ii) the Company does have available to it the funds necessary to immediately fund the Company Contribution Amount on such date if such date were the Closing Date and (iii) in the event there is a failure to satisfy any of the conditions required to be satisfied in order to obtain the Debt Financing, such failure is not a result of the failure of the Shared Cap (as defined in the Debt Commitment Letter) to not be less than zero after giving effect to the transactions contemplated by this Agreement, then Parent shall pay or cause to be paid to the Company (as directed by the Company) an amount equal to $22,200,000 (the “Parent Termination Fee”) within two (2) Business Days after the date of such termination; provided that, at the election of Parent, Parent may satisfy its obligation to pay the Parent Termination Fee by delivering to the Company a number of shares of Company Common Stock equal to (x) the amount of the Parent Termination Fee divided by (y) the Termination Fee Per Share Price (such total number shares of Company Common Stock to be rounded up or down as applicable to the nearest whole number), and in such case the delivery of shares of Company Common Stock to the Company by Parent to satisfy the obligation to pay the Parent Termination Fee shall be made within two (2) Business Days after the date that the Termination Fee Per Share Price is calculable.

(d)         Single Payment Only. The Parties acknowledge and agree that (i) in no event will the Company be required to pay more than one termination fee, collectively, or be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events and (ii) in no event will Parent be required to pay more than one termination fee, collectively, or be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e)         Payments; Default. The Parties acknowledge that (i) the agreements contained in this Section 10.3 are an integral part of the Mergers, the Queen Share Contribution and the other transactions contemplated hereby, and that, without these agreements, the Parties would not enter into this Agreement and (ii) each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 10.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a Legal Proceeding that results in a judgment against the other party for the amount set forth in this Section 10.3 or any portion thereof, such paying party shall pay the other party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount at the annual rate of 2% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment was actually received, or a lesser rate that is the maximum permitted by applicable law.

(f)          Sole and Exclusive Remedy.

(i)          If this Agreement is validly terminated pursuant to Section 10.1 in the situation in which the Parent Termination Fee is payable pursuant to Section 10.3(c), the Company’s receipt of the Parent Termination Fee to the extent due and payable (and fully paid) pursuant to Section 10.3(c), together with any amounts

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payable pursuant to Section 10.3(e), will be the only amount that the Company Related Parties and each of their respective Affiliates may recover from (A) the Buyer Parties and their Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, Affiliates (other than the Buyer Parties or SRL), members, managers, general or limited partners, stockholders and assignees of each of the Buyer Parties and SRL (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Mergers, the Queen Share Contribution or the other transactions contemplated hereby or any claims or actions under applicable law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Parent Related Parties will have any further liability or obligation to the Company Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to the Confidentiality Agreement, Section 10.3(a) and Section 10.3(e), as applicable); and (2) none of the Company Parties or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Buyer Parties or any Parent Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to the Confidentiality Agreement, Section 10.3(a) and Section 10.3(e), as applicable). Under no circumstances will the collective monetary damages payable by the Buyer Parties or any of their Affiliates for breaches under this Agreement or the Guarantee exceed an amount equal to $22,200,000 in the aggregate for all such breaches (the “Parent Liability Limitation”), which damages may be satisfied, at the election of Parent, by delivering to the Company a number of shares of Company Common Stock equal to (x) the amount of such damages divided by (y) the Damages Per Share Price (such total number shares of Company Common Stock to be rounded up or down as applicable to the nearest whole number). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including, without limitation, Section 10.2(b)) or any Related Agreement, in no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award (or recovery or award in the form of shares of Company Common Stock) of any kind, including consequential, special, indirect or punitive damages, against any of the Parent Related Parties for, or with respect to, this Agreement, any Related Agreement or the transactions contemplated hereby and thereby (including any breach by SRL or the Buyer Parties), the termination of this Agreement, the failure to consummate the Mergers, the Queen Share Contribution or the other transactions contemplated hereby or any claims or actions under applicable law arising out of any such breach, termination or failure based on any claim other than a claim for a Willful and Material Breach of this Agreement, and in no event shall any recovery or award for any such claim be in excess of the Parent Liability Limitation; provided that the foregoing shall not preclude the Company or the Buyer Parties from seeking to recover damages or obtain equitable relief from any Financing Source pursuant to the Debt Commitment Letter or any Definitive Financing Agreements relating to the Debt Financing. Other than (i) SRL’s obligations under the Guarantee, (ii) the Buyer Parties’ obligations under this Agreement or (iii) the obligations of any Buyer Party or any Parent Affiliated Person under any of the Related Agreements to which it is a party, in no event will any Parent Related Party or any other Person other than the Buyer Parties have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement, the Mergers, the Queen Share Contribution or the other transactions contemplated hereby.

(ii)         If this Agreement is validly terminated pursuant to Section 10.1 in a situation in which the Company Termination Fee is payable pursuant to Section 10.3(b), Parent’s receipt of the Company Termination Fee to the extent due and payable (and fully paid) pursuant to Section 10.3(b), together with any amounts payable pursuant to Section 10.3(e), will be the only amount that the Buyer Parties and each of their respective Affiliates may recover from (A) the Company Group and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each member of the Company Group and its Affiliates (in each case other than the Parent Affiliated Persons) (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Mergers or other transactions contemplated hereby or any claims or actions under applicable law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Company Related Parties will have any further liability or obligation to the Buyer Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of

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such termination (except that the Parties (or their Affiliates) will remain obligated with respect to the Confidentiality Agreement, Section 10.3(a) and Section 10.3(e), as applicable); and (2) none of the Buyer Parties or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to the Confidentiality Agreement, Section 10.3(a) and Section 10.3(e), as applicable). Under no circumstances will the collective monetary damages payable by the Company for breaches under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed $11,100,000 in the aggregate for all such breaches (plus any obligations pursuant to Section 10.3(e)) (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will the Buyer Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Mergers, or the other transactions contemplated hereby, the termination of this Agreement, the failure to consummate the Mergers, or the other transactions contemplated hereby, or any claims or actions under applicable law arising out of any such breach, termination or failure based on any claim other than a claim for a Willful and Material Breach of this Agreement, and in no event shall any recovery or award for any such claim be in excess of the Company Liability Limitation. Notwithstanding anything to the contrary set forth in this Agreement, in no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award against any of the Company Related Parties in the event that the transaction is terminated due in whole or in part to the Company’s inability to fund the Company Contribution Amount other than as a result of the Company’s Willful and Material Breach of the terms of this Agreement.

(g)         Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 10.3(e) or the existence of the Parent Liability Limitation, the Company Liability Limitation or the availability of monetary damages, it is agreed that the Buyer Parties and the Company Parties will be entitled to an injunction, specific performance or other equitable relief as provided in Section 11.8(b), except that, although the Buyer Parties and the Company, in their respective sole discretion, may determine their choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 11.8(b), under no circumstances will the Buyer Parties or the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages, including, with respect to the Buyer Parties, the Company Termination Fee, and with respect to the Company Parties, the Parent Termination Fee.

(h)         Non-Recourse Party. In no event will the Company seek or obtain, nor will they permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Party with respect to this Agreement or the Guarantee or the transactions contemplated hereby and thereby (including any breach by the Buyer Parties or SRL), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than from any Person that is a party to this Agreement, the Confidentiality Agreement, the Related Agreements or any other agreements entered into by the Company in connection with the transactions contemplated by this Agreement, as applicable.

Article XI
GENERAL PROVISIONS

11.1       Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company Parties and the Buyer Parties contained in this Agreement will terminate at the Closing, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms.

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11.2       Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (c) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)         if to the Buyer Parties to:

c/o Standard General LP

767 Fifth Avenue, 12th Floor

New York, NY 10153

Attn:      Joseph Mause

Email:   legal@standgen.com

with a copy (which will not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attn:      Erica Jaffe, Ryan Messier, Philip Richter

Email:   Erica.Jaffe@friedfrank.com,

              Ryan.Messier@friedfrank.com,

              Philip.Richter@friedfrank.com

(b)         if to the Company Parties (prior to the Company Effective Time) to:

Bally’s Corporation

100 Westminster Street

Providence, RI 02903
Attn:      Kim M. Barker (Executive Vice President; Chief Legal
              Officer), Jaymin Patel (Chairman of the Special
              Committee)
Email:   kbarker@ballys.com, jpatel@ballys.com

with a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn:      Scott D. Miller, Lauren S. Boehmke

Email:   millersc@sullcrom.com, boehmkel@sullcrom.com

with a copy (which will not constitute notice) to:

Potter Anderson & Corroon LLP

1313 N Market Street, 6th Floor

Wilmington, DE 19801

Attn:      Mark A. Morton, Alyssa K. Ronan

Email:   mmorton@potteranderson.com,
              aronan@potteranderson.com

with a copy (which will not constitute notice) to:

Nixon Peabody LLP

55 West 46th Street

New York, NY 10036-4120

Attn:      Marc Crisafulli, Richard Langan, Jr., John Partigan, Conrad Adkins

Email:   mcrisafulli@nixonpeabody.com,
              rlangan@nixonpeabody.com,
              jpartigan@nixonpeabody.com,
              cadkins@nixonpeabody.com

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Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 11.2, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 11.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 11.2.

11.3       Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement by written notice to the Company, to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; provided that no such assignment shall (i) be permitted if such assignment would, or would reasonably be expected to, affect the obligations of SRL pursuant to the Guarantee, (ii) be permitted if such assignment would, or would reasonably be expected to, impede or delay the consummation of the Mergers or the Queen Share Contribution or the Debt Financing or otherwise materially impede the rights of the holders of shares of Company Common Stock pursuant to this Agreement or (iii) relieve any Buyer Party of its obligations that are unperformed by its assignee. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any assignment not permitted by this Section 11.3 shall be null and void ab initio.

11.4       Confidentiality. The Parties hereby acknowledge that Standard General LP and the Company have previously executed that certain Confidentiality Agreement dated April 2, 2024 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms; provided that from and after the date hereof, subject to Section 8.14, notwithstanding anything to the contrary in the Confidentiality Agreement, no consent of the Special Committee shall be required for any Person who is a potential source of, or may provide, equity, debt or any other type of financing for the transactions contemplated hereby to become a Representative (as defined in the Confidentiality Agreement) of Standard General LP thereunder. Each of the Buyer Parties and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to the Buyer Parties or their respective Representatives in connection with the Company Merger and the other transactions contemplated by this Agreement in accordance with the Confidentiality Agreement. By executing this Agreement, each of the Buyer Parties agree to be bound by the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

11.5       Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Support Agreement, the Confidentiality Agreement, the Company Disclosure Letter, the Queen Disclosure Letter, and the Guarantee constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Company Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

11.6       Third-Party Beneficiaries. Except as set forth in Section 8.10 and this Section 11.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 8.10 (it being understood and agreed that the provisions set forth in Section 8.10 will inure to the benefit of each Indemnified Person and will be enforceable by each such Indemnified Person) and (b) from and after the Closing, the rights of the holders of shares of Company Common Stock to receive the consideration set forth in Article II. The Specified Financing Source Provisions will inure to the benefit of the Financing Sources and their successors and assigns, each of whom is intended to be a third-party beneficiary thereof (it being understood and agreed that the Specified Financing Source Provisions will be enforceable by the Financing Sources and their respective successors

Annex A-1-82

and assigns) and Section 10.3(h) will inure to the benefit of each Non-Recourse Party and its successors and assigns, each of whom is intended to be a third-party beneficiary thereof (it being understood and agreed that the provisions of such Section will be enforceable by each Non-Recourse Party and its successors and assigns).

11.7       Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.8       Remedies.

(a)         Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b)         Specific Performance.

(i)          The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 11.6 and Section 11.8(b)(ii), (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 10.3 are not intended to and do not adequately compensate the Company Parties, on the one hand, or the Buyer Parties, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Mergers and the Queen Share Contribution and without that right, neither the Company nor the Buyer Parties would have entered into this Agreement.

(ii)         It is explicitly agreed that (1) the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the Buyer Parties’ obligations to consummate the Mergers and the Queen Share Contribution if, and only in the event if (and for the avoidance of doubt, in no other circumstances) (x) all of the conditions set forth in Section 9.1 and Section 9.2 have been, and continue to be, satisfied or waived other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions (to the extent waiver is permitted hereunder), each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (y) the Debt Financing has been funded or is available to be funded (and the Company Contribution Amount is available to be funded), and (z) the Company has irrevocably confirmed in writing to Parent that if specific performance were granted and the Debt Financing were funded, then Company Contribution Amount would be funded and Closing would occur in accordance with Section 2.1 and (2) Parent shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the Company Parties’ obligations to consummate the Mergers and the Queen Share Contribution if, and only in the event if (and for the avoidance of doubt, in no other circumstances) (x) all of the conditions set forth in Section 9.1 and Section 9.3 have been, and continue to be, satisfied or waived other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions (to the extent waiver is permitted hereunder), each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (y) the Debt Financing has been funded or is available to be funded, and (z) the Company Contribution Amount is available to be funded if specific performance were granted. For the avoidance of doubt, the restrictions set forth in this Section 11.8(b)(ii) apply solely to enforcing the Buyer Parties’ or the Company Party’s, as applicable, obligations to consummate the Mergers and the Queen Share Contribution and not to the enforcement of any other breaches (or threatened breaches) of this Agreement or any other terms and provisions hereof.

Annex A-1-83

(iii)        Notwithstanding the foregoing and subject to the rights of the parties to the Debt Commitment Letter and the Definitive Financing Agreements for any Debt Financing under the terms thereof (including the Company upon its assumption of the Debt Commitment Letter from the Parent), none of the Company and its Affiliates and their direct and indirect equityholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing, and in no event shall the Company, any of its Affiliates or its or their direct or indirect equityholders be entitled to seek the remedy of specific performance of this Agreement against any Financing Source.

(iv)        The Parties agree not to raise any objections to the granting of an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

11.9       Governing Law. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement and the transactions contemplated hereby, including the Mergers and the Queen Share Contribution or the negotiation, execution or performance of this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws or statutes of limitations of a different jurisdiction other than the State of Delaware.

11.10     Consent to Jurisdiction.

(a)         General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement (including without limitation, the Mergers and the Queen Share Contribution) and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 11.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 11.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any claim, action or proceeding between the Parties (whether in contract, tort or otherwise) arises out of or relates to this Agreement, the Guarantee or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts; (iv) agrees that any Legal Proceeding arising out of or relating to this Agreement, the Guarantee or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) expressly waives any objection or claim that it may now or hereafter have to the lack of personal jurisdiction or improper venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement, the Guarantee or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of the Buyer Parties and the Company Parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Annex A-1-84

(b)         Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Mergers, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any Debt Commitment Letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York without giving effect to any conflicts of law principles that would result in the application of the laws of another state or jurisdiction (except as expressly contemplated by the Debt Commitment Letter or any definitive agreement relating to the Debt Financing, in each case, that expressly contemplates the laws of another jurisdiction shall govern).

11.11     WAIVER OF JURY TRIAL. EACH PARTY, on behalf of itself and its subsidiaries, ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGERS, THE QUEEN SHARE CONTRIBUTION, THE GUARANTEE OR THE DEBT FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING or brought against the FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

11.12     Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

11.13     Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed by the Parties, including, with respect to the Company, authorization by the Special Committee, except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such amendment being subject to such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 10.2(b), Section 10.3(f), Section 10.3(h), Section 11.3, Section 11.6, Section 11.8(b)(i), Section 11.10(b), this Section 11.13 and Section 11.15 (such provisions, to the extent relating to the Financing Sources, the “Specified Financing Source Provisions”) may not be amended or otherwise modified without the prior written consent of the Financing Sources party to the Debt Commitment Letter.

Annex A-1-85

11.14     Extension; Waiver. At any time and from time to time prior to the Company Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

11.15     No Liability of Financing Sources. Notwithstanding anything to the contrary herein, including, for the avoidance of doubt, Section 10.2(b) and Section 10.3(f), the Financing Sources shall not, to the fullest extent permitted by law, have any liability to the Company or any of its Affiliates or the Company Related Parties relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company, any of its Affiliates, not the Company Related Parties will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided that nothing in this Section 11.15 shall limit the rights of the Company and its Affiliates from and after the assumption of the Debt Commitment Letter from Parent (and in any event after the Company Effective Time) under the Debt Commitment Letter or Definitive Financing Agreements relating to the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.

11.16     Special Committee Approval. Notwithstanding anything to the contrary herein, prior to the Company Effective Time, no amendment or waiver of any provision of this Agreement shall be made, and no other action shall be taken (including with respect to any request for consent or waiver from the Buyer Parties) and no other determination shall be made (including with respect to the granting of any consent or waiver from the Company under this Agreement or to terminate this Agreement pursuant to Article X) by or on behalf of the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee.

[Signature page follows.]

Annex A-1-86

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

SG PARENT LLC
By	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer
THE QUEEN CASINO & ENTERTAINMENT, INC.
By	/s/ Vladimira Mircheva
Name:	Vladimira Mircheva
Title:	Chief Financial Officer
SG CQ GAMING LLC
By	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Manager

[Signature Page to Agreement and Plan of Merger]

Annex A-1-87

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

BALLY’S CORPORATION
By	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Chief Financial Officer
EPSILON SUB I, INC.
By	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Director and Chief Financial Officer
EPSILON SUB II, INC.
By	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Director and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-1-88

Exhibit A

Surviving Corporation Certificate of Incorporation

[Attached]

Annex A-1-89

Agreed Form

Sixth Amended and Restated Certificate of Incorporation
of
Bally’s Corporation

Article I

Section 1.01        The name of the Corporation is Bally’s Corporation (the “Corporation”).

Section 1.02        The Corporation is to have perpetual existence.

Article II

The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 in the County of New Castle. The name of its registered agent in the State of Delaware is The Corporation Trust Company, the address of which is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as from time to time amended.

Article IV

Section 4.01        Authorized Stock. The Corporation is authorized to issue two classes of registered capital stock, designated common stock and preferred stock. The aggregate number of registered shares that the Corporation is authorized to issue is 110,000,000, consisting of 100,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Section 4.02        Purchase of Shares by the Corporation. The Corporation may purchase any shares of outstanding capital stock of the Corporation or the right to purchase any such shares of capital stock from any holder thereof on terms and conditions established by the Board of Directors (the “Board”) or a duly authorized committee thereof.

Section 4.03        Common Stock. The Board may designate one or more classes of Common Stock, having such rights, preferences, and privileges as the Board may determine, subject to the rights of the holders of any series of Preferred Stock. The number of authorized shares of the Common Stock may be increased or decreased (but the number of authorized shares of Common Stock may not be decreased below (i) the number of shares thereof then outstanding plus (ii) the number of shares of Common Stock issuable upon exercise of any outstanding options, warrants, exchange rights, conversion rights or similar rights for Common Stock) by the affirmative vote of the holders of a majority in voting power of the Common Stock.

(A)        Voting Rights.

(1)         Except as otherwise provided herein, and subject to the rights of the holders of any series of Preferred Stock, each holder of Common Stock, as such, shall be entitled to one (1) vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, whether voting separately as a class or otherwise.

(2)         Except as otherwise required in this Amended and Restated Certificate or by applicable law, the holders of Common Stock shall vote together as a single class on all matters.

(3)         No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation or to any obligations convertible (directly or indirectly) into securities of the Corporation, whether now or hereafter authorized.

(B)         Dividends and Distributions. Subject to the rights of the holders of any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

Annex A-1-90

(C)         Options, Rights, or Warrants. The Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, options, exchange rights, warrants, convertible rights, and similar rights permitting the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized, such options, exchange rights, warrants, convertible rights and similar rights to have such terms and conditions, and to be evidenced by or in such instrument or instruments, consistent with the terms and provisions of this Amended and Restated Certificate and as shall be approved by the Board.

Section 4.04        Preferred Stock. The Preferred Stock may be issued in one or more series. The Board is hereby authorized, without any further vote or action by stockholders, to authorize the Corporation to designate and issue the Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative, participating, option or other rights, if any, and the qualifications, limitations or restrictions of such series. The authority of the Board with respect to each such series will include, without limitation, the determination of any or all of the following:

(A)        the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(B)         the voting powers, if any, and whether such voting powers are full or limited in such series;

(C)         the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(D)        whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates, conditions and preferences of dividends on such series;

(E)         the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(F)         the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of shares of the Corporation, at such price or prices or at such rate or rates of exchange and with such adjustments applicable thereto;

(G)        the right, if any, to subscribe for or to purchase any securities of the Corporation;

(H)        the provisions, if any, of a sinking fund applicable to such series; and

(I)          any other designations, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock.

Section 4.05        Board of Directors.

(A)        The number of directors constituting the Board shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation, but in no case may the number of directors be less than one, and provided that, as long as the Board is divided into classes, the number of directors shall not be less than three.

(B)         The Board shall be divided into three classes, with the term of office of one class expiring each year. The director(s) of Class I shall be elected to hold office for a term expiring at the first annual meeting of shareholders following the consummation of the Merger (as defined below), the director(s) of Class II shall be elected to hold office for a term expiring at the second annual meeting of shareholders following the consummation of the Merger, and the director(s) of Class III shall be elected to hold office for a term expiring at the third annual meeting of shareholders following the consummation of the Merger. Each class of directors whose term shall thereafter expire shall be elected to hold office for a three-year term.

Section 4.06        Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, subject to the rights of the holders of any series of Preferred Stock, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

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Section 4.07        Transfer of Financial Interests. The Corporation shall not permit any natural person, partnership (general or limited), corporation, limited liability company, business trust, joint stock company, trust, business association, unincorporated association, joint venture, governmental entity or other entity or organization (“Person”) to acquire a direct or indirect equity or economic interest in the Corporation, including but not limited to an interest as a shareholder of a corporation, partner (general or limited) of a partnership or member of a limited liability company or through the ownership of derivative interests in a Person (a “Financial Interest”) equal to or greater than 5% of the total of any class of Financial Interests unless such Person shall have first obtained a license from the Department of Business Regulation (“DBR”), an agency of the State of Rhode Island, and the Division of Lotteries of the Rhode Island Department of Revenue (the “Lottery”), and/or been approved as suitable by DBR and the Lottery to hold such Financial Interest in the Corporation in accordance with the rules and procedures set forth by DBR and the Lottery; provided, that “Financial Interest” shall not include (i) those securities or instruments excluded from the definition of “Financial Interest” in that certain Amended and Restated Regulatory Agreement, dated as of March 1, 2024, by and among DBR, the Lottery, the Corporation, Bally’s Management Group, LLC, UTGR, LLC, Twin-River Tiverton, LLC, and Bally’s RI iCasino, LLC (as amended, restated, modified or supplemented from time to time, the “Regulatory Agreement”), or (ii) those securities or instruments otherwise excluded from the definition of “Financial Interest” in any written agreement entered into the parties to the Regulatory Agreement from time to time, or any consent, waiver or authorization from DBR and the Lottery. Any transfer of Financial Interests in the Corporation that results in a Person acquiring 5% or greater of the total of any class of Financial Interests in the Corporation shall be null and void and shall not be recognized by the Corporation unless and until (A) such Person shall have received a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery to hold such Financial Interest or (B) such Person has received a prior written notice from the applicable governmental authorities (including DBR and the Lottery) that such Person is not required to hold a license from DBR and the Lottery and/or be approved as suitable by DBR and the Lottery to hold such Financial Interest. Further, once a Person shall have obtained a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery to hold 5% or greater of the total of a class of Financial Interests in the Corporation (if required), the Corporation shall not permit any such Person to acquire Financial Interests in the Corporation equal to or in excess of twenty percent (20%) of the total of such class of Financial Interests in the Corporation (the “Control Threshold”) unless such Person shall have first obtained a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery to hold such Financial Interest in the Corporation equal to or in excess of the Control Threshold in accordance with the rules and procedures set forth by DBR in its sole discretion from time to time. Any transfer of Financial Interests in the Corporation that results in a Person acquiring a Financial Interest in the Corporation equal to or in excess of the Control Threshold shall be null and void and shall not be recognized by the Corporation unless and until such Person shall have received a license from DBR and the Lottery and/or been approved as suitable by DBR and the Lottery with respect to such Financial Interest.

Section 4.08        New Jersey Gaming and Regulatory Matters.

(A)        Notwithstanding anything to the contrary contained herein, this Amended and Restated Certificate shall be deemed to include all provisions required by the New Jersey Casino Control Act, N.J.S.A. 5:12-1, et seq., as amended and as may hereafter be amended from time to time (the “New Jersey Act”), to be included in the corporate charter of the Corporation, and to the extent that anything contained herein is inconsistent with the New Jersey Act, the provisions of the New Jersey Act govern. All provisions of the New Jersey Act, to the extent required by law to be stated in a corporation’s corporate charter, are incorporated herein by reference.

(B)         The corporate charter provisions in this Section 4.08 shall be generally subject to the provisions of the New Jersey Act and the rules and regulations of the New Jersey Casino Control Commission (the “New Jersey Commission”) promulgated thereunder. Specifically, and in accordance with the provisions of Sections 82d(7) and (9) of the New Jersey Act, and without limiting any other provisions of this Amended and Restated Certificate or applicable law, securities of the Corporation are held subject to the condition that, if a holder thereof is found to be disqualified pursuant to the provisions of the New Jersey Act, such holder must dispose of the securities of the Corporation. In accordance with Section 105e of the New Jersey Act, and without limiting this Section 4.08, commencing on the date the New Jersey Commission serves notice upon the Corporation of a determination of disqualification of a holder of Securities of the Corporation, it shall be unlawful for the holder to (i) receive any dividends or interest upon the holder’s securities, (ii) exercise, directly or through any trustee or nominee, any right conferred by the holder’s securities, or (iii) receive any remuneration in any form from the Corporation or any subsidiary of the Corporation for services rendered or otherwise.

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Section 4.09        No Cumulative Voting. No stockholder of the Corporation shall be entitled to cumulate his or her voting power.

Section 4.10        Other Restrictions. The Bylaws of the Corporation may impose additional limitations or restrictions on ownership of Common Stock, Preferred Stock or Financial Interests to the extent that the Board approves, after consultation with counsel, as necessary or appropriate to assure compliance by the Corporation with any legal or regulatory requirement applicable to the Corporation or any of its subsidiaries or any license or other contract entered into by the Corporation or any of its subsidiaries with any Person not controlling, controlled by, or under common control with the Corporation. For purposes of this Section 4.10, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Article V

Except as otherwise provided in this Amended and Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board, by affirmative vote of a majority of the whole Board, is expressly authorized to adopt, amend or repeal any or all of the Bylaws of the Corporation. Except as otherwise provided in this Amended and Restated Certificate, the Bylaws may also be adopted, amended or repealed by the affirmative vote of a majority of the shares of the Corporation entitled to vote generally in elections of Directors that are present at a duly called annual or special meeting of stockholders at which a quorum is present. Notwithstanding the foregoing, (i) Sections 2.2, 2.7, 3.5, 3.8 and 7.12 of the Bylaws may not be repealed or amended in any respect unless such action is approved by the affirmative vote of a majority of all shares of the Corporation entitled to vote generally in elections of Directors, (ii) the provisions set forth in Sections 2.6, 2.8 and 2.9 of the Bylaws may not be repealed or amended in any respect unless the action is approved by both the affirmative vote of a majority of the whole Board and the affirmative vote of a majority of all shares of the Corporation entitled to vote generally in elections of Directors, (iii) the provisions set forth in Section 4.05 of this Amended and Restated Certificate and Sections 3.2, 3.4, 3.6 and 3.7 of the Corporation’s Bylaws may not be repealed or amended in any respect unless the action is approved by both the affirmative vote of a majority of the whole Board and the affirmative vote of at least 75% of all shares of the Corporation entitled to vote generally in elections of Directors, and (iv) the provisions set forth in Article X of this Amended and Restated Certificate may not be amended unless the action is approved by a majority of the Independent Directors (as defined below) then in office who qualify for service on the audit committee in accordance with clause (D) of Article X of this Amended and Restated Certificate.

Article VI

Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if, prior to such action, a written consent or consents thereto, setting forth such action, is signed by the holders of record of shares of the stock of the Corporation, issued and outstanding and entitled to vote thereon, having not less than the minimum number of votes that would be necessary to authorize or to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Article VII

The Corporation reserves the right to amend, add to or repeal any provision contained in this Amended and Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article VII.

Article VIII

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (A) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL or (D) for any transaction from which the Director derived any improper personal benefit. If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s Directors for breach of fiduciary duty, then a Director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the

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DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification. This Corporation is authorized to indemnify the Directors and officers of this Corporation, as well as employees and agents of the Corporation, to the fullest extent permissible under Delaware law.

Article IX

Section 9.01        Other Businesses. Subject to Section 9.02, each stockholder, each non-employee Director of the Corporation, and their respective affiliates, may engage in or possess an interest in any other business venture of any nature or description, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other person. Subject to Section 9.02, the Corporation and its stockholders shall have no rights by virtue hereof in and to such other business ventures or the income or profits derived therefrom, and the pursuit of any such venture. Subject to Section 9.02, without limiting the generality of the foregoing, each such person may, to the fullest extent permitted by the DGCL, (i) engage in, and shall have no duty to refrain from engaging in, separate businesses or activities from the Corporation or any of its subsidiaries, including businesses or activities that are the same or similar to, or compete directly or indirectly with, those of the Corporation or any of its subsidiaries, (ii) do business with any potential or actual customer or supplier of the Corporation or any of its subsidiaries and (iii) employ or otherwise engage any officer or employee of the Corporation or any of its subsidiaries.

Section 9.02        Business Opportunities. Neither any stockholder of the Corporation, any non-employee Director of the Corporation, nor any of their respective affiliates shall have any obligation to present any business opportunity to the Corporation or any of its subsidiaries, and the Corporation hereby renounces any interest or expectancy therein, even if the opportunity is one that the Corporation or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Corporation, any subsidiary of it or any stockholder for breach of any fiduciary or other duty, as a stockholder of the Corporation, non-employee Director of the Corporation, or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its subsidiaries, provided, however, notwithstanding the foregoing, no employee of the Corporation or any of its subsidiaries may pursue or acquire such business opportunity. Nothing herein shall impede the Corporation’s ability to enter into contractual arrangements with any stockholder or any Director of the Corporation, which arrangements restrict such stockholder or Director from engaging in activities otherwise allowed by this Article IX.

Article X

Pursuant to an Agreement and Plan of Merger dated July 25, 2024 (as amended, restated, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among the Corporation, wholly-owned subsidiaries thereof and affiliates of Standard General L.P. (“Standard General”), at the Company Effective Time (as defined in the Merger Agreement), a wholly-owned subsidiary of the Corporation merged with and into the Corporation, with the Corporation continuing as the surviving corporation in the merger (the “Merger”). From and after the consummation of the Merger until such time as (i) there are fewer than fifty (50) holders of record (such term to be defined and interpreted for this purpose in accordance with the definition of “held of record” set forth in Rule 12g5-1 promulgated by the United States Securities and Exchange Commission or any successor thereto (the “SEC”)) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of shares of Common Stock, excluding for this purpose Standard General and its affiliates (the “SG Group”) and SBG Gaming LLC and its affiliates (the “SBG Group”) and (ii) the aggregate number of shares of Common Stock held by the stockholders of the Corporation (other than the SG Group and SBG Group) represents less than 5% of the total outstanding shares of Common Stock on a fully-diluted basis (other than dilution arising from unvested equity awards issued by the Corporation under any equity compensation plan):

(A)        to the extent permitted by law, the Corporation shall maintain the registration of a class of its securities under Section 12 of the Exchange Act and its applicable reporting obligations under Section 13 or Section 15(d) of the Exchange Act;

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(B)         whether or not the Corporation is otherwise required to file periodic and current reports with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, the Corporation shall file with the SEC or make available on its website:

(1)         within ninety (90) days after the end of each fiscal year of the Corporation, an Annual Report on Form 10-K for such fiscal year containing substantially the same information that would be required to be included by the Corporation in an Annual Report on Form 10-K if the Corporation were a reporting company under the Exchange Act;

(2)         within forty-five (45) days after the end of the first three fiscal quarters of each fiscal year of the Corporation, a Quarterly Report on Form 10-Q for such fiscal quarter containing substantially the same information that would be required to be included by the Corporation in a Quarterly Report on Form 10-Q if the Corporation were a reporting company under the Exchange Act; and

(3)         within five (5) business days after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if the Corporation were a reporting company under the Exchange Act, Current Reports on Form 8-K containing substantially the same information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Corporation were a reporting company under the Exchange Act;

provided, however, that at any time that the Corporation is not required to file periodic and current reports with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, all such reports referenced in causes (1), (2) and (3): (a) will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to the use of any non-GAAP financial measures contained therein); (b) will not be required to contain the separate financial information for any guarantors contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC; (c) will only be required to include limited executive compensation disclosure consisting of a summary compensation table with corresponding footnotes (including any equity awards), a description of employment agreements with officers and a description of any incentive plans and the terms of awards issued thereunder; and (d) will not be required to include exhibits that would otherwise be required to be filed pursuant to Item 601 of Regulation S-K, other than Items 6.01(b)(1)–(4) of Regulation S-K.

(C)         a majority of the directors of the Board shall be “independent directors” (determined in accordance with Rules 303A.01 and 303A.02 of the NYSE Listed Company Manual (as amended, modified, supplemented or replaced from time to time)) (“Independent Directors”);

(D)        the Board shall maintain an audit committee that satisfies the requirements of Rules 303A.06 and 303A.07 of the NYSE Listed Company Manual and Rule 10A-3 under the Exchange Act (in each case as amended, modified, supplemented or replaced from time to time);

(E)         the Corporation shall adopt and maintain a related party transaction policy requiring that all related party transactions that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC be approved by the audit committee or another committee of the Board comprised solely of directors who qualify for service on the audit committee in accordance with the immediately preceding clause (D); and

(F)         no member or group of members of the SG Group shall be permitted to sell, transfer or otherwise dispose of shares of Common Stock representing 50% or more of the aggregate number of shares of Common Stock held by the SG Group as of immediately following the Merger, to one or more purchasers in one or a series of related transactions, other than to other members of the SG Group (such transaction or transactions, a “Tag-Along Sale”), without first providing the other holders of Common Stock with tag-along rights pursuant to the following provisions:

(1)         In the event one or more members of the SG Group (collectively, the “Initiating Holder”) proposes to engage in a Tag-Along Sale, the Initiating Holder shall give at least fifteen (15) business days’ prior written notice (the “Tag-Along Notice”) to the Corporation and each holder of Common Stock that is not a member of the SG Group (each holder, a “Tag-Along Holder”);

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(2)         The Tag-Along Notice shall set forth in reasonable detail (i) the proposed amount and form of consideration and the terms and conditions of payment, (ii) the identity and contact information of the proposed purchaser or purchasers (collectively, the “Tag-Along Purchaser”) and (iii) the number of shares of Common Stock proposed to be sold by the Initiating Holder;

(3)         Each Tag-Along Holder shall have the right to transfer in the Tag-Along Sale up to a number of shares of Common Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock held by such Tag-Along Holder by (ii) the quotient determined by dividing the number of shares of Common Stock to be sold by the Initiating Holder by the aggregate number of shares of Common Stock held by the Initiating Holder at such time, at the same price and on substantially the same other terms and conditions as the terms applicable to the Initiating Holder as described in the Tag-Along Notice;

(4)         Each Tag-Along Holder shall have ten (10) business days following the receipt of the Tag-Along Notice (the “Tag-Along Option Period”) to deliver written notice to the Initiating Holder of its election to participate in the Tag-Along Sale and setting forth the number of shares of Common Stock such Tag-Along Holder elects to include in the Tag-Along Sale (each such electing Tag-Along Holder, an “Electing Tag-Along Holder” and such written notice, a “Tag-Along Election Notice”);

(5)         Any Tag-Along Holder that does not deliver a Tag-Along Election Notice prior to the expiration of the Tag-Along Option Period shall be deemed to have waived such Tag-Along Holder’s rights to participate in the Tag-Along Sale; and

(6)         Each Electing Tag-Along Holder shall promptly execute and deliver any agreements, instruments, written consents or other documents that are reasonably requested by the Initiating Holder or the Tag-Along Purchaser in connection with the consummation of the proposed Tag-Along Sale; provided that the aggregate amount of liability of any Tag-Along Holder in connection with the Tag-Along Sale shall not exceed the proceeds received by such Electing Tag-Along Holder in connection with such transfer; provided further, that each Electing Tag-Along Holder shall only be required to make or provide representations, warranties, covenants, indemnities and agreements pertaining specifically to itself and its ownership of the Common Stock; and provided further, that otherwise the terms and conditions, including any indemnification obligations, of such agreements shall be the same per share of Common Stock for each stockholder participating in the Tag-Along Sale.

The rights set forth in this Article X and any piggyback rights generally applicable to all stockholders of the Corporation other than the SG Group and SBG Group (regardless of whether such rights are also applicable to SG Group and SBG Group) in effect as of the date hereof may be waived at any time and from time to time by the affirmative determination of a majority of the Independent Directors then in office who qualify for service on the audit committee in accordance with clause (D) of this Article X; it being understood and agreed by all holders of Common Stock that such Independent Directors are in this context expected to represent the interests of the Company and the holders of Common Stock not affiliated with the SG Group or the SBG Group.

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Annex A-2

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of August 27, 2024 to the Agreement and Plan of Merger dated as of July 25, 2024 (as the same may be amended, modified or supplemented in accordance with its terms, the “Merger Agreement”) is entered into by and among Bally’s Corporation, a Delaware corporation (the “Company”), SG Parent LLC, a Delaware limited liability company (“Parent”), The Queen Casino & Entertainment, Inc., a Delaware corporation and affiliate of Parent (“Queen”), Epsilon Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), Epsilon Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub II”, and together with the Company and Merger Sub I, the “Company Parties”), and, solely for purposes of specified provisions of the Merger Agreement, SG CQ Gaming LLC, a Delaware limited liability company (“SG Gaming” and together with Parent and Queen, the “Buyer Parties”). Each of the Buyer Parties and the Company Parties is sometimes referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into the Merger Agreement as of July 25, 2024 (the “Original Execution Date”);

WHEREAS, Section 11.13 of the Merger Agreement permits the Parties to amend the Merger Agreement prior to the Closing by an instrument in writing signed by the Parties; and

WHEREAS, the Parties desire to amend certain terms of the Merger Agreement to the extent provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each capitalized term used herein that is defined in the Merger Agreement has the meaning assigned to such term in the Merger Agreement.

Section 2. Amendments to the Merger Agreement.

Section 1.1 of the Merger Agreement is hereby amended to add the following definition in the appropriate alphabetical order:

“Class A Common Stock” means Class A common stock, par value $0.01 per share, of the Company to be authorized by the proposed amendment to the Company Charter having the rights, privileges, preferences, restrictions and limitations substantially in the form set forth on Annex A hereto.

Section 1.2 is amended to change all references to Section 2.8 and any paragraph thereof to simply Section 2.8.

(a)         Sections 2.8(a), (b), (c) and (d) of the Merger Agreement are amended to read as follows:

(a)        Elections. Each Person (other than the Company and its Subsidiaries) who is a record holder of shares of Company Common Stock on the Election Form Record Date, or who becomes a record holder of shares of Company Common Stock during the period between the Election Form Record Date and the Election Deadline and has received the Election Form and related materials pursuant to Section 2.8(c), may submit an Election Form specifying the number of shares of Company Common Stock held by such Person that such Person elects to have remain issued and outstanding in the Company Merger (each such share of Company Common Stock for which such election is validly made and not revoked in accordance herewith, a “Rolling Company Share,” and each such election, a “Rolling Share Election”). In making any Rolling Share Election, each such record holder making such election shall be deemed to have elected to exchange each Rolling Company Share to which such election pertains for a share of Class A Common Stock of the Company; provided, that if the Company Stockholders do not approve the proposed amendment to the Company Charter authorizing the Class A Common Stock, then each Rolling Company Share shall remain outstanding prior to the Company Effective Time in the form of Company Common Stock and the provisions of this Section 2.8 that relate to the issuance of the Class A Common

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Stock shall not take effect. Each such share of Class A Common Stock shall be deemed to be and shall be treated as a Rolling Company Share. The Company will use commercially reasonable efforts to list any issued Class A Common Stock on the NYSE. Each share of issued Class A Common Stock shall, by its terms, automatically convert into a share of Company Common Stock, without any action by the relevant holder of such Class A Common Stock or the Company, upon the earlier to occur of (i) the time that is immediately prior to the Company Effective Time (for the avoidance of doubt, in which case such shares of Company Common Stock shall be deemed to be and shall be treated as a Rolling Company Share) and (ii) the termination of this Agreement. Any such record holder who fails to properly submit an Election Form on or before the Election Deadline in accordance with the procedures set forth in this Section 2.8(a) with respect to all or any portion of such holder’s shares of Company Common Stock shall be deemed to have not made a Rolling Share Election with respect to such shares. Holders of record of shares of Company Common Stock who hold such shares of Company Common Stock as nominees, trustees or in other representative capacities may submit a separate Election Form on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds shares of Company Common Stock. Each of Parent and the Company shall have the authority to reject all or any part of a Rolling Share Election at any time prior to the Company Effective Time if it determines in good faith that such election is reasonably likely to delay or prevent receipt of any of the Requisite Gaming Approvals or the holding of shares of Company Common Stock after Closing by the holder who made such election is reasonably likely to adversely affect the conduct of Gaming Activities by the Surviving Corporation or any of its Subsidiaries after the Closing. If all or any part of a Rolling Share Election is rejected (i) prior the issuance of Class A Common Stock in exchange for any shares of Company Common Stock to which such rejected Rolling Share Election relates, such shares of Company Common Stock shall be returned to the Company Stockholder that submitted the same to the Payment Agent and shares represented by such Certificates and Book-Entry Shares in respect of which an Election Form was previously submitted shall thereupon become transferable on the stock transfer books and ledger of the Company or (ii) following the issuance of Class A Common Stock in exchange for any shares of Company Common Stock to which such rejected Rolling Share Election relates, such shares of Class A Common Stock shall be exchanged for an equal number of shares of Company Common Stock. The Parties agree to treat each Rolling Share Election as a non-realization event for U.S. federal income tax purposes.

(b)       Appointment of Payment Agent. Prior to the mailing of the Proxy Statement by the Company to the Company Stockholders: (i) Parent and the Company shall mutually agree on the appointment of a bank or trust company to act as payment and exchange agent (the “Payment Agent”) in respect of the Rolling Share Election, Class A Common Stock issuance and conversion, Company Merger and payment of the Per Share Price; and (ii) the Company will enter into a paying agent agreement, in form and substance reasonably acceptable to Parent and the Company, with such Payment Agent, to which Parent shall be a third-party beneficiary.

(c)        Mailing of Election Form; Election Deadline. Parent shall prepare, and the Company shall direct the Payment Agent to mail, a form of election, which form shall be subject to the reasonable approval of the Company (the “Election Form”), at least twenty (20) Business Days prior to the Company Stockholder Meeting, as reasonably determined by Parent and the Company, to the record holders of Company Common Stock on the record date for the Company Stockholder Meeting (the “Election Form Record Date”), which Election Form shall permit each record holder of shares of Company Common Stock (other than the Company and its Subsidiaries) who wishes to make a Rolling Share Election to specify the number of shares of Company Common Stock with respect to which each such holder elects the Rolling Share Election; provided that the Company shall use commercially reasonable efforts to mail or otherwise make available (by posting on the Company’s website or otherwise) the Election Form and related materials to all Persons who become record holders of Company Common Stock during the period between the Election Form Record Date and the Election Deadline for use by such holders who desire to make a Rolling Share Election. Any such holder’s Rolling Share Election shall have been properly made only if the Payment Agent shall have received at its designated office, by 5:00 p.m. Eastern time on the date of the Company Stockholder Meeting or such later date mutually agreed by Parent and the Company (the “Election Deadline”), an Election Form properly completed and signed and, if the shares of Company Common Stock in respect of which such election is sought to be made are represented by a certificate or certificates (the “Certificates”), such Election Form shall be accompanied by such Certificate

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or Certificates (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in the Election Form from a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, provided that such Certificate or Certificates are in fact delivered to the Payment Agent within five (5) Business Days after receipt by the Payment Agent of such guarantee of delivery (or as promptly as practicable thereafter)) together with a letter of transmittal in form reasonably acceptable to the Company. The Election Form may provide that the stockholders making a Rolling Share Election agree not to effect any sales or other transfers of the Company Common Stock relating thereto from the time of submission of the related Election Form unless and until the shares of Class A Common Stock are issued in respect thereof. The Company shall issue the Class A Common Stock after the Election Deadline and receipt of the Requisite Stockholder Approval, and shall use commercially reasonable efforts to effect such issuance within two (2) Business Days following the Election Deadline. Such shares of Class A Common Stock shall be issued to the stockholder that submitted the applicable Election Form (or otherwise in accordance with the Election Form) in the same form (i.e., certificated or book entry) as the shares of Common Stock subject to the Election Form.

(d)       Ability to Revoke Election Forms. Any Election Form may be revoked by the record holders of Company Common Stock submitting it to the Payment Agent only by written notice received by the Payment Agent prior to the Election Deadline. All Election Forms shall automatically be revoked if the Payment Agent is notified in writing by Parent and the Company that the Company Merger has been abandoned and this Agreement has been terminated. If an Election Form is properly revoked by the record holder of Company Common Stock prior to the Election Deadline or is automatically revoked pursuant to the immediately preceding sentence, any Certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Election Form relates shall be returned to the stockholder that submitted the same to the Payment Agent and shares represented by such Certificates and Book-Entry Shares in respect of which an Election Form was previously submitted shall thereupon become transferable on the stock transfer books and ledger of the Company.

(b)         Sections 2.8(f) and (g) of the Merger Agreement is hereby amended to read as follows:

(f)        Notification of Rolling Company Shares. The Company shall provide, or cause to be provided, prompt notice (but in any event within two (2) Business Days following the Requisite Stockholder Approval) to each Company Stockholder who submits a Rolling Share Election of the number of shares of Company Common Stock held by such Company Stockholder that will be Rolling Company Shares; provided that none of Parent, Merger Sub I or the Company shall be under any obligation to notify any Person of any defect in an Election Form.

(g)       Certificates; Book-Entry Shares. Any Certificate or Certificates that immediately prior to the Company Effective Time represented outstanding shares of Class A Common Stock and any book-entry shares that immediately prior to the Company Effective Time represented outstanding shares of Class A Common Stock shall, by their terms, be converted into an equal number of shares of Company Common Stock immediately prior to the Company Effective Time and shall remain issued and outstanding as shares of Company Common Stock from and after the Company Effective Time. Shares of Company Common Stock into which shares of Class A Common Stock are converted shall be issued to the stockholder in the same form (i.e., certificated or book entry) as the shares of Class A Common Stock that was converted.

(c)         Section 2.8 of the Merger Agreement is hereby amended by adding the following as Sections 2.8(h) and (i):

(h)       Reopening of Rolling Share Elections. After receipt of the Requisite Stockholder Approval and subject to compliance with applicable law (including, to the extent applicable SEC Rules 13e-3 and 13e-4), notwithstanding the foregoing provisions of this Section 2.8, Parent and the Company (subject to the prior approval by the Special Committee) may elect to cause one or more periods for Rolling Share Elections to be made prior to the Company Effective Time subject to such deadlines and procedures as they determine to be necessary or appropriate. If the Requisite Stockholder Approval is obtained and the Company Stockholders have not approved the proposed amendment to the Company Charter authorizing the Class A Common Stock, subject to compliance with applicable law (including, to the extent applicable SEC Rules 13e-3 and 13e-4), notwithstanding the foregoing provisions of this Section 2.8, Parent and the

Annex A-2-3

Company (subject to prior approval by the Special Committee) shall, promptly following the Company Stockholder Meeting, cause an additional period for Rolling Share Elections (and revocations by the applicable stockholders of existing Rolling Share Elections) to be made prior to the Company Effective Time subject to such deadlines and procedures as they determine to be necessary or appropriate.  The Company shall notify Company Stockholders of each such period and the related deadlines and procedures by the filing with the SEC of a Form 8-K or such other report or schedule as may be appropriate.

(i)        Treatment of Class A Common Stock Converted into Common Stock. For the avoidance of doubt, all Company Common Stock into which Class A Common Stock is converted immediately prior to the Company Effective Time shall be treated as Rolling Company Shares in connection with the Company Merger unless and to the extent that Parent or the Company rejects all or any part of a Rolling Share Election with respect to such shares of Class A Common Stock prior to the Company Effective Time.

(d)         Section 8.9 of the Merger Agreement is hereby amended by adding the following immediately after the words “the Queen Merger”: “or any exchange of shares of Company Common Stock for shares of Class A Common Stock or exchange of conversion of shares of Class A Common Stock to shares of Common Stock”.

Section 3. Company Disclosure Letter. The Company Disclosure Letter is amended as set forth on Annex B to this Amendment. Each part of the Company Disclosure Letter corresponds to the numbered and lettered sections and subsections of the Merger Agreement, it being understood that any matter disclosed in any section or subsection of the Company Disclosure Letter will be deemed to be disclosed with respect to each other section or subsection of the Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection of the Merger Agreement.

Section 4. Effect of Amendment. From and after the date hereof, each reference in the Merger Agreement (or in any and all instruments or documents provided for in the Merger Agreement or delivered or to be delivered thereunder or in connection therewith) to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall, except where the context otherwise requires, be deemed a reference to the Merger Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Merger Agreement, and a reference to the Merger Agreement in any of such instruments or documents will be deemed to be a reference to the Merger Agreement as amended hereby. The parties hereto agree that all references in the Merger Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date. The Merger Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

Section 5. Other Provisions. This Amendment hereby incorporates the provisions of Section 1.3 and Article XI (General Provisions) of the Merger Agreement as if fully set forth herein, mutatis mutandis.

[Signature Pages Follow]

Annex A-2-4

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

SG PARENT LLC
By	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer
THE QUEEN CASINO & ENTERTAINMENT, INC.
By	/s/ Vladimira Mircheva
Name:	Vladimira Mircheva
Title:	Chief Financial Officer
SG CQ GAMING LLC
By	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Manager
BALLY’S CORPORATION
By	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Chief Financial Officer
EPSILON SUB I, INC.
By	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Director & Chief Financial Officer
EPSILON SUB II, INC.
By	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Director & Chief Financial Officer

[Signature Page to Amendment No. 1 to the Agreement and Plan of Merger]

Annex A-2-5

Annex A

Certificate of Amendment

to the

Fifth Amended and Restated Certificate of Incorporation
of
Bally’s Corporation

Bally’s Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on March 23, 2004 (the “Original Certificate”). The Original Certificate was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on March 26, 2004 (the “First Amended and Restated Certificate”). The First Amended and Restated Certificate was further amended and restated by the Amended and Restated Certificate of Incorporation filed on November 5, 2010 (the “Second Amended and Restated Certificate”). The Second Amended and Restated Certificate was further amended on February 14, 2011 and May 9, 2013, in each case, by filing a Certificate of Amendment with the Delaware Secretary of State, effective as of such dates. The Second Amended and Restated Certificate was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on July 25, 2013 (the “Third Amended and Restated Certificate”). The Third Amended and Restated Certificate was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on July 8, 2014 (the “Fourth Amended and Restated Certificate”). The Fourth Amended and Restated Certificate was further amended by filing a Certificate of Amendment with the Delaware Secretary of State, effective as of November 9, 2020. The Fourth Amended and Restated Certificate was amended and restated by Fifth Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on May __, 2021(the “Fifth Amended and Restated Certificate”).

2. The Board of Directors of the Corporation (the “Board”) adopted a resolution filed with the minutes of the Board proposing and declaring advisable that the Fifth Amended and Restated Certificate be amended.

3. This Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) has been duly executed and acknowledged by an officer of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

4. That pursuant to a resolution of the Board, this Certificate of Amendment was duly adopted by the stockholders in a manner and by the vote prescribed in Sections 222 and 242 of the DGCL.

5. The Fifth Amended and Restated Certificate is hereby amended and restated in its entirety as follows:

(a)  Section 4.01 of the Fifth Amended and Restated Certificate is hereby amended to read as follows:

Section 4.01.    Authorized Stock. The Corporation is authorized to issue two classes of registered capital stock, designated common stock and preferred stock. The aggregate number of registered shares that the Corporation is authorized to issue is 270,000,000, consisting of 200,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), 60,000,000 shares of Class A common stock, par value, $0.01 per shares (“Class A Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

(b)  Article IV of the Fifth Amended and Restated Certificate is hereby amended by adding as a new Section 4.03A between Section 4.03 and Section 4.04 thereof that reads as follows:

Section 4.03A. Class A Common Stock. The Class A Common Stock shall have the following powers, preferences, privileges, restrictions and limitations:

(A) Ranking and Characteristics. Except as expressly set forth herein (including without limitation Section 4.03A(B) hereof), with respect to dividends, the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and voting, all

Annex A-2-6

shares of the Class A Common Stock will be on parity with, and shall be identical in all respects to, the Common Stock of the Corporation. Except as required by applicable law, the Class A Common Stock will vote on all matters as a single class with the Common Stock. The Class A Common Stock shall be subject to all other provisions of this Amended and Restated Certificate of the Corporation, as amended, including without limitation, Sections 4.08 through Section 4.10 hereof.

(B) Automatic Conversion. Upon the occurrence of a Conversion Event (as defined below) with respect to an outstanding share of Class A Common Stock, such share of Class A Common Stock shall automatically convert into one share of Common Stock of the Corporation without any action by the relevant holder of such shares or the Corporation. As promptly as possible following such Conversion Event, the Corporation shall send each holder of Class A Common Stock with respect to which a Conversion Event has occurred written notice of the Conversion Event. All shares of Common Stock issued hereunder by the Corporation in connection with any such conversion of the Class A Common Stock shall be duly and validly issued, fully paid and nonassessable. All shares of Class A Common Stock converted as provided in this Section 4.03A(B) shall no longer be deemed outstanding as of the effective time of the conversion and all rights with respect to such shares shall immediately cease and terminate as of such time other than the right of the holder thereof to receive shares of Common Stock in exchange therefor. Upon the occurrence of a Conversion Event, Class A Common Stock shall no longer be issuable by the Corporation.

(C) Definitions. As used herein, the following terms shall have the meanings set forth below:

1.    “Conversion Event” means the earliest to occur of: (i) a time immediately prior to the Company Effective Time (as defined in the Merger Agreement); and (ii) the termination of the Merger Agreement in accordance with its terms; and

2.    “Merger Agreement” means the Agreement and Plan of Merger dated as of July 25, 2024 (as the same has been and may be amended, modified or supplemented in accordance with its terms) among the Corporation, SG Parent LLC, a Delaware limited liability company (“Parent”), The Queen Casino & Entertainment, Inc., a Delaware corporation and affiliate of Parent, Epsilon Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Corporation, Epsilon Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Corporation, and, solely for purposes of specified provisions of the Merger Agreement, SG CQ Gaming LLC, a Delaware limited liability company.

(c)  No Reissuance; Cancellation. Any shares of Class A Common Stock converted or otherwise acquired by the Corporation or any subsidiary of the Corporation shall be cancelled and retired and no such shares shall thereafter be reissued, sold, or transferred. Upon the occurrence of a Conversion Event, all authorized and unissued shares of Class A Common Stock shall be cancelled and retired.

Annex A-2-7

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be signed by its duly authorized officer on this [•] day of [•], [2024].

BALLY’S CORPORATION
a Delaware corporation
By:
Name:
Title:

Annex A-2-8

Annex A-3

AMENDMENT NO. 2

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 (this “Amendment”), dated as of September 30, 2024 to the Agreement and Plan of Merger dated as of July 25, 2024 (as the same has been and may be amended, modified or supplemented in accordance with its terms, the “Merger Agreement”) is entered into by and among Bally’s Corporation, a Delaware corporation (the “Company”), SG Parent LLC, a Delaware limited liability company (“Parent”), The Queen Casino & Entertainment, Inc., a Delaware corporation and Affiliate of Parent (“Queen”), Epsilon Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), Epsilon Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub II”, and together with the Company and Merger Sub I, the “Company Parties”), and, solely for purposes of specified provisions of the Merger Agreement, SG CQ Gaming LLC, a Delaware limited liability company (“SG Gaming” and together with Parent and Queen, the “Buyer Parties”). Each of the Buyer Parties and the Company Parties is sometimes referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into the Merger Agreement as of July 25, 2024 (the “Original Execution Date”) and Amendment No. 1 to the Merger Agreement as of August 27, 2024;

WHEREAS, Section 11.13 of the Merger Agreement permits the Parties to amend the Merger Agreement prior to the Closing by an instrument in writing signed by the Parties; and

WHEREAS, the Parties desire to amend certain terms of the Merger Agreement to the extent provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each capitalized term used herein that is defined in the Merger Agreement has the meaning assigned to such term in the Merger Agreement.

Section 2. Amendments to the Merger Agreement.

(a)         Section 1.1 of the Merger Agreement is hereby amended to delete therefrom the defined term, and definition of, “Class A Common Stock” in its entirety.

(b)         Sections 2.8(a), (b), (c) and (d) of the Merger Agreement are amended to read as follows:

(a)          Elections. Each Person (other than the Company and its Subsidiaries) who is a record holder of shares of Company Common Stock on the Election Form Record Date, or who becomes a record holder of shares of Company Common Stock during the period between the Election Form Record Date and the Election Deadline and has received the Election Form and related materials pursuant to Section 2.8(c), may submit an Election Form specifying the number of shares of Company Common Stock held by such Person that such Person elects to have remain issued and outstanding in the Company Merger (each such share of Company Common Stock for which such election is validly made and not revoked in accordance herewith, a “Rolling Company Share,” and each such election, a “Rolling Share Election”). In making any Rolling Share Election, each such record holder making such election shall be deemed to have elected and consented to have each Rolling Company Share subject to such Rolling Share Election be assigned a new CUSIP number that will identify the Rolling Company Shares (the “Rolling Company Share CUSIP”) as set forth in Section 2.8(c). Any record holder who fails to properly submit an Election Form on or before the Election Deadline in accordance with the procedures set forth in this Section 2.8(a) with respect to all or any portion of such holder’s shares of Company Common Stock shall be deemed to have not made a Rolling Share Election with respect to such shares. Holders of record of shares of Company Common Stock who hold such shares of Company Common Stock as nominees, trustees or in other representative capacities may submit a separate Election Form on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds shares of Company Common Stock. The Parties agree to treat each Rolling Share Election as a non-realization event for U.S. federal income tax purposes.

Annex A-3-1

(b)         Appointment of Payment Agent. Prior to the mailing of the Proxy Statement by the Company to the Company Stockholders: (i) Parent and the Company shall mutually agree on the appointment of a bank or trust company to act as payment and exchange agent (the “Payment Agent”) in respect of the Rolling Share Election, Company Merger and payment of the Per Share Price; and (ii) the Company will enter into a paying agent agreement, in form and substance reasonably acceptable to Parent and the Company, with such Payment Agent, to which Parent shall be a third-party beneficiary.

(c)          Mailing of Election Form; Election Deadline; Assignment of Rolling Company Share CUSIP. Parent shall prepare, and the Company shall direct the Payment Agent to mail, a form of election, which form shall be subject to the reasonable approval of the Company (the “Election Form”), at least twenty (20) days prior to the Company Stockholder Meeting, as reasonably determined by Parent and the Company, to the record holders of Company Common Stock on the record date for the Company Stockholder Meeting (the “Election Form Record Date”), which Election Form shall permit each record holder of shares of Company Common Stock (other than the Company and its Subsidiaries) who wishes to make a Rolling Share Election to specify the number of shares of Company Common Stock with respect to which each such holder elects the Rolling Share Election; provided that the Company shall use commercially reasonable efforts to mail or otherwise make available (by posting on the Company’s website or otherwise) the Election Form and related materials to all Persons who become record holders of Company Common Stock during the period between the Election Form Record Date and the Election Deadline for use by such holders who desire to make a Rolling Share Election. Any such holder’s Rolling Share Election shall have been properly made only if the Payment Agent shall have received at its designated office, by 5:00 p.m. Eastern time on the date of the Company Stockholder Meeting or such later date mutually agreed by Parent and the Company (the “Election Deadline”), an Election Form properly completed and signed and, if the shares of Company Common Stock in respect of which such election is sought to be made are represented by a certificate or certificates (the “Certificates”), such Election Form shall be accompanied by such Certificate or Certificates (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in the Election Form from a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act), provided that such Certificate or Certificates are in fact delivered to the Payment Agent within five (5) Business Days after receipt by the Payment Agent of such guarantee of delivery. The Election Form may provide that the stockholders making a Rolling Share Election agree (i) not to effect any sales or other transfers of any share of Company Common Stock subject to the Rolling Share Election from the time of submission of the related Election Form until the earliest of (A) the valid termination of this Agreement pursuant to Article X, (B) the Election Deadline and (C) the proper revocation of a Rolling Share Election to which such shares of Company Common Stock relate, in accordance with Section 2.8(d); provided that if a Rolling Share Election is revoked only in part, the applicable stockholders may only effect a sale or other transfer of the shares of Company Common Stock in respect of which such Rolling Share Election was revoked and (ii) after the Election Deadline, not to effect any sales or other transfers of any share of Company Common Stock subject to the Rolling Share Election (i.e., a Rolling Company Share) unless and until the Rolling Company Share CUSIP is assigned in respect of such Rolling Company Share until the earliest of (A) the valid termination of this Agreement pursuant to Article X, (B) the Company Effective Time and (C) the proper revocation of a Rolling Share Election to which such shares of Company Common Stock relate, in accordance with Section 2.8(d)(ii); provided that if a Rolling Share Election is revoked only in part, the applicable stockholders may only effect a sale or other transfer of the shares of Company Common Stock not bearing the Rolling Company Share CUSIP in respect of which such Rolling Share Election was revoked. As promptly as practicable after the Election Deadline (or any applicable election deadline following the initial Election Deadline in accordance with Section 2.8(g)), but subject to the receipt of the Requisite Stockholder Approval and Section 2.8(d), (i) the Company shall use commercially reasonable efforts to take such actions necessary to have assigned to the Rolling Company Shares the Rolling Company Share CUSIP and (ii) any stockholder that submitted to the Payment Agent in connection with the stockholder’s submission of its Election Form Certificate(s) representing shares of Company Common Stock that became Rolling Company Shares will have returned to such stockholder such Certificate(s) (or replacement Certificate(s)) representing such Rolling Company Shares bearing a legend (or other identifier) identifying such shares

Annex A-3-2

as being subject to the Rolling Company Share CUSIP (a “Rolling Company Share CUSIP Legend”). The Company shall use commercially reasonable efforts to cause the Rolling Company Shares assigned the Rolling Company Share CUSIP to be eligible for trading on the NYSE during regular trading hours under the ticker symbol BALY.T, from the Election Deadline until the Company Effective Time. Promptly after the Company Effective Time, the Rolling Company Shares shall, if determined by the Surviving Corporation in its discretion to be necessary to allow for the sale and transfer thereof, be assigned a CUSIP number other than the Rolling Company Share CUSIP and shall thereupon become transferable on the stock transfer books and ledger of the Company with such reassigned CUSIP number.

(d)         Ability to Revoke Rolling Share Elections.

(i)          Any Election Form may be revoked by the record holders of Company Common Stock submitting it to the Payment Agent only by written notice received by the Payment Agent prior to the Election Deadline. If an Election Form is properly revoked by the record holder of Company Common Stock, any Certificate(s) (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Election Form relates shall be promptly returned to the stockholder that submitted the same to the Payment Agent and shares represented by such Certificates and Book-Entry Shares in respect of which an Election Form was previously submitted shall thereupon become transferable on the stock transfer books and ledger of the Company with the CUSIP number borne by such shares of Company Common Stock at the time of submission of the Election Form submitted in connection therewith.

(ii)         All Rolling Share Elections shall automatically be revoked if the Payment Agent is notified in writing by Parent and the Company prior to or after the Election Deadline that this Agreement has been terminated pursuant to Article X. In addition, each of Parent and the Company shall have the authority to revoke all or any part of a Rolling Share Election at any time prior to the Company Effective Time (both before or after the Election Deadline) if it determines in good faith that such election is reasonably likely to delay or prevent receipt of any of the Requisite Gaming Approvals or the holding of shares of Company Common Stock after Closing by the holder thereof is reasonably likely to adversely affect the conduct of Gaming Activities by the Surviving Corporation or any of its Subsidiaries after the Closing. If a Rolling Share Election is revoked in whole or in part in accordance with the foregoing provisions of this Section 2.8(d)(ii), (i) the Company shall promptly notify the applicable stockholder of such revocation, including the number of shares of Company Common Stock in respect of which such Rolling Share Election was revoked, (ii) the shares of Company Common Stock in respect of which such Rolling Share Election was revoked shall be promptly reassigned the CUSIP number borne by such shares of Company Common Stock at the time of submission of the Election Form submitted in connection therewith and shall thereupon become transferable on the stock transfer books and ledger of the Company with such reassigned CUSIP number and (iii) to the extent any shares of Company Common Stock in respect of which such Rolling Share Election was revoked were represented by Certificate(s), the Company shall provide the applicable stockholder with Certificate(s) (or replacement Certificate(s)) representing such shares without any Rolling Company Share CUSIP Legend (if applicable, in exchange for Certificates repressing such shares containing a Rolling Company Share CUSIP Legend), all in accordance with such procedures as the Company and Parent shall determine to be necessary or appropriate.

(c)         Section 2.8(f) of the Merger Agreement is amended to read as follows:

(f)          Notification of Rolling Company Shares. The Company shall provide, or cause to be provided, prompt notice (but in any event within two (2) Business Days following each applicable Election Deadline) to each Company Stockholder who submits a Rolling Share Election of the number of shares of Company Common Stock held by such Company Stockholder that will be Rolling Company Shares; provided that none of Parent, Merger Sub I or the Company shall be under any obligation to notify any Person of any defect in an Election Form.

Annex A-3-3

(d)         Each of Section 2.8(g) and Section 2.8(i) of the Merger Agreement is hereby deleted in its entirety.

(e)         Section 2.8(h) of the Merger Agreement is hereby redesignated as Section 2.8(g) of the Merger Agreement and amended to read as follows:

(g)         Reopening of Rolling Share Elections. After receipt of the Requisite Stockholder Approval and subject to compliance with applicable law, notwithstanding the foregoing provisions of this Section 2.8, Parent and the Company (subject to the prior approval by the Special Committee) may elect to cause one or more periods for Rolling Share Elections to be made prior to the Company Effective Time subject to such deadlines and procedures as they may determine to be necessary or appropriate. In connection with Rolling Share Elections made and not revoked in any such period, shares of Company Common Stock with respect to which a Rolling Share Election is made shall be assigned the Rolling Company Share CUSIP in respect of such Rolling Company Shares as contemplated by Section 2.8(c) of this Agreement. The Company shall notify Company Stockholders of each such period and the related deadlines and procedures by the filing with the SEC of a Form 8-K or such other report or schedule as may be appropriate. In the event any such additional period for Rolling Share Elections is elected by Parent and the Company (subject to the prior approval by the Special Committee), Rolling Share Elections made in any prior period for Rolling Share Elections, including those made prior to the original Election Deadline, may not be revoked by the applicable Company stockholder who made such prior Rolling Share Election.

(f)          Section 8.9 of the Merger Agreement is hereby amended by deleting the following phrase that appears immediately after the words “the Queen Merger”: “or any exchange of shares of Company Common Stock for shares of Class A Common Stock or exchange of conversion of shares of Class A Common Stock to shares of Common Stock”, and replacing such phrase by inserting the following phrase: “or any assignment (or reassignment) of a CUSIP number in respect of Rolling Company Shares as contemplated by this Section 2.8”.

Section 3. Company Disclosure Letter. The Company Disclosure Letter is amended as set forth on Annex A to this Amendment. Each part of the Company Disclosure Letter corresponds to the numbered and lettered sections and subsections of the Merger Agreement, it being understood that any matter disclosed in any section or subsection of the Company Disclosure Letter will be deemed to be disclosed with respect to each other section or subsection of the Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection of the Merger Agreement.

Section 4. Effect of Amendment. From and after the date hereof, each reference in the Merger Agreement (or in any and all instruments or documents provided for in the Merger Agreement or delivered or to be delivered thereunder or in connection therewith) to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall, except where the context otherwise requires, be deemed a reference to the Merger Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Merger Agreement, and a reference to the Merger Agreement in any of such instruments or documents will be deemed to be a reference to the Merger Agreement as amended hereby. The parties hereto agree that all references in the Merger Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date. The Merger Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

Section 5. Other Provisions. This Amendment hereby incorporates the provisions of Section 1.3 and Article XI (General Provisions) of the Merger Agreement as if fully set forth herein, mutatis mutandis.

[Signature Page Follows]

Annex A-3-4

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

SG PARENT LLC
By	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer
THE QUEEN CASINO & ENTERTAINMENT, INC.
By	/s/ Vladimira Mircheva
Name:	Vladimira Mircheva
Title:	Chief Financial Officer
SG CQ GAMING LLC
By	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Manager
BALLY’S CORPORATION
By	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Chief Financial Officer
EPSILON SUB I, INC.
By	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Director and Chief Financial Officer
EPSILON SUB II, INC.
By	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Director and Chief Financial Officer

[Signature Page to Amendment No. 2 to Merger Agreement]

Annex A-3-5

Annex B

Opinion of Macquarie Capital (USA) Inc.

July 24, 2024

The Special Committee of the Board of Directors
Bally’s Corporation
100 Westminster Street
Providence, Rhode Island 02903

Members of the Special Committee:

Macquarie Capital (USA) Inc. (“we” or “Macquarie”) understands that Bally’s Corporation (“Bally’s”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with SG Parent LLC (“SG Parent”), an affiliate of Standard General L.P. (“Standard General”), The Queen Casino & Entertainment, Inc., an affiliate of SG Parent (“Queen”), Epsilon Sub I, Inc., a wholly owned subsidiary of Bally’s (“Merger Sub I”), Epsilon Sub II, Inc., a wholly owned subsidiary of Bally’s (“Merger Sub II”), and, solely for purposes of certain provisions of the Merger Agreement, SG CQ Gaming LLC, a stockholder of Queen (“SG Gaming”). As more fully described in the Merger Agreement, after giving effect to certain related transactions (as defined below), Merger Sub I will be merged with and into Bally’s (the “Bally’s Merger”) and, except as set forth in the Merger Agreement, each share of the common stock, par value $0.01 per share, of Bally’s (“Bally’s Common Stock”) outstanding immediately prior to the effective time of the Bally’s Merger automatically will be converted into the right to receive $18.25 per share in cash (the “Bally’s Per Share Price”).

We understand that, pursuant to the Merger Agreement, (i) prior to consummation of the Bally’s Merger, SG Gaming will contribute to Bally’s all of the shares of the common stock of Queen (“Queen Common Stock”) held by SG Gaming in exchange for shares of Bally’s Common Stock, (ii) following consummation of the Bally’s Merger, Merger Sub II will be merged with and into Queen, with Queen continuing as the surviving corporation in such merger and a wholly-owned subsidiary of Bally’s, and each outstanding share of Queen Common Stock will be converted into the right to receive shares of Bally’s Common Stock and (iii) in connection with the Bally’s Merger, (A) record holders of Bally’s Common Stock may elect to have all or a portion of the shares of Bally’s Common Stock held by such holders remain outstanding and (B) SG Parent will obtain a debt financing commitment, which SG Parent will assign to Bally’s, the proceeds from which will be used to fund a portion of the aggregate Bally’s Per Share Price payable in the Bally’s Merger (the transactions described in clauses (i) through (iii) above, together with the other transactions contemplated by the Merger Agreement (other than the Bally’s Merger), the “related transactions”). The terms and conditions of the Bally’s Merger and the related transactions are more fully set forth in the Merger Agreement.

You have requested that Macquarie render an opinion to the Special Committee of the Board of Directors (the “Special Committee”) of Bally’s (in its capacity as such), as to whether, as of the date hereof, the Bally’s Per Share Price to be received in the Bally’s Merger by holders of Bally’s Common Stock (only to the extent of the shares of Bally’s Common Stock for which such holders receive the Bally’s Per Share Price in cash and other than, as applicable, Standard General L.P. (“Standard General”), SG Parent, SG Gaming, SBG Gaming, LLC (“SBG Gaming”), Standard RI Ltd. (“SRL”), Standard General Master Fund II L.P. (“SG MF II”), Queen and its securityholders, Noel Hayden, and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i)     reviewed an execution version, provided to us on July 24, 2024, of the Merger Agreement;

(ii)    reviewed certain publicly available business and financial information regarding Bally’s;

(iii)   reviewed certain other business, financial and operating information relating to Bally’s furnished to or discussed with us by the management of Bally’s, including financial projections for the fiscal years ending December 31, 2024 through December 31, 2028 and other information and data relating to Bally’s prepared by the management of Bally’s;

(iv)   discussed the Bally’s Merger and the business, operations, financial condition and prospects of Bally’s with certain members of the management of Bally’s;

Annex B-1

(v)    reviewed certain financial and stock market data with respect to Bally’s and compared that data with similar data for other companies with publicly traded equity securities that we deemed relevant;

(vi)   reviewed the publicly available financial terms of certain other business combinations and transactions that we deemed relevant; and

(vii)  performed such other financial analyses and considered such other factors that we deemed appropriate for purposes of this opinion.

We have not undertaken any responsibility for independently verifying, and have not independently verified, any business, financial or operating information publicly available or provided to or otherwise discussed with us and we have assumed and relied upon the accuracy and completeness of all such information and upon the assurances of the management and certain other representatives of Bally’s that they are not aware of any relevant information that has been omitted or remains undisclosed to us. Management of Bally’s has advised us, and we have assumed, that the financial projections and other information and data provided to or otherwise discussed with us by the management of Bally’s have been reasonably prepared in good faith on bases reflecting such management’s best currently available estimates and judgments as to the future financial performance and condition of Bally’s and the other matters covered thereby. Management of Bally’s also has advised us, and we have assumed, that such financial projections and other information and data are a reasonable basis on which to evaluate Bally’s and the other matters covered thereby and, at your direction, we have used and relied upon such financial projections and other information and data for purposes of our analyses and opinion. We express no view or opinion as to any such financial projections and other information and data or the assumptions upon which they are based. Further, we have assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Bally’s since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be meaningful to our analysis or opinion. In connection with this opinion, we have not made, nor assumed any responsibility for making, any physical inspection, independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Bally’s or any other entity, nor have we been furnished with any such evaluations or appraisals. We express no view or opinion as to any actual or potential litigation, claims, audits or investigations or governmental, regulatory or other proceedings or orders or the potential impact thereof on Bally’s or any other entity.

We have assumed that the representations and warranties of each party in the Merger Agreement are true and correct, each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement, all of the conditions to the consummation of the Bally’s Merger and the related transactions will be satisfied, and the Bally’s Merger and the related transactions will be consummated in accordance with the terms set forth in the Merger Agreement without waiver, modification or amendment of any terms or provisions thereof. We also have assumed that the Bally’s Merger and the related transactions will be consummated in a manner that complies with applicable federal and state statutes, rules and regulations and that all governmental, regulatory, third-party and other consents, approvals or releases necessary for the consummation of the Bally’s Merger and the related transactions will be obtained without undue delay, limitation, restriction or condition (including the disposition of businesses or assets). We are not expressing any view or opinion as to the prices at which Bally’s Common Stock or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Bally’s Merger and the related transactions. In addition, we have assumed that the final form of the Merger Agreement will not differ from the execution version of the Merger Agreement reviewed by us in any manner that would be meaningful to our analysis or opinion.

Our opinion does not address the underlying business decision of the Special Committee or the Board of Directors of Bally’s with respect to the Bally’s Merger or the related transactions or the relative merits of the Bally’s Merger or any related transactions as compared to any alternative business strategies or transactions available to Bally’s. Our opinion is necessarily based on information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We do not have any obligation to update, revise, reaffirm or withdraw this opinion or to otherwise comment on or consider events occurring or coming to our attention after the date hereof.

Our opinion only addresses the fairness, from a financial point of view, of the Bally’s Per Share Price to the holders of Bally’s Common Stock (to the extent expressly specified herein), without regard to individual circumstances of specific holders (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) that may

Annex B-2

distinguish such holders or the securities of Bally’s held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness. Our opinion does not address any related transactions or any other aspect or implication of the Bally’s Merger, including, without limitation, the form or structure of the Bally’s Merger or any terms, aspects or implications of any support agreement, registration rights agreement, warrant arrangement or other agreement, arrangement or understanding contemplated by or to be entered into in connection the Bally’s Merger, any related transactions or otherwise. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature, or any other aspect relating to, any compensation or other consideration to be paid or payable to any officers, directors or employees of any parties to the Bally’s Merger (in their respective capacities as such), or any class of such persons, relative to the Bally’s Per Share Price or otherwise. We are not providing any advice or opinion as to matters that require legal, regulatory, accounting, insurance, executive compensation, tax or other similar professional advice. We have assumed that Bally’s has obtained or will obtain such advice or opinions from appropriate professional sources and we have relied upon the accuracy and completeness of the assessments by Bally’s and its advisors with respect to all legal, regulatory, accounting, insurance, executive compensation and tax matters. We are not expressing any opinion as to whether or not Bally’s, SG Parent, their respective securityholders or any other party is receiving or paying reasonably equivalent value in the Bally’s Merger or any related transactions, the solvency, creditworthiness or fair value of Bally’s, SG Parent or any other participant in the Bally’s Merger or any related transactions, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

We have acted as financial advisor to the Special Committee in connection with the Bally’s Merger and will receive a fee for our services, of which a portion was payable in connection with our engagement, a portion is payable upon the rendering of our opinion and the principal portion is contingent upon consummation of the Bally’s Merger. We also may be entitled to a fee payable at the discretion of the Special Committee upon consummation of the Bally’s Merger (or earlier termination of our engagement). In addition, Bally’s has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties against certain liabilities arising out of our engagement. In the ordinary course of business, Macquarie and its affiliates may acquire, hold, sell or trade debt, equity or other securities and financial instruments (including derivatives, loans and other obligations), of Bally’s, Standard General, SG Parent, SG Gaming, SBG Gaming, SRL, SG MF II, Queen or any other entity that may be involved in the Bally’s Merger or the related transactions and/or their respective affiliates for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities.

We and our affiliates provide a wide range of investment banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and loans. As the Special Committee is aware, we and our affiliates in the past have provided and in the future may provide investment banking, underwriting, placement agency, financial advisory and/or other financial or consulting services to Bally’s and/or certain of its affiliates unrelated to the proposed Bally’s Merger and the related transactions, for which services we and our affiliates have received and would expect to receive compensation, including, during the approximately past two years, having acted or acting as financial advisor to Bally’s in connection with a disposition transaction and to a Special Committee of the Board of Directors of Bally’s in connection with a prior proposal by Standard General to acquire Bally’s in 2022. As the Special Committee also is aware, although we and our affiliates currently are not providing, and during the past two years have not provided, investment banking, underwriting, placement agency, financial advisory and/or other financial or consulting services to Standard General or its founder for which services we and our affiliates have received compensation, we and our affiliates may in the future provide such services to Standard General and/or certain of its affiliates and portfolio companies and/or Standard General’s founder for which services we and our affiliates would expect to receive compensation.

It is understood that this opinion is for the information and use of the Special Committee (in its capacity as such) in connection with its consideration of the Bally’s Merger and, at the Special Committee’s request, may be provided for informational purposes to the Board of Directors of Bally’s (in its capacity as such). Our opinion does not constitute a recommendation to the Special Committee, the Board of Directors of Bally’s or the holders of Bally’s Common Stock or any other person as to any election made in connection with the Bally’s Merger or how to vote or act with respect to any matter relating to the Bally’s Merger, any related transactions or otherwise. The issuance of this opinion has been approved by an internal committee of Macquarie authorized to review opinions of this nature.

Annex B-3

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Bally’s Per Share Price to be received in the Bally’s Merger by holders of Bally’s Common Stock (only to the extent of the shares of Bally’s Common Stock for which such holders receive the Bally’s Per Share Price in cash and other than, as applicable, Standard General, SG Parent, SG Gaming, SBG Gaming, SRL, SG MF II, Queen and its securityholders, Noel Hayden, and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

MACQUARIE CAPITAL (USA) INC.

Annex B-4

Annex C

EXECUTION VERSION

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of July 25, 2024, is entered into by and among Bally’s Corporation, a Delaware corporation (the “Company”), Standard RI Ltd., an exempted company incorporated in the Cayman Islands (the “Stockholder”), and SG Parent LLC, a Delaware limited liability company (“Parent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Company, (ii) Parent, (iii) The Queen Casino & Entertainment, Inc., a Delaware corporation, (iv) Epsilon Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), (v) Epsilon Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and (vi) solely for limited purposes, SG CQ Gaming LLC, a Delaware limited liability company, are entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub I with and into the Company (the “Company Merger”), with the Company surviving the Company Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as of the date hereof, the Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) set forth opposite the Stockholder’s name on Schedule A hereto under the heading “Owned Shares”, being all of the shares of Company Common Stock owned of record or beneficially by the Stockholder as of the date hereof (the “Owned Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholder, the Company and Parent hereby agree as follows:

1.           Agreement to Vote the Covered Shares; Rolling Share Election.

1.1         Agreement to Vote. Beginning on the date hereof until the Termination Date (as defined below), at every meeting of the Company Stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, the Stockholder agrees to, and if applicable, to cause its Affiliates to, affirmatively vote (including via proxy) or execute consents with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) all of the Owned Shares and any additional shares of Company Common Stock acquired by the Stockholder or any of its Affiliates after the date hereof and prior to the Termination Date (collectively, and together with the Owned Shares, the “Covered Shares”) (and any Additional Shares (as defined in Schedule A)) as follows: (a) in favor of (i) the adoption of the Merger Agreement and the approval of the Company Merger, (ii) the approval of any proposal to adjourn or postpone any Company Stockholder Meeting to a later date if the Company proposes or requests such postponement or adjournment in accordance with Section 8.4(b) of the Merger Agreement, and (iii) the approval of any other proposal to be voted upon or consented to by the Company Stockholders at any Company Stockholder Meeting, the approval of which is necessary for the consummation of the Company Merger and the other transactions contemplated by the Merger Agreement, but, in each case, only to the extent that such Covered Shares (and Additional Shares) are entitled to be voted on or consent to such proposal by the Stockholder or its Affiliates, and (b) against (i) any proposal, action or agreement that would reasonably be expected to result in any condition set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date, (ii) any Acquisition Proposal, (iii) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company (except as contemplated by the Merger Agreement) and (iv) any other proposal, action or agreement that would reasonably be expected to prevent or materially impede or materially delay the consummation of the Company Merger or any of the other transactions contemplated by the Merger Agreement, but, in each case, only to the extent that such Covered Shares (and Additional Shares) are entitled to be voted by the Stockholder or its Affiliates against, or be the subject of a consent against, such proposal (clauses (a) and (b) collectively, the “Supported Matters”).

Annex C-1

The Stockholder agrees to, and agrees to cause its applicable Affiliates to, be present, in person or by proxy, at every meeting of the Company Stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1.1) so that the Covered Shares will be counted for purposes of determining the presence of a quorum at such meeting, or otherwise cause the Covered Shares to be counted as present thereat for purposes of establishing a quorum, but, in each case, only if the Stockholder or its Affiliate, as applicable, is the holder of Covered Shares (or Additional Shares) as of the record date for the applicable meeting of the Company Stockholders. For the avoidance of doubt, other than with respect to the Supported Matters, the Stockholder and its Affiliates do not have any obligation to vote the Covered Shares in any particular manner and, with respect to such other matters (other than the Supported Matters), the Stockholder and its Affiliates shall be entitled to vote the Covered Shares in its sole discretion.

1.2         Rolling Share Election. The Stockholder agrees that, on or prior to the Election Deadline, it shall validly make a Rolling Share Election with respect to all of the Stockholder’s Covered Shares and all Additional Shares (if any) held by the Stockholder or any of its Affiliates as of the Election Deadline in accordance with the procedures applicable to Rolling Share Elections set forth in the Merger Agreement. The Stockholder further agrees that it shall not revoke any such Rolling Share Election.

2.           Termination. This Agreement shall terminate automatically and without further action of the parties hereto upon the earliest to occur of: (a) the valid termination of the Merger Agreement in accordance with its terms or (b) the Company Effective Time (such date, the “Termination Date”); provided, that the provisions set forth in Sections 9 through 24 hereof shall survive the termination of this Agreement; and provided, further that, the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s Willful and Material Breach of this Agreement that may have occurred on or before such termination. For the purpose hereof, “Willful and Material Breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement.

3.           Certain Covenants of the Stockholder.

3.1         Transfers. Beginning on the date hereof until the Termination Date, the Stockholder hereby covenants and agrees that, except as expressly contemplated pursuant to this Agreement, the Stockholder shall not, directly or indirectly (a) tender any Covered Shares into any tender or exchange offer, (b) offer, sell, transfer, assign, exchange, pledge, hypothecate, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (c) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares that is inconsistent with this Agreement, or (d) commit or agree to take any of the foregoing actions. Notwithstanding anything to the contrary in this Agreement, the Stockholder may Transfer any or all of the Covered Shares to any of the Stockholder’s Affiliates; provided, that, prior to and as a condition to the effectiveness of such Transfer, such transferee shall have executed and delivered to the Company a counterpart of this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement. Any Transfer in violation of this Section 3.1 shall be void ab initio.

3.2         Documentation and Information. The Stockholder shall permit and hereby consents to and authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger Agreement and any of the transactions contemplated by the Merger Agreement, including a copy of this Agreement, the identity of the Stockholder and its ownership of Covered Shares and the nature of the Stockholder’s commitments and obligations under this Agreement. The Stockholder and its Affiliates shall reasonably cooperate with Parent and the Company, including providing such other information regarding the Stockholder and its Affiliates reasonably requested by the Parent or the Company, in connection with the filings and notifications to be made with the SEC and other Governmental Authorities in connection with the transactions contemplated by the Merger Agreement.

Annex C-2

4.           Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and the Company as follows:

4.1         Due Authority. The Stockholder is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The Stockholder has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any equity securities of the Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by the Stockholder of this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

4.2         No Conflict. The execution and delivery of, compliance with and performance of this Agreement by the Stockholder do not and will not (a) conflict with or result in any violation or breach of any provision of the certificate of formation or operating agreement or similar organizational documents of the Stockholder, (b) conflict with or result in a violation or breach of any applicable law, or (c) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Stockholder is entitled, under any Contract binding upon the Stockholder, or to which any of its properties, rights or other assets are subject, except in the case of clauses (b) and (c) above, any such violation, breach, conflict, consent, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit or impair in any material respect or materially delay the performance by the Stockholder of its obligations under this Agreement.

4.3         Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the performance by the Stockholder of its obligations under this Agreement, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws, (b) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws or Foreign Direct Investment Laws, (c) the applicable rules and regulations of the SEC or any applicable stock exchange, (d) as required by any Gaming Regulatory Authority or Gaming Laws, or (e) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit, impair in any material respect or materially delay the performance by the Stockholder of its obligations under this Agreement.

4.4         Ownership. The Stockholder is, as of the date hereof, the record and beneficial owner of the Owned Shares, all of which are free and clear of any liens, other than as disclosed in the Schedule 13D filed by Standard General L.P. and Soohyung Kim with the SEC on March 29, 2019, as amended through the date hereof (the “Schedule 13D”) and those created by this Agreement or arising under applicable securities laws. Except as set forth in the Schedule 13D, as of the date hereof, the Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Owned Shares and the Additional Shares. The Stockholder has the sole right to dispose of the Owned Shares, and none of the Owned Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement or as set forth in the Schedule 13D. As of the date hereof, other than as set forth in the Schedule 13D, the Stockholder has not entered into any agreement to Transfer any Owned Shares and no person has a right to acquire any of the Owned Shares held by the Stockholder.

4.5         Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to prevent, or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

Annex C-3

5.           Representations and Warranties of the Company and Parent. Each of the Company and Parent hereby represents and warrants to the other and to the Stockholder as follows:

5.1         Due Authority. It is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation. It has all requisite corporate or other organizational power and authority and has taken all corporate action necessary (including, in the case of the Company, approval by the Company Board (acting on the recommendation of the Special Committee) and the Special Committee) to execute, deliver, comply with and perform their respective obligations under this Agreement in accordance with the terms hereof, and no other organizational action by it or vote of holders of any class of the capital stock or other equity securities of it is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by it and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes its valid and binding agreement enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

5.2         No Conflict. The execution and delivery of, compliance with, and performance of this Agreement by it does not and will not, other than as provided in the Merger Agreement with respect to the Company Merger and the other transactions contemplated thereby, (a) conflict with or result in any violation or breach of any provision of its organizational documents, (b) conflict with or result in a violation or breach of any law applicable to it, or (c) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which it or any of its Subsidiaries are entitled, under any Contract binding upon it or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject, except in the case of clauses (b) and (c) above, any such violation, breach, conflict, consent, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict, prohibit or impair or materially delay the performance by it of its obligations under this Agreement.

5.3         Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to it in connection with the execution and delivery of this Agreement or the performance by it of its obligations under this Agreement, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws, (b) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws or Foreign Direct Investment Laws, (c) the applicable rules and regulations of the SEC or any applicable stock exchange, (d) as required by any Gaming Regulatory Authority or Gaming Laws, or (e) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit, impair in any material respect or materially delay the performance by it of its obligations under this Agreement.

6.           Non-Survival of Representations, Warranties and Covenants. Other than the covenants and agreements set forth in Section 3.3, Sections 7 through Sections 22, and Section 25 which shall survive the Company Effective Time, the representations, warranties and covenants contained herein shall not survive the Company Effective Time.

7.           Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Common Stock,” “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.           Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

9.           Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage

Annex C-4

prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email. In each case, the intended recipient is set forth below:

if to the Stockholder or Parent to:

c/o Standard General LP

767 Fifth Avenue, 12th Floor

New York, NY 10153

Attn:      Joseph Mause

Email:   legal@standgen.com

with a copy (which will not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attn:      Erica Jaffe, Ryan Messier, Philip Richter

Email:   Erica.Jaffe@friedfrank.com,
              Ryan.Messier@friedfrank.com,
              Philip.Richter@friedfrank.com

if to the Company (prior to the Company Effective Time) to:

Bally’s Corporation

100 Westminster Street

Providence, RI 02903

Attn:      Kim M. Barker (Executive Vice President; Chief Legal Officer),

              Jaymin Patel (Chairman of the Special Committee)

Email:   kbarker@ballys.com,
jpatel@ballys.com

with a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn:      Scott D. Miller, Lauren S. Boehmke

Email:   millersc@sullcrom.com,
boehmkel@sullcrom.com

with a copy (which will not constitute notice) to:

Potter Anderson & Corroon LLP

1313 N Market Street, 6th Floor

Wilmington, DE 19801

Attn:      Mark A. Morton, Alyssa K. Ronan

Email:   mmorton@potteranderson.com,
aronan@potteranderson.com

Annex C-5

with a copy (which will not constitute notice) to:

Nixon Peabody LLP

55 West 46th Street

New York, NY 10036-4120

Attn:      Marc Crisafulli, Richard Langan, Jr., John Partigan, Conrad Adkins

Email:   mcrisafulli@nixonpeabody.com,
              rlangan@nixonpeabody.com,
              jpartigan@nixonpeabody.com,
              cadkins@nixonpeabody.com

10.         Interpretation. Where a reference in this Agreement is made to a section or schedule, such reference shall be to a section of or schedule to this Agreement unless otherwise indicated. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a law shall include any rules and regulations promulgated thereunder, and any reference to any law in this Agreement shall mean such law as from time to time amended, modified or supplemented. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).

11.         Entire Agreement. This Agreement (along with the documents referenced herein) collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

12.         No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.         Governing Law; Waiver of Jury Trial. This Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or permit the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding arising out of or relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9 or in such other manner as may be permitted by applicable law, but nothing in this Section 13 will affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of or relates to this Agreement, (c) irrevocably and unconditionally agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court, (d) agrees that any Legal Proceeding arising out of or relating to this Agreement will be brought, tried and determined only in the Chosen Courts, (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement in any court other than the Chosen Courts. Each of the parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Annex C-6

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.         Assignment; Successors. Except in connection with a permitted Transfer pursuant to Section 3.1 or as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

15.         Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions that are required of it hereunder in order to perform its obligations under this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions hereof, (b) the parties hereto will not assert that a remedy of monetary damages would provide an adequate remedy for such breach and (c) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the Company, Parent or the Stockholder would have entered into this Agreement.

16.         Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing, shall have any liability to the Stockholder, the Company or Parent for any obligations or liabilities of any party under this Agreement or for any Legal Proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith.

17.         Waiver of Appraisal and Dissenters’ Rights. The Stockholder hereby irrevocably and unconditionally agrees to waive or cause to be waived and not to assert any appraisal rights, any dissenters’ rights and any similar rights under Section 262 of the DGCL with respect to any Covered Shares with respect to the Company Merger and the transactions contemplated by the Merger Agreement.

18.         Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be

Annex C-7

interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

19.         Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

20.         Amendment; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.

21.         No Presumption Against Drafting Party. The Company, Parent and the Stockholder acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

22.         Special Committee Approval. Notwithstanding any provision to the contrary, no amendment or waiver of any provision of this Agreement shall be made by the Company or the Company Board without first obtaining the approval of the Special Committee. The Special Committee shall direct enforcement by the Company of any provisions of this Agreement against the Stockholder.

23.         No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company Board and the Special Committee have approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company Charter or the bylaws of the Company or any other similar organizational document of the Company, the Merger Agreement, the Support Agreements and the transactions contemplated by the Merger Agreement and the Support Agreements, including the Company Merger, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed and delivered by all parties hereto.

24.         Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is being entered into by the Stockholder solely in its capacity as a record and/or beneficial owner of the Owned Shares, and nothing in this Agreement shall in any way restrict or limit the ability of the Stockholder, any of its Affiliates or any of their respective Representatives who is a director or officer of the Company or any of the Company’s Subsidiaries to take, or refrain from taking, any action in his or her capacity as a director or officer of the Company or any of the Company’s Subsidiaries, including the exercise of fiduciary duties to the Company or the Company Stockholders, and any such action taken in such capacity or any such inaction shall not constitute a breach of this Agreement.

[Signature pages follow]

Annex C-8

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

BALLY’S CORPORATION
By:	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Chief Financial Officer
SG PARENT LLC
By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer
STANDARD RI LTD.
By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Director

[Signature Page to Support Agreement]

Annex C-9

EXECUTION VERSION

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of July 25, 2024, is entered into by and among Bally’s Corporation, a Delaware corporation (the “Company”), SBG Gaming, LLC, a Delaware limited liability company (the “Stockholder”), and SG Parent LLC, a Delaware limited liability company (“Parent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Company, (ii) Parent, (iii) The Queen Casino & Entertainment, Inc., a Delaware corporation, (iv) Epsilon Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), (v) Epsilon Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and (vi) solely for limited purposes, SG CQ Gaming LLC, a Delaware limited liability company, are entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub I with and into the Company (the “Company Merger”), with the Company surviving the Company Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as of the date hereof, the Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the SBG Warrants and SBG Options (as defined below) and the number of shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) set forth opposite the Stockholder’s name on Schedule A hereto under the heading “Owned Shares”, being all of the shares of Company Common Stock owned of record or beneficially by the Stockholder as of the date hereof (other than the shares of Company Common Stock issuable upon the exercise of the SBG Warrants and SBG Options) (the “Owned Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholder, the Company and Parent hereby agree as follows:

1.        Agreement to Vote the Covered Shares; Proxy; Rolling Share Election.

1.1        Agreement to Vote. Beginning on the date hereof until the Termination Date (as defined below), at every meeting of the Company Stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, the Stockholder agrees to, and if applicable, to cause its controlled Affiliates to, affirmatively vote (including via proxy) or execute consents with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) all of the Owned Shares, if any, and any additional shares of Company Common Stock acquired by the Stockholder after the date hereof, including by reason of the exercise of the SBG Warrants or SBG Options, and prior to the Termination Date (collectively, and together with the Owned Shares, if any, the “Covered Shares”) as follows: in favor of (i) the adoption of the Merger Agreement and the approval of the Company Merger and (ii) the approval of any proposal to adjourn or postpone any Company Stockholder Meeting to a later date if the Company proposes or requests such postponement or adjournment in accordance with Section 8.4(b) of the Merger Agreement but, in each case, only to the extent that such Covered Shares are entitled to be voted on or consent to such proposal (clauses (i) and (ii) collectively, the “Supported Matters”). The Stockholder agrees to be present, in person or by proxy, at every meeting of the Company Stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1.1) so that the Covered Shares, if any, will be counted for purposes of determining the presence of a quorum at such meeting, or otherwise cause the Covered Shares, if any, to be counted as present thereat for purposes of establishing a quorum, but, in each case, only if the Stockholder is the holder of Covered Shares as of the record date for the applicable meeting of the Company Stockholders. For the avoidance of doubt, other than with respect to the Supported Matters, the Stockholder does not have any obligation to vote the Covered Shares in any particular manner and, with respect to such other matters (other than the Supported Matters), the Stockholder shall be entitled to vote the Covered Shares in its sole discretion.

Annex C-10

1.2        Rolling Share Election. The Stockholder agrees that, on or prior to the Election Deadline, it shall validly make a Rolling Share Election with respect to all of the Stockholder’s Covered Shares in accordance with the procedures applicable to Rolling Share Elections. The Stockholder further agrees that it shall not revoke any such Rolling Share Election.

2.        Termination. This Agreement shall terminate automatically and without further action of the parties hereto upon the earliest to occur of: (a) the date that is fifteen (15) months from the date hereof, (b) the valid termination of the Merger Agreement in accordance with its terms or (c) the Company Effective Time (such date, the “Termination Date”); provided, that the provisions set forth in Section 3.3 shall survive the Company Effective Time and the provisions set forth in Sections 9 through 25 hereof shall survive the termination of this Agreement; and provided, further that, the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s Willful and Material Breach of this Agreement that may have occurred on or before such termination. For the purpose hereof, “Willful and Material Breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement.

3.        Certain Covenants of the Stockholder.

3.1        Transfers. Beginning on the date hereof until the Termination Date, the Stockholder hereby covenants and agrees that, except as expressly contemplated pursuant to this Agreement, the Stockholder shall not, directly or indirectly (a) tender any Covered Shares into any tender or exchange offer, (b) offer, sell, transfer, assign, exchange, pledge, hypothecate, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Covered Shares, SBG Warrants or SBG Options or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (c) grant any proxies or powers of attorney, deposit any Covered Shares, SBG Warrants or SBG Options into a voting trust or enter into a voting agreement with respect to any Covered Shares, SBG Warrants or SBG Options that is inconsistent with this Agreement, or (d) commit or agree to take any of the foregoing actions. Notwithstanding anything to the contrary in this Agreement, but subject to the Investor Rights Agreement (as defined below), if applicable, and the terms of the SBG Warrants or SBG Options, the Stockholder may exercise SBG Warrants and/or SBG Options, in whole or in part, or may Transfer any or all of the Covered Shares, SBG Warrants or SBG Options to any of the Stockholder’s Affiliates; provided, that, prior to and as a condition to the effectiveness of such Transfer, such transferee shall have executed and delivered to the Company a counterpart of this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement. Any Transfer in violation of this Section 3.1 shall be void ab initio.

3.2        Documentation and Information. The Stockholder shall permit and hereby consents to and authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger Agreement and any of the transactions contemplated by the Merger Agreement, including a copy of this Agreement, the identity of the Stockholder and its ownership of Covered Shares, SBG Warrants and SBG Options and the nature of the Stockholder’s commitments and obligations under this Agreement. The Stockholder and its Affiliates shall reasonably cooperate with Parent and the Company, including providing such other information regarding the Stockholder and its Affiliates reasonably requested by the Parent or the Company, in connection with the filings and notifications to be made with the SEC and other Governmental Authorities in connection with the transactions contemplated by the Merger Agreement.

3.3        SBG Warrants and SBG Options. The Company agrees and acknowledges that the consummation of the transactions contemplated by the Merger Agreement shall constitute a Change of Control under the SBG Performance Warrant Agreement and the SBG Warrants shall become exercisable from and after the consummation of such transactions. Notwithstanding the provisions of any of the SBG Warrant Agreements, including Section 3(b) thereof, the Stockholder hereby irrevocably waives, on its behalf and on behalf of all future holders of the SBG

Annex C-11

Warrants, the right to elect to receive, upon the exercise of any SBG Warrants or SBG Options following the Company Effective Time, and to receive the Per Share Price or any other cash in connection with the Company Merger or the other transactions contemplated by the Merger Agreement. The SBG Warrant Agreements and the SBG Option Agreement are hereby amended to reflect the foregoing waiver. Simultaneously with the consummation of the transactions contemplated by the Merger Agreement, the Stockholder shall deliver to the Company the SBG Options for cancellation and retirement and in exchange therefore, the Company shall issue to the Stockholder warrants to purchase 384,536 shares of Common Stock, which warrants will include terms substantially similar to the terms set forth in the SBG Penny Warrant Agreements, and which for tax purposes shall be treated as a non-taxable exercise of SBG Options for such warrants.

4.        Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and the Company as follows:

4.1        Due Authority. The Stockholder is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The Stockholder has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any equity securities of the Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by the Stockholder of this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

4.2        No Conflict. The execution and delivery of, compliance with and performance of this Agreement by the Stockholder do not and will not (a) conflict with or result in any violation or breach of any provision of the certificate of formation or operating agreement or similar organizational documents of the Stockholder, (b) conflict with or result in a violation or breach of any applicable law, or (c) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Stockholder is entitled, under any Contract binding upon the Stockholder, or to which any of its properties, rights or other assets are subject, except in the case of clauses (b) and (c) above, any such violation, breach, conflict, consent, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit or impair in any material respect or materially delay the performance by the Stockholder of its obligations under this Agreement.

4.3        Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the performance by the Stockholder of its obligations under this Agreement, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws, (b) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws or Foreign Direct Investment Laws, (c) the applicable rules and regulations of the SEC or any applicable stock exchange, (d) as required by any Gaming Regulatory Authority or Gaming Laws, or (e) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit, impair in any material respect or materially delay the performance by the Stockholder of its obligations under this Agreement.

4.4        Ownership. The Stockholder is, as of the date hereof, the record and beneficial owner of the Owned Shares and the SBG Warrants and SBG Options, all of which are free and clear of any liens, other than those arising under applicable securities laws or created by (a) this Agreement, (b) the Registration Rights Agreement, dated November 18, 2020, by and between the Company and the Stockholder (the “Registration Rights Agreement”), (c) the Tax Receivable Agreement, dated November 18, 2020 (the “Tax Receivable Agreement”), by and between the Company and Sinclair Broadcast Group, Inc. (“Sinclair”) (d) the Investor Rights Agreement, dated November 18, 2020, by and among the Company, the Stockholder and Sinclair (the “Investor Rights Agreement”) or (e) the SBG

Annex C-12

Warrant Agreements or the SBG Option Agreement, as applicable. As of the date hereof, the Stockholder does not own, of record or beneficially, any other shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Owned Shares, the SBG Warrants and the SBG Options. The Stockholder has the sole right to dispose of the Owned Shares, the SBG Warrants and the SBG Options, and none of the Owned Shares, the SBG Warrants or the SBG Options is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the Investor Rights Agreement or the SBG Warrant Agreements or the SBG Option Agreement, as applicable. As of the date hereof, the Stockholder has not entered into any agreement to Transfer any Owned Shares, SBG Warrants or SBG Options and no person has a right to acquire any of the Owned Shares, SBG Warrants or SBG Options held by the Stockholder.

4.5        Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to prevent, or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

5.        Representations and Warranties of the Company and Parent. Each of the Company and Parent hereby represents and warrants to the other and to the Stockholder as follows:

5.1        Due Authority. It is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation. It has all requisite corporate or other organizational power and authority and has taken all corporate action necessary (including, in the case of the Company, approval by the Company Board (acting on the recommendation of the Special Committee) and the Special Committee) to execute, deliver, comply with and perform their respective obligations under this Agreement in accordance with the terms hereof, and no other organizational action by it or vote of holders of any class of the capital stock or other equity securities of it is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by it and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes its valid and binding agreement enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

5.2        No Conflict. The execution and delivery of, compliance with, and performance of this Agreement by it does not and will not, other than as provided in the Merger Agreement with respect to the Company Merger and the other transactions contemplated thereby, (a) conflict with or result in any violation or breach of any provision of its organizational documents, (b) conflict with or result in a violation or breach of any law applicable to it, or (c) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which it or any of its Subsidiaries are entitled, under any Contract binding upon it or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject, except in the case of clauses (b) and (c) above, any such violation, breach, conflict, consent, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict, prohibit or impair or materially delay the performance by it of its obligations under this Agreement.

5.3        Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to it in connection with the execution and delivery of this Agreement or the performance by itof its obligations under this Agreement, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws, (b) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws or Foreign Direct Investment Laws, (c) the applicable rules and regulations of the SEC or any applicable stock exchange, (d) as required by any Gaming Regulatory Authority or Gaming Laws, or (e) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit, impair in any material respect or materially delay the performance by it of its obligations under this Agreement.

6.        Non-Survival of Representations, Warranties and Covenants. Other than the covenants and agreements set forth in Section 3.3, Sections 7 through Sections 22, and Section 25 which shall survive the Company Effective Time, the representations, warranties and covenants contained herein shall not survive the Company Effective Time.

Annex C-13

7.        Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Common Stock,” “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.        Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

9.        Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email. In each case, the intended recipient is set forth below:

if to the Stockholder to:

SBG Gaming, LLC

c/o Sinclair Broadcast Group, Inc.

10706 Beaver Dam Road

Cockeysville, MD 21030

Attn:      David Gibber

Email:   DBGibber@sbgtv.com

if to Parent to:

SG Parent LLC

c/o Standard General LP

767 Fifth Avenue, 12th Floor

New York, NY 10153

Attn:      Joseph Mause

Email:   legal@standgen.com

with a copy (which will not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attn:      Erica Jaffe, Ryan Messier, Philip Richter

Email:   Erica.Jaffe@friedfrank.com,

              Ryan.Messier@friedfrank.com,

              Philip.Richter@friedfrank.com

if to the Company (prior to the Company Effective Time) to:

Bally’s Corporation

100 Westminster Street

Providence, RI 02903

Attn:      Kim M. Barker (Executive Vice President; Chief Legal Officer),
Jaymin Patel (Chairman of the Special Committee)

Email:   kbarker@ballys.com,
jpatel@ballys.com

Annex C-14

with a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn:      Scott D. Miller, Lauren S. Boehmke

Email:   millersc@sullcrom.com,
boehmkel@sullcrom.com

with a copy (which will not constitute notice) to:

Potter Anderson & Corroon LLP

1313 N Market Street, 6th Floor

Wilmington, DE 19801

Attn:      Mark A. Morton, Alyssa K. Ronan

Email:   mmorton@potteranderson.com,
aronan@potteranderson.com

with a copy (which will not constitute notice) to:

Nixon Peabody LLP

55 West 46th Street

New York, NY 10036-4120

Attn:      Marc Crisafulli, Richard Langan, Jr., John Partigan, Conrad Adkins

Email:   mcrisafulli@nixonpeabody.com,
rlangan@nixonpeabody.com,
jpartigan@nixonpeabody.com,
cadkins@nixonpeabody.com

10.        Interpretation. Where a reference in this Agreement is made to a section or schedule, such reference shall be to a section of or schedule to this Agreement unless otherwise indicated. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a law shall include any rules and regulations promulgated thereunder, and any reference to any law in this Agreement shall mean such law as from time to time amended, modified or supplemented. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).

11.        Entire Agreement. This Agreement (along with the documents referenced herein) collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

12.        No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Annex C-15

13.        Governing Law; Waiver of Jury Trial. This Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or permit the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding arising out of or relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9 or in such other manner as may be permitted by applicable law, but nothing in this Section 13 will affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of or relates to this Agreement, (c) irrevocably and unconditionally agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court, (d) agrees that any Legal Proceeding arising out of or relating to this Agreement will be brought, tried and determined only in the Chosen Courts, (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement in any court other than the Chosen Courts. Each of the parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.        Assignment; Successors. Except in connection with a permitted Transfer pursuant to Section 3.1 or as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

15.        Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions that are required of it hereunder in order to perform its obligations under this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions hereof, (b) the parties hereto will not assert that a remedy of monetary damages would provide an adequate remedy for such breach and (c) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the Company, Parent or the Stockholder would have entered into this Agreement.

16.        Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the

Annex C-16

specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing, shall have any liability to the Stockholder, the Company or Parent for any obligations or liabilities of any party under this Agreement or for any Legal Proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith.

17.        Waiver of Appraisal and Dissenters’ Rights. The Stockholder hereby irrevocably and unconditionally agrees to waive or cause to be waived and not to assert any appraisal rights, any dissenters’ rights and any similar rights under Section 262 of the DGCL with respect to any Covered Shares, or any claim alleging breach of fiduciary duties of the directors or officers of the Company, with respect to the Company Merger and the transactions contemplated by the Merger Agreement.

18.        Other Agreements. The Stockholder hereby irrevocably waives, and agrees not to exercise, any and all rights of the Stockholder under the Investor Rights Agreement (including Section 4 thereof) in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby.

19.        Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

20.        Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

21.        Amendment; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.

22.        No Presumption Against Drafting Party. The Company, Parent and the Stockholder acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

23.        Special Committee Approval. Notwithstanding any provision to the contrary, no amendment or waiver of any provision of this Agreement shall be made by the Company or the Company Board without first obtaining the approval of the Special Committee. The Special Committee shall direct enforcement by the Company of any provisions of this Agreement against the Stockholder.

Annex C-17

24.        No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company Board and the Special Committee have approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company Charter or the bylaws of the Company or any other similar organizational document of the Company, the Merger Agreement, the Support Agreements and the transactions contemplated by the Merger Agreement and the Support Agreements, including the Company Merger, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed and delivered by all parties hereto.

25.        Certain Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth below.

25.1        “SBG Option Agreement” means that certain Common Stock Purchase Option, dated November 18, 2020, issued by the Company to the Stockholder for the purchase by the Stockholder of up to 1,639,669 shares of Company Common Stock at prices between $30.00 and $45.00 per share.

25.2        “SBG Options” means options to purchase shares of Company Common Stock outstanding pursuant to the SBG Option Agreement.

25.3        “SBG Penny Warrant Agreements” means, collectively, (a) that certain Common Stock Purchase Warrant, dated November 18, 2020, issued by the Company to the Stockholder for the purchase by the Stockholder of up to 4,915,726 shares of Company Common Stock at a price of $0.01 per share, (b) that certain Common Stock Purchase Warrant, dated April 20, 2021, issued by the Company to the Stockholder for the purchase by the Stockholder of up to 909,090 shares of Company Common Stock at a price of $0.01 per share and (c) that certain Common Stock Purchase Warrant, dated April 20, 2021, issued by the Company to the Stockholder for the purchase by the Stockholder of up to 2,086,908 shares of Company Common Stock at a price of $0.01 per share.

25.4        “SBG Performance Warrant Agreement” means that certain Common Stock Purchase Warrant, dated November 18, 2020, issued by the Company to the Stockholder for the purchase by the Stockholder of up to 3,279,337 shares of Company Common Stock at a price of $0.01 per share, subject to the satisfaction of certain conditions set forth therein.

25.5        “SBG Warrant Agreements” means, collectively, (a) the SBG Penny Warrant Agreements and (b) the SBG Performance Warrant Agreement.

25.6        “SBG Warrants” means warrants to purchase shares of Company Common Stock outstanding pursuant to any of the SBG Penny Warrant Agreements or the SBG Performance Warrant Agreement.

[Signature pages follow]

Annex C-18

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

BALLY’S CORPORATION
By:	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Chief Financial Officer
SBG GAMING, LLC
By:	/s/ Christopher S. Ripley
Name:	Christopher S. Ripley
Title:	President
SG PARENT LLC
By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

Annex C-19

EXECUTION VERSION

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of July 25, 2024, is entered into by and among Bally’s Corporation, a Delaware corporation (the “Company”), Noel Hayden (the “Stockholder”), and SG Parent LLC, a Delaware limited liability company (“Parent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Company, (ii) Parent, (iii) The Queen Casino & Entertainment, Inc., a Delaware corporation, (iv) Epsilon Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), (v) Epsilon Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and (vi) solely for limited purposes, SG CQ Gaming LLC, a Delaware limited liability company, are entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub I with and into the Company (the “Company Merger”), with the Company surviving the Company Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as of the date hereof, the Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) set forth opposite the Stockholder’s name on Schedule A hereto under the heading “Owned Shares”, being all of the shares of Company Common Stock owned of record or beneficially by the Stockholder as of the date hereof (the “Owned Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholder, the Company and Parent hereby agree as follows:

1.          Agreement to Vote the Covered Shares; Rolling Share Election.

1.1        Agreement to Vote. Beginning on the date hereof until the Termination Date (as defined below), at every meeting of the Company Stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, the Stockholder agrees to, and if applicable, to cause its controlled Affiliates to, affirmatively vote (including via proxy) or execute consents with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to) all of the Owned Shares, if any, and any additional shares of Company Common Stock acquired by the Stockholder after the date hereof and prior to the Termination Date (collectively, and together with the Owned Shares, if any, the “Covered Shares”) as follows: in favor of (i) the adoption of the Merger Agreement and the approval of the Company Merger and (ii) the approval of any proposal to adjourn or postpone any Company Stockholder Meeting to a later date if the Company proposes or requests such postponement or adjournment in accordance with Section 8.4(b) of the Merger Agreement but, in each case, only to the extent that such Covered Shares are entitled to be voted on or consent to such proposal (clauses (i) and (ii) collectively, the “Supported Matters”). The Stockholder agrees to be present, in person or by proxy, at every meeting of the Company Stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1.1) so that the Covered Shares, if any, will be counted for purposes of determining the presence of a quorum at such meeting, or otherwise cause the Covered Shares, if any, to be counted as present thereat for purposes of establishing a quorum, but, in each case, only if the Stockholder is the holder of Covered Shares as of the record date for the applicable meeting of the Company Stockholders. For the avoidance of doubt, other than with respect to the Supported Matters, the Stockholder does not have any obligation to vote the Covered Shares in any particular manner and, with respect to such other matters (other than the Supported Matters), the Stockholder shall be entitled to vote the Covered Shares in its sole discretion.

Annex C-20

1.2       Rolling Share Election. The Stockholder agrees that, on or prior to the Election Deadline, it shall validly make a Rolling Share Election with respect to all of the Stockholder’s Owned Shares in accordance with the procedures applicable to Rolling Share Elections. The Stockholder further agrees that it shall not revoke any such Rolling Share Election.

2.           Termination. This Agreement shall terminate automatically and without further action of the parties hereto upon the earliest to occur of: (a) the date that is fifteen (15) months from the date hereof, (b) the valid termination of the Merger Agreement in accordance with its terms or (c) the Company Effective Time (such date, the “Termination Date”); provided, that the provisions set forth in Section 3.3 shall survive the Company Effective Time and the provisions set forth in Sections 9 through 23 hereof shall survive the termination of this Agreement; and provided, further that, the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s Willful and Material Breach of this Agreement that may have occurred on or before such termination. For the purpose hereof, “Willful and Material Breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement.

3.           Certain Covenants of the Stockholder.

3.1       Transfers. Beginning on the date hereof until the Termination Date, the Stockholder hereby covenants and agrees that, except as expressly contemplated pursuant to this Agreement, the Stockholder shall not, directly or indirectly (a) tender any Covered Shares into any tender or exchange offer, (b) offer, sell, transfer, assign, exchange, pledge, hypothecate, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (c) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares that is inconsistent with this Agreement, or (d) commit or agree to take any of the foregoing actions. Notwithstanding anything to the contrary in this Agreement, the Stockholder may Transfer any or all of the Covered Shares to any of the Stockholder’s Affiliates; provided, that, prior to and as a condition to the effectiveness of such Transfer, such transferee shall have executed and delivered to the Company a counterpart of this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement. Any Transfer in violation of this Section 3.1 shall be void ab initio.

3.2         Documentation and Information. The Stockholder shall permit and hereby consents to and authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger Agreement and any of the transactions contemplated by the Merger Agreement, including a copy of this Agreement, the identity of the Stockholder and its ownership of Covered Shares and the nature of the Stockholder’s commitments and obligations under this Agreement. The Stockholder and its Affiliates shall reasonably cooperate with Parent and the Company, including providing such other information regarding the Stockholder and its Affiliates reasonably requested by the Parent or the Company, in connection with the filings and notifications to be made with the SEC and other Governmental Authorities in connection with the transactions contemplated by the Merger Agreement.

4.           Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and the Company as follows:

4.1         Due Authority. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

Annex C-21

4.2         No Conflict. The execution and delivery of, compliance with and performance of this Agreement by the Stockholder do not and will not (a) conflict with or result in a violation or breach of any applicable law or (b) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Stockholder is entitled, under any Contract binding upon the Stockholder, or to which any of its properties, rights or other assets are subject, except any such violation, breach, conflict, consent, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit or impair in any material respect or materially delay the performance by the Stockholder of its obligations under this Agreement.

4.3         Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the performance by the Stockholder of its obligations under this Agreement, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws, (b) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws or Foreign Direct Investment Laws, (c) the applicable rules and regulations of the SEC or any applicable stock exchange, (d) as required by any Gaming Regulatory Authority or Gaming Laws, or (e) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit, impair in any material respect or materially delay the performance by the Stockholder of its obligations under this Agreement.

4.4         Ownership. The Stockholder is, as of the date hereof, the record and beneficial owner of the Owned Shares, all of which are free and clear of any liens. As of the date hereof, the Stockholder does not own, of record or beneficially, any other shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Owned Shares. The Stockholder has the sole right to dispose of the Owned Shares and none of the Owned Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction. As of the date hereof, the Stockholder has not entered into any agreement to Transfer any Owned Shares and no person has a right to acquire any of the Owned Shares held by the Stockholder.

4.5        Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to prevent, or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

5.           Representations and Warranties of the Company and Parent. Each of the Company and Parent hereby represents and warrants to the other and to the Stockholder as follows:

5.1         Due Authority. It is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation. It has all requisite corporate or other organizational power and authority and has taken all corporate action necessary (including, in the case of the Company, approval by the Company Board (acting on the recommendation of the Special Committee) and the Special Committee) to execute, deliver, comply with and perform their respective obligations under this Agreement in accordance with the terms hereof, and no other organizational action by it or vote of holders of any class of the capital stock or other equity securities of it is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by it and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes its valid and binding agreement enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

5.2         No Conflict. The execution and delivery of, compliance with, and performance of this Agreement by it does not and will not, other than as provided in the Merger Agreement with respect to the Company Merger and the other transactions contemplated thereby, (a) conflict with or result in any violation or breach of any provision of its organizational documents, (b) conflict with or result in a violation or breach of any law applicable to it, or (c) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or

Annex C-22

obligation or the loss of any benefit to which it or any of its Subsidiaries are entitled, under any Contract binding upon it or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject, except in the case of clauses (b) and (c) above, any such violation, breach, conflict, consent, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict, prohibit or impair or materially delay the performance by it of its obligations under this Agreement.

5.3         Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to it in connection with the execution and delivery of this Agreement or the performance by itof its obligations under this Agreement, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws, (b) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws or Foreign Direct Investment Laws, (c) the applicable rules and regulations of the SEC or any applicable stock exchange, (d) as required by any Gaming Regulatory Authority or Gaming Laws, or (e) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit, impair in any material respect or materially delay the performance by it of its obligations under this Agreement.

6.           Non-Survival of Representations, Warranties and Covenants. Other than the covenants and agreements set forth in Section 3.3 and Sections 7 through Sections 22, which shall survive the Company Effective Time, the representations, warranties and covenants contained herein shall not survive the Company Effective Time.

7.           Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Common Stock,” “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.           Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

9.           Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email. In each case, the intended recipient is set forth below:

if to the Stockholder to:

Noel Hayden
c/o Anzo Group Limited
25 Golden Square
London W1F 9LU

if to Parent to:

SG Parent LLC
c/o Standard General LP
767 Fifth Avenue, 12th Floor
New York, NY 10153
Attn:      Joseph Mause
Email:   legal@standgen.com

Annex C-23

with a copy (which will not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn:      Erica Jaffe, Ryan Messier, Philip Richter
Email:   Erica.Jaffe@friedfrank.com,
              Ryan.Messier@friedfrank.com,
              Philip.Richter@friedfrank.com

if to the Company (prior to the Company Effective Time) to:

Bally’s Corporation
100 Westminster Street
Providence, RI 02903
Attn:      Kim M. Barker (Executive Vice President; Chief Legal Officer),
              Jaymin Patel (Chairman of the Special Committee)
Email:   kbarker@ballys.com,
              jpatel@ballys.com

with a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attn:      Scott D. Miller, Lauren S. Boehmke
Email:   millersc@sullcrom.com,
              boehmkel@sullcrom.com

with a copy (which will not constitute notice) to:

Potter Anderson & Corroon LLP
1313 N Market Street, 6th Floor
Wilmington, DE 19801
Attn:      Mark A. Morton, Alyssa K. Ronan
Email:   mmorton@potteranderson.com,
              aronan@potteranderson.com

with a copy (which will not constitute notice) to:

Nixon Peabody LLP
West 46th Street
New York, NY 10036-4120
Attn:      Marc Crisafulli, Richard Langan, Jr., John Partigan, Conrad Adkins
Email:   mcrisafulli@nixonpeabody.com,
              rlangan@nixonpeabody.com,
              jpartigan@nixonpeabody.com,
              cadkins@nixonpeabody.com

10.         Interpretation. Where a reference in this Agreement is made to a section or schedule, such reference shall be to a section of or schedule to this Agreement unless otherwise indicated. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean

Annex C-24

“including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a law shall include any rules and regulations promulgated thereunder, and any reference to any law in this Agreement shall mean such law as from time to time amended, modified or supplemented. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).

11.         Entire Agreement. This Agreement (along with the documents referenced herein) collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

12.         No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.         Governing Law; Waiver of Jury Trial. This Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or permit the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding arising out of or relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9 or in such other manner as may be permitted by applicable law, but nothing in this Section 13 will affect the right of any party to serve legal process in any other manner permitted by applicable law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of or relates to this Agreement, (c) irrevocably and unconditionally agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court, (d) agrees that any Legal Proceeding arising out of or relating to this Agreement will be brought, tried and determined only in the Chosen Courts, (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement in any court other than the Chosen Courts. Each of the parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Annex C-25

14.         Assignment; Successors. Except in connection with a permitted Transfer pursuant to Section 3.1 or as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

15.         Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions that are required of it hereunder in order to perform its obligations under this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions hereof, (b) the parties hereto will not assert that a remedy of monetary damages would provide an adequate remedy for such breach and (c) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the Company, Parent or the Stockholder would have entered into this Agreement.

16.         Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing, shall have any liability to the Stockholder, the Company or Parent for any obligations or liabilities of any party under this Agreement or for any Legal Proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith.

17.         Waiver of Appraisal and Dissenters’ Rights. The Stockholder hereby irrevocably and unconditionally agrees to waive or cause to be waived and not to assert any appraisal rights, any dissenters’ rights and any similar rights under Section 262 of the DGCL with respect to any Covered Shares, or any claim alleging breach of fiduciary duties of the directors or officers of the Company, with respect to the Company Merger and the transactions contemplated by the Merger Agreement.

18.         Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

19.         Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Annex C-26

20.         Amendment; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.

21.         No Presumption Against Drafting Party. The Company, Parent and the Stockholder acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

22.         Special Committee Approval. Notwithstanding any provision to the contrary, no amendment or waiver of any provision of this Agreement shall be made by the Company or the Company Board without first obtaining the approval of the Special Committee. The Special Committee shall direct enforcement by the Company of any provisions of this Agreement against the Stockholder.

23.         No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company Board and the Special Committee have approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company Charter or the bylaws of the Company or any other similar organizational document of the Company, the Merger Agreement, the Support Agreements and the transactions contemplated by the Merger Agreement and the Support Agreements, including the Company Merger, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed and delivered by all parties hereto.

[Signature pages follow]

Annex C-27

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

BALLY’S CORPORATION
By:	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Chief Financial Officer
STOCKHOLDER
/s/ Noel Hayden
Name:	Noel Hayden
SG PARENT LLC
By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

Annex C-28

Annex D

Execution Version

SIDE LETTER

Standard General Master Fund II L.P.
c/o Standard General LP
767 Fifth Avenue, 12th Floor
New York, NY 10153

July 25, 2024

Bally’s Corporation
100 Westminster Street
Providence, RI 02903

Re: Regulatory Efforts and Related Matters

To Whom it May Concern:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among SG Parent LLC, a Delaware limited liability company (“Parent”), The Queen Casino & Entertainment, Inc., a Delaware corporation (“Queen”), Bally’s Corporation, a Delaware corporation (the “Company”), Epsilon Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), Epsilon Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub II,” and together with the Company and Merger Sub I, the “Company Parties”), and solely for the purposes of particular sections in the Merger Agreement, SG CG Gaming LLC, a Delaware limited liability company (“SG Gaming,” and together with Parent and Queen, the “Buyer Parties”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, this letter agreement (this “Agreement”) is being entered by and among Standard General Master Fund II L.P. (“Ultimate Parent”), Parent, Queen and the Company on the date hereof concurrently with the execution and delivery of, and pursuant to the terms of, the Merger Agreement.

NOW, THEREFORE, in consideration of the premises, representations and warranties and covenants set forth herein and in the Merger Agreement and the other agreements and documents entered into in connection therewith, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Regulatory Efforts. Ultimate Parent hereby agrees to perform and comply with all of the obligations (i) of each of the Buyer Parties set forth in Section 8.1 (Reasonable Best Efforts), Section 8.2 (Filings) and subsections (a) and (f) of Section 8.3 (Proxy Statement; Schedule 13E-3 and Other Required SEC Filings) of the Merger Agreement in the same manner as if Ultimate Parent were a party to the Merger Agreement as each of the “Buyer Parties” thereunder and (ii) applicable to Affiliates of Parent set forth in subsections (c), (d), and (e) of Section 8.3 (Proxy Statement; Schedule 13E-3 and Other Required SEC Filings) of the Merger Agreement applicable to Affiliates of Parent, in each case, until the earlier to occur of (x) the Closing and (y) the valid termination of the Merger Agreement in accordance with its terms.

2.    Certain Effects. Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, any failure of Ultimate Parent to perform or comply with its obligations set forth in Section 1 of this Agreement prior to the Closing shall be (a) deemed a failure of the Buyer Parties to perform or comply with their covenants, obligations and conditions under the Merger Agreement for the purposes of determining whether the condition set forth in Section 9.3(b) (Performance of Obligations of the Buyer Parties) of the Merger Agreement has been satisfied, (b) deemed a breach, action, failure to act, comply or perform, or inaccuracy, as applicable, by the Buyer Parties of the Merger Agreement for the purposes of determining (x) whether the Merger Agreement may be terminated by either the Company or Parent pursuant to Section 10.1 (Termination) of the Merger Agreement and (y) the remedies available to the Company pursuant to Section 10.2(b) (Effect of Termination) of the Merger Agreement

Annex D-1

and Section 10.3(f) (Sole and Exclusive Remedy) of the Merger Agreement, and (c) in furtherance of clauses (a) and (b) of this Section 2, considered together with any breach, action, failure or inaccuracy by the Buyer Parties under the Merger Agreement for any determination of “materiality” for the purposes of Section 9.3(b) (Performance of Obligations of the Buyer Parties) of the Merger Agreement, Section 10.1 (Termination) of the Merger Agreement and Section 10.2(b) (Effect of Termination) of the Merger Agreement, as applicable.

3.    Representations and Warranties of Ultimate Parent. Ultimate Parent represents, warrants and covenants to the Company that: (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) it has (and will continue to have) all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby; (c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized and approved by all necessary action on the part of Ultimate Parent, and no other proceedings or actions on the part of it are necessary therefor; (d) no vote of holders of capital stock or other securities of Ultimate Parent is necessary to approve this Agreement or the transactions contemplated by this Agreement; (e) this Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and legally binding agreement of it enforceable against it in accordance with the terms hereof (except to the extent subject to the Enforceability Limitations); (f) the execution, delivery and performance by Ultimate Parent of this Agreement do not and will not (x) violate or conflict with any of the organizational documents of Ultimate Parent or any applicable law or (y) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Contract to which it is bound or result in the creation of any lien (other than Permitted Liens) upon any of its properties or assets, except in the case of this clause (f)(y) as would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of Ultimate Parent to fully perform its obligations pursuant to this Agreement; (g) except as contemplated by the Merger Agreement, no Consent of any Governmental Authority is required on the part of Ultimate Parent in connection with (x) the execution and delivery of this Agreement by Ultimate Parent or (y) the performance by Ultimate Parent of its obligations pursuant to this Agreement; and (h) as of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Ultimate Parent or any of its Affiliates, threatened against Ultimate Parent or any of its Affiliates that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Ultimate Parent to fully perform its obligations pursuant to this Agreement.

4.    Miscellaneous.

(a)         Sections 1.3 (Certain Interpretations), 8.13(b) (Notification by Parent), 8.14 (Public Statements and Disclosure), 11.2 (Notices), 11.3 (Assignment), 11.4 (Confidentiality), 11.5 (Entire Agreement), 11.7 (Severability), 11.8 (Remedies), 11.9 (Governing Law), 11.10(a) (General Jurisdiction), 11.11 (Waiver of Jury Trial), 11.12 (Counterparts) and 11.16 (Special Committee Approval) of the Merger Agreement are hereby incorporated by reference and shall apply to this Agreement mutatis mutandis in the same manner as if Ultimate Parent was “Parent” or any “Buyer Party,” as applicable, under the Merger Agreement.

(b)         This Agreement may be amended solely by execution of an instrument in writing signed on behalf of each of Ultimate Parent, Parent, Queen and the Company (pursuant to authorized action by the Special Committee). Except as expressly set forth in Article IX of the Merger Agreement, no waiver of any provision of this Agreement shall be effective unless set forth in an instrument in writing signed by the party against which such waiver is to be enforced.

[Remainder of page intentionally left blank]
Annex D-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Standard General Master Fund II L.P.
By:	/s/ Soohyung Kim
Name: Soohyung Kim
Title: Chief Executive Officer
SG Parent LLC
By:	/s/ Soohyung Kim
Name: Soohyung Kim
Title: Chief Executive Officer
The Queen Casino & Entertainment, Inc.
By:	/s/ Vladimira Mircheva
Name: Vladimira Mircheva
Title: Chief Financial Officer
Bally’s Corporation
By:	/s/ Marcus Glover
Name: Marcus Glover
Title: Chief Financial Officer

[Signature Page to Side Letter]

Annex D-3

Annex E

Execution Version

LIMITED GUARANTEE

This Limited Guarantee, dated as of July 25, 2024 (this “Limited Guarantee”), is by and among Standard RI Ltd., an exempted company incorporated in the Cayman Islands (the “Guarantor”), SG Parent LLC, a Delaware limited liability company, (“Parent”) and Bally’s Corporation, a Delaware corporation (the “Company”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement (defined below).

1.           LIMITED GUARANTEE.    To induce the Company to enter into the Agreement and Plan of Merger (as amended, restated, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Parent, The Queen Casino & Entertainment, Inc., Epsilon Sub I, Inc., (“Merger Sub I”), Epsilon Sub II, Inc., and for the purposes set forth therein, SG CG Gaming LLC, pursuant to which, upon the terms and subject to the conditions in the Merger Agreement, among other things, Merger Sub I will merge with and into the Company, with the Company surviving the Company Merger, the Guarantor, intending to be legally bound, hereby irrevocably and unconditionally guarantees to the Company, on the terms and subject to the conditions set forth in this Limited Guarantee, the full and punctual payment of (i) the Parent Termination Fee solely to the extent payable pursuant to Section 10.3(c) of the Merger Agreement, (ii) any interest and other amounts payable by any Buyer Party or its Affiliates pursuant to Section 10.3(e) or Section 10.3(f) of the Merger Agreement, and (iii) any amounts payable by Parent pursuant to Section 8.5(e) of the Merger Agreement (clauses (i)–(iii), collectively, the “Obligations”), in each case as and when payable pursuant to the Merger Agreement; provided, that the maximum aggregate liability of the Guarantor under this Limited Guarantee shall not, in the aggregate, exceed an amount equal to $25,200,000 (the “Cap”), it being understood that the Company will not seek to enforce this Limited Guarantee for an amount in excess of the Cap. Subject to the following sentence, all payments hereunder shall be made in lawful money of the United States, in immediately available funds. Notwithstanding anything in this Limited Guarantee to the contrary, the Guarantor, in its sole election, may satisfy all or any part of its payment obligations hereunder by delivering to the Company a number of shares of Company Common Stock calculated in accordance with Section 10.3(c) or 10.3(f)(i) of the Merger Agreement, as applicable and with respect to the Obligations described in clauses (ii) and (iii) above, calculated in the same manner as set forth in Section 10.3(f)(i) of the Merger Agreement.

2.           NATURE OF GUARANTEE.

(a)         The obligations and liabilities of Guarantor under this Limited Guarantee are, to the fullest extent permitted under law, unconditional, irrevocable and absolute, and shall not be released or discharged, in whole or in part, irrespective of, or otherwise by affected by:

i.       the value, genuineness, validity, illegality or enforceability, or any defect or deficiency applicable to any Buyer Party in, the Merger Agreement or any Related Agreement;

ii.      the failure or delay of the Company to assert any claim or demand or to enforce any right or remedy against any Buyer Party or any other Person interested in the transactions contemplated by the Merger Agreement;

iii.     any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement (in each case, to the extent effected in accordance with the terms of the Merger Agreement) or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations so long as any such changes do not have the effect of increasing the Cap;

iv.      any change in the corporate structure, existence or ownership of any Buyer Party or any other Person interested in the transactions contemplated by the Merger Agreement, or any release or discharge of any obligation of any Buyer Party contained in the Merger Agreement resulting therefrom;

Annex E-1

v.       any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting any Buyer Party or any other Person now or hereafter interested in the transactions contemplated by the Merger Agreement or any of their respective assets;

vi.     the addition, substitution or release of any entity or other Person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement;

vii.    the failure, delay, omission, waiver or refusal of the Company to assert any claim or demand or enforce any right or remedy against any Buyer Party or any other Person primarily or secondarily liable with respect to any Obligations or of any other right or remedy held by the Company with respect to the Merger Agreement, any other Related Agreement or the transactions contemplated thereby (including in the event any Person becomes subject to a bankruptcy, reorganization, insolvency, liquidation or similar proceeding instituted by or against the Guarantor);

viii.   the existence of any claim, counterclaim, defense, set-off or other right which the Guarantor may have at any time against any Buyer Party or the Company or any of their respective Affiliates, whether in connection with the Obligations or otherwise (other than defenses to the payment of the Obligations that are available to Parent under the Merger Agreement, each of the foregoing defenses being retained by the Guarantor); or

ix.     the adequacy of any other means the Company may have of obtaining payment of any of the Obligations,

              and the Guarantor shall not institute any proceeding asserting, or assert as a defense in any proceeding, any claims arising out of the circumstances specified in the foregoing clauses (i) through (ix) of this Section 2(a).

(b)         The Company shall not be obligated to file any claim relating to the Obligations in the event that any Buyer Party becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s liabilities or obligations hereunder. In the event that any payment to the Company in respect of any Obligations is rescinded or must otherwise be returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations (subject to the terms and conditions hereof, including, without limitation, the Cap) as if such payment had not been made. Notwithstanding any other provision of this Limited Guarantee, the Company hereby agrees that the Guarantor may assert, as a defense to any payment or performance by the Guarantor under this Limited Guarantee, any defense to such payment or performance that Parent may have under the terms of the Merger Agreement, other than defenses arising from bankruptcy or insolvency of Parent.

(c)         This Limited Guarantee is an irrevocable, unconditional and continuing guarantee of payment in all respects, not of collection, and a separate or joint action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against any Buyer Party or any other Person or whether any Buyer Party or any other Person is joined in any such action or actions; it being understood that the Company shall not be required to bring or prosecute any action or pursue collection, enforcement or other remedies against any Buyer Party or any other Person before calling on the Guarantor for payment. The obligations of the Guarantor hereunder are primary, direct and independent obligations and are not merely obligations as surety.

3.           CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

(a)         The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with the Buyer Parties, or with any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and the Buyer Parties, or any such other Person without in any way limiting, impairing or otherwise affecting any obligation or liability of Guarantor under this Limited Guarantee. To the fullest extent permitted by applicable Law, with respect to the Obligations, the Guarantor hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company. With respect to the Obligations, the Guarantor

Annex E-2

waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of any Buyer Party, or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its Affiliates, defenses to the payment of the Obligations that are available to Parent under the Merger Agreement, or breach by the Company of this Limited Guarantee, each of the foregoing defenses being retained by the Guarantor). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and this Limited Guarantee and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(b)         The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute in the name of or on behalf of the Company or any other Person, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor, except for claims against the Guarantor (or its successors or permitted assigns) under (i) this Limited Guarantee and (ii) claims against the Guarantor under any Related Agreement to which the Guarantor is a party, if any (collectively, the “Reserved Claims”). Notwithstanding anything to the contrary contained in this Limited Guarantee, the Company hereby agrees that to the extent Parent is relieved (other than by operation of any bankruptcy, insolvency or similar Law) of all or any portion of the Obligations under the Merger Agreement, the Guarantor shall be similarly relieved, to such extent, of its obligations under this Limited Guarantee. In the event that any amount in respect of the Obligations is paid by the Guarantor to Parent at any time and from time to time in connection with this Limited Guarantee, such amount shall be received and held in trust by Parent solely for the benefit of the Company, shall be segregated from other property and funds of Parent and shall forthwith be promptly paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guarantor’s Obligations and Cap, whether matured or unmatured, or to be held as collateral for the Obligations or other amounts payable under this Limited Guarantee thereafter arising.

(c)         The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Buyer Party that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligation under or in respect of this Limited Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against any Buyer Parties, including, without limitation, the right to take or receive from the Buyer Parties, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the final and indefeasible payment and satisfaction in full in cash of the Obligations, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from the other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations, whether matured or unmatured, or to be held as collateral for the Obligations.

4.           NO WAIVER; CUMULATIVE RIGHTS.    No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5.           REPRESENTATIONS AND WARRANTIES.    The Guarantor hereby represents and warrants to the Company that:

(a)         it is an entity, duly formed and validly existing under the laws of the jurisdiction of its formation;

Annex E-3

(b)         it has (and will continue to have) all power and authority necessary to execute, deliver and perform this Limited Guarantee;

(c)         the execution, delivery and performance of this Limited Guarantee by it has been duly and validly authorized by all necessary action and do not contravene, conflict with or result in any violation of any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction applicable to or binding on the Guarantor or its assets and which is material in the context of the transactions contemplated by this Limited Guarantee;

(d)         all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Limited Guarantee;

(e)         assuming the due authorization, execution and delivery of this Limited Guarantee by each of Parent and the Company, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (x) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (y) general equitable principles (whether considered in a proceeding in equity or at law);

(f)          except as would not reasonably be expected to prevent, materially delay or materially impede the performance by the Guarantor of any of its obligations under this Limited Guarantee, as of the date of this Limited Guarantee, there is no Legal Proceeding pending or, to the knowledge of Guarantor, threatened against it or any of its Affiliates; and

(f)          the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and that all funds and/or shares of Company Common Stock necessary for the Guarantor to fulfill its Obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.           NO ASSIGNMENT.    Neither this Limited Guarantee nor any of the rights, interests or obligations hereunder shall be assignable without the prior written consent of the Company (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Company); provided, the Guarantor may assign its rights, interests, or obligations hereunder to any of its Affiliates; provided, further, that no such assignment shall relieve the Guarantor of any liability or obligation hereunder except to the extent the final and indefeasible payment and satisfaction in full in cash of the Obligations hereunder are made by the assignee.

7.           NOTICES.    All notices and other written communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by electronic mail transmission, when transmitted (but only when receipt is confirmed in writing (including by reply e-mail correspondence)). All notices and other written communications to the Company or Parent (if any) hereunder shall be delivered in accordance with Section 11.2 of the Merger Agreement. All notices and other written communications to the Guarantor hereunder (or any assignee permitted in accordance with Section 6 hereunder) shall be delivered as set forth below:

To the Guarantor:

Standard RI Ltd.
c/o Standard General LP
767 Fifth Avenue, 12th Floor
New York, NY 10153

Attention: Joseph Mause

Email: legal@standgen.com

Annex E-4

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004

Attention: Philip Richter
Ryan Messier
Erica Jaffe

Email: Philip.Richter@friedfrank.com
Ryan.Messier@friedfrank.com
Erica.Jaffe@friedfrank.com

8.           CONTINUING OBLIGATION; TERMINATION.    Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor and its successors and assigns until payment in full of the Obligations payable hereunder (subject to the Cap). Notwithstanding the foregoing, the obligations of the Guarantor under this Limited Guarantee (subject to the Cap), will terminate (other than Sections 9 through 17, all of which shall survive the termination of this Limited Guarantee) automatically and immediately upon the earliest to occur of (i) the consummation of the transactions contemplated by the Merger Agreement or (ii) 90 days following any termination of the Merger Agreement in accordance with its terms if no claim in writing for payment of any Obligation is presented by the Company to any Buyer Party or the Guarantor within the 90-day period following such termination; provided, that, if the Merger Agreement has been so terminated and such claim has been made, this Limited Guarantee shall continue in full force and effect until the earliest to occur of (x) a final, non-appealable order of a court of competent jurisdiction determining that the Guarantor does not owe any amount under this Limited Guarantee, (y) a written agreement between the Guarantor and the Company terminating the obligations and liabilities of the Guarantor pursuant to this Limited Guarantee, and (z) payment in full of the Obligations payable hereunder (subject to the Cap). Notwithstanding the foregoing, in the event that the Company or any of its controlled Affiliates asserts in any litigation or other legal proceeding under, in respect of, or relating to, this Limited Guarantee or the Merger Agreement that the provisions of Section 1 hereof limiting the liability of the Guarantor pursuant to this Limited Guarantee to the amount of the Cap or that any other provisions of this Section 8 or paragraph 2 of Section 3 or Sections 9 through 11 are illegal, invalid or unenforceable in whole or in part, or, the Company asserts any theory of liability against the Guarantor (in its capacity as such) with respect to the Merger Agreement, this Limited Guarantee, or the transactions contemplated by the Merger Agreement, in each case, other than Reserved Claims, then (a) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (b) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to have such payments refunded by the Company, and (c) none of the Guarantor, Parent or any of their respective Affiliates or any Released Persons shall have any liability to the Company or any of its controlled Affiliates under this Limited Guarantee.

9.           NO RECOURSE.    Notwithstanding anything that may be expressed or implied in this Limited Guarantee, or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor (or any assignee permitted in accordance with Section 6 hereof) may be a limited partnership, limited liability company or other entity, by its acceptance of the benefits of this Limited Guarantee, the Company acknowledges and agrees on behalf of itself, its Affiliates, and any Person claiming by, through or on behalf of any of them, that, except with respect to its rights against the Guarantor under this Limited Guarantee, the Company has no right of recovery under this Limited Guarantee against, and no personal liability under this Limited Guarantee shall attach to, and no recourse under this Limited Guarantee shall be had against, any former, current or future equity holders, controlling Persons, directors, officers, employees, Affiliates (other than any assignees permitted in accordance with Section 6 hereof), members, managers or general or limited partners of the Guarantor, or any former, current or future equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager or Affiliate (other than any assignees permitted in accordance with Section 6 hereof) of any of the foregoing (collectively, but not including any Buyer Party and any assignees permitted in accordance with Section 6 hereof, the “Released Persons”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for their rights to recover from the Guarantor (but not Released Persons) its obligations under and to the extent provided in this Limited Guarantee. Nothing set forth in this Limited Guarantee shall be construed to give to any Person (including any Person acting in a representative capacity) other than the Company any rights or remedies against any Person under this Limited Guarantee other than the Guarantor as expressly set forth herein. For the avoidance of doubt, under no circumstances shall any Buyer Party be considered a Released Person.

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10.         GOVERNING LAW; SUBMISSION TO JURISDICTION.    This Limited Guarantee, including the validity hereof and the rights and obligations of the parties hereunder, all amendments and supplements hereto and the transactions contemplated hereby, and all actions or proceedings arising out of or relating to this Limited Guarantee, of any nature whatsoever, shall be construed in accordance with and governed by the domestic substantive laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that might otherwise cause the application of the domestic substantive laws of any other jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then any federal court within the State of Delaware (and any appellate court therefrom), or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)), in connection with any dispute arising out of or relating to this Limited Guarantee or any of the transactions contemplated hereby and each party hereby irrevocably waives, and agrees not to assert, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum or lack of personal jurisdiction in respect of such dispute or that this Limited Guarantee may not be enforced by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by applicable law, over the subject matter of such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in any manner permitted by applicable law shall be valid and sufficient service thereof.

11.         WAIVER OF JURY TRIAL.    EACH PARTY, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES, ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATED TO THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.         ENTIRE AGREEMENT.    This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between Parent and the Guarantor or any of their Affiliates, on the one hand, and the Company and any of its Affiliates, on the other hand, except for the Merger Agreement and the other agreements related thereto, including the Confidentiality Agreement.

13.         NO THIRD PARTY BENEFICIARIES.    Except for the rights of the Released Persons under Section 9, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and will not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. This Limited Guarantee shall be binding on the Guarantor’s successors and permitted assigns.

14.         AMENDMENT.    This Limited Guarantee can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Limited Guarantee signed by the Guarantor, the Parent and the Company (including, with respect to the Company, authorization by the Special Committee). No action taken pursuant to this Limited Guarantee, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Limited Guarantee shall not operate or be construed as a further or continuing waiver of such breach or any subsequent breach or as a waiver of any other term or condition of this Limited Guarantee. No failure on the part

Annex E-6

of any party to exercise, and no delay by any party in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

15.         COUNTERPARTS.    This Limited Guarantee and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to this Limited Guarantee may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

16.         INTERPRETATION.    All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

17.         HEADINGS.    The headings contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

[Signatures on following page]

Annex E-7

IN WITNESS WHEREOF, the parties hereto have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

STANDARD RI LTD.
By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Director
SG PARENT LLC
By:	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

[Signatures Page to Limited Guarantee]

Annex E-8

BALLY’S CORPORATION
By:	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Chief Financial Officer

[Signatures Page to Limited Guarantee]

Annex E-9

Annex F

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (as amended from time to time, the “Agreement”) is dated as of [•], 202[•] and is by and among Bally’s Corporation (the “Company”), on the one hand, and the SG Holders and the Rolling Holders (each as defined herein), on the other hand.

BACKGROUND

WHEREAS, the Company has agreed to provide the SG Holders and the Rolling Holders with certain registration rights;

WHEREAS, the parties hereto desire to enter into this Agreement to set forth the terms and conditions of the registration rights to be provided to the SG Holders and the Rolling Holders and certain other related rights and obligations;

NOW, THEREFORE, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1               Certain Definitions.

“Affiliate” has the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning set forth in the preamble.

“Block Sale” means any underwritten shelf takedown off of an effective shelf registration statement taking the form of a bought deal or block sale.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day that is a statutory holiday under the laws of the United States or the State of New York.

“Certificate of Incorporation” means the Sixth Amended and Restated Certificate of Incorporation of the Company (as amended, supplemented, restated or otherwise modified from time to time).

“Closing” has the meaning assigned to it in the Merger Agreement.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Election Form” has the meaning assigned to it in the Merger Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holder” means each SG Holder and each Rolling Holder.

“Indemnified Party” and Indemnified Parties” have the meanings set forth in Section 3.1.

Annex F-1

“Independent Directors” shall have the meaning set forth in the Certificate of Incorporation.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Marketed Underwritten Shelf Offering” means any underwritten shelf takedown off of an effective shelf registration statement where the contemplated plan of distribution includes a customary “road show” or other substantial marketing effort by the Company and the underwriters (but excludes, for the avoidance of doubt, any Block Sale).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated July 25, 2024, by and among, inter alios, the Company and the other parties thereto (as amended, supplemented, restated or otherwise modified from time to time).

“MNPI” means material non-public information regarding the Company or its securities within the meaning of Regulation FD promulgated under the Exchange Act.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Registrable Securities” means, at any time, (i) all shares of Company Common Stock then held by a SG Holder and (ii) all Rolling Company Shares then held by a Rolling Holder; provided that such Registrable Securities will cease to be Registrable Securities when such Registrable Securities are able to be sold without any volume or manner of sale limitations by their relevant Holder pursuant to Rule 144.

“Registration Expenses” means all reasonable expenses incident to the Company’s performance of or compliance with this Agreement, including: all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one separate outside counsel for all of the SG Holders selected by SG Holders holding a majority of the SG Holders’ Registrable Securities to be included in the applicable registration or offering (it being understood, for the avoidance of doubt, that no underwriting discounts, selling commissions, or stock transfer taxes applicable to the offer or sale of Registrable Securities, or fees and disbursements of counsel for any Holder (other than the reasonable fees and disbursements of one separate outside counsel for all of the SG Holders as aforesaid) shall be considered Registration Expenses hereunder).

“Rolling Company Shares” has the meaning assigned to it in the Merger Agreement.

“Rolling Holder” means (i) each holder of Rolling Company Shares that has elected to become a party to this Agreement by executing and delivering to the Company a joinder substantially in the form of Exhibit A hereto, which joinder may be executed by means of the Election Form or such other means as the Company may provide prior to the Closing and must be executed and delivered to the Company no later than five (5) Business Days after Closing and (ii) each permitted transferee of a Rolling Holder pursuant to Section 4.2(b) of this Agreement that has joined this Agreement by executing and delivering to the Company a joinder substantially in the form of Exhibit B hereto, in each case for so long as it holds Rolling Company Shares that are Registrable Securities.

“Rule 144” means Rule 144 (or any similar provision then in effect) under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“SG Holder” means each SG Investor, and each permitted transferee of an SG Investor or other SG Holder under Section 4.2 that has joined this Agreement by executing and delivering to the Company a joinder substantially in the form of Exhibit B hereto, in each case for so long as it holds Registrable Securities.

“SG Investor” means Standard RI Ltd. and SG CQ Gaming LLC.

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“Valid Business Reason” has the meaning set forth in Section 2.5(d).

Section 1.2               Other Definitional Provisions; Interpretation.

(a)               The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and references in this Agreement to a designated “Article” or “Section” refer to an Article or Section of this Agreement unless otherwise specified.

(b)               The headings in this Agreement are included for convenience of reference only and do not limit or otherwise affect the meaning or interpretation of this Agreement.

(c)               The meanings given to terms defined herein are equally applicable to both the singular and plural forms of such terms.

Article II
REGISTRATION RIGHTS

Section 2.1               Right to Demand a Non-Shelf Registered Offering. Upon the written demand of any SG Holder(s) for a non-shelf registered offering of some or all of its (or their) Registrable Securities (indicating the number of Registrable Securities sought to be registered and the proposed plan(s) of distribution, including whether it is intended to be an underwritten offering), subject to the other applicable provisions of this Article II, the Company shall use its reasonable best efforts to promptly (and in any event within 35 days after receipt of such demand) file a registration statement meeting the requirements of such demand, and shall thereafter use its reasonable best efforts to cause such registration to promptly be declared effective under (x) the Securities Act and (y) the blue sky laws of such jurisdictions as any demanding SG Holder or any underwriter, if any, reasonably requests. Notwithstanding the foregoing, a SG Holder may not demand a non-shelf registered offering unless the Registrable Securities requested to be sold in such offering have an aggregate market value or expected aggregate gross proceeds of at least $15 million.

Section 2.2               Right to Demand a Shelf Registration and Underwritten Shelf Takedowns.

(a)               If and when the Company is eligible to sell Company Common Stock in a secondary offering on a delayed or continuous basis in accordance with Rule 415 of the Securities Act, whether on Form S-1, Form S-3 (or, in each case, a successor or similar form), upon the written demand of any SG Holder(s) that a shelf registration statement be filed covering some or all of its (or their) Registrable Securities (indicating the number of Registrable Securities sought to be registered and the proposed plan(s) of distribution, including whether it is intended to be an underwritten offering), subject to the other applicable provisions of this Article II, the Company shall use its reasonable best efforts to promptly (and in any event within 35 days in the case of a shelf registration on Form S-1 or 20 days in the case of a shelf registration on Form S-3 after receipt of such demand) file a registration statement meeting the requirements of such demand, and shall thereafter use its reasonable best efforts to cause such registration to promptly be declared effective under (x) the Securities Act and (y) the blue sky laws of such jurisdictions as any demanding SG Holder or any underwriter, if any, reasonably requests.

(b)               In addition, upon the written demand of any one or more SG Holders (indicating the number of Registrable Securities sought to be included in the relevant shelf takedown and the proposed plan(s) of distribution), subject to the other applicable provisions of this Article II, the Company will facilitate in the manner described in this Agreement a “takedown” of the Registrable Securities off of an effective shelf registration statement. Notwithstanding the foregoing, a SG Holder may not demand such a shelf takedown unless the Registrable Securities requested to be sold have an aggregate market value or expected aggregate gross proceeds of at least $15 million, or, in the case of a Block Sale, $10 million.

Section 2.3               Effective Registration. The Company shall, with respect to each demand registration under Section 2.1 and 2.2, use its reasonable best efforts to cause the registration statement to remain effective for not less than 180 consecutive days (or such shorter period as shall terminate when all Registrable Securities covered by such registration statement have been sold or withdrawn), or if (i) such registration is a shelf registration until such shelf registration is amended or replaced by a shelf registration (or such shorter period as shall terminate when all

Annex F-3

Registrable Securities covered by such registration statement have been sold or withdrawn) or (ii) such registration statement relates to an underwritten offering, such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.

Section 2.4               Piggyback Rights.

(a)               In connection with any underwritten non-shelf registered offering or underwritten shelf takedown of Registrable Securities or Company Common Stock initiated by the demand of a SG Holder under Sections 2.1 or 2.2 or initiated by the Company for its own account, subject to the other applicable provisions of this Article II, the Company shall give written notice to any non-demanding Holders of the relevant underwritten non-shelf registered offering or underwritten shelf takedown promptly (and in any event no later than the time and date that the Company in good faith determines to be the latest time and date that, in the context of the intended offering, gives such Holders a reasonable opportunity to elect to participate therein) which notice shall (A) describe the amount and type of securities to be included in such offering, the intended plan(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (B) offer all such non-demanding Holders of Registrable Securities the opportunity to have such number of Registrable Securities as such Holders may request in writing included in the intended offering in accordance with this Section 2.4.

(b)               Each relevant Holder that, having received from the Company a notice under Section 2.4(a), wishes to have some or all of its Registrable Securities included in the relevant underwritten non-shelf registered offering or underwritten shelf takedown must notify the Company of its election to so participate (and the maximum number of Registrable Securities in respect of which it wishes to participate) by any deadline that the Company in good faith determines to be appropriate in the context of the intended offering (which deadline shall be notified to the Holders in the notice delivered by the Company under Section 2.4(a), but shall be at least ten (10) Business Days after the date on which such notice was sent, or in the case of a Block Sale (or other underwritten shelf takedown other than a Marketed Underwritten Shelf Offering), by such time and date as is reasonable in the context of the intended offering). To be valid, any election by a Holder pursuant to this Section 2.4(b) must meet any reasonable requirements approved by the Company as part of implementing the participation mechanisms set forth in this Section 2.4 (which requirements and procedures shall be notified to the Holders in the notice delivered by the Company under Section 2.4(a)), including, as applicable, as concerns provision by the Holders of any “know your customer” or similar information requirements of the relevant underwriter or underwriters. To the extent that any Holders validly elect to participate, the Company shall, subject to the other applicable provisions of this Article II, use reasonable best efforts to cause the managing underwriter or underwriters to include the relevant Registrable Securities in the intended offering on the same terms and conditions as those applicable to the relevant Persons(s) (whether SG Holder(s) or the Company) that initiated the offering and in accordance with the intended method(s) of distribution thereof. The Company will resolve all questions as to the validity, form, eligibility (including time of receipt) and acceptance (and, if applicable, revocation) of any elections made by the Holders pursuant to Section 2.4(b) in its reasonable discretion, and all such determinations will be final and binding.

(c)               Each Holder agrees that it will treat any notice delivered by the Company under Section 2.4(a), and any related discussions or other information made available to it in connection with the relevant underwritten non-shelf registered offering or underwritten shelf takedown, as confidential and, except as required by law, will not use or disclose any non-public information contained in such notice or any such related discussions or information to any Person without the prior written consent of the Company (other than such Holder’s financial, tax, accounting and/or legal advisors that need to know such information in connection with providing relevant financial, tax and/or legal advice and have entered into a written confidentiality agreement with, or otherwise have a legal or professional obligation of confidentiality to, the disclosing Holder) until such time as the Company further notifies it (which notice the Company shall use reasonable best efforts to deliver promptly) that the offering has been successfully consummated (and that any applicable lock-up under Section 2.8 has expired) or has been aborted. Without limiting the foregoing, each Holder agrees that it will not purchase or sell, directly or indirectly, any Company Common Stock (including by entering into hedge transactions involving such securities) at any time after it has received a notice from the Company under Section 2.4(a) until such time as the Company has provided the aforementioned further notice under this Section 2.4(c).

Annex F-4

(d)               Each Holder further acknowledges that (i) the provisions of this Agreement that require communications by the Company or other Holders to such Holder may result in such Holder acquiring MNPI (which may include, solely by way of illustration, the fact that an offering of the Company’s securities is pending or the number of Company securities or the identity of the selling Holders), and (ii) there is no limitation on the duration of time that such Holder may be in possession of MNPI and no requirement that the Company or other Holders make any public disclosure to cause such information to cease to be MNPI. Each Holder, by being a party hereto hereby acknowledges that it is aware that the U.S. securities laws prohibit any Person who has MNPI about a company from purchasing or selling, directly or indirectly, securities of such company (including entering into hedge transactions involving such securities), or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

Section 2.5               Limitations on Demand and Piggyback Rights.

(a)               Any demand hereunder by a SG Holder for the filing of a registration statement or for a registered offering or takedown will be subject to the constraints of any applicable lockup arrangements to which the demanding SG Holder is then subject, and such demand must be deferred until such lockup arrangements no longer apply.

(b)               If a demand has been made by a SG Holder for a non-shelf registered offering or for an underwritten takedown, no further demands may be made by that SG Holder for so long as the related offering is still being pursued; provided, that any such offering will not be deemed to be “pursued” if such offering has not been consummated within 45 days of the date on which the registration statement with respect to such offering was declared effective.

(c)               Notwithstanding anything in this Agreement to the contrary, (i) Rolling Holders will, pursuant to this Agreement: (x) have no demand registration rights of any kind whatsoever; (y) only have piggyback rights with respect to underwritten offerings of Registrable Securities initiated by the demand of a SG Holder under Sections 2.1 or 2.2 or initiated by the Company for its own account; and (z) have no piggyback or other registration rights with respect to any particular underwritten offering if determined by the Independent Directors pursuant to and in accordance with the last paragraph of Article X of the Certificate of Incorporation as in effect as of the date hereof (it being understood, for the avoidance of doubt, that in considering the appropriateness of any such waiver, the Independent Directors shall be entitled to consider any anticipated benefits of the relevant underwritten offering to the secondary market liquidity of the Company Common Stock and to Rolling Holders’ corresponding ability to effect resales independent of such piggyback rights as well as any other considerations the Independent Directors determine to be appropriate in the circumstances); and (ii) no Holders will have piggyback or other registration rights in relation to registered primary offerings by the Company covered by a Form S-4 or Form S-8 registration statement or any successor forms thereto.

(d)               The Company may postpone the filing (but not the preparation) of a demanded registration statement or suspend the use of any shelf registration statement for a reasonable “blackout period” not in excess of 90 days if the Board reasonably determines in good faith that such registration, use or offering could materially interfere with a bona fide business or financing transaction under consideration by the Company (a “Valid Business Reason”) or is reasonably likely to require premature disclosure of information the premature disclosure of which could materially and adversely affect the Company. The blackout period will end 90 days from the date the relevant postponement or suspension commenced or, if earlier, upon: (i) in the case of a Valid Business Reason, a date that is five Business Days after such Valid Business Reason no longer exists; and (ii) in the case of disclosure of nonpublic information, the date upon which such information is disclosed. Notwithstanding the foregoing, the Company shall not be permitted to suspend or delay a registration statement more than twice during any twelve (12)-month period. In the case of an event that causes the Company to delay the filing of a demanded registration statement or to suspend the use of an effective shelf registration statement, the Company shall give a notice to the Holder(s) of Registrable Securities that initiated (and/or were notified of) the demand or whose Registrable Securities are registered pursuant to such shelf registration statement, but need not state the basis for the notice and such delay or suspension. Each Holder agrees that it will treat any notice delivered by the Company under this Section 2.5(d), and any related discussions or other information made available to it in connection therewith, as confidential and, except as required by law, shall not disclose or use the information contained in such notice (or any such related discussions or information) without the prior written consent of the Company until such time as the Company further notifies it (which notice the Company shall use reasonable

Annex F-5

best efforts to deliver promptly) that the blackout period has ended. Without limiting the foregoing, each Holder agrees that it will not effect any sales of the Registrable Securities at any time after it has received notice of a blackout period from the Company under this Section 2.5(d) until such time as the Company has provided the aforementioned further notice.

Section 2.6               Plan of Distribution, Underwriters and Counsel. Where an underwritten offering is being undertaken pursuant to a demand made by one or more SG Holders, the SG Holders holding a majority of the SG Holders’ Registrable Securities to be included in the applicable offering will be entitled to determine the plan of distribution and select the managing underwriters, and such majority will also be entitled (for the avoidance of doubt, at the cost of the Company) to select and retain counsel for the selling SG Holders (which may be the same as counsel for the Company). Where an offering is being undertaken at the Company’s own initiative, the Company will be entitled to determine the plan of distribution and select the managing underwriters, provided that the SG Holders will (if they so wish, and, for the avoidance of doubt, at the cost of the Company) remain entitled to select and retain separate counsel to represent them in connection with any such offering. In the case of a shelf registration statement, the plan of distribution will provide as much flexibility as is reasonably possible, including with respect to resales.

Section 2.7               Cutbacks. If the managing underwriters in any underwritten offering advise the Company and the selling SG Holders that, in their reasonable opinion, the amount of Registrable Securities and Company Common Stock requested to be included (by SG Holders, Rolling Holders, the Company and any other holders not party to this Agreement, as applicable) in the aggregate in that underwritten offering exceeds the amount that can be sold in such offering without adversely affecting the distribution of the Registrable Securities and Company Common Stock being offered, such offering will include only the amount of Registrable Securities and Company Common Stock that the underwriters advise can be sold in such offering without such adverse effect.

(a)               If the offering is being made on account of a demand by a SG Holder pursuant to this Agreement, then (but subject to any priorities or other entitlements to participate of other holder(s) not party to this Agreement under separate registration rights that they have not elected to waive), the selling SG Holders and any selling Rolling Holders will be subject to cutback pro rata based on the number of Registrable Securities initially requested by each of them to be included in such offering.

(b)               If the offering is not being made on account of a demand by a SG Holder pursuant to this Agreement and the Company is selling Company Common Stock for its own account in such offering, then (but subject to any priorities or other entitlements to participate of other holder(s) not party to this Agreement under separate registration rights that they have not elected to waive): (i) the Company will have priority ahead of the selling SG Holders and any selling Rolling Holders; and (ii) to the extent of any remaining capacity, the selling SG Holders and any selling Rolling Holders will be subject to cutback pro rata based on the number of Registrable Securities initially requested by each of them to be included in such offering.

Section 2.8               Lockups. In connection with any underwritten offering of Registrable Securities initiated by the demand of a SG Holder under Sections 2.1 or 2.2 or the Company for its own account: (a) the Company and each Holder (including, for the avoidance of doubt, each SG Holder and each Rolling Holder) entitled to participate therein will agree (in the case of Holders, with respect to Registrable Securities respectively held by them) to be bound by the underwriting agreement’s lockup restrictions (or by substantially similar restrictions under separate lockup agreements); provided, however, that in no event shall the lockup restrictions applicable to such participating Holders be more restrictive than the restrictions contained in any lockup agreements executed by directors and executive officers of the Company; (b) the Company shall use commercially reasonable efforts to cause its executive officers and directors to execute customary lock-up agreements, which lock-up agreements shall not have a duration shorter than that of the lock-up agreement or provisions applicable to the Company.

Section 2.9               Withdrawals. Even if Registrable Securities held by a Holder have been part of a registered underwritten offering, such Holder may, subject to any relevant procedures established by the Company under Section 2.4(b), no later than the time at which the public offering price and underwriters’ discount are determined with the managing underwriter, decline to sell all or any portion of the shares being offered for its account.

Annex F-6

Section 2.10             Expenses. All Registration Expenses incurred in connection with any registration statement or registered offering covering Registrable Securities held by Holders will be borne by the Company. However, underwriting discounts, selling commissions, or stock transfer taxes applicable to the offer or sale of Registrable Securities, and any fees and disbursements of counsel for any Holder that are not expressly included within Registration Expenses, will be borne by the relevant Holder(s).

Section 2.11             Facilitating Registrations and Offerings.

(a)               If the Company becomes obligated under this Agreement to facilitate a registration and offering of Registrable Securities on behalf of one or more Holders, the Company will do so with the same degree of care and dispatch as would reasonably be expected in the case of a registration and offering by the Company of Company Common Stock for its own account. Without limiting this general obligation, the Company will fulfill its specific obligations as described in this Section 2.11.

(b)               In connection with each registration statement that is demanded by a SG Holder pursuant to Article II of this Agreement or as to which piggyback rights otherwise apply, the Company will:

(i)          prepare and file all required filings with the SEC and FINRA, including preparing and filing with the SEC a registration statement (including all required exhibits and financial statements) covering the applicable Registrable Securities and Company Common Stock, file amendments thereto as warranted, seek the effectiveness thereof, and file with the SEC prospectuses and prospectus supplements as may be required, all in consultation with the Holders participating in the relevant offering, and as necessary to: (a) comply with the provisions of the applicable securities laws; (b) permit the offer and sale of the applicable Registrable Securities and Company Common Stock in accordance with the applicable plan of distribution; and (c) keep such registration effective for the period of time required by this Agreement;

(ii)         within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment to a registration statement, any amendment or supplement to a prospectus or any free writing prospectus, provide copies of such documents to the Holders participating in the relevant offering and to the underwriter or underwriters of an underwritten offering, if applicable, and to their respective counsel; make such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the SG Holders or to the underwriter or the underwriters may request; and make such of the representatives of the Company as shall be reasonably requested by the selling SG Holders or any underwriter available for discussion of such documents;

(iii)        within a reasonable time prior to the filing of any document which is to be incorporated by reference into a registration statement or a prospectus, provide copies of such document to counsel for the SG Holders and counsel for the underwriters; make such reasonable changes in such documents prior to or after the filing thereof as counsel for such SG Holders or counsel for such underwriters shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such documents;

(iv)        cause each registration statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement and during the distribution of the applicable Registrable Securities and Company Common Stock (x) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(v)         notify each Holder participating in the relevant offering and its respective counsel promptly, and, if requested by such Holder, confirm such advice in writing, (A) when any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any free writing prospectus has been filed, (B) when a registration statement has become effective and when any post-effective amendments and supplements thereto become effective if such registration statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462 of the Securities Act, (C) of any comment letter or request by the SEC or any other federal or state governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information, (D) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (E) if, between the effective date of a registration

Annex F-7

statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the applicable Registrable Securities and Company Common Stock for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (F) of the happening of any event during the period a registration statement is effective as a result of which such registration statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(vi)        promptly notify the Holders participating in the relevant offering and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable registration statement or the prospectus included in such registration statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such prospectus and any preliminary prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the registration statement, or, if for any reason it shall be necessary during such time period to amend or supplement such registration statement or prospectus in order to comply with the Securities Act and, in each case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the Holders participating in the relevant offering and the managing underwriter or underwriters, if any, an amendment or supplement to such registration statement or prospectus which shall correct such misstatement or omission or effect such compliance;

(vii)       to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any shelf registration statement, the Company shall include in such shelf registration statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such shelf registration statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment;

(viii)      promptly incorporate in a prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the participating SG Holders agree should be included therein relating to the plan of distribution with respect to the applicable Registrable Securities and Company Common Stock; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

(ix)        to use reasonable best efforts to ensure that any Issuer Free Writing Prospectus utilized in connection with any registration of the applicable Registrable Securities and Company Common Stock complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading

(x)         furnish counsel for each underwriter, if any, and for the SG Holders copies of any correspondence with the SEC or any state securities authority relating to the registration statement or prospectus;

(xi)        otherwise use all reasonable best efforts to comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force);

(xii)       use all reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible time;

(xiii)      not later than the effective date of the applicable registration statement, provide a CUSIP number for all applicable Registrable Securities and Company Common Stock and if applicable, provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

Annex F-8

(xiv)      take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(xv)       provide and cause to be maintained a transfer agent and registrar for all applicable Registrable Securities and Company Common Stock covered by a registration statement from and after a date not later than the effective date of such registration statement;

(xvi)      take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of the applicable Registrable Securities and Company Common Stock in accordance with the terms of this Agreement; and

(xvii)     otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by one or more Holders to facilitate a registration of the relevant Registrable Securities.

(c)               In connection with any non-shelf registered offering or shelf takedown that is demanded by a SG Holder pursuant to Article II of the Agreement or as to which piggyback rights otherwise apply, the Company will:

(i)          cooperate with the selling Holders and the managing underwriter or underwriters of an underwritten offering, if any, to facilitate the timely preparation and delivery of certificates representing the applicable Registrable Securities and Company Common Stock to be sold; and enable the applicable Registrable Securities and Company Common Stock to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Holders or managing underwriter or underwriters, if any, may reasonably request at least two Business Days prior to any sale;

(ii)         furnish to each Holder and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the applicable Registrable Securities and Company Common Stock; the Company hereby consents to the use of the prospectus, including each preliminary prospectus, by each such Holder and underwriter in connection with the offering and sale of the applicable Registrable Securities and Company Common Stock covered by the prospectus or the preliminary prospectus;

(iii)        use all reasonable best efforts to register or qualify the applicable Registrable Securities and Company Common Stock being offered and sold, no later than the time the applicable registration statement becomes effective, under all applicable state securities or ”blue sky” laws of such jurisdictions as each underwriter, if any, or any Holder holding Registrable Securities covered by a registration statement, shall reasonably request; use all reasonable best efforts to keep each such registration or qualification effective during the period such registration statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and each such Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale in connection therewith) in any such jurisdiction;

(iv)        use all reasonable best efforts to cause the applicable Registrable Securities and Company Common Stock being offered and sold, no later than the date on which the pricing of the relevant offering is expected to occur, to be registered with or approved by such other governmental agencies or authorities within the United States, except as may be required solely as a consequence of the nature of the business of any Holder, in which case the Company will cooperate in all reasonable respects with the filing of the applicable registration statement and the granting of such approvals, as may be necessary to enable any Holder or the underwriter, if any, to consummate the disposition thereof;

(v)         cause all applicable Registrable Securities and Company Common Stock being sold to be qualified for inclusion in or listed on the New York Stock Exchange, the Nasdaq Stock Market or any other securities exchange on which the Company’s securities are then so qualified or listed and on each inter-dealer quotation system on which any of the Company’s securities are then quoted;

Annex F-9

(vi)        cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter in an underwritten offering;

(vii)       use all reasonable best efforts to facilitate the distribution and sale of any applicable Registrable Securities and Company Common Stock to be offered pursuant to this Agreement, including without limitation by making road show presentations, holding meetings with and making calls to potential investors and taking such other actions as shall be requested by the relevant SG Holders or the lead managing underwriter of an underwritten offering; and

(viii)      enter into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of the applicable Registrable Securities and Company Common Stock and in connection therewith:

(A)        make such representations and warranties to the selling Holders and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

(B)         obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing underwriter, if any) addressed to each selling Holder and the underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such Holders and underwriters;

(C)         obtain (a) “comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the selling Holders, if permissible, and the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “comfort” letters to underwriters in connection with primary underwritten offerings and (b) the required consents from the Company’s independent certified public accountants, and if applicable, independent auditors to include the accountant’s or auditors’ report, as applicable, relating to the specified financial statements in the registration statement and to be named as an expert in the registration statement;

(D)        to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the Holders providing for, among other things, the appointment of such representative as agent for the selling Holders for the purpose of soliciting purchases of the applicable Registrable Securities and Company Common Stock , which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants; and

(ix)        otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by one or more Holders to facilitate the non-shelf registered offering or shelf takedown of the relevant Registrable Securities.

(d)               In connection with each registration and offering of Registrable Securities by or on behalf of the SG Holders, the Company will, in accordance with customary practice, make available for inspection by representatives of the SG Holders and underwriters and any counsel or accountant retained by such SG Holders or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers, employees, outside counsel and accountants of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise and to otherwise facilitate and cooperate with the preparation of registration statement and prospectuses and any amendments or supplements thereto (including participating in meetings, drafting sessions, due diligence sessions and rating agency presentations).

(e)               Each Holder (including, for the avoidance of doubt, each Rolling Holder) that holds Registrable Securities covered by any registration statement will furnish to the Company such information regarding itself as is required to be included in the registration statement or prospectus by the requirements of the Securities Act, the ownership of Registrable Securities by such Holder and, in the case of the SG Holders only, the proposed distribution by such SG Holders of such Registrable Securities as, in each case, the Company may from time to time reasonably request in writing.

Annex F-10

Article III
INDEMNIFICATION

Section 3.1               Indemnification by the Company. In the event of any registration of any Registrable Securities under the Securities Act pursuant to Article II, the Company hereby indemnifies and agrees to hold harmless, to the fullest extent permitted by Law, each Holder who sells Registrable Securities covered by such registration statement, each Affiliate of such Holder and their respective members, directors, officers, shareholders, employees, advisors, agents and general and limited partners (and the directors, officers, employees, Affiliates and controlling Persons of any of the foregoing), each other Person who participates as an underwriter in the offering or sale of such Registrable Securities and each other Person, if any, who controls such Holder or any such underwriter within the meaning of the Securities Act (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), against any and all losses, penalties, judgments, suits, costs, claims, damages or liabilities, joint or several, and reasonable and documented expenses to which such Indemnified Party may become subject under the Securities Act, Exchange Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon: (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or related document or report; (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of a prospectus, in the light of the circumstances when they were made; or (c) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or related document or report, and the Company will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, penalties, judgments, suits, costs, claim, liability, action or proceeding; provided that the Company will not be liable to any Indemnified Party in any such case to the extent that any such loss, penalties, judgments, suits, costs, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto in reliance upon and in conformity with written information with respect to such Indemnified Party furnished to the Company by such Indemnified Party expressly for use in the preparation thereof. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any Indemnified Party and will survive the transfer of such Registrable Securities by such Holder or any termination of this Agreement. The Company also hereby indemnifies and agrees to hold harmless, to the fullest extent permitted by Law, each Holder, each Affiliate of such Holder and their respective members, directors, officers, shareholders, employees, advisors, agents and general and limited partners (and the directors, officers, employees, Affiliates and controlling Persons of any of the foregoing), against any and all losses, penalties, judgments, suits, costs, claims, damages or liabilities, joint or several, and reasonable and documented expenses suffered or incurred by any such Person in connection with any such Person’s direct or indirect ownership of equity of the Company, its subsidiaries or any of its or their respective successors or the transactions contemplated by the Merger Agreement (provided, that no such Person shall be entitled to any indemnification pursuant to this sentence with respect to any investment losses that may be incurred by any such Person solely in its capacity as an investor (directly or indirectly) in the Company or any of its subsidiaries).

Section 3.2               Indemnification by the Holders. The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Article II, that the Company shall have received an undertaking reasonably satisfactory to it from the Holder of such Registrable Securities to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 3.1) the Company, all other Holders or any prospective underwriter, as the case may be, and any of their respective Affiliates, directors, officers and controlling Persons, with respect to any untrue statement in or omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, solely to the extent that such untrue statement or omission was made in reliance upon and in conformity with written information with respect to such Holder furnished to the Company by such Holder expressly for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity will remain in full force and effect regardless of any investigation

Annex F-11

made by or on behalf of the Company or any of the Holders, or any of their respective Affiliates, directors, officers or controlling Persons and will survive the transfer of such Registrable Securities by such Holder. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds actually received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

Section 3.3               Notices of Claims, Etc.Promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Article III, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of the Indemnified Party to give notice as provided herein will not relieve the indemnifying party of its obligations under Section 3.1 or Section 3.2, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, unless in such Indemnified Party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel selected by the Holders of at least a majority of the Registrable Securities included in the relevant registration or offering, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable out-of-pocket costs of investigation. If, in such Indemnified Party’s reasonable judgment, having common counsel would result in a conflict of interest between the interests of such indemnified and indemnifying parties, then such Indemnified Party may employ separate counsel reasonably acceptable to the indemnifying party to represent or defend such Indemnified Party in such action, it being understood, however, that the indemnifying party will not be liable for the reasonable out-of-pocket fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties (and not more than one separate firm of local counsel at any time for all such Indemnified Parties) in such action. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

Section 3.4               Contribution. If the indemnification provided for hereunder from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any losses, penalties, judgments, suits, costs, claims, damages, liabilities or expenses referred to herein for reasons other than those described in the proviso in the first sentence of Section 3.1, then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 3.4 as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds actually received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 3.5               Non-Exclusivity. The obligations of the parties under this Article III will be in addition to any liability which any party may otherwise have to any other party.

Annex F-12

Article IV
OTHER

Section 4.1               Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing and shall be deemed given (a) when delivered personally, (b) five (5) Business Days after being sent by certified or registered mail, postage prepaid, return receipt requested, (c) one (1) Business Day after being sent by Federal Express or other nationally recognized overnight courier, or (d) if transmitted by email, in each case, to parties at the following addresses (or at such other address for a party as shall be specified by prior written notice from such party):

if to the Company:

Bally’s Corporation
[address]
Attention: [•]
Email: [•]

if to the SG Holders:

[•]

[address]

Attention: [•]

Email: [•]

if to any Rolling Holder, to the notice details separately notified by each of them to the Company and the SG Holders concurrently with such Rolling Holder becoming a party to this Agreement.

Section 4.2               Transfer Rights. No Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the Company; provided that, without such express prior written consent, any SG Holder or Rolling Holder may assign its rights and obligations hereunder in relation to all or part of its Registrable Securities to any transferee who receives Registrable Securities and that becomes a party to this Agreement by the execution and delivery by such transferee to the Company of a joinder substantially in the form of Exhibit B hereto.

Section 4.3               Limited Liability. Notwithstanding any other provision of this Agreement, neither the members, stockholders, general partners, limited partners, advisory directors or managing directors, or any directors or officers of any members, stockholders, general or limited partners, advisory directors or managing directors, nor any future members, stockholders, general partners, limited partners, advisory directors, or managing directors, if any, of any Holder shall have any personal liability for performance of any obligation of such Holder under this Agreement in excess of the respective capital contributions of such members, stockholders, general partners, limited partners, advisory directors or managing directors to such Holder.

Section 4.4               Amendments; Waiver. This Agreement may be amended, supplemented or otherwise modified, or any provision waived, only by a written instrument executed by the Company and the SG Holders then holding a majority of the SG Holders’ Registrable Securities; provided that any such amendment, supplement, modification or waiver that would have a material, disproportionate (relative to any SG Holder) and adverse effect on the Rolling Holders as a class will also require the approval of a majority of the Independent Directors. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

Section 4.5               Third Parties. Except for the indemnification rights under this Agreement of any Indemnified Parties in their capacities as such, (a) the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person, except the parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Annex F-13

Section 4.6               Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party hereto to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies. Each party hereto agrees that all actions or proceedings arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, shall be determined exclusively in the state or federal courts in the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereto hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (ii) venue is not proper in any of the aforesaid court, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any of the aforesaid courts.

Section 4.7               Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

Section 4.8               Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

Section 4.9               Severability. If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.

Section 4.10             Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

Section 4.11             Registrant. The Company shall take all actions required to cause the Company and its successors or assigns to (a) become bound by and subject to the terms of this Agreement and (b) comply with all its obligations hereunder.

[Remainder of Page Intentionally Left Blank]

Annex F-14

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Bally’s Corporation
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex F-15

[Sg INVESTORS]
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex F-16

Exhibit A

FORM OF ROLLING HOLDER JOINDER AGREEMENT

[•], 20[•]

Reference is made to the Registration Rights Agreement, to be dated on or around the date of the Closing (the “Registration Rights Agreement”), by and among Bally’s Corporation, the SG Investors and the Rolling Holders as of the Closing as defined therein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.

The undersigned (the “Joining Holder”) hereby agrees to and does become party to the Registration Rights Agreement as a Rolling Holder. This joinder shall serve as a counterpart signature page to the Registration Rights Agreement and by executing below the undersigned Joining Holder is deemed to have executed the Registration Rights Agreement with the same force and effect as a named party thereto and the Joining Holder’s Company Common Stock shall be included as Registrable Securities under the Registration Rights Agreement.

[•]
By:
Name:
Title:

Annex F-17

Exhibit B

FORM OF TRANSFEREE JOINDER AGREEMENT

[•], 20[•]

Reference is made to the Registration Rights Agreement, dated as of [•], 202[•], and originally entered into by and among Bally’s Corporation, the SG Investors and the Rolling Holders as of the Closing as defined therein (the “Registration Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.

[•] (the “Existing Holder”) in its capacity as a Holder under the Registration Rights Agreement, has transferred [•] shares of Company Common Stock to [•] (the “New Holder”) and has also, pursuant to Section 4.2 of the Registration Rights Agreement, transferred [in part / in full] its rights and obligations under the Registration Rights Agreement. [For the avoidance of doubt, the Transferring Holder will remain a party to the Registration Rights Agreement following the assignment in part of its rights and obligations thereunder to the undersigned Assignees.]1

The undersigned New Holder hereby agrees to and does become party to the Registration Rights Agreement as a [SG Holder] / [Rolling Holder]. This joinder shall serve as a counterpart signature page to the Registration Rights Agreement and by executing below the undersigned New Holder is deemed to have executed the Registration Rights Agreement with the same force and effect as if originally named a party thereto and the New Holder’s Company Common Stock shall be included as Registrable Securities under the Registration Rights Agreement.

NEW HOLDER

[•]
By:
Name:
Title:

Acknowledged by:

EXISTING HOLDER

[•]
By:
Name:
Title:

____________

1        Note: To be included unless the Transferring Holder’s pre-transfer holdings of Registrable Securities are being transferred in full.

Annex F-18

Annex G

AMENDED AND RESTATED BYLAWS

OF

BALLY’S CORPORATION

(a Delaware corporation)

Adopted and in effect [•]

Annex G-i

Annex G-ii

Article I
OFFICES

Section 1.1     Location. The address of the registered office of Bally’s Corporation (the “Corporation”) in the State of Delaware and the name of the registered agent at such address shall be as specified in the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). The Corporation may also have other offices at such places within or without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time designate or the business of the Corporation may require.

Section 1.2     Change of Location. In the manner permitted by law, the Board of Directors or the registered agent may change the address of the Corporation’s registered office in the State of Delaware and the Board of Directors may make, revoke or change the designation of the registered agent.

Section 1.3     Remote Meetings. Notwithstanding the foregoing or Section 2.9 of these By-laws, the Board of Directors may, in its sole discretion, determine that an annual or special meeting of stockholders shall not be held at any place, but may instead be held by conference telephone, on-line or other means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt from time to time.

Section 1.4     Cancellation; Rescheduling. The Board of Directors may reschedule to an earlier or later date or, subject to Section 2.2, cancel any previously scheduled annual or special meeting of stockholders.

Article II
MEETINGS OF STOCKHOLDERS

Section 2.1     Annual Meeting. The annual meeting of the stockholders of the Corporation for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held at the registered office of the Corporation, or at such other place within or without the State of Delaware as the Board of Directors may fix by resolution or as set forth in the notice of the meeting.

Section 2.2     Special Meetings. Special meetings of stockholders, unless otherwise prescribed by law, may only be called by the Chairman of the Board of Directors (the “Chairman of the Board”), by order of a majority of the whole Board of Directors or by holders of common stock who hold at least twenty percent (20%) of the outstanding common stock entitled to vote generally in the election of Directors. Stock ownership for these purposes may be evidenced in any manner prescribed by Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Special meetings of stockholders shall be held at such time and any such place, within or without the State of Delaware, as the Board of Directors may fix by resolution or as set forth in the notice of the meeting; provided, however, that any special meeting called by stockholders pursuant to this Section 2.2 shall comply with the notice, administrative and other requirements of Section 2.9 in addition to the other requirements of this Article II.

Section 2.3     List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make, or cause to be prepared and made, at least ten days before every meeting of stockholders, a complete list, based upon the record date for such meeting determined pursuant to Section 5.8, of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the Corporation’s principal place of business. The list also shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to who are the stockholders entitled (A) to examine the stock ledger or the list of stockholders entitled to vote at any meeting, (B) to inspect the books of the Corporation, or (C) to vote in person or by proxy at any meeting of stockholders.

Section 2.4     Notice of Meetings to Stockholders. Written notice of each annual and special meeting of stockholders, other than any meeting the giving of notice of which is otherwise prescribed by law, stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered or mailed, in writing, at least ten but not more than sixty days before the date of such meeting, to each stockholder entitled to vote thereat. If mailed, such notice shall be deposited in the United States mail, postage prepaid, directed to such stockholder at the address as the same appears on the records of the Corporation. Notice

Annex G-1

given by electronic transmission shall be effective (A) if by facsimile, when faxed to a number where the stockholder has consented to receive notice, (B) if by electronic mail, when mailed electronically to an electronic mail address at which the stockholder has consented to receive such notice, (C) if by posting on an electronic network together with a separate notice of such posting, upon the later to occur of the posting or the giving of separate notice of the posting, or (D) if by other form of electronic communication, when directed to the stockholder in the manner consented to by the stockholder. An affidavit of the Secretary, an Assistant Secretary or the transfer agent of the Corporation that notice has been duly given shall be evidence of the facts stated therein.

Section 2.5     Adjourned Meetings and Notice Thereof. Without limiting Section 1.4 of these Bylaws, any meeting of stockholders may be adjourned from time to time to reconvene at the same or some other place, and the Corporation may transact at any adjourned meeting any business which might have been transacted at the original meeting. Notice need not be given of the adjourned meeting if the time and place thereof and the means of remote communications, if any, by which holders of shares having a majority of the voting power of the capital stock of the Corporation may be deemed to be present or represented by proxy and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken, unless (A) any adjournment caused the original meeting to be adjourned for more than thirty days after the date originally fixed therefor or (B) a new record date is fixed for the adjourned meeting. A meeting of the stockholders may be adjourned only by the Chairman of the Board or holders of shares having a majority of the voting power of the capital stock of the Corporation present or represented by proxy at such meeting. If notice of an adjourned meeting is given, such notice shall be given to each stockholder of record entitled to vote at the adjourned meeting in the manner prescribed in Section 2.4 for the giving of notice of meetings.

Section 2.6     Quorum. At any meeting of stockholders, except as otherwise expressly required by law or by the Certificate of Incorporation, the holders of record of at least one-third of the outstanding shares of capital stock entitled to vote or act at such meeting shall be present or represented by proxy in order to constitute a quorum for the transaction of any business, but less than a quorum shall have power to adjourn any meeting until a quorum shall be present. When a quorum is once present to organize a meeting, the quorum cannot be destroyed by the subsequent withdrawal or revocation of the proxy of any stockholder. Shares of capital stock owned by the Corporation or by another corporation, if a majority of the shares of such other corporation entitled to vote in the election of Directors is held by the Corporation, shall not be counted for quorum purposes or entitled to vote. Notwithstanding the foregoing, when specified business is to be voted on by a class or series voting separately as a class or series, the holders of a majority of the voting power of the shares of such class or series shall constitute a quorum for the transaction of such business for the purposes of taking action on such business.

Section 2.7     Voting. At each meeting of stockholders, all matters shall be decided by a majority of the votes cast at such meeting by the holders of shares of capital stock present or represented by proxy and entitled to vote thereon with a quorum being present (except in cases where a greater number of votes is required by law, the Certificate of Incorporation or these Bylaws). At any meeting of stockholders, each stockholder holding, as of the record date, shares of stock entitled to be voted on any matter at such meeting shall have one vote on each such matter submitted to vote at such meeting for each such share of stock held by such stockholder, as of the record date, as shown by the list of stockholders entitled to vote at the meeting, unless the Certificate of Incorporation provides for more or less than one vote for any share, on any matter, in which case every reference in these Bylaws to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, provided that no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest, whether in the stock itself or in the Corporation generally, sufficient in law to support an irrevocable power. Such proxy must be filed with the Secretary of the Corporation or the Secretary’s representative, or a copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 2.7 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the person presiding at a meeting of stockholders may appoint one or more persons to act as inspectors of voting at any meeting with respect to any matter to be submitted to a vote of stockholders at such meeting, with such powers and duties, not inconsistent with applicable law, as may be appropriate.

Annex G-2

Section 2.8     Action by Consent of Stockholders. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if, prior to such action, a written consent or consents thereto, setting forth such action, is signed by the holders of record of shares of the stock of the Company, issued and outstanding and entitled to vote thereon, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Section 2.9     Nature of Business at Meetings of Stockholders; Notice Procedures. No business may be transacted at any meeting of stockholders, other than business that is either (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (B) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (C) otherwise properly brought before the meeting by any stockholder of the Corporation (1) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.9 and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and (2) who complies with the notice procedures set forth in this Section 2.9.

In addition to any other applicable requirements, for business to be properly brought before any meeting of stockholders by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than ninety days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Subject to the information requirements of this Section 2.9, any special meetings called by stockholders pursuant to Section 2.2 shall be preceded by a notice of such stockholders to the Secretary, to be delivered to or mailed and received at the principal executive offices of the Corporation, not less than ninety days nor more than one hundred twenty days prior to the date specified in such notice for such special meeting. The location of such meeting shall be at the discretion of the Board of Directors.

To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the meeting (A) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (B) the name and record address of such stockholder, (C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (D) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and (E) a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting.

No business shall be conducted at any meeting of stockholders except business brought before the meeting in accordance with the procedures set forth in this Section 2.9; provided, however, that, once business has been properly brought before the meeting in accordance with such procedures, nothing in this Section 2.9 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of a meeting determines that business was not properly brought before the meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.9, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.9, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

Annex G-3

The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. The Chairman of the Board shall preside at all meetings of the stockholders. If the Chairman of the Board is not present, the Chief Executive Officer or the President shall preside over such meeting, and, if the Chief Executive Officer or the President is not present at the meeting, a majority of the Board of Directors present at such meeting shall elect one of their members to so preside.

Notwithstanding anything in this Section 2.9 to the contrary, only persons nominated for election as a Director at an annual or special meeting pursuant to Section 3.4 will be considered for election at such meeting.

Article III
BOARD OF DIRECTORS

Section 3.1     General Powers. The property, business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The Board of Directors may exercise all such powers of the Corporation and have such authority and do all such lawful acts and things as are permitted by law, the Certificate of Incorporation or these Bylaws.

Section 3.2      Number of Directors. The Board of Directors shall consist of no fewer than three members and no more than nine members. Except as provided in the Amended and Restated Shareholders Agreement, dated June 10, 2016 (as it may be amended, the “Shareholders Agreement”), to which the Corporation is a party, the exact number of Directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the majority of the whole Board of Directors. The Directors shall be divided into three classes as provided in the Amended and Restated Certificate of Incorporation.

Section 3.3     Qualification. Directors must be natural persons but need not be stockholders of the Corporation. No person may serve as a member of the Board of Directors of the Corporation or any of its subsidiaries, or be elected or nominated for election to the Board of Directors of the Corporation or any of its subsidiaries, unless at the time of such service, election or nomination such person has been licensed to serve as a member of the Board of Directors of the Corporation or such subsidiaries, as applicable, by the regulatory authorities the approval of which is required for such service by applicable law (collectively, the “Regulatory Authorities”), and any person elected to serve as a member of the Board of Directors of the Corporation or any of its subsidiaries shall be deemed without further action to have submitted his or her resignation from the Board of Directors and any such subsidiary effective at such as time as he or she is no longer licensed to so serve by the Regulatory Authorities.

Section 3.4     Election.

(A)      Except as provided in the Amended and Restated Certificate of Incorporation, one class of Directors shall be elected at each annual meeting of the stockholders, or at a special meeting in lieu of the annual meeting called for such purpose by the vote of the plurality of the votes cast at any meeting for the election of directors at which a quorum is present, and each Director elected shall hold office for a three-year term until the next applicable election or until his successor is duly elected and qualified.

(B)      Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing Directors, (1) by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (2) by any stockholder of the Corporation (a) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.4(B) and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and (b) who complies with the notice procedures set forth in this Section 3.4(B).

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (1) in the case of an annual meeting, not less than ninety days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting

Annex G-4

was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (2) in the case of a special meeting of stockholders called for the purpose of electing Directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary must set forth (A) as to each person whom the stockholder proposes to nominate for election as a Director (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person, and (4) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (B) as to the stockholder giving the notice (1) the name and record address of such stockholder, (2) the class or series and number of shares of capital stock of the Corporation, which are owned beneficially or of record by such stockholder, (3) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (4) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and (5) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.

No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.4(B). If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

Section 3.5     Term. Each Director shall hold office until such Director’s successor is duly elected and qualified, except in the event of the earlier termination of such Director’s term of office by reason of death, resignation, removal or other reason.

Section 3.6     Resignation and Removal. Any Director may resign at any time upon written notice to the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the Secretary. The resignation of any Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any Director or the entire Board of Directors may be removed for cause by the holders of a majority of the shares then entitled to vote at an election of Directors or as provided in Section 3.03 of the Shareholders Agreement.

Section 3.7     Vacancies. Vacancies in the Board of Directors resulting from any increase in the authorized number of Directors shall be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director.

Subject to Section 3.03 of the Shareholders Agreement, if one or more Directors shall resign (or are removed) from the Board of Directors effective at a future date, a majority of the Directors then in office, but not including those who have so resigned (or are removed) at a future date, shall designate another individual to fill such vacancy. Each Director chosen to fill a vacancy on the Board of Directors (including resulting from any increase in the authorized number of Directors) shall hold office until the next election of the class to which the Director has been assigned. All Directors shall continue in office until the election and qualification of their respective successors in office. When the number of Directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes of Directors by a majority of the directors then in office, though less than a quorum, as to make all such classes as nearly equal in number as possible. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

Section 3.8     Quorum and Voting. Unless the Certificate of Incorporation provides otherwise, at all meetings of the Board of Directors a majority of the total number of Directors shall be present to constitute a quorum for the transaction of business. A Director interested in a contract or transaction may be counted in determining the presence of a quorum at a meeting of the Board of Directors which authorizes the contract or transaction. In the absence of a quorum, a majority of the Directors present may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present.

Annex G-5

Unless the Certificate of Incorporation provides otherwise, members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment such that all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

The vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation, these Bylaws or applicable law shall require a vote of a greater number.

Section 3.9     Regulations. The Board of Directors may adopt such rules and regulations for the conduct of the business and management of the Corporation, not inconsistent with law or the Certificate of Incorporation or these Bylaws, as the Board of Directors may deem proper. The Board of Directors may hold its meetings and cause the books and records of the Corporation to be kept at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board of Directors or any committee of the Board of Directors or in relying in good faith upon other records of the Corporation.

Section 3.10   Annual Meeting. An annual meeting of the Board of Directors shall be called and held for the purpose of organization, election of officers and transaction of any other business. If such meeting is held promptly after and at the place specified for the annual meeting of stockholders, no notice of the annual meeting of the Board of Directors need be given. Otherwise, such annual meeting shall be held at such time (not more than thirty days after the annual meeting of stockholders) and place as may be specified in a notice of the meeting.

Section 3.11   Regular Meetings. Regular meetings of the Board of Directors shall be held at the time and place, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors. After there has been such determination and notice thereof has been given to each member of the Board of Directors, no further notice shall be required for any such regular meeting. Except as otherwise provided by law, any business may be transacted at any regular meeting.

Section 3.12   Special Meetings. Special meetings of the Board of Directors may, unless otherwise prescribed by law, be called from time to time by the Chairman of the Board, and shall be called by the Chairman of the Board, the Chief Executive Officer or the Secretary upon the written request of a majority of the whole Board of Directors then in office directed to the Chairman of the Board, the Chief Executive Officer or the Secretary. Except as provided below, notice of any special meeting of the Board of Directors, stating the time, place and purpose of such special meeting, shall be given to each Director.

Section 3.13   Notice of Meetings; Waiver of Notice. Notice of any meeting of the Board of Directors shall be deemed to be duly given to a Director (A) if mailed and addressed to such Director at the address as it appears upon the books of the Corporation, or at the address last made known in writing to the Corporation by such Director as the address to which such notices are to be sent, at least five days before the day on which such meeting is to be held if sent by U.S. mail or at least two days before the day on which the meeting is to be held if sent by overnight courier or (B) if sent to such Director at such address by e-mail or facsimile not later than 24 hours before the time when such meeting is to be held, or (C) if delivered to such Director personally or orally, by telephone or otherwise, not later than 24 hours before the time when such meeting is to be held. Each such notice shall state the time and place of the meeting and the purposes thereof.

Notice of any meeting of the Board of Directors need not be given to any Director if waived by such Director in writing whether before or after the holding of such meeting, or if such Director is present at such meeting. Any meeting of the Board of Directors shall be a duly constituted meeting without any notice thereof having been given if all Directors then in office shall be present thereat.

Section 3.14   Committees of Directors. The Board of Directors may, by resolution or resolutions passed by a majority of the Board of Directors, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation.

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Except as hereinafter provided, vacancies in membership of any committee shall be filled by the vote of a majority of the Board of Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee (and the alternate appointed pursuant to the immediately preceding sentence, if any), the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Members of a committee shall hold office for such period as may be fixed by a resolution adopted by a majority of the Board of Directors, subject, however, to removal at any time by the vote of a majority of the Board of Directors.

Section 3.15   Powers and Duties of Committees. Any committee, to the extent provided in the resolution or resolutions of the Board of Directors creating such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Any such committee, to the extent provided herein or in the resolution of the Board of Directors designating such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to stockholders, any action or matter expressly required by law or the Certificate of Incorporation to be submitted to stockholders for approval or (ii) adopting, amending or repealing any Bylaws of the Corporation.

Each committee may adopt its own rules of procedure and may meet at stated times or on such notice as such committee may determine. Except as otherwise permitted by these Bylaws, each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

Section 3.16   Compensation of Directors. Each Director shall be entitled to receive for compensation in such amounts and form, including equity-linked compensation, as shall be fixed from time to time by the Board of Directors and in connection therewith shall be reimbursed by the Corporation for all reasonable third-party costs and expenses related to service as a director. The compensation to Directors may be fixed in unequal amounts among them, taking into account their respective relationships to the Corporation in other capacities. These provisions shall not be construed to preclude any Director from receiving compensation in serving the Corporation in any other capacity.

Section 3.17   Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all of the members of the Board of Directors or of such committee consent thereto in writing or by electronic transmission, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

Article IV
OFFICERS

Section 4.1     Principal Officers. The Corporation shall have such officers as may be necessary or desirable for the business of the Corporation. The principal officers of the Corporation shall be elected by the Board of Directors and shall include a Chairman of the Board, a Chief Executive Officer (who may also be the President), a Chief Financial Officer and a Secretary and may, at the discretion of the Board of Directors, also include a Vice Chairman of the Board, a President, one or more Vice Presidents, a Treasurer and a Controller. The Corporation shall have such other officers as may from time to time be appointed by the Board of Directors or the Chief Executive Officer. All officers chosen by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof. Except as otherwise provided in the Certificate of Incorporation or these Bylaws, one person may hold the offices and perform the duties of any two or more of said principal offices. None of the principal officers need be Directors of the Corporation.

Section 4.2     Election of Principal Officers; Term of Office. The principal officers of the Corporation shall be elected annually by the Directors at such annual meeting of the Board of Directors. Failure to elect any principal officer annually shall not dissolve the Corporation.

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If the Board of Directors shall fail to fill any principal office at an annual meeting, or if any vacancy in any principal office shall occur, or if any principal office shall be newly created, such principal office may be filled at any regular or special meeting of the Board of Directors.

Each principal officer shall hold office until such officer’s successor is duly elected and qualified, or until such officer’s earlier death, resignation or removal.

Section 4.3     Subordinate Officers; Agents and Employees. In addition to the principal officers, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries, and such other subordinate officers, agents and employees as the Board of Directors may deem advisable, each of whom shall hold office for such period and have such authority and perform such duties as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or any officer designated by the Board of Directors, may from time to time determine. The Board of Directors at any time may appoint and remove, or may delegate to any principal officer the power to appoint and to remove, any subordinate officer, agent or employee of the Corporation.

Section 4.4     Delegation of Duties of Officers. The Board of Directors may delegate the duties and powers of any officer of the Corporation to any other officer, agent or Director for a specified period of time for any reason that the Board of Directors may deem sufficient.

Section 4.5     Removal of Officers. Any officer of the Corporation may be removed, with or without cause, by resolution adopted by a majority of the Directors then in office at any regular or special meeting of the Board of Directors or by a written consent signed by all of the Directors then in office. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of such officer’s successor, death, resignation or removal, whichever event shall first occur, except as otherwise provided in an employment contract or an employee plan.

Section 4.6     Resignations. Any officer may resign at any time by giving written notice of resignation to the Board of Directors, to the Chairman of the Board, to the Chief Executive Officer or to the Secretary. Any such resignation shall take effect upon receipt of such notice or at any later time specified therein. Unless otherwise specified in the notice, the acceptance of a resignation shall not be necessary to make the resignation effective.

Section 4.7     Vacancies. Any vacancy among the officers, whether caused by death, resignation, removal or any other cause, shall be filled in the manner prescribed for election or appointment to such office.

Section 4.8     Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or any other officer of the Corporation authorized by the Chairman of the Board or the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

Section 4.9     Compensation. The salaries and other compensation of the officers shall be fixed from time to time by the Board of Directors or a committee thereof; provided, however, that the Board of Directors shall fix the compensation of the Chief Executive Officer.

Section 4.10   Officers of Operating Companies, Regions or Divisions. The Chief Executive Officer shall have the power to appoint, remove and prescribe the terms of office, responsibilities and duties of the officers of the operating companies, regions or divisions, other than those who are officers of the Corporation appointed by the Board of Directors.

Section 4.11   Chairman of the Board. The Chairman of the Board shall be elected from among the directors, and the Chairman of the Board, or at the election of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of stockholders and of the Board of Directors at which the Chairman of the Board is present. The Chairman of the Board shall have such other powers and perform such other duties as may be assigned from time to time by the Board of Directors or provided in these Bylaws. The Chief Executive Officer shall report to the Chairman of the Board.

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Section 4.12   Chief Executive Officer. The Chief Executive Officer shall, in the absence of the Chairman of the Board, preside at all meetings of the stockholders and of the Board of Directors at which the Chief Executive Officer is present. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have general supervision over the business and affairs of the Corporation and shall be responsible for carrying out the policies and objectives established by the Board of Directors. The Chief Executive Officer shall have all powers and duties usually incident to the office of the Chief Executive Officer, except as specifically limited by a resolution of the Board of Directors. The Chief Executive Officer shall have such other powers and perform such other duties as may be assigned from time to time by the Board of Directors.

Section 4.13   President. The President shall, in the absence of the Chairman of the Board or the Chief Executive Officer, preside at all meetings of the stockholders and of the Board of Directors at which the President is present. In the absence of a Chief Executive Officer, the President shall be the chief executive officer of the Corporation and shall have general supervision over the business and affairs of the Corporation and shall be responsible for carrying out the policies and objectives established by the Board of Directors. The President shall have all powers and duties usually incident to the office of the President, except as specifically limited by a resolution of the Board of Directors. The President shall have such other powers and perform such other duties as may be assigned from time to time by the Board of Directors.

Section 4.14   Chief Financial Officer. The Chief Financial Officer shall be responsible for all functions and duties related to the financial affairs of the Corporation, and may also serve as the Treasurer of the Corporation. The Chief Financial Officer may, in the discretion of the Board of Directors, be the chief accounting officer of the Corporation and shall have supervision over the maintenance and custody of the accounting operations of the Corporation.

If any assistant financial officer is appointed, the assistant financial officer, or one of the assistant financial officers, if there are more than one, in the order of their rank as fixed by the Board of Directors or, if they are not so ranked, the assistant financial officer designated by the Board of Directors, shall, in the absence or disability of the Chief Financial Officer or in the event of such officer’s refusal to act, perform the duties and exercise the powers of the Chief Financial Officer, and shall have such powers and discharge such duties as may be assigned from time to time pursuant to these Bylaws or by the Board of Directors.

Section 4.15   Vice President. In the absence or disability of the Chief Executive Officer or if the office of Chief Executive Officer be vacant, the Vice Presidents in the order determined by the Board of Directors, or if no such determination has been made, in the order of their seniority, shall perform the duties and exercise the powers of the Chief Executive Officer, subject to the right of the Board of Directors at any time to extend or confine such powers and duties or to assign them to others. Any Vice President may have such additional designation in such Vice President’s title as the Board of Directors may determine. The Vice Presidents shall generally assist the Chief Executive Officer in such manner as the Chief Executive Officer shall direct. Each Vice President shall have such other powers and perform such other duties as may be assigned from time to time by the Board of Directors or the Chief Executive Officer.

Section 4.16   Secretary. The Secretary shall act as Secretary of all meetings of stockholders and of the Board of Directors at which the Secretary is present, shall record all the proceedings of all such meetings in a book to be kept for that purpose, shall have supervision over the giving and service of notices of the Corporation, and shall have supervision over the care and custody of the records and, if one is adopted by the Corporation, the seal of the Corporation. The Secretary shall have all powers and duties usually incident to the office of Secretary, except as specifically limited by a resolution of the Board of Directors. The Secretary shall have such other powers and perform such other duties as may be assigned from time to time by the Board of Directors or the Chief Executive Officer.

Section 4.17   Treasurer. The Treasurer shall have general supervision over the care and custody of the funds and over the receipts and disbursements of the Corporation and shall cause the funds of the Corporation to be deposited in the name of the Corporation in such banks or other depositaries as the Board of Directors may designate. The Treasurer shall have supervision over the care and safekeeping of the securities of the Corporation. The Treasurer shall have all powers and duties usually incident to the office of Treasurer, except as specifically limited by a resolution of the Board of Directors. The Treasurer shall have such other powers and perform such other duties as may be assigned from time to time by the Board of Directors or the Chief Executive Officer.

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Section 4.18   Controller. The Controller shall have supervision over the maintenance and custody of the accounting operations of the Corporation, including the keeping of accurate accounts of all receipts and disbursements and all other financial transactions and may, in the discretion of the Board of Directors, be the chief accounting officer of the Corporation. The Controller shall have all powers and duties usually incident to the office of Controller, except as specifically limited by a resolution of the Board of Directors. The Controller shall have such other powers and perform such other duties as may be assigned from time to time by the Board of Directors or the Chief Financial Officer.

Article V
CAPITAL STOCK

Section 5.1     Issuance of Certificates of Stock. The shares of capital stock of the Corporation shall be represented by certificates unless the Board of Directors shall by resolution or resolutions provide that some or all of any or all classes or series of stock of the Corporation shall be uncertificated shares of stock. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by a certificate shall be entitled to a certificate or certificates in such form as shall be approved by the Board of Directors, certifying the number of shares of capital stock of the Corporation owned by such stockholder. The Board of Directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the Corporation.

Section 5.2     Signatures on Stock Certificates. Certificates for shares of capital stock of the Corporation shall be signed and countersigned by, or in the name of the Corporation by, the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and by, or in the name of the Corporation by, the Secretary, the Treasurer, an Assistant Secretary or an Assistant Treasurer. Any of or all the signatures on the certificates may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such signer were such officer at the date of issue.

Section 5.3     Stock Ledger. A record of all certificates for capital stock issued by the Corporation shall be kept by the Secretary or any other officer or employee of the Corporation designated by the Secretary or by any transfer clerk or transfer agent appointed pursuant to Section 5.4 hereof. Such record shall show the name and address of the person, firm or corporation in which certificates for capital stock are registered, the number of shares represented by each such certificate, the date of each such certificate, and in case of certificates which have been canceled, the dates of cancellation thereof.

The Corporation shall be entitled to treat the holder of record of shares of capital stock as shown on the stock ledger as the owner thereof and as the person entitled to receive dividends thereon, to vote such shares and to receive notice of meetings, and for all other purposes. The Corporation shall not be bound to recognize any equitable or other claim to or interest in any share of capital stock on the part of any other person whether or not the Corporation shall have express or other notice thereof, except that a person who is the beneficial owner of shares (if held in a voting trust or by a nominee on behalf of such person), upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may inspect the books and records of the Corporation.

Section 5.4     Regulations Relating to Transfer. The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with law, the Certificate of Incorporation or these Bylaws, concerning issuance, transfer and registration of certificates for shares of capital stock of the Corporation. The Board of Directors may appoint, or authorize any principal officer to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars and may require all certificates for capital stock to bear the signature or signatures of any of them.

Section 5.5     Transfers. Transfers of capital stock shall be made on the books of the Corporation only upon delivery to the Corporation or its transfer agent of (A) a written direction of the registered holder named in the certificate or such holder’s attorney lawfully constituted in writing, (B) the certificate for the shares of capital stock being transferred, and (C) a written assignment of the shares of capital stock evidenced thereby.

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Section 5.6     Cancellation. Each certificate for capital stock surrendered to the Corporation for exchange or transfer shall be canceled and no new certificate or certificates shall be issued in exchange for any existing certificate (other than pursuant to Section 5.7) until such existing certificate shall have been canceled.

Section 5.7     Lost, Destroyed, Stolen and Mutilated Certificates. In the event that any certificate for shares of capital stock of the Corporation shall be mutilated, the Corporation shall issue a new certificate in place of such mutilated certificate. In case any such certificate shall be lost, stolen or destroyed, the Corporation may, in the discretion of the Board of Directors or a committee designated thereby with power so to act, issue a new certificate for capital stock in the place of any such lost, stolen or destroyed certificate. The applicant for any substituted certificate or certificates shall surrender any mutilated certificate or, in the case of any lost, stolen or destroyed certificate, furnish satisfactory proof of such loss, theft or destruction of such certificate and of the ownership thereof. The Board of Directors or such committee may, in its discretion, require the owner of a lost or destroyed certificate, or such owner’s representatives, to furnish to the Corporation a bond with an acceptable surety or sureties and in such sum as will be sufficient to indemnify the Corporation against any claim that may be made against it on account of the lost, stolen or destroyed certificate or the issuance of such new certificate. A new certificate may be issued without requiring a bond when, in the judgment of the Board of Directors, it is proper to do so.

Section 5.8     Fixing of Record Dates.

(A)      The Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of any meeting of stockholders, nor more than sixty days prior to any other action, for the purpose of determining stockholders entitled to notice of or to vote at such meeting of stockholders or any adjournment thereof, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action. Except as provided in Section 5.8(B), if no record date is fixed by the Board of Directors, (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(B)      A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the Board of Directors fixes a new record date for the adjourned meeting.

Section 5.9     Transfer Restrictions. Unless the Board of Directors shall determine otherwise, the Corporation shall not permit any person to acquire 5% or greater of the Common Stock if such person or its affiliates is an “HRC Competitor” or a “Gaming Prohibited Person” (as such terms are defined in the License Agreement, dated as of May 16, 2003 (the “Hard Rock License Agreement”), between Hard Rock Hotel Licensing, Inc., a Florida corporation (“Hard Rock”), and Premier Entertainment Biloxi LLC, as amended from time to time). Any transfer of Common Stock that results in a person acquiring 5% or greater of the Common Stock shall be null and void and shall not be recognized by the Corporation if (A) such person shall not have complied with the restrictions set forth in the Amended and Restated Certificate of Incorporation or (B) Hard Rock shall have determined that such person or its affiliates are either an “HRC Competitor” or a “Gaming Prohibited Person” in accordance with the terms of the Hard Rock License Agreement. This Section 5.9 shall terminate and have no further force or effect upon termination of the Hard Rock License Agreement.

Section 5.10   Gaming and Regulatory Matters. (A) Definitions. For purposes of this Section 5.10, the following terms have the meanings specified below:

(1)      “Affiliated Company” means any person directly or indirectly affiliated or under common Ownership or Control with the Corporation, including any subsidiary, holding company or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions) of the Corporation.

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(2)      “Control” (and derivatives of such term) of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise, and, as applicable, the meaning ascribed to the term “control” (and derivatives of such term) under the Gaming Laws of any applicable Gaming Jurisdiction.

(3)      “Current Market Price” means the average of the daily closing prices of such Securities for the 20 consecutive trading days immediately prior to the date of the finding of unsuitability or the closing price on the day immediately preceding such applicable date, whichever is higher. For the purpose of this definition, the closing price for each day shall be (i) the last reported sale price, regular way, or in case no such reported sale takes place on such date, the average of the last reported bid and asked prices, regular way, in either case on the principal national securities exchange registered under the Exchange Act on which such Security is admitted to trading or listed or quoted on NASDAQ, (ii) if not listed or admitted to trading on such any national securities exchange or quoted on NASDAQ, the closing price of such Security, or in case no reported sale takes place, the average of the closing bid and asked prices, on any comparable system, (iii) if such Security is not so listed or quoted, the closing sale price, as furnished by any member of the National Association of Securities Dealers, Inc., selected from time to time by the Corporation for that purpose, or (iv) if such Securities are not quoted by any recognized reporting system, then the value thereof assuming such Securities were sold in a private, non-control transaction, as determined by the Board of Directors.

(4)      “Financial Interests” means any direct or indirect equity or economic interest in a person, including but not limited to any interest as a shareholder of a corporation, partner (general or limited) of a partnership or member of a limited liability company or through the ownership of any derivative interest in a person. Notwithstanding the foregoing, “Financial Interests” shall not include (i) any unsecured indebtedness of the Corporation or the Affiliated Companies of any kind that is not convertible into a Financial Interest in such person (including but not limited to indebtedness of the Corporation or the Affiliated Companies for borrowed money, unpaid interest or fees or any guarantee by the Corporation or the Affiliated Companies of any such unsecured non-convertible indebtedness of any other person), (ii) any interest in such unsecured non-convertible indebtedness, or (iii) any derivative instrument related solely to any such unsecured non-convertible indebtedness. With respect to the Corporation, for the avoidance of doubt, Securities constitute Financial Interests.

(5)      “Gaming Activities” means the conduct or hosting of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems, sports betting, dog racing, horse racing, video lottery terminal and related and associated equipment, supplies and systems.

(6)      “Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for interpreting, administering and enforcing Gaming Laws applicable to the Corporation and its Affiliated Companies.

(7)      “Gaming Jurisdictions” means all jurisdictions, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted or hosted, including all Gaming Jurisdictions in which the Corporation or any Affiliated Company, directly or indirectly through a third person, currently conducts or hosts or proposes in the future to conduct or host, or seek to conduct or host, Gaming Activities.

(8)      “Gaming Laws” means all (i) laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the Ownership of an interest in, or Control or influence over, an entity which conducts Gaming Activities in any Gaming Jurisdiction, (ii) orders, decrees, rules and regulations promulgated thereunder, (iii) written and unwritten policies of the Gaming Authorities, and (iv) written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies, including comfort letters.

(9)      “Gaming Licenses” means all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority or any other federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body required by any person in order for the Corporation and/or any of its Affiliated Companies to conduct or host, or seek to conduct or host, any Gaming Activities.

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(10)    “Own” or “Ownership” (and derivatives of such terms) means (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the Securities Exchange Commission under the Exchange Act, or (iii) the meaning given to the terms “own” or “ownership” (and derivatives of such terms) under the Gaming Laws of any applicable Gaming Jurisdictions.

(11)    “Redemption Price” means the price to be paid by the Corporation for the Securities to be redeemed or purchased pursuant to this Section 5.10, which shall be the lesser of (i) the cash equivalent of such person’s investment in the Corporation and (ii) the Current Market Price. The Corporation may pay the Redemption Price in any combination of cash and/or promissory notes, as determined by the Board of Directors; provided, that, in the event the Corporation elects to pay all or any portion of the Redemption Price with a promissory note, such promissory note shall have a term of ten years, bear interest at a rate equal to 3% per annum and amortize in 120 equal monthly installments, and shall contain such other terms and conditions as the Board of Directors determines.

(12)    “Securities” means any voting securities, other voting interests or capital stock of the Corporation, including without limitation common stock of the Corporation.

(13)    “Transfer” means the sale and every other method, direct or indirect, of transferring or otherwise disposing of a Financial Interest, or the Ownership, Control or possession thereof, or fixing a lien thereupon, whether absolutely or conditionally, voluntarily or involuntarily, by or without judicial proceedings, as a conveyance, sale, payment, pledge, mortgage, lien, encumbrance, gift, security or otherwise (including by merger or consolidation).

(14)    “Unsuitable Person” means a person who (i) fails to file or refuses to file an application or notice, or has withdrawn or requested the withdrawal of a pending application or notice (unless such withdrawal is due to a change in circumstances such that there is no longer a requirement that such person be found suitable), to be found suitable by any Gaming Authority or for any Gaming License, (ii) is denied or disqualified from eligibility for any Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority to be unsuitable or disqualified to Own or Control any Financial Interests, (iv) is determined by a Gaming Authority to be unsuitable to be affiliated, associated or involved with a person engaged in or hosting Gaming Activities in any Gaming Jurisdiction, (v) causes any Gaming License of the Corporation or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or causes the Corporation or any Affiliated Company to be threatened by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any Gaming License (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a Gaming Authority is final and/or non-appealable), or (vi) is determined likely by the Board of Directors to (A) preclude or materially delay, impede, impair, threaten or jeopardize any Gaming License held by the Corporation or any Affiliated Company, including the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any Gaming License, (B) cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract to which the Corporation or any Affiliated Company is a party, or (C) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any Gaming License of the Corporation or any Affiliated Company, including the Corporation’s or any Affiliated Company’s application for any Gaming License.

(B)      Compliance with Gaming Laws.

(1)      As long as the Corporation or any Affiliate Company remains subject to the Gaming Laws of any Gaming Authority, the Financial Interests shall be Owned subject to the applicable provisions of such Gaming Laws. All persons Owning or Controlling Financial Interests shall comply with all applicable Gaming Laws, including any provisions of such Gaming Laws that require the Corporation, any Affiliated Company or such person to file applications for Gaming Licenses with, and provide information to, the applicable Gaming Authorities.

(2)      The Corporation shall not issue any Financial Interests except in accordance with the provisions of the applicable Gaming Laws. The issuance of any Financial Interests in violation thereof shall be void and such Financial Interests shall be deemed not to be issued and outstanding until (i) the Corporation ceases to be subject to the jurisdiction of the applicable Gaming Authority or (ii) the applicable Gaming Authority, by affirmative action, validates such issuance or waives any defect in issuance.

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(3)      No Financial Interests, and no interest, claim or charge therein or thereto, shall be Transferred in any manner whatsoever except in accordance with the provisions of the Gaming Laws. Any Transfer in violation thereof shall be void until (i) the Corporation ceases to be subject to the jurisdiction of the applicable Gaming Authority or (ii) the applicable Gaming Authority, by affirmative action, validates such Transfer or waives any defect in such Transfer.

(C)      Ownership Restrictions. Without limiting the generality or effect of any Gaming Law or other legal or regulatory requirement, any person who Owns or Controls 5% or more of any class or series of Financial Interests in the Corporation and/or any Affiliated Company must promptly notify the Corporation of such fact. Any person who Owns or Controls any Financial Interest in the Corporation and/or any Affiliated Company (regardless of percentage Owned or Controlled) must, in compliance with applicable Gaming Laws, (1) provide to the Gaming Authorities in each Gaming Jurisdiction in which the Corporation or any Affiliated Company either conducts Gaming Activities or has a pending application for a Gaming License all information regarding such person as may be requested or required by such Gaming Authorities and (2) respond to written or oral questions or inquiries from any such Gaming Authorities. Any person who Owns or Controls any Financial Interests in the Corporation and/or any Affiliated Company (regardless of the percentage Owned or Controlled) by virtue of such Ownership or Control, consents to the performance of any personal background investigation that may be required by any Gaming Authorities.

(D)      Unsuitability; Redemption.

(1)      If an applicable Gaming Authority at any time determines that a holder of Securities is an Unsuitable Person or an Affiliate of an Unsuitable Person, or the Board of Directors otherwise determines that a holder of Securities is an Unsuitable Person under the Gaming Laws, then the Corporation may, within 60 days after the finding of unsuitability, redeem or purchase or cause one or more Affiliated Companies to redeem or purchase such Securities of such Unsuitable Person at the Redemption Price unless such Securities are Transferred to a suitable person (as determined by the applicable Gaming Authority or, if applicable, the Board of Directors) within 60 days after the finding of unsuitability.

(2)      Until such Securities are Owned or Controlled by persons found by the applicable Gaming Authority of, if applicable, the Board of Directors, to be suitable to Own or Control them, (i) the Corporation shall not be required or permitted to pay any dividend, payment, distribution or interest with regard to the Securities, (ii) the holder of such Securities shall not be entitled to exercise, directly or indirectly or through any proxy, trustee or nominee, any voting right conferred by such Securities, and such Securities shall not for any purposes be included in the Securities of the Corporation entitled to vote, (iii) the Corporation shall not pay any remuneration in any form to the holder of the Securities except for the Redemption Price, (iv) no Unsuitable Person or Affiliate of an Unsuitable Person shall continue as a manager, officer, partner or director of the Corporation or any Affiliated Company, and (v) all other rights (including economic and voting rights) of such Unsuitable Persons in respect of the Securities will be suspended and carry no other rights whatsoever as to voting, appointment of Directors, dividends or return of capital or otherwise.

(E)      Other Arrangements. Notwithstanding anything to the contrary herein, no holder of Securities shall enter into any agreements or arrangements of any kind with any other person with respect to any Financial Interests that are inconsistent with the provisions of this Section 5.10, including agreements or arrangements with respect to the acquisition, disposition, holding or voting (if applicable) of any Financial Interests, nor shall any holder of Securities act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting (if applicable) of any Financial Interests in any manner which violates the provisions of this Section 5.10.

(F)      Further Actions. Nothing contained in this Section 5.10 shall limit the authority of the Board of Directors, including pursuant to Section 4.07 or Section 4.08 of the Certificate of Incorporation, to take such other action as it determines necessary or appropriate to impose additional limitations or restrictions on ownership of Financial Interests of the Corporation and/or any Affiliated Company, including Securities, to the extent the Board of Directors determines to be necessary or appropriate to assure compliance by the Corporation or any Affiliated Company with any legal or regulatory requirement applicable to the Corporation or any Affiliated Company or any license or other contract entered into by the Corporation or any Affiliated Company with any person not Controlling, Controlled by or under common Control with the Corporation, or to protect the Corporation or any Affiliated Company from the denial or loss or threatened denial or loss of any Gaming License. Without limiting the generality or effect of the foregoing, the Board of Directors may conform any provisions of this Section 5.10 to the extent it determines

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to be necessary to make such provisions consistent with Gaming Laws. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the express provisions of this Section 5.10 for the purpose of determining whether any person is unsuitable to hold Financial Interests, including Securities, under the Gaming Laws and for the orderly application, administration and implementation of the provisions of this Section 5.10. Such procedures and regulations, to the extent established, shall be kept on file with the Secretary of the Corporation, the secretary of each Affiliated Company and with the transfer agent, if any, of the Corporation and/or any Affiliated Company, and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Securities.

(G)      Indemnification. Any person who Owns or Controls Financial Interests of the Corporation and/or any Affiliated Company who is found unsuitable pursuant to the Gaming Laws and any Affiliate thereof shall indemnify and hold harmless the Corporation and its Affiliated Companies for any and all losses, costs and expenses, including attorneys’ costs, fees and expenses, incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such unsuitable person’s continuing Ownership or Control of Financial Interests of the Corporation and/or any Affiliated Company, failure or refusal to comply with the provisions of this Section 5.10 or failure to divest himself, herself or itself of any Securities when and in the specific manner required by the Gaming Authorities or this Section 5.10.

(H)      Injunctive Relief. The Corporation shall be entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Section 5.10 and each person who Owns or Controls Financial Interests of the Corporation and/or any Affiliated Company shall be deemed to have consented to injunctive or other equitable relief and acknowledged, by virtue of such Ownership or Control, that the failure to comply with this Section 5.10 shall expose the Corporation and the Affiliated Companies to irreparable injury for which there is no adequate remedy at law and that the Corporation and the Affiliated Companies shall be entitled to seek injunctive or other equitable relief to enforce the provisions of this Section 5.10.

(I)       Notices. All notices given by the Corporation or an Affiliated Company pursuant to this Section 5.10 shall be in writing and shall be given in the manner proscribed in Section 2.4 for the giving of notice of meetings.

(J)       Non-Exclusivity of Rights. The right of the Corporation or any Affiliated Company to redeem Securities pursuant to this Section 5.10 shall not be exclusive of any other rights the Corporation or any Affiliated Company may have or hereafter acquire under the Certificate of Incorporation, any agreement, provision of the bylaws of the Corporation or such Affiliated Company or otherwise. To the extent permitted under applicable Gaming Laws, the Corporation shall have the right, exercisable by action of the Board of Directors, to propose that the parties enter into an agreement or other arrangement, including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person’s Ownership or Control of all or a portion of its Securities.

(K)      Authority of the Board of Directors. The Board of Directors shall have exclusive authority and power to administer this Section 5.10 and to exercise all rights and powers specifically granted to the Board of Directors or the Corporation, or as may be necessary or advisable in the administration of this Section 5.10. All such actions which are done or made by the Board of Directors shall be final, conclusive and binding on the Corporation and all other persons; provided, that the Board of Directors may delegate all or any portion of its duties and powers under this Section 5.10 to a committee of the Board of Directors as it deems necessary or advisable.

(L)      Severability. If any provision of this Section 5.10 or the application of any such provision to any person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 5.10.

(M)     Termination and Waivers. Except as may be required by any applicable Gaming Law or Gaming Authority, the Board of Directors may waive any of the rights of the Corporation or any restrictions contained in this Section 5.10 in any instance in which and to the extent the Board of Directors determines that a waiver would be in the best interests of the Corporation. Except as required by a Gaming Authority, nothing in this Section 5.10 shall be deemed or construed to require the Corporation to repurchase or redeem any Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.

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(N)      Legend. To the extent certificated, the restrictions set forth in this Section 5.10 shall be noted conspicuously on any certificate evidencing the Securities in accordance with the requirements of the Delaware General Corporation Law and any applicable Gaming Laws.

(O)      New Jersey Gaming and Regulatory Matters. The following Bylaws were adopted pursuant to Section 4.08 of the Corporation’s Second Amended and Restated Certificate.

(1)      Notwithstanding anything to the contrary contained herein, this Section 5.10(O) shall be deemed to include all provisions required by the New Jersey Casino Control Act, N.J.S.A. 5:12-1, et seq., as amended and as may hereafter be amended from time to time (the “New Jersey Act”), to be included in the corporate charter of the Corporation, and to the extent that anything contained in the Bylaws is inconsistent with the New Jersey Act, the provisions of the New Jersey Act govern. All provisions of the New Jersey Act, to the extent required by law to be stated in a corporation’s corporate charter, are incorporated herein by reference.

(2)      The corporate charter provisions in this Section 5.10(O) shall be generally subject to the provisions of the New Jersey Act and the rules and regulations of the New Jersey Casino Control Commission (the “New Jersey Commission”) promulgated thereunder. Specifically, and in accordance with the provisions of Sections 82d(7) and (9) of the New Jersey Act, and without limiting any other provisions of the Bylaws or applicable law, Securities of the Corporation are held subject to the condition that, if a holder thereof is found to be disqualified pursuant to the provisions of the New Jersey Act, such holder must dispose of the Securities of the Corporation. In accordance with Section 105e of the New Jersey Act, and without limiting this Section 5.10(D)(2) above, commencing on the date the New Jersey Commission serves notice upon the Corporation of a determination of disqualification of a holder of Securities of the Corporation, it shall be unlawful for the holder to (i) receive any dividends or interest upon the holder’s Securities, (ii) exercise, directly or through any trustee or nominee, any right conferred by the holder’s Securities, or (iii) receive any remuneration in any form from the Corporation or any subsidiary of the Corporation for services rendered or otherwise.

Article VI
INDEMNIFICATION

Section 6.1     Power to Indemnify. Subject to Section 6.2, the Corporation shall indemnify any Director or “executive officer” (as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the Corporation, and may indemnify any employee or agent of the Corporation who is not a Director or executive officer, who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred or suffered by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, to the fullest extent permitted by law as the same exists or may hereafter be amended; provided, however, that except with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation may enter into agreements with any such person for the purpose of providing for such indemnification. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or is equivalent, shall not, of itself create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was lawful.

Section 6.2     Authorization of Indemnification. Subject to Section 6.1, any indemnification under this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, executive officer, employee or agent of the Corporation is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.1. Such determination shall be made (A) by the majority vote of Directors who were not parties to such action, suit or proceeding (even if such majority vote constitutes less than a quorum), or (B) if the majority vote of Directors

Annex G-16

who were not parties to such action, suit or proceeding so directs (even if such majority vote constitutes less than a quorum), by independent legal counsel in a written opinion. To the extent, however, that a Director, executive officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 6.1, or in defense of any claim, issue or matter therein, such person shall (in the case of a Director or executive officer of the Corporation) and may (in the case of an employee or agent of the Corporation who is not a Director or executive officer of the Corporation) be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 6.3     Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 6.2, and notwithstanding the absence of any determination thereunder, any Director or executive officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 6.1. The basis of such indemnification by a court shall be a determination by such court that indemnification of the Director or executive officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 6.1. Neither a contrary determination in the specific case under Section 6.2 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Director or executive officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 6.3 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the Director or executive officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 6.4     Expenses Payable in Advance. Expenses incurred by a Director, executive officer, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of a Director or executive officer of the Corporation) and may (in the case of an employee or agent of the Corporation who is not a Director or executive officer of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director, executive officer, employee or agent to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article VI, and the Corporation may enter into agreements with such persons for the purpose of providing for such advances. The rights to indemnification and to the advancement of expenses conferred in Section 6.1 and Section 6.4 hereof shall be contract rights and such rights shall continue as to such Director, executive officer, employee or agent who has ceased to be such and shall inure to the benefit of their respective heirs, executors and administrators.

Section 6.5     Nonexclusivity and Survival. The indemnification and advancement of expenses permitted by this Article VI shall not be deemed exclusive of any other rights to which any person may be entitled under any statute, the Corporation’s Certificate of Incorporation or Bylaws, any agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a Director, executive officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 6.6     Insurance. The Corporation shall have power to purchase and maintain insurance to protect itself and any person who is or was a Director, executive officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the provisions of this Article VI or otherwise.

Section 6.7     Certain Definitions. For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, executive officers, employees or agents, so that any person who is or was a Director, executive officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a Director, executive officer, employee or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

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Section 6.8     Modification. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of a Director, executive officer, employee or agent of the Corporation in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

Article VII
MISCELLANEOUS PROVISIONS

Section 7.1     Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 7.2     Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Corporation’s Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 7.3     Reliance Upon Books, Reports and Records. Each Director, member of any committee designated by the Board of Directors, and officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such Director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care or on behalf of the Corporation.

Section 7.4     Fiscal Year. The fiscal year of the Corporation shall be from January 1 to December 31, inclusive, in each year, or such other annual period as the Board of Directors may designate.

Section 7.5     Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 7.6     Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Certificate of Incorporation.

Section 7.7     Execution of Contracts and Other Instruments. Except as these Bylaws may otherwise provide, the Board of Directors or its duly appointed and authorized committee may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authorization may be general or confined to specific instances. Except as so authorized or otherwise expressly provided in these Bylaws, no officer, agent, or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or in any amount.

Section 7.8     Loans. No loans shall be contracted on behalf of the Corporation and no negotiable paper shall be issued in its name, unless and except as authorized by the Board of Directors or its duly appointed and authorized committee. Such authorization may be in the form of a signed policy or other blanket authority specified by the Board of Directors from time to time. When so authorized by the Board of Directors or such committee, any officer or agent of the Corporation may affect loans and advances at any time for the Corporation from any bank, trust company, or other institution, or from any firms, corporation or individual, and for such loans and advances may make, execute and deliver promissory notes, bonds or other evidences of indebtedness of the Corporation and, when authorized as aforesaid, may mortgage, pledge, hypothecate or transfer any and all stocks, securities and other property, real or personal, at any time held by the Corporation, and to that end endorse, assign and deliver the same as security for the payment of any and all loans, advances, indebtedness and liabilities of the Corporation. Such authorization may be general or confined to specific instances.

Section 7.9     Bank Accounts. The Board of Directors or its duly appointed and authorized committee from time to time may authorize the opening and keeping of general and/or special bank accounts with such banks, trust companies or other depositaries as may be selected by the Board of Directors or its duly appointed and authorized

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committee or by any officer or officers or agent or agents of the Corporation to whom such power may be delegated from time to time by the Board of Directors. The Board of Directors or its duly appointed and authorized committee may make such rules and regulations with respect to said bank accounts, not inconsistent with the provisions of these Bylaws, as are deemed advisable.

Section 7.10   Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes, acceptances or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers or agent or agents of the Corporation, and in such manner, as shall be determined from time to time by resolution of the Board of Directors or its duly appointed and authorized committee. Endorsements for deposit to the credit of the Corporation in any of its duly authorized depositaries may be made, without counter signature, by the Chief Executive Officer, the President, any vice president, the Chief Financial Officer, any assistant financial officer or any other officer or agent of the Corporation to whom the Board of Directors or its duly appointed and authorized committee, by resolution, shall have delegated such power or by hand stamped impression in the name of the Corporation.

Section 7.11   Waiver of Notice. Whenever any notice is required to be given under any provision of law, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, Directors or members of a committee of Directors, need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

Section 7.12   Amendment. Subject to Section 6.8 hereof, these Bylaws may be amended as provided in the Certificate of Incorporation.

Section 7.13   Forum for Adjudication of Disputes. Unless the Corporation by action of the Board of Directors consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or these Bylaws (as any of the foregoing may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (A) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (B) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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Annex H

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

TITLE 8
Corporations
CHAPTER 1. General Corporation Law
Subchapter IX. Merger, Consolidation or Conversion

§ 262. Appraisal rights [For application of this section, see 81 Del. Laws, c. 354, § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; 83 Del. Laws, c. 377, § 22; and 84 Del. Laws, c. 98, § 16].

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

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b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify

Annex H-2

each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

Annex H-3

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining

Annex H-4

such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex H-5

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Del. Laws, c. 354, §§ 9, 10, 17; 82 Del. Laws, c. 45, § 15; 82 Del. Laws, c. 256, § 15; 83 Del. Laws, c. 377, § 9; 84 Del. Laws, c. 98, § 9;

Annex H-6

Annex I

ELECTION FORM AND LETTER OF TRANSMITTAL
WITH RESPECT TO SHARES OF COMMON STOCK OF Bally’s Corporation

Please read and follow the accompanying instructions carefully and deliver to:

If delivering by hand, express mail, courier, or other expedited service: Equiniti Trust Company, LLC 55 Challenger Road Suite # 200 Ridgefield Park, New Jersey 07660 Attn: Reorganization Department	By mail: Equiniti Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 525 Ridgefield Park, New Jersey 07660

This Election Form and Letter of Transmittal (this “Election Form and Letter of Transmittal”) is being delivered to you in your capacity as a stockholder of Bally’s Corporation (the “Company” or “Bally’s”). You do NOT need to complete this Election Form and Letter of Transmittal unless you desire to forego your right to receive the Per Share Price in cash and instead make a Rolling Share Election as described in this form.

This Election Form and Letter of Transmittal is being delivered in connection with the Agreement and Plan of Merger, dated as of July 25, 2024 (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated August 27, 2024, as further amended by Amendment No. 2 to the Agreement and Plan of Merger, dated [•], 2024 and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, SG Parent LLC (“Parent”), The Queen Casino & Entertainment, Inc., Epsilon Sub I, Inc., a wholly owned subsidiary of the Company (“Merger Sub I”), Epsilon Sub II, Inc., a wholly owned subsidiary of the Company, and, solely for purposes of specified provisions of the Merger Agreement, SG CQ Gaming LLC (“SG Gaming”), and the definitive proxy statement (the “Proxy Statement”) for the special meeting (the “Special Meeting”) of the Company’s stockholders (the “Company Stockholders”) scheduled to be held on [•], 2024 to vote on the transactions contemplated by the Merger Agreement (the “Merger Transactions”).

A copy of the Merger Agreement is attached as Annex A-1 to the Proxy Statement, a copy of the First Merger Agreement Amendment is attached as Annex A-2 to the Proxy Statement and a copy of the Second Merger Agreement Amendment is attached as Annex A-3 to the Proxy Statement. The summary description of any provision of the Merger Agreement is qualified in its entirety by the full text of the Merger Agreement, which should be read carefully and its entirety before making a Rolling Share Election.

IF YOU WISH DO NOT WISH TO FOREGO YOUR RIGHT TO RECEIVE THE PER SHARE PRICE IN CASH WITH RESPECT TO ANY OF YOUR SHARES OF COMPANY COMMON STOCK, THEN YOU SHOULD NOT COMPLETE OR RETURN THIS ELECTION FORM AND LETTER OF TRANSMITTAL.

SHOULD YOU DESIRE TO FOREGO YOUR RIGHT TO RECEIVE THE PER SHARE PRICE IN CASH WITH RESPECT TO SOME OR ALL OF YOUR SHARES OF COMPANY COMMON STOCK, THIS ELECTION FORM AND LETTER OF TRANSMITTAL MUST BE RECEIVED BY 5:00 P.M., EASTERN TIME, ON [•], 2024 (OR SUCH LATER DEADLINE AS MAY BE ANNOUNCED BY THE COMPANY) (SUCH DATE, THE “ELECTION DEADLINE”).

Delivery of this Election Form and Letter of Transmittal, together with the stock certificate(s) described below representing your shares, if any, to an address other than as set forth above will not constitute valid delivery.

The instructions accompanying this Election Form and Letter of Transmittal should be read carefully before this Election Form and Letter of Transmittal is completed. Capitalized terms used but not defined in this Election Form and Letter of Transmittal shall have the meanings ascribed to them in the Proxy Statement.

Annex I-1

BY COMPLETING THE ENCLOSED ELECTION FORM AND LETTER OF TRANSMITTAL, YOU WILL BE DEEMED TO HAVE WAIVED APPRAISAL RIGHTS IN RESPECT OF THE SHARES OF COMPANY COMMON STOCK IN RESPECT OF WHICH YOU MAKE A ROLLING SHARE ELECTION UNLESS YOU PROPERLY REVOKE YOUR ELECTION FORM AND LETTER OF TRANSMITTAL PRIOR TO THE ELECTION DEADLINE. THEREFORE, IF YOU WISH TO EXERCISE APPRAISAL RIGHTS WITH RESPECT TO SOME OR ALL OF YOUR SHARES OF COMPANY COMMON STOCK, YOU SHOULD NOT MAKE A ROLLING SHARE ELECTION WITH RESPECT TO SUCH SHARES.

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW (THE “DGCL”) SETS FORTH THE CIRCUMSTANCES IN WHICH STOCKHOLDERS OF A DELAWARE CORPORATION ARE ENTITLED TO SEEK AN APPRAISAL BY THE DELAWARE COURT OF CHANCERY OF THE FAIR VALUE OF THE STOCKHOLDER’S SHARES OF STOCK. SECTION 262 OF THE OF THE FGCL IS ATTACHED TO THE PROXY STATEMENT AS ANNEX H AND ALSO CAN BE FOUND AT THE FOLLOWING LINK:
HTTPS://DELCODE.DELAWARE.GOV/TITLE8/C001/SC09/INDEX.HTML#262.

Annex I-2

Dear Bally’s Corporation Stockholder:

Under the terms of the Merger Agreement, at the effective time of the merger of Merger Sub I with and into the Company (the “Company Merger”) contemplated by the Merger Agreement (the “Company Effective Time”), each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) that you own immediately prior to the Company Effective Time, subject to certain exceptions, will automatically be cancelled in exchange for cash consideration equal to $18.25 per share, without interest thereon (the “Per Share Price”).

Each Company Stockholder who was a holder of record of shares of Company Common Stock as of the close of business on [•], 2024 (the “Election Form Record Date”) or who becomes a holder of record of shares of Company Common Stock after the Election Form Record Date and before the Election Deadline may elect not to have all or a portion of those shares cancelled in exchange for the Per Share Price and instead have such shares of Company Common Stock remain issued and outstanding following the consummation of the Merger Transactions. Each such share of Company Common Stock for which such election is timely and validly made and not revoked in accordance with the terms of the Merger Agreement is referred to herein as a “Rolling Company Share,” and each such election is referred to herein as a “Rolling Share Election”.

The Rolling Share Elections will be processed as follows:

•        if a Company Stockholder makes a timely and valid Rolling Share Election prior to the Election Deadline, each Rolling Company Share subject to such Rolling Share Election will be assigned a new CUSIP number that will identify the Rolling Company Shares. Such new CUSIP number is referred to herein as the “Rolling Company Share CUSIP”.

•        As promptly as practicable after the Election Deadline (or any applicable election deadline following the initial Election Deadline):

•        the Company will seek to have assigned to the Rolling Company Shares the Rolling Company Share CUSIP; and

•        any Company Stockholder that submitted to the Exchange Agent in connection with the Company Stockholder’s submission of its Election Form and Letter of Transmittal Certificate(s) representing shares of Company Common Stock that became Rolling Company Shares will have returned to such Company Stockholder such Certificate(s) (or replacement Certificate(s)) representing such Rolling Company Shares bearing a legend (or other identifier) identifying such shares as being subject to the Rolling Company Share CUSIP (a “Rolling Company Share CUSIP Legend”).

•        The Rolling Company Shares assigned the Rolling Company Share CUSIP will be freely tradable and the Company intends to seek to have the Rolling Company Shares to be eligible for trading on the New York Stock Exchange (the “NYSE”) under the ticker symbol BALY.T, from the Election Deadline until the Company Effective Time (or the earlier valid termination of the Merger Agreement). Until the Company Effective Time (or the earlier valid termination of the Merger Agreement), the Rolling Company Shares will not be eligible for trading on the NYSE with the other shares of Company Common Stock under the ticker symbol BALY. There can be no assurance that listing of the Rolling Company Shares will occur or be maintained on the NYSE nor can there be any assurance that any regular trading market will develop for the Rolling Company Shares at any time, either prior to or after the Company Effective Time.

•        In addition, all transfers of Rolling Company Shares before and after the Company Effective Time will be reflected on stock transfer books and ledger of the Company with the Rolling Company Share CUSIP (unless after the Company Effective Time the Company in its discretion determines that a new CUSIP number is necessary to allow for the sale and transfer of the Rolling Company Share CUSIP, in which case such shares will become transferable on the stock transfer books and ledger of the Company with such new CUSIP number). After the Company Effective Time, the ticker symbol for the Rolling Company Shares will revert to the BALY ticker symbol (unless otherwise determined by the Company).

Annex I-3

There can be no assurance that trading of the Rolling Company Shares will occur or be maintained on the NYSE nor can there be any assurance that any regular trading market will develop for the Rolling Company Shares at any time, either prior to or after the Company Effective Time.

Parent and the Company (subject to the prior approval by the Special Committee) may elect to cause one or more additional periods for Rolling Share Elections to be made after the Election Deadline and prior to the Company Effective Time subject to such deadlines and procedures as they may determine to be necessary or appropriate. There can be no assurance that any subsequent election windows will be offered. Please note, however, that in the event any such additional period for Rolling Share Elections is elected by Parent and the Company, Rolling Share Elections made prior to the initial Election Deadline will not be revocable by any Company Stockholder. The Company will notify the Company Stockholders of any such additional periods for Rolling Share Elections and the related deadlines and procedures by means of a filing with the Securities and Exchange Commission (the “SEC”) of a Form 8-K or such other report or schedule as may be appropriate.

Additionally, if you make a Rolling Share Election with respect to all or any portion of your shares of Company Common Stock, you may also elect to enter into a registration rights agreement (the “Registration Rights Agreement”) with Standard RI Ltd. and SG Gaming as well as any other Company Stockholders holding Rolling Company Shares that elect to become party to the Registration Rights Agreement (the “Rolling Holders”). Pursuant to the Registration Rights Agreement, among other things, the Rolling Holders party thereto will, after the Company Effective Time, be entitled to certain piggyback registration rights in respect of shares of Company Common Stock then held by such Rolling Holders until the relevant securities cease to be registrable under the terms thereof. However, only those Company Stockholders that agree to be bound by the Registration Rights Agreement by executing and delivering a joinder thereto (either by means of the joinder enclosed with this Election Form and Letter of Transmittal (see Instruction 9), or such other means as the Company may provide prior to the Company Effective Time) no later than five (5) Business Days after the Company Effective Time, will have the benefit of these registration rights. The terms of the Registration Rights Agreement will also require the Rolling Holders party thereto to abide by certain confidentiality, trading and other restrictions and obligations in relation to notifications, discussions and other information pursuant thereto (including, in respect of certain underwritten offerings, by entering into applicable lockup agreements). Certain of these restrictions and obligations will apply to each Rolling Holder regardless of whether such Rolling Holder elects to exercise its piggyback rights in connection with a particular offering. A form of the Registration Rights Agreement is attached as Annex F to the Proxy Statement, and this summary description of the Registration Rights Agreement is qualified in its entirety by the full text of the Registration Rights Agreement, which should be read carefully and in its entirety before executing a joinder thereto.

Your election is subject to the terms, conditions and limitations set forth in the Merger Agreement and this Election Form and Letter of Transmittal. In particular, the Company and Parent each have the right to revoke all or any part of a Rolling Share Election at any time prior to the Company Effective Time (both before or after the Election Deadline) if it determines in good faith that (i) such election is reasonably likely to delay or prevent receipt of any of the Requisite Gaming Approvals necessary to complete the Merger Transactions or (ii) the holding of shares of Company Common Stock after the Company Effective Time by the holder thereof is reasonably likely to adversely affect the conduct of Gaming Activities by the Company or any of its Subsidiaries after the Company Effective Time. Therefore, no guarantee can be made that any shares or the number of shares of Company Common Stock for which you would like to make a Rolling Share Election will become Rolling Company Shares.

A copy of the Merger Agreement is attached as Annex A-1 to the Proxy Statement, a copy of the First Merger Agreement Amendment is attached as Annex A-2 to the Proxy Statement and a copy of the Second Merger Agreement Amendment is attached as Annex A-3 to the Proxy Statement. The summary description of any provision of the Merger Agreement is qualified in its entirety by the full text of the Merger Agreement, which should be read carefully and its entirety before making a Rolling Share Election.

If you make a Rolling Share Election, you will be unable to sell or otherwise transfer your shares of Company Common Stock subject to this Election Form and Letter of Transmittal from the time of submission of this Election Form and Letter of Transmittal until the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) such time after the Election Deadline at which Company will have assigned to such Rolling Company Shares the Rolling Company Share CUSIP and (iii) the proper revocation of a Rolling

Annex I-4

Share Election to which such shares of Company Common Stock related (either by you, the Company or Parent prior to the Election Deadline, or by the Company or Parent, following the Election Deadline); provided that if a Rolling Share Election is revoked only in part, you may only effect a sale or other transfer of the shares of Company Common Stock not bearing the Rolling Company Share CUSIP in respect of which such Rolling Share Election was revoked.

If you wish to receive the Per Share Price with respect to all of your shares of Company Common Stock, then you should NOT complete or return this Election Form and Letter of Transmittal. This Election Form and Letter of Transmittal, including the accompanying instructions, is enclosed to be used only if you desire to forego the Per Share Price in cash and make, a Rolling Share Election with respect to shares of Company Common Stock registered with the Company’s transfer agent, Equiniti Trust Company, LLC (“EQ” or the “Exchange Agent”).

If you hold shares of Company Common Stock beneficially or in “street name” through a broker, bank or other nominee, including through the Depository Trust Company (“DTC”), your election must be submitted by your broker, bank or other nominee, and may be subject to an earlier deadline than the Election Deadline. You bear the risk of ensuring proper and timely delivery. Contact your broker, bank or other nominee promptly for information on how to and when you must give them instructions for your election.

If your shares of Company Common Stock are in the form of a stock certificate and your certificate(s) have been lost, stolen, misplaced or mutilated, contact the Exchange Agent. See Instruction 12.

If you desire to make a Rolling Share Election, then this Election Form and Letter of Transmittal, together with your stock certificate(s) (if any) representing your shares of Company Common Stock (the “Certificates”) (or an appropriate guarantee of delivery of such Certificate(s) in the manner described in Instruction 13) or Book-Entry Confirmation (as defined below), as applicable, must be RECEIVED by the Exchange Agent no later than on the Election Deadline. If you submit a Notice of Guaranteed Delivery with this Election Form and Letter of Transmittal, your Certificate(s) must be delivered to the Exchange Agent in the manner and by the Guaranteed Delivery Deadline specified in Instruction 13. The term “Book-Entry Confirmation” means a written confirmation by DTC of book-entry transfer transmitted to, and received by, the Exchange Agent, which also states that DTC has received an express acknowledgment from the participant in DTC surrendering the book-entry common shares that such participant has received and agrees to be bound by the terms of the Election Form and Letter of Transmittal. If you do not submit this Election Form and Letter of Transmittal and the other required documents by the Election Deadline, you will be deemed to have not made a Rolling Share Election with respect to any of your shares of Company Common Stock.

By completing the enclosed Election Form and Letter of Transmittal, you will be deemed to have waived appraisal rights in respect of the shares of Company Common Stock in respect of which you make a Rolling Share Election unless you properly revoke your Election Form and Letter of Transmittal prior to the Election Deadline. Therefore, if you wish to exercise appraisal rights with respect to some or all of your shares of Company Common Stock, you should not make a Rolling Share Election with respect to such shares.

You are encouraged to return your Election Form and Letter of Transmittal as promptly as practicable. You may also obtain up-to-date information regarding the Election Deadline by calling [PROXY SOLICITOR / INFORMATION AGENT] at [•] or toll-free at [•].

Annex I-5

ELECTION:

Check the box below ONLY if you wish to forego the Per Share Price in cash and make a Rolling Share Election with respect to all or any portion of your shares of Company Common Stock.

I hereby elect to receive the following as consideration for my shares of Company Common Stock:

ROLLING SHARE ELECTION:

☐      Mark this box to elect to make a Rolling Share Election with respect to _______ shares of your Company Common Stock. Please fill in the number of whole shares of Company Common Stock for which you would like to make a Rolling Share Election. You will be deemed to have not made a Rolling Share Election with respect to the REMAINDER (if any) of the shares of Company Common Stock owned by you.

The undersigned hereby surrenders the following shares of Company Common Stock:

DESCRIPTION OF SHARES TO BE SUBJECT TO ROLLING SHARE ELECTION
Name(s) and Address(es) of Registered Owner(s) (If blank, please fill in exactly as name(s) appear(s) on stock certificate(s) (if any) or in the Company’s transfer records)	Shares to be Subject to Rolling Share Election (attach additional list if necessary)
Certificated Shares**
	Certificate Number(s)*	Total Number of Shares Represented by Certificate(s)*	Number of Shares to Be Exchanged**	Book Entry Shares

Total Shares

*       Need not be completed by book-entry stockholders.

**     Unless otherwise indicated, it will be assumed that all shares of common stock represented by certificates described above are subject to a Rolling Share Election.

YOU WILL BE DEEMED TO HAVE NOT MADE A ROLLING SHARE ELECTION IF:

•        You fail to follow the instructions in this Election Form and Letter of Transmittal or otherwise fail to make a valid election. You will be deemed to have failed to make a valid election if you submit this Election Form and Letter of Transmittal and you do not mark the box above and/or do not fill in a number of shares of Company Common Stock greater than zero;

•        A properly completed Election Form and Letter of Transmittal together with your Certificate(s) (if any) (or an appropriate guarantee of delivery of such Certificate(s) in the manner described in Instruction 13) or Book-Entry Confirmation is not actually received by the Exchange Agent on or before the Election Deadline;

•        You properly and timely revoke a prior Election Form and Letter of Transmittal without properly and timely submitting a new Election Form and Letter of Transmittal; or

•        You do not return this Election Form and Letter of Transmittal.

Your election is subject to the terms, conditions and limitations set forth in the Merger Agreement and this Election Form and Letter of Transmittal. In particular, the Company and Parent each have the right to revoke all or any part of a Rolling Share Election at any time prior to the Company Effective Time (both before or after the Election Deadline) if it determines in good faith that (i) such election is reasonably likely to delay or prevent receipt of any of the Requisite Gaming Approvals necessary to complete the Merger Transactions or (ii) the holding of shares of Company Common Stock after the Company Effective Time by the holder thereof is reasonably likely to adversely

Annex I-6

affect the conduct of Gaming Activities by the Company or any of its Subsidiaries after the Company Effective Time. Therefore, no guarantee can be made that any shares or the number of shares of Company Common Stock for which you would like to make a Rolling Share Election will become Rolling Company Shares.

If a Rolling Share Election is revoked in whole or in part by the Company and/or Parent, (i) the Company intends promptly to notify the applicable Company Stockholder of such revocation, including the number of shares of Company Common Stock in respect of which such Rolling Share Election was revoked, (ii) the Company intends promptly to reassign to the shares of Company Common Stock in respect of which such Rolling Share Election was revoked the CUSIP number borne by such shares of Company Common Stock at the time of submission of the Election Form and Letter of Transmittal and those shares will thereupon become transferable on the stock transfer books and ledger of the Company with such reassigned CUSIP number, and (iii) to the extent any shares of Company Common Stock in respect of which such Rolling Share Election was revoked were represented by Certificate(s), the Company intends promptly to provide the applicable Company Stockholder with Certificate(s) (or replacement Certificate(s)) representing such shares without any Rolling Company Share CUSIP Legend (if applicable, in exchange for Certificates representing such shares containing a Rolling Company Share CUSIP Legend), all in accordance with such procedures as the Company and Parent shall determine to be necessary or appropriate.

To be effective, this Election Form and Letter of Transmittal must be properly completed, signed and received by the Exchange Agent, together with the Certificate(s) (or an appropriate guarantee of delivery of such Certificate(s) in the manner described in Instruction 13) or Book-Entry Confirmation, as applicable, and any required accompanying evidence of authority, at the address above, on or prior to the Election Deadline. Do not send this document or your Certificate(s) to the Company.

By signing below, the undersigned represent(s) and warrant(s) as follows:

(1)  I (we) have full power and authority to surrender the shares of Company Common Stock represented by the Certificate(s) surrendered herewith (or an appropriate guarantee of delivery) or transferred in book-entry form, free and clear of all liens, claims and encumbrances. I (we) will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent to be appropriate or necessary to complete the surrender and exchange of my shares of Company Common Stock.

(2)  I (we) understand that neither surrender nor an election is made in acceptable form until, subject to paragraph (3) below, receipt by the Exchange Agent of this Election Form and Letter of Transmittal, duly completed and manually signed, together with all accompanying evidences of authority. I (we) agree that all questions as to validity, form and eligibility of any surrender of the shares of Company Common Stock will be determined by the Exchange Agent, Parent and the Company.

(3)  I (we) understand that the Company and Parent each have the right to revoke all or any part of a Rolling Share Election (both before or after the Election Deadline) if it determines that (i) such election is reasonably likely to delay or prevent receipt of any of the Requisite Gaming Approvals necessary to complete the Merger Transactions or (ii) the holding of shares of Company Common Stock after the Company Effective Time by the holder thereof is reasonably likely to adversely affect the conduct of Gaming Activities by the Company or any of its Subsidiaries after the Company Effective Time.

(4)  I (we) understand and agree that, from the time of submission of the related Election Form and Letter of Transmittal, I (we) may not and shall not sell or otherwise transfer the shares of the Company Common Stock subject to my (our) Rolling Share Election until the earliest of (i) such time after the Election Deadline at which Company will have assigned to the Rolling Company Shares the Rolling Company Share CUSIP, (ii) the valid termination of the Merger Agreement, and (iii) the proper revocation of my (our) Rolling Share Election to which such shares of Company Common Stock relate; provided that, if my (our) Rolling Share Election is revoked only in part, I (we) may only effect a sale or other transfer of the shares of Company Common Stock not bearing the Rolling Company Share CUSIP in respect of which my (our) Rolling Share Election was revoked.

(5)  I (we) acknowledge that, until I (we) properly surrender the Certificate(s) representing the shares of Company Common Stock to which this Election Form and Letter of Transmittal relates or properly transfer such shares of Company Common Stock to which this Election Form and Letter of Transmittal relates in book-entry form, I (we) will not have made a valid Rolling Share Election with respect to such shares. Delivery of such

Annex I-7

Certificate(s) will be effected, and risk of loss and title to such Certificate(s) will pass, only upon timely and proper delivery thereof to the Exchange Agent in the appropriate manner to one of the addresses listed in this Election Form and Letter of Transmittal.

(6)  I (we) understand that there can be no assurance that listing of the Rolling Company Shares will occur or be maintained on the NYSE nor can there be any assurance that any regular trading market will develop for the Rolling Company Shares at any time, either prior to or after the Company Effective Time.

Unless otherwise indicated below under “Special Issuance Instructions,” if, in connection with the submission of this Election Form and Letter of Transmittal, the undersigned submitted to the Exchange Agent Certificate(s) representing shares of Company Common Stock that became Rolling Company Shares, the undersigned hereby requests that the Certificate(s) (or replacement Certificate(s)) representing such Rolling Company Shares bearing the Rolling Company Share CUSIP Legend be returned in the same name(s) as the shares of Company Common Stock that the undersigned surrenders.

Similarly, unless otherwise indicated below under “Special Delivery Instructions,” if, in connection with the submission of this Election Form and Letter of Transmittal, the undersigned submitted to the Exchange Agent Certificate(s) representing shares of Company Common Stock that became Rolling Company Shares, the undersigned hereby requests that any Certificate(s) (or replacement Certificate(s)) representing such Rolling Company Shares bearing the Rolling Company Share CUSIP Legend, if any, be mailed to the undersigned at the address shown above in “Description of Shares to be Subject to Rolling Share Election.”

Annex I-8

SPECIAL ISSUANCE AND DELIVERY FORM

If Certificate(s) representing shares of Company Common Stock that became Rolling Company Shares were timely and validly submitted to the Exchange Agent in connection with the submission of this Election Form and Letter of Transmittal in accordance with the terms of this Election Form and Letter of Transmittal and of the Merger Agreement, Certificate(s) (or replacement Certificate(s)) representing such Rolling Company Shares bearing the Rolling Company Share CUSIP Legend will be returned in the name of the undersigned, and any Certificate(s) (or replacement Certificate(s)), if any, representing such shares will be mailed to the undersigned at the address provided on the Election Form and Letter of Transmittal under “Description of Shares to be Subject to Rolling Share Election” unless instructions are given in the boxes below.

SPECIAL ISSUANCE
INSTRUCTIONS

Medallion Guarantee Stamp Required

See Instruction 7

Complete ONLY if any Certificate(s) (or replacement Certificate(s)) representing Rolling Company Shares bearing the Rolling Company Share CUSIP Legend are to be returned in a name which differs from the name on the surrendered Certificate(s).

Return to:

SPECIAL DELIVERY
INSTRUCTIONS

Medallion Guarantee Stamp Required

See Instruction 8

Complete ONLY if the Certificate(s) (or replacement Certificate(s)) representing Rolling Company Shares bearing the Rolling Company Share CUSIP Legend are to be mailed to an address other than the address reflected above.

Mail to:

Name(s):	Name(s):
Address:	Address:

If completing this page, you must obtain an Original Medallion Signature Guarantee and apply below.

Annex I-9

REGISTERED HOLDER(S) MUST SIGN IN THE BOX BELOW

SIGNATURE(S) REQUIRED

Signature of Registered Holder(s) or Agent

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on the Certificate(s) or in the Company’s transfer records. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation in a fiduciary or representative capacity, or other person, please set forth full title. See Instructions 6 and 7.

Signature of Registered Holder

Signature of additional Registered Holder(s), if any

Print name(s) of Registered Holder(s)
Date:	Telephone No.:

SIGNATURE(S) GUARANTEED

(IF REQUIRED)

See Instructions 6, 7 and 8.

Unless the shares were tendered by the registered holder(s) of the shares of Company Common Stock, or for the account of a member of a “Signature Guarantee Program”, “Stock Exchange Medallion Program” or “New York Stock Exchange Medallion Signature Program” (each, an “Eligible Institution”), your signature(s) must be guaranteed by an Eligible Institution.

Authorized Signature

Name of Firm

Address of Firm – Please Print

Annex I-10

INSTRUCTIONS
(Please read carefully the instructions below)

1.    Election Deadline: For any election contained herein to be considered, this Election Form and Letter of Transmittal, properly completed and signed, together with the related Certificate(s) (or an appropriate guarantee of delivery of such Certificate(s) in the manner described in Instruction 13) or Book-Entry Confirmation, as applicable, must be RECEIVED by the Exchange Agent, at the address set forth on the front of this Election Form and Letter of Transmittal no later than 5:00 P.M., Eastern Time, on [•], 2024, or such other later date as the Company may publicly announce; provided, however, that the Company reserves the right to reopen the opportunity for Company Stockholders to make Rolling Share Elections at a later time. Parent and the Company (subject to the prior approval by the Special Committee) may elect to cause one or more additional periods for Rolling Share Elections to be made prior to the Company Effective Time subject to such deadlines and procedures as they may determine to be necessary or appropriate. The Company will notify the Company Stockholders of each such period and the related deadlines and procedures by means of a filing with the SEC of a Form 8-K or such other report or schedule as may be appropriate. In the event any such additional period for Rolling Share Elections is elected by Parent and the Company (subject to the prior approval by the Special Committee), Rolling Share Elections made in any prior period for Rolling Share Elections, including those made prior to the original Election Deadline, will not be revocable by any Company Stockholder.

The Exchange Agent, Parent and the Company in their sole discretion, will determine whether any Election Form and Letter of Transmittal is received on a timely basis and whether an Election Form and Letter of Transmittal has been properly completed.

2.    Revocation or Change of Election Form by Submitting Stockholder: Any Election Form and Letter of Transmittal may be revoked or changed by written notice from the person submitting such form to the Exchange Agent, but to be effective such notice must (i) specify the name of the stockholder having made the election to be revoked, (ii) be signed by the stockholder in the same manner as the original signature on the Election Form and Letter of Transmittal by which such election was made and (iii) be received by the Exchange Agent prior to the Election Deadline. The Exchange Agent will have discretion to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made. If an Election Form and Letter of Transmittal is properly revoked by the record holder of Company Common Stock, the Company intends promptly to return to the stockholder any Certificate(s) (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Election Form and Letter of Transmittal relates and shares represented by such Certificates and or such book-entry shares in respect of which an Election Form and Letter of Transmittal was previously submitted shall thereupon become transferable on the stock transfer books and ledger of the Company with the CUSIP number borne by such shares of Company Common Stock at the time of submission of the Election Form and Letter of Transmittal submitted in connection therewith. Return of Certificate(s) will be made at the expense, written direction and risk of the revoking Company Stockholder using a pre-paid, pre-addressed return courier envelope sent to the Exchange Agent by the revoking Company Stockholder.

3.    Surrender of Certificate(s); Book-Entry Confirmation: For any election contained herein to be effective, this Election Form and Letter of Transmittal must be accompanied by the Certificate(s) evidencing your shares (or by an appropriate guarantee of delivery of such Certificate(s) in the manner described in Instruction 13), or Book-Entry Confirmation, as applicable, and any required accompanying evidence of authority.

4.    Revocation of Rolling Share Election by Company or Parent; Termination of Merger Agreement: All Election Forms and Letters of Transmittal will be revoked automatically if the Exchange Agent is notified in writing by Parent and the Company that the Merger Agreement has been validly terminated in accordance with the termination provisions of the Merger Agreement. In addition, each of Parent and the Company will have the authority to revoke all or any part of a Rolling Share Election at any time prior to the Company Effective Time (both before or after the Election Deadline) if it determines in good faith that such election is reasonably likely to delay or prevent receipt of any of the Requisite Gaming Approvals or the holding of shares of Company Common Stock after the Company Effective Time by the holder thereof is reasonably likely to adversely affect the conduct of Gaming Activities by the Company or any of its Subsidiaries after the Company Effective Time. In the event of a valid termination of the Merger Agreement or in the event a Rolling Share Election is revoked in whole or in part by the Company and/or Parent, (i) the Company intends promptly to notify the applicable Company Stockholder(s) thereof, (ii) the Company intends promptly to reassign to the shares of Company Common Stock in respect of which such Rolling Share Election was revoked the

Annex I-11

CUSIP number borne by such shares of Company Common Stock at the time of submission of the Election Form and Letter of Transmittal and those shares will thereupon become transferable on the stock transfer books and ledger of the Company with such reassigned CUSIP number and (iii) to the extent any shares of Company Common Stock in respect of which such Rolling Share Election was revoked were represented by Certificate(s), the Company intends promptly to provide the applicable Company Stockholder with Certificate(s) (or replacement Certificate(s)) representing such shares without any Rolling Company Share CUSIP Legend (if applicable, in exchange for Certificates representing such shares containing a Rolling Company Share CUSIP Legend), all in accordance with such procedures as the Company and Parent shall determine to be necessary or appropriate. The Exchange Agent and the Company intend to facilitate the prompt return of Certificate(s) (or replacement Certificate(s)) representing such shares without any Rolling Company Share CUSIP in the event of a valid termination of the Merger Agreement or in the event a Rolling Share Election is revoked in whole or in part by the Company and/or Parent.

5.    Method of Delivery: Your Election Form and Letter of Transmittal, together with your Certificate(s) (or an appropriate guarantee of delivery of such Certificate(s) in the manner described in Instruction 13) or Book-Entry Confirmation, as applicable, must be delivered to the Exchange Agent. Do not send them to the Company. The method of delivery (mail or overnight delivery service) of Certificate(s) to be surrendered to the Exchange Agent at the address set forth on the front of this Election Form and Letter of Transmittal is at the option and risk of the surrendering Company Stockholder. Delivery will be deemed effective only when received by the Exchange Agent. If the Certificate(s) are sent by mail, registered mail with return receipt requested and properly insured is suggested. A return envelope is enclosed.

6.    Shares Issued In the Same Name: If any Certificate(s) (or replacement Certificate(s)) representing Rolling Company Shares bearing the Rolling Company Share CUSIP Legend are to be returned in the same name as it appears on the registered holder’s book-entry account or as is inscribed on the surrendered Certificate(s) (if any), this Election Form and Letter of Transmittal must be completed and signed exactly as the name(s) appear(s) on the surrendered Certificate(s), in the case of certificated shares of Company Common Stock, or exactly as the surrendered shares of Company Common Stock are registered in the Company’s transfer records, in the case of book-entry shares of Company Common Stock. Do not sign the Certificate(s) surrendered herewith (and signature guarantees are not required on this Election Form and Letter of Transmittal), in each case if (i) such Certificate(s) are submitted by the registered owner of the shares represented by such Certificate(s) who has not completed the section entitled “Special Issuance Instructions” or (ii) such Certificate(s) are submitted for the account of an Eligible Institution. If any of the shares surrendered hereby are owned by two or more joint owners, all such owners must sign this Election Form and Letter of Transmittal exactly as written on the face of the Certificate(s). If any shares are registered in different names on several Certificates or book-entry accounts, it will be necessary to complete, sign and submit as many separate Election Forms and Letters of Transmittal as there are different registrations of the Certificates or book-entry accounts. Election Forms and Letters of Transmittal executed by trustees, executors, administrators, guardians, officers of corporations, or others acting in a fiduciary capacity who are not identified as such on the applicable registration must be accompanied by proper evidence of the signing person’s authority to act.

7.    Special Issuance Instructions: If any Certificate(s) (or replacement Certificate(s)) representing Rolling Company Shares bearing the Rolling Company Share CUSIP Legend are to be returned to any person, or registered in the name of any person other than the person(s) whose name(s) appear(s) on the registered holder’s book-entry account or as is inscribed on the surrendered Certificate(s), indicate the name(s) and address in the box related to this instruction above. The stockholder(s) named will be considered the record owner(s) and must complete the section entitled “Signatures Required.”

If the section entitled “Special Issuance Instructions” is completed, then signatures on this Election Form and Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution”(as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended) (each an “Eligible Institution”).

If the surrendered Certificate(s) representing shares of Company Common Stock that became Rolling Company Shares are registered in the name of a person other than the person signing this Election Form and Letter of Transmittal, or if return of Certificate(s) representing shares of Company Common Stock that became Rolling Company Shares, the Certificate(s) (or replacement Certificate(s)) representing such Rolling Company Shares bearing the Rolling

Annex I-12

Company Share CUSIP Legend is to be made to a person other than the person signing this Election Form and Letter of Transmittal or if the return of Certificate(s) representing shares of Company Common Stock that became Rolling Company Shares, the Certificate(s) (or replacement Certificate(s)) representing such Rolling Company Shares bearing the Rolling Company Share CUSIP Legend is to be made to a person other than the registered owner(s), then the surrendered Certificate(s) must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owners appear on such Certificate(s) or stock power(s), with the signatures on the Certificate(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

8.    Special Delivery Instructions: If any Certificate(s) (or replacement Certificate(s)) representing Rolling Company Shares bearing the Rolling Company Share CUSIP Legend are to be delivered to the registered holders at an address other than that appearing on this Election Form and Letter of Transmittal indicate the name(s) and address in the box related to this instruction above. In addition, signatures on this Election Form and Letter of Transmittal must be guaranteed by an Eligible Institution.

9.    Registration Rights Agreement: If you make a Rolling Share Election with respect to all or a portion of your shares of Company Common Stock and wish to elect to enter into the Registration Rights Agreement, you must complete, execute and return the enclosed joinder agreement to Registration Rights Agreement (the “Rolling Holder Joinder Agreement”). Only those Company Stockholders that agree to be bound by the Registration Rights Agreement by executing and delivering a joinder thereto (either by executing and delivering the Rolling Holder Joinder Agreement enclosed with this Election Form and Letter of Transmittal or such other means as the Company may provide prior to the Company Effective Time) no later than five (5) Business Days after the Company Effective Time will have the benefit of the registration rights contemplated by the Registration Rights Agreement. The terms of the Registration Rights Agreement will also require the Rolling Holders party thereto to abide by certain confidentiality, trading and other restrictions and obligations in relation to notifications, discussions and other information pursuant thereto (including, in respect of certain underwritten offerings, by entering into applicable lockup agreements). Certain of these restrictions and obligations will apply to each Rolling Holder regardless of whether such Rolling Holder elects to exercise its piggyback rights in connection with a particular offering. For a full discussion of the Registration Rights Agreement, please see the Proxy Statement, including the section entitled “Registration Rights Agreement,” and the form of the Registration Rights Agreement attached as Annex F to the Proxy Statement.

10.  Sale or Transfer of Shares of Company Common Stock: By signing and submitting this Election Form and Letter of Transmittal, you agree not to effect any sales or other transfers of the shares of Company Common Stock relating to your Rolling Share Election from the time of submission of this Election Form and Letter of Transmittal until the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) such time after the Election Deadline at which Company will have assigned to such Rolling Company Shares the Rolling Company Share CUSIP and (iii) the proper revocation of a Rolling Share Election to which such shares of Company Common Stock relate in accordance with these Instructions; provided that if a Rolling Share Election is revoked only in part, you may only effect a sale or other transfer of the shares of Company Common Stock not bearing the Rolling Company Share CUSIP in respect of which such Rolling Share Election was revoked.

11.  Waiver of Appraisal Rights: Upon submission of an Election Form and Letter of Transmittal (along with any Certificate(s)), the submitting Company Stockholder will be deemed to have waived the right to seek appraisal rights in respect of the shares of Company Common Stock in respect of which such submitting Company Stockholder makes a Rolling Share Election to the extent such rights are available under Section 262 of the General Corporation Law of the State of Delaware in accordance with the terms of Merger Agreement, and to have validly revoked any prior demand for appraisal rights, with respect to the shares of Company Common Stock in respect of which such submitting Company Stockholder makes a Rolling Share Election, unless the Election Form and Letter of Transmittal is validly revoked before the Election Deadline.

12.  Lost, Stolen, Misplaced or Destroyed Stock Certificates: If your Certificate(s) have been lost, stolen, misplaced or destroyed, contact EQ at [•] prior to submitting this Election Form and Letter of Transmittal. EQ will instruct you on the steps that must be taken in order to replace the lost, stolen, misplaced or destroyed Certificate(s) with new Certificates. The Election Form and Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, stolen, misplaced or destroyed Certificates have been followed. See Instruction 13 and the Notice of Guaranteed Delivery accompanying this Election Form and Letter of Transmittal.

Annex I-13

13.  Notice of Guaranteed Delivery: If your Certificate(s) are not immediately available or cannot be delivered to the Exchange Agent by the Election Deadline, you may still submit an election by properly completing the enclosed Notice of Guaranteed Delivery and having it duly executed by an Eligible Institution (subject to the condition that the Certificate(s) are in fact delivered to the Exchange Agent within five (5) Business Days after receipt by the Exchange Agent of the Notice of Guaranteed Delivery ) (the “Guaranteed Delivery Deadline”) and returning it, along with a properly completed and signed Election Form and Letter of Transmittal, to the Exchange Agent prior to the Election Deadline. If the Exchange Agent does not receive a properly completed Election Form and Letter of Transmittal accompanied by a Notice of Guaranteed Delivery with respect to your shares of Company Common Stock by the Election Deadline and the Certificate(s) with respect to such shares by the Guaranteed Delivery Deadline, then you will be deemed to have not made a Rolling Share Election with respect to any of your shares of Company Common Stock.

Annex I-14

NOTICE OF GUARANTEED DELIVERY
OF SHARES OF COMMON STOCK OF BALLY’S CORPORATION

This form, or a facsimile transmission of this form, must be used in connection with your election if the delivery of stock certificate(s), if any, representing the shares of common stock, par value $0.01 per share, of Bally’s Corporation (the “Company Common Stock”) cannot be completed prior to the Election Deadline.

This form may be delivered to the Exchange Agent by mail or facsimile transmission, and must be received by the Exchange Agent on or before 5:00 P.M., Eastern Time, on [•], 2024 (or such later deadline as may be announced by the Company) (as applicable, the “Election Deadline”).

The Exchange Agent is:

Equiniti Trust Company, LLC

If delivering by mail or courier: Equiniti Trust Company, LLC 55 Challenger Road Suite # 200 Ridgefield Park, New Jersey 07660 Attn: Reorganization Department	By facsimile transmission: for Eligible Institutions Only: Fax: [•] Phone to confirm receipt: [•]

THE ABOVE FAX NUMBER CAN ONLY BE USED FOR DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY. ANY TRANSMISSION OF OTHER MATERIALS WILL NOT BE ACCEPTED AND WILL NOT BE CONSIDERED A VALID SUBMISSION FOR THE ELECTION.

Delivery of this form to an address other than as set forth above (or facsimile transmission to a number other than the one listed above) does not constitute a valid delivery.

The undersigned hereby surrenders to the Exchange Agent the number of shares of Company Common Stock set forth below, upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of July 25, 2024 (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated August 27, 2024, as further amended by Amendment No. 2 to the Agreement and Plan of Merger, dated [•], 2024 and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Bally’s Corporation (the “Company” or “Bally’s”), SG Parent LLC, The Queen Casino & Entertainment, Inc., Epsilon Sub I, Inc., a wholly owned subsidiary of the Company, Epsilon Sub II, Inc., a wholly owned subsidiary of the Company, and, solely for purposes of specified provisions of the Merger Agreement, SG CQ Gaming LLC, and described in the definitive proxy statement, dated [•], 2024, and the related Election Form and Letter of Transmittal, receipt of which are hereby acknowledged.

Number of Shares Surrendered:
Certificate No(s):
Name(s) of Record Holder(s):
Address:
Telephone Number:
Social Security Number or Employer Identification Number:
Date:

Signature(s)

Annex I-15

GUARANTEE

The undersigned, a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution”(as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended) (each an “Eligible Institution”) hereby guarantees to surrender the stock certificate(s) representing shares of Company Common Stock, within five (5) Business Days after receipt by the Exchange Agent of this Notice of Guaranteed Delivery.

The Eligible Institution that completes this form must communicate the guarantee to the Exchange Agent and must deliver the certificates representing shares of Company Common Stock to the Exchange Agent within the time period set forth herein. Failure to do so could result in a financial loss to such Eligible Institution.

Name of Firm:	Authorized Signature

Address:	Name:
Title:

Telephone Number:	Date:

This form is not to be used to guarantee signatures. If a signature on the Election Form requires a Medallion Signature Guarantee, such guarantee must appear in the applicable space provided on the Election Form. If you have any questions regarding the election materials, please call [PROXY SOLICITOR / INFORMATION AGENT] at [•] or toll-free at [•].

Annex I-16

Annex J

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement No. 333-228973 on Form S-4, Registration Statement Nos. 333-263437, 333-256435, and 333-230675 on Form S-8, and Registration Statement Nos. 333-278665, 333-254450 and 333-254448 on Form S-3 of our report dated March 30, 2024, except for Note 3 and Note 23 as to which the date is August 23, 2024, with respect to our audits of the consolidated financial statements of The Queen Casino & Entertainment Inc. as of December 31, 2023 and 2022, and for the years ended December 31, 2023, 2022 and 2021, which report appears in this preliminary proxy statement.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

September 30, 2024

Annex J-1

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION Vote by Internet QUICK EASY IMMEDIATE 24 Hours a Day, 7 Days a Week or by Mail YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. BALLY’S CORPORATION Your Internet vote authorizes the named proxies marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on [], 2024 INTERNET [] Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend; [] PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED Please mark your votes like this PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. AND 4. 1. To adopt that certain Agreement and Plan of Merger, dated as of July 25, 2024, (as it has been or may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among SG Parent LLC, a Delaware limited liability company (“Parent”), The Queen Casino & Entertainment, Inc., a Delaware corporation and affiliate of Parent, Bally’s Corporation, a Delaware corporation (the “Company”), Epsilon Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company, Epsilon Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and, solely for purposes of specified provisions of the Merger Agreement, SG CQ Gaming LLC, a Delaware limited liability company (the “Merger Proposal”). 2. To approve, on a non-binding, advisory basis, the compensation that will or may become payable by the Company to its named executive officers in connection with the transactions contemplated by the Merger Agreement (the “Advisory Compensation Proposal”). 3. To adjourn the Special Meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”). FOR AGAINST ABSTAIN CONTROL NUMBER Signature Signature, if held jointly Date , 2024 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders To view the notice and proxy statement, please go to: [ ] FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS BALLY’S CORPORATION The undersigned appoints Marcus Glover, Craig L. Eaton, and Kim Barker, and each of them as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Bally’s Corporation held of record by the undersigned at the close of business on [ ] at the Special Meeting of Stockholders of Bally’s Corporation to be held on [ ], or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED “FOR” SUCH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued and to be marked, dated and signed, on the other side)